As filed with the Securities and Exchange Commission on February 16, 2016.

Registration No. 333- _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lilis Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1311	74-3231613
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

216 16th Street, Suite #1350

Denver, Colorado 80202

(303) 893-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Abraham Mirman

Chief Executive Officer

Denver, Colorado 80202

(303) 893-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael A. Hedge Nicholas M. Look K&L Gates LLP 1 Park Plaza, Twelfth Floor Irvine, California 92614 (949) 623-3519	Dean M. Colucci James T. Seery LeClairRyan, A Professional Corporation 885 Third Avenue New York, New York 10022 (973) 491-3308

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Common Stock, par value $.0001 per share	56,551,185	N/A	$9,048,189.60	$911.16

(1)	This Registration Statement relates to common stock, par value $0.0001 per share, of the registrant issuable to holders of common stock, par value $0.001 per share (“Brushy common stock”), of Brushy Resources, Inc., a Delaware corporation (“Brushy”) (formerly known as Starboard Resources, Inc.), pursuant to the Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016, by and among Lilis Energy, Inc., a Nevada corporation (“Lilis”), Lilis’s wholly-owned subsidiary, Lilis Merger Sub, Inc., a Delaware corporation, and Brushy.
(2)	Represents the maximum number of shares of common stock of Lilis estimated to be issuable to former stockholders of Brushy upon the closing of the merger described herein, based on the number of shares of common stock of Brushy outstanding as of December 29, 2015, and the exchange of all such outstanding shares of common stock of Brushy for, in the aggregate, 56,551,185 shares of common stock of Lilis pursuant to the merger agreement described herein.
(3)	Computed pursuant to Rules 457(c) and 457(f) of the Securities Act of 1933, as amended (the “Securities Act”), and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is the product of (i) $0.16, the average of the high and low prices per share of Lilis common stock as reported on the Nasdaq Stock Market on February 10, 2016 and (ii) 56,551,185, the maximum total number of shares of Lilis common stock potentially issuable or expected to be issued in connection with the merger described herein.
(4)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Lilis Energy, Inc. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 16, 2016

Dear Lilis Energy, Inc. and Brushy Resources, Inc. Stockholders:

Lilis Energy, Inc., which we refer to as Lilis, and Brushy Resources, Inc. (formerly known as Starboard Resources, Inc.), which we refer to as Brushy, have entered into an Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016, and as it may be further amended from time to time, which we refer to as the merger agreement, by and among Lilis, Lilis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Lilis, which we refer to as Merger Sub, and Brushy, and which is attached as Annexes A.1 and A.2 to this joint proxy statement/prospectus and incorporated herein by reference.

Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub shall be merged with and into Brushy, which we refer to as the merger, in accordance with the Delaware General Corporation Law, which we refer to as the DGCL. Upon the merger, the separate corporate existence of Merger Sub shall cease and Brushy shall continue as the surviving corporation under Delaware law and as a wholly owned subsidiary of Lilis. The obligations of Lilis and Brushy to effect the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. If the merger is completed pursuant to the merger agreement, Brushy stockholders will receive an aggregate of 56,551,185 shares of Lilis common stock, which we collectively refer to as the merger consideration, for all shares of Brushy common stock held immediately prior to the effective time. The merger consideration is fixed and will not be adjusted to reflect changes in the stock price of Lilis common stock. The dollar value of this Lilis common stock will change depending on fluctuations in the market price and will not be known at the time Brushy stockholders vote on the merger.

In connection with the proposed transaction, Lilis and Brushy will each hold a special meeting of their respective stockholders. At Lilis’s special meeting, Lilis stockholders will be asked to consider and vote on (i) a proposal to approve and adopt the merger agreement and the transactions contemplated thereby; (ii) a proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan; (iii) a proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures; (iv) a proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock; (v) a proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, (vi) a proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock; (vii) a proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock; and (viii) a proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting.

At Brushy’s special meeting, Brushy stockholders will be asked to vote on (i) a proposal to approve and adopt the merger agreement; and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement. Based on 12,711,986shares of Brushy common stock outstanding as of the date of this joint proxy statement/prospectus, holders of Brushy common stock would receive approximately 4.4487 shares of Lilis common stock (rounded down to the nearest share in lieu of any fractional shares, and without giving effect to any reverse stock split of Lilis shares) for each share of Brushy common stock they own.

Additionally, the pro rata portion of the merger consideration to be received is dependent upon the number of shares of Lilis common stock issued and outstanding immediately prior to the effective time of the merger, after giving effect to a reverse stock split, which we refer to as the Lilis Stock Split. Consequently, the exact number of shares of Lilis common stock to be received as a result of the merger by holders of Brushy common stock will not be known at the time Brushy stockholders vote on the merger agreement.

The board of directors of Lilis unanimously: (i) has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Lilis and its stockholders; (ii) has approved the merger agreement and the other transactions contemplated thereby; (iii) recommends that the stockholders of Lilis vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby; (iv) recommends that the stockholders of Lilis vote “FOR” the proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan; (v) recommends that the stockholders of Lilis vote “FOR” the proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures; (vi) recommends that the stockholders of Lilis vote “FOR” the proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock; (vii) recommends that the stockholders of Lilis vote “FOR” the proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock; (viii) recommends that the stockholders of Lilis vote “FOR” the proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock; (ix) recommends that the stockholders of Lilis vote “FOR” the proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock; and (x) recommends that the stockholders of Lilis vote “FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting.

Approval and adoption of the merger agreement and the transactions contemplated thereby, and the approval of the proposals related to (i) the approval and adoption of the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, (ii) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, (iii) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, (iv) the approval of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase common stock, as set forth in Proposal 7, and (v) the authorization of the Lilis’s board of directors to adjourn the special meeting, each requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on such matters, provided that a quorum exists at the special meeting. The approval of the proposal related to the Lilis Stock Split, as set forth in Proposal 6, requires the affirmative vote of a majority of the issued and outstanding shares of Lilis common stock. The approval of the proposal related to the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, requires the affirmative vote of a majority of the issued and outstanding shares of Lilis Series A 8% Convertible Preferred Stock.

Because of their mutual dependence, if the proposal to approve and adopt the merger agreement or the proposals related to (i) the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, (ii) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, (iii) the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, and (iv) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, are not all approved, then none will be deemed to have been approved.

The board of directors of Brushy unanimously: (a) has determined that the merger agreement, the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Brushy and its stockholders; (b) has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; (c) has directed that the merger agreement be submitted to a vote of the Brushy stockholders at the Brushy special meeting; (d) recommends that the stockholders of Brushy vote “FOR” the proposal to approve and adopt the merger agreement, and (e) recommends that the stockholders of Brushy vote “FOR” any proposal to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting. Approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Brushy common stock. The affirmative vote of a majority of the votes cast by holders of common stock at the Brushy special meeting is required to approve any proposal to adjourn the Brushy special meeting.

Your vote is important. The merger cannot be completed unless Brushy stockholders approve and adopt the merger agreement and Lilis stockholders approve and adopt the merger agreement and approve the proposals related to the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, and the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, at their respective stockholder meetings. The obligations of Lilis and Brushy to complete the merger are also subject to the satisfaction or waiver of certain conditions. The places, dates and times of the respective stockholder meetings of Lilis and Brushy are as follows:

For Lilis stockholders: [-] [-] a.m. local time [-], 2016	For Brushy stockholders: [-] [-] a.m. local time [-], 2016

This joint proxy statement/prospectus gives you detailed information about the respective stockholder meetings of Lilis and Brushy and the matters proposed to be considered and acted upon at the meetings. We urge you to read this joint proxy statement/prospectus carefully, including “Risk Factors” beginning on page 32 for a discussion of the risks relating to the merger and other matters. Whether or not you plan to attend your meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by either completing and submitting the enclosed proxy card or voting using the telephone or Internet voting procedures described on your proxy card.

Lilis’s common stock is listed on the Nasdaq Stock Market under the symbol “LLEX” and the closing price of Lilis’s common stock on [       ], 2016 was $[        ] per share. There is no public market for Brushy’s securities.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosures in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [-], 2016 and is first being mailed to Lilis stockholders and Brushy stockholders on or about [-], 2016.

LILIS ENERGY, INC.

216 16th Street, Suite #1350

Denver, Colorado

(303) 893-9000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [-], 2016

To the Stockholders of Lilis Energy, Inc.:

We are pleased to invite you to attend a special meeting of the stockholders of Lilis, which will be held at [-], on [-], 2016 at [-] a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016, and as it may be further amended from time to time, by and among Lilis, Merger Sub and Brushy and the transactions contemplated thereby;

2.	To approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan;

3.	To approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures;

4.	To approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock;

5.	To approve the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock;

6.	To ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock;

7.	To approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock; and

8.	To consider and vote on any proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting.

We do not expect to transact any other business at the special meeting. Lilis’s board of directors has fixed the close of business on [-], 2016 as the record date for determining those Lilis stockholders entitled to vote at the special meeting and any adjournment or postponement thereof. Accordingly, only Lilis stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. A complete list of the Lilis stockholders will be available for examination at the offices of Lilis in Denver, Colorado, during ordinary business hours for a period of 10 days prior to the special meeting.

The board of directors of Lilis recommends that Lilis stockholders vote “FOR” each of the proposals to be voted on at the special meeting.

We cordially invite you to attend the special meeting in person. However, to ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your proxy may be revoked at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the matters to be voted on at the meeting.

By Order of the Board of Directors

Abraham Mirman
Chief Executive Officer/Director

Denver, Colorado

[-], 2016

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR TO VOTE BY TELEPHONE OR ON THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

BRUSHY RESOURCES, INC.

300 E. Sonterra, Suite 1220
San Antonio, TX 78258

(210) 999-5400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [-], 2016

To the Stockholders of Brushy Resources, Inc.:

We are pleased to invite you to attend a special meeting of the stockholders of Brushy, which will be held at [-], on [-], 2016 at [-] a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016, and as it may be further amended from time to time, by and among Lilis, Merger Sub and Brushy; and

2.	To consider and vote on any proposal to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement.

We do not expect to transact any other business at the special meeting. Brushy’s board of directors has fixed the close of business on [-], 2016 as the record date for determining those Brushy stockholders entitled to vote at the special meeting and any adjournment or postponement thereof. Accordingly, only Brushy stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. A complete list of the Brushy stockholders will be available for examination at the offices of Brushy in San Antonio, Texas, during ordinary business hours for a period of 10 days prior to the special meeting.

The board of directors of Brushy recommends that Brushy stockholders vote “FOR” each of the proposals to be considered at the special meeting.

Under the DGCL if the merger is completed, holders of Brushy common stock who do not vote in favor of approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other DGCL procedures and requirements explained in the accompanying joint proxy statement/prospectus. A copy of Section 262 of the DGCL is attached to the joint proxy statement/prospectus as Annex D.

We cordially invite you to attend the special meeting in person. However, to ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the matters to be voted on at the meeting.

By Order of the Board of Directors

Michael Pawelek
Chief Executive Officer

San Antonio, Texas

[-], 2016

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR TO VOTE BY TELEPHONE OR ON THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Lilis that is not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 195. This information is available to you without charge upon your written or oral request to:

Lilis Energy, Inc.

216 16th Street, Suite #1350

Denver, Colorado 80202

(303) 893-9000

Attention: Corporate Secretary

You also may obtain certain documents relating to Lilis at the Securities and Exchange Commission’s website, www.sec.gov, and you may obtain certain of these documents at Lilis’s website, www.lilisenergy.com, by selecting “Investors,” then selecting “Financial Information” and then selecting “SEC Filings.” Information contained on the Lilis website is expressly not incorporated by reference into this joint proxy statement/prospectus. To receive timely delivery of the documents in advance of the Lilis special meeting of stockholders, your request should be received no later than [-], 2016.

You also may obtain certain documents relating to Brushy at the Securities and Exchange Commission’s website, www.sec.gov, and you may obtain certain of these documents at Brushy’s website, www.starboardresources.com, by selecting “Investors,” and then selecting “SEC Filings.” Information contained on the Brushy website is expressly not incorporated by reference into this joint proxy statement/prospectus. To receive timely delivery of the documents in advance of the Brushy special meeting of stockholders, your request should be received no later than [-], 2016.

Brushy’s board of directors is using this joint proxy statement/prospectus to solicit proxies from Brushy’s stockholders in connection with the merger agreement and the merger. Lilis’s board of directors is using this joint proxy statement/prospectus to solicit proxies from Lilis’s stockholders in connection with the merger agreement, the merger, the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, approval of the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, approval of the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, the Lilis Stock Split, the approval of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase common stock, and also as a prospectus for stockholders of Brushy because Lilis is offering shares of its common stock to be issued in exchange for shares of Brushy common stock in the merger.

PROPOSAL 7: TO APPROVE THE POTENTIAL ISSUANCE OF 20% OR MORE OF LILIS’S OUTSTANDING COMMON STOCK UNDER LILIS’S UNSECURED SUBORDINATED CONVERTIBLE NOTES AND WARRANTS TO PURCHASE TO COMMON STOCK	190
COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF LILIS AND BRUSHY	192
LEGAL MATTERS	195
EXPERTS	195
HOUSEHOLDING	195
WHERE YOU CAN FIND MORE INFORMATION	196
GLOSSARY OF OIL AND GAS TERMS	198
INDEX TO FINANCIAL STATEMENTS	201

Annex A.1	Agreement and Plan of Merger, dated as of December 29, 2015, by and among Brushy Resources, Inc., Lilis Energy, Inc. and Lilis Merger Sub, Inc.
Annex A.2	First Amendment to Agreement and Plan of Merger, dated as of January 20, 2016, by and among Brushy Resources, Inc., Lilis Energy, Inc. and Lilis Merger Sub, Inc.
Annex B.1	Voting Agreement of SOSventures, LLC
Annex B.2	Voting Agreement of the Longview Entities
Annex C	Opinion of ROTH Capital Partners, LLC
Annex D	Section 262 of the Delaware General Corporation Law
Annex E	Lilis Energy, Inc. 2016 Omnibus Incentive Plan
Annex F	Form of Amendment to Lilis’s Certificate of Designation
Annex G	Debenture Conversion Agreement
Annex H.1	Form of Convertible Note
Annex H.2	Form of Warrant
Annex H.3	Form of Convertible Note Purchase Agreement
Annex H.4	Form of Note Exchange Agreement

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

Q:         What is the proposed merger transaction?

A:         Lilis and Brushy have entered into a merger agreement pursuant to which Merger Sub will merge with and into Brushy with Brushy surviving the merger as a wholly owned subsidiary of Lilis. At the effective time of the merger, each issued and outstanding share of Brushy common stock (other than treasury stock and any dissenting shares) will be converted automatically into the right to receive a pro rata portion of 56,551,185 shares of Lilis common stock, par value $0.0001, after giving effect to the proposed reverse stock split of the outstanding common stock of Lilis, as described under “The Merger Agreement—Merger Consideration” beginning on page [—]. After the merger, former holders of Brushy common stock will own approximately 50.0% of Lilis’s common stock then outstanding and holders of Lilis’s common stock will own approximately 50.0% of Lilis’s common stock then outstanding.

Q:         Why are Lilis and Brushy proposing the merger?

A:          The boards of directors of Lilis and Brushy have each concluded that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of their respective stockholders.

As set forth in greater detail elsewhere in this joint proxy statement/prospectus, Lilis’s board of directors considered many factors in making its recommendations to Lilis’s stockholders. Among the factors considered by Lilis’s board of directors were:

●	that the location and predominant nature of Brushy’s oil and gas properties are consistent with Lilis’s strategy to focus its efforts on oil and gas properties in similar areas;

●	that the combined company would have an important presence in two attractive areas: the Denver Julesburg Basin in Wattenberg Field, Colorado and the Delaware Basin of the Permian Basin in southwest New Mexico and west Texas;

●	that Lilis’s existing knowledge and experience with respect to similar reservoirs should be applicable to Brushy’s assets;

●	the combination will increase estimated proved reserves and production;

●	the complementary nature of the two companies’ respective asset bases, which is expected to permit the combined company to compete more effectively with other exploration and production companies;

●	the combined experience of Lilis’s management team, which has significant experience in capital raising activities for public companies and successfully growing exploration and production companies, together with Brushy’s management team, which has significant expertise in operations, would create a synergistic management structure and allow the combined company to have sufficient resources to continue with its exploration activities;

●	that the merger would significantly increase Lilis’s estimated prospects by gaining access to mature geological concepts in the Permian Basin developed by Brushy’s management;

●	the combined company would have a significant presence in the Permian Basin, which Lilis does not currently have, including in the Crittendon Field, as well as the ability to participate and jointly operate, along with a related party of Brushy, in the Giddings Field Assets;

●	that the combined company should have greater oil and gas exploration and production strengths and should be able to pursue future strategic opportunities that might not otherwise be possible to Lilis on its own;

1

●	Lili’s board of directors’ and management’s belief that the effect that the share ownership ratio of Lilis’s common stock (without giving effect to the exercise of any outstanding options or warrants to purchase equity securities of Lilis or Brushy) as between the stockholders of Lilis and the stockholders of Brushy, upon the issuance of the merger consideration upon the closing of the merger, is fair, from a financial point of view, to Lilis;

●	the pro forma financial condition, prospects, and opportunities of the combined company;

●	the ability of each company to separately refinance its indebtedness, for which each company had been in default;

●	the terms of the merger agreement and the structure of the merger, including the conditions to each party’s obligation to close;

●	that the merger agreement requires Brushy to pay a termination fee of $1,200,000, and may also require Brushy to pay an additional amount equal to the $2 million refundable deposit paid by Lilis, if the merger agreement is terminated in accordance with certain provisions of the merger agreement;

●	the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which the Lilis board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;

●	the merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide greater financial flexibility; and

●	the structure of the merger is expected to constitute a reorganization under section 368(a) of the Internal Revenue Code.

For more detailed information regarding the factors considered by Lilis’s board of directors, see “The Merger—Recommendation of Lilis’s Board of Directors and Its Reasons for the Merger” beginning on page 21.

As set forth in greater detail elsewhere in this joint proxy statement/prospectus, Brushy’s board of directors considered many factors in making its recommendations to Brushy’s stockholders. Among the factors considered by Brushy’s board of directors were:

●	Brushy is in default of several covenants of its credit facility with Independent Bank and under strict deadlines imposed by the Forbearance Agreement between the parties, executed on November 24, 2015, or the IB Forbearance Agreement, which, if not met, leave little or no options for Brushy to avoid foreclosure other than bankruptcy;

●	the pre-closing terms of the merger agreement would result in the Independent Bank credit facility being paid off before the expiration of the IB Forbearance Agreement;

●	Lilis’s strategy to focus its efforts on oil and gas properties are consistent with the location and predominant nature of Brushy’s oil and gas properties are consistent with in similar areas;

●	all of Brushy’s prospects are located in the west Texas region, specifically in the Permian Basin, which is desirable to Lilis;

●	the combined company would have an important presence in two attractive areas: the Permian Basin in southwest New Mexico and west Texas, where Brushy currently owns properties, and the Denver Julesburg Basin in Wattenberg Field, Colorado, where Lilis currently owns properties;

●	the combination will increase estimated proved reserves and production;

●	the complementary nature of the two companies’ respective asset bases, which is expected to permit the combined company to compete more effectively with other exploration and production companies;

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●	the merger would benefit Brushy since Lilis’s estimated prospects would significantly increase by gaining access to mature geological concepts in the Permian Basin developed by Brushy’s management;

●	the combined company would continue to have a significant presence in the Permian Basin, which Lilis does not currently have, including in the Crittendon Field, as well as the ability to participate and jointly operate, along with a related party of Brushy, in the Giddings Field Assets;

●	the combined company should have greater oil and gas exploitation and production strengths, greater liquidity in the market for its securities and should be able to pursue future strategic opportunities that might not otherwise be possible to Brushy on its own;

●	the pro forma financial condition, prospects, and opportunities of the combined company;
●	the terms of the merger agreement and the structure of the merger, including the conditions to each party’s obligation to close;

●	the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which Brushy’s board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;

●	sale of the Giddings Field Assets, which is required by the merger agreement, will relieve $21,100,000 in liability owed to SOSventures, LLC, or SOSventures, pursuant to the subordinated credit agreement with SOSventures, dated March 29, 2013, as amended;

●	the merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide greater financial flexibility; and

●	the structure of the merger is expected to constitute a reorganization under section 368(a) of the Internal Revenue Code.

For more detailed information regarding the factors considered by Brushy’s board of directors, see “The Merger—Recommendation of Brushy’s Board of Directors and Its Reasons for the Merger” beginning on page 21.

Q:         When do you expect the merger to be completed?

A:         Lilis and Brushy hope to complete the merger as soon as reasonably practicable, subject, in part, to the receipt of necessary stockholder approvals, which are the subject of the Lilis and Brushy special meetings. Lilis and Brushy currently expect that the transaction will be completed in the first half of 2016. However, Lilis and Brushy cannot predict whether or when stockholder approval will be received. In addition, certain other conditions to the merger, some of which are outside of the control of Lilis and Brushy, may not be satisfied in the first half of 2016 or at all. In the event the merger is not completed by April 30, 2016, both Lilis and Brushy have the option to terminate the merger agreement. For a discussion of the conditions to the completion of the merger and of the termination of the merger agreement, see “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 97 and “—Termination of the Merger Agreement” beginning on page 18.

Q:         Why are Lilis stockholders being asked to approve the reverse stock split?

A:         The primary objective in proposing the reverse stock split proposed by “Proposal 6: to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock” is to raise the per share trading price of the Lilis shares. The listing standards of the Nasdaq Stock Market, or Nasdaq, require, among other things, that listed companies maintain a minimum closing bid price of $1.00 per share. On September 21, 2015, Lilis received notice from Nasdaq that it had failed to maintain compliance with the $1.00 per share minimum bid price for 30 consecutive business days, as required under Nasdaq Listing Rule 5450(a)(1). In order to regain compliance with this rule, the bid price for Lilis’s common stock must close at $1.00 per share or above for a minimum of 10 consecutive business days. Lilis has until March 21, 2016 to regain compliance with this rule or it may face delisting, subject to certain exceptions.

The Lilis board of directors believes that the reverse stock split would, among other things, increase the stock price of shares of its common stock and help Lilis avoid delisting due to non-compliance with the minimum bid price requirement.

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Unless specifically noted otherwise, the discussion in this joint proxy statement/prospectus does not reflect adjustments necessary to fully reflect the effect of the reverse stock split contemplated by “Proposal 6: to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock.” For example, all references in this joint proxy statement/prospectus to the aggregate number of Lilis shares to be issued to Brushy stockholders in connection with the merger are made before taking into account the effect of the proposed reverse stock split.

Q:         Why am I receiving this joint proxy statement/prospectus?

A:         This document is serving as both a joint proxy statement of Lilis and Brushy and a prospectus of Lilis. It is a joint proxy statement because it is being used by each of the boards of directors of Lilis and Brushy to solicit proxies from their respective stockholders. It is a prospectus because Lilis is offering shares of its common stock to be issued in exchange for shares of Brushy common stock if the merger is completed. A copy of the merger agreement, as amended, is attached as Annexes A.1 and A.2 to this joint proxy statement/prospectus.

In addition, Lilis stockholders must consider and vote upon proposals to: (i) approve and adopt the merger agreement and the transactions contemplated thereby; (ii) approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan; (iii) approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures; (iv) approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock; (v) approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock; (vi) to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock; (vii) to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock; and (viii) to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting.

The Brushy stockholders must consider and vote upon proposals to approve and adopt the merger agreement and to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement.

Lilis and Brushy will hold separate special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meetings of the stockholders of Lilis and Brushy, and you should read it carefully. The enclosed voting materials allow you to vote your shares of Lilis common stock, Lilis Series A 8% Convertible Preferred Stock and/or Brushy common stock, as applicable, without attending the applicable special meetings.

Your vote is very important. We encourage you to submit your proxy as promptly as possible. Lilis and Brushy cannot complete the merger unless (i) Lilis stockholders approve the share issuance and (ii) Brushy stockholders adopt the merger agreement.

Q:         What happens if Lilis stockholders fail to approve the issuance of shares of Lilis common stock as contemplated by the merger agreement?

A:         In this circumstance, either party is permitted to terminate the merger agreement, however, in the event of termination in this circumstance, Lilis is not required to pay a termination fee to Brushy. See “The Merger Agreement—Termination of the Merger Agreement; Fees Payable” beginning on page 18 of this joint proxy statement/prospectus.

Q:         What happens if Brushy stockholders fail to adopt the merger agreement and the transactions contemplated thereby?

A:         In this circumstance, either party is permitted to terminate the merger agreement, however, in the event of termination in this circumstance, Brushy is not required to pay a termination fee to Lilis. See “The Merger Agreement—Termination of the Merger Agreement; Fees Payable” beginning on page 18 of this joint proxy statement/prospectus.

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Q:         When and where is the special meeting of Lilis stockholders?

A:         Lilis’s special meeting will be held at [-] on [-], 2016 at [-] a.m., local time.

Q:         When and where is the special meeting of Brushy stockholders?

A:         Brushy’s special meeting will be held at [-] on [-], 2016 at [-] a.m., local time.

Q:         Who can vote at the special meeting?

A:         All holders of Lilis common stock and Series A 8% Convertible Preferred Stock of record as of the close of business on [-], 2016, the record date for determining the stockholders entitled to notice of and to vote at Lilis’s special meeting, are entitled to receive notice of and to vote at Lilis’s special meeting. As of the record date, there were (i) [-] shares of Lilis common stock outstanding and entitled to vote at the Lilis special meeting, held by approximately [-] holders of record and (ii) [-] shares of Lilis Series A 8% Convertible Preferred Stock outstanding and entitled to vote at the Lilis special meeting, held by approximately [-] holders of record. Each share of Lilis common stock and Lilis Series A 8% Convertible Preferred Stock is entitled to one vote on any proposal presented at Lilis’s special meeting for which such stockholder is entitled to vote.

All holders of Brushy common stock of record as of the close of business on [-], 2016, the record date for determining common stockholders entitled to notice of and to vote at Brushy’s special meeting, are entitled to receive notice of and to vote at Brushy’s special meeting. As of the record date, there were [-] shares of Brushy’s common stock outstanding and entitled to vote at the Brushy special meeting, held by approximately [-] holders of record. Each share of Brushy common stock is entitled to one vote on each proposal presented at Brushy’s special meeting.

Q:         What happens if I sell my shares after the record date but before the special meeting?

A:         The record date for the Lilis special meeting is earlier than the date of the Lilis special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer shares of Lilis common stock or Series A 8% Convertible Preferred Stock after the record date but before the date of the Lilis special meeting, you will retain your right to vote those shares at the Lilis special meeting.

The record date for the Brushy special meeting is earlier than the date of the Brushy special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer shares of Brushy common stock after the record date but before the date of the Brushy special meeting, you will retain your right to vote those shares at the Brushy special meeting. However, you will not have the right to receive the merger consideration in respect of those shares. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:         What constitutes a quorum?

A:         The Lilis bylaws provide that a majority of Lilis’s stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum at a meeting of its stockholders for the transaction of business.

The Brushy bylaws provide that a majority of the outstanding shares of Brushy common stock entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of its stockholders.

Shares that are voted and shares abstaining from voting are treated as being present at each of the Lilis special meeting and the Brushy special meeting, as applicable, for purposes of determining whether a quorum is present.

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If you do not submit your proxy by telephone, the Internet, or return your signed proxy card(s) by mail or vote in person at your special meeting, it will be more difficult for Lilis and Brushy to obtain the necessary quorum to hold their respective special meetings and to obtain the stockholder approvals necessary for the completion of the merger.

Q:         What vote is required to approve the proposals at Lilis’s special meeting and Brushy’s special meeting?

A:         Approval and adoption of the merger agreement and the transactions contemplated thereby, and the approval of the proposals related to (i) the approval and adoption of the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, (ii) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, (iii) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, (iv) the approval of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase common stock, as set forth in Proposal 7, and (v) the authorization of the Lilis’s board of directors to adjourn the special meeting, each requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on such matters, provided that a quorum exists at the special meeting.

The approval of the proposal related to the Lilis Stock Split, as set forth in Proposal 6, requires the affirmative vote of a majority of the issued and outstanding shares of Lilis common stock.

The approval of the proposal related to the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, requires the affirmative vote of a majority of the issued and outstanding shares of Lilis Series A 8% Convertible Preferred Stock.

Because of their mutual dependence, if the proposal to approve and adopt the merger agreement or the proposals related to (i) the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, (ii) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, (iii) the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, and (iv) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, are not all approved, then none will be deemed to have been approved.

Approval of the proposal by Brushy to approve and adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Brushy common stock. The proposal to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement at the time of the special meeting each requires the affirmative vote of the holders of at least a majority of the outstanding shares of Brushy common stock represented in person or by proxy at the special meeting and entitled to vote on such proposal.

Your vote is important. We encourage you to submit your proxy as promptly as possible.

Q.          How will Brushy’s significant stockholders vote the shares owned by them?

A.          Brushy, Lilis and Merger Sub have entered into a voting agreement with certain stockholders of Brushy, which own approximately 6,270,534 shares of Brushy common stock or approximately 49% of the outstanding Brushy common stock as of the record date of the Brushy special meeting of stockholders. SOSventures, LLC. SOSventures currently owns 4,095,756 shares of Brushy common stock or approximately 32% of the outstanding Brushy common stock as of the record date of the Brushy special meeting of stockholders. Longview Marquis Fund LP, LMIF Investments LLC and SMF investments, LLC, or collectively referred to as the Longview Entities, collectively own 2,174,778 shares of Brushy common stock or approximately 17% of the outstanding Brushy common stock as of the record date of the Brushy special meeting of stockholders. The voting agreements provide that each of SOSventures and the Longview Entities will, among other things, vote its shares of Brushy’s common stock for the approval of the merger agreement and against any alternative proposal and comply with certain restrictions on the disposition of its shares. For more information regarding these voting agreements, see “Voting Agreements” beginning on page 114.

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Q:         If my shares of Lilis common stock or Series A 8% Convertible Preferred Stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares for me? What happens if I do not vote for a proposal?

A:         Unless you instruct your broker or other nominee how to vote your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, held in street name, your shares will NOT be voted. This is referred to as a “broker non-vote.” If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, held in street name by returning a proxy card directly to Lilis or Brushy or by voting in person at the Lilis or Brushy special meetings unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

If you are a Lilis stockholder, abstentions and broker non-votes will be counted in determining the presence of a quorum. In the case of the proposals to approve and adopt the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, and ratify and approve the Lilis Stock Split, as set forth in Proposal 6, abstentions and broker non-votes will have the same effect as votes cast AGAINST such proposals. In the case of the proposals to approve and adopt the merger agreement and the transactions contemplated thereby, approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, approve the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase common stock, as set forth in Proposal 7, and to authorize Lilis’s board of directors to adjourn the special meeting, abstentions will have the same effect as votes cast AGAINST such proposals, whereas broker non-votes will have no effect on the outcome such proposals.

If you are a Brushy stockholder, abstentions and broker non-votes will be counted in determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes cast AGAINST the proposal to approve and adopt the merger agreement. In the case of the proposal to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement at the time of the special meeting abstentions will have the same effect as votes cast AGAINST such proposals, whereas broker non-votes will have no effect on the outcome such proposals.

Q:         If I am a Brushy stockholder, should I send in my stock certificates with my proxy card?

A:         NO. Please DO NOT send your Brushy stock certificates with your proxy card. If the merger is approved and adopted, you will be sent written instructions for exchanging your stock certificates.

Q:         If I am a Lilis stockholder, should I send in my stock certificates with my proxy card?

A:         NO. Please DO NOT send your Lilis stock certificates with your proxy card.

Q:         What are the material U.S. federal income tax consequences of the merger to Brushy stockholders?

A:         Lilis and Brushy have structured the merger with the intent that it qualify as a “reorganization” under Sections 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code. The qualification of the merger as a reorganization depends on the application of numerous technical requirements, including whether Brushy stockholders will receive a sufficient amount of Lilis common stock to satisfy the “control” test applicable to reorganizations under Section 368(a)(2)(E) of the Code, and whether after the merger Brushy is considered as holding “substantially all” of its assets. Lilis and Brushy anticipate that it will not be possible to determine whether the control test will be satisfied until after the closing of the merger. Accordingly, neither Brushy nor Lilis can assure you at this time that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. Further, even if Lilis and Brushy later determine to take the position that the merger so qualifies, neither Lilis nor Brushy can assure you that the IRS will accept the treatment of the merger as a “reorganization.” If the IRS were to challenge such treatment and successfully contend that the merger failed to qualify as a reorganization, the merger would be a fully taxable transaction to Brushy stockholders. The requirements for reorganization treatment are discussed more fully below in “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 115.

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If for any reason the merger failed to qualify as a reorganization, the merger would be a fully taxable transaction to holders of Brushy common stock. In such case, holders of Brushy common stock generally would recognize gain or loss measured by the difference between the value of all consideration received by them in the merger and their tax basis in the shares of Brushy common stock surrendered in the merger. The aggregate tax basis in the Lilis common stock received pursuant to the merger generally would be equal to the fair market value of such stock at the time of the merger. The holding period of such Lilis common stock generally would begin on the date immediately following the date of the merger. The gain or loss recognized generally would be long-term capital gain or loss if the holder’s holding period for the Brushy common stock surrendered in the merger was more than one year.

Assuming the merger qualifies as a reorganization under Section 368 of the Code, and subject to the discussion set forth in “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 115, Brushy stockholders who exchange shares of Brushy common stock for shares of Lilis common stock pursuant to the merger generally should not recognize gain or loss in respect of the shares of Lilis common stock received in the exchange. However, if such Brushy stockholder additionally receives cash or other property in connection with the merger, such Brushy stockholder may recognize gain (but not loss) as a result of the merger in an amount equal to the lesser of the amount of the cash and the fair market value of such other property received in the merger or the excess, if any, of the sum of (i) the amount of cash, the fair market value of the Lilis common stock, and the fair market value of such other property received in the merger, over (ii) such holder’s tax basis in its Brushy common stock surrendered in exchange therefor. In addition, a taxable gain or loss may be recognized on the subsequent sale or disposition of shares of Lilis common stock received in the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular Brushy stockholder will depend in part on such stockholder’s circumstances and jurisdiction. Accordingly, Brushy stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws. For additional discussion of the tax treatment of the merger, see “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 115.

Q:         What are the material U.S. federal income tax consequences of the merger to Lilis stockholders?

A:         Lilis stockholders will not recognize a gain or loss as a result of the merger with respect to their Lilis shares, whether or not the merger qualifies as a reorganization under Section 368 of the Code.

Q:         Are there risks that I, as a Lilis stockholder, should consider in deciding to vote on the issuance of shares of Lilis common stock as contemplated by the merger agreement or, as a Brushy stockholder, should consider in deciding to vote on the adoption of the merger agreement?

A:         Yes. In evaluating the issuance of shares of Lilis common stock as contemplated by the merger agreement, or the adoption of the merger agreement and approval of the merger, you should carefully read this joint proxy statement/prospectus, including the factors discussed in the section entitled “Risk Factors” beginning on page 32 of this joint proxy statement/prospectus.

Q:         Are Brushy stockholders entitled to appraisal rights?

A:         Yes. Common stockholders of Brushy who do not vote in favor of the proposal of Brushy to approve and adopt the merger agreement will be entitled to dissent to the merger pursuant to Section 262 of the Delaware General Corporation Law, and obtain the fair value of the stockholders’ shares if such rights are properly demanded and perfected and not withdrawn or lost and the merger is completed.

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Q:         Are Lilis stockholders entitled to appraisal rights?

A:         No.

Q:         How does Lilis’s board of directors recommend that Lilis stockholders vote?

A:         Lilis’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Lilis and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. For a more complete description of the recommendation of Lilis’s board of directors, see “The Merger—Recommendation of Lilis’s Board of Directors and Its Reasons for the Merger” beginning on page 21.

Lilis’s board of directors unanimously recommends that the stockholders of Lilis vote (i) “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby; (ii) “FOR” the proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan; (iii) “FOR” the proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures; (iv) “FOR” the proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock; (v) “FOR” the proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock; (vi) “FOR” the proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock; (vii) “FOR” the proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock; and (viii) “FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting.

Q:         How does Brushy’s board of directors recommend that Brushy’s stockholders vote?

A:         Brushy’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Brushy and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and (iii) approved the proposal to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Brushy’s board of directors unanimously recommends that Brushy’s stockholders vote “FOR” the proposal to approve and adopt the merger agreement, and “FOR” any proposal to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement at the time of the special meeting. For a more complete description of the recommendation of Brushy’s board of directors, see “The Merger—Recommendation of Brushy’s Board of Directors and Its Reasons for the Merger” beginning on page 80.

Q:         How will Lilis stockholders be affected by the merger and share issuance?

A:         After the merger, each Lilis stockholder will continue to own the same number of shares of Lilis common stock that the stockholder held immediately prior to the merger. However, because Lilis will be issuing new shares of common stock to Brushy stockholders in the merger and pursuant to the proposals for the approval of the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, the approval of the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock and the approval of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock, each outstanding share of Lilis common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Lilis common stock outstanding after the merger and approval of the aforementioned proposals. As a result of the merger and approval of the aforementioned proposals, each Lilis stockholder will own a smaller percentage of shares in a larger company with more assets.

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Q:         What do I need to do now?

A:         After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of Lilis common stock, Lilis Series A 8% Convertible Preferred Stock, or Brushy common stock, as applicable, will be represented and voted at Lilis’s special meeting or Brushy’s special meeting, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at Lilis’s special meeting or Brushy’s special meeting if you later decide to attend the meeting in person. However, if your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at Lilis’s special meeting.

Q:         How will my proxy be voted?

A:         All shares of Lilis common stock and Series A 8% Convertible Preferred Stock entitled to vote and represented by properly completed proxies received prior to Lilis’s special meeting, and not revoked, will be voted at Lilis’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, should be voted on a matter, the shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, represented by your proxy will be voted as Lilis’s board of directors recommends and therefore: (a) with respect to shares of Lilis common stock (i) “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, (ii) “FOR” the proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, (iii) “FOR” the proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, (iv) “FOR” the proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, (v) “FOR” the proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock, (vi) “FOR” the proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock, and (vii) “FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting; and (b) with respect to shares of Lilis Series A 8% Convertible Preferred Stock (i) “FOR” the proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock and (ii) “FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting. If you do not provide voting instructions to your broker or other nominee, your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, will NOT be voted at the meeting and will be considered broker non-votes.

All shares of Brushy common stock entitled to vote and represented by properly completed proxies received prior to Brushy’s special meeting, and not revoked, will be voted at Brushy’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card to Brushy, but do not indicate how your shares of Brushy common stock should be voted on a matter, the shares of Brushy common stock represented by your proxy will be voted as Brushy’s board of directors recommends and therefore “FOR” the proposal to approve and adopt the merger agreement and “FOR” any proposal to authorize Brushy’s board of directors to adjourn the special meeting. If you do not provide voting instructions to Brushy, your shares of Brushy common stock will be voted “FOR” both proposals described above.

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Q:         Can I revoke my proxy or change my vote after I have delivered my proxy?

A:         Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at Lilis’s special meeting or Brushy’s special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

●	by sending a written notice to the Corporate Secretary of Lilis or the Corporate Secretary of Brushy, as applicable, at the address set forth below, in time to be received before Lilis’s special meeting or Brushy’s special meeting, as applicable, stating that you would like to revoke your proxy;
●	by completing, signing and dating another proxy card and returning it by mail in time to be received before Lilis’s special meeting or Brushy’s special meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone (in the case of Lilis stockholders) in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or
●	by attending the Lilis special meeting or the Brushy special meeting, as applicable, and voting in person. However, simply attending Lilis’s special meeting or Brushy’s special meeting without voting will not revoke your proxy or change your vote.

If your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:         What should I do if I receive more than one set of voting materials for Lilis’s special meeting?

A:         You may receive more than one set of voting materials for Lilis’s special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record and your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or if available, please submit your proxy by telephone or over the Internet.

Q:         What happens if I am a stockholder of both Lilis and Brushy?

A:         You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each company.

Q:         Who can I call with questions about the special meetings, the merger and the other matters to be voted upon?

A:         If you have any questions about these matters or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact:

If you are a Lilis stockholder:

Lilis Energy, Inc.

216 16th Street, Suite #1350

Denver, Colorado

(303) 893-9000

Attention: Corporate Secretary

If you are a Brushy stockholder:

Brushy Resources, Inc.

300 E. Sonterra, Suite 1220

San Antonio, TX 78258

(210) 999-5400

Attention: Corporate Secretary

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of Lilis and Brushy that are not historical facts and are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of the companies and on the information currently available to such management. Forward-looking statements include information concerning possible or assumed future results of Lilis, Brushy and the combined company and may be preceded by, followed by, or otherwise include the words “probable,” “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could” or similar expressions. These statements occur in, among other places:

●	“Questions and Answers About the Merger;”
●	“Summary—Selected Condensed or Consolidated Historical Financial Data of Lilis” and “—Selected Condensed or Consolidated Historical Financial Data of Brushy;”
●	“Risk Factors;”
●	“The Merger—Background of the Merger;” “—Recommendation of Lilis’s Board of Directors and Its Reasons for the Merger;” and “—Recommendation of Brushy’s Board of Directors and Its Reasons for the Merger;”
●	“The Merger—Opinion of ROTH to the Brushy Board of Directors,”
●	“Unaudited Pro Forma Condensed Combined Financial Information;” and
●	Statements contained elsewhere in this joint proxy statement/prospectus concerning Lilis’s and Brushy’s plans for the combined company’s growth and future operations or financial position.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated in the forward-looking statements due to, among others, the factors discussed under “Risk Factors” beginning on page 32 of this joint proxy statement/prospectus, as well as the following factors:

●	the possibility that the companies may be unable to obtain stockholder approvals required for the merger;
●	the possibility that problems may arise in successfully integrating the businesses of the two companies;
●	the possibility that the merger may involve unexpected costs;
●	the possibility that the businesses may suffer as a result of uncertainty surrounding the merger;
●	the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes);
●	the volatility in commodity prices for oil, gas and natural gas liquids, and in the supply of and demand for oil and natural gas;
●	the presence or recoverability of estimated oil, gas and natural gas liquids reserves and the actual future production rates and associated costs;
●	the ability of the combined company to replace oil, gas and natural gas liquids reserves;
●	environmental risks;
●	drilling and operating risks;
●	exploration and development risks;

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●	competition;
●	the ability of the combined company’s management to execute its plans to meet its goals;
●	the ability of the combined company to retain key members of its senior management and key employees;
●	the combined company’s ability to generate sufficient cash flow from operations, borrowings or other sources to fully execute its business plan;
●	general economic conditions, whether internationally, nationally or in the regional and local market areas in which Lilis and Brushy conduct their businesses, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets; and
●	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our business, operations or pricing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Lilis. See “Where You Can Find More Information” beginning on page 195 of this joint proxy statement/prospectus.

Forward-looking statements speak only as of the date of this joint proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Lilis, Brushy, the combined company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Lilis nor Brushy undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

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SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the merger and the other transactions contemplated thereby, Lilis and Brushy encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes. We have defined certain oil and gas industry terms used in this joint proxy statement/prospectus in the “Glossary of Oil and Gas Terms” beginning on page 197.

The Companies

(Pages [—] and [—])

Lilis Energy, Inc.

216 16th Street, Suite #1350

Denver, Colorado 80202

(303) 893-9000

Lilis is a Denver-based upstream independent oil and gas company engaged in the acquisition, drilling and production of oil and natural gas properties and prospects. Lilis was incorporated in August of 2007 in the State of Nevada as Universal Holdings, Inc. In October 2009, Lilis changed its name to Recovery Energy, Inc. and in December 2013, to Lilis Energy, Inc.

Lilis’s current operating activities are focused on the Denver-Julesburg Basin, or the DJ Basin, in Colorado, Wyoming and Nebraska. Lilis’s business strategy is designed to maximize shareholder value by leveraging the knowledge, expertise and experience of its management team and via the future exploration and development of the approximately [65,000] net acres of developed and undeveloped acreage that are currently held by Lilis, primarily in the northern DJ Basin.

Lilis Merger Sub, Inc.

216 16th Street, Suite #1350

Denver, Colorado 80202

(303) 893-9000

Merger Sub is a Delaware corporation and a direct wholly owned subsidiary of Lilis and was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the merger.

Brushy Resources, Inc.

300 E. Sonterra, Suite 1220

San Antonio, Texas 78258

(210) 999-5400

Overview

Brushy is an independent energy company engaged primarily in the exploration for, and development of, natural gas and crude oil reserves. Brushy generates its revenues and cash flows from two primary sources: investing activities and the proceeds from the sale of oil and gas production on properties it holds or participates in.

As of February 1, 2016, Brushy owned interests in 121 producing oil and natural gas wells, with 18 wells in the Crittendon Field. Brushy operates 117 or 97% of those wells, and Brushy’s oil and natural gas production for 2015 consisted of 180,898 bbls of oil and 779,012 Mcf of gas.

Brushy began 2014 with estimated proved reserves of 5,091 MBOE and ended the year with 6,264 MBOE, with 1,432 MBOE allocated to the Crittendon Field.

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Pre-merger Strategy

Brushy produces from operated oil and natural gas wells in the liquids rich, oil-bearing window of the Eagle Ford trend of South Texas and the nearby, oil-prone Giddings field where, in combination, it controls 16,189 gross acres (15,880 net acres). Brushy also completed a transaction on March 26, 2014 to acquire acreage in West Texas, called the Crittendon Field, and where it controls 5,160 gross acres (2,759 net acres). In addition, Brushy had material non-operated working interests in producing properties and conventional prospects located throughout Logan and McClain counties in Oklahoma, which accounted for 5,055 gross acres (1,229 net acres) prior to their sale in July 2015. The combined reserve base and net production are each over 70% oil-weighted and are currently approximately 82% held by production.

Brushy’s total proved reserves, based on its January 1, 2015 independent reserve estimate report, were 5,788 MBOE, with 1,432 MBOE allocated to the Crittendon Field, and consisting of 10,771 MMcf of natural gas, 3,993 Mbbl of oil. The PV-10 of Brushy’s proved reserves at January 1, 2015 was $128.4 million based on the average of the beginning of each month prices through December 2014 of $95.28 per Bbl for oil and condensate and $4.36 per MMBtu for natural gas. At January 1, 2015, 23% of Brushy’s estimated proved reserves were proved developed reserves and 69% of its estimated proved reserves were oil and condensate. Brushy grew its average daily production 76% from 563 BOE per day at year-end 2013 to 990 BOE per day at year-end 2014.

PV-10 estimated proved reserves is a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K and is defined on page 32 of the Brushy annual report on Form 10-K for the fiscal year ended December 31, 2014, or the 2014 Brushy Form 10-K. Reconciliation to the most directly comparable GAAP financial measure (standardized measure of discounted future net cash flows) is found in the table on page 33 of the 2014 Brushy Form 10-K. Brushy believes that PV-10 value provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies.

As part of its pre-merger strategy, Brushy focused on the following areas:

Giddings – Bastrop and Bigfoot – Texas

Brushy controls about 13,000 gross acres located within the Eagle Ford trend.  Its acreage is spread across Bastrop, Burleson, Brazos, Fayette, Lee, and Gonzales counties, which is referred to as Giddings Field.  Brushy also controls about 3,000 gross acres across Frio and Atascosa counties in southern Texas, which is referred to as the Bigfoot Area. As a condition to the merger agreement, Brushy is obligated to convey Giddings Field and the Bigfoot Area, which we refer to collectively as the Giddings Field Assets, to SOSventures in exchange for a release of Brushy’s obligations under its subordinated credit agreement with SOSventures, dated March 29, 2013, as amended, which is referred to as the SOSventures Credit Agreement.

Delaware Basin – Winkler Counties – Texas and Lea County, New Mexico

In Winkler and Loving Counties, Texas, Brushy controls about 5,160 gross acres (3,264 net acres). In Lea County, New Mexico, Brushy started producing the Mexico P #1 Federal well on September 12, 2015 and now holds 520 gross acres (504.7 net acres) by production.

Recent Oil and Gas Activities

Brushy recently drilled or re-entered and completed its first three wells on its Delaware Basin properties in Winkler County, Texas and Lea County, New Mexico.

Brushy vertically re-entered and horizontally drilled, frac’ed and completed the Kudu #1H well in the Wolfcamp formation in Winkler County, Texas. Brushy started producing the well on August 12, 2015 with a peak 24-hour production rate 653 barrels of oil equivalent per day, comprised of 392 barrels of oil and 1.6 million cubic feet of natural gas flowing on a “18/64 choke at 2,500 psi up 4.5” casing.

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Brushy performed a behind-pipe completion of the vertical wellbore and completed the well with a frac in the Wolfcamp Formation for the Mexico P #1 Federal well in Lea County, New Mexico. Brushy started producing the well on September 12, 2015 with a peak 24-hour production rate of 244 barrels of oil equivalent per day, comprised of 219 barrels of oil and 0.2 million cubic feet of natural gas flowing on a “10/64 choke at 500 psi up 10.75” casing. Further the economic production of the Mexico P #1 Federal well increases Brushy’s held-by-production acreage by 520 gross acres (504.7 net acres) in the Delaware Basin. Brushy now owns approximately 3,264 net acres in Winkler and Loving Counties, Texas and Lea County, New Mexico.

Brushy vertically re-entered and horizontally drilled, frac’ed and completed the Wolfe #3H well in the Brushy Canyon formation in Winkler County Texas. Brushy installed artificial lift on the Wolfe #3H and initial fluid production was 1,000 barrels per day. During the fourth quarter of 2015, the response has been in line with expectations with total fluid extraction increasing to 1,500 barrels per day and oil production increasing from 10 to 190 barrels of oil per day. Brushy’s management believes that this trend should continue with production increasing until it reaches the production levels typical of other Horizontal Brushy Canyon wells drilled in the area.

Any reference to “peak production” or “initial production” should not be viewed as an indication of what any of the wells are expected to produce in the long run. These production numbers stem from production under test conditions and investors should expect the peak production or initial production to decline over the long-term.

The Structure of the Merger

(Pages 93)

Lilis and Brushy have agreed to combine their businesses pursuant to the merger agreement described in this joint proxy statement/prospectus. Pursuant to the merger agreement, Merger Sub will merge with and into Brushy, with Brushy surviving the merger as a wholly-owned subsidiary of Lilis.

The merger agreement, as amended, is attached as Annexes A.1 and A.2 to this joint proxy statement/prospectus and is incorporated by reference herein. Lilis and Brushy encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

For more information regarding [________], see “The Merger Agreement—[________]” beginning on page [—].

Merger Consideration

(Pages 93)

Upon completion of the merger, each share of Brushy’s common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive an amount of shares of Lilis’s common stock such that the former shareholders of Brushy will represent approximately 50% of the then-outstanding shares of Lilis’s common stock after the closing of the merger (without taking into account outstanding restricted stock units or options or warrants to purchase shares of Lilis’s common stock). For more information regarding [________], see “The Merger Agreement—[________]” beginning on page [—].

Treatment of Brushy Options

(Pages 93)

Each option to purchase shares of Brushy’s common stock that is outstanding immediately prior to the effective time of the merger will, upon the closing of the merger, be cancelled and retired, cease to exist and be of no further force and effect. For more information regarding [________], see “The Merger Agreement—[________]” beginning on page [—].

Treatment of Brushy Warrants

(Pages 94)

Each warrant to purchase shares of Brushy’s common stock that is outstanding immediately prior to the effective time of the merger will, upon the closing of the merger, be cancelled and retired, cease to exist and be of no further force and effect.

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As a condition to closing of the merger, Lilis will issue a warrant to SOSventures to purchase 2,000,000 shares of Lilis’s common stock, subject to adjustments for stock splits, at an exercise price of $2.50. The exercise price is subject to adjustments for certain share issuances within 9-monoths after the closing of the merger. The warrant is only exercisable for cash and for a period of 2-years. For more information regarding [________], see “The Merger Agreement—[________]” beginning on page [—].

Directors and Executive Officers of Lilis and Brushy After the Merger

(Pages [—])

The directors and executive officers of Brushy prior to the merger will resign as directors and executive officers of Brushy as part of the closing of the merger. The directors and executive officers of Lilis prior to the merger will remain the same at the closing of the merger, except that: Peter Benz and Mike Pawelek are expected to be appointed as directors of Lilis and Mike Pawelek and Ed Shaw are expected to be appointed as President and Chief Operating Officer of Lilis, respectively.

Information concerning the above board nominees and the officers expected to be appointed to serve Lilis upon closing of the merger is set forth in detail under “Management of Lilis Following the Merger” beginning on page 148.

Effective Time and Completion of the Merger

(Pages [—])

Lilis and Brushy expect the closing of the merger to occur in the first half of 2016. However, the merger is subject to the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Lilis and Brushy could result in the merger being completed at an earlier time, a later time or not at all. If the merger has not been completed on or before April 30, 2016, either Lilis or Brushy may terminate the merger agreement unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party. For more information regarding [________], see “The Merger Agreement—[________]” beginning on page [—].

Completion of the Merger is Subject to Certain Conditions

(Pages [—])

A number of conditions must be satisfied or waived, where legally permissible, before the merger can be consummated. These include, among others:

●	approval of the merger agreement by Lilis and Brushy stockholders;
●	absence of any statute, rule, order, decree, or regulation, and of any action taken by any court or other governmental entity, which temporarily, preliminarily, or permanently restrains, precludes, enjoins, or otherwise prohibits the consummation of the merger or makes the consummation of the merger illegal;
●	effectiveness of this Form S-4, of which this joint proxy statement/prospectus is a part, and absence of any stop order or proceedings for such purpose pending before or threatened by the SEC;
●	a new equity incentive plan shall have been adopted by Lilis;
●	Lilis shall have completed a capital raise of at least $15,000,000;
●	the accuracy of the representations and warranties of Lilis and Brushy in the merger agreement, subject to certain materiality thresholds;
●	the performance in all material respects by each of Lilis and Brushy of its respective covenants required to be performed by it under the merger agreement at or prior to the closing date;
●	receipt of certificates by executive officers of each of Lilis and Brushy to the effect that the conditions described in the preceding two bullet points have been satisfied;

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●	Lilis and Brushy shall each have obtained any consents, approvals and waivers to the merger required of any third party;
●	dissenting shares, if any, shall constitute less than 10% of the issued and outstanding common stock of Brushy;
●	absence of any suit, action, or proceeding by any court or other governmental entity seeking to restrain, preclude, enjoin, or prohibit the merger or any of the other transactions contemplated by the merger agreement;
●	the execution and delivery of: (i) an assignment agreement by an affiliate of SOSventures pursuant to which the Giddings Field Assets are assigned from Brushy to such affiliate, (ii) a joint operating agreement between Lilis and an affiliate of SOSventures to be entered into in connection with the GF Asset Assignment Agreement, (iii) a participation agreement between Lilis and an affiliate of SOSventures to be entered into in connection with the GF Asset Assignment Agreement, (iv) a subordinated promissory note from Lilis to SOSventures in the principal amount of $1,000,000, and (v) the issuance of a warrant to purchase 2,000,000 shares of Lilis common stock to SOS;
●	the payment of $500,000 by Lilis to SOSventures;
●	Lilis shall have completed the conversion of its outstanding 8% Senior Secured Convertible Debentures into 13,692,930 shares of Lilis’s common stock;
●	Lilis shall have completed the conversion of the Lilis Series A 8% Convertible Preferred Stock into 15,000,000 shares of Lilis’s common stock;
●	Lilis shall have completed a reverse stock split, which we refer to as the Lilis stock split;
●	Lilis shall have maintained its Nasdaq listing; and
●	the settlement or termination of the subordinated debt owed by Brushy to SOSventures pursuant to the Credit Agreement, dated July 25, 2013, between Starboard Resources, Inc. and SOSventures, as amended.

Neither Lilis nor Brushy can give any assurance as to when or if all of the conditions to the consummation of the merger will be satisfied or waived or that the merger will occur. For more information regarding [________], see “The Merger Agreement—[________]” beginning on page [—].

Termination of the Merger Agreement; Fees Payable

(Pages [—])

In general, the merger agreement may be terminated at any time prior to the effective time of the merger in the following ways, subject to certain exceptions discussed in “The Merger Agreement—Termination of the Merger Agreement”:

●	by mutual written agreement of Lilis and Brushy;
●	by either Lilis or Brushy:
●	if the merger is not completed on or before April 30, 2016, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement or a material breach of the merger agreement by such party;
●	if any court or other governmental entity shall have issued a statute, rule, order, decree or regulation or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or making the merger illegal;

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●	if the Brushy stockholders fail to approve and adopt the merger agreement by the requisite vote; or
●	if the Lilis stockholders fail to approve and adopt the merger agreement by the requisite vote.
●	by Lilis if there has been a material breach of any of the representations, warranties, covenants or agreements set forth in the merger agreement on the part of Brushy, which breach has not been cured prior to the earlier of 30 days following receipt by Brushy of a written notice from Lilis or April 30, 2016; or
●	by Brushy if there has been a material breach of any of the representations, warranties, covenants or agreements set forth in the merger agreement on the part of Lilis, which breach has not been cured prior to the earlier of 30 days following receipt by Brushy of a written notice from Brushy or April 30, 2016; or
●	by Lilis, if Brushy has breached or failed to perform in any material respect any of its covenants or other agreements to not solicit alternative transactions, or an adverse recommendation change has occurred with respect to Brushy or Brushy’s board of directors or any committee thereof has resolved to make an adverse recommendation change;
●	by Brushy, if Lilis has breached or failed to perform in any material respect any of its covenants or other agreements to not solicit alternative transactions, or an adverse recommendation change has occurred with respect to Lilis or Lilis’s board of directors or any committee thereof has resolved to make an adverse recommendation change;
●	by Brushy, if, prior to receipt of the Brushy stockholders’ approval, Brushy receives a superior offer, resolves to accept such superior offer, complies with the termination fee payment obligations and gives Brushy at least four business days’ prior written notice of its intention to terminate; and
●	by Lilis, if Lilis receives a superior offer, resolves to accept such superior offer, complies with the termination fee payment obligations and gives Lilis at least four business days’ prior written notice of its intention to terminate.

Except for the termination fee set forth in the merger agreement and as described below, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated therein shall be paid by the party incurring such costs or expenses.

Under the merger agreement, Lilis may be required to pay to Brushy or Brushy may be required to pay Lilis a termination fee of $1.2 million if the merger agreement is terminated under certain circumstances. In addition, if the merger agreement is terminated under certain circumstances unrelated to a breach or failure to perform, as applicable, of Lilis’s representations, warranties, covenants or other agreements contained in the merger agreement or as a result of a superior proposal, Brushy may be required to pay to Lilis an amount equal to the refundable deposit, which is $2 million.

For more information regarding the rights of Lilis and Brushy to terminate the merger agreement or termination fees, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 110.

Regulatory Filings and Approvals Required to Complete the Merger

(Pages [—])

Neither Lilis nor Brushy is aware of any material governmental or regulatory approvals required for the completion of the merger and compliance with the applicable corporate law of the States of Nevada and Delaware.

Lilis Special Meeting of Stockholders

(Pages [—])

The special meeting of the stockholders of Lilis will be for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016, and as it may be further amended from time to time, by and among Lilis, Merger Sub and Brushy Resources, Inc., a Delaware corporation, referred to as Brushy, and the transactions contemplated thereby;

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2.	To approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan;

3.	To approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures;

4.	To approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock;

5.	To approve the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock;

6.	To ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock;

7.	To approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock; and

8.	To consider and vote on any proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting.

Lilis does not expect to transact any other business at the special meeting. Lilis’s board of directors has fixed the close of business on [-], 2016 as the record date for determining those Lilis stockholders entitled to vote at the special meeting and any adjournment or postponement thereof. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. A complete list of the Lilis stockholders will be available for examination at the offices of Lilis in Denver, Colorado during ordinary business hours for a period of 10 days prior to the special meeting.

Approval and adoption of the merger agreement and the transactions contemplated thereby, and the approval of the proposals related to (i) the approval and adoption of the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, (ii) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, (iii) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, (iv) the approval of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase common stock, as set forth in Proposal 7, and (v) the authorization of the Lilis’s board of directors to adjourn the special meeting, each requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on such matters, provided that a quorum exists at the special meeting. The approval of the proposal related to the Lilis Stock Split, as set forth in Proposal 6, requires the affirmative vote of a majority of the issued and outstanding shares of Lilis common stock. The approval of the proposal related to the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, requires the affirmative vote of a majority of the issued and outstanding shares of Lilis Series A 8% Convertible Preferred Stock.

Because of their mutual dependence, if the proposal to approve and adopt the merger agreement or the proposals related to (i) the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, (ii) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, (iii) the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, and (iv) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, are not all approved, then none will be deemed to have been approved.

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The board of directors of Lilis recommends that Lilis stockholders vote “FOR” each of the proposals to be voted on at the special meeting.

Brushy Special Meeting of Stockholders

(Pages [—])

The special meeting of the stockholders of Brushy will be for the following purposes:

1.	To consider and vote on the proposal to approve and adopt the merger agreement, as it may be amended from time to time, and the transactions contemplated by the merger agreement; and

2.	To consider and vote on the proposal to adjourn the Brushy special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal regarding the merger.

Brushy’s board of directors has fixed the close of business on [-], 2016 as the record date for determining the holders of shares of Brushy common stock entitled to receive notice of and to vote at the Brushy special meeting and any adjournments or postponements thereof. Each holder of shares of Brushy common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the Brushy special meeting and at any adjournment or postponement thereof. In order for Brushy to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Brushy common stock entitled to vote at the meeting must be present.

The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Brushy common stock. The affirmative vote of a majority of the votes cast by holders of Brushy common stock at the Brushy special meeting is required to approve the proposal to adjourn the Brushy special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Brushy special meeting to approve and adopt the merger agreement.

Voting Agreements

(Pages 114)

Brushy, Lilis and Merger Sub have entered into a voting agreement with certain stockholders of Brushy, which own approximately 6,270,534 shares of Brushy common stock or approximately 49% of the outstanding Brushy common stock as of the record date of the Brushy special meeting of stockholders. SOSventures currently owns 4,095,746 shares of Brushy common stock or approximately 32% of the outstanding Brushy common stock as of the record date of the Brushy special meeting of stockholders. The Longview Entities collectively own 2,174,778 shares of Brushy common stock or approximately 17% of the outstanding Brushy common stock as of the record date of the Brushy special meeting of stockholders. The voting agreements provide, among other things, that each such significant stockholder will, among other things, (i) vote its shares of Brushy’s common stock for the approval of the merger agreement and against any alternative proposal, and (ii) comply with certain restrictions on the disposition of its shares, subject to the terms and conditions contained in the Voting Agreement. Each such significant stockholder has also granted an irrevocable proxy in favor of Lilis and Brushy to vote its shares or other equity interests as required.

For more information regarding these voting agreements, see “Voting Agreements” on page 114.

Recommendation of Lilis’s Board of Directors and Its Reasons for the Merger

(Pages [—])

The board of directors of Lilis has reviewed and considered the terms of the merger agreement, the merger and the other transactions contemplated thereby and has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Lilis and its stockholders, and unanimously recommends that Lilis stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, “FOR” the proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, “FOR” the proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, “FOR” the proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, “FOR” the proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, “FOR” the proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock, “FOR” the proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock, and “FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting.

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Recommendation of Brushy’s Board of Directors and Its Reasons for the Merger

(Pages [—])

The board of directors of Brushy has reviewed and considered the terms of the merger agreement, the merger and the other transactions contemplated thereby and has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Brushy and its stockholders, and unanimously recommends that Brushy stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby and “FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting.

Opinion of ROTH to Brushy’s Board of Directors

(Pages [—])

ROTH Capital Partners, LLC, or ROTH, delivered its opinion to the board of directors of Brushy that, as of December 29, 2015 and based upon and subject to the assumptions, procedures, considerations and limitations set forth in the written opinion and based upon such other factors as ROTH considered relevant, the total consideration to be paid to Brushy’s shareholders in the merger is fair, from a financial point of view, to Brushy’s shareholders as of the date of the opinion.

Pursuant to the terms of the engagement of ROTH, Brushy paid ROTH a fee of $150,000 plus reasonable out-of-pocket expenses. No portion of such fee is based upon whether ROTH delivered a favorable opinion with respect to the merger. Brushy also agreed to reimburse ROTH for reasonable expenses, to pay a fee for any work requested to update the opinion, and to indemnify ROTH and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In addition, ROTH will be paid a financial advisory fee of $500,000 contingent upon closing of the merger. ROTH has also received $125,000 in aggregate other advisory fees from Brushy during the past 12 months, including, among other things, acting as financial advisor to Brushy in connection with the assignment of Brushy’s Giddings Field Assets in exchange for forgiveness of subordinated debt owed by Brushy to Creative Oil & Gas, LLC pursuant to a credit agreement with SOSventures.

The full text of the written opinion of ROTH, dated December 29, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. ROTH provided its opinion for the information and assistance of the board of directors of Brushy in connection with its consideration of the transactions contemplated by the merger agreement. The ROTH opinion is not a recommendation as to how any holder of the shares of Brushy common stock should vote with respect to the transactions contemplated by the merger agreement or any other matter. For a more detailed summary of the ROTH opinion, see “The Merger—Opinion of ROTH to Brushy’s Board of Directors” beginning on page [—].

Material U.S. Federal Income Tax Consequences of the Merger

(Pages [—])

Lilis and Brushy have structured the merger with the intent that it qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The qualification of the merger as a reorganization depends on the application of numerous technical requirements, including whether Brushy stockholders will receive a sufficient amount of Lilis common stock to satisfy the “control” test applicable to reorganizations under Section 368(a)(2)(E) of the Code, and whether after the merger Brushy is regarded as holding “substantially all” of its assets.

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The control test requires that, in the transaction, the holders of Brushy common stock exchange, for an amount of Lilis voting stock, stock possessing “control” of Brushy. For purposes of Section 368(a)(2)(E) of the Code, “control” is defined as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Satisfaction of the control test will depend on the value, as of the closing of the merger, of the Lilis common stock received by holders of Brushy common stock in exchange for Brushy common stock relative to the value of the consideration other than Lilis voting stock received by holders of Brushy common stock in exchange for shares of Brushy common stock in connection with the merger (including, to the extent properly allocable to SOSventures’s Brushy common stock, Lilis’s payment of $500,000 to SOSventures and Lilis’s issuance of the SOS Warrant and a subordinated promissory note in the principal amount of $1,000,000 to SOSventures), as well as the impact on the control test of Lilis’s payment of $1,000,000 to Independent Bank on behalf of Brushy and Lilis’s payment of the $2 million refundable deposit to Brushy. At this time, neither Lilis nor Brushy is able to ascertain whether the value of the Lilis common stock to be received by holders of Brushy common stock in connection with the merger will be sufficient to satisfy the control test. Accordingly, Lilis and Brushy anticipate that it will not be possible to determine whether the control test will be satisfied until after the closing of the merger. Based on an example in the Treasury regulations promulgated under the Code, Lilis and Brushy believe that Lilis’s payment of $1,000,000 to Independent Bank on behalf of Brushy and Lilis’s payment of the $2 million refundable deposit to Brushy may be disregarded for purposes of the control test, and further believe that Lilis’s transfer of non-stock consideration to SOSventures described above may be disregarded for purposes of the control test under such example, but only to the extent such non-stock consideration is properly allocable to the repayment of the subordinated debt obligations with SOSventures. At this time, neither Lilis nor Brushy has determined the amount, if any, of such non-stock consideration that is properly allocable to repayment of the subordinated debt obligations with SOSventures.

Whether Brushy is regarded as holding “substantially all” of its assets after the merger generally is determined by an examination of all of the facts and circumstances, taking into account the amount and nature of any assets not retained by the target corporation and the timing and circumstances of any asset transfers from the target corporation to other persons. For purposes of issuing advance rulings on a transaction, the IRS has stated that a target corporation is regarded as holding substantially all of its assets if after the transaction its remaining assets represent at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets, although this guideline is not a rule of substantive law, and the IRS has stated that this ruling standard is not intended to set the lower limit for satisfying this test.

As noted below, in connection with the merger, Brushy will assign the Giddings Field Assets to SOSventures (or its affiliate) in exchange for the extinguishment of certain debt owed by Brushy to SOSventures, as contemplated by the GF Asset Assignment Agreement. Based on an estimated valuation, Lilis and Brushy intend to take the position that the assignment of the Giddings Field Assets to SOSventures will not cause the merger to fail the requirement that Brushy hold “substantially all” of its assets after the merger, provided that after the merger Lilis and Brushy reasonably determine that, as of the time immediately after the closing of the merger, Brushy continues to hold approximately 70 percent of its gross assets, or Lilis and Brushy otherwise reasonably determine that the amount of Brushy’s retained gross assets after the merger is sufficient to satisfy this requirement based on the relevant facts and circumstances. In addition, Lilis and Brushy believe that, based on an estimated valuation, the fair market value of the Giddings Field Assets is less than the principal amount and accrued but unpaid interest of the subordinated debt obligations with SOSventures to be extinguished in connection with the assignment of the Giddings Field Assets to SOSventures and that therefore such assignment should not adversely impact Brushy’s net assets for purposes of the substantially all test. Accordingly, although not free from doubt, each of Lilis and Brushy believe that the transfer of the Giddings Field Assets to SOSventures (or its affiliate) in connection with the merger should not cause the merger to fail the requirement that Brushy hold “substantially all” of its assets after the merger.

Lilis and Brushy believe that the merger should satisfy the other technical requirements to qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, including the “continuity of interest” requirement, the “continuity of business enterprise” requirement, and the requirement that the merger must be undertaken for reasons pertaining to the continuance of the business of a corporation that is a party to the transaction.

Due to the uncertainty surrounding the application of the control test discussed above, however, neither Brushy nor Lilis can assure you at this time that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. Further, even if Lilis and Brushy later determine to take the position that the merger so qualifies, neither Brushy nor Lilis can assure you that the IRS will accept the treatment of the merger as a “reorganization.”. If the IRS were to challenge such treatment and successfully contend that the merger failed to qualify as a reorganization, the merger would be a fully taxable transaction to Brushy stockholders.

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If for any reason the merger failed to qualify as a reorganization, the merger would be a fully taxable transaction to holders of Brushy common stock. In such case, holders of Brushy common stock generally would recognize gain or loss measured by the difference between the value of all consideration received by them in the merger and their tax basis in the shares of Brushy common stock surrendered in the merger. The aggregate tax basis in the Lilis common stock received pursuant to the merger generally would be equal to the fair market value of such stock at the time of the merger. The holding period of such Lilis common stock generally would begin on the date immediately following the date of the merger. The gain or loss recognized generally would be long-term capital gain or loss if the holder’s holding period for the Brushy common stock surrendered in the merger was more than one year.

Assuming the merger qualifies as a reorganization under Section 368 of the Code, and subject to the discussion set forth in “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—], Brushy stockholders who exchange shares of Brushy common stock for shares of Lilis common stock pursuant to the merger generally should not recognize gain or loss in respect of the shares of Lilis common stock received in the exchange. However, if such Brushy stockholder additionally receives cash or other property in connection with the merger, such Brushy stockholder may recognize gain (but not loss) as a result of the merger in an amount equal to the lesser of the amount of the cash and the fair market value of such other property received in the merger or the excess, if any, of the sum of (i) the amount of cash, the fair market value of the Lilis common stock, and the fair market value of such other property received in the merger, over (ii) such holder’s tax basis in its Brushy common stock surrendered in exchange therefor. In addition, a taxable gain or loss may be recognized on the subsequent sale or disposition of shares of Lilis common stock received in the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular Brushy stockholder will depend in part on such stockholder’s circumstances and jurisdiction. Accordingly, Brushy stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For additional discussion of the tax treatment of the merger, see “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—].

Accounting Treatment of the Merger

(Pages [—])

The acquisition of Brushy common stock by Lilis in the merger will be accounted for in accordance with the acquisition method of accounting with Lilis treated as the acquirer. Under this method of accounting, the assets and liabilities of Brushy are recorded at their estimated fair values as of the date of the merger is effective. Financial statements of Lilis issued after the merger will reflect only the operations of Brushy’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Brushy. For more information, see “Accounting Treatment of the Merger” beginning on page [—].

Interests of Lilis and Brushy Directors and Executive Officers in the Merger

(Pages [—])

Lilis stockholders should be aware that Lilis’s directors and executive officers have interests in the merger that may be different from, or in addition to, Lilis’s stockholders generally. Lilis’s board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger. These interests and arrangements include rights to indemnification and directors’ and officers’ liability insurance and continued service on Lilis’s board of directors after the merger by three members of Lilis’s board of directors and two members of Brushy’s board of directors, who were members of each of their respective boards of directors as of the date of the merger agreement. In addition, Lilis intends to retain all of its executive officers following the merger, and two of Brushy’s executive officers, each of whom held their respective offices or similar positions as of the date of the merger agreement, with such individuals entering into new employment arrangements with Lilis effective upon the closing of the merger. For more information, see “The Merger—Interests of Lilis Directors and Executive Officers in the Merger” beginning on page [—].

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Brushy stockholders should be aware that Brushy’s directors and executive officers have interests in the merger that may be different from, or in addition to, Brushy’s stockholders generally. Brushy’s board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger. These interests and arrangements include rights to indemnification and directors’ and officers’ liability insurance and service on Lilis’s board of directors after the merger by certain members of Brushy’s board of directors who were members of its board of directors as of the date of the merger agreement, and service with Lilis following the merger by certain members of Brushy’s management team who were part of Brushy’s management team as of the date of the merger agreement. For more information, see “The Merger—Interests of Brushy Directors and Executive Officers in the Merger” beginning on page [—].

Comparative Market Value Information

The following table sets forth the closing prices per share of Lilis common stock, as well as the implied value of the proposed merger consideration for each share of Brushy common stock, on December 29, 2015, the last full trading day prior to the public announcement of the merger, and [________], 2016 the last full trading day that this information could practicably be calculated prior to the date of this joint proxy statement/prospectus. This table was calculated as of December 31, 2015 and assuming that (A) 27,858,255 shares of Lilis common stock are issued and outstanding, (B) no shares of Brushy common stock dissent, (C) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock occurs, (D) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures occurs, and (E) Lilis issues 56,551,185 shares of its common stock in the merger.

	Market Value of Lilis Common Stock	Implied Value Per Share of Brushy Common Stock
December 29, 2015	$0.175	$0.73
[________]	[__]	[__]

Dissenters’ Rights of Appraisal

(Pages [—])

Holders of Brushy common stock have the right to dissent from the proposed merger and, subject to certain conditions provided for in Section 262 of the DGCL, are entitled to receive payment of the fair value of their Brushy common stock. Brushy stockholders will be bound by the terms of the merger unless they dissent by complying with all of the requirements of the Delaware dissenters’ rights statute. See “Dissenters’ Rights of Appraisal” beginning on page [—] for a summary of dissenters’ rights available to Brushy stockholders, which summary is not intended to be a complete statement of applicable Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL which is set forth in its entirety as Annex D to this joint proxy statement/prospectus.

Lilis stockholders do not have dissenter’s or appraisal rights in connection with the merger.

Comparison of the Rights of Stockholders of Lilis Energy, Inc. and Brushy Resources, Inc.

(Pages [—])

Holders of Brushy common stock hold stock in a Delaware corporation and will have different rights as stockholders of Lilis, a Nevada corporation, due to the different laws governing these companies. The differences are described in more detail under “Comparison of Rights of Common Stockholders of Lilis and Brushy” beginning on page [—].

Litigation Relating to the Merger

(Pages [—])

Following the announcement of the merger, the plaintiffs in the current derivative lawsuit against certain of Brushy’s officers and directors (see “Information About Brushy—Legal Proceedings—Brushy’s directors and officers are currently defendants in a stockholder lawsuit alleging breaches of various duties which may have a negative impact on Brushy’s performance” beginning on page [—]), filed an application for temporary restraining order on January 26, 2016 in the Texas state court where that litigation is pending seeking to enjoin certain of Brushy’s officers and directors from, among other things, proceeding with or consummating the merger and transferring any assets to SOSventures. On January 29, 2016, the court issued a temporary restraining order that, for a period of 14 days plus any later extension ordered by the court, (i) restrains defendants from closing the merger; (ii) restrains defendants from transferring assets to any entity owned or controlled by SOSventures; (iii) requires defendants to provide the plaintiffs with a fairness opinion concerning the merger prepared by Roth Capital Partners; and (iv) restrains defendants from requiring the plaintiffs to vote for or against the merger. The temporary restraining order was later extended by the court through February 16, 2016, after which it will expire.

Neither Brushy nor Lilis can predict the outcome of this litigation, nor can they predict the amount of time and expense that will be required to litigate and/or resolve it. Brushy and Lilis believe the allegations underlying the complaint and temporary restraining order are without merit and intend to vigorously defend against them.

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Selected Condensed or Consolidated Historical Financial Data of Lilis

Set forth below are selected financial data derived from Lilis’s audited consolidated financial statements as of and for the years ended December 2010 through 2014 and Lilis’s unaudited condensed financial statements as of and for the nine months ended September 30, 2015 and 2014. This information should be read together with Lilis’s condensed or consolidated financial statements and related notes and management’s discussion and analysis of operations and financial condition of Lilis incorporated by reference from Lilis’s SEC filings. See the section entitled “Where You Can Find More Information” beginning on page [—].

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Lilis Energy, Inc.

Statement of Operations

	Nine Months Ended September 30		For the Years Ended December 31
	2015	2014	2014	2013	2012	2011	2010

Revenue:
Oil and gas sales	$331,264	$2,723,624	$2,946,424	3,971,716	6,304,675	7,695,300	9,572,812
Other revenue	20,280	49,009	193,913	814,595	954,914	666,794	184,880
Total revenue	351,544	2,772,633	3,140,337	4,786,311	7,259,589	8,362,094	9,757,692

Costs and expenses:
Production costs and taxes	158,023	1,005,950	1,224,170	1,481,290	1,648,632	2,353,498	1,918,286
General and administrative	7,116,572	8,536,882	10,325,843	4,965,279	4,409,285	10,544,347	15,930,248
Depreciation, depletion, accretion and amortization	490,881	1,211,587	1,337,662	2,388,871	4,549,303	4,347,117	5,036,648
Impairment of evaluated oil and gas properties	24,438,902	-	-	-	26,658,707	2,821,176	-
Total costs and expenses	32,204,378	10,754,419	12,887,675	8,835,440	37,265,927	20,066,138	22,885,182

Income (loss) from operations before conveyance	(31,852,834)	(7,981,786)	(9,747,338)	(4,049,129)	(30,006,338)	(11,704,044)	(13,127,490)
Loss on conveyance of oil and gas properties	-	(2,694,466)	(2,269,760)	-	-	-	-
Loss from operations	(31,852,834)	(10,676,252)	(12,017,098)	(4,049,129)	(30,006,338)	(11,704,044)	(13,127,490)

Other income (expenses):
Inducement expense	-	(6,661,275)	(6,661,275)	-	-	(2,800,000)	-
Change in fair value of convertible debentures conversion derivative liability	602,451	(5,966,236)	(5,526,945)	163,935	320,000	3,821,792	-
Interest expense	(1,212,248)	(4,477,277)	(4,837,025)	(6,136,842)	(6,410,996)	(8,218,225)	(6,640,209)
Other income (expense), net	215,181	32,435	603,672	11,062	(1,639,340)	71,253	28,666
Total other income (expense)	(394,616)	(17,072,353)	(16,421,573)	(5,961,845)	(7,730,336)	(7,125,180)	(6,611,543)

Net loss	(32,247,450)	(27,748,605)	(28,438,671)	(10,010,974)	(37,736,674)	(18,829,224)	(19,739,033)
Dividends on redeemable preferred stock	(90,000)	(161,848)	(341,848)	-	-	-	-
Deemed dividend Series A Preferred stock	(450,000)	(3,566,895)	(3,519,370)	-	-	-	-
Net loss attributable to common stockholders	$(32,787,450)	$(31,477,348)	$(32,299,889)	$(10,010,974)	$(37,736,674)	$(18,829,224)	$(19,739,033)

Net loss per common share basic and diluted	$(1.21)	$(1.17)	$(1.23)	$(0.53)	$(2.11)	$(1.21)	$(2.15)

Weighted average shares outstanding basic and diluted	27,178,202	26,794,437	26,333,161	18,990,383	17,902,013	15,543,758	9,167,803

Statement of Cash Flow Data

Cash provided by (used in)
Operating activities	$(3,053,804)	$(6,293,145)	$(7,306,237)	$(1,231,789)	$(3,389,403)	$(570,247)	$3,758,694
Investing activities	(207,908)	(408,523)	(506,601)	(1,190,808)	(1,403,961)	(13,308,468)	(46,809,758)
Financing activities	2,803,694	8,009,299	8,157,101	1,617,927	3,055,677	11,057,693	48,471,408

Balance Sheet Data

Total assets	$2,504,963	$33,592,960	$32,574,509	$44,506,314	$47,553,040	$81,287,860	$68,121,929
Total Liabilities	16,619,323	17,577,271	16,822,244	38,581,547	35,470,827	31,619,635	23,865,327
Redeemable Preferred stock and stockholders’ equity	(14,114,360)	16,015,689	15,752,265	5,924,767	12,082,213	49,668,225	44,256,602

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Selected Condensed or Consolidated Historical Financial Data of Brushy

Set forth below are selected data derived from Brushy’s audited consolidated financial statements as of the years ended December 2010 through 2014 and Brushy’s unaudited condensed financial statements as of and for the nine months ended September 30, 2015 and 2014. This information should be read together with Brushy’s consolidated financial statements and related notes and management’s discussion and analysis of operations and financial condition of Brushy contained elsewhere in this joint proxy statement/prospectus. See “—Brushy Management’s Discussion and Analysis or Plan of Operations,” beginning on page [—]. The selected historical financial data set forth below includes revenues generated by the Giddings Field Assets, which upon consummation of the merger, will no longer be owned by Brushy.

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Brushy Resources, Inc.

Statement of Operations

	Nine Months Ended September 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010

Revenue:
Oil and gas sales	$7,028,715	$15,485,444	$20,172,792	14,965,153	12,954,381	4,898,438	971,494
Other revenue
Total revenue	7,028,715	15,485,444	20,172,792	14,965,153	12,954,381	4,898,438	971,494

Costs and expenses:
Production costs and taxes	3,252,526	4,461,555	6,153,164	4,671,830	3,176,251	1,809,487	190,976
General and administrative	3,410,365	3,473,603	4,863,472	3,864,689	3,046,203	1,401,938	527,260
Depreciation, depletion, accretion and amortization	6,762,582	7,542,337	10,459,855	6,596,049	4,583,680	1,658,656	897,260
Exploration	48,234	59,597	80,533	43,794	50,444	72,924	2,386
Impairment of evaluated oil and gas properties	863,028	-	4,428,378	-			231,442
Total costs and expenses	14,336,735	15,537,092	25,985,402	15,176,362	10,856,578	4,943,005	1,849,324

Loss from operations	(7,308,020)	(51,648)	(5,812,610)	(211,209)	2,097,803	(44,567)	(877,830)

Other income (expenses):
Income (loss) from equity investment in ImPetro Resources, LLc						(307,154)	1,543,391
Gain from ImPetro Resources, LLC business combination acquired in stages						6,979,873
Interest income and (expense)	(2,813,983)	(1,819,625)	(2,617,481)	(586,542)	(370,033)	612,241	761,203
Put option expense						(3,700,000)
Going public delay expense				(425,005)	(728,580)	(101,192)
Gain(loss) from derivative contracts	866,862	61,189	2,065,998	(23,153)	(159,369)	(57,053)	(116,017)
Gain on sale of assets	2,375,333	1,545,691	2,115,967
Other Income	141,134
Total other income (expense)	569,346	(212,745)	(551,483)	(1,034,700)	(1,257,982)	3,426,715	2,188,577

Net income (loss) from continuing operations	(6,738,674)	(264,393)	(6,364,093)	(1,245,909)	839,821	3,382,148	1,310,747
Income tax (expense) benefit	3,273,189	163,474	1,487,206	(299,904)	(15,338,625)
Net income (loss)	(3,465,485)	(100,919)	(4,876,887)	(1,545,813)	(14,498,804)	3,382,148	1,310,747
Dividends on redeemable preferred stock				-	-	-	-
Deemed dividend Series A Preferred stock				-	-	-	-
Net income (loss) attributable to common stockholders	$(3,465,485)	$(100,919)	$(4,876,887)	$(1,545,813)	$(14,498,804)	$3,382,148	$1,310,747

Net income (loss) per common share basic and diluted	$(0.27)	$(0.01)	$(0.39)	$(0.13)	$(1.21)	$0.36	$0.21

Weighted average shares outstanding basic and diluted	12,636,421	12,362,336	12,362,336	12,362,336	11,971,948	9,436,614	6,140,287

Statement of Cash Flow Data

Cash provided by (used in)
Operating activities	$261,421	$5,012,143	$6,560,221	$11,161,743	$6,008,187	$2,590,081	$(2,945,721)
Investing activities	3,170,886	(29,909,566)	(31,441,171)	(14,376,769)	(10,299,143)	(6,190,621)	(3,679,338)
Financing activities	(1,227,498)	23,235,022	22,660,960	7,972,584	3,549,082	4,393,110	5,944,750

Balance Sheet Data

Total assets	$97,056,910	$105,840,746	$101,803,226	$84,192,421	$69,015,992	$63,251,637	$10,586,698
Total liabilities	57,804,967	61,887,600	60,004,253	41,106,328	25,582,886	24,618,827	596,853
Stockholders' equity	39,251,943	43,953,146	41,798,973	43,086,093	43,433,106	38,632,810	9,989,845

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Summary Pro Forma Combined Oil, Natural Gas and Natural Gas Liquids Reserve and Production Data

The following table sets forth information with respect to the historical and pro forma combined estimated oil and natural gas reserves as of December 31, 2014 of Lilis and Brushy. This pro forma information gives effect to the merger as if it occurred on December 31, 2014. The Lilis and Brushy reserve data presented below was derived from independent engineering reports of each company. Ralph E. Davis Associates, Inc. prepared the Lilis reserve estimates as of December 31, 2014, and Forrest A Garb & Associates, Inc. prepared the Brushy reserve estimates as of December 31, 2014. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the reserve volumes attributable to the acquired properties. The reserve estimates shown below were determined using a 12-month average price for oil, and natural gas for the year ended December 31, 2014.

	Estimated Quantities of Reserves as of December 31, 2014
	Lilis	Adjustment (2)	Adjusted Lilis	Brushy	Adjustment (3)	Adjustment (2)	Adjusted Brushy	Pro Forma

Estimated Proved Reserves:
Oil (Mbls)	900	(850)	50	3,993	(2,955)	(735)	303	353
Natural Gas (MMcf)	4,237	(4,040)	197	10,771	(5,067)	(2,789)	2,916	3,113
Total (Mboe) (1)	1,606	(1,440)	166	5,788.23	(3,799.85)	(1,199)	789	955

Estimated Proved Developed Reserves:
Oil (Mbls)	50	-	50	692	(390)	-	303	353
Natural Gas (MMcf)	197	-	197	3,854	(938)	-	2,916	3,113
Total (Mboe) (1)	83	83	166	1,334.86	(545.94)	-	789	955

Estimated Proved Undeveloped Reserves:
Oil (Mbls)	850	(850)	-	3,301	(2,566)	(735)	(0)	(0)
Natural Gas (MMcf)	4,040	(4,040)	-	6,917	(4,128)	(2,789)	(0)	(0)
Total (Mboe) (1)	1,523	(1,523)	-	4,453.37	(3,253.91)	(1,199)	0	0

(1)	Assumes a ratio of 6 Mcf of natural gas per barrel of oil.
(2)	As of the date of this filing, neither Lilis nor Brushy had sufficient capital to demonstrate a reasonable expectation of being able to develop its proved undeveloped reserves. As such, the pro forma reflects the full write-down of those PUDs as if it took place as of December 31, 2014. Once the merged company obtains sufficient capital, it will re-evaluate these reserves.
(3)	Prior to closing the merger, Brushy is required to divest the Giddings Field Assets in exchange for extinguishment of Brushy’s obligations under the subordinated credit agreement with SOSventures. These reserves have been removed from this pro forma presentation.

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The following table sets forth summary historical and pro forma combined oil and natural gas production information for the nine months ended September 30, 2015 and for the year ended December 31, 2014. This pro forma information gives effect to the merger as if it occurred on January 1, 2015 and January 1, 2014 for the nine and twelve month periods, respectively. The historical Lilis and Brushy oil and natural gas production data presented below is derived from their respective quarterly and annual reports of each company.

	Nine Months Ended September 30, 2015				Year Ended December 31, 2014
	Lilis Historical	Brushy Historical	Adjustment (2)	Pro Forma	Lilis Historical	Brushy Historical	Adjustment (2)	Pro Forma

Estimated Proved Reserves:
Oil (Mbls)	6,132	115,847	(75,241)	46,738	33,508	180,898	(117,292)	97,114
Natural Gas (MMcf)	16,054	584,626	(207,404)	393,276	77,954	779,012	(169,435)	687,531
Total (Mboe) (1)	8,808	213,285	(109,809)	112,284	46,500	310,733	(145,531)	211,703

(1)	Assumes a ratio of 6 Mcf of natural gas per barrel of oil.
(2)	Prior to closing the merger, Brushy is required to divest the Giddings Field Assets in exchange for extinguishment of Brushy’s obligations under the subordinated credit agreement with SOSventures. The historical production from these properties has been removed from this pro forma presentation.

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RISK FACTORS

In addition to the other information contained in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” beginning on page [—], you should carefully consider the following risk factors before deciding how to vote. In addition, you should read and consider the risks associated with the business of Lilis because those risks will also affect the combined company. These risks can be found under the caption, “Risk Factors” in Part I, Item 1A of the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed by Lilis with the SEC on April 15, 2015, as such risks may be updated or supplemented in Lilis’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [—].

Risks Relating to Brushy’s Business

Brushy has an operating loss.

Brushy reported a net operating loss of $5,812,610 for the year ended December 31, 2014, including an impairment charge. For the nine months ended September 30, 2015, Brushy reported a net operating loss of approximately $7,308,020. If Brushy incurs substantial operating expenses for its oil and natural gas exploration and development activities, Brushy may continue to not be profitable.

Brushy has substantial capital requirements that, if not met, may hinder operations.

Brushy has and expects to continue to have substantial capital needs as a result of its active exploration, development, and acquisition programs. Brushy expects that additional external financing will be required in the future to fund its growth. Brushy may not be able to obtain additional financing, and financing under its credit facilities will not be available in the future. Without additional capital resources, Brushy may be forced to limit or defer planned oil and natural gas exploration and development programs which will adversely affect the recoverability and ultimate value of Brushy’s oil and natural gas properties, in turn negatively affecting its business, financial condition, and results of operations.

Brushy’s shareholder base is currently not stable because Brushy has interpleaded 16.84% of our common stock into a Connecticut Court.

Approximately 16.8375% of Brushy’s common stock were interpleaded into Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford, Cause No. FST-CV12-6015112-S, or the Interpleader Action. These are the residual shares of common stock that belonged to Giddings Oil & Gas LP, Asym Energy Fund III LP and Hunton Energy Partners LP., which is referred to collectively as the Partnerships, after the distribution of the Partnerships shares. This will amount to approximately [__]% of Lilis’s shares of common stock post-merger.

Claims related to the Interpleader Action were heard in an American Arbitration Association arbitration in 2015. The claimants were Gregory Imbruce; Giddings Investments LLC; Giddings Genpar LLC, Hunton Oil Genpar LLC, ASYM Capital Ill LLC, Glenrose Holdings LLC; ASYM Energy Investments LLC, or collectively, the Claimants. “Certain” respondents and counterclaimants were Charles Henry, Ahmed Ammar; John P. Vaile, as Trustee of John P. Vaile Living Trust, John Paul Otieno, SOSventures, Bradford Higgins, William Mahoney, Edward M. Conrads, Robert J. Conrads, and the Partnerships, or collectively, the Respondents. “PKG Respondents” and cross claimants were William F. Pettinati, Jr., Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund, Nicholas P. Garofolo (the plaintiffs in the above-referenced stockholder litigation) who made claims against Charles S. Henry, III, Bradford Higgins and SOSventures. The relief respondents were Rubicon Resources LLC, Sean O’Sullivan, King Lee, Michael Rihner, Scott Decker, Andrew Gillick, Briana Gillick, Steve Heinemann, Stanley Goldstein, Sidney Orbach, James P. Ashman, and Patricia R. Ashman, or collectively, the Relief Respondents. The claims, counterclaims and cross claims relate to the governance, control and termination of the Partnerships, including the distribution by the Partnerships of Brushy’s common stock to the limited partners in the Partnerships in a liquidating distribution in February 2014 as part of a “monetization” event, and other matters.

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On September 10, 2015, the American Arbitration Association issued an arbitration award, which is referred to as the Award. A copy of the Award may be found by reference to Exhibit 99.1 to Brushy’s Form 8-K filed September 14, 2015. The Award states as follows:

1)

All claims asserted by Claimants, including Gregory Imbruce and various business entities controlled by Mr. Imbruce against all Respondents were denied and award was made in favor of the “Certain” respondents, including Brushy’s director, Charles S. Henry, III, as well as SOSventures, Bradford Higgins, John Paul Otieno, Estate of William Mahoney, Ahmed Ammar, John P. Vaile, as Trustee of John P. Vaile Living Trust, Edward M. Conrads, Robert J. Conrads, Giddings Oil & Gas LP, Asym Energy Fund III LP and Hunton Oil Partners LP.

2)	All claims asserted by Claimants, Gregory Imbruce and various business entities controlled by Mr. Imbruce against Relief Respondents, including Rubicon Resources LLC, Sean O’Sullivan Revocable Living Trust, King Lee, Michael Rihner, Scott Decker, Andrew Gillick, Briana Gillick, Steve Heinemann, Stanly Goldstein, Sidney Orbach, James P. Ashman and Patricia R. Ashman, were denied.

3)	An award was made in favor of the “Certain” respondents, including Brushy’s director, Charles S. Henry, III, as well as SOSventures, Bradford Higgins, John Paul Otieno, Estate of William Mahoney, Ahmad Ammar, John P. Vaile, as Trustee of John P. Vaile Living Trust, Edward M. Conrads, Robert J. Conrads, Giddings Oil & Gas LP, Asym Energy Fund III LP and Hunton Oil Partners LP against Mr. Imbruce and his entities on the following claims:

a)	breach of fiduciary duty;

b)	breach of implied covenant of good faith and fair dealing;

c)	partnership dissolution;

d)	unjust enrichment;

e)	breach of contract;

f)	accounting;

g)	violation of Connecticut Unfair Trade Practices Act;

h)	civil theft; and

i)	piercing the corporate veil.

4)	All claims asserted by William F. Pettinati, Jr. Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund and Nicholas P. Garofolo against Brushy’s director, Charles S. Henry III, as well as SOSventures and Bradford Higgins were denied.

5)	A declaratory award was entered declaring that the removal of Hunton Oil Genpar LLC, Giddings Genpar LLC and Asym Capital III LLC and/or Gregory Imbruce as the General Partner(s) of the Partnerships was lawful and in compliance with all legal and contractual requirements, and thus was effective;

6)	A declaratory award that the distribution of Company-issued common stock made in February 2014 to limited partners in the Partnerships with remaining shares of common stock s ultimately being interpleaded into Court in Connecticut was lawful, met all legal requirements and is effective in that the distribution was the result of a “monetization” event under the Partnerships agreements;

7)	A declaratory award that the Partnerships were effectively dissolved at the time of the distribution of the above-referenced shares of common stock issued by Brushy from the Partnerships to the limited partners in the Partnerships;

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8)	A denial of any and all fees and expenses claimed by Mr. Imbruce and his entities due to “multiple and repeated violations of the Connecticut Uniform Securities Act;”

9)	A denial of fees and expenses claimed by Mr. Imbruce and his entities for the time periods subsequent to the 2011 rollup that formed Brushy;

10)	An award of damages in favor of the “Certain” respondents, in the amount of $1,602,235, subject to trebling under a Civil Theft finding to $4,806,705, plus attorney and expert fees of $2,998,839 for a total award of $7,805,544, payable by Claimants, including Mr. Imbruce and his business entities;

11)	Injunctive relief ordering an accounting of the sources and uses of all funds and other assets of the Partnerships during the time that Mr. Imbruce and his entities served as general partners of the Partnerships;

12)	Post-judgment interest at 10 percent per year payable by Mr. Imbruce and his business entities; and

13)	Arbitration administrative fees, expenses and compensation of the Arbitrator totaling $122,200 to be paid by Gregory Imbruce et al, and William F. Pettinati, Jr., Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund and Nicholas P. Garofolo.

The “Certain” respondents have filed in Connecticut Superior Court to confirm the Award. Likewise, Claimants have filed in Connecticut Superior Court to vacate the Award. If the Connecticut Superior Court confirms the Award, Brushy anticipates that the Court will subsequently issue a related order as to ownership of the 2,190,891 Brushy shares of common stock, which may result in modifying Brushy’s ownership structure.

Brushy’s directors and officers are currently defendants in a stockholder lawsuit alleging breaches of various duties which may have a negative impact on Brushy’s performance.

On April 17, 2015, Brushy was served with a lawsuit filed in Bexar County, Texas by William F. Pettinati, Jr., Nicholas Garofolo, Sigma Gas Barbastella Fund and Sigma Gas Antrozous Fund against Starboard Resources, Inc. (now Brushy Resources, Inc.), its directors, its Chief Operating Officer, Edward Shaw, its former Chief Financial Officer, Eric Alfuth, Brushy’s stockholder, Bradford Higgins, and Sean O’Sullivan, the managing director of Brushy’s stockholder, SOSventures. Mr. Pettinati, Mr. Garofolo and the Sigma Gas Antrozous Fund are stockholders. Mr. Pettinati owns 145,112 shares, Mr. Garofolo owns 226,680 shares of common stock and Sigma Gas Antrozous Fund owns 44,610 shares of common stock. Combined these stockholders account for approximately 3.3% of Brushy’s outstanding common stock, and became stockholders in February 2014.

The Plaintiffs allege several derivative and direct causes of action. These derivative claims include, breach of fiduciary duty, waste of corporate assets, concerted action and conspiracy, joint enterprise, agency, alter ego, exemplary damages, and unjust enrichment. The direct claims include, breach of fiduciary duty, conversion, shareholder oppression, concerted action and conspiracy, declaratory judgment that the distribution of stock to the plaintiffs was invalid, joint enterprise, agency, alter ego, exemplary damages, concerted action and conspiracy and failure to allow for inspection of books and records.

Many of the allegations relate to events that allegedly happened before the Plaintiffs became stockholders, including the distributions from the Partnerships that led to the Plaintiffs becoming stockholders of Brushy in February 2014. Some similar claims involving these Plaintiffs (including the legality of the Partnerships’ liquidating distribution) were previously heard in the arbitration relating to the Partnerships referenced above. Plaintiffs were parties to that arbitration. For actions after February 2014, Plaintiffs complain that Brushy common stock still lacks a trading venue, that a books and records request was not honored, that Brushy “delayed” a public offering, that SOSventures had allegedly taken steps to “foreclose” on Brushy assets under the SOSventures Credit Agreement and that Brushy filed for an extension to the filing date for the 2014 Brushy Form 10-K. On October 6, 2015 Plaintiffs withdrew the claim about not honoring a books and records request.

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The matter is styled Sigma Barbastella Fund et al v. Charles S. Henry, III et al. and it is Cause No. 20105-CI-05672 in the 224th District Court in Bexar County, Texas.

The directors and officers of Brushy are subject to indemnification under the Brushy bylaws. Thus, Plaintiffs claims could impact Brushy’s financial performance.

Brushy’s success is dependent on the prices of oil and natural gas. Low oil or natural gas prices and the substantial volatility in these prices may adversely affect Brushy’s financial condition and ability to meet capital expenditure requirements and financial obligations.

The prices Brushy receives for oil and natural gas heavily influences revenue, profitability, cash flow available for capital expenditures and access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices received for production, and the levels of production, depend on numerous factors. These factors include the following:

●	worldwide and regional economic conditions impacting the global supply and demand for oil and natural gas;
●	the prices and availability of competitors’ supplies of oil and natural gas;
●	the actions of the Organization of Petroleum Exporting Countries, or OPEC, and state-controlled oil companies relating to oil price and production controls;
●	the price and quantity of foreign imports;
●	the impact of U.S. dollar exchange rates on oil and natural gas prices;
●	domestic and foreign governmental regulations and taxes;
●	speculative trading of oil and natural gas futures contracts;
●	the availability, proximity and capacity of gathering and transportation systems for natural gas;
●	the availability of refining capacity;
●	the prices and availability of alternative fuel sources;
●	weather conditions and natural disasters;
●	political conditions in or affecting oil and natural gas producing regions, including the Middle East and South America;
●	the continued threat of terrorism and the impact of military action and civil unrest;
●	public pressure on, and legislative and regulatory interest within, federal, state and local governments to stop, significantly limit or regulate hydraulic fracturing activities;
●	the level of global oil and natural gas inventories and exploration and production activity;
●	the impact of energy conservation efforts;
●	technological advances affecting energy consumption; and
●	overall worldwide economic conditions.

Lower oil and natural gas prices will reduce Brushy cash flows, borrowing ability and the present value of estimated reserves. Exploration, development and exploitation projects require substantial capital expenditures, and Brushy may be unable to obtain needed capital or financing on satisfactory terms, which could lead to expiration of leases or a decline in oil and natural gas reserves. Lower oil and natural gas prices may also reduce the amount of oil and natural gas that Brushy can produce economically and may affect estimated proved reserves. The present value of future net revenues from estimated proved reserves will not necessarily be the same as the current market value of estimated oil and natural gas reserves.

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Drilling for oil and natural gas is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

Brushy’s success will depend on the success of its drilling program. Most of their prospects have completed evaluations. Other prospects are in various stages of evaluation, ranging from prospects that are ready to drill to prospects that will require substantial additional seismic data processing and interpretation and other types of technical geological evaluation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable Brushy to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. Brushy cannot assure you that the analogies drawn from available data from other wells, more fully explored prospects or producing fields will be applicable to current drilling prospects.

The budgeted costs of planning, drilling, completing and operating wells are often exceeded and such costs can increase significantly due to various complications that may arise during the drilling and operating processes. Before a well is spud, Brushy may incur significant geological and geophysical (seismic) costs, which are incurred whether a well eventually produces commercial quantities of hydrocarbons, or is drilled at all. Exploration wells endure a much greater risk of loss than development wells. The analogies drawn from available data from other wells, more fully explored locations or producing fields may not be applicable to current drilling locations. If actual drilling and development costs are significantly more than the current estimated costs, Brushy may not be able to continue operations as proposed and could be forced to modify drilling plans accordingly. Drilling for oil and natural gas involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing, and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed, or canceled as a result of a variety of factors beyond Brushy’s control, including:

●	unexpected or adverse drilling conditions;
●	elevated pressure or irregularities in geologic formations;
●	equipment failures or accidents;
●	adverse weather conditions;
●	compliance with governmental requirements; and
●	shortages or delays in the availability of drilling rigs, crews, and equipment.

If Brushy decides to drill a certain location, there is a risk that (i) no commercially productive oil or natural gas reservoirs will be found or produced, (ii) may drill or participate in new wells that are not productive or drill wells that are productive, but that do not produce sufficient net revenues to return a profit after drilling, operating and other costs. A productive well may become uneconomical if water or other deleterious substances are encountered which impair or prevent the production of oil and/or natural gas from the well. Brushy’s overall drilling success rate or drilling success rate for activity within a particular project area may decline. Unsuccessful drilling activities could result in a significant decline in production and revenues and materially harm operations and financial condition by reducing available cash and resources. There is no way to predict in advance of drilling and testing whether any particular location will yield oil or natural gas in sufficient quantities to recover exploration, drilling or completion costs or to be economically viable. Even if sufficient amounts of oil or natural gas exist, Brushy may damage the potentially productive hydrocarbon-bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production and reserves from the well or abandonment of the well.

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Because of the risks and uncertainties of Brushy’s business, future performance in exploration and drilling may not be comparable to our historical performance.

Brushy is subject to contingencies arising from interpretations of federal and state laws and regulations affecting the oil and gas industry.

Brushy is subject to various possible contingencies that arise primarily from interpretation of federal and state laws and regulations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Although Brushy management believes that it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, environmental matters are subject to regulation by various federal and state agencies.

Brushy depends on successful exploration, development and acquisitions to maintain reserves and revenue in the future.

In general, the volume of production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent that Brushy conducts successful exploration and development activities or acquires properties containing proved reserves, or both, proved reserves will decline as reserves are produced. Brushy future oil and natural gas production is, therefore, highly dependent on Brushy’s level of success in finding or acquiring additional reserves. Additionally, the business of exploring for, developing, or acquiring reserves is capital intensive. Recovery in reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, Brushy’s ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. In addition, Brushy is dependent on finding partners for exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in exploration activities, Brushy will be adversely affected.

Brushy’s development and exploration operations require substantial capital and Brushy may be unable to obtain needed capital or financing on satisfactory terms or at all, which could lead to a loss of properties and a decline in its oil and natural gas reserves.

The oil and natural gas industry is capital intensive. Brushy makes and expects to continue to make substantial capital expenditures in business and operations for the exploration for and development, production and acquisition of oil and natural gas reserves. To date, Brushy has financed capital expenditures with the sale of equity in 2011, a 2012 credit facility from Mutual of Omaha Bank (now replaced), a 2012 loan and 2013 credit agreement from SOSventures and a 2013 credit agreement from Independent Bank, which is referred to as the IB Credit Agreement. Brushy’s IB Credit Agreement has a current borrowing base of $21.75 million. Currently Brushy borrowed approximately $12.4 million under the IB Credit Agreement.

In the near term, Brushy intends to finance capital expenditures with cash flow from operations and borrowings under its credit agreements or subordinated loans. Cash flow from operations and access to capital are subject to a number of variables, including:

●	estimated proved oil and natural gas reserves;
●	the amount of oil and natural gas Brushy produces from existing wells;
●	the prices at which Brushy sell its production;
●	the costs of developing and producing oil and natural gas reserves;
●	the ability to acquire, locate and produce new reserves;

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●	the ability and willingness of banks to lend to Brushy; and
●	Brushy’s ability to access the equity and debt capital markets.

Brushy cannot assure you that current operations and other capital resources will provide cash in sufficient amounts to maintain planned or future levels of capital expenditures. Further, actual capital expenditures in 2016 could exceed Brushy’s current capital expenditure budget. In the event the capital expenditure requirements at any time are greater than the amount of capital Brushy has available, Brushy could be required to seek additional sources of capital, which may include traditional reserve base borrowings, debt financing, joint venture partnerships, production payment financings, sales of assets, offerings of debt or equity securities or other means. Brushy cannot assure you that they will be able to obtain debt or equity financing on favorable terms, or at all.

If Brushy is unable to fund its capital requirements, they may be required to curtail its operations relating to the exploration and development of current prospects, which in turn could lead to a possible loss of properties and a decline in oil and natural gas reserves, or may be otherwise unable to implement its development plan, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on Brushy’s production, revenues and results of operations. In addition, a delay in or the failure to complete proposed or future infrastructure projects could delay or eliminate potential efficiencies and related cost savings.

Brushy’s level of indebtedness may increase and reduce financial flexibility.

In the future, Brushy may incur significant indebtedness in order to make future acquisitions or to develop properties. Brushy’s level of indebtedness could affect operations in several ways, including the following:

●	a significant portion of cash flows could be used to service indebtedness;
●	a high level of debt would increase vulnerability to general adverse economic and industry conditions;
●	the covenants contained in the agreements governing outstanding indebtedness will limit Brushy’s ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;
●	a high level of debt may place Brushy at a competitive disadvantage compared to competitors that are less leveraged and therefore, may be able to take advantage of opportunities that Brushy’s indebtedness would prevent them from pursuing;
●	debt covenants may also affect Brushy’s flexibility in planning for, and reacting to, changes in the economy and in the oil and gas industry;
●	a high level of debt may make it more likely that a reduction in Brushy’s borrowing base following a periodic redetermination could require Brushy to repay a portion of the then-outstanding bank borrowings; and
●	a high level of debt may impair Brushy’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

A high level of indebtedness increases the risk that Brushy may default on debt obligations. Brushy’s ability to meet outstanding debt obligations and to reduce outstanding indebtedness depends on future performance. General economic conditions, oil and natural gas prices and financial, business and other factors affect operations and Brushy’s future performance. Many of these factors are beyond Brushy’s control. Further, Brushy may not be able to generate sufficient cash flows to pay the interest on outstanding debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect Brushy’s ability to raise cash through an offering of capital stock or a refinancing of debt include financial market conditions, the value of assets and performance at the time capital is needed.

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Brushy’s credit facilities contain restrictive covenants that may limit its ability to respond to changes in market conditions or pursue business opportunities.

Brushy’s credit facilities contain restrictive covenants that limit its ability to, among other things:

●	incur additional indebtedness;
●	create additional liens;
●	sell assets;
●	merge or consolidate with another entity;
●	pay dividends or make other distributions;
●	engage in transactions with affiliates; and
●	enter into certain swap agreements.

In addition, Brushy’s credit facilities require Brushy to maintain certain financial ratios and tests. The requirement that Brushy comply with these provisions may materially adversely affect its ability to react to changes in market conditions, take advantage of business opportunities Brushy believes to be desirable, obtain future financing, fund needed capital expenditures or withstand a continuing or future downturn in its business.

Proposed tax and other legislation may materially impact Brushy’s financial performance.

On February 9, 2016, the Obama Administration released its 2017 Budget Proposal. Targeted tax changes include: (i) a $10.25 per barrel tax on crude oil; (ii) increases in the oil spill liability trust fund financing; (iii) reinstatement of superfund taxes; and (iv) the elimination of certain fossil fuel tax preferences, such as the enhanced oil recovery credit, the credit for oil and gas produced from marginal wells, expensing of intangible drilling costs, the deduction for tertiary injectants, percentage depletion for oil and natural gas wells, and the domestic manufacturing deduction for oil and natural gas production; and (v) increasing the geological and geophysical amortization period for independent producers to seven years. Any of these tax changes could have a material impact on Brushy’s financial performance.

Brushy may have accidents, equipment failures or mechanical problems while drilling or completing wells or in production activities, which could adversely affect its business.

While Brushy is drilling and completing wells or involved in production activities, accidents or experience equipment failures or mechanical problems in a well may occur that cause Brushy to be unable to drill and complete the well or to continue to produce the well according to plan. Brushy may also damage a potentially hydrocarbon-bearing formation during drilling and completion operations. Such incidents may result in a reduction of production and reserves from the well or in abandonment of the well.

Brushy’s estimated reserves are based on many assumptions that may prove inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of Brushy reserves.

No one can measure underground accumulations of oil and natural gas in an exact way. Oil and natural gas reserve engineering requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, production levels, and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of Brushy’s reserves which could adversely affect business, results of operations, financial condition and Brushy’s ability to make cash distributions to shareholders.

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In order to prepare estimates, Brushy must project production rates and the timing of development expenditures and analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Although the reserve information contained herein is reviewed by independent reserve engineers, estimates of oil and natural gas reserves are inherently imprecise.

Further, the present value of future net cash flows from proved reserves may not be the current market value of estimated oil and natural gas reserves. In accordance with SEC requirements, Brushy based the estimated discounted future net cash flows from proved reserves on the 12-month average oil and gas index prices, calculated as the un-weighted arithmetic average for the first-day-of-the-month price for each month and costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties.

Actual future prices and costs may differ materially from those used in the net present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate. In addition, the 10% discount factor Brushy used when calculating discounted future net cash flows for reporting requirements in compliance with the FASB in Accounting Standards Codification, which is referred to as ASC, 932 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Brushy or the oil and natural gas industry in general.

A substantial percentage of Brushy’s proved reserves consist of undeveloped reserves.

As of January 1, 2014, approximately 78% of our proved reserves were classified as estimated proved undeveloped reserves. These reserves may not ultimately be developed or produced. As a result, we may not find commercially viable quantities of oil and natural gas, which in turn may have a material adverse effect on our results of operations.

Brushy’s operational risk is concentrated due to reliance on a small number of wells, operators and oil and gas purchasers.

Brushy has concentrated operational risks both in terms of its producing oil and gas properties, the operators used and in the purchasers of its oil and gas production. An operational failure by an operator, the decline of production from a property and the termination of a contractual agreement with an operator or purchaser would have a material negative impact on Brushy. For the nine months ended September 30, 2015, revenues from the Brushy’s 142 producing wells ranged from approximately 0.01% to 9.41% of total revenues and for the nine months ended September 30, 2014, revenues from the Brushy’s 139 producing wells ranged from approximately 0.003% to 12.6% of total revenues. These wells are all located in the southern region of Texas, West Texas and central Oklahoma, with the Texas wells operated by Brushy and the Oklahoma wells operated by one outside operator. However, the Oklahoma producing properties were sold in July 2015.

For the nine months ended September 30, 2015, the oil, natural gas, and natural gas liquids produced by Brushy are sold and marketed to 8 purchasers. Oil sales to 3 purchasers accounted for 91% of the oil sales, 1 purchaser accounted for approximately 61% and the other two purchasers accounted for approximately 17% and 13%. Natural gas and natural gas liquids sales to one purchaser accounted for 55% of the natural gas and natural gas liquids sales, while the other two purchasers accounted for approximately 30% and 15%, respectively.

Low oil and natural gas prices may diminish the quantity and value of Brushy’s estimated proven undeveloped reserves.

Under SEC requirements estimated proved reserves need to be economically producible. If the price of oil or natural gas falls to a point where certain properties cost more to develop and operate than the revenue they generate, such properties might no longer be deemed to be economically producible. SEC rules would require that such properties be removed from the estimated proved reserves in the Brushy’s financial statements. Such reclassifications would negatively impact Brushy’s balance sheet. Any write-down would constitute a non-cash charge to earnings and could have a material adverse effect on results of operations for the periods in which such charges are taken. Once incurred, a write-down of an oil and natural gas properties is not reversible at a later date. Further, this removal of estimated proved reserves may have cascading effects on Brushy’s current ratio calculations in its credit facilities. Brushy may be required to obtain and pledge different collateral or bring in more assets to cure prospective defaults under its credit facilities.

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Seismic studies do not guarantee that hydrocarbons are present or, if present, will produce in economic quantities.

Brushy may use seismic studies to assist with assessing prospective drilling opportunities on current properties, as well as on properties that Brushy may acquire. Such seismic studies are merely an interpretive tool and do not necessarily guarantee that hydrocarbons are present or if present will produce in economic quantities.

Brushy’s business is difficult to evaluate because Brushy has a limited operating history.

Starboard Resources LLC was formed in June 2011, and was converted into a C corporation in June 2012. Consequently, Brushy does not have a lengthy operating history. Brushy’s business systems have not been tested by adversity. While Brushy management has experience with other oil and gas companies as stated below, Brushy has little experience with its current business infrastructure. As a result, Brushy may have a higher operational risk than an oil and gas company that has operated for many years.

Brushy faces challenges and uncertainties in financial planning as a result of the unavailability of historical data and uncertainties regarding the nature, scope and results of future activities. Brushy may not be successful in implementing business strategies or in completing the development of the infrastructure necessary to conduct business as planned. In the event that Brushy’s development plan is not completed or is delayed, operating results will be adversely affected and operations will differ materially from the activities described in earlier reports. As a result of industry factors or factors relating specifically to Brushy, Brushy may have to change its method of conducting business, which may cause a material adverse effect on results of operations and financial condition.

Brushy may experience difficulty in achieving and managing future growth.

Future growth may place strains on resources and cause Brushy to rely more on project partners and independent contractors, possibly negatively affecting financial condition and results of operations. Brushy’s ability to grow will depend on a number of factors, including, but not limited to:

●	ability to evaluate properties;
●	ability to obtain leases or options on properties which Brushy has evaluated;
●	ability to acquire additional data on other prospects;
●	ability to identify and acquire new exploratory prospects;
●	ability to develop existing prospects;
●	ability to continue to retain and attract skilled personnel;
●	ability to maintain or enter into new relationships with project partners and independent contractors;
●	the results of drilling program;
●	hydrocarbon prices; and
●	access to capital.

Brushy may not be successful in upgrading its technical, operations, and administrative resources or in increasing its ability to internally provide certain of the services currently provided by outside sources, and may not be able to maintain or enter into new relationships with project partners and independent contractors. Brushy’s inability to achieve or manage growth may adversely affect its financial condition and results of operations.

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Brushy will not be the operator on all of its drilling locations, and, therefore, will not be able to control the timing of exploration or development efforts, associated costs, or the rate of production of any non-operated assets.

Brushy expects not be the operator on 3% of its wells as of December 31, 2015. As Brushy carries out its exploration and development programs, Brushy may enter into arrangements with respect to existing or future drilling locations that result in a greater proportion of locations being operated by others. As a result, Brushy may have limited ability to exercise influence over the operations of the drilling locations operated by its partners. Dependence on the operator could prevent Brushy from realizing target returns for those locations. The success and timing of exploration and development activities operated by its partners will depend on a number of factors that will be largely outside of Brushy’s control, including:

●	the timing and amount of capital expenditures;
●	the operator’s expertise and financial resources;
●	approval of other participants in drilling wells;
●	selection of technology; and
●	the rate of production of reserves, if any

This limited ability to exercise control over the operations of some of drilling locations may cause a material adverse effect on results of operations and financial condition.

A component of Brushy’s growth may come through acquisitions, and failure to identify or complete future acquisitions successfully could reduce earnings and hamper growth.

Brushy may be unable to identify properties for acquisition or to make acquisitions on terms that are economically acceptable. There is intense competition for acquisition opportunities in the oil and gas industry. Competition for acquisitions may increase the cost of, or cause Brushy to refrain from, completing acquisitions. The completion and pursuit of acquisitions may be dependent upon, among other things, Brushy’s ability to obtain debt and equity financing and, in some cases, regulatory approvals. Brushy’s ability to grow through acquisitions will require continued investment in operations, financial and management information systems and to attract, retain, motivate and effectively manage employees. The inability to manage the integration of the merger or future acquisitions effectively could reduce focus on subsequent acquisitions and current operations, and could negatively impact results of operations and growth potential. Brushy’s financial position, results of operations and cash flows may fluctuate significantly from period to period, as a result of the completion of significant acquisitions during particular periods. If Brushy is not successful in identifying or acquiring any material property interests, earnings could be reduced and growth could be restricted.

Brushy may engage in bidding and negotiating to complete successful acquisitions. Brushy may be required to alter or increase substantially its capitalization to finance these acquisitions through the use of cash on hand, the issuance of debt or equity securities, the sale of production payments, the sale of nonstrategic assets, the borrowing of funds or otherwise. If Brushy were to proceed with one or more acquisitions involving the issuance of common stock, current shareholders would suffer dilution of its interests. Furthermore, Brushy’s decision to acquire properties that are substantially different in operating or geologic characteristics or geographic locations from areas with which Brushy employees are familiar may impact productivity in such areas.

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Brushy may purchase oil and natural gas properties with liabilities or risks that Brushy did not know about or that Brushy did not assess correctly, and, as a result, could be subject to liabilities that could adversely affect results of operations.

Before acquiring oil and natural gas properties, Brushy estimates the reserves, future oil and natural gas prices, operating costs, potential environmental liabilities and other factors relating to the properties. However, such review involves many assumptions and estimates, and their accuracy is inherently uncertain. As a result, Brushy may not discover all existing or potential problems associated with the properties being purchased. Brushy may not become sufficiently familiar with the properties to assess fully its deficiencies and capabilities. Brushy does not generally perform inspections on every well or property, and therefore may not be able to observe mechanical and environmental problems even when an inspection is conducted. The seller may not be willing or financially able to give contractual protection against any identified problems, and Brushy may decide to assume environmental and other liabilities in connection with properties acquired. If Brushy acquires properties with risks or liabilities that were unknown or not assessed correctly, financial condition, results of operations and cash flows could be adversely affected as claims are settled and cleanup costs related to these liabilities are incurred.

The marketability of Brushy’s production is dependent upon oil and natural gas gathering and transportation facilities owned and operated by third parties, and the unavailability of satisfactory oil and natural gas transportation arrangements would have a material adverse effect on revenue.

The unavailability of satisfactory oil and natural gas transportation arrangements may hinder Brushy’s access to oil and natural gas markets or delay production from wells. The availability of a ready market for Brushy’s oil and natural gas production depends on a number of factors, including the demand for, and supply of, oil and natural gas and the proximity of estimated reserves to pipelines and terminal facilities. Brushy’s ability to market its production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Failure to obtain these services on acceptable terms could materially harm Brushy’s business. As a result, Brushy may be required to shut-in wells for lack of a market or because of inadequacy or unavailability of pipeline or gathering system capacity. If that were to occur, Brushy would be unable to realize revenue from those wells until production arrangements were made to deliver production to market. Furthermore, if Brushy were required to shut-in wells Brushy might also be obligated to pay shut-in royalties to certain mineral interest owners in order to maintain our leases. The disruption of third party facilities due to maintenance and/or weather could negatively impact Brush’s ability to market and deliver our products. These third parties control when or if such facilities are restored and what prices will be charged. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect Brushy’s ability to produce, gather and transport oil and natural gas.

Hedging transactions or the lack thereof, may limit Brushy’s potential gains and could result in financial losses.

To manage Brushy’s exposure to price risk, from time to time, Brushy may enter into hedging arrangements, using including “costless collars,” with respect to a portion of r future production. A costless collar provides Brushy with downside price protection through the purchase of a put option which is financed through the sale of a call option. Because the call option proceeds are used to offset the cost of the put option, this arrangement is initially “costless”. The goal of these and other hedges is to lock in a range of prices so as to mitigate price volatility and increase the predictability of cash flows. These transactions limit potential gains if oil or natural gas prices rise above the maximum price established by the call option and may offer protection if prices fall below the minimum price established by the put option only to the extent of the volumes then hedged.

In addition, hedging transactions may expose Brushy to the risk of financial loss in certain other circumstances, including instances in which production is less than expected or the counterparties to put and call option contracts fail to perform under the contracts.

Disruptions in the financial markets could lead to sudden changes in a counterparty’s liquidity, which could impair its ability to perform under the terms of the contracts. Brushy is unable to predict sudden changes in a counterparty’s creditworthiness or ability to perform under contracts. Even if Brushy does accurately predict sudden changes, ability to mitigate that risk may be limited depending upon market conditions.

Furthermore, there may be times when Brushy did not hedge production when, in retrospect, it would have been advisable to do so. Decisions as to whether and what production volumes to hedge are difficult and depend on market conditions and forecast of future production and oil and gas prices, and Brushy may not always employ the optimal hedging strategy. Brushy may employ hedging strategies in the future that differ from those used in the past, and neither the continued application of current strategies nor use of different hedging strategies may be successful.

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On April 27, 2012, the SEC and the CFTC issued final rules defining “Swap Dealer,” “Security-Based Swap Dealer,” “Major Swap Participant,” “Major Security-Based Swap Participant” and “Eligible Contract Participant.” These definitions have end-user exceptions. To the extent that Brushy uses swaps to hedge its risks, it will attempt to comply with the end-user and size exceptions from these definitions. If Brushy is unsuccessful in qualifying for such exceptions in any swap transaction, it may be required to maintain substantial financial reserves relating to its swap transactions and may be required to register with the SEC or CFTC as a swap dealer or participant.

Unless Brushy replaces its oil and natural gas estimated reserves, its estimated reserves and production will decline, which would adversely affect its business, financial condition and results of operations.

Unless Brushy conducts successful development, exploitation and exploration activities or acquires properties containing estimated proved reserves, estimated proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Estimated future oil and natural gas reserves and production, and therefore cash flows and income, are highly dependent on Brushy’s success in efficiently developing and exploiting current estimated reserves and economically finding or acquiring additional estimated recoverable reserves. Brushy may not be able to develop, exploit, find or acquire additional reserves to replace current and future production at acceptable costs. If Brushy is unable to replace current and future production, the value of estimated reserves will decrease, and the business, financial condition and results of operations would be adversely affected.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect Brushy’s ability to execute exploration and development plans within the established budget and on a timely basis.

Shortages or the high cost of drilling rigs, equipment, supplies, personnel or oilfield services could delay or adversely affect development and exploration operations or cause Brushy to incur significant expenditures that are not provided for in its capital budget, which could have a material adverse effect on the business, financial condition or results of operations.

Market conditions or operational impediments may hinder Brushy’s access to oil and natural gas markets or delay production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder Brushy’s access to oil and natural gas markets or delay production. The availability of a ready market for oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of estimated reserves to pipelines and terminal facilities. Brushy’s ability to market production depends, in substantial part, on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third-parties. Brushy’s failure to obtain such services on acceptable terms could materially harm the business. Brushy may be required to shut in wells due to lack of a market or inadequacy or unavailability of crude oil or natural gas pipelines or gathering system capacity. If production becomes shut-in for any of these or other reasons, Brushy would be unable to realize revenue from those wells until other arrangements were made to deliver the products to market.

Brushy may incur substantial losses and be subject to substantial liability claims as a result of oil and natural gas operations. Additionally, Brushy may not be insured for, or current insurance may be inadequate to protect against, these risks.

Brushy is not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect the business, financial condition or results of operations. Brushy’s oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

●	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;
●	abnormally pressured formations;

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●	mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;
●	personal injuries and death; and
●	natural disasters.

Any of these risks could adversely affect Brushy’s ability to conduct operations or result in substantial losses as a result of:

●	injury or loss of life;
●	damage to and destruction of property, natural resources and equipment;
●	pollution and other environmental damage;
●	regulatory investigations and penalties;
●	suspension of operations; and
●	repair and remediation costs.

Further, Brushy may elect not to obtain insurance if its believed that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on Brushy’s business, financial condition and results of operations.

Drilling locations that Brushy decides to drill may not yield oil or natural gas in commercially viable quantities.

Brushy’s drilling locations are in various stages of evaluation, ranging from a location which is ready to drill to a location that will require substantial additional interpretation. There is no way to predict in advance of drilling and testing whether any particular location will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of technologies and the study of producing fields in the same area will not enable Brushy to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in sufficient quantities to be economically viable. Even if sufficient amounts of oil or natural gas exist, Brushy may damage the potentially productive hydrocarbon bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production from the well or abandonment of the well. If Brushy drills additional wells identified as dry holes in current and future drilling locations, Brushy’s drilling success rate may decline and materially harm its business. Brushy cannot assure you that the analogies drawn from available data from other wells, more fully explored locations or producing fields will be applicable to drilling locations. In sum, the cost of drilling, completing and operating any well is often uncertain, and new wells may not be productive.

Brushy is subject to government regulation and liability, including complex environmental laws, which could require significant expenditures.

The exploration, development, production and sale of oil and natural gas in the United States are subject to many federal, state and local laws, rules and regulations, including complex environmental laws and regulations. Matters subject to regulation include discharge permits, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation or environmental matters and health and safety criteria addressing worker protection. Under these laws and regulations, Brushy may be required to make large expenditures that could materially adversely affect its financial condition, results of operations and cash flows. These expenditures could include payments for:

●	personal injuries;
●	property damage;

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●	containment and cleanup of oil and other spills;
●	the management and disposal of hazardous materials;
●	remediation and cleanup costs; and
●	other environmental damages.

Brushy does not believe that full insurance coverage for all potential damages is available at a reasonable cost. Failure to comply with these laws and regulations also may result in the suspension or termination of operations and subject Brushy to administrative, civil and criminal penalties, injunctive relief and/or the imposition of investigatory or other remedial obligations. Laws, rules and regulations protecting the environment have changed frequently and the changes often include increasingly stringent requirements. These laws, rules and regulations may impose liability on Brushy for environmental damage and disposal of hazardous materials even without negligent or at fault. Brushy may also be found to be liable for the conduct of others or for acts that complied with applicable laws, rules or regulations at the time those acts were performed. These laws, rules and regulations are interpreted and enforced by numerous federal and state agencies. In addition, private parties, including the owners of properties upon which Brushy’s wells are drilled or the owners of properties adjacent to or in close proximity to those properties may also pursue legal actions based on alleged non-compliance with certain of these laws, rules and regulations.

Governmental regulation and liability for environmental matters may adversely affect Brushy’s business, financial condition and results of operations.

All Brushy’s operations and participations are onshore in the United States. Oil and natural gas operations are subject to various federal, state, and local government regulations that may change from time to time. Matters subject to regulation include:

●	well locations;
●	drilling and completion operations and methods;
●	production amounts limited to below capacity;
●	price controls;
●	surface use and restoration;
●	fluid and waste discharge from drilling operations;
●	plugging and abandonment of wells (including the posting of bonds);
●	well spacing;
●	unitization and pooling of properties;
●	taxation,
●	marketing, transporting and reporting production;
●	valuation and payment of royalties’
●	air emissions;
●	groundwater use and protection;
●	the construction and operation of underground injection wells to dispose of produced saltwater and other non-hazardous oilfield wastes; and
●	the construction and operation of surface pits to contain drilling muds and other non-hazardous fluids associated with drilling operations.

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Federal, state and local laws may require removal or remediation of previously disposed wastes, including wastes disposed of or released by Brushy or prior owners or operators in accordance with current laws or otherwise, to suspend or cease operations at contaminated areas, or to perform remedial well plugging operations or response actions to reduce the risk of future contamination. Federal laws, including the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, and analogous state laws impose joint and several liability, without regard to fault or legality of the original conduct, on classes of persons who are considered responsible for releases of a hazardous substance into the environment. These persons include the owner or operator of the site where the release occurred, and persons that disposed of or arranged for the disposal of hazardous substances at the site. CERCLA and analogous state laws also authorize the U.S. Environmental Protection Agency, or EPA, state environmental agencies and, in some cases, third parties to take action to prevent or respond to threats to human health or the environment and to seek to recover from responsible classes of persons the costs of such actions. Other environmental laws provide for joint and several strict liabilities for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, Brushy may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances such as oil and natural gas related products. As a result, Brushy may incur substantial liabilities to third parties or governmental entities and may be required to incur substantial remediation costs.

Federal, state, and local laws and regulations relating primarily to the protection of human health and the environment apply to the development, production, handling, storage, transportation, and disposal of oil and natural gas, by-products thereof, and other substances and materials produced or used in connection with oil and natural gas operations. In addition, Brushy may be liable for environmental damages caused by previous owners of property Brushy purchase or lease. Brushy is also subject to changing and extensive tax laws, the effects of which cannot be predicted. Compliance with existing, new, or modified laws and regulations could have a material adverse effect on Brushy’s business, financial condition, and results of operations.

Various state governments and regional organizations comprising state governments are considering enacting new legislation and promulgating new regulations governing or restricting the emission of greenhouse gases from stationary sources such as our equipment and operations. Legislative and regulatory proposals for restricting greenhouse gas emissions or otherwise addressing climate change could require Brushy to incur additional operating costs and could adversely affect demand for the natural gas and oil sold. The potential increase in operating costs could include new or increased costs to obtain permits, operate and maintain current equipment and facilities, install new emission controls on all current equipment and facilities, acquire allowances to authorize greenhouse gas emissions, pay taxes related to greenhouse gas emissions and administer and manage a greenhouse gas emissions program. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for natural gas and oil.

Brushy may incur losses or costs as a result of title deficiencies in the properties in which Brushy invests.

If an examination of the title history of a property that Brushy purchased reveals an oil and natural gas lease has been purchased in error from a person who is not the owner of the mineral interest desired, Brushy’s interest would be worthless. In such an instance, the amount paid for such oil and natural gas lease as well as any royalties paid pursuant to the terms of the lease prior to the discovery of the title defect would be lost.

Prior to the drilling of an oil and natural gas well, however, it is the normal practice in the oil and natural gas industry the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil and natural gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. Failure to cure any title defects may adversely impact Brushy’s ability in the future to increase production and reserves. In the future, Brushy may suffer a monetary loss from title defects or title failure. Additionally, unproved and unevaluated acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in assignment of leasehold rights in properties in which Brushy holds an interest, Brushy will suffer a financial loss which could adversely affect Brushy’s financial condition, results of operations and cash flows.

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Federal and State Legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing involves the injection of water, sand or other propping agents and chemicals under pressure into rock formations to stimulate natural gas production. Brushy routinely uses hydraulic fracturing to produce commercial quantities of oil, liquids and natural gas. Sponsors of bills before the Senate and House of Representatives have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. Such legislation, if adopted, could increase the possibility of litigation and establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could, and in all likelihood would, result in additional regulatory burdens, making it more difficult to perform hydraulic fracturing operations and increasing our costs of compliance. Moreover, the EPA is conducting a comprehensive research study on the potential adverse impacts that hydraulic fracturing may have on drinking water and groundwater. Consequently, even if federal legislation is not adopted soon or at all, the performance of the hydraulic fracturing study by the EPA could spur further action at a later date towards federal legislation and regulation of hydraulic fracturing or similar production operations.

In addition, a number of states are considering or have implemented more stringent regulatory requirements applicable to fracturing, which could include a moratorium on drilling and effectively prohibit further production of natural gas through the use of hydraulic fracturing or similar operations.

The adoption of new laws or regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process could make it more difficult to complete oil and natural gas wells. In addition, if hydraulic fracturing becomes regulated at the federal level as a result of federal legislation or regulatory initiatives by the EPA, fracturing activities could become subject to additional permitting requirements, and also to attendant permitting delays and potential increases in cost, which could adversely affect business and results of operations.

Current water regulation relating to hydraulic fracturing, particularly water source and groundwater regulation, could result in increased operational costs, operating restrictions and delays.

Hydraulic fracturing uses large amounts of water. It can require between three to five million gallons of water per horizontal well. We may face regulatory concerns in both the sourcing and the discharge of water used in hydraulic fracturing. In addition, hydraulic fracturing produces water discharges that must be treated and disposed of in accordance with applicable regulatory requirements.

First, as to sourcing water for hydraulic fracturing, Brushy will need to secure water from the local water supply or make alternative arrangements. In order to source water from the local water supply for hydraulic fracturing Brushy may need to pay premium rates and be subject to a lower priority if the local area becomes subject to water restrictions. Brushy may also seek water from alternative providers supporting the hydraulic fracturing industry. If Brushy has an insufficient water supply, Brushy will be unable to engage in hydraulic fracturing until such supply is located.

Second, hydraulic fracturing results in water discharges that must be treated and disposed of in accordance with applicable regulatory requirements. Environmental regulations governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing may increase operating costs and cause delays, interruptions or termination of operations, the extent of which cannot be predicted, all of which could have an adverse effect on operations and financial performance. Brushy’s ability to remove and dispose of water will affect production, and the cost of water treatment and disposal may affect profitability. The imposition of new environmental initiatives and regulations could also include restrictions on our ability to conduct hydraulic fracturing or disposal of produced water, drilling fluids and other substances associated with the exploration, development and production of gas and oil.

Brushy’s business may suffer with the loss of key personnel.

Brushy depends to a large extent on the services of certain key management personnel, including Michael Pawelek, President and Chief Executive Officer, Edward Shaw, Chief Operating Officer and other executive officers and key employees. These individuals have extensive experience and expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties, marketing oil and natural gas production and developing and executing financing and hedging strategies. The loss of any of these individuals could have a material adverse effect on operations. Brushy does not maintain key-man life insurance with respect to any of its employees. Brushy’s success will be dependent on its ability to continue to employ and retain skilled technical personnel.

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Brushy has an active board of directors that meets several times throughout the year and is intimately involved in the business and the determination of various operational strategies. Members of the board of directors work closely with management to identify potential prospects, acquisitions and areas for further development. Some of directors have been involved with Brushy since inception and have a deep understanding of Brushy’s operations and culture. If any directors resign or become unable to continue in their present role, it may be difficult to find replacements with the same knowledge and experience and as a result, operations may be adversely affected.

Competition in the oil and natural gas industry is intense making it more difficult for Brushy to acquire properties, market natural gas and secure trained personnel.

Brushy’s ability to acquire additional prospects and to find and develop reserves in the future will depend on the ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Many competitors possess and employ financial, technical and personnel resources substantially greater than Brushy’s. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than Brushy’s financial or personnel resources permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than Brushy may be able to offer. The cost to attract and retain qualified personnel has increased in recent years due to competition and may increase substantially in the future. Brushy may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on Brushy’s business.

Brushy may not be able to keep pace with technological developments in the industry.

The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, Brushy may be placed at a competitive disadvantage or competitive pressures may force Brushy to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before Brushy is in a position to do so. Brushy may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies used now or in the future were to become obsolete or if Brushy is unable to use the most advanced commercially available technology, the business, financial condition, and results of operations could be materially adversely affected.

Financial difficulties encountered by Brushy’s oil and natural gas purchasers, third party operators or other third parties could decrease cash flow from operations and adversely affect exploration and development activities.

Brushy derives essentially all its revenues from the sale of its oil and natural gas to unaffiliated third party purchasers, independent marketing companies and mid-stream companies. Any delays in payments from such purchasers caused by financial problems encountered by them will have an immediate negative effect on Brushy’s results of operations and cash flows.

Liquidity and cash flow problems encountered by Brushy’s working interest co-owners or the third party operators of Brushy’s non-operated properties may prevent or delay the drilling of a well or the development of a project. Brushy’s working interest co-owners may be unwilling or unable to pay its share of the costs of projects as they become due. In the case of a working interest owner, Brushy could be required to pay the working interest owner’s share of the project costs. Brushy cannot assure you that they would be able to obtain the capital necessary to fund these contingencies.

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Brushy may not have enough insurance to cover all of the risks faced and operators of prospects in which Brushy participates may not maintain or may fail to obtain adequate insurance.

In accordance with customary industry practices, Brushy maintains insurance coverage against some, but not all, potential losses in order to protect against the risks faced. Brushy does not carry business interruption insurance. Brushy may elect not to carry insurance if management believes that the cost of available insurance is excessive relative to the risks presented. In addition, Brushy cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on Brushy’s financial condition and results of operations. The impact of natural disasters or weather events in the areas where Brushy operates has resulted in escalating insurance costs and less favorable coverage terms.

Oil and natural gas operations are subject to particular hazards incident to the drilling and production of oil and natural gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operation. Brushy does not operate all of the properties in which they hold an interest. In the projects in which they own a non-operating interest directly, the operator for the prospect maintains insurance of various types to cover operations with policy limits and retention liability customary in the industry. Brushy believes the coverage and types of insurance are adequate. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of Brushy’s total investment in a particular prospect which could have a material adverse effect on financial condition and results of operations.

Brushy’s producing properties are located in regions which make Brushy vulnerable to risks associated with operating in one major contiguous geographic area, including the risk of damage or business interruptions from natural disasters or weather events.

Brushy’s properties are currently located onshore in Texas, Oklahoma and New Mexico. As a result of this geographic concentration, Brushy is disproportionately affected by any delays or interruptions in production or transportation in these areas caused by governmental regulation, transportation capacity constraints, natural disasters, regional price fluctuations or other factors. Such disturbances have in the past and will in the future have any or all of the following adverse effects on Brushy’s business:

●	interruptions to operations as production is suspended in advance of an approaching storm;
●	damage to facilities and equipment, including damage that disrupts or delays production;
●	disruption to the transportation systems relied upon to deliver products to customers; and
●	damage to or disruption of customer facilities that prevents Brushy from taking delivery of products.

Brushy’s identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of its drilling.

Brushy’s management has specifically identified and scheduled drilling locations as an estimation of future multi-year drilling activities on existing acreage. These scheduled drilling locations represent a significant component of Brushy’s growth strategy. Brushy’s ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability of capital, costs, drilling results, regulatory approvals and other factors. Because of these uncertainties, Brushy does not know if the potential drilling locations previously identified will ever be drilled or if Brushy will be able to produce oil or natural gas from these or any other potential drilling locations. As such, actual drilling activities may materially differ from those presently identified, which could adversely affect Brushy’s business.

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Terrorist attacks aimed at energy operations could adversely affect Brushy’s business.

The continued threat of terrorism and the impact of military and other government action have led and may lead to further increased volatility in prices for oil and natural gas and could affect these commodity markets or the financial markets used by us. In addition, the U.S. government has issued warnings that energy assets may be a future target of terrorist organizations. These developments have subjected oil and natural gas operations to increased risks. Any future terrorist attack on Brushy’s facilities, customer facilities, the infrastructure depended upon for transportation of products, and, in some cases, those of other energy companies, could have a material adverse effect on Brushy’s business.

Brushy does not anticipate an immediate market for its shares.

Brushy has not yet obtained an exchange listing or an over-the-counter quotation which are pre-requisites to liquidity for its shares of common stock. Further, 16.8375% of Brushy’s shares of common stock are subject to a lawsuit described above in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford. Moreover, Brushy currently has only twenty-eight stockholders (plus 2,190,891 shares of common stock interplead in Henry et al. v. Imbruce et al.).’ If the merger is consummated, a separate public market for Brushy common stock will not be required.

The market price of Brushy’s common stock may be volatile.

If the board of directors of Brushy seeks an exchange listing or a price quotation for its common stock, the trading price of the stock and the price at which Brushy may sell stock in the future are subject to large fluctuations in response to any of the following:

●	limited trading volume in the common stock;
●	quarterly variations in operating results;
●	involvement in litigation;
●	general financial market conditions;
●	the prices of oil and natural gas;
●	announcements by us and Brushy’s competitors;
●	liquidity;
●	ability to raise additional funds;
●	changes in government regulations; and
●	other events.

If the merger is consummated, a separate exchange listing for Brushy common stock will not be required.

Brushy does not intend to pay dividends on its stock.

Brushy has not historically paid dividends on stock, cash or otherwise, and does not intend to in the foreseeable future. Further, our credit facilities limit our ability to pay dividends on our stock without lender approval.

Provisions of Delaware law may delay or prevent transactions that would benefit stockholders.

Delaware General Corporation Law contain provisions that may have the effect of delaying, deferring or preventing a change of control of the company.

Because of these provisions, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for Brushy stockholders to benefit from transactions that are opposed by an incumbent board of directors.

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Brushy may issue shares of preferred stock that could adversely affect holders of shares of common stock.

The board of directors of Brushy may receive the power, without shareholder approval and subject to the terms of Brushy’s certificate of incorporation, to set the terms of any such classes or series of shares of stock that may be issued, including voting rights, dividend rights, conversion features, preferences over shares of Brushy’s common stock with respect to dividends or upon liquidation, dissolution, or wind of the business. If Brushy issues shares of preferred stock in the future that have a preference over shares of common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if Brushy issues shares of preferred stock with voting rights that dilute the voting power of shares of common stock, the rights of holders of common stock or the trading price of Brushy’s common stock could be adversely affected.

If Brushy is unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of Brushy’s financial reports and the market price of Brushy’s common stock may decline.

As a public company, Brushy would be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Further, Brushy will be required to report any changes in internal controls on a quarterly basis. In addition, Brushy would be required to furnish a report by management on the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. Brushy has been designing, implementing, and testing the internal controls over financial reporting required to comply with these obligations. In addition, Brushy’s independent registered public accounting firm will be required to attest to the effectiveness of Brushy’s internal control over financial reporting beginning with Brushy’s annual report on Form 10-K following the date on which Brushy is no longer an “Emerging Growth Company.”. If Brushy identifies material weaknesses in its internal control over financial reporting, if Brushy is unable to comply with the requirements of Section 404 in a timely manner or assert that Brushy’s internal control over financial reporting are effective, or if Brushy’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of Brushy’s financial reports and the market price of the common stock could be negatively affected, and Brushy could become subject to investigations by the stock exchange on which the securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Brushy has, in fact, reported material weaknesses, especially in connection with calculating the impairments of Brushy’s oil and gas properties. In the 2014 Brushy Form 10-K, Brushy reported a material weakness in internal controls relating to Brushy’s conducting of impairment analysis, an error caught during the audit process. Further Brushy restated its Form 10-Q for the period ending June 30, 2015 to reverse an impairment that should not have been taken in connection with the sale of our Oklahoma producing properties. The Form 10-Q for the period ending June 30, 2015 impairment was a partial repeat of the impairment previously reported in the 2014 Brushy Form 10-K.

As a Smaller Reporting Company Brushy is presenting its audited financial statements and selected financial data for only a two-year period, which may not be comparable to those companies that provide audited financial statements and selected financial data for longer periods of time.

Smaller Reporting Companies need not present more than two years of audited financial statements and they need not present selected financial data as required by SEC Regulation S-K Item 301. This selected financial data includes a table showing net sales, operating revenue, income or loss from continuing operations per share of common stock, total assets, long-term obligations (including long-term debt, capital leases and redeemable preferred stock) and cash dividends per share of common stock. Brushy is providing only two years of audited financial statements and selected data. For purposes of this joint proxy/prospectus, Brushy has included selected financial data for illustrative purposes only.

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Brushy is considered a smaller reporting company and is exempt from certain disclosure requirements, which could make Brushy common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer), or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	Had a public float of less than $75 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or
●	In the case of an initial registration statement under the Securities Act, or the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for shares of its common equity, had a public float of less than $75 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or
●	In the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available.

As a “smaller reporting company” Brushy is not required and may not include a Compensation Discussion and Analysis section in its proxy statements; provide only 2 years of financial statements; need not provide the table of selected financial data; and have other “scaled” disclosure requirements that are less comprehensive than issuers that are not “smaller reporting companies” which could make Brushy common r stock less attractive to potential investors, which could make it more difficult for Brushy stockholders to sell their shares.

Brushy common stock is likely to be a penny stock, and therefore, trading may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell Brushy common stock.

The SEC adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If Brushy common stock (both pre and post-merger) trades at less than $5.00 per share, these securities would be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade Brushy securities. Brushy believes that the penny stock rules discourage investor interest in and limit the marketability of its common stock.

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The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder’s ability to buy and sell Brushy common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy Brushy common stock, which may limit your ability to buy and sell Brushy common stock and have an adverse effect on the market for Brushy shares.

Risks Relating to the Merger

Because all of the merger consideration to be received by Brushy stockholders is a fixed amount of Lilis common stock and the market price of shares of Lilis common stock will fluctuate, Brushy stockholders cannot be sure of the aggregate value of the merger consideration they will receive.

Upon the effective time of the merger, each share of Brushy common stock (other than dissenting shares as described in “Dissenters’ Rights of Appraisal” on page [—] and other than shares held in Brushy’s treasury or owned by Lilis or any subsidiary of Brushy or Lilis, which will be cancelled for no consideration) will be converted into the right to receive merger consideration consisting of a pro rata share of an aggregate of approximately 56,551,185 shares of Lilis common stock based on the exchange ratio contemplated by the merger agreement and the number of shares of Brushy common stock as of December 29, 2015, which will represent approximately 50% of the shares of Lilis’s common stock outstanding immediately following the completion of the merger (without giving effect to the exercise of any outstanding options or warrants to purchase equity securities of Lilis or Brushy). Because the aggregate number of shares of Lilis common stock is fixed and will not be adjusted as a result of changes in the market price of Lilis common stock, the value of the merger consideration Brushy stockholders will receive will fluctuate with the market price of Lilis common stock. The merger agreement does not include a price-based termination right or provisions that would limit the impact of increases or decreases in the market price of Lilis common stock or adjust the portion of the merger consideration to be paid in Lilis common stock as a result of any change in the market price of shares of Lilis common stock between the date of this joint proxy statement/prospectus and the date that Brushy stockholders receive shares of Lilis common stock in exchange for their shares of Brushy common stock. The market price of Lilis common stock will likely be different, and may be lower, on the date Brushy stockholders receive their shares of Lilis common stock than the market price of shares of Lilis common stock as of the date of this joint proxy statement/prospectus.

During the 12-month period ended on December 31, 2015, shares of Lilis common stock traded in a range from a low of $0.07 to a high of $3.15 and ended that period at $0.20 per share. See “Price Range of Common Stock and Dividends” beginning on page [—] for more detailed share price information. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in oil and natural gas prices, changes in Lilis’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Lilis’s control. If the market price of Lilis common stock declines after Brushy stockholders vote, they may receive less value than they expected when they voted. Neither Lilis nor Brushy is permitted to terminate the merger agreement, adjust the merger consideration or resolicit the vote of Brushy stockholders because of changes in the market price of Lilis common stock.

Current Lilis and Brushy stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company.

Lilis will issue approximately 56,551,185 shares of Lilis common stock to Brushy stockholders in the merger. As a result, current Lilis stockholders and current Brushy stockholders are each expected to hold approximately 50% of the shares of the combined company.

Lilis stockholders and Brushy stockholders currently have the right to vote for their respective board of directors and on other matters affecting the applicable company. When the merger occurs, each Brushy stockholder that receives shares of Lilis common stock will become a stockholder of Lilis with a percentage ownership of the combined company that is significantly smaller than the stockholder’s percentage ownership in Brushy. Correspondingly, each Lilis stockholder will remain a stockholder of Lilis with a percentage ownership of the combined company that is significantly smaller than the stockholder’s percentage ownership of Lilis prior to the merger. As a result of these reduced ownership percentages, Lilis stockholders will have less influence on the management and policies of the combined company than they now have with respect to Lilis, and former Brushy stockholders will have less influence on the management and policies of the combined company than they now have with respect to Brushy.

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The ability of Lilis and Brushy to complete the merger is subject to various closing conditions, including the approval by the stockholders of both Lilis and Brushy, and as a result, the closing of the merger may be delayed or not be completed, which could adversely affect Lilis’s and/or Brushy’s business operations and stock prices.

In order for the merger to be completed, both Lilis’s stockholders and Brushy’s stockholders must approve and adopt the merger agreement and related transaction proposals, which requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Lilis common stock and Brushy common stock. The merger agreement also contains other closing conditions, which are described in “The Merger Agreement—Conditions to the Merger” beginning on page [—]. We can provide no assurance that the various closing conditions will be satisfied or waived.

The special meetings at which the Lilis stockholders and the Brushy stockholders will vote on the transactions contemplated by the merger agreement may take place before all such conditions have been satisfied or waived. As a result, if stockholder approval of the transactions contemplated by the merger agreement is obtained at such meetings, Lilis and Brushy may make decisions after the special meetings to waive a condition or approve certain actions required to satisfy a necessary condition without seeking further stockholder approval. Such actions could have an adverse effect on the combined company.

If Lilis and Brushy are unable to complete the merger, Lilis and Brushy would be subject to a number of risks, including the following:

●	Lilis and Brushy would not realize the anticipated benefits of the merger, including, among other things, increased operating efficiencies;
●	the attention of management of Lilis and Brushy may have been diverted to the merger rather than to each company’s own operations and the pursuit of other opportunities that could have been beneficial to that company;
●	the potential loss of key personnel during the pendency of the merger as employees may experience uncertainty about their future roles with the combined company;
●	certain costs relating to the merger, including certain financial advisory, legal and accounting fees and expenses, must be paid even if the merger is not closed;
●	Lilis and Brushy will have been subject to certain restrictions on the conduct of their respective businesses, which may prevent them from making certain acquisitions or dispositions or pursuing certain business opportunities while the merger is pending; and
●	the trading price of Lilis common stock may decline to the extent that the current market prices reflect a market assumption that the merger will be completed.

If the merger is not completed on or before April 30, 2015, either Lilis or Brushy may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [—]. Lilis and Brushy are also each required to pay the other a termination fee of $1.2 million if it terminates the merger under certain circumstances specified in the merger agreement. In addition, if the merger agreement is terminated under certain circumstances unrelated to a breach or failure to perform, as applicable, of Lilis’s representations, warranties, covenants or other agreements contained in the merger agreement or as a result of a superior proposal, Brushy may be required to pay to Lilis an amount equal to the refundable deposit, which is $2 million. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [—].

The occurrence of any of these events individually or in combination could have a material adverse effect on the companies’ results of operations or the trading price of Lilis common stock.

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The pendency of the merger could adversely affect Lilis and/or Brushy.

Lilis and Brushy have each agreed in the merger agreement to refrain from taking certain actions with respect to their business and financial affairs during the pendency of the merger, which restrictions could be in place for an extended period of time if completion of the merger is delayed and could adversely impact Lilis’s and Brushy’s financial condition, results of operations or cash flows.

Each of Lilis and Brushy will incur significant transaction, merger-related and restructuring costs in connection with the merger.

Lilis and Brushy expect to incur costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the merger. The combined company also will incur restructuring and integration costs in connection with the merger. Lilis is in the early stages of assessing the magnitude of these costs and additional unanticipated costs may be incurred in the integration of the businesses of Lilis and Brushy. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of either Lilis or Brushy or the combined company. Although Lilis and Brushy expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term, or at all. Many of these costs will be borne by Lilis and/or Brushy even if the merger is not completed.

The merger agreement limits each of Lilis’s and Brushy’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that could adversely impact competing proposals to acquire Lilis and Brushy. These provisions include the prohibition on Lilis and Brushy generally from soliciting any acquisition proposal or offer for a competing transaction and the requirement that the terminating party pay a termination fee of approximately $1.2 million in cash if the merger agreement is terminated in specified circumstances in connection with a superior proposal for an alternative transaction. In the case of Brushy, this amount may be as much as $3.2 million in the case Brushy is required to repay the refundable deposit. As a result of these restrictions, neither Lilis nor Brushy may be able to enter into an agreement with respect to a more favorable alternative transaction without incurring potentially significant liability to the other. If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of the company making such payment.

In addition, even if the board of directors of Lilis or Brushy determines that a competing proposal to acquire the other is superior, each of Lilis and Brushy may not exercise its right to terminate the merger agreement unless it notifies the other of its intention to do so and gives the non-terminating party at least four business days to propose revisions to the terms of the merger agreement or to make another proposal in response to the competing proposal. See “The Merger Agreement—No Solicitation” beginning on page [—].

Each of Lilis and Brushy agreed to these provisions as a condition to the other’s willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of either Lilis or Brushy from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire Lilis or Brushy than it might otherwise have proposed to pay.

The opinion obtained by the board of directors of Brushy from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

The Brushy board of directors has not requested an updated opinion as of the date of this joint proxy statement/prospectus from ROTH, Brushy’s financial advisor, nor has it obtained such an update since the board is not aware of any material changes to Lilis, Brushy or their respective businesses, results of operations or financial positions. This opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to the financial advisor as of, the date of such opinion. Developments subsequent to the date of such opinion, including changes in the operations and prospects of Brushy or Lilis, general market and economic conditions and other factors that may be beyond the control of Brushy and Lilis, may affect such opinion. The opinion is included as Annex C to this joint proxy statement/prospectus. For a description of the opinion that Brushy’s board of directors received from its financial advisor and a summary of the material financial analyses ROTH provided to Brushy’s board of directors in connection with rendering such opinion, please refer to the section entitled “The Merger—Opinion of ROTH to the Brushy Board of Directors” beginning on page [—].

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The expected executive officers and directors of Lilis and Brushy have interests in the merger that are different from, or in addition to, those of other shareholders and that could have influenced their decision to support or approve the merger.

The expected executive officers and directors after the closing of the merger of the combined company are expected to collectively beneficially own approximately [ ]% of the outstanding shares of Lilis common stock after the closing of the merger. In considering whether to approve the transactions contemplated by the merger agreement, Lilis stockholders and Brushy stockholders should recognize that some of the executive officers and the boards of directors of Lilis and Brushy have interests in the merger that may differ from, or are in addition to, their interests as stockholders of Lilis and stockholders of Brushy. These interests are described in “Interests of Lilis and Brushy Directors and Executive Officers in the Merger” beginning on page [—].

The merger may fail to qualify as a tax-free reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your shares of Brushy common stock.

The Merger has been structured with the intent that it qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Due to the uncertainty surrounding the application of the “control test,” however, neither Brushy nor Lilis can assure you at this time that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. Further, even if Lilis and Brushy later determine to take the position that the merger so qualifies, no assurance can be given that the IRS or the courts will agree that the merger qualifies as a tax-free reorganization under Section 368(a). Further, the IRS will not provide a ruling on this matter, nor will Lilis or Brushy obtain an opinion of legal counsel as to whether the merger will constitute a tax-free reorganization for federal income tax purposes. If the merger fails to qualify as a reorganization, the merger will be fully taxable for U.S. federal income tax purposes with the consequences as more fully described under “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—].

Lilis may have failed to make adequate provisions for withholding of income, FICA and other taxes from employee compensation and consequently may have an under-funded obligation with respect to such taxes, including related interest and penalties.

Lilis may have failed to make adequate provisions for withholding of income, FICA and other taxes with respect to approximately 2 million shares of stock-based employee compensation from 2012 through the end of 2015. Consequently, Lilis may have an under-funded obligation with respect to such taxes, including related interest and penalties. Any such under-funded obligation  could have material and adverse consequences to the financial condition and operations of Lilis.

Risks Relating to Lilis’s Operations Following the Merger

We may not be able to successfully integrate the businesses of Lilis and Brushy following the merger.

The success of the merger depends in large part upon our ability to integrate our organizations, operations, systems and personnel. The integration of two previously independent companies is a challenging, time-consuming and costly process. Lilis and Brushy have operated and, until the effective time of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the merger, potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger and performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations. In addition, successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. If we are not able to integrate our organizations, operations, systems and personnel in a timely and efficient manner, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

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The combined company could incur substantial expenses related to the integration of Lilis and Brushy.

Lilis and Brushy expect that the combined company will incur substantial expenses in connection with integrating their respective businesses, policies, procedures, operations, technologies and systems. There are a large number of systems that must be integrated, including information management, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance. There are a number of factors beyond the control of either party that could affect the total amount or the timing of all of the expected integration expenses. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, reduce the savings that Lilis expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the merger, and accordingly, any net benefits may not be achieved in the near term or at all. These integration expenses may result in the combined company taking significant charges against earnings following the completion of the merger.

Business issues currently faced by one company may be imputed to the operations of the other company.

To the extent that either Lilis or Brushy currently has or is perceived to have operational challenges, those challenges may raise concerns by existing customers of the other company following the merger which may limit or impede Lilis’s future ability to obtain additional work from those customers.

Lilis’s merger with Brushy, if completed, may not achieve its intended results.

Lilis and Brushy entered into the merger agreement with the expectation that the merger would result in various benefits, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether the business of Brushy is integrated in an efficient and effective manner. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues generated by the combined company, and diversion of management’s time and energy and could have an adverse effect on the combined company’s financial position, results of operations or cash flows.

Lilis’s business plan after consummation of the merger includes substantial capital requirements which may require additional debt or equity financing if we cannot operate profitably or generate positive cash flow in the future.

If we cannot generate positive cash flows in the future, or raise sufficient financing to continue operations, then we may be forced to curtail or even cease our operations. Lilis expects to make substantial capital expenditures for the acquisition, development, production and exploration of its oil and gas properties in order to fully realize its business plan. Moreover, additional capital will be required to fund financing costs, costs associated with general and administrative expenses and other working capital needs.

Lilis’s capital requirements will depend on numerous factors, and it cannot predict accurately the exact timing and amount of its capital requirements. Lilis expects to depend in large part on outside capital to pay for the continued exploration and development of its properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not continue to be available if necessary to meet these continuing costs or, if capital is available, it may not be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of Lilis’s stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to curtail or even cease operations.

Failure to retain key employees and skilled workers could adversely affect Lilis following the merger.

Lilis’s performance following the merger could be adversely affected if the combined company is unable to retain certain key employees and skilled workers of Brushy. The loss of the services of these key employees and skilled workers could adversely affect Lilis’s future operating results because of their experience and knowledge of Brushy’s business. In addition, current and prospective employees of Lilis and Brushy may experience uncertainty about their future roles with the combined company until after the merger is completed. This may adversely affect the ability of Lilis and Brushy to attract and retain key personnel, which could adversely affect Lilis’s performance following the merger.

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The combined company will record oil and gas properties that could become impaired and adversely affect the combined company’s operating results.

The merger will be accounted for as a purchase by Lilis in accordance with accounting principles generally accepted in the United States with Lilis as the acquiror. Under the acquisition method of accounting, the assets and liabilities of Brushy will be recorded, at the date of the merger, at their respective fair values and added to those of Lilis. The reported financial condition and results of operations of Lilis issued after completion of the merger will reflect Brushy balances and results of operations after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Brushy for periods prior to the merger. Following completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [—].

Under this method of accounting, the assets and liabilities of Brushy are recorded at their estimated fair values as of the date the merger is effective. To the extent the value of any acquired assets becomes impaired in the future, the combined Company may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on the combined company’s operating results.

The unaudited pro forma combined financial information and prospective financial information included in this joint proxy statement/prospectus are presented for illustrative purposes only and do not represent the actual financial positions or results of operations of the combined company following the merger.

The unaudited pro forma combined financial information and prospective financial information contained in this joint proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of Lilis and Brushy prior to the merger or that of the combined company following the merger for several reasons. See the sections entitled “Summary—Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [—], “Summary—Selected Condensed or Consolidated Historical Financial Date of Lilis” beginning on page [—] and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page [—]. The actual financial positions and results of operations of Lilis and Brushy prior to the merger and that of the combined company following the merger may not be consistent with, or evident from, the unaudited pro forma combined financial information and prospective financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial information and prospective financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors, including the consummation of the transactions that are closing conditions of the merger. Any significant changes in the share price of Lilis may cause a significant change in the purchase price and the pro forma financial information.

Risks Relating to Lilis Common Stock Following the Merger

The trading price of Lilis common stock may be volatile and the market value of Lilis common stock could decline if large amounts of its common stock are sold following the merger.

The trading price of shares of Lilis common stock has from time to time fluctuated widely and in the future Lilis common stock may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this document, as well as Lilis’s operating results, financial condition, drilling activities and general conditions in the oil and natural gas exploration and development industry, the economy, the securities markets and other events.

Furthermore, in recent years broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, Lilis may experience wide fluctuations in the market price of its common stock. These fluctuations may have an extremely negative effect on the market price of Lilis common stock.

Moreover, following the merger, stockholders of Lilis and former stockholders of Brushy will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current stockholders of Lilis and Brushy may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, in order to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which Lilis common stock is included. If, following the merger, large amounts of Lilis common stock are sold, the price of its common stock could decline.

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Failure to comply with Nasdaq continued listing requirements, even after the Lilis stock split, could adversely affect the liquidity of our common stock and effect the closing of the merger.

As previously disclosed, Lilis does not currently satisfy the minimum bid price requirement for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5450(a)(1). In order to regain compliance, the minimum bid price per share of Lilis’s common stock must be at least $1.00 for at least ten consecutive business days prior to March 21, 2016. On January 21, 2016, Lilis presented its case for an extension at a hearing before the Nasdaq Hearings panel (the “Panel”) in connection with the above as well as its failure to comply with the requirement of Nasdaq Listing Rule 5450(b)(1)(A), relating to the minimum stockholder’s equity requirements and requested a transfer to the Nasdaq Capital Market. On February 9, 2016, Lilis was notified that the Panel had determined to grant Lilis’s request to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market tier, effective February 11, 2016. Lilis’s continued listing on The Nasdaq Capital Market is subject to certain conditions, including the Company evidencing compliance with the applicable $2.5 million stockholders’ equity requirement and its continued compliance with all other applicable requirements for continued listing on that market by no later than May 23, 2016.

If Lilis fails to regain compliance during this grace period, or the Panel does not grant Lilis a further extension, Lilis’s common stock will be delisted. Delisting could adversely affect the liquidity of our common stock. We have notified Nasdaq of our intention to cure the minimum bid price deficiency during the grace period by effecting a reverse stock split in connection with the merger to regain compliance. However, we cannot assure you that a reverse stock split, if approved by the Lilis stockholders, will increase our stock price and have the desired effect of maintaining compliance with Nasdaq Listing Rules. The liquidity of our common stock may even be harmed by a reverse stock split because of the reduced number of shares that would be outstanding after the Lilis stock split, particularly if the stock price does not increase as a result of the action.

Moreover, it is a condition to the closing of the merger that Lilis shall have maintained its Nasdaq listing. Notwithstanding Lilis’s Nasdaq listing, if Nasdaq deems the merger to be a “change of control,” Nasdaq would require Lilis to file an initial listing application and meet the requirements for initial listing as opposed to certain of the lower thresholds set forth in the requirements for continued listing. Lilis may not be able to meet those initial listing requirements at, or immediately following, the effective time of the merger. Even if Lilis is able to meet such initial listing requirements, it may not continue to meet the continued listing requirements thereafter.

If Nasdaq determines not to continue Lilis’s listing, trading of our common stock most likely occur in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the OTC Bulletin Board or OTC Markets Group Inc. (formerly known as Pink OTC Markets Inc.). Such trading this could have significant material adverse consequences on Lilis, including:

●	Lilis would be in violation of a closing condition and may be considered to be in breach of the merger agreement;
●	reduced liquidity with respect to Lilis’s shares;
●	a determination that its common stock is a “penny stock” which will require brokers trading in Lilis shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Lilis shares;
●	a limited amount of news and analyst coverage for Lilis resulting in potential difficulty to dispose of, or obtain accurate quotations for the price of, Lilis common stock; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

Lilis’s indebtedness following the merger will be higher than Lilis’s existing indebtedness, which could limit its operations and opportunities, make it more difficult for Lilis to pay or refinance its debts, and may cause Lilis to issue additional equity in the future, which would increase the dilution of its stockholders and former Brushy stockholders or reduce earnings.

In connection with the merger, Lilis plans to refinance Brushy’s outstanding senior debt and has incurred additional debt to pay transaction expenses. See “The Companies—Lilis Energy, Inc. —Recent Developments” for a discussion of Lilis’s merger-related financing. As of [       ], Lilis’s total indebtedness was approximately $[       ]. As of [       ], after giving effect to the merger, Lilis’s pro forma total indebtedness would have been approximately $[ ] (including approximately $[       ] of currently payable long-term debt, approximately $[       ] million of short-term borrowings and approximately $[       ] million of long-term debt and other long-term obligations). Lilis’s debt service obligations with respect to this increased indebtedness could have an adverse impact on its earnings and cash flows (which after the merger would include the earnings and cash flows of Brushy) for as long as the indebtedness is outstanding.

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Lilis’s increased indebtedness could also have important consequences to holders of Lilis common stock. For example, it could:

●	make it more difficult for Lilis to pay or refinance its debts as they become due during adverse economic and industry conditions because any decrease in revenues could cause Lilis to not have sufficient cash flows from operations to make its scheduled debt payments;

●	limit Lilis’s flexibility to pursue other strategic opportunities or react to changes in its business and the industry in which it operates and, consequently, place Lilis at a competitive disadvantage to its competitors with less debt;

●	require a substantial portion of Lilis’s cash flows from operations to be used for debt service payments, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, dividend payments and other general corporate purposes;

In order to begin to generate sufficient cash on a consolidated basis to make all of the principal and interest payments when such payments are due under Lilis’s existing term loans, notes and other instruments governing its outstanding indebtedness, and under any indebtedness of Brushy that may remain outstanding after the merger, Lilis will need to raise additional capital to sustain, continue and in certain circumstances, re-start operations. There can be no assurance that Lilis will be able raise this capital on terms acceptable to Lilis, if it all, and in turn, repay or refinance such borrowings and obligations.

Further offerings of debt by Lilis, which would be senior to Lilis’s common stock upon liquidation, and/or preferred stock, which would be senior to Lilis common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of Lilis’s common stock.

Lilis may from time to time issue additional debt securities in connection with any number of activities, including strategic acquisitions, repayment of debt, capital expenditures and other uses. Upon liquidation, holders of such debt securities and lenders with respect to other borrowings by Lilis will receive distributions of Lilis’s available assets prior to the holders of Lilis’s common stock.

Lilis’s board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Lilis’s board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over Lilis common stock with respect to dividends or upon Lilis’s dissolution, winding-up and liquidation and other terms. If Lilis issues preferred stock in the future that has a preference over its common stock with respect to the payment of dividends or upon its liquidation, dissolution, or winding-up, or if Lilis issues preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of Lilis common stock or the market price of Lilis common stock could be adversely affected.

In addition, offerings of Lilis common stock or of securities linked to Lilis common stock may dilute the holdings of Lilis existing common stockholders or reduce the market price of Lilis common stock. Holders of Lilis common stock are not entitled to preemptive rights.

The shares of Lilis common stock to be received by Brushy stockholders as a result of the merger transaction will have different rights from shares of Brushy common stock.

Following completion of the merger transaction, Brushy stockholders will no longer be stockholders of Brushy but will instead be stockholders of Lilis. There are important differences between the rights of Brushy stockholders and the rights of Lilis stockholders. Lilis is incorporated in Nevada, and is consequently subject to Nevada corporate law, while Brushy is incorporated in Delaware and is thus subject to Delaware corporate law. See “Comparison of Rights of Common Stockholders of Lilis and Brushy” beginning on page [—] for a discussion of the different rights associated with Lilis common stock and Brushy common stock.

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THE COMPANIES

Lilis Energy, Inc.

Overview

Lilis Energy, Inc. (Nasdaq: LLEX) is a Denver-based upstream independent oil and gas company engaged in the acquisition, drilling and production of oil and natural gas properties and prospects. Lilis was incorporated in August of 2007 in the State of Nevada as Universal Holdings, Inc. In October 2009, Lilis changed its name to Recovery Energy, Inc. and in December 2013, changed its name to Lilis Energy, Inc.

Lilis’s current operating activities are focused on the Denver-Julesburg Basin, which is referred to as the DJ Basin, in Colorado, Wyoming and Nebraska. Its business strategy is designed to maximize shareholder value by leveraging the knowledge, expertise and experience of our management team and via the future exploration and development of the approximately 65,000 net acres of developed and undeveloped acreage currently held by Lilis, primarily in the northern DJ Basin.

Recent Developments

Debenture Conversion Agreement

On December 29, 2015, Lilis entered into a Debenture Conversion Agreement, which is referred to as the Conversion Agreement, between Lilis and all of the remaining holders of Lilis’s 8% Senior Secured Convertible Debentures, which are also referred to as the Debentures. The terms of the Conversion Agreement provide that the entire amount of approximately $6.85 million in outstanding Debentures will be automatically converted into Lilis common stock upon the closing of the merger, provided that Lilis has obtained the requisite stockholder approval as required by the Nasdaq Listing Rules, which Lilis is seeking in connection with this joint proxy statement/prospectus at the special meeting to be held in connection with approving the merger.

Pursuant to the terms of the Conversion Agreement, the Debentures will be converted at a price of $0.50, which will result in the issuance of 13,692,930 shares of Lilis common stock upon conversion of the Debentures. Holders of the Debentures have waived and forfeited any and all rights to receive accrued but unpaid interest. Upon the conversion of the Debentures, the holders’ security interest will also be extinguished.

In connection with the foregoing, Lilis relied upon the exemption from securities registration provided by Section 4(a)(2) under the Securities Act, for transactions not involving a public offering.

Convertible Note Financing

Beginning December 29, 2015, Lilis entered into 12% Convertible Subordinated Note Purchase Agreements, which are referred to as the Convertible Note Purchase Agreements, by and among Lilis and the lending parties set forth on the each of the signature pages attached thereto, which are referred to as the Note Purchasers, for the issuance of an aggregate principal amount of $3.6 million unsecured subordinated convertible notes, which are referred to as the Convertible Notes, which includes the $750,002 of short-term notes exchanged for Convertible Notes by Lilis, as described more fully below, and warrants to purchase an aggregate of 16,000,000 shares of Lilis common stock at an exercise price of $0.25 per share. The Company used the proceeds to finance the Refundable Deposit, up to $1.3 million for interest payments to the Lenders (as defined below) and for Lilis’s working capital and accounts payables.

The Convertible Notes bear interest at a rate of 12% per annum, payable at maturity on June 30, 2016. The Convertible Notes and accrued but unpaid interest thereon are convertible in whole or in part from time to time at the option of the holders thereof into shares of Lilis common stock at a conversion price of $0.50. The Convertible Notes may be prepaid in whole or in part (but with payment of accrued interest to the date of prepayment) at any time at a premium of 103% for the first 120 days and a premium of 105% thereafter, so long as no senior debt is outstanding. The Convertible Notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Convertible Notes, subject to certain subordination provisions.

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The Note Purchasers include certain related parties of Lilis, including Abraham Mirman, the Chief Executive Officer and a director of Lilis ($750,000 including the short-term note exchange), Perugia Investments, an investment affiliate of Ronald D. Ormand, a director ($1 million) and Pierre Caland through Wallington Investment Holdings, Ltd. ($300,000), a more than 5% shareholder of Lilis.

Additionally, certain Lilis’s officers, directors and consultants who entered into short-term note agreements with Lilis in 2015, have entered into note exchange agreements, which are referred to as the Note Exchange Agreements, whereby the short-term noteholder agreed to exchange all of Lilis’s outstanding obligations under such short-term notes, which as of December 29, 2015 had outstanding obligations of $750,002, into the Convertible Notes at a rate, expressed in principal amount of Convertible Notes equal to $1.00 for $1.00, in exchange for the cancellation of the short-term notes, with all amounts due thereunder being cancelled and deemed to have been paid in full, including any accrued but unpaid interest.

The issuance of the Convertible Notes pursuant to the Convertible Note Purchase Agreements and the Note Exchange Agreements will not be registered under the Securities Act. Lilis relied upon the exemption from securities registration provided by Section 4(a)(2) under the Securities Act for transactions not involving a public offering.

Heartland Forbearance Agreement

As previously reported in Lilis’s Form 10-Q for the quarter ending September 30, 2015, filed November 23, 2015, Lilis was in default of certain provisions under its Credit Agreement, dated as of January 8, 2015, with Heartland Bank, which is referred to as Heartland, for (i) failure to make the principal payment due on October 1, 2015, in the amount of $125,000 and interest payments in the aggregate amount of $89,000, pursuant to Section 4.1 of the Credit Agreement, (ii) noncompliance under Sections 8.1 and 8.20 of the Credit Agreement for failure to satisfy the covenants relating to the furnishing of reserve reports as of September 15 of each year and holding regularly scheduled operations meetings, respectively and (iii) an assumption by Lilis of an aggregate amount of $650,002 in additional unsecured subordinated debt, which was in excess of the $500,000 subordinated debt basket pursuant to of Section 9.1(c). Subsequent to the quarter ended June 30, 2015, Lilis incurred an additional $100,000 in subordinated debt, in violation of the Credit Agreement. Additionally, as of June 30, 2015, Lilis had reported non-compliance with the financial covenant in the Credit Agreement that relates to the total debt to EBITDAX ratio, measured annually as of June 30, which had been waived by Heartland prior to Lilis’s filing of its quarterly report for the period ended June 30, 2015.

On December 29, 2015, Lilis entered into a forbearance agreement with Heartland, which is referred to as the Heartland Forbearance Agreement, pursuant to which Heartland, acting for itself as Lender and as administrative agent, agreed to forbear exercising any of its remedies for the existing covenant defaults for period of time to permit Lilis to consummate the merger and seek refinancing of the indebtedness owed to Heartland in the approximate amount of $2,750,000. The forbearance period began with the first day following the execution of the Heartland Forbearance Agreement on December 30, 2015 and ends on the earlier to occur of the Maturity Date (as defined in the Credit Agreement) or the occurrence of a future default not addressed by the Heartland Forbearance Agreement, if certain conditions, set forth below, are met, which is referred to as the Heartland Forbearance Period.

Lilis is currently in compliance with the Heartland Forbearance Period, which remains subject to the following conditions: (i) Lilis will pay to Heartland, for the benefit of Lenders, $86,892.36, in satisfaction of all interest payments not previously paid with respect to any Interest Payment Date and will timely pay all interest amounts it is required to pay pursuant to Section 4.1 of the Credit Agreement; (ii) in regards to the merger: (a) on or prior to February 16, 2016, Lilis will have filed the Registration Statement on Form S-4 (and the definitive joint proxy statement/prospectus for the proposed business combination) and (b) on or prior to April 30, 2016, the merger will have closed; and (iii) prior to or concurrent with the closing of the merger, but in no event later than, April 30, 2016, Lilis will prepay the Loan in its entirety in accordance with Section 4.2 of the Credit Agreement.

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Lilis also agreed that during the Heartland Forbearance Period, it will not issue or incur any new subordinated debt except for subordinated debt which (i) is in the form agreed to and (ii) is for a principal amount which when added to all Old Subordinated Debt (as defined in the Heartland Forbearance Agreement) and any other new subordinated debt issued during the Heartland Forbearance Period does not exceed $4.0 million in aggregate principal amount (all such new subordinated debt issued in accordance with the immediately preceding clauses (i) and (ii) is referred to herein as the New Subordinated Debt. Upon the issuance of any Old Subordinated Debt and New Subordinated Debt, Lilis agrees that it will not amend, alter or waive any provision of such Old Subordinated Debt or New Subordinated Debt without the prior written consent of Heartland. Lilis agreed that it will use the proceeds from the issuance of any New Subordinated Debt for only the following purposes: to fund the Refundable Deposit and up to $1,300,000 for interest payments to the Lenders and for Lilis’s working capital and accounts payables.

The failure to meet any of the deadlines set forth above would constitute a default on the Heartland Forbearance Agreement and entitle Heartland to exercise its default remedies under the Credit Agreement.

Lilis Merger Sub, Inc.

Merger Sub is a Delaware corporation and a direct wholly owned subsidiary of Lilis and was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the merger.

Brushy Resources, Inc.

Overview

Brushy is an independent energy company engaged primarily in the exploration for, and development of, natural gas and crude oil reserves. Brushy generates revenues and cash flows from two primary sources: investing activities and the proceeds from the sale of oil and gas production on properties Brushy holds or participates in.

As of February 1, 2016, Brushy owned interests in 121 producing oil and natural gas wells, with 18 wells in the Crittendon Field, Brushy operates 117 or 97% of those wells. Brushy’s oil and natural gas production for 2015 consisted of 180,898 bbls of oil and 779,012 Mcf of gas.

Brushy began 2014 with estimated proved reserves of 5,091 MBOE and ended the year with 6,264 MBOE, with 1,432 MBOE allocated to the Crittendon Field.

Strategy

Brushy produces from operated oil and natural gas wells in the liquids rich, oil-bearing window of the Eagle Ford trend of South Texas and the nearby, oil-prone Giddings field where in combination Brushy controls 16,189 gross acres (15,880 net acres). Brushy also acquired the Crittendon Field and controls 5,160 gross acres (2,759 net acres). In Lea County, New Mexico Brushy holds 520 gross acres (504.7 net acres) by production. Brushy sold their Oklahoma properties in July 2015.

Brushy’s total proved reserves, based on a January 1, 2015 independent reserve estimate report, were 5,788 MBOE, (with 1,432 MBOE allocated to the Crittendon Field), consisting of 10,771 MMcf of natural gas, 3,993 Mbbl of oil. The PV-10 of proved reserves at January 1, 2015 was $128.4 million based on the average of the beginning of each month prices through December 2014 of $95.28 per Bbl for oil and condensate and $4.36 per MMBtu for natural. At January 1, 2015, 23% of estimated proved reserves were proved developed reserves and 69% of estimated proved reserves were oil and condensate. Brushy’s average daily production for the nine month period ending September 30, 2014 was 914 BOE per day. Brushy grew the average daily production 76% from 563 BOE per day at year-end 2013 to 990 BOE per day at year-end 2014.

PV-10 estimated proved reserves is a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K and is defined on page 32 of the 2014 Brushy Form 10-K. Reconciliation to the most directly comparable GAAP financial measure (standardized measure of discounted future net cash flows) is found in the table on page 33 of the 2014 Brushy Form 10-K. Brushy believes that PV-10 value provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies.

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As part of this strategy, Brushy focused on the following areas:

Giddings – Bastrop and Bigfoot – Texas

Brushy controls about 13,000 gross acres located within the Eagle Ford trend. Giddings Field is spread across Bastrop, Burleson, Brazos, Fayette, Lee, and Gonzales counties.  Brushy also controls the Bigfoot Area which is about 3,000 gross acres across Frio and Atascosa counties in southern Texas. As a condition to the merger agreement, Brushy is obligated to convey Giddings Field and the Bigfoot Area, which we refer to collectively as the Giddings Field Assets, to SOSventures in exchange for a release of Brushy’s obligations under its subordinated credit agreement with SOSventures, dated March 29, 2013, as amended, which is referred to as the SOSventures Credit Agreement.

Delaware Basin – Winkler Counties – Texas and Lea County, New Mexico

In Winkler and Loving Counties, Texas Brushy controls about 5,160 gross acres (3,264 net acres). In Lea County, New Mexico Brushy started producing the Mexico P #1 Federal well on September 12, 2015 and now hold 520 gross acres (504.7 net acres) by production.

Recent Developments

Credit Facilities and Forbearance Agreement

In November 2015 counsel for Independent Bank had notified Brushy of the following defaults under the IB Credit Agreement, as amended d: i) the interest coverage ratio covenant set forth in Section 7.15.1 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (ii) the current ratio covenant set forth in Section 7.15.2 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (iii) the leverage ratio covenant set forth in Section 7.15.3 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, and (iv) Brushy is not currently maintaining the minimum Commodity Hedging Transactions (as defined in the IB Credit Agreement) required by Section 7.21 of the IB Credit Agreement. The letter further said that the bank was contemplating what actions to take.

On November 24, 2015, Brushy entered into the IB Forbearance Agreement and the Third Amendment to the Amended and Restated Credit Agreement with Independent Bank under which Independent Bank, acting for itself and as administrative agent for other lenders, agreed to forbear exercising any of its remedies for the existing covenant defaults for period of time to permit Brushy to seek refinancing of the indebtedness owed to Independent Bank in the approximate amount of $11,000,000, which is referred to as the IB Indebtedness or a sale of sufficient assets to repay the IB Indebtedness. The forbearance period began with the execution of the IB Forbearance Agreement on November 24, 2015 and ended on January 31, 2016, but it was extended to February 15, 2016, which is referred to as the IB Forbearance Period, if certain conditions, set forth below, are met. The IB Forbearance Period may be terminated earlier by Brushy’s default on the IB Forbearance Agreement or by a future default not addressed by the IB Forbearance Agreement, which is referred to as the IB Non-Forbearance Default.

The IB Forbearance Period was extended to February 15, 2016, when Brushy furnished to Independent Bank an executed term sheet between Brushy and a prospective refinancing source setting forth the material terms and conditions pursuant which such source, which was Lilis, would be willing to refinance the IB Indebtedness.  Subject to negotiation and execution of definitive documentation between IB, Lilis, and Brushy, Brushy anticipates that the refinancing will occur on or before February 15, 2016.

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In connection with IB Forbearance Agreement, Brushy provided certain additional collateral protections to Independent Bank. Brushy granted a first lien mortgage on a newly completed well in New Mexico. Brushy also delivered certain written directives to Independent Bank. In the event of default on the IB Forbearance Agreement or any IB Non-Forbearance Default, Independent Bank is authorized to send the written directives to BP and Cargill, which are counterparties to certain hedging contracts with Brushy. These written directives instruct BP and Cargill to pay over to Independent Bank “all hedge settlement proceeds, all hedge liquidation proceeds, and all amount otherwise payable by such hedge providers to Brushy.” Absent a default on the IB Forbearance Agreement, or IB Non-Forbearance Default, Independent Bank is not permitted to deliver the written directives to BP or Cargill. Brushy also executed and delivered to Independent Bank certain letters in lieu of transfer orders, whereby Brushy instructed first purchasers of oil and gas production to pay directly to Independent Bank all production revenues attributable to Brushy’s interest in such oil and gas assets. Independent Bank agrees not to send such letters provided that the IB Indebtedness is paid in full on or before the end of the IB Forbearance Period.

During the IB Forbearance Period, Brushy is not permitted to drill new oil or gas wells or to make any distributions to equity holders. Furthermore, the maturity of the second lien note to SOSventures was extended to August 1, 2016.

Oil and Gas Activities

Brushy recently drilled or re-entered and completed its first three wells on its Delaware Basin properties in Winkler County, Texas and Lea County, New Mexico.

Brushy vertically re-entered and horizontally drilled, frac’ed and completed the Kudu #1H well in the Wolfcamp formation in Winkler County, Texas. Brushy started producing the well on August 12, 2015 with a peak 24-hour production rate 653 barrels of oil equivalent per day, comprised of 392 barrels of oil and 1.6 million cubic feet of natural gas flowing on a “18/64 choke at 2,500 psi up 4.5” casing.

Brushy performed a behind-pipe completion of the vertical wellbore and completed the well with a frac in the Wolfcamp Formation for the Mexico P #1 Federal well in Lea County, New Mexico. Brushy started producing the well on September 12, 2015 with a peak 24-hour production rate of 244 barrels of oil equivalent per day, comprised of 219 barrels of oil and 0.2 million cubic feet of natural gas flowing on a “10/64 choke at 500 psi up 10.75” casing. Further the economic production of the Mexico P #1 Federal well increases Brushy’s held-by-production acreage by 520 gross acres (504.7 net acres) in the Delaware Basin. Brushy now owns approximately 3,264 net acres in Winkler and Loving Counties, Texas and Lea County, New Mexico.

Brushy vertically re-entered and horizontally drilled, frac’ed and completed the Wolfe #3H well in the Brushy Canyon formation in Winkler County Texas and is awaiting initial production tests.

Any reference to “peak production” or “initial production” should not be viewed as an indication of what any of the wells are expected to produce in the long run. These production numbers stem from production under test conditions and investors should expect the peak production or initial production to decline over the long-term.

Brushy sold their Oklahoma properties in July 2015 for $7.3 million, for which $6 million of the proceeds of that sale went to pay down IB Credit Agreement.

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LILIS SPECIAL MEETING

General

This joint proxy statement/prospectus is being furnished to Lilis stockholders in connection with the solicitation of proxies by the Lilis board of directors to be used at the special meeting of stockholders to be held at [-], on [-], 2016, at [-] a.m., local time, and at any adjournment or postponement of that meeting. This joint proxy statement/prospectus and the enclosed form of proxy card are first being sent to Lilis stockholders on or about [-], 2016.

Purpose of the Lilis Special Meeting

At the Lilis special meeting, holders of Lilis common stock as of the record date of [-], 2016 will be asked to consider and vote on:

Proposal 1:	The proposal to approve and adopt the merger agreement and the transactions contemplated thereby;

Proposal 2:	The proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan;

Proposal 3:	The proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures;

Proposal 4:	The proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock;

Proposal 5:	The proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock;

Proposal 6:	The proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock;

Proposal 7:	The proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock; and

Proposal 8:	The proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting.

Recommendation of Lilis’s Board of Directors

Lilis’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Lilis and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated thereby, (iii) approved the t the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, (iv) approved the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, (v) approved the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, (vi) approved the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, (vii) approved a reverse stock split of Lilis’s issued and outstanding common stock, (viii) approved the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock, (ix) and approved the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting.

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The Lilis board of directors unanimously recommends that Lilis stockholders vote:

●	“FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby;
●	“FOR” the proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan;
●	“FOR” the proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures;
●	“FOR” the proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock;
●	“FOR” the proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock;
●	“FOR” the proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock;
●	“FOR” the proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock; and
●	“FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting.

Record Date and Voting

The Lilis board of directors has fixed the close of business on [-], 2016 as the record date for determining the holders of shares of Lilis common stock and Series A 8% Convertible Preferred Stock entitled to receive notice of and to vote at the Lilis special meeting and any adjournments or postponements thereof. Only holders of record of such shares at the close of business on that date will be entitled to vote at the Lilis special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [-] shares of Lilis common stock outstanding, held by approximately [-] holders of record, and [-] shares of Lilis Series A 8% Convertible Preferred Stock outstanding, held by approximately [-] holders of record.

Each holder of shares of Lilis common stock and Series A 8% Convertible Preferred Stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the Lilis special meeting, for which such stockholder is entitled to vote, and at any adjournment or postponement thereof. In order for Lilis to satisfy its quorum requirements, the holders of at least a majority of the total number of Lilis’s stock issued and outstanding and entitled to vote at the meeting, must be present in person or represented by proxy. You will be deemed to be present if you attend the meeting or if you submit a proxy (including through the mail or by telephone or the Internet) that is received at or prior to the meeting (and not revoked).

If your proxy is properly executed and received by Lilis in time to be voted at the Lilis special meeting, the shares represented by your proxy (including those given through the mail or by telephone or the Internet) will be voted in accordance with your instructions. If you execute your proxy but do not provide Lilis with any instructions, your shares will be voted “FOR” the proposals set forth in the notice of special meeting.

The only matters that we expect to be presented at the Lilis special meeting are set forth in the notice of special meeting. If any other matters properly come before the Lilis special meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in their best judgment.

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Quorum

If you vote in person or by proxy at the Lilis special meeting, you will be counted for purposes of determining whether there is a quorum at the meeting. Shares of Lilis common stock and Series A 8% Convertible Preferred Stock present in person or by proxy at the Lilis special meeting that are entitled to vote will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Lilis special meeting. The Lilis bylaws provide that a majority of Lilis’s stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum at a meeting of its stockholders for the transaction of business.

As of the record date:

●	Lilis directors and executive officers and their affiliates owned and were entitled to vote [-] shares of Lilis common stock, representing approximately [-]% of the outstanding shares of Lilis common stock;
●	Lilis directors and executive officers and their affiliates owned and were entitled to vote [-] shares of Lilis Series A 8% Convertible Preferred Stock, representing approximately [-]% of the outstanding shares of Lilis Series A 8% Convertible Preferred Stock; and
●	Lilis directors and executive officers and their affiliates did not own any shares of Brushy common stock.

Lilis currently expects that its directors and executive officers will vote their shares of Lilis common stock and Series A 8% Convertible Preferred Stock “FOR” all of the proposals set forth in the notice of special meeting, as applicable.

Vote Required

Approval and adoption of the merger agreement and the transactions contemplated thereby (Proposal 1). Approval of the proposal to approve and adopt the merger agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the special meeting and entitled to vote on the matter, provided that a quorum exists at the special meeting.

Approval and adoption of the Lilis Energy, Inc. 2016 Omnibus Incentive Plan (Proposal 2). Approval of the proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus incentive Plan requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the special meeting and entitled to vote on the matter, provided that a quorum exists at the special meeting.

Approval of the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures (Proposal 3). Approval of the proposal to approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the special meeting and entitled to vote on the matter, provided that a quorum exists at the special meeting.

Approval of the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock (Proposal 4). Approval of the proposal to approve the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock requires the affirmative vote of a majority of the issued and outstanding shares of Lilis Series A 8% Convertible Preferred Stock.

Approval of the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock (Proposal 5). Approval of the proposal to approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the special meeting and entitled to vote on the matter, provided that a quorum exists at the special meeting.

Approval of the reverse stock split of Lilis’s issued and outstanding common stock (Proposal 6). Approval of the proposal to ratify and approve the reverse stock split of Lilis’s issued and outstanding common stock requires the affirmative vote of a majority of the issued and outstanding shares of Lilis common stock.

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Approval of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock (Proposal 7). Approval of the proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the special meeting and entitled to vote on the matter, provided that a quorum exists at the special meeting.

Approval of the authority of the Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting (Proposal 8). Approval of the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the special meeting and entitled to vote on the matter, provided that a quorum exists at the special meeting.

Abstentions and broker non-votes will be counted in determining the presence of a quorum. In the case of the proposals to approve and adopt the merger agreement and the transactions contemplated thereby, to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, to approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, to approve the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, to approve of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase common stock, as set forth in Proposal 7, and to authorize Lilis’s board of directors to adjourn the special meeting, abstentions will have the same effect as votes cast AGAINST such proposals, whereas broker non-votes will have no effect on the outcome such proposals. In the case of the proposals to approve and adopt the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, and to ratify and approve the Lilis Stock Split, as set forth in Proposal 6, abstentions and broker non-votes will have the same effect as votes cast AGAINST such proposals.

Revocability of Proxies

The presence of a stockholder at the Lilis special meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

●	submitting a written revocation prior to the special meeting to the Corporate Secretary, Lilis Energy, Inc., 216 16th Street, Suite #1350, Denver, Colorado 80202;
●	submitting another signed and later dated proxy card and returning it by mail in time to be received before Lilis’s special meeting or by submitting a later dated proxy by the Internet or telephone prior to the special meeting; or
●	attending the Lilis special meeting and voting in person.

Voting Methods

A Lilis stockholder of record may vote by attending the special meeting in person. You may also complete and mail your proxy card in the return envelope enclosed or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Lilis may solicit proxies for the special meeting from Lilis stockholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. Lilis and Brushy will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus.

Interests of Certain Persons in Matters to be Acted Upon

With respect to Proposal 1, see “The Merger—Interests of Lilis Directors and Executive Officers in the Merger” beginning on page [—]. With respect to Proposal 4, see “Interests of Certain Persons in the Proposal” beginning on page [—].With respect to Proposal 5, see “Interests of Certain Persons in the Proposal” beginning on page [—]. With respect to Proposal 7, see “Interests of Certain Persons in the Transaction.”

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BRUSHY SPECIAL MEETING

General

This joint proxy statement/prospectus is being furnished to Brushy stockholders in connection with the solicitation of proxies by Brushy’s board of directors to be used at the special meeting of stockholders to be held at [-], on [-], 2016 at [-] a.m., local time, and at any adjournment or postponement of that meeting. This joint proxy statement/prospectus and the enclosed form of proxy are first being sent to Brushy stockholders on or about [-], 2016.

Purpose of the Brushy Special Meeting

At the Brushy special meeting, holders of Brushy common stock as of the record date will be asked to consider and vote on:

Proposal 1:	the proposal to approve and adopt the merger agreement and the transactions contemplated thereby; and

Proposal 2:	the proposal to adjourn the Brushy special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal regarding the merger.

Recommendation of Brushy’s Board of Directors

The Brushy board of directors has unanimously (i) determined that the merger is fair to and in the best interests of Brushy and its stockholders, (ii) declared the merger agreement and the transactions contemplated thereby advisable, and (iii) approved the merger and the merger agreement (and the forms of exhibits thereto) and the transactions contemplated thereby.

The Brushy board of directors unanimously recommends that Brushy stockholders vote:

●	“FOR” the proposal to approve the merger, the merger agreement and the transactions contemplated by the merger agreement; and
●	“FOR” the proposal to adjourn the Brushy special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal regarding the merger.

Record Date and Voting

The Brushy board of directors has fixed the close of business on [-], 2016 as the record date for determining the holders of shares of Brushy common stock entitled to receive notice of and to vote at the Brushy special meeting and any adjournments or postponements thereof. Only holders of record of shares of Brushy common stock at the close of business on that date will be entitled to vote at the Brushy special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [-] shares of Brushy common stock outstanding, held by approximately [-] holders of record.

Each holder of shares of Brushy common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the Brushy special meeting and at any adjournment or postponement thereof. In order for Brushy to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Brushy common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the mail) that is received at or prior to the meeting (and not revoked).

If your proxy card is properly executed and received by Brushy in time to be voted at the Brushy special meeting, the shares represented by your proxy card (including those given through the mail) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide Brushy with any instructions, your shares will be voted “FOR” the proposals set forth in the notice of special meeting.

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The only matters that we expect to be presented at the Brushy special meeting are set forth in the notice of special meeting. If any other matters properly come before the Brushy special meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in their best judgment.

Quorum

If you vote in person or by proxy at the Brushy special meeting, you will be counted for purposes of determining whether there is a quorum at the meeting. Shares of Brushy common stock present in person or by proxy at the Brushy special meeting that are entitled to vote will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Brushy special meeting. The Brushy bylaws provide that a majority of the outstanding shares of Brushy common stock entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of its stockholders.

As of the record date:

●	Brushy directors and executive officers and their affiliates owned and were entitled to vote approximately [-] shares of Brushy common stock, representing approximately [-]% of the outstanding shares of Brushy common stock;
●	Lilis directors and executive officers and their affiliates did not own any shares of Brushy common stock; and
●	SOSventures and the Longview Entities have entered into a voting agreement with Lilis pursuant to which such stockholders have agreed, among other things, to vote all shares of Brushy common stock owned by each of them in favor of the transactions contemplated in the merger agreement and to grant an irrevocable proxy to each of Lilis and Brushy empowering either entity to vote all such shares of Brushy common stock at any meeting of Brushy stockholders called for the purpose of voting on the merger. As of [________], 2016, these stockholders, and their affiliates covered by the Voting Agreements, owned approximately [53.1]% of the issued and outstanding common stock of Brushy.

Brushy currently expects that its executive officers and directors will vote their shares of Brushy common stock “FOR” all proposals set forth in the notice of special meeting.

Vote Required

Adoption of merger agreement (Proposal 1). The affirmative vote of the holders of a majority of the issued and outstanding shares of Brushy common stock are required to approve and adopt the merger agreement. The required vote of Brushy stockholders on the merger agreement is based upon the total number of issued and outstanding shares of Brushy common stock, and not the number of shares that are actually voted. Each of the failure to submit a proxy card by mail or in person at the Brushy special meeting of any Brushy stockholder, the abstention from voting by any Brushy stockholder and broker non-votes will have the same effect as a vote AGAINST the approval and adoption of the merger agreement by the Brushy stockholder.

Approval of the adjournment of the Brushy special meeting (Proposal 2). The affirmative vote of a majority of the votes cast by holders of Brushy common stock is required to approve the proposal to adjourn the Brushy special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Brushy special meeting to adopt the merger agreement. The required vote of holders of Brushy common stock to approve the proposal to adjourn the special meeting of Brushy stockholders, if necessary, to solicit additional proxies is based on the number of shares that are actually voted, not on the number of outstanding shares of Brushy common stock. Each of the failure to submit a proxy card by mail or in person at the special meeting of Brushy stockholders and the abstention from voting by holders of Brushy common stock will have the same effect as a vote against this proposal, whereas broker non-votes will have no effect on the outcome this proposal. In accordance with the Brushy bylaws, a vote to approve the proposal to adjourn the Brushy special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Brushy special meeting to adopt the merger agreement may be taken in the absence of a quorum. Brushy does not intend to call a vote on this proposal if Proposal 1 has been approved at the Brushy special meeting.

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Revocability of Proxies

The presence of a stockholder at the Brushy special meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

●	submitting a written revocation prior to the special meeting to Corporate Secretary, Brushy Resources, Inc., 300 E. Sonterra, Suite 1220, San Antonio, TX 78258;
●	submitting another proxy prior to the special meeting by mail that is dated later than the original proxy; or
●	attending the Brushy special meeting and voting in person.

Voting by Mail

Brushy stockholders of record may submit their proxy cards by mail with the postage-paid envelope provided.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Brushy may solicit proxies for the special meeting from Brushy stockholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. Brushy and Lilis will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus.

Interests of Certain Persons in Matters to be Acted Upon

With respect to Proposal 1, see “The Merger—Interests of Brushy Directors and Executive Officers in the Merger” beginning on page [—].

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THE MERGER

The following is a description of the material aspects of the merger. While Lilis believes that the following description covers the material terms of the merger, the description may not contain all of the information that is important to Lilis’s stockholders. Lilis encourages its stockholders to read this entire joint proxy statement/prospectus carefully, including the merger agreement, as amended, attached to this joint proxy statement/prospectus as Annexes A.1 and A.2 and incorporated by reference herein, for a more complete understanding of the merger.

General

Each of Lilis’s and Brushy’s board of directors has approved the merger agreement and the transactions contemplated by the merger agreement. In the merger, Merger Sub will merge with and into Brushy, with Brushy surviving the merger as a wholly-owned subsidiary of Lilis. Brushy’s stockholders will receive the merger consideration.

Background of the Merger

The terms of the merger agreement are the result of arms-length negotiations between the representatives of Lilis and Brushy. The following is a brief discussion of the background of these negotiations.

The provisions of the merger agreement are the result of arms’-length negotiations conducted between representatives of Lilis and Brushy, with the assistance of their respective legal and financial advisors. The following is a summary of the meetings, negotiations and discussions between the parties that preceded the execution of the merger agreement.

On October 2, 2015, representatives of ROTH met with management of Brushy to discuss Brushy’s business. Among other things, Brushy’s management indicated that the board of directors of Brushy wanted to create liquidity for Brushy’s shareholders and therefore desired to explore a business combination with a U.S. exchange-listed oil and gas company. It was also noted that since Brushy was currently in default of its senior credit facility, it was important to find a partner that would be able to effect a transaction quickly. ROTH suggested possible companies that could be strategically attractive to Brushy, including Lilis. In the days following this meeting, representatives of Brushy, including Mr. Peter Benz, a member of the board of directors of Brushy, discussed possible business combination scenarios with ROTH. At the conclusion of these discussions, ROTH was directed to reach out to multiple companies, including Lilis, to explore their interest in a business combination with Brushy.

The following week, ROTH contacted Mr. Abraham Mirman, the Chief Executive Officer and a director of Lilis, to discuss a potential business combination between Brushy and Lilis. General information was provided about Brushy, its assets and the rationale for a business combination. Mr. Mirman expressed interest in exploring a business combination which resulted in a call on October 22, 2015 between representatives of Lilis and Brushy.

After the call, the representatives of Lilis and Brushy executed a confidentiality agreement dated October 22, 2015 and agreed to meet in person and explore in more detail the potential for a business combination.

On October 28, 2015, ROTH met with Mr. Mike Pawelek, and Mr. Ed Shaw in San Antonio, where various issues regarding a possible business combination, capital formation, and current capital structure were discussed. It was noted that Brushy would need to be able complete a transaction on an expedited basis or otherwise be able to address the impending maturity of its senior indebtedness. Messrs. Pawelek and Shaw believed that pursuing a transaction with Lilis would result in a transaction that maximized the value for the Brushy shareholders.

On November 4, 2015, ROTH had a call with Brushy and members of their board of directors to discuss Lilis specifically, and the advantages and risks of a potential business combination with Lilis, including the key components of such as business combination. It was noted that Lilis had a management team with significant experience in capital raising activities for public companies and successfully growing exploration and production companies, which would create a synergistic management structure and allow the combined company to have sufficient resources to continue with its exploration activities. Lilis also desired to complete a transaction quickly.

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On November 10, 2015, Mr. Benz met with Mr. Mirman and one of Lilis’s directors, Mr. Nuno Brandolini, in New York to discuss a potential business combination and the benefits of a combined company and possible structure. Mr. Mirman believed that a combined company could benefit from Brushy’s experienced oil and gas operations management team and Lilis’s experienced capital markets management team. He also noted that he believed that Brushy’s assets could continue to be operated at economically attractive terms despite declining oil prices in the market.

On November 11 and 12, 2015, ROTH met with Brushy and Mr. Ronald D. Ormand, a member of Lilis’s board of directors and, at the time, Senior Managing Director of Investment Banking Group at FBR & Co., which had recently acquired MLV & Co., LLC, or MLV, Lilis’s financial advisor, as well as Mr. Mirman and Mr. Nanke, Lilis’s Chief Financial Officer, in San Antonio to discuss specific parameters of a potential merger between Brushy and Lilis. The parties conducted general business and financial due diligence during these meetings as well, including discussing aspects of a pro forma financial model of the combined company and analysis of the oil and gas reserves of Brushy.

Following this meeting, representatives of MLV and Mr. Nanke, and representatives of ROTH developed a combined financial pro forma financial model and discussed strategic benefits of a possible transaction and a growth strategy for the combined company.

On November 16, 2015, ROTH and Mr. Shaw of Brushy had a call with Independent Bank, the administrative agent and senior lender for Brushy’s senior credit facility, to discuss entering into a forbearance agreement related to the senior credit facility. During this call, Independent Bank was notified that Brushy was exploring strategic alternatives.

On November 17, 2015, ROTH had a call with Brushy and Mr. Bill Liao, a director of Brushy, and also an affiliate of SOSventures, a significant shareholder of Brushy and its subordinated lender. This discussion included issues related to a potential business combination with Lilis and alternative options that may be available to Brushy.

On November 19, 2015, Lilis’s board of directors held a regularly scheduled board meeting to discuss Lilis’s quarterly report for the period ended September 30, 2015. Mr. Mirman formally introduced the possibility of the Brushy transaction, to which the Lilis board of directors determined that it should move forward with discussions regarding a possible strategic transaction with Brushy on an expedited basis. Mr. Mirman explained that he believed the Brushy assets presented a unique opportunity for Lilis to acquire new properties that would be economically attractive even with declining oil prices. He also outlined contemplated changes to the combined company’s capital structure, including a refinancing of Brushy’s and Lilis’s senior debt, elimination of the junior debt of both companies and conversion of Lilis’s Series A preferred stock.

Also on November 19, 2015, ROTH circulated a draft non-binding letter of intent, or LOI, to Lilis and Brushy with a basic proposal of a merger between the two entities.

On November 20, 2015, ROTH hosted a call with representatives of Lilis and Brushy to discuss the non-binding letter of intent.

On November 22, 2015, Mr. Ronald Ormand and Mr. G. Tyler Runnels, both directors of Lilis, met with Mr. Sean O’Sullivan, a principal of SOSventures, in Princeton, New Jersey to discuss the proposed transaction and how the combined company could function in the future. Discussions were also had about Brushy divesting its Giddings Field Assets to an affiliate of SOSventures in exchange for the extinguishment of the subordinated debt Brushy owed to SOSventures and the benefits of that potential outcome for both companies.

On November 23, 2015, Lilis filed its quarterly report on Form 10-Q for the period ended September 30, 2015, in which it wrote down the full value of its assets. Additionally, Lilis disclosed that it was non-compliant with its credit agreement with Heartland Bank, as administrative agent and senior lender, or Heartland, for failure to make certain principal and interest payments as well as certain other reporting and financial covenants. Additionally, due to its non-compliance with its credit agreement with Heartland, Lilis was also vulnerable to a cross-default on its 8% Senior Secured Convertible Debentures.

On November 24, 2015, representatives of Lilis and Heartland conducted a call to discuss a forbearance agreement in connection with a possible merger and Lilis agreed to circulate the signed letter of intent to Heartland, once finalized and executed.

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Also on November 24, 2015, Brushy entered into a forbearance agreement with Independent Bank under which Independent Bank, acting for itself and as administrative agent for other lenders, agreed to forbear exercising any of its remedies for the existing covenant defaults for period of time to permit Brushy to seek refinancing of the indebtedness owed to Independent Bank in the approximate amount of $12,500,000 or a sale of sufficient assets to repay that amount. A requirement to the Brushy forbearance agreement was that it engage a broker-dealer to pursue a refinancing of the debt or a possible sale of oil gas assets.

On November 25, 2015, ROTH and Brushy executed an engagement agreement dated as of November 24, 2015. On that same day, representatives of Lilis and Brushy executed a non-binding letter of intent for a merger between the two companies, which contemplated Lilis providing the capital to repay the outstanding indebtedness with Independent Bank pursuant to the terms of Brushy’s forbearance agreement as well as an initial payment in the form of a refundable deposit to Brushy.

On December 1, 2015 ROTH, representatives of Lilis, MLV and Brushy, respectively, met at the offices of Brushy in San Antonio to continue due diligence, and develop the business plan for the combined company. In addition, other matters were discussed including operating within the terms of the forbearance agreement between Brushy and Independent Bank including financing strategies for Lilis to raise the capital necessary to assume or extinguish that debt and other necessary closing conditions, including the exchange of Brushy’s subordinated debt for property and the recapitalization structure of Lilis.

On December 2, 2015 Lilis engaged K&L Gates LLP, or K&L Gates, to serve as legal counsel to Lilis for the merger transaction.

Also on December 2, 2015, Lilis, K&L Gates, ROTH and Brushy, conducted an “all-hands-call” to discuss the timing and structure of the proposed transaction,

On December 3, 2015, representatives of Lilis, Brushy, K&L Gates and Whitaker Chalk Swindle & Schwartz PLLC, or Whitaker Chalk, Brushy’s outside counsel at the time, conducted a call to further discuss appropriate documentation and diligence process.

During the first week of December, Lilis retained a land specialist to review the land title and acreage records of Brushy, which was later presented to Lilis for review.

On December 8, 2015, ROTH had a call with representatives of Independent Bank to discuss the status of the forbearance agreement. ROTH notified the bank at this time that a non-binding LOI had been signed and a merger agreement was anticipated to be signed before the end of December.

On December 10, 2015 ROTH and Brushy executed a fairness opinion engagement agreement for the merger with Lilis and a separate fairness opinion engagement agreement for the Giddings Field Asset divestiture.

On December 10, 2015, K&L Gates sent Whitaker Chalk a draft of the definitive merger agreement. During this time, K&L Gates and Brushy continued to conduct legal and business due diligence on Brushy’s business.

Also on December 10, 2015 Lilis had a regularly scheduled board meeting, at which time the board of directors of Lilis was given an update on the progress of the potential transaction. The Lilis board of directors and management discussed that due diligence was being conducted and that a signed merger agreement was expected by the end of the year. Mr. Mirman also explained that Lilis would seek to convert all of Lilis’s outstanding debentures and preferred stock at $0.50 and Lilis would conduct a reverse stock split. Mr. Mirman also discussed the need for Lilis to raise at least $2,000,000 to pay to Brushy, in the form of a refundable deposit, at the time of the signing of the merger agreement, and discussed the financing options, including a convertible note issuance.

On December 11, 2015, a copy of the signed non-binding LOI was delivered to Independent Bank.

On December 14, 2015, ROTH had a call with Lilis and Brushy to discuss the current status of the merger agreement, and a plan to handle the forbearance agreement with Independent Bank.

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Around this same time, representatives of Brushy and Lilis had discussions about alternatives to address completing the merger in a timely manner given the expiration of the forbearance period of the Independent Bank indebtedness. The parties noted that it was unlikely that the merger would be completed before the expiration of the forbearance period, which was February 15, 2016, and therefore, Lilis agreed in principle with Brushy that if Brushy was unable to extend the forbearance period or otherwise refinance the debt, that Lilis would use its best efforts to provide Brushy with sufficient capital to repay Independent Bank or to purchase the indebtedness directly from Independent Bank. Lilis would require an enhanced security position in Brushy’s assets if it were to provide the capital to refinance the indebtedness owed to Independent Bank prior to closing of the merger.

On December 17, 2015, the board of directors of Brushy had a meeting to discuss the current status of the proposed merger.

During this time, representatives of K&L Gates and Whitaker Chalk continued to discuss the draft merger agreement, including comments provided by Whitaker Chalk, as well as issues related to the divestiture of the Giddings Field Assets.

On December 23, 2015, Heartland circulated a draft forbearance agreement to Lilis and on December 27, 2015, Lilis circulated the most recent draft of the merger agreement to Heartland.

On December 28, 2015 Brushy had a board meeting to discuss the proposed merger. ROTH was asked to provide its fairness opinion to the board of directors of Brushy on both the proposed merger with Lilis and the divestiture of the Giddings Field Assets to an affiliate of SOSventures. ROTH provided its verbal opinion at the conclusion of its presentation. The board of directors after further discussion resolved to approve entering into the merger agreement.

Further, on December, 28, 2015, the board of directors of Lilis held a special meeting to discuss the proposed merger in during which time management made its presentation regarding the merger including: (1) an overview of the possible strategic business combination, including deal structure and interim funding, (2) apprising the board of directors of the status of Lilis’s due diligence efforts to date, (3) pro forma presentation, (4) a slide deck on Brushy’s reserves, production, and transaction rationale (5) discussion of a possible timeline for a transaction, (6) a discussion of the forbearance agreement, (7) a discussion of the debenture conversion agreement, (8) a discussion of the convertible note issuance and (9) a discussion of the fiduciary responsibilities of directors and officers in transactions such as this. The board of directors of Lilis voted unanimously to adopt and approve the merger, authorized management to enter into the merger agreement, the forbearance agreement and the debenture conversion agreement, and directed that the merger agreement be submitted to Lilis’s stockholders for their approval. Following board approval, each of the debenture conversion agreement and the forbearance agreement were executed.

On December 29, 2015, Lilis issued convertible notes and warrants to certain investors, and executed a note exchange agreement with Lilis’s short-term note holders for an aggregate principal amount of $3.6 million as of January 5, 2016, of which the use of proceeds was in part, to fund the refundable deposit. See “Recent Developments—Convertible Note Financing.”

The merger agreement was executed by the parties on December 29, 2015, after which Lilis made payment to Independent Bank in the amount of $1,000,000, on behalf of Brushy in satisfaction of the related merger agreement covenant and Brushy’s forbearance agreement.

On December 30, 2015, Lilis issued a press release announcing the merger, and on December 31, 2015 and January 5, 2016, each of Brushy and Lilis, respectively, filed a Form 8-K with the SEC announcing the convertible notes transaction, the merger and describing the merger agreement.

On January 20, 2016, each of Lilis, Merger Sub, and Brushy executed an amendment to the merger agreement to increase the amount of the refundable deposit from $1,000,000 million to $2,000,000.

Recommendation of Lilis’s Board of Directors and Its Reasons for the Merger

Lilis’s board of directors has determined that the merger is fair to, and in the best interests of, Lilis and its stockholders. In deciding to approve the merger agreement and to recommend that Lilis’s stockholders vote to approve the issuance of shares of Lilis common stock in connection with the merger, Lilis’s board of directors consulted with Lilis’s management and legal and financial advisors and considered a variety of factors, including the following material factors:

●	that the location and predominant nature of Brushy’s oil and gas properties are consistent with Lilis’s strategy to focus its efforts on oil and gas properties in similar areas;

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●	that the combined company would have an important presence in two attractive areas: the Denver Julesburg Basin in Wattenberg Field, Colorado and the Delaware Basin of the Permian Basin in southwest New Mexico and west Texas;

●	that Lilis’s existing knowledge and experience with respect to similar reservoirs should be applicable to Brushy’s assets;

●	the combination will increase estimated proved reserves and production;

●	the complementary nature of the two companies’ respective asset bases, which is expected to permit the combined company to compete more effectively with other exploration and production companies;

●	the combined experience of Lilis’s management team, which has significant experience in capital raising activities for public companies and successfully growing exploration and production companies, together with Brushy’s management team, which has significant expertise in operations, would create a synergistic management structure and allow the combined company to have sufficient resources to continue with its exploration activities;

●	that the merger would significantly increase Lilis’s estimated prospects by gaining access to mature geological concepts in the Permian Basin developed by Brushy’s management;

●	the combined company would have a significant presence in the Permian Basin, which Lilis does not currently have, including in the Crittendon Field, as well as the ability to participate and jointly operate, along with a related party of Brushy, in the Giddings Field Assets;

●	that the combined company should have greater oil and gas exploration and production strengths and should be able to pursue future strategic opportunities that might not otherwise be possible to Lilis on its own;

●	Lili’s board of directors’ and management’s belief that the effect that the share ownership ratio of Lilis’s common stock (without giving effect to the exercise of any outstanding options or warrants to purchase equity securities of Lilis or Brushy) as between the stockholders of Lilis and the stockholders of Brushy, upon the issuance of the merger consideration upon the closing of the merger, is fair, from a financial point of view, to Lilis;

●	the pro forma financial condition, prospects, and opportunities of the combined company;

●	the ability of each company to separately refinance its indebtedness, for which each company had been in default;

●	the terms of the merger agreement and the structure of the merger, including the conditions to each party’s obligation to close;

●	that the merger agreement requires Brushy to pay a termination fee of $1,200,000, and may also require Brushy to pay an additional amount equal to the $2 million refundable deposit paid by Lilis, if the merger agreement is terminated in accordance with certain provisions of the merger agreement;

●	the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which the Lilis board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;

●	the merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide greater financial flexibility; and

●	the structure of the merger is expected to constitute a reorganization under section 368(a) of the Internal Revenue Code.

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Each of these factors favored the conclusion of Lilis’s board of directors that the merger is advisable and in the best interests of Lilis and its stockholders. Lilis’s board of directors relied upon the Lilis and Brushy management teams to provide accurate and complete financial information, projections, and assumptions as the starting point for the analysis.

Lilis’s board of directors considered a number of additional factors concerning the merger agreement and the transactions contemplated by the merger agreement, including the merger. These factors included:

●	information concerning the financial condition, results of operations, prospects, and businesses of Lilis and Brushy, including the respective companies’ reserves, production volumes, cash flows from operations, recent performance of common stock, and the ratio of Lilis’s common stock price to the fair value of Brushy’s common stock over various periods, as well as current industry, economic, and market conditions;

●	the provisions that allow Lilis to engage in negotiations with, and provide information to, third parties in response to unsolicited, bona fide, written acquisition proposals from such third parties that may be superior to the Brushy proposed merger;

●	unless an alternative superior merger proposal received from a third party is matched by Brushy, the merger agreement allows Lilis to terminate the merger agreement prior to the receipt of Lilis’s stockholder approval of the merger and to enter into a written agreement with a third party to effectuate a superior proposal;

●	the net asset value per share of the common stock of both Lilis and Brushy; and

●	the results of Lilis’s business, legal, and financial due diligence of Brushy.

●	Lilis’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by the merger agreement, including the merger. These factors included:

●	that the percentage ownership of Lilis’s current stockholders will be reduced to approximately 50% of the then-outstanding shares of capital stock of Lilis as a result of the merger;

●	that there are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

●	the effects on net asset value, cash flows from operations, and other financial measures under various modeling assumptions and the uncertainties in timing with respect to some anticipated benefits of the merger;

●	that the merger agreement imposes limitations on Lilis’s ability to solicit offers for the acquisition of Lilis, as well as the possibility that Lilis could be required to pay to Brushy a termination fee of $1,200,000 in certain circumstances;

●	that the capital requirements necessary to achieve the expected growth of the combined company’s business will be significant, and there can be no assurance that the combined company will be able to fund all of its capital requirements from operating cash flows;

●	that the merger might not be closed as a result of a failure to satisfy the conditions contained in the merger agreement;

●	if oil or gas prices decrease, the combined assets will be less desirable from a financial point of view; and

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●	that the merger required Lilis to pay $2,000,000 upfront in the form of a refundable deposit and that such refundable deposit may not actually be refundable if certain unfavorable events were to occur, such as the bankruptcy, liquidation or dissolution of Brushy; and

●	other matters described under the caption “Risk Factors.”

This discussion of the information and factors considered by Lilis’s board of directors in reaching their respective conclusions includes all of the material factors considered by Lilis’s board of directors but is not intended to be exhaustive. In view of the wide variety of factors considered by Lilis’s board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, Lilis’s board of directors did not find it practicable to, and did not attempt to, quantify, rank, or otherwise assign relative weight to those factors. In addition, different members of Lilis’s board of directors may have given different weight to different factors.

It should be noted that this explanation of the reasoning of Lilis’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of Lilis’s Board of Directors

Lilis’s board of directors determined that the merger, the merger agreement and the other transactions contemplated in the merger agreement are fair to, and in the best interests of Lilis and its stockholders. Accordingly, the Lilis board of directors unanimously adopted resolutions (i) determining that the merger agreement and the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are fair to, advisable and in the best interests of Lilis and its stockholders, (ii) approving and adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement, (iii) directing that the merger agreement be submitted to a vote of the Lilis stockholders at the Lilis special meeting and (iv) recommending that the Lilis stockholders vote “FOR” the approval and adoption of the merger agreement.

Interests of Lilis Directors and Executive Officers in the Merger

Lilis stockholders should be aware that Lilis’s directors and executive officers have interests in the merger that may be different from, or in addition to, Lilis’s stockholders generally. Lilis’s board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger. These interests and arrangements include rights to indemnification and directors’ and officers’ liability insurance and continued service on Lilis’s board of directors after the merger by three members of Lilis’s board of directors who were members of the Lilis board of directors as of the date of the merger agreement. In addition, Lilis intends to retain all of its executive officers following the merger, each of whom held their respective offices or similar positions as of the date of the merger agreement.

Lilis is currently a party to employment agreements with each of Abraham Mirman, its Chief Executive Officer, Kevin Nanke, its Executive Vice President and Chief Financial Officer, and Ariella Fuchs, its General Counsel and Secretary. Lilis intends to enter into amended and restated employment agreements with each of these officers in connection with the merger. Lilis also intends to enter into an employment agreement with Ronald D. Ormand, under which he will serve as Executive Chairman of Lilis.

As of the date of this joint proxy statement/prospectus, there are 28,783,255 shares of Lilis’s common stock outstanding. Directors and executive officers of Lilis beneficially own approximately [________] shares of Lilis’s common stock, which represents [__]% of the issued and outstanding shares of Lilis’s common stock.

Recommendation of Brushy’s Board of Directors and Its Reasons for the Merger

Brushy’s board of directors has determined that the merger is fair to, and in the best interests of, Brushy and its stockholders. In deciding to approve the merger agreement and to recommend that Brushy’s stockholders vote to approve the issuance of shares of Brushy common stock in connection with the merger, Brushy’s board of directors consulted with Brushy’s management and legal and financial advisors and considered a variety of factors, including the following material factors:

●	Brushy is in default of several covenants of its credit facility with Independent Bank and under strict deadlines imposed by the Forbearance Agreement, which, if not met, leave little or no options for Brushy to avoid foreclosure other than bankruptcy;

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●	the pre-closing terms of the merger agreement would result in the Independent Bank credit facility being paid off before the expiration of the Forbearance Agreement.
●	Lilis’s strategy to focus its efforts on oil and gas properties are consistent with the location and predominant nature of Brushy’s oil and gas properties are consistent with in similar areas;
●	all of Brushy’s prospects are located in the west Texas region, specifically in the Permian Basin, which is desirable to Lilis;
●	the combined company would have an important presence in two attractive areas: the Permian Basin in southwest New Mexico and west Texas, where Brushy currently owns properties, and the Denver Julesburg Basin in Wattenberg Field, Colorado, where Lilis currently owns properties and;

●	the combination will increase estimated proved reserves and production;

●	the complementary nature of the two companies’ respective asset bases, which is expected to permit the combined company to compete more effectively with other exploration and production companies;
●	the merger would benefit Brushy since Lilis’s estimated prospects would significantly increase by gaining access to mature geological concepts in the Permian Basin developed by Brushy’s management;
●	the combined company would continue to have a significant presence in the Permian Basin, which Lilis does not currently have, including in the Crittendon Field, as well as the ability to participate and jointly operate, along with a related party of Brushy, in the Giddings Field Assets;
●	the combined company should have greater oil and gas exploitation and production strengths, greater liquidity in the market for its securities and should be able to pursue future strategic opportunities that might not otherwise be possible to Brushy on its own;
●	the pro forma financial condition, prospects, and opportunities of the combined company;
●	the terms of the merger agreement and the structure of the merger, including the conditions to each party’s obligation to close;
●	the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which Brushy’s board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;
●	sale of the Giddings Field Assets, which is required by the merger agreement, will relieve $21,100,000 in liability owed to SOSventures pursuant to the SOSventures Credit Agreement;
●	the merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide greater financial flexibility; and
●	the structure of the merger is expected to constitute a reorganization under section 368(a) of the Internal Revenue Code.

Each of these factors favored the conclusion of Brushy’s board of directors that the merger is advisable and in the best interests of Brushy and its stockholders. Brushy’s board of directors relied upon the Brushy and Lilis management teams to provide accurate and complete financial information, projections, and assumptions as the starting point for the analysis.

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Brushy’s board of directors considered a number of additional factors concerning the merger agreement and the transactions contemplated by the merger agreement, including the merger. These factors included:

●	information concerning the financial condition, results of operations, prospects, and businesses of Brushy and Lilis, including the respective companies’ reserves, production volumes, cash flows from operations, recent performance of common stock, and the ratio of Brushy’s common stock price to the fair value of Lilis’s common stock over various periods, as well as current industry, economic, and market conditions;
●	the Fairness Opinions produced by ROTH (as described above);
●	the net asset value per share of the common stock of both Brushy and Lilis;
●	the results of Brushy’s business, legal, and financial due diligence of Brushy;
●	that the percentage ownership of Brushy’s current stockholders will be reduced to approximately 50% of the then-outstanding shares of capital stock of Brushy as a result of the merger;
●	that there are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;
●	the effects on net asset value, cash flows from operations, and other financial measures under various modeling assumptions and the uncertainties in timing with respect to some anticipated benefits of the merger;
●	that the merger agreement imposes limitations on Brushy’s ability to solicit offers for the acquisition of Brushy, as well as the possibility that Brushy could be required to pay to Lilis a termination fee of $1,200,000 in certain circumstances;
●	that the capital requirements necessary to achieve the expected growth of the combined company’s business will be significant, and there can be no assurance that the combined company will be able to fund all of its capital requirements from operating cash flows;
●	that the merger might not be closed as a result of a failure to satisfy the conditions contained in the merger agreement;
●	if oil or gas prices decrease, the combined assets will be less desirable from a financial point of view; and
●	that the merger required Lilis to pay $2,000,000 upfront in the form of a refundable deposit and that such refundable deposit may not actually be refundable if certain unfavorable events were to occur, such as the bankruptcy, liquidation or dissolution of Brushy; and
●	other matters described under the caption “Risk Factors.”

This discussion of the information and factors considered by Brushy’s board of directors in reaching their respective conclusions includes all of the material factors considered by Brushy’s board of directors but is not intended to be exhaustive. In view of the wide variety of factors considered by Brushy’s board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, Brushy’s board of directors did not find it practicable to, and did not attempt to, quantify, rank, or otherwise assign relative weight to those factors. In addition, different members of Brushy’s board of directors may have given different weight to different factors.

It should be noted that this explanation of the reasoning of Brushy’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

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Recommendation of Brushy’s Board of Directors

Brushy’s board of directors determined that the merger, the merger agreement and the other transactions contemplated in the merger agreement are fair to, and in the best interests of Brushy and its stockholders. Accordingly, the Brushy’s board of directors unanimously adopted resolutions (i) determining that the merger agreement and the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are fair to, advisable and in the best interests of Brushy and its stockholders, (ii) approving and adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement, (iii) directing that the merger agreement be submitted to a vote of the Brushy stockholders at the Brushy special meeting and (iv) recommending that the Brushy stockholders vote “FOR” the approval and adoption of the merger agreement.

Opinion of ROTH to Brushy’s Board of Directors

Brushy’s board of directors retained ROTH to deliver an opinion as to the fairness, from a financial point of view, to Brushy’s shareholders of the total consideration to be paid in the merger to Brushy’s shareholders. At a meeting of Brushy’s board of directors on December 28, 2015, which is referred to as the Opinion Date, ROTH issued its oral opinion to Brushy’s board of directors, later confirmed in a written opinion dated December 29, 2015, that, based upon and subject to the assumptions, procedures, considerations and limitations set forth in the written opinion, the total consideration to be paid to Brushy’s shareholders in the merger is fair, from a financial point of view, to Brushy’s shareholders as of the date of the opinion.

The full text of the ROTH written opinion dated December 29, 2015, confirming its oral opinion issued to Brushy’s board of directors on December 28, 2015, sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by ROTH in rendering its opinion, and is attached to this joint proxy statement/prospectus as Annex C and is incorporated in its entirety herein by reference.

You are urged to, and should, carefully read the ROTH opinion in its entirety and this summary is qualified by reference to the written opinion. The ROTH opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the total consideration to be paid to Brushy’s shareholders in the merger and does not address any other aspect or implication of the merger. ROTH’s opinion was directed solely to Brushy’s board of directors in connection with its consideration of the merger and does not address Brushy’s underlying business decision to proceed with or effect the merger or the structure of the merger, or the relative merits of the merger compared to any alternative business strategy or transaction in which Brushy might otherwise engage. The ROTH opinion was approved by an internal fairness committee of ROTH. However, neither ROTH’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any Brushy shareholder as to how such shareholder should act or vote with respect to any matter relating to the merger.

In connection with rendering the opinion described above and performing its financial analyses, ROTH, among other things:

(i)	reviewed and analyzed the financial terms of the final draft merger agreement dated December 28, 2015, which is referred to as the Final Draft Agreement;
(ii)	reviewed certain publicly available and other business and financial information provided by Brushy;
(iii)	reviewed certain internal financial statements and other financial and operating data concerning Brushy prepared and provided by the management of Brushy;
(iv)	reviewed certain reserve engineering reports prepared by management of Brushy using reserve volume estimates prepared by Forrest A Garb & Associates, Inc., which is referred to as the Forrest Estimates;
(v)	compared selected market valuation metrics of certain publicly-traded companies ROTH deemed relevant in preparing its opinion with those same metrics implied by the merger;
(vi)	compared the financial terms, to the extent publicly available, of certain comparable acquisition transactions ROTH deemed relevant in preparing its opinion with those same metrics implied by the merger;
(vii)	discussed the past and current operations, financial condition and prospects of each of Lilis and Brushy with management of Brushy, including the assessments of management of Brushy as to the liquidity needs of, and financing alternatives and other capital resources available to, Brushy;

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(viii)	participated in certain discussions with management of Brushy regarding their assessment of the strategic rationale for, and the potential benefits of, the merger;
(ix)	participated in certain discussions with management of Lilis and Brushy, and with representatives of Brushy’s board of directors and its legal and professional advisors; and
(x)	performed such other analyses, reviewed such other information and considered such other data, financial studies, analyses, and financial, economic and market criteria, and such other factors as ROTH has deemed appropriate in preparing its opinion.

In addition, ROTH held multiple conversations with senior management and Brushy’s board of directors, including, in particular, regarding the course of discussions of the merger. These conversations also entailed recent developments in the business operations of Brushy, including a review of business opportunities and anticipated oil and natural gas production schedules prepared by management along with the corresponding financial projections.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, ROTH did not attribute any particular weight to any analysis or factor considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Accordingly, ROTH believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying ROTH’s opinion. In addition, in certain of its analyses, ROTH derived a value for Brushy and compared the consideration being paid to Brushy’s shareholders to certain other companies and other transactions that ROTH deemed comparable. No public companies and/or transaction utilized by ROTH, as a comparison, are identical to Brushy or Lilis or to the proposed transaction with Brushy. An analysis of the results of such comparison is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the public trading value of the comparable companies or enterprise value of the comparable transactions to which Brushy and the transaction with Brushy were being compared.

In performing its analyses, ROTH made certain assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ROTH, Brushy and Lilis. Any estimates contained in the analyses performed by ROTH are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The ROTH opinion and ROTH’s presentation to Brushy’s board of directors were among several factors taken into consideration by Brushy’s board of directors in making its determination to approve the merger agreement. Consequently, the ROTH analyses described herein should not be viewed as determinative of the decision of Brushy’s board of directors or Brushy’s management to engage in the merger.

The following is a summary of the material financial analyses that ROTH prepared and relied on in delivering its opinion to Brushy’s board of directors. This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to understand fully the financial analyses presented by ROTH. The tables alone do not constitute a complete description of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by ROTH or Brushy’s board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based upon market data, is based upon market data as it existed on or before December 28, 2015, and is not necessarily indicative of current market conditions.

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Financial Analyses

ROTH utilized a series of financial analyses whereby it, among other things, compared Brushy to certain transactions and peer companies to determine a range of values for Brushy. ROTH also valued Brushy’s assets using a net asset value analysis. The mean inferred value obtained as of December 28, 2015 was $21,517,103 and was then compared to the mean inferred value of the aggregate consideration of $25,891,282 in reaching its opinion as to the fairness, from a financial point of view, of the aggregate consideration to be paid in the merger to the common stockholders of Brushy.

Comparable Transaction Analysis

ROTH conducted a comparable transactions analysis by examining the terms of selected transactions in the U.S. Permian Basin region that ROTH believed are comparable to Brushy based upon varying factors including size, geographic location, and/or market perception. Based upon its initial review, ROTH considered 919 U.S. transactions completed since January 1, 2014. ROTH reduced the sampling group to include only U.S. Permian Basin specific transactions, resulting in a group of 117 comparable transactions. ROTH further reduced the sampling group to the 43 U.S. Permian Basin specific comparable transactions completed since January 1, 2015, based upon a specific review of the transactions compared to Brushy and to most closely reflect the prevailing commodity and transactional price environment in 2015.

ROTH compared the purchase price being paid versus the amount of proved reserves being purchased, to determine an inferred price being paid per proved BOE in dollars, which is referred to as the Proved Reserves Value. ROTH also compared the purchase price being paid versus the amount of daily production being purchased, to determine an inferred price being paid per BOE produced each day, which is referred to as the Production Value. In reviewing these transactions, ROTH took into consideration various factors including total transaction value, geographic location and diversity of the proven assets and the relative mix of reserves broken down into proved developed and proved un-developed categories.

ROTH conducted a review of the valuation of Brushy based upon the 43 selected comparable transactions in the U.S. Permian Basin region since January 1, 2015 and found that: (i) the average Proved Reserves Value per BOE was $14.26 of which: (a) $11.30 per BOE was attributed to Proved Developed Reserves (defined as Proved Developed Producing and Proved Developed Non-Producing reserves), and (b) $2.97 per BOE was attributed to the average Proved Reserves Value per BOE for Proved Undeveloped (PUD) Reserves; and (ii) that the average Production Value per Flowing Barrel was $56,568 (BOE/D).

The average Proved Reserves Value and the average Production Value were applied to Brushy’s unrisked reserves and reduced by the value of Brushy’s asset retirement obligations and long-term debt obligations. The value of Brushy’s derivative instruments, net working capital surplus and additional net undeveloped acreage assets were added to the valuation.

	Transaction Value ($MM)	Value/Proved (BOE)	Value/Flowing Barrel (BOE/D)
High	$2,750.0	$27.93	$68,509.43
Low	$0.22	$4.02	$45,000.00
Mean	$264.73	$14.26	$56,568.19
Median	$42.00	$10.84	$54,388.89

Using the mean Proved Reserves Value, ROTH obtained a mean inferred value for Brushy of $12,179,286. Using the mean price paid per Flowing Barrel value, ROTH obtained a mean inferred value for Brushy of $6,692,512.

Comparable Company Analysis

ROTH performed a separate analysis of the implied value of Brushy using a selected group of publicly traded oil and gas companies with substantial exploration and production activities in the U.S. Permian Basin. Based on its review of the applicable metrics for each of the selected sector relevant peer companies that it believes are comparable to Brushy (based in part upon varying factors including size, geographic location, and/or market perception), ROTH determined the equity valuations attributable to Brushy shareholders using two approaches.

ROTH determined prospective equity valuations using: (i) a total enterprise valuation approach (where total enterprise valuation is defined as: the market value of equity, plus the book value of debt, plus the liquidation value of preferred stock, less excess cash and cash equivalents) by applying enterprise valuation multiples to Brushy’s reserve, production and financial metrics to obtain a series of corresponding total equity valuations after accounting for debt, preferred stock and cash; and (ii) a total equity valuation approach by applying equity valuation multiples to Brushy’s reserves, production and financial metrics to obtain a series of total equity valuations.

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In estimating Brushy’s value, ROTH utilized : (i) management’s reserve engineering reports for Brushy’s assets as of October 1, 2015, using reserve volume estimates prepared by Forrest A Garb & Associates, Inc. dated March 26, 2015, using October 1 Strip Pricing (2015 WTI Oil $45.13/Bbl; Henry Hub Natural Gas $2.69/Mcf), (ii) management-provided average daily production (BOE/D) figures through November 30, 2015, and (iii) management’s field level EBITDA (earnings before interest, taxes, depreciation and amortization) projections for the year ending December 31, 2015.

Based on these criteria, ROTH identified and analyzed the following selected companies:

Company Name	Ticker
Diamondback Energy, Inc.	FANG
RSP Permian, Inc.	RSPP
Parsley Energy, Inc.	PE
Laredo Petroleum, Inc.	LPI
Matador Resources Company	MTDR
Callon Petroleum Company	CPE
Clayton Williams Energy, Inc.	CWEI
Ring Energy, Inc.	REI

For the selected companies ROTH utilized the most recently publicly disclosed reserve, production and financial data and closing market share prices as of December 23, 2015 (the last full U.S. market trading day prior to the Opinion Date). The analysis indicated the following valuation benchmarks for the total enterprise valuation approach and total equity valuation approach:

Enterprise valuation approach

	EV/ BOE (Proved 1P)	EV/ BOE (PDP/PDNP)	EV/BOE (PUD)	EV/Flowing Barrel (BOE/D)	EV/EBITDA FY2015(P)
Max		$19.15	$20.70	$136,968	16.0	x
Min		$5.02	$6.74	$64,892	6.3	x
Mean		$12.00	$13.98	$102,019	10.8	x
Median		$10.61	$14.28	$106,015	9.9	x

Equity valuation approach

	Price/ BOE (Proved 1P)	Price/ BOE (PDP/PDNP)	Price/BOE (PUD)	Price/Flowing Barrel (BOE/D)	Price/EBITDA FY2015(P)
Max		$17.33	$18.72	$123,913	13.6	x
Min		$2.71	$3.27	$22,569	3.0	x
Mean		$8.83	$10.46	$75,820	8.0	x
Median		$8.64	$11.90	$78,345	7.9	x

ROTH applied these mean valuation multiples to Brushy’s reserve, production and EBITDA metrics and obtained equity values in a range between negative (-$1,684,605) and $52,553,592 respectively.

Inferred Valuations	Proved Reserves Value (Proved BOE)	Production Value (Flowing BOE/D)	EBITDA Multiples FY2015(P)
Enterprise Valuation Approach	$52,553,592	$19,987,379	$(1,684,605)
Equity Valuation Approach	$46,526,063	$22,177,972	$6,038,190

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Net Asset Valuation Analysis

Based upon management information, ROTH estimated the net asset value, or NAV, based on Brushy’s existing base of proved developed producing, proved developed non-producing and proved undeveloped reserves set forth in Brushy’s reserve report prepared by management as of October 1, 2015 (using reserve volume estimates prepared by Forrest A Garb & Associates, Inc. dated March 26, 2015), using October Strip Pricing on the same date (2015 WTI Oil $45.13/Bbl; Henry Hub Natural Gas $2.69/Mcf).

The NAV was determined using PV-10 (as defined below) and risking factors based on reserve category and location, as discussed with Brushy management. ROTH estimated NAV by adding (i) the PV-10 of the proved developed producing, proved developed non-producing and proved undeveloped reserves, plus (ii) the book value or estimated market value of other assets, less (iii) outstanding debt, asset retirement obligation and net working capital.

The term “PV-10” means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated lease operating expense, production taxes and future development costs, using prices, as prescribed in the SEC rules, and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, depreciation, depletion and amortization, or federal income taxes and discounted using an annual discount rate of 10%. PV-10 is considered a non-GAAP financial measure as defined by the SEC.

Based on this analysis, the Net Asset Value for Brushy was $29,183,533.

Evaluation of Aggregate Consideration

Given recent volatility in both commodity and equity markets reflecting rapid changes in the perceived value of oil and gas related assets, ROTH deemed it appropriate to evaluate a range of sensitivities of the prospective value of the Consideration Shares over a representative timeframe corresponding to the timing of Brushy’s most recent reserve engineering valuations and the prevailing market prices for oil and gas assets and equities.

ROTH considered multiple point estimates in arriving at a mean inferred value for the Consideration Shares to account for, among other factors, the impact of market volatility and trading volume liquidity for the Lilis common stock. ROTH then compared the range of hypothetical values obtained by multiplying the 56,285,396 shares of Lilis common stock to be received by Brushy’s shareholders in the transaction by point estimates of share prices.

ROTH considered the following point estimates of the value of Lilis common stock in developing an average inferred market valuation for the Consideration Shares:

(i)	Closing market price on the last full market trading day prior to the Opinion Date.
(ii)	Closing market price on October 1, 2015, which is the date used in preparing Brushy’s reserve engineering reports.
(iii)	Implied values per share for Lilis obtained by taking the average inferred comparable company valuations using the average Proved Reserve Valuation multiple of $19.29 per Proved Barrel (BOE) and the average Production Valuation multiple of $75,820 per Flowing Barrel (BOE/D) from the comparable company analysis and applying these multiples to Lilis’s reserve, production and financial metrics.
(iv)	Average closing market prices for the 30, 60, 90, 120, and 180 days up to and including December 23, 2015.

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	Share Price	Value ($MMs)	Average WTI Oil Price
Opinion Closing Market Price	$0.189	$10.6	$37.500
Reserves Date Closing Market Price	$0.600	$33.8	$45.220
Comparable Companies	$0.323	$18.2	$37.500
Avg. Closing Market Price – 30 Days	$0.193	$10.8	$39.884
Avg. Closing Market Price – 60 Days	$0.350	$19.7	$43.093
Avg. Closing Market Price – 90 Days	$0.489	$27.5	$43.856
Avg. Closing Market Price – 120 Days	$0.627	$35.3	$44.923
Avg. Closing Market Price – 180 Days	$0.913	$51.4	$49.578
MEAN	$0.460	$25.9	$42.694

Based on this analysis, ROTH obtained a range of possible valuations for the Consideration Shares in a range between $10,637,940 and $51,388,567, with an average inferred value of the $0.46 per share or Total Consideration of $25,891,282. Current Price is $27.45 do we need to update

General

For purposes of its opinion, ROTH relied upon and assumed the accuracy and completeness in all material respects of the financial statements and other information provided by Brushy and Lilis or otherwise made available to ROTH and did not assume responsibility to independently investigate or verify such information. ROTH further relied upon the assurances of management of Brushy and Lilis that the information provided was accurate and complete in all material respects when given to ROTH and that they are not aware of any facts or circumstances that would make or render the information provided to ROTH inaccurate, incomplete or misleading in any material respect. With respect to the Forrest Estimates, ROTH assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Lilis and Brushy as to the future performance of Lilis and Brushy. ROTH was not engaged to assess the achievability of any projections or the assumptions on which they were based, and ROTH expressed no view as to such projections or assumptions. ROTH has relied, with the consent of Brushy, on the assessments of Brushy and its advisors as to all accounting, legal, tax and regulatory matters with respect to Brushy and the merger.

For the purposes of its opinion, ROTH assumed that there will be no subsequent adjustment to the Consideration Shares other than as provided under the terms of the Final Draft Agreement, that the merger will be consummated pursuant to the terms of the Final Draft Agreement without amendments thereto and without waiver by any party of any material term, and in compliance with applicable federal, state and local statutes, rules, regulations and ordinances and the rules and regulations of Nasdaq, the OTCBB, and any other applicable exchanges, that the merger agreement is enforceable against each of the parties thereto in accordance with its terms, that the representations and warranties of each party in the merger agreement are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. In arriving at its opinion, ROTH assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect Brushy or Lilis or alter the terms of the merger. ROTH further assumed that the merger agreement when signed will conform to the Final Draft Agreement provided to ROTH in all respects material to ROTH’s analysis.

In its opinion, ROTH addressed only the fairness, from a financial point of view, to Brushy’s shareholders, of the total consideration to be paid in the merger to Brushy shareholders. ROTH’s opinion did not address any other aspect or implication of the merger or any other transaction, agreement, arrangement or understanding referenced in the merger agreement or related to the merger, the merger agreement or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to any compensation to any officers, directors or employees of any party to the merger or any related transaction, or any class of such persons relative to the compensation to Brushy’s shareholders. In its opinion, ROTH also does not address the relative merits of the merger as compared to any alternative business strategies or transactions that might exist for Brushy, the underlying business decision of Brushy to proceed with the merger, or the effects of any other transaction in which Brushy will or might engage. ROTH expressed no opinion as to the underlying valuation, future performance or long-term viability of Brushy or Lilis. Further, ROTH expressed no opinion as to the actual value of the shares of Lilis when issued pursuant to the merger agreement or the prices at which shares of Lilis will trade at any time before, after or during the merger. In its opinion, ROTH did not address any legal, regulatory, accounting, tax or other similar matters.

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In arriving at its opinion, ROTH did not perform any appraisals or valuations of any assets, liabilities or business operations of Brushy or Lilis and was not furnished with any such appraisals or valuations. In addition, ROTH did not assume any obligation to conduct any physical inspection of the properties, assets or facilities of Lilis or Brushy. ROTH did not evaluate the solvency or creditworthiness of Lilis or Brushy under any applicable law relating to bankruptcy, insolvency, fraudulent transfer or similar matters. ROTH expressed no opinion regarding the liquidation value of Brushy or Lilis or any other entity. Without limiting the generality of the foregoing, ROTH undertook no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities, to which Brushy, Lilis, or any of their respective affiliates was a party or may be subject and, with Brushy’s consent, ROTH’s opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

ROTH’s opinion is necessarily based upon the information available to ROTH and facts and circumstances as they existed and were subject to evaluation on the Opinion Date. Events occurring after that date could materially affect the assumptions used in preparing the opinion. ROTH did not undertake, and is under no obligation, to update, revise or reaffirm its opinion based on any subsequent developments or events or otherwise.

ROTH was engaged to render its opinion on the basis of its experience with mergers and acquisitions in the energy industry in general, and on the basis of its experience with small companies in the exploration and production sector of the energy industry. ROTH is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, ROTH and its affiliates may actively trade in the equity securities of Brushy for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. ROTH may in the future provide investment banking and financial services to Brushy or Lilis for which ROTH would expect to receive compensation.

Pursuant to the terms of the engagement of ROTH, Brushy paid ROTH a fee of $150,000 plus reasonable out-of-pocket expenses. No portion of such fee is based upon whether ROTH delivered a favorable opinion with respect to the merger. Brushy also agreed to reimburse ROTH for reasonable expenses, to pay a fee for any work requested to update the opinion, and to indemnify ROTH and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In addition, ROTH will be paid a financial advisory fee of $500,000 contingent upon closing of the merger. ROTH has also received $125,000 in aggregate other advisory fees from Brushy during the past 12 months, including, among other things, acting as financial advisor to Brushy in connection with the assignment of Brushy’s Giddings Field Assets in exchange for forgiveness of subordinated debt owed by Brushy to Creative Oil & Gas, LLC pursuant to the SOSventures Credit Agreement.

ROTH’s opinion will be made available for inspection and copying at the principal executive offices of Brushy during its regular business hours by any interested stockholder of Brushy or representative who has been so designated in writing.

Interests of Brushy Directors and Executive Officers in the Merger

Brushy stockholders should be aware that Brushy’s directors and executive officers have interests in the merger that may be different from, or in addition to, Brushy’s stockholders generally. Brushy’s board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger. These interests and arrangements include rights to indemnification and directors’ and officers’ liability insurance and service on Lilis’s board of directors after the merger by certain members of Brushy’s board of directors who were members of its board of directors as of the date of the merger agreement, and service with Lilis following the merger by certain members of Brushy’s management team who were part of Brushy’s management team as of the date of the merger agreement. For more information, see the disclosure in this section, below, regarding Michael Pawelek and Edward Shaw, as well as the disclosure in “The Merger Agreement—Covenants—Directors and Officers of Lilis” on page [—].

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As of the date of this joint proxy statement/prospectus, there are 12,711,986 shares of Brushy’s common stock outstanding. Directors and executive officers of Brushy beneficially own (as defined by SEC Rule 13d-3) approximately 3,135,088 shares of Brushy’s common stock, which represents 24.0938% of the issued and outstanding shares of Brushy’s common stock. See “Brushy’s Securities Ownership—Security Ownership of Certain Beneficial Owners of Brushy” beginning on page [—], and “—Security Ownership of Management of Brushy” beginning on page [—].

Michael Pawelek’s Amended and Restated Employment Agreement with Brushy

Brushy entered into an employment agreement with Mr. Pawelek on April 1, 2012, which was amended in August 2014 and December 2015. The current intent of Brushy and Lilis is that at the effective time of the merger, Mr. Pawelek’s current employment agreement with Brushy will be terminated in its entirety and replaced by a new employment agreement with Lilis.

Mr. Pawelek’s current employment agreement with Brushy provides that, if Mr. Pawelek’s employment is involuntarily terminated, Brushy would provide to Mr. Pawelek the following severance benefits: (i) a lump sum payment equal to three years of his current base salary; and (ii) 18 months of continued group medical and dental insurance at Brushy’s expense for Mr. Pawelek and his immediate family. In connection with the merger, Mr. Pawelek’s termination would qualify as an involuntary termination, and he would be entitled to the foregoing payments, if he does not receive a timely notice at least five days prior to the merger confirming his continued employment.

Mr. Pawelek’s Brushy employment agreement also provides that he would receive additional severance payments if his involuntary termination occurs in connection with a change in control (the merger constitutes a “change in control” for purposes of Mr. Pawelek’s employment agreement). In such circumstance, if the change in control occurs prior to August 14, 2016, Mr. Pawelek would be entitled to (i) a guaranteed bonus of $500,000, to be paid promptly following a 20-day period after the effective date of the merger, if Mr. Pawelek has not been guaranteed continued employment at least five days prior to the merger, and (ii) 150,000 options to purchase Brushy Stock with an exercise price of $4.75 per share to vest immediately prior to the merger, along with the continued vesting of any unvested options according to their current vesting schedule through July 15, 2024. If the change in control occurs on or after August 14, 2016, all of Mr. Pawelek’s unvested shares would vest pursuant to the acceleration clause.

Mr. Pawelek’s Brushy employment agreement also would entitle him to a gross-up payment for any severance or other payments that may subject him to an excise tax under Code Section 280G. Finally, Mr. Pawelek’s current employment agreement includes provisions with regard to non-disparagement (during the term of the employment agreement and for three years following the termination of Mr. Pawelek’s employment) and non-disclosure of confidential information.

Michael Pawelek’s Option Agreement with Brushy

Brushy entered into an option agreement with Mr. Pawelek on August 30, 2014 granting him an option to purchase a maximum of 450,000 shares of Brushy’s common stock at an exercise price of $4.75 per share, under the Starboard Resources Inc. 2014 Equity Incentive Plan (the 2014 Plan). In addition, under his option agreement, if the merger occurs before July 15, 2016, Mr. Pawelek would be entitled to an additional 150,000 stock options to be fully vested and exercisable in connection with the merger. Due to the value of Brushy stock, Mr. Pawelek’s Brushy stock option agreement, and all of his options and other rights thereunder and under the 2014 Plan, will be terminated in connection with the merger without payment to Mr. Pawelek.

Edward Shaw’s Amended and Restated Employment Agreement with Brushy

Brushy entered into an employment agreement with Mr. Shaw on April 1, 2012, which was amended in August 2014 and December 2015. The current intent of Brushy and Lilis is that at the effective time of the merger, Mr. Shaw’s current employment agreement with Brushy will be terminated in its entirety and replaced by a new employment agreement with Lilis.

Mr. Shaw’s current employment agreement with Brushy provides that, if Mr. Shaw’s employment is terminated due to an involuntary termination, Brushy would provide to Mr. Shaw the following severance benefits: (i) a lump sum payment equal to three years of his current base salary; and (ii) 18 months of continued group medical and dental insurance at Brushy’s expense for Mr. Shaw and his immediate family. In connection with the merger, Mr. Shaw’s termination would qualify as an involuntary termination, and he would be entitled to the foregoing payments, if he does not receive a timely notice at least five days prior to the merger confirming his continued employment.

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Mr. Shaw’s current employment agreement also provides that he would receive additional severance payments if his involuntary termination occurs in connection with a change in control (the merger constitutes a “change in control” for purposes of Mr. Shaw’s current employment agreement). In such circumstance, if the change in control occurs prior to August 14, 2016, Mr. Shaw would be entitled to (i) a guaranteed bonus of $500,000, to be paid promptly following a 20-day period after the effective date of the merger, if Mr. Shaw has not been guaranteed continued employment at least five days prior to the merger, and (ii) 150,000 options to purchase Brushy Stock with an exercise price of $4.75 per share to vest immediately prior to the merger, along with the continued vesting of any unvested options according to their current vesting schedule through July 15, 2024. If the change in control occurs on or after August 14, 2016, all of Mr. Shaw’s unvested shares would vest pursuant to the acceleration clause.

Mr. Shaw’s current employment agreement also would entitle him to a gross-up payment for any severance or other payments that may subject him to an excise tax under Code Section 280G. Finally, Mr. Shaw’s current employment agreement includes provisions with regard to non-disparagement (during the term of the employment agreement and for three years following the termination of Mr. Shaw’s employment) and non-disclosure of confidential information.

Edward Shaw’s Option Agreement with Brushy

Brushy entered into an option agreement with Mr. Shaw on August 30, 2014 granting him an option to purchase a maximum of 450,000 shares of Brushy’s common stock at an exercise price of $4.75 per share, under the 2014 Plan. In addition, under his option agreement, if the merger occurs before July 15, 2016, Mr. Shaw would be entitled to an additional 150,000 stock options to be fully vested and exercisable in connection with the merger. Due to the value of Brushy stock, Mr. Shaw’s Brushy stock option agreement, and all of his options and other rights thereunder and under the 2014 Plan, will be terminated in connection with the merger without payment to Mr. Shaw.

Michael Pawelek’s Employment Agreement with Lilis

Lilis intends to enter into a new employment agreement with Mr. Pawelek in connection with the merger, which will supersede Mr. Pawelek’s current Brushy employment agreement in its entirety.

Edward Shaw’s Employment Agreement with Lilis

Lilis intends to enter into a new employment agreement with Mr. Shaw in connection with the merger, which will supersede Mr. Shaw’s current Brushy employment agreement in its entirety.

Merger-Related Compensation for Brushy’s Named Executive Officers

The following table and related footnotes are intended to comply with Item 402(t) of SEC Regulation S-K, which requires disclosure of information about the payments and benefits that each of the Brushy “named executive officers,” as determined for the purposes of Brushy’s most recent Annual Report on Form 10-K, will or may receive that are based on or otherwise related to the merger. The amounts reported in the table are estimates based on the following assumptions that may or may not actually occur or be accurate on the relevant date:

●	the merger is completed on [________] 2016;

●	Mr. Pawelek and Mr. Shaw are involuntarily terminated immediately prior to the merger; and

●	all required conditions to the payment of the amounts reflected in the table have been satisfied.

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Accounting Treatment of the Merger

The acquisition of Brushy common stock by Lilis in the merger will be accounted for in accordance with the acquisition method of accounting with Lilis treated as the acquirer. Under this method of accounting, the assets and liabilities of Brushy are recorded at their estimated fair values as of the date of the merger is effective. Financial statements of Lilis issued after the merger will reflect only the operations of Brushy’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Brushy.

All unaudited pro forma combined financial information contained in this joint proxy statement/prospectus was prepared using the acquisition method of accounting for business combinations. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of the assets and liabilities of Brushy’s business. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Brushy’s business as compared to the unaudited pro forma combined financial information included in this joint proxy statement/prospectus will have the effect of increasing the amount of recorded goodwill. An increase or decrease in the share price of Lilis would have the effect of increasing or decreasing goodwill, as the case may be.

Stock Exchange Listing; Shares to be Issued in the Merger

It is a condition to the merger that the shares of Lilis common stock issuable pursuant to the merger be approved for listing on Nasdaq, subject to official notice of issuance. Lilis expects that its shares of common stock will continue to trade on the Nasdaq under the symbol “LLEX” immediately following the completion of the merger.

In the event the proposed reverse stock split of the outstanding common stock of Lilis is approved by Lilis’s stockholders, Lilis expects that once the reverse stock split becomes effective with FINRA and the marketplace, its shares of common stock may trade on the Nasdaq on a split-adjusted basis under the symbol “LLEXD” for a period of 20 business days, after which the “D” will be removed from the trading symbol, and it will revert to the original symbol of “LLEX.” However, Lilis’s common stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify our common stock.

Based on the exchange ratio contemplated by the merger agreement and the number of shares of Brushy common stock as of December 29, 2015, a total of approximately 56,551,185 shares of Lilis common stock will be issued in the merger for the outstanding shares of Brushy, which will represent approximately 50% of the total Lilis common stock outstanding immediately following the merger (without giving effect to the exercise of any outstanding options or warrants to purchase equity securities of Lilis or Brushy).

After the merger, Lilis stockholders will continue to own their existing shares of Lilis common stock. Accordingly, Lilis stockholders will hold the same number of shares of Lilis common stock that they held immediately prior to the merger. However, because Lilis will be issuing new shares of Lilis common stock to Brushy stockholders in the merger, each outstanding share of Lilis common stock immediately prior to the merger will represent a smaller percentage of the total number of shares of Lilis common stock outstanding after the merger. It is expected that Lilis stockholders before the merger will hold approximately 50% of the total Lilis common stock outstanding immediately following completion of the merger (without giving effect to the exercise of any outstanding options or warrants to purchase equity securities of Lilis or Brushy).

Restrictions on Sales of Shares of Lilis’s Common Stock Received upon the Closing of the Merger

The shares of Lilis’s common stock to be issued upon the closing of the merger will be registered under the Securities Act and will be freely transferable, except for shares of Lilis’s common stock issued to any person who is deemed to be an “affiliate” of Lilis after the effective time of the merger. Brushy stockholders who become affiliates of Lilis as a result of the merger may not sell any of the shares of Lilis’s common stock received by them in connection with the merger except pursuant to an effective Registration Statement under the Securities Act covering the resale of those shares or any applicable exemption under Rule 144 or otherwise under the Securities Act.

Litigation Relating to the Merger

Following the announcement of the merger, the plaintiffs in the current derivative lawsuit against certain of Brushy’s officers and directors (see “Information About Brushy—Legal Proceedings—Brushy’s directors and officers are currently defendants in a stockholder lawsuit alleging breaches of various duties which may have a negative impact on Brushy’s performance” beginning on page [—]), filed an application for temporary restraining order on January 26, 2016 in the Texas state court where that litigation is pending seeking to enjoin certain of Brushy’s officers and directors from, among other things, proceeding with or consummating the merger and transferring any assets to SOSventures. On January 29, 2016, the court issued a temporary restraining order that, for a period of 14 days plus any later extension ordered by the court, (i) restrains defendants from closing the merger; (ii) restrains defendants from transferring assets to any entity owned or controlled by SOSventures; (iii) requires defendants to provide the plaintiffs with a fairness opinion concerning the merger prepared by Roth Capital Partners; and (iv) restrains defendants from requiring the plaintiffs to vote for or against the merger. The temporary restraining order was later extended by the court through February 16, 2016, after which it will expire.

Neither Brushy nor Lilis can predict the outcome of this litigation, nor can they predict the amount of time and expense that will be required to litigate and/or resolve it. Brushy and Lilis believe the allegations underlying the complaint and temporary restraining order are without merit and intend to vigorously defend against them.

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THE MERGER AGREEMENT

The following summary describes selected material provisions of the merger agreement, as amended, which is attached as Annexes A.1 and A.2 to this joint proxy statement/prospectus and is incorporated by reference herein. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

The representations and warranties described below and included in the merger agreement were made by each of Lilis and Brushy to the other. These representations and warranties were made as of specific dates and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Lilis and Brushy, rather than to establish matters as facts. The merger agreement, as amended, is described in this joint proxy statement/prospectus and attached as Annexes A.1 and A.2 hereto only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Lilis, Brushy, or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Lilis or Brushy, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus for information regarding Lilis and Brushy and their respective businesses. See “Where You Can Find More Information.”

The Structure of the Merger

Pursuant to the terms and subject to the conditions of the merger agreement, at the effective time, Merger Sub, a wholly-owned subsidiary of Lilis, will merge with and into Brushy, with Brushy surviving the merger as a wholly-owned subsidiary of Lilis.

Effective Time of the Merger

The closing of the merger will occur no later than the second business day after all of the conditions to the closing of the merger contained in the merger agreement have been satisfied or waived, or at such other time as Lilis and Brushy may agree. At the closing, the appropriate parties will file a Certificate of Merger with the Secretary of State of the State of Delaware relating to the merger. The Merger will become effective upon the filing of the Certificate of Merger or at such other time as Lilis and Brushy agree and specify in the Certificate of Merger.

Lilis and Brushy expect the closing of the merger to occur in the first half of 2016.

Merger Consideration

The merger agreement provides that at the effective time of the merger each share of Brushy’s common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive a proportionate share of the merger consideration, which consists of shares of Lilis’s common stock.

The merger agreement provides that the parties intend that the shares of Lilis’s common stock constituting the merger consideration, in the aggregate, will represent approximately 50% of the then-outstanding shares of Lilis’s common stock after the closing of the merger (without taking into account outstanding restricted stock units or options or warrants to purchase shares of Lilis’s common stock).

Treatment of Brushy Options

The merger agreement provides that each option to purchase shares of Brushy’s common stock that is outstanding immediately prior to the effective time of the merger will, upon the closing of the merger, be cancelled and retired, cease to exist and be of no further force and effect.

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Treatment of Brushy Warrants

The merger agreement provides that each warrant to purchase shares of Brushy’s common stock that is outstanding immediately prior to the effective time of the merger will, upon the closing of the merger, be cancelled and retired, cease to exist and be of no further force and effect.

Upon the closing of the merger, Lilis will issue a warrant to SOSventures to purchase 2,000,000 shares of Lilis’s common stock, subject to adjustments for stock splits, at an exercise price of $2.50, which we refer to as the SOS Warrant. The exercise price is subject to adjustments for certain share issuances within 9-months after the closing of the merger. The warrant is only exercisable for cash and for a period of 2-years.

Dissenters’ Rights of Appraisal

The merger agreement provides that, if dissenters’ rights are available under the DGCL in connection with the merger, shares of Brushy’s common stock issued and outstanding immediately prior to the effective time of the merger that are held by any Brushy stockholder, who is entitled to exercise dissenter’s rights and who properly exercises such rights with respect to such shares pursuant to, and who complies in all respects with, the applicable provisions of the DGCL, which are referred to herein as the Dissenting Shares, will not be converted into the right to receive the merger consideration, but, instead at the effective time of the merger, will be converted into the right to receive such consideration as may be determined to be due to such holders pursuant to the applicable provisions of the DGCL.

Conversion of Brushy Shares; Issuance of Lilis Shares

The conversion of shares of Brushy’s common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, Lilis’s transfer agent or a bank or trust company mutually agreed upon between Lilis and Brushy, which is referred to as the Exchange Agent, will accept certificates formerly representing shares of Brushy’s common stock and will issue the merger consideration to be received upon the closing of the merger pursuant to the merger agreement.

Tender and Receipt Procedures

Prior to the effective time of the merger, Lilis will deposit with the Exchange Agent sufficient shares of Lilis’s common stock for the benefit of holders of shares of Brushy’s common stock to be converted into the merger consideration.

Promptly after the effective time of the merger, Lilis will instruct the Exchange Agent to send a letter of transmittal to each person who was a Brushy stockholder at the effective time of the merger. This letter of transmittal will contain instructions on how to surrender certificates formerly representing shares of Brushy’s common stock for the merger consideration the holder is entitled to receive upon the closing of the merger.

Upon surrender of the certificates for cancellation, along with the executed letter of transmittal and other documents, a Brushy stockholder will receive such holder’s proportionate share of the merger consideration.

Fractional Shares

Fractional shares of Lilis’s common stock will not be delivered pursuant to the merger. Instead, each holder of shares of Brushy’s common stock who would otherwise be entitled to receive a fractional share of Lilis’s common stock pursuant to the merger will be entitled to receive the nearest rounded down whole number of shares of Lilis’s common stock in lieu thereof.

Unclaimed Merger Consideration

Any portion of the merger consideration made available to the Exchange Agent that remains unclaimed by holders of shares of Brushy’s common stock after 180 days following the effective time of the merger will be returned to Lilis upon demand. Thereafter, a holder of Brushy’s common stock must look only to Lilis for payment of the merger consideration to which the holder is entitled under the terms of the merger agreement. Any amounts remaining unclaimed by holders of shares of Brushy’s common stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental authority will become the property of Lilis free and clear of any liens.

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Lost Stock Certificates

If a certificate formerly representing shares of Brushy’s common stock has been lost, stolen, or destroyed, the Exchange Agent will issue the merger consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft, or destruction, and, if required by Lilis, the posting of a bond as indemnity.

Withholding

Each of Lilis and the Exchange Agent will be entitled to deduct and withhold from the merger consideration payable to any Brushy stockholder the amounts it is required to deduct and withhold under the Internal Revenue Code or any state, local, or foreign tax law. Withheld amounts will be treated for all purposes of the merger as having been paid to the Brushy stockholders from whom they were withheld.

Adjustments to Prevent Dilution

The Merger Consideration will be adjusted to provide holders of shares of Brushy’s common stock the same economic effect contemplated by the merger agreement if, at any time between the signing of the merger agreement and the effective time of the merger, there is any change in the outstanding shares of capital stock of Lilis or Brushy by reason of any reclassification, reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, or stock dividend declared with a record date during such period.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition, and structure, as well as other facts pertinent to the merger. Each of Brushy, on the one hand, and Lilis and Merger Sub, on the other hand, has made representations and warranties to the other in the merger agreement with respect to some or all of the following subject matters:

●	corporate existence, good standing, and qualification to conduct business;

●	capitalization, including ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to capital stock of any subsidiary;

●	corporate power and authorization to enter into and carry out the obligations under the merger agreement and the enforceability of the merger agreement;

●	absence of any conflict or violation of organizational documents, third party agreements, or law or regulation as a result of entering into and carrying out the obligations of the merger agreement;

●	governmental, third party, and regulatory approvals or consents required to close the merger;

●	filings and reports with the SEC and financial information;

●	oil and gas wells;

●	absence of certain changes, events, or circumstances;

●	absence of undisclosed liabilities;

●	accuracy of the information supplied for inclusion in this joint proxy statement/prospectus or any proxy statement or information statement to be provided by Brushy and Lilis to its respective stockholders;

●	employees, consultants, and employee benefit plans;

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●	litigation and compliance with laws;

●	intellectual property;

●	material contracts;

●	tax matters;

●	environmental matters;

●	oil and gas properties and other assets;

●	insurance;

●	transactions with affiliates;

●	derivative and hedging transactions;

●	disclosure controls and procedures;

●	investment company status;

●	adoption, approval and recommendation of the merger agreement and the merger by the boards of directors;

●	the required vote of the stockholders;

●	fees payable to brokers in connection with the merger;

●	reorganization;

●	the inapplicability of any anti-takeover law; and

●	no other representations or warranties.

●	Brushy has made additional representations and warranties to Lilis in the merger agreement with respect to the following matters:

●	the receipt of the Fairness Opinion from ROTH; and

●	the absence of any voting agreements other than the voting agreements described under “Voting Agreements” on page [—].

Lilis has made additional representations and warranties to Brushy in the merger agreement with respect to the accuracy of the information supplied to ROTH in connection with the Fairness Opinion.

Certain representations and warranties of Lilis and Brushy are qualified as to materiality or as to “material adverse effect,” which when used with respect to Lilis and Brushy means, as the case may be, the existence of a materially adverse change to the financial condition, business, assets, properties, or results of operations of such party and its subsidiaries, taken as a whole, no matter how caused or how arising, except for any materially adverse change that is caused by or arises from one or more of:

●	changes to economic, political, or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect such party;

●	the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including hurricanes;

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●	changes in market prices of oil or natural gas;

●	the announcement or pendency of the merger agreement and the transactions contemplated thereby, compliance with the terms thereof, or the disclosure of the fact that Lilis is the prospective owner of Brushy;

●	the existence or occurrence of war, acts of war, terrorism, or similar hostilities; or

●	changes in laws of general applicability or interpretations thereof by courts or governmental entities.

Conditions to the Closing of the Merger

The closing of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

Conditions to Each Party’s Obligations

Each party’s obligation to close the merger is subject to the satisfaction or waiver of the following conditions:

●	approval of the merger agreement by Lilis and Brushy stockholders;

●	absence of any statute, rule, order, decree, or regulation, and of any action taken by any court or other governmental entity, which temporarily, preliminarily, or permanently restrains, precludes, enjoins, or otherwise prohibits the consummation of the merger or makes the consummation of the merger illegal;

●	effectiveness of the S-4 Registration Statement, of which this joint proxy statement/prospectus is a part, and absence of any stop order or proceedings for such purpose pending before or threatened by the SEC;

●	a new equity incentive plan shall have been adopted by Lilis; and

●	Lilis shall have completed a capital raise at least $15,000,000.

Additional Conditions to Brushy’s Obligations

The obligation of Brushy to close the merger is subject to the satisfaction or waiver of the following conditions:

●	Lilis’s and Merger Sub’s representations and warranties set forth in the merger agreement (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) shall be true and correct at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on Lilis; and Brushy shall have received an officer’s certificate from Brushy to this effect;

●	the performance or compliance in all material respects by Lilis and Merger Sub of each of their respective obligations contained in the merger agreement; and Brushy shall have received an officer’s certificate from Lilis to this effect;

●	absence of any suit, action, or proceeding by any court or other governmental entity seeking to restrain, preclude, enjoin, or prohibit the merger or any of the other transactions contemplated by the merger agreement;

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●	the execution and delivery of:

●	an assignment agreement, which is referred to as the GF Asset Assignment Agreement, by an affiliate of SOSventures pursuant to which the Giddings Field Assets are assigned from Brushy to such affiliate,
●	a joint operating agreement, which is referred to as the Joint Operating Agreement, between Lilis and an affiliate of SOSventures to be entered into in connection with the GF Asset Assignment Agreement,
●	a participation agreement, which is referred to as the Participation Agreement, between Lilis and an affiliate of SOSventures to be entered into in connection with the GF Asset Assignment Agreement,
●	a subordinated promissory note from Lilis to SOSventures in the principal amount of $1,000,000, and
●	the SOS Warrant;
●	the payment of $500,000 by Lilis to SOSventures;

●	the Crittendon Assignment of Overriding Royalty Interest as filed and recorded on May 28, 2015, in Winkler County, Texas be in full force and effect;

●	the Fairness Opinion shall not have been amended, withdrawn, or rescinded and, if determined to be advisable by Brushy’s board of directors in its reasonable discretion, Brushy shall have received an updated fairness opinion from ROTH dated the closing date of the merger;

●	Lilis shall have completed the conversion of the its outstanding 8% Senior Secured Convertible Debentures into 13,692,930 shares of Lilis’s common stock, which is referred to as the Debenture Conversion;

●	Lilis shall have completed the conversion of the Lilis Series A 8% Convertible Preferred Stock into 15,000,000 shares of Lilis’s common stock, which is referred to as the Preferred Conversion;

●	Lilis shall have completed a reverse stock split, which we refer to as the Lilis stock split; and

●	Lilis shall have maintained its Nasdaq listing.

Additional Conditions to Lilis’s and Merger Sub’s Obligations

The obligations of Lilis and Merger Sub to close the merger are subject to the satisfaction or waiver of the following conditions:

●	Brushy’s representations and warranties set forth in the merger agreement (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) shall be true and correct at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on Brushy; and Lilis shall have received an officer’s certificate from Brushy to this effect;

●	the performance or compliance in all material respects by Brushy of each of its obligations contained in the merger agreement; and Lilis shall have received an officer’s certificate from Brushy to this effect;

●	absence of any suit, action, or proceeding by any court or other governmental entity seeking to (1) restrain, preclude, enjoin, or prohibit the merger or any of the other transactions contemplated by the merger agreement or (2) prohibit or limit in any material respect the ownership or operation by any of the parties to the merger agreement or any of their respective affiliates of a substantial portion of the business or assets of Brushy and its subsidiaries, taken as a whole, or to require any person to dispose of or hold separate any material portion of the business or assets of Brushy and its subsidiaries, taken as a whole, as a result of the merger or any of the other transactions contemplated by the merger agreement;

●	the number of Dissenting Shares will not exceed ten percent of the outstanding shares of Brushy’s common stock;

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●	the settlement or termination of the subordinated debt owed by Brushy to SOSventures pursuant to the Credit Agreement, dated July 25, 2013, between Starboard Resources, Inc. and SOSventures, as amended;

●	the execution and delivery of:

●	the GF Asset Assignment Agreement,
●	the Joint Operating Agreement,
●	the Participation Agreement,
●	an option cancellation agreement from each holder of an option to purchase shares of Brushy’s common stock, and
●	a warrant cancellation agreement from each holder of a warrant to purchase shares of Brushy’s common stock; and
●	the SOS Warrant
●	the termination or cancellation of all agreements related to the indebtedness owed by Brushy to Independent Bank pursuant to the IB Credit Agreement, which is referred to as the Independent Bank Debt.

Conduct of Business Pending the Merger

Operations of Brushy

Brushy has agreed that it will, and will cause its subsidiary to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as disclosed in Brushy’s disclosure letter, expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by Lilis (which consent will not be unreasonably withheld, delayed, denied, or conditioned):

●	conduct the business of Brushy and its subsidiaries only in the ordinary course substantially consistent with past practices;

●	use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its subsidiaries; and

●	use its reasonable best efforts to keep available the services of the current officers, key employees, and consultants of Brushy and its subsidiaries and preserve and maintain existing relationships with customers, suppliers, officers, employees, consultants, and creditors.

Brushy has also agreed that it will not, and will not permit its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as disclosed in Brushy’s disclosure letter, expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by Lilis (which consent will not be unreasonably withheld, delayed, denied or conditioned):

●	enter into any new line of business, incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, in excess of $25,000, other than capital expenditures and obligations or liabilities that are both incurred or committed to in the ordinary course of business and for the purposes of repair, maintenance or replacement of existing oil field equipment;

●	amend its organizational documents;

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●	declare, set aside or pay any dividend or other distribution, whether payable in cash, stock, or any other property or right, with respect to its capital stock or other equity interests;

●	adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of, or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities of Brushy or its subsidiaries;

●	redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any other securities of the type described above;

●	grant any increase in the compensation (including base salary and target bonus) or benefits payable to any officer, employee, or consultant of Brushy or its subsidiaries;

●	except as required to comply with applicable law, adopt or enter into any employee benefit plan;

●	enter into any employment or consulting agreement or grant any severance or termination pay to any officer, director, or employee of Brushy or its subsidiaries;

●	change its methods of accounting in effect at December 31, 2014, except in accordance with changes in U.S. GAAP or applicable law as concurred with by Brushy’s registered public accounting firm;

●	acquire any person or other business organization, division or business by merger, consolidation, purchase of an equity interest or portion of assets, or by any other manner, or (other than as disclosed in Brushy’s disclosure letter) acquire any material assets;

●	sell, lease, exchange, transfer, or otherwise dispose of, or agree to sell, lease, exchange, transfer, or otherwise dispose of, any of its assets except for (1) the sale of hydrocarbons in the ordinary course of business or (2) any sale, lease, or disposition pursuant to agreements existing on the date of the merger agreement and entered into in the ordinary course of business or disclosed in Brushy’s disclosure letter;

●	mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject any of its assets to any liens, subject to limited exceptions;

●	pay, discharge, or satisfy any material claims (including claims of stockholders), liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge, or satisfaction would require any material payment, except for the payment, discharge, or satisfaction of liabilities or obligations in accordance with the terms of agreements in effect on the date of the merger agreement or entered into after the date of the merger agreement in the ordinary course of business consistent with past practice and not in violation of the merger agreement, or compromise, settle, or grant any waiver or release relating to any litigation;

●	engage in any transaction (except pursuant to agreements in effect at the time of the merger agreement and disclosed in Brushy’s disclosure letter), or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of Brushy’s affiliates;

●	change any material tax method of accounting, make or change any material tax election, authorize or undertake any indemnities for taxes, extend any period for assessment of any tax, file any request for ruling or determination, amend any material tax return, or settle or compromise any material tax liability, except where such action would not have a material adverse effect on Brushy and its subsidiaries taken as a whole;

●	take any action that would reasonably be expected to result in (1) any of the conditions to the merger not being satisfied, (2) a material adverse effect on Brushy or (3) materially impair or delay consummation of the merger or the other transactions contemplated by the merger agreement;

●	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Brushy or its subsidiaries (other than the merger) or any agreement relating to an acquisition proposal (except certain confidentiality agreements);

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●	incur or assume any indebtedness;

●	modify any material indebtedness or other liability to increase Brushy’s (or its subsidiaries’) obligations with respect to such indebtedness;

●	assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

●	make any loans, advances, or capital contributions to, or investments in, any other person (other than to Brushy’s subsidiaries or from such subsidiaries to Brushy);

●	enter into any material commitment or transaction, except in the ordinary course of business consistent with past practice and as otherwise permitted under the merger agreement;

●	enter into any agreement, understanding, or commitment that materially limits the ability of Brushy or its subsidiaries, or would materially limit the ability of Lilis or any of its subsidiaries after the closing of the merger, to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time;

●	enter into any material joint venture, partnership, or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership, or other similar arrangement;

●	terminate any material contract to which it is a party or waive or assign any of its rights or claims in a manner that is materially adverse to Brushy or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any material contract;

●	make or assume any derivative transaction with a duration of more than 90 days or enter into any agreement to sell hydrocarbons other than in the ordinary course of business at market pricing and in no event with a duration of more than 90 days; or

●	enter into an agreement, contract, commitment, or arrangement to take any of the prohibited actions described above.

Operations of Lilis

Lilis has agreed that it will, and will cause the Merger Sub to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as disclosed in Lilis’s disclosure letter, expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by Brushy (which consent will not be unreasonably withheld, delayed, denied, or conditioned):

●	conduct the business of Lilis and the Merger Sub only in the ordinary course substantially consistent with past practices;

●	use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of the Merger Sub; and

●	use its reasonable best efforts to keep available the services of the current officers, key employees, and consultants of Lilis and preserve and maintain existing relationships with customers, suppliers, officers, employees, consultants, and creditors.

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Lilis has also agreed that it will not, and will not permit the Merger Sub to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as disclosed in Lilis’s disclosure letter, expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by Brushy (which consent will not be unreasonably withheld, delayed, denied or conditioned):

●	enter into any new line of business, incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business substantially consistent with past practices;

●	amend its organizational documents;

●	declare, set aside or pay any dividend or other distribution, whether payable in cash, stock, or any other property or right, with respect to its capital stock or other equity interests;

●	adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of, or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities of Lilis or the Merger Sub, other than pursuant to the Debenture Conversion, the Preferred Conversion or the Lilis stock split;

●	redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any other securities of the type described above;

●	change its methods of accounting in effect at December 31, 2014, except in accordance with changes in U.S. GAAP or applicable law as concurred with by Lilis’s registered public accounting firm;

●	acquire any person or other business organization, division or business by merger, consolidation, purchase of an equity interest or portion of assets, or by any other manner, or (other than as disclosed in Lilis’s disclosure letter) acquire any material assets;

●	sell, lease, exchange, transfer, or otherwise dispose of, or agree to sell, lease, exchange, transfer, or otherwise dispose of, any of its assets except for (1) the sale of hydrocarbons in the ordinary course of business or (2) any sale, lease, or disposition pursuant to agreements existing on the date of the merger agreement and entered into in the ordinary course of business or disclosed in Lilis’s disclosure letter;

●	foreclose upon, sell or liquidate the assets of Brushy received by Lilis as collateral in connection with Lilis’s repayment of the Independent Bank Debt;

●	mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject any of its assets to any liens, subject to limited exceptions;

●	pay, discharge, or satisfy any material claims (including claims of stockholders), liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge, or satisfaction would require any material payment, except for the payment, discharge, or satisfaction of liabilities or obligations in accordance with the terms of agreements in effect on the date of the merger agreement or entered into after the date of the merger agreement in the ordinary course of business consistent with past practice and not in violation of the merger agreement, or compromise, settle, or grant any waiver or release relating to any litigation;

●	engage in any transaction (except pursuant to agreements in effect at the time of the merger agreement and disclosed in Lilis’s disclosure letter), or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of Lilis’s affiliates;

●	change any material tax method of accounting, make or change any material tax election, authorize or undertake any indemnities for taxes, extend any period for assessment of any tax, file any request for ruling or determination, amend any material tax return, or settle or compromise any material tax liability, except where such action would not have a material adverse effect on Lilis and the Merger Sub taken as a whole;

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●	take any action that would reasonably be expected to result in (1) any of the conditions to the merger not being satisfied, (2) a material adverse effect on Lilis or (3) materially impair or delay consummation of the merger or the other transactions contemplated by the merger agreement;

●	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Lilis or the Merger Sub (other than the merger) or any agreement relating to an acquisition proposal (except certain confidentiality agreements);

●	incur or assume any indebtedness;

●	modify any material indebtedness or other liability to increase Lilis’s (or the Merger Sub’s) obligations with respect to such indebtedness;

●	assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

●	make any loans, advances, or capital contributions to, or investments in, any other person (other than to the Merger Sub or from the Merger Sub to Lilis);

●	enter into any material commitment or transaction, except in the ordinary course of business consistent with past practice and as otherwise permitted under the merger agreement;

●	enter into any agreement, understanding, or commitment that materially limits the ability of Lilis or the Merger Sub, or would materially limit the ability of Lilis or the Merger Sub after the closing of the merger, to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time;

●	enter into any material joint venture, partnership, or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership, or other similar arrangement;

●	terminate any material contract to which it is a party or waive or assign any of its rights or claims in a manner that is materially adverse to Lilis or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any material contract;

●	make or assume any derivative transaction with a duration of more than 90 days or enter into any agreement to sell hydrocarbons other than in the ordinary course of business at market pricing and in no event with a duration of more than 90 days; or

●	enter into an agreement, contract, commitment, or arrangement to take any of the prohibited actions described above.

Covenants

Access to Information and Properties

During the period prior to the effective time of the merger, upon reasonable notice and subject to applicable laws relating to the exchange of information, Lilis and Brushy and their respective subsidiaries will afford to the authorized representatives of the other party reasonable access, during normal business hours, to all of their properties, offices, contracts, books, commitments, records, data, and personnel. During this period, each party will make available to the other parties all information concerning its business, properties, and personnel as the other parties may reasonably request. No party or any of its subsidiaries will be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege, or contravene any law or binding agreement entered into prior to the date of the merger agreement. Lilis and Brushy will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Lilis and Brushy will hold any information obtained under this provision confidential.

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Confidentiality

All non-public information regarding the business of the respective parties to the merger agreement will be kept in strict confidence by the receiving party and will not be used, dealt with, exploited or commercialized by such receiving party or disclosed to any third party without the prior written consent of the party who discloses such information.

Further Action; Commercially Reasonable Efforts

Each of the parties to the merger agreement will use its commercially reasonable efforts to take all actions necessary, proper, or advisable to consummate the transactions contemplated by the merger agreement, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings.

Each of the parties to the merger agreement will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and, subject to applicable laws and any applicable privilege relating to the exchange of information, provide the other parties with copies of all filings made by such party with any governmental entity (except for filings available publicly on the SEC’s EDGAR system) or any other information supplied by such party to a governmental entity in connection with the merger agreement and the transactions contemplated thereby; provided, that neither party is obligated to share any document submitted to a governmental entity that reflects the negotiations between the parties or the valuation of some or all of any party’s business.

Each of the parties to the merger agreement will use its respective commercially reasonable efforts and will cooperate with the other parties to resolve any objections that may be asserted with respect to the transactions contemplated by the merger agreement under the laws, rules, guidelines, or regulations of any governmental entity.

If at any time after the effective time of the merger, any further action is necessary or desirable to carry out the purposes of the merger agreement, the proper officers and/or directors of Lilis will take all such necessary action.

Each of the parties to the merger agreement will use commercially reasonable efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a governmental entity precluding, restraining, enjoining, or prohibiting consummation of the merger.

Neither Lilis nor Merger Sub will be required to accept, as a condition to obtaining any required approval or resolving any objection of any governmental entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any assets or operations of Lilis or Merger Sub or any of their respective affiliates or any of the respective businesses of Brushy or its subsidiaries, including the assets of Brushy.

Stockholder Statement; Registration Statement

Brushy, with the cooperation of Lilis, will promptly commence preparation of a “proxy statement” or “information statement” to be transmitted to its stockholders in connection with its obtaining affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock. Each of the parties to the merger agreement will use its reasonable best efforts to furnish the information required by the SEC and its rules and regulations to be included in the Registration Statement of which this joint proxy statement/prospectus is a part. Lilis will use its reasonable best efforts to have the Registration Statement on Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Brushy will, as promptly as practicable thereafter, transmit the “proxy statement” or “information statement” to its stockholders.

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If, at any time prior to the effective time of the merger, any event or circumstance relating to the parties to the merger agreement or any of their respective affiliates, or their respective officers or directors, should be discovered by Lilis or Brushy that should be set forth in an amendment to Lilis’s Registration Statement on Form S-4 or a supplement to the information that Brushy is to transmit to its stockholders in connection with its obtaining affirmative approval of the holders of a majority of its outstanding shares of common stock, Lilis or Brushy will promptly inform the other party thereof in writing. All documents that Lilis or Brushy is responsible for filing with or furnishing to the SEC in connection with the transactions contemplated in the merger agreement will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. Lilis will notify Brushy promptly of the time when the Registration Statement on Form S-4 has been declared effective, of the issuance of any stop order or suspension of the qualification of Lilis’s common stock to be issued upon the closing of the merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or for additional information and will supply Brushy with copies of (1) all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement or the merger and (2) all orders of the SEC relating to the Registration Statement. Brushy will supply Lilis with copies of (1) Brushy’s proxy statement or information statement prior to it being transmitted to Lilis’s stockholders, (2) all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the merger and (3) all material correspondence between it or any of its representatives, on the one hand, and any stockholder of Brushy, on the other hand, with respect to the merger.

Brushy Board Recommendation; Merger Sub Stockholder Approval

Subject to certain exceptions, Brushy, acting through its board of directors, will (1) recommend approval of the merger agreement and include in its proxy statement or information statement such recommendation and (2) use its reasonable best efforts to solicit and obtain such approval. Notwithstanding any withdrawal, amendment, or modification of its recommendation or the commencement, public proposal, public disclosure, or communication to Brushy of any acquisition proposal with respect to Brushy or its subsidiary, or any other fact or circumstance (except for termination of the merger agreement), the merger agreement will be submitted to the stockholders of Brushy for the purpose of approving the merger agreement, with such disclosures as are required by applicable law. Following any such withdrawal, amendment, or modification of its recommendation of the merger agreement, Brushy may submit the merger agreement to its stockholders without a recommendation or with a negative recommendation (although the approval of the merger agreement by Brushy’s board of directors may not be rescinded or amended), in which event Brushy’s board of directors may communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the proxy or consent solicitation statement or an appropriate amendment or supplement thereto.

If Brushy determines to hold a special meeting of its stockholders for the sole purpose of its obtaining affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock, then Brushy, acting through its board of directors, will, in accordance with its Certificate of Incorporation and Bylaws and with applicable law, promptly and duly call, give notice of, convene, and hold such special meeting as soon as practicable following the date upon which Lilis’s Registration Statement on Form S-4 becomes effective, and Brushy will use its reasonable best efforts to hold such special meeting no later than 30 days after such date.

Lilis, in its capacity as the sole stockholder of Merger Sub, will promptly approve the merger agreement.

Notification of Certain Matters

Each of Brushy, on the one hand, and Lilis and Merger Sub, on the other hand, will give prompt notice to the other of any fact, event, or circumstance known to such party that would be reasonably likely to result in a failure of a condition to the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that Lilis will indemnify, defend, and hold harmless the present and former officers and directors of Brushy and its subsidiaries in such capacities to the fullest extent permitted by law for losses, claims, and expenses occurring at or before the effective time of the merger.

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Lilis will also maintain tail directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as Brushy’s current insurance carrier, with a claims period of six years from the effective time of the merger, with respect to the directors and officers of Brushy and its subsidiaries who are currently covered by Brushy’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the effective time of the merger, in an amount and scope and on terms and conditions no less favorable to such directors and officers than those in effect on the date of the merger agreement. However, Lilis will not be obligated to make annual premium payments for this insurance to the extent that the premiums exceed 200% of the per annum rate of premium currently paid by Brushy for such insurance on the date of the merger agreement. In the event that the annual premium for such insurance exceeds such maximum amount, Lilis will purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

Publicity

Neither Lilis nor Brushy, nor any of their respective affiliates, will issue or cause the publication of any press release or other announcement with respect to the merger, the merger agreement, or the other transactions contemplated by the merger agreement without the prior consultation of the other party, except as may be required by law or regulation of any regulatory authority if all reasonable best efforts have been made to consult with the other party. In addition, the parties will, to the extent reasonably practicable, consult with each other regarding the form and content of any public disclosure of any material developments or matters involving the disclosing party reasonably in advance of such publication.

Certain Tax Matters

The merger agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Lilis and Brushy have agreed that they will use their respective reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code.

In connection with the merger, Lilis will file all required information with its tax returns and maintain all records required for tax purposes. Lilis and Brushy will cooperate in the preparation, execution, and filing of all tax returns and related documents.

Section 16 Matters

Prior to the closing of the merger, Lilis and Brushy, and their respective boards of directors, will use their reasonable best efforts to take all actions to cause any acquisitions of shares of Lilis’s common stock resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

No Solicitation of Alternative Transactions

The merger agreement provides, subject to limited exceptions described below, that each of Lilis and Brushy will not, and will cause its respective subsidiaries and representatives not to:

●	directly or indirectly initiate, solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal (as defined below);

●	participate or engage in any discussions or negotiations with, or disclose any non-public information relating to itself or any of its subsidiaries, or afford access to its or its subsidiaries’ properties, books, or records to any person that has made or that it knows or has reason to believe is contemplating making an acquisition proposal; or

●	accept an acquisition proposal or enter into any agreement, including any letter of intent (other than a confidentiality agreement in certain circumstances that contains specified terms), that (1) provides for, constitutes, or relates to any acquisition proposal or (2) requires or causes either Lilis or Brushy to abandon, terminate, or fail to consummate the merger or the other transactions contemplated by the merger agreement.

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The merger agreement permits Lilis to take and disclose to its stockholders a position with respect to an acquisition proposal from a third party to the extent required under applicable federal securities laws or other applicable law. If either Lilis or Brushy receives a written acquisition proposal, or in the case of Brushy at any time prior to its obtaining the required affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock, then that party and its respective board of directors may participate or engage in discussions or negotiations with, furnish non-public information to, and afford access to its properties, books, or records to, the third party making the acquisition proposal if:

●	the acquisition proposal was not initiated, solicited, knowingly encouraged, or facilitated by that party, its subsidiaries, or any of its officers, directors, investment bankers, attorneys, accountants, financial advisors, agents, or other representatives after the date of or in violation of the merger agreement;

●	the board of directors of the party that received the acquisition proposal determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below);

●	the board of directors of the party that received the acquisition proposal determines in good faith, after consultation with its financial advisors and outside legal counsel, that the third party making such acquisition proposal has the financial and legal capacity to consummate such acquisition proposal; and

●	before the party receiving the acquisition proposal provides any information to the person making the acquisition proposal, such person enters into a confidentiality agreement on specified terms with the party that received the acquisition proposal.

Each of Lilis and Brushy has also agreed to:

●	promptly advise the other party in writing of the receipt of any acquisition proposal or any request for information received from any person that has made or that it reasonably believes may be contemplating an acquisition proposal, or any inquiry, discussions, or negotiations with respect to any acquisition proposal, the material terms and conditions of any request, acquisition proposal, inquiry, discussions, or negotiations, and the identity of the person or group making any request or acquisition proposal or with whom any discussions or negotiations are taking place;

●	provide the other party any non-public information concerning it provided to any other person or group in connection with any acquisition proposal that was not previously provided to the other party and copies of any written materials received from that person or group; and

●	keep the other party fully informed of the status of any acquisition proposals (including the identity of the parties involved and price and any material changes to any terms and conditions).

Brushy’s Ability to Make an Adverse Recommendation Change

At any time prior to Brushy obtaining the required affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock, and subject to Brushy’s compliance at all times with the non-solicitation provisions described above and such approval obligations, the board of directors of Brushy may make an adverse recommendation change (defined below) if the board of directors of Brushy:

●	provides written notice to Lilis, which is referred to as a notice of change, that:

●	advises Lilis that the board of directors of Brushy is contemplating making an adverse recommendation change, and

●	specifies the material facts and information constituting the basis for such contemplated determination; and

●	determines in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of Brushy;

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provided, however, that:

●	the board of directors of Brushy may not make such an adverse recommendation change until the fourth business day after receipt by Lilis of a notice of change, and

●	during the four-business-day period, Brushy will, at the request of Lilis, negotiate in good faith with respect to any changes to the merger agreement that would allow the board of directors of Brushy to not make the adverse recommendation change consistent with its fiduciary duties.

Lilis’s Ability to Make an Adverse Recommendation Change

Subject to Lilis’s compliance at all times with the non-solicitation provisions described above, the board of directors of Lilis may make an adverse recommendation change if the board of directors of Lilis:

●	provides written notice of change to Brushy that:

●	advises Brushy that the board of directors of Lilis is contemplating making an adverse recommendation change, and

●	specifies the material facts and information constituting the basis for such contemplated determination; and

●	determines in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of Lilis;

provided, however, that:

●	the board of directors of Lilis may not make such an adverse recommendation change until the fourth business day after receipt by Brushy of a notice of change, and

●	during the four-business-day period, Lilis will, at the request of Brushy, negotiate in good faith with respect to any changes to the merger agreement that would allow the board of directors of Lilis to not make the adverse recommendation change consistent with its fiduciary duties.

Acquisition Proposal. For purposes of this joint proxy statement/prospectus, the term “acquisition proposal” means, with respect to Lilis or Brushy, any proposal, whether or not in writing, for the:

●	direct or indirect acquisition or purchase of a business or assets that generates or constitutes 20% or more of the net revenues, net income, or the assets of such party and its subsidiaries, taken as a whole;

●	direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such party or any of its subsidiaries whose business generates or constitutes 20% or more of the net revenues, net income, or assets of such party and its subsidiaries, taken as a whole; or

●	merger, consolidation, restructuring, transfer of assets, or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program, or other similar transaction that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of such party or any of its subsidiaries whose business generates or constitutes 20% or more of the net revenues, net income, or assets of such party and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

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Superior Proposal. For purposes of this joint proxy statement/prospectus, the term “superior proposal” means, with respect to Lilis or Brushy:

●	any bona fide written acquisition proposal that was not initiated, solicited, facilitated, or knowingly encouraged by such party or any of its subsidiaries or any of their respective representatives in violation of the merger agreement, made by a third party to acquire, directly or indirectly, 50% or more of the equity securities of such party or 50% or more of the assets of such party and its subsidiaries, taken as a whole, pursuant to a tender offer, exchange offer, merger, share exchange, asset purchase, or other business combination; and

●	the terms of such proposal, as determined by the majority of the board of directors of such party (after consultation with its financial advisors and outside legal counsel) in good faith by duly adopted resolution, (1) would result in a transaction that, if consummated, is more favorable to the stockholders of such party (in their capacity as stockholders) from a financial point of view, than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement offered by the other party in response to such proposal or otherwise), and (2) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal, and other aspects of such proposal;

provided, however, that no proposal will be deemed to be a superior proposal if any financing required to consummate the proposal is not committed (unless it is reasonable to conclude that the proposed acquirer has adequate financial resources to consummate the transaction).

Adverse Recommendation Change. For purposes of this joint proxy statement/prospectus, the term “adverse recommendation change” means, with respect to Lilis or Brushy, a direct or indirect action or public proposal made by its board of directors or a committee of its board of directors to:

●	withdraw (or amend or modify in a manner adverse to the other party) its approval, recommendation, or declaration of advisability of the merger agreement, the merger or the other transactions contemplated by the merger agreement; or

●	recommend, adopt, or approve any acquisition proposal.

Directors and Officers of Lilis

Lilis shall, after review and recommendation from its Nominating and Corporate Governance Committee, take all corporate action necessary: (i) to cause Peter Benz and Mike Pawelek to be elected or appointed as directors of Lilis upon the closing of the merger, (ii) to cause Peter Benz and Mike Pawelek to be nominated for election by Lilis’s stockholders at any stockholders meeting during the first calendar year after the closing of the merger and (iii) to cause Mike Pawelek and Ed Shaw to be duly appointed as President and Chief Operating Officer of Lilis, respectively.

Conversions and Reverse Stock Split

Lilis shall take all actions necessary and desirable in order to complete the Debenture Conversion, the Preferred Conversion and the Lilis stock split.

Capital Raise

Lilis shall take all actions necessary and desirable in order to (i) raise at least $15,000,000 (inclusive of a pre-paid refundable deposit in the amount of $2 million, which is referred to as the Refundable Deposit) and (ii) use the proceeds from such capital raise to repay the Independent Bank Debt no later than February 15, 2016, pursuant to the terms of the IB Forbearance Agreement.

GF Asset Assignment

Lilis and Brushy agree to take all such actions necessary and desirable in order to ensure the release of title to the Giddings Field Assets to an affiliate of SOSventures and to complete the assignment of the Giddings Field Assets in accordance with the GF Asset Assignment Agreement.

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Payment to Independent Bank

Lilis was required to make payment of $1,000,000 to Independent Bank pursuant to Section 2.5.2 of the IB Forbearance Agreement. This payment was made on December 29, 2015.

Option and Warrant Treatment

Brushy agreed to take all such actions necessary and desirable in order to ensure that each holder of an option or warrant to purchase shares of Brushy common stock signs a cancellation agreement providing for the cancellation and retirement of each such option or warrant, as applicable.

Option and Warrant Treatment

Each of Lilis and Brushy agreed to refrain from taking any action to dismiss the interpleader action relating to 2,190,891 shares of Brushy’s common stock filed as Cause No. FST-CV12-6015112-S in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford.

Termination of the Merger Agreement

General

The merger agreement may be terminated by written notice at any time prior to the effective time of the merger in any of the following ways:

●	by mutual written consent of Lilis and Brushy;

●	by either Lilis or Brushy if:

●	the merger is not completed on or before April 30, 2016, unless the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement has been the cause of, or resulted in the failure of the merger to have been completed on or before this date,

●	any court or other governmental entity having jurisdiction over any party to the merger agreement has issued a statute, rule, order, decree, or regulation or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the consummation of the merger or making the merger illegal and such statute, rule, order, decree, regulation, or other action has become final and nonappealable, provided that the right to terminate the merger agreement pursuant to this provision may not be exercised by a party whose failure to fulfill any material obligations under the merger agreement has been the cause of or resulted in such action or who is then in material breach of its obligations described above under “—Covenants—Further Action; Commercially Reasonable Efforts,”

●	Brushy does not obtain affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock, or

●	Lilis does not obtain affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock;

●	by Lilis if there has been a breach of or failure to perform in any material respect any of the representations, warranties, covenants, or agreements set forth in the merger agreement on the part of Brushy that would give rise to the failure of the condition to closing related to accuracy of Brushy’s representations and warranties or the performance of Brushy’s covenants in the merger agreement, or would otherwise materially impair or delay or otherwise have a material adverse effect on Brushy’s ability to consummate the transactions contemplated by the merger agreement and that is incapable of being cured before April 30, 2016 or has not been cured within 30 days following receipt by the breaching party of written notice of such breach from Lilis;

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●	by Brushy if there has been a breach of or failure to perform in any material respect any of the representations, warranties, covenants, or agreements set forth in the merger agreement on the part of Lilis that would give rise to the failure of the condition to closing related to accuracy of Lilis’s representations and warranties or the performance of Lilis’s covenants in the merger agreement, or would otherwise materially impair or delay or otherwise have a material adverse effect on Lilis’s ability to consummate the transactions contemplated by the merger agreement and that is incapable of being cured before April 30, 2016 or has not been cured within 30 days following receipt by the breaching party of written notice of such breach from Brushy;

●	by Lilis, if Brushy has breached or failed to perform in any material respect any of its covenants or other agreements as described under “—Covenants—No Solicitation of Alternative Transactions,” or an adverse recommendation change has occurred with respect to Brushy or Brushy’s board of directors or any committee thereof has resolved to make an adverse recommendation change;

●	by Brushy, if Lilis has breached or failed to perform in any material respect any of its covenants or other agreements as described under “—Covenants—No Solicitation of Alternative Transactions,” or an adverse recommendation change has occurred with respect to Lilis or Lilis’s board of directors or any committee thereof has resolved to make an adverse recommendation change;

●	by Brushy, prior to obtaining the required affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock, if Brushy receives a bona fide acquisition proposal not solicited in violation of the provisions described under “—Covenants—No Solicitation of Alternative Transactions,” that Brushy’s board of directors determines in good faith is a superior proposal, provided that Brushy will not exercise this right to terminate the merger agreement unless (1) Brushy has provided a written notice to Lilis advising Lilis that Brushy has received a superior proposal (it being understood that neither the delivery of such a notice nor any subsequent public announcement thereof in itself will entitle Lilis to terminate the merger agreement) that it intends to accept, together with a copy of the proposal documents, unless previously provided, and a summary of the terms and conditions of such proposal, (2) Lilis does not, within four business days following its receipt of such notice, make an offer that, as determined by Brushy’s board of directors with respect to the holders of Brushy’s common stock, in good faith after consultation with its respective outside legal counsel and financial advisors, results in the applicable acquisition proposal no longer being a superior proposal (provided that, during such four-business-day period, Brushy will negotiate in good faith with Lilis, to the extent Lilis wishes to negotiate, to enable Lilis to make such offer) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a superior proposal will require a new notice of superior proposal and a new four-business-day period) and (3) simultaneously with, and as a condition to, such termination, Brushy will pay to Lilis a $1,200,000 termination fee; and

●	by Lilis, if it receives a bona fide acquisition proposal not solicited in violation of the provisions described under “—Covenants—No Solicitation of Alternative Transactions,” that Lilis’s board of directors determines in good faith is a superior proposal, provided that Lilis will not exercise this right to terminate the merger agreement unless (1) Lilis has provided a written notice to Brushy advising Brushy that Lilis has received a superior proposal (it being understood that neither delivery of such notice nor any subsequent public announcement thereof in itself will entitle Brushy to terminate the merger agreement) that it intends to accept, together with a copy of the proposal documents, unless previously provided, and a summary of the terms and conditions of such proposal, (2) Brushy does not, within four business days following its receipt of such notice, make a counterproposal that, as determined by Lilis’s board of directors with respect to the holders of Lilis’s common stock, in good faith after consultation with its respective outside legal counsel and financial advisors, results in the acquisition proposal no longer being a superior proposal (provided that, during such four-business-day period, Lilis will negotiate in good faith with Brushy, to the extent that Brushy wishes to negotiate, to enable Brushy to make such a counterproposal) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a superior proposal will require a new notice and a new four-business-day period); and (3) simultaneously with, and as a condition to, such termination, Lilis will pay to Brushy a $1,200,000 termination fee.

If the merger agreement is terminated, then in addition to any required termination fee, Brushy shall pay to Lilis an amount equal to the Refundable Deposit; provided that this payment shall not be required to be made if the merger agreement is terminated (i) by Brushy as a result of a breach or failure to perform, as applicable, of Lilis’s representations, warranties, covenants or other agreements contained in the merger agreement or (ii) by Lilis as a result of a bona fide acquisition proposal pursuant to and in accordance with the immediately preceding paragraph.

Fees and Expenses

Except for the termination fees set forth in the merger agreement and as described above under “—General,” all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses.

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Effect of Termination

In the event of the termination of the merger agreement as described above, written notice must be given by the terminating party to the other parties specifying the provision of the merger agreement pursuant to which such termination is made, and except as described in this section, the merger agreement will become null and void after the expiration of any applicable period following such notice. In the event of the termination of the merger agreement, there will be no liability or obligations on the part of Lilis or Merger Sub, on the one hand, or Brushy, on the other hand, except:

●	as described above under “—General” with respect to the payment of a termination fee or an amount equal to the Refundable Deposit, or both, under certain circumstances;

●	as described above under “—Fees and Expenses”;

●	with respect to the requirement to comply with the confidentiality provisions of the merger agreement; and

●	with respect to the non-solicitation restrictions and standstill obligation described below;

provided, however, that no party will be relieved from any liability with respect to any willful breach of any representation, warranty, covenant, or other obligation under the merger agreement.

Non-Solicitation Restrictions. Lilis and Brushy have agreed that, for a period of one year following the date of termination of the merger agreement, neither party will hire or solicit for hire or employment any officer or employee of, or consultant to, the other party or any of its subsidiaries or any person who at the time of proposed hire had been an officer or employee of the other party or any of its subsidiaries within the previous six months (excluding current oil and gas operating activities that the parties are conducting with one another or as may be reasonably anticipated in the ordinary course of business relating to such activities).

Standstill Obligations. Lilis and Brushy have agreed that, for a period of six months following the date of termination of the merger agreement, neither party, without the prior written consent of the other party’s board of directors, will:

●	acquire or agree, offer, seek, or propose to acquire, by purchase or otherwise, ownership of any voting securities or rights to acquire any voting securities of the other, or any of the assets or businesses of the other or any subsidiary or division thereof or any bank debt, claims, or other obligations of the other or any rights to acquire such ownership;

●	seek or propose to influence or control the management or policies of the other or to obtain representation on the other’s board of directors, or solicit any proxies of the other’s shareholders, or make any public announcement with respect to any of the foregoing;

●	make any public announcement with respect to, or submit a proposal for, or offer of any extraordinary transaction involving the other or its securities or assets; or

●	enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in the Exchange Act) in connection with any of the foregoing.

Notwithstanding the standstill restrictions above:

●	neither party’s board of directors shall withhold, delay, deny, or condition its consent if to do so would be inconsistent with its fiduciary duties;

●	either party is permitted to commence a non-coercive tender offer for the other’s common stock at a price higher than that contemplated by any other then-existing merger agreement to which the other is a party;

●	either party may comment on any merger negotiation process or other matter relating to or involving the merger or takeover of the other party in order to correct material misstatements or omissions made by the other party or its advisors; and

●	either party may continue the current oil and gas operating activities conducted with the other party and as may be reasonably contemplated in the ordinary course of business relating to such activities.

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VOTING AGREEMENTS

The following summary describes specified aspects of voting agreements, entered into in connection with the merger. This discussion does not purport to be complete and is qualified in its entirety by reference to the voting agreements, which are attached as Annex B.1 and Annex B.2 and incorporated herein by reference. We urge you to read the voting agreements carefully and in their entirety.

Significant Stockholders of Brushy

As an inducement to Lilis and Merger Sub to enter into the merger agreement, each of SOSventures and the Longview Entities, each a significant stockholder of Brushy, entered into a voting agreement with Lilis, Merger Sub and Brushy. As of the record date for the Brushy special meeting, SOSventures owns 4,095,756 shares of Brushy common stock or approximately 32% of the outstanding Brushy common stock and the Longview Entities collectively own 2,174,778 shares of Brushy common stock or approximately 17% of the outstanding Brushy common stock.

Pursuant to the terms of such voting agreements, each such significant stockholder agreed, among other things, to (i) vote its shares of Brushy’s common stock for the approval of the merger agreement and against any alternative proposal, and (ii) comply with certain restrictions on the disposition of its shares, subject to the terms and conditions contained in the Voting Agreement. Each such significant stockholder also granted an irrevocable proxy in favor of Lilis and Brushy to vote its shares or other equity interests as required. Each such voting agreement will terminate upon the earlier of (a) the termination of the merger agreement in accordance with its terms, (b) upon the amendment, modification, change or waiver to any provision that reduces the amount or changes the form of Merger Consideration (as defined in the merger agreement), (c) the Effective Time, or (d) the date on which Brushy’s board of directors effects a Brushy Adverse Recommendation Change (as defined in the merger agreement). In addition, the voting agreement with SOSventures will terminate upon the date of any amendment, modification, change or waiver to any form of certain additional consideration to be received by SOSventures in the merger agreement, as described in such voting agreement, for which SOSventures has not given its written consent.

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of certain material U.S. federal income tax consequences of the merger to holders of Brushy common stock that exchange their shares of Brushy common stock for shares of Lilis common stock in the merger. This discussion addresses only holders of Brushy common stock who are U.S. persons (as defined below) and who hold such stock, and the Lilis common stock received in exchange for Brushy common stock, as a “capital asset” as defined for U.S. federal income tax purposes in Section 1221 of the Code. Except as otherwise specifically set forth herein, the following discussion does not address the tax consequences of any persons other than holders of Brushy common stock.

This discussion does not address any non-income taxes (including the unearned income Medicare contribution tax enacted under the Health Care and Education Reconciliation Act of 2010) or any foreign, state or local tax consequences of the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Brushy common stock in light of that holder’s particular circumstances or to a holder subject to special rules (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; pension funds or retirement accounts; holders subject to the alternative minimum tax provisions of the Code; holders subject to the installment sale rules of the Code; holders that exchange or receive warrants in connection with the merger; partnerships, S corporations or other pass-through entities or investors in such pass-through entities; regulated investment companies; real estate investment trusts; holders who are not U.S. persons (as defined below); holders who hold shares of Brushy or Lilis common stock through certain foreign financial institutions (including investment funds or other investment vehicles); controlled foreign corporations; passive foreign investment companies; former citizens or residents of the United States; U.S. expatriates; holders whose functional currency is not the U.S. dollar; holders who hold shares of capital stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who are deemed to sell capital stock under the constructive sale provisions of the Code; holders who acquired capital stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; corporations that accumulate earnings to avoid U.S. federal income tax; or holders who actually or constructively own more than 5% of Brushy or Lilis common stock).

For purposes of this discussion a “U.S. person” is:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion is based on the Code, applicable Treasury regulations promulgated thereunder, published rulings and court decisions, each as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Brushy common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Brushy common stock should consult their own tax advisors.

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This discussion of material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Holders of Brushy common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Neither Lilis nor Brushy has sought, and neither will seek, any ruling from the Internal Revenue Service, or the IRS, regarding any matters discussed below, nor will Lilis or Brushy obtain an opinion of legal counsel as to whether the merger will constitute a tax-free reorganization for federal income tax purposes. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the following conclusions.

Tax Consequences of the Merger

The parties have structured the merger with the intent that it qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The qualification of the merger as a reorganization depends on compliance with numerous technical requirements of these provisions of the Code, including whether holders of Brushy common stock will receive a sufficient amount of Lilis common stock to satisfy the “control test” set forth in Section 368(a)(2)(E) of the Code, and whether after the merger Brushy is regarded as holding substantially all of its assets, which is referred to as the substantially all test.

The control test requires that, in the transaction, the holders of Brushy common stock exchange, for an amount of Lilis voting stock, stock possessing “control” of Brushy. For purposes of Section 368(a)(2)(E) of the Code, “control” is defined as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Satisfaction of the control test will depend on the value, as of the closing of the merger, of the Lilis common stock received by holders of Brushy common stock in exchange for Brushy common stock relative to the value of the consideration other than Lilis voting stock received by holders of Brushy common stock in exchange for shares of Brushy common stock in connection with the merger (including, to the extent properly allocable to SOSventures’s Brushy common stock, Lilis’s payment of $500,000 to SOSventures and Lilis’s issuance of the SOS Warrant and a subordinated promissory note in the principal amount of $1,000,000 to SOSventures), as well as the impact on the control test of Lilis’s payment of $1,000,000 to Independent Bank on behalf of Brushy and Lilis’s payment of the $2 million refundable deposit to Brushy. At this time, neither Lilis nor Brushy is able to ascertain whether the value of the Lilis common stock to be received by holders of Brushy common stock in connection with the merger will be sufficient to satisfy the control test. Accordingly, Lilis and Brushy anticipate that it will not be possible to determine whether the control test will be satisfied until after the closing of the merger. Based on an example in the Treasury regulations promulgated under the Code, Lilis and Brushy believe that Lilis’s payment of $1,000,000 to Independent Bank on behalf of Brushy and Lilis’s payment of the $2 million refundable deposit to Brushy may be disregarded for purposes of the control test, and further believe that Lilis’s transfer of non-stock consideration to SOSventures described above may be disregarded for purposes of the control test under such example, but only to the extent such non-stock consideration is properly allocable to the repayment of the subordinated debt obligations with SOSventures. At this time, neither Lilis nor Brushy has determined the amount, if any, of such non-stock consideration that is properly allocable to repayment of the subordinated debt obligations with SOSventures.

Whether a transaction satisfies the substantially all test generally is determined by an examination of all of the facts and circumstances, taking into account the amount and nature of any assets not retained by the target corporation and the timing and circumstances of any asset transfers from the target corporation to other persons. For purposes of issuing advance rulings on a transaction, the IRS has stated that the substantially all test is satisfied if assets held by the target corporation after the transaction represent at least 90 percent of the fair market value of the target corporation’s net assets and at least 70 percent of the fair market value of the target corporation’s gross assets. The foregoing guideline is not a rule of substantive law, however, and the IRS has stated that this ruling standard is not intended to set the lower limit for satisfying the substantially all test.

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As noted above, in connection with the merger Brushy will assign the Giddings Field Assets to SOSventures (or its affiliate), which we refer to as the GF Assignment, in exchange for the extinguishment of certain debt owed by Brushy to SOSventures, which we refer to as the subordinated debt obligations with SOSventures, as contemplated by the GF Asset Assignment Agreement. Based on an estimated valuation, Lilis and Brushy believe that the Giddings Field Assets constitute approximately 30 percent of Brushy’s gross assets. The precise percentage of Brushy’s gross assets represented by the Giddings Field Assets is unclear at this time, however. Thus, it is possible that, by virtue of the GF Assignment, after the merger Brushy may be regarded as holding less than 70 percent of its gross assets for purposes of the substantially all test. As noted above, however, this 70-percent threshold is a guideline rather than a rule of substantive law, and the IRS has stated that this threshold does not necessarily establish the lower limit for purposes of applying the substantially all test. Thus, based on an estimated valuation, Lilis and Brushy intend to take the position that the GF Assignment will not cause the merger to fail the substantially all test, provided that after the merger Lilis and Brushy reasonably determine that, as of the time immediately after the closing of the merger, Brushy continues to hold approximately 70 percent of its gross assets, or Lilis and Brushy otherwise reasonably determine that the amount of Brushy’s retained gross assets after the merger is sufficient to satisfy the substantially all test based on the relevant facts and circumstances. In addition, Lilis and Brushy believe that, based on an estimated valuation, the fair market value of the Giddings Field Assets is less than the principal amount and accrued but unpaid interest of the subordinated debt obligations with SOSventures to be extinguished in connection with the GF Assignment and that therefore the GF Assignment should not adversely impact Brushy’s net assets for purposes of the substantially all test. Accordingly, although not free from doubt, each of Lilis and Brushy believe that the transfer of the Giddings Field Assets to SOSventures (or its affiliate) in connection with the merger should not cause the merger to fail to satisfy the substantially all test.

Lilis and Brushy believe that the merger should satisfy the other technical requirements to qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, including the “continuity of interest” requirement, the “continuity of business enterprise” requirement, and the requirement that the merger must be undertaken for reasons pertaining to the continuance of the business of a corporation that is a party to the transaction.

Due to the uncertainty surrounding the application of the control test discussed above, however, neither Brushy nor Lilis can assure you at this time that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. Further, even if Lilis and Brushy later determine to take the position that the merger so qualifies, neither Lilis nor Brushy can assure you that the IRS will accept the treatment of the merger as a “reorganization.” If the IRS were to challenge such treatment and successfully contend that the merger failed to qualify as a reorganization, the merger would be a fully taxable transaction to holders of Brushy common stock. As noted above, neither Lilis nor Brushy intends to obtain a ruling from the IRS with respect to the federal income tax consequences of the merger, nor will Lilis or Brushy obtain an opinion of legal counsel as to whether the merger will constitute a tax-free reorganization for federal income tax purposes. No assurance can be given that contrary positions will not successfully be asserted by the IRS or adopted by a court if the issues are litigated.

If for any reason the merger failed to qualify as a reorganization, the merger would be a fully taxable transaction to holders of Brushy common stock. In such case, holders of Brushy common stock generally would recognize gain or loss measured by the difference between the value of all consideration received by them in the merger and their tax basis in the shares of Brushy common stock surrendered in the merger. The aggregate tax basis in the Lilis common stock received pursuant to the merger generally would be equal to the fair market value of such stock at the time of the merger. The holding period of such Lilis common stock generally would begin on the date immediately following the date of the merger. The gain or loss recognized generally would be long-term capital gain or loss if the holder’s holding period for the Brushy common stock surrendered in the merger was more than one year.

Assuming the merger satisfies the requirements necessary for the merger to qualify as a “reorganization” under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, holders of Brushy common stock who exchange such stock solely for shares of Lilis common stock pursuant to the merger generally should not recognize gain or loss in respect of the shares of Lilis common stock received in the exchange. Holders of Brushy common stock who receive, in addition to shares of Lilis common stock, cash or other property in the merger generally should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of the cash and the fair market value of such other property received in the merger or (ii) the excess, if any, of the sum of (A) the amount of cash, the fair market value of the Lilis common stock, and the fair market value of such other property received in the merger, over (B) such holder’s tax basis in its Brushy common stock surrendered in exchange therefor. The aggregate tax basis in the Lilis common stock received pursuant to the merger generally should be equal to the aggregate tax basis in the shares of Brushy common stock surrendered in the transaction, such basis to be allocated among the Lilis common stock according to their respective fair market values and increased ratably by the amount of gain, if any, recognized. The holding period of the Lilis common stock received in the merger by a holder of shares of Brushy common stock generally should include the holding period of the shares of Brushy common stock that such holder surrendered in exchange therefor. If a holder of Brushy common stock has differing tax bases and/or holding periods in respect of such holder’s Brushy common stock, such holder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of Lilis common stock that such holder receives pursuant to the merger.

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A holder of Brushy common stock who dissents from the merger and who receives cash in exchange for such holder’s Brushy common stock generally should recognize gain or loss for federal income tax purposes, whether or not the merger qualifies as a reorganization under Section 368 of the Code, measured by the difference between the amount of cash received and the tax basis of such holder’s shares of Brushy common stock. There may, however, be circumstances peculiar to a dissenting shareholder that would cause the cash received to be treated as a distribution of property to which Section 301 of the Code applies (which could under certain circumstances result in the cash being taxed as a dividend).

Holders of Lilis common stock will not recognize gain or loss as a result of the merger with respect to their shares of Lilis common stock, whether or not the merger qualifies as a reorganization under Section 368 of the Code.

Neither Lilis nor Brushy will recognize gain or loss as a result of the merger. Brushy may recognize gain in connection with the GF Assignment to the extent that the fair market value of the Giddings Field Assets is greater than Brushy’s adjusted tax basis in the Giddings Field Assets. Brushy is not able to determine at this time if any such gain will be recognized and, if so, the extent of any such gain. In addition, to the extent that the fair market value of the Giddings Field Assets is less than the total amount owed on the subordinated debt obligations with SOSventures, which is being extinguished, Brushy may recognize cancellation of indebtedness income in connection with the extinguishment of the subordinated debt obligations with SOSventures to the extent that the subordinated debt obligations with SOSventures exceeds the fair market value of the Giddings Field Assets. Depending upon the amount of the gain and cancellation of indebtedness income, if any, described above, Brushy may utilize outstanding net operating losses, which we refer to as NOLs, to offset some or all of such gains. Such use of such NOLs, however, may increase Brushy’s or Lilis’s taxable income in future years. Finally, Lilis may realize cancellation of indebtedness income in connection with the conversion of approximately $6.85 million in outstanding Debentures into Lilis common stock upon the closing of the merger. The amount of such cancellation of indebtedness income, if any, will depend on the value of the Lilis common stock as of the closing of the merger.

As of the effective time of the merger, Brushy expects to have substantial NOLs. Under Section 382 of the Code, if a corporation undergoes an “ownership change,” the amount of its pre-change NOLs that may be utilized to offset future taxable income in any given year is subject to an annual limitation. As a result of the merger, Lilis will own all of the outstanding stock of Brushy. This, together with other recent transactions, will likely result in an ownership change of Brushy and, thus, may cause the use of Brushy’s pre-change NOLs to become subject to an annual limitation under Section 382 of the Code.

The annual limitation generally is equal to the product of (1) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (2) the “long-term tax exempt rate” in effect for the month in which the ownership change occurs. Any unused portion of the annual limitation may generally be carried forward to increase the annual limitation for the subsequent taxable year. The annual limitation in any year may also be adjusted as a result of certain gains recognized (or deemed recognized under applicable IRS authorities) in the five years following the ownership change. Accordingly, the impact of the ownership change on Brushy will depend upon, among other things, the amount of its NOLs, loss carryforwards and other tax attributes, the value of its stock at the time of the ownership change, and the amount and timing of its future taxable income.

Merger Reporting Requirements

Assuming the merger qualifies as a reorganization under Section 368 of the Code, a holder of Brushy common stock, as a result of having received Lilis common stock in the merger, will be required to retain records and may be required to file certain statements with their tax returns pertaining to the merger as provided pursuant to Treasury regulation Section 1.368-3. Holders of Brushy common stock should consult with their tax advisors regarding the compliance with these requirements.

Information Reporting and Backup Withholding

Certain holders of Brushy common stock may be subject to information reporting with respect to the cash received in exchange for their shares of Brushy common stock. Holders of Brushy common stock who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. Holders of Brushy common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

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DISSENTERS’ RIGHTS OF APPRAISAL

Under Section 262 of the Delaware General Corporation Law, referred to as the DGCL, holders of Brushy’s common stock as of [-], 2016, the record date, who do not wish to accept the merger consideration as described in this joint proxy statement/prospectus may dissent and elect to have the fair value of their shares of Brushy common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash (together with interest, if any) in the amount determined to be the fair value, provided that the holder complies with the provisions of Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex D to this joint proxy statement/prospectus. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Brushy’s common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Brushy’s common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This joint proxy statement/prospectus constitutes such notice, and the applicable statutory provisions of the DGCL are attached to this joint proxy statement/prospectus as Annex D. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex D to this joint proxy statement/prospectus. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of Brushy’s common stock, Brushy believes that its stockholders who consider exercising such appraisal rights should seek the advice of counsel.

Any holder of Brushy’s common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

●	as more fully described below, the holder must deliver to Brushy a written demand for appraisal of the holder’s shares before the vote on the merger agreement at the Brushy special meeting, which demand will be sufficient if it reasonably informs Brushy of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares;
●	the holder must not vote the holder’s shares of Brushy’s common stock in favor of the merger agreement; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and, therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and
●	the holder must continuously hold the shares from the date of making the demand through the effective date of the merger; a stockholder who is the record holder of shares of Brushy’s common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective date of the merger will lose any right to appraisal in respect of those shares.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt and approve the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

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Only a holder of record of shares of Brushy’s common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates, and should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder’s common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by the nominee.

A Brushy stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to:

Brushy Resources, Inc.

Attention: Corporate Secretary

300 E. Sonterra, Suite 1220
San Antonio, TX 78258

Within ten days after the effective date of the merger, the surviving corporation must send a notice as to the effectiveness of the merger transaction to each of Brushy’s former stockholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement. Within 120 days after the effective date of the merger, but not thereafter, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all dissenting stockholders. Brushy and Lilis have no obligation to, and have no present intention to file, a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Lilis or Brushy will file such a petition. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as Lilis and Brushy have no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective date of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days after receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Brushy common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation the statement described in this paragraph.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, and it will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

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In the event that the Delaware Court of Chancery determines the holders of Brushy’s common stock entitled to appraisal, an appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the value of Lilis shares they would receive under the merger agreement if they did not seek appraisal of their shares.

In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Any of Brushy’s stockholders who have duly demanded an appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective date of the merger).

At any time within 60 days after the effective date of the merger, any of Brushy’s stockholders who have not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require the surviving corporation’s written approval. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the Lilis shares being offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights.

Holders of Lilis common stock do not have any appraisal or dissenter’s rights with respect to the merger.

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MATERIAL CONTRACTS BETWEEN LILIS AND BRUSHY

The information set forth “The Merger Agreement,” beginning on page [—], and “The Merger— Interests of Brushy Directors and Executive Officers in the Merger,” beginning on page [—], is incorporated herein by reference.

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INFORMATION ABOUT BRUSHY

Description of Business

Brushy is an independent energy company engaged primarily in the exploration for, and development of, natural gas and crude oil reserves. Brushy generates revenues and cash flows from two primary sources: investing activities and the proceeds from the sale of oil and gas production on properties Brushy holds or participates in.

As of February 1, 2016, Brushy owned interests in 121 producing oil and natural gas wells, with 18 wells in the Crittendon Field. Brushy operates 117 or 97% of those wells. Brushy’s oil and natural gas production for 2015 consisted of 180,898 bbls of oil and 779,012 Mcf of gas.

Brushy began 2014 with estimated proved reserves of 5,091 MBOE and ended the year with 6,264 MBOE, with 1,432 MBOE allocated to the Crittendon Field.

Properties

Brushy, formerly known as Starboard Resources, Inc., a Delaware corporation, is an independent energy company based in San Antonio, Texas. Brushy was formed in 2011 and has been engaged in the exploration, development, acquisition and exploitation of crude oil and natural gas properties, with interests throughout Texas and Oklahoma. Brushy’s properties currently cover 26,404 gross acres, or 19,868 net acres, with a majority within the Eagle Ford trend of South Texas.

Total Brushy proved reserves, based on Brushy’s January 1, 2015 independent reserve estimate report, were 5,788 MBOE (with 1,432 MBOE allocated to the Crittendon Field), consisting of 10,771 MMcf of natural gas and 3,993 Mbbl of oil. The PV-10 of proved reserves at January 1, 2015 was $128,415,900 based on the average of the beginning of each month prices for 2014 of $95.28 per Bbl and $4.36 per MMBtu and adjusted for location and quality differentials. At January 1, 2015, 23% of Brushy’s estimated proved reserves were proved developed reserves and 69% of estimated proved reserves were oil and condensate. Brushy’s average daily production at year end December 31, 2014 was 990 BOE per day.

Core Areas of Operation and Certain Key Properties

As of December 31, 2015, Brushy’s proved oil and gas reserves were concentrated primarily in the Giddings and Crittendon Fields in Texas, and the Crittendon Field in Oklahoma. The fields tend to have stacked multiple producing horizons. Some of the fields have numerous available wellbores capable of providing workover and recompletion opportunities. Additionally, new 3-D seismic data allows definition of numerous proved undeveloped locations throughout the fields. The characteristics of these fields allow Brushy to record significant estimated proved behind pipe and estimated proved undeveloped reserves in the annual year-end reserve report. At January 1, 2015, based on the reserves estimate by Brushy’s independent reservoir engineers, Brushy had 5,788 MBOE of estimated proved reserves, with 1,432 MBOE allocated to the Crittendon Field. At January 1, 2015, Brushy’s proved developed reserves of 1,335 MBOE were 23% of the total proved reserves, and 69% of estimated proved reserves were oil and condensate. At January 1, 2014, Brushy’s proved developed producing reserves of 656 MBOE were 13% of the total proved reserves, 72% of the estimated proved reserves were oil and condensate. Brushy sold the Oklahoma properties in July 2015.

Giddings - Bastrop and Bigfoot – Texas

Giddings Field is Brushy’s largest acreage position with 12,950 net acres. From an acreage position, Giddings Field comprises the largest portion of net acres at ___%. Brushy’s Giddings Field oil and gas wells are 45 gross (39.1 net) wells, including 3 gross (1 net) non-operated wells. Brushy also controls 2,930 net acres in the Bigfoot Area, comprising ___% of Brushy’s total net acreage position. Brushy owns and operates 54 gross (54 net) wells in the Bigfoot Area acreage position.

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Crittendon – Texas

The Crittendon Field contains 2,759 net acres. The contiguous block is all within the Delaware Basin. Crittendon Field contains ___% of Brushy’s total net acres. Brushy operates the Crittendon Field wells and currently has 16 gross (10.4 net) oil and gas wells.

Oil and Natural Gas Reserves

Due to the inherent uncertainties and the limited nature of reservoir data, proved reserves are subject to change as additional information becomes available. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC, and are inherently imprecise. Although Brushy believes these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which Brushy’s business or the oil and natural gas industry is general subject.

These calculations were prepared using standard geological and engineering methods generally accepted by the petroleum industry and in accordance with SEC financial accounting and reporting standards. The estimated present value of proved reserves does not include indirect expenses such as general and administrative expenses, debt service, future income tax expense or depletion, depreciation, and amortization. In accordance with applicable financial accounting and reporting standards of the SEC, the estimates of Brushy’s proved reserves and the present value of proved reserves set forth herein are made using the average of oil and natural gas spot prices for the West Texas Intermediate oil and Henry Hub gas on the first day of each of the twelve months during 2014. Estimated quantities of proved reserves and their present value are affected by changes in oil and natural gas prices. The arithmetic average reference prices utilized for the purpose of estimating Brushy’s proved reserves and the present value of proved reserves as of January 1, 2015 were $95.28 per barrel of oil and $4.36 per MMBtu of natural gas.

The following table sets forth Brushy’s estimated net total oil and natural gas reserves and the PV-10 value of such reserves as of the January 1, 2015 reserve report. The estimated reserve data and the present value as of January 1, 2015 were prepared by Forrest A Garb & Associates, Inc., independent petroleum engineers. For further information concerning Brushy’s independent engineer’s estimates of proved reserves as of January 1, 2015, see the reserve report filed as Exhibit 99.2 to the 2014 Brushy Form 10-K. These reserves estimates were prepared in accordance with the SEC’s rules regarding oil and natural gas reserves reporting that were in effect at the time of the preparation of the reserve report. Brushy total estimated proved reserves are estimated using a conversion ratio of one Bbl per six Mcf. The PV-10 value is not intended to represent the current market value of the estimated oil and natural gas reserves owned by Brushy. For further information concerning the present value of future net revenues from these reserves, see “Supplemental Oil and Natural Gas Disclosure” in Brushy’s financial statements in the 2014 Brushy Form 10-K. All reserves are located in the United States.

	Estimated Net Reserves		Estimated Future Net Revenue ($ thousands)
As of January 1, 2015	Oil and Condensate (MBbl)	Gas (MMcf)	Undiscounted	Discounted at 10% Per Year (1)
Proved:
Developed Producing	692	3,854	$49,941	$35,507
Developed Nonproducing	161	470	13,072	8,229
Proved Undeveloped	3,139	6,447	175,637	84,680
Total Proved	3,993	10,771	238,650	128,416

(1)	Brushy management believes that the presentation of PV-10 may be considered a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K. Therefore Brushy has included a reconciliation of the measure to the most directly comparable GAAP financial measure (standardized measure of discounted future net cash flows in the table immediately below). Brushy management believes that the presentation of PV-10 value provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because many factors that are unique to each individual company may impact the amount of future income taxes to be paid, the use of the pre-tax measure provides greater comparability when evaluating companies. It is relevant and useful to investors for evaluating the relative monetary significance of Brushy’s oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. Brushy management also uses this pre-tax measure when assessing the potential return on investment related to its oil and gas properties and in evaluating acquisition candidates. The PV-10 value is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of the estimated oil and natural gas reserves owned by us. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

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Brushy has not reported its reserves to other federal authorities or agencies.

Brushy’s reserve report dated January 1, 2015 showed estimated net proven undeveloped reserves of 3,139 MBbl for oil and condensate and 6,447 MMcf for natural gas. This was a decrease of 27 MBbl for oil and condensate and a decrease of 93 MMcf for natural gas. The decrease in oil and condensate proven undeveloped reserves was due to the loss of PUD locations due to the requirement that a development plan for the undeveloped oil and gas reserves must be adopted indicating that such reserves are scheduled to be drilled within five years under SEC Regulation S-X Rule 4-10(a)(31)(ii). The decrease in natural gas proven undeveloped reserves derives from an increased focus on oil and condensate drilling. Brushy’s Consolidated Statement of Cash Flows on page F-6 to the 2014 Brushy Form 10-K shows Brushy spent $33,296,074 on development of oil and gas properties in the year ending December 31, 2014. These payments resulted in converting 903 net acres from proven undeveloped reserves to proven developed reserves and increased proven developed reserves for oil and condensate by 306 MBbl (79%) to 692 MMbl. Brushy’s proven developed producing natural gas reserves increased by 2,238 MMcf (138%) to 3,854 MMcf. The 103% increase in proven developed BOE reserves is a result of increased drilling activity, as well as the acquisition of the Crittendon Field.

Brushy management believes that PV-10, a non-GAAP measure of estimated proved reserves is widely used by analysts and investors in evaluating oil and gas companies. Brushy’s reconciliations to the most directly comparable GAAP financial measure (standardized measure of discounted future net cash flows) is found in the table below. The table below provides a reconciliation of PV-10 as of January 1, 2015 and January 1, 2014 to the standardized measure of discounted future net cash flows as of December 31, 2014 and December 31, 2013:

	As of January 1, 2015	As of January 1, 2014
	(dollars in thousands)	(dollars in thousands)
PV-10	$128,416	$131,586
Present value of future income taxes discounted at 10%	(38,300)	(40,513)
Standardized income of discounted future net cash flows	90,116	91,073

Present value, or PV-10, when used in connection with oil and gas reserves, means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices calculated as the average natural gas and oil price during the preceding 12-month period prior to the end of the current reporting period, (determined as the unweighted arithmetical average of prices on the first day of each month within the 12-month period) and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

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Estimates of reserves as of January 1, 2015 and January 1, 2014 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month within the 12-month periods ended January 1, 2015 and January 1, 2014, in accordance with revised SEC guidelines applicable to reserves estimates as of the end of 2014 and 2013. The reserve estimates represent Brushy’s net revenue interest in their properties. Although Brushy believes these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

Brushy’s proved reserve estimate report dated January 1, 2015, attached as Exhibit 99.2 uses the following average adjusted prices:

Oil - $95.28 / bbl

Gas - $4.36 / Mcf

Brushy’s proved reserve estimate report dated January 1, 2014, attached as Exhibit 99.2, uses the following average adjusted prices:

Oil - $94.34 / bbl

Gas - $6.68 / Mcf

The standardized measure of discounted future net cash flows relies on estimates of oil and gas reserves using commodity prices and costs at year-end. The benchmark oil and gas prices used are the preceding 12-month averages of the first-day-of-the month spot prices posted for the WTI oil and Henry Hub natural gas. Oil prices have been adjusted by lease for gravity, transportation fees, and regional price differentials. Gas prices per thousand cubic feet have been adjusted by lease for Btu content, transportation fees, and regional price differentials. The adjustments are based on the differential between historic oil and gas sales and the corresponding benchmark price.

Proved reserves are those oil and gas reserves, which, by analysis of geoscience and engineering data, can be estimated with “reasonable certainty” to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain. For proved reserves, the drilling for oil and gas must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time period.

“Reasonable certainty” can be determined under two approaches. If deterministic methods are used, reasonable certainty means a “high degree of confidence” that the quantities will be recovered. A “high degree of confidence” exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimate ultimate recovery with time and with reasonable certainty that the estimated ultimate recovery is much more likely to increase or remain constant than to decrease. If probabilistic methods are used, reasonable certainty means at least a 90% probability that the quantities actually recovered will equal or exceed the estimate.

The reserve estimates are prepared by Forrest A Garb & Associates, Inc., qualified third party engineering firms by licensed engineers as part of Brushy’s internal controls. All of Brushy’s reserves were subject to the reserve report by Forrest A Garb & Associates, Inc. and Brushy has not presented any internally-generated reserve amounts that were not included in the report from Forrest A Garb & Associates, Inc. Brushy’s technical person primarily responsible for overseeing the Forrest A Garb & Associates, Inc. reserve estimates was Edward Shaw, our Chief Operating Officer. Mr. Shaw has been an officer of ImPetro Resources, LLC since its inception in February 2010 and Brushy’s Chief Operating Officer since Brushy was formed in June 2011. Mr. Shaw was also Chief Operating Officer of South Texas Oil Company from 2005 to 2010 and headed its field operations in Texas. Thus, Mr. Shaw has extensive operational experience in the areas in which Brushy concentrates its oil and gas operations. Mr. Shaw worked from 2000 to 2005 in New Zealand researching and developing methods of monitoring oil wells to optimize production, including using existing products integrated with emerging telemetry technologies. Mr. Shaw has a degree in electrical engineering.

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Oil and Natural Gas Volumes, Prices and Operating Expense

The following tables set forth certain information regarding the production volumes, revenue, average prices received and average production costs associated with Brushy’s sale of oil and natural gas from continuing operations for the two years ended December 31, 2014 and 2013. The drilling operations on the Bigfoot Area formations in fiscal 2013 and 2014 generally targeted drilling out the properties with shallower, less expensive wells thus holding the leases and preventing them from expiring. This means that deeper formations such as Eagle Ford and Pearsall Shales are held by production and can be developed or sold at a later date.

Bigfoot Area– Texas	Year Ended December 31,
	2014	2013
Net Production:
Oil (Bbl)	4,431	4,011
Natural Gas (Mcf)	0	-
Barrel of Oil Equivalent (Boe)	4,431	4,011
Oil and Natural Gas Sales:
Oil	$402,705	376,829
Natural Gas	0
Total	$402,705	376,829
Average Sales Price:
Oil ($ per Bbl)	$90.89	93.95
Natural Gas ($ per Mcf)	-	-

Barrel of Oil Equivalent ($ per Boe)	$90.89	93.95
Oil and Natural Gas Costs:
Lease operating expenses	$322,458	419,140
Production taxes	18,267	17,101
Other operating expenses	-	-
Average production cost per Boe	$76.90	108.76

Crittendon – Texas	Year Ended December 31,
	2014	2013
Net Production:
Oil (Bbl)	13,786	-
Natural Gas (Mcf)	202,007	-
Barrel of Oil Equivalent (Boe)	47,454	-
Oil and Natural Gas Sales:
Oil	$1,106,900	$-
Natural Gas	825,371	-

Total	$1,932,271	$-
Average Sales Price:
Oil ($ per Bbl)	$80.29	$-
Natural Gas ($ per Mcf)	4.09	-

Barrel of Oil Equivalent ($ per Boe)	$40.72	$-
Oil and Natural Gas Costs:
Lease operating expenses	$1,105,331	$-
Production taxes	101,625	-
Other operating expenses	-	-
Average production cost per Boe	$25.43	$-

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Giddings – Texas	Year Ended December 31,
	2014	2013
Net Production:
Oil (Bbl)	112,861	70,683
Natural Gas (Mcf)	169,435	123,795
Barrel of Oil Equivalent (Boe)	141,100	91,315
Oil and Natural Gas Sales:
Oil	$10,190,042	$6,821,671
Natural Gas	924,976	752,303

Total	$11,115,108	$7,573,975
Average Sales Price:
Oil ($ per Bbl)	$90.29	$96.51
Natural Gas ($ per Mcf)	5.46	6.08

Barrel of Oil Equivalent ($ per Boe)	$78.77	$82.94
Oil and Natural Gas Costs:
Lease operating expenses	$3,729,761	$2,683,694
Production taxes	479,201	325,401
Other operating expenses		-
Average production cost per Boe	$29.83	$32.95

Logan, Kingfisher, McClain - Oklahoma	Year Ended December 31,
	2014	2013
Net Production:
Oil (Bbl)	49,820	52,152
Natural Gas (Mcf)	407,570	383,526
Barrel of Oil Equivalent (Boe)	117,749	116,073
Oil and Natural Gas Sales (dollars in thousands):
Oil	$4,598,882	$5,003,563
Natural Gas	2,123,917	2,010,787

Total	$6,722,799	$7,014,350
Average Sales Price:
Oil ($ per Bbl)	$92.31	$95.94
Natural Gas ($ per Mcf)	5.21	5.24

Barrel of Oil Equivalent ($ per Boe)	$57.09	$60.43
Oil and Natural Gas Costs (dollars in thousands):
Lease operating expenses	$686,940	$495,323
Production taxes	96,601	92,122
Other operating expenses
Average production cost per Boe	$6.65	$5.06

Exploration, Development and Acquisition Capital Expenditures

The following table sets forth certain information regarding the gross costs incurred in the purchase of proved and unproved properties and in development and exploration activities.

Bigfoot – Texas	Year Ended December 31,
	2014	2013

Unproved prospects	$18,843	$10,495
Proved prospects	69,457	132,281
Development and exploration costs	0	0

Total consolidated operations	50,614	142,739

Asset Retirement Obligations (non-cash)	$(50,614)	$0

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Crittendon Field – Texas	Year Ended December 31,
	2014	2013

Unproved prospects	$482,161	$-
Proved prospects	17,007,057	-
Development and exploration costs	736,703

Total consolidated operations	18,225,921	-

Asset Retirement Obligations (non-cash)	$798,572	$-

Giddings Field – Texas	Year Ended December 31,
	2014	2013

Unproved prospects	$1,191,710	$1,128,334
Proved prospects	353,988	1,493,628
Development and exploration costs	10,853,435	8,694,352

Total consolidated operations	11,691,157	11,316,314

Asset Retirement Obligations (non-cash)	$54,530	$19,218

Logan, Kingfisher, McClain – Oklahoma	Year Ended December 31,
	2014	2013

Unproved prospects	$193,260	$1,538,004
Proved prospects	3,745	501,531
Development and exploration costs	4,676,449	2,427,620

Total consolidated operations	4,865,964	4,467,154

Asset Retirement Obligations (non-cash)	$46,963	$23,194

Producing Wells

The following table sets forth the number of producing oil and natural gas wells in which Brushy owned an interest as of December 31, 2014. Some wells produce both oil and natural gas.

	Company Operated		Non-Operated		Total
	Gross	Net	Gross	Net	Gross	Net
Oil	104	96.7	24	4.8	128	101.5
Natural gas	11	6.8	-	-	11	6.8
Total	115	103.5	24	4.8	139	108.3

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Acreage Data

The following table summarizes our gross and net developed and undeveloped oil and natural gas acreage under lease as of December 31, 2014.

	Developed Acres		Undeveloped Acres
	Gross	Net	Gross	Net
Bigfoot (Texas)(1)	2,930	2,930	0	0
Giddings (Texas)(2)	9,459	9,336	3,799	3,614
Logan, Kingfisher, McClain (Oklahoma)	5,055	1,229	0	0
Crittendon Field (Texas)	5,160	2,759	0	0

Total	22,604	16,254	3,799	3,614

(1)	Undeveloped acreage includes acreage located in the Bigfoot fields.
(2)	Other includes acreage in Giddings.

As is customary in the oil and natural gas industry, Brushy can generally retain its interest in undeveloped acreage by drilling activity that establishes commercial production sufficient to maintain the leases or by paying delay rentals during the remaining primary term of leases. The oil and natural gas leases in which Brushy has an interest are for varying primary terms, and if production under a lease continues from Brushy’s developed lease acreage beyond the primary term, Brushy is entitled to hold the lease for as long as oil or natural gas is produced.

Brushy’s oil and natural gas properties consist primarily of oil and natural gas wells and interests in leasehold acreage, both developed and undeveloped.

Drilling Activity

The following table sets forth our drilling activity during the twelve month period ended December 31, 2014 and 2013 (excluding wells in progress at the end of the period). In the table, “gross” refers to the total number of wells in which Brushy has a working interest and “net” refers to gross wells multiplied by Brushy’s working interest therein.

Bigfoot Area – Texas	Year Ended December 31,
	2014		2013
	Gross	Net	Gross	Net
Development wells
Productive
Non-productive
Exploratory wells
Productive
Non-productive

Giddings Field – Texas	Year Ended December 31,
	2014		2013
	Gross	Net	Gross	Net
Development wells
Productive	4	3.0	5	3.2
Non-productive
Exploratory wells
Productive
Non-productive

Logan, Kingfisher, McClain – Oklahoma	Year Ended December 31,
	2014		2013
	Gross	Net	Gross	Net
Development wells
Productive	6	0.8	1	0.2
Non-productive
Exploratory wells
Productive
Non-productive

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Present Activities

Brushy recently drilled or re-entered and completed its first three wells in the Delaware Basin properties in Winkler County, Texas and Lea County, New Mexico.

Brushy vertically re-entered and horizontally drilled, frac’ed and completed the Kudu #1H well in the Wolfcamp formation in Winkler County, Texas. Brushy started producing the well on August 12, 2015 with a peak 24-hour production rate 653 barrels of oil equivalent per day, comprised of 392 barrels of oil and 1.6 million cubic feet of natural gas flowing on a “18/64 choke at 2,500 psi up 4.5” casing.

Brushy performed a behind-pipe completion of the vertical wellbore and completed the well with a frac in the Wolfcamp Formation for the Mexico P #1 Federal well in Lea County, New Mexico. Brushy started producing the well on September 12, 2015 with a peak 24-hour production rate of 244 barrels of oil equivalent per day, comprised of 219 barrels of oil and 0.2 million cubic feet of natural gas flowing on a “10/64 choke at 500 psi up 10.75” casing. Further the economic production of the Mexico P #1 Federal well increases Brushy’s held-by-production acreage by 520 gross acres (504.7 net acres) in the Delaware Basin. Brushy now owns approximately 3,264 net acres in Winkler and Loving Counties, Texas and Lea County, New Mexico.

Brushy vertically re-entered and horizontally drilled, frac’ed and completed the Wolfe #3H well in the Brushy Canyon formation in Winkler County Texas. Brushy installed an artificial lift on the Wolfe #3H and initial fluid production was 1,000 barrels per day. During the fourth quarter of 2015, the response has been in line with expectations with total fluid extraction increasing to 1,500 barrels per day and oil production increasing from 10 to 190 barrels of oil per day. Brushy management believes that this trend should continue with production increasing until it reaches the production levels typical of other Horizontal Brushy Canyon wells drilled in the area.

Any reference to “peak production” or “initial production” should not be viewed as an indication of what any of the wells are expected to produce in the long run. These production numbers stem from production under test conditions and investors should expect the peak production or initial production to decline over the long-term.

Lease Expiration Summary

Most of Brushy’s oil and gas leases are held by production or have terms, including delay rentals, which extend beyond December 31, 2016. The following table is a summary of Brushy’s expiring leases in 2015 and 2016 cross-referenced to assigned proven undeveloped estimated reserves. 0.53% of Brushy’s estimated proved reserves and 0.76% of estimated proven undeveloped reserves are subject to oil and gas leases that expire before December 31, 2016. In order to maintain these reserves, Brushy will need to either commence operations relating to these properties or negotiate lease extensions. Brushy will require sufficient capital to complete or participate in the required drilling program or lease extensions. Brushy does not anticipate that any lease extension will bring the lease terms past 2017.

The following table is based on estimates as of December 31, 2014. Some of the Texas reserve units with assigned proven undeveloped reserves have leases expiring in both 2015 and 2016. Such unit reserves have been divided up between 2015 and 2016 based on the percentage net acreage within the reserve units assigned to the respective leases. The Oklahoma properties do not have proven undeveloped reserve units containing leases with 2015 or 2016 expirations. The Bigfoot Area properties do not have expiring leases in 2015 or 2016.

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Effective Date – December 31, 2014

2015 and 2016 Expiring Leases	Proven Reserves Assigned to 2015 Lease Expirations ($ thousands)	Percentage PUD Reserves Assigned to 2015 Lease Expirations	Percentage Total Proven Reserves Assigned to 2015 Lease Expirations	Proved Reserves Assigned to 2016 Lease Expirations ($ thousands)	Percentage PUD Reserves Assigned to 2016 Lease Expirations	Percentage Total Proved Reserves Assigned to 2016 Lease Expirations	Proved Reserves Assigned to 2015 and 2016 Lease Expirations ($ thousands)	Percentage PUD Reserves Assigned to 2015 and 2016 Lease Expirations	Percentage Total Proved Reserves Assigned to 2015 and 2016 Lease Expirations

Giddings – Texas	759	0.76%	0.53%	0	0.0%	0.0%	759	0.76%	0.53%
Total	759	0.76%	0.53%	0	0.0%	0.0%	759	0.76%	0.53%

2015 and 2016 Expiring Leases	PUD Reserves Assigned to 2015 Lease Expirations	PUD Oil Reserves Assigned to 2015 Lease Expirations	PUD Natural Gas Reserves Assigned to 2015 Lease Expirations	PUD Reserves Assigned to 2016 Lease Expirations	PUD Oil Reserves Assigned to 2016 Lease Expirations
	($ thousands)	(BBL)	(MMCF)	($ thousands)	(BBL)

Giddings – Texas	759	171	94	0	0
Total	759	171	94	0	0

2015 and 2016 Expiring Leases	PUD Natural Gas Reserves Assigned to 2016 Lease Expirations	PUD Reserves Assigned to 2015 and 2016 Lease Expirations	PUD Oil Reserves Assigned to 2015 and 2016 Lease Expirations	PUD Natural Gas Reserves Assigned to 2015 and 2016 Lease Expirations
	(MMCF)	($ thousands)	(BBL)	(MMCF)

Giddings – Texas	0	759	171	94
Total	0	759	171	94

Brushy Management’s Experience with Horizontal Drilling

Brushy intends to engage in directional drilling, which includes horizontal drilling, to develop estimated proven undeveloped reserves, particularly in the Eagle Ford Shale play acreage. Brushy’s Chief Executive Officer, Michael Pawelek has been engaged in directional drilling and operating wells in our target areas since 1999. Brushy’s Chief Operating Officer, Edward Shaw has been engaged in directional drilling and operating wells in our target areas since 2005 and has been involved in over thirty directionally drilled wells during that period.

Delivery Commitments

Brushy is not currently committed to providing a fixed and determinable quantity of oil or gas under existing contracts.

Legal Proceedings

Brushy interpleaded 16.84% of Brushy’s common stock into a Connecticut Court.

Approximately 16.8375% of Brushy’s common stock were interpleaded into Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford, Cause No. FST-CV12-6015112-S. These are the residual shares of common stock that belonged to the Partnerships after the distribution of the partnerships shares. This will amount to approximately [__]% of Lilis’s shares of common stock post-merger.

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Claims related to the Interpleader action were heard in an American Arbitration Association arbitration in 2015. The claimants were Gregory Imbruce; Giddings Investments LLC; Giddings Genpar LLC, Hunton Oil Genpar LLC, ASYM Capital Ill LLC, Glenrose Holdings LLC; ASYM Energy Investments LLC. “Certain” respondents and counterclaimants were Charles Henry, Ahmed Ammar; John P. Vaile, as Trustee of John P. Vaile Living Trust, John Paul Otieno, SOSventures, Bradford Higgins, William Mahoney, Edward M. Conrads, Robert J. Conrads, and the Partnerships. “PKG Respondents” and cross claimants were William F. Pettinati, Jr., Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund, Nicholas P. Garofolo (the plaintiffs in the above-referenced stockholder litigation) who made claims against Charles S. Henry, III, Bradford Higgins and SOSventures. The relief respondents were Rubicon Resources LLC, Sean O’Sullivan, King Lee, Michael Rihner, Scott Decker, Andrew Gillick, Briana Gillick, Steve Heinemann, Stanley Goldstein, Sidney Orbach, James P. Ashman, and Patricia R. Ashman. The claims, counterclaims and cross claims relate to the governance, control and termination of the Partnerships, including the distribution by the Partnerships of Brushy’s shares of common stock to the limited partners in the Partnerships in a liquidating distribution in February 2014 as part of a “monetization” event, and other matters.

On September 10, 2015, the American Arbitration Association issued an arbitration award, which is referred to as the Award. A copy of the Award may be found by reference to Exhibit 99.1 to Brushy’s Form 8-K filed September 14, 2015. The Award states as follows:

1)	All claims asserted by Claimants, including Gregory Imbruce and various business entities controlled by Mr. Imbruce against all Respondents were denied and award was made in favor of the “Certain” respondents, including Brushy’s director, Charles S. Henry, III, as well as SOSventures, Bradford Higgins, John Paul Otieno, Estate of William Mahoney, Ahmed Ammar, John P. Vaile, as Trustee of John P. Vaile Living Trust, Edward M. Conrads, Robert J. Conrads, Giddings Oil & Gas LP, Asym Energy Fund III LP and Hunton Oil Partners LP.

2)	All claims asserted by Claimants, Gregory Imbruce and various business entities controlled by Mr. Imbruce against Relief Respondents, including Rubicon Resources LLC, Sean O’Sullivan Revocable Living Trust, King Lee, Michael Rihner, Scott Decker, Andrew Gillick, Briana Gillick, Steve Heinemann, Stanly Goldstein, Sidney Orbach, James P. Ashman and Patricia R. Ashman, were denied.

3)	An award was made in favor of the “Certain” respondents, including Brushy’s director, Charles S. Henry, III, as well as SOSventures, Bradford Higgins, John Paul Otieno, Estate of William Mahoney, Ahmad Ammar, John P. Vaile, as Trustee of John P. Vaile Living Trust, Edward M. Conrads, Robert J. Conrads, Giddings Oil & Gas LP, Asym Energy Fund III LP and Hunton Oil Partners LP against Mr. Imbruce and his entities on the following claims:

a)	breach of fiduciary duty;

b)	breach of implied covenant of good faith and fair dealing;

c)	partnership dissolution;

d)	unjust enrichment;

e)	breach of contract;

f)	accounting;

g)	violation of Connecticut Unfair Trade Practices Act;

h)	civil theft; and

i)	piercing the corporate veil.

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4)	All claims asserted by William F. Pettinati, Jr. Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund and Nicholas P. Garofolo against our director, Charles S. Henry III, as well as SOSventures and Bradford Higgins were denied.

5)	A declaratory award was entered declaring that the removal of Hunton Oil Genpar LLC, Giddings Genpar LLC and Asym Capital III LLC and/or Gregory Imbruce as the General Partner(s) of the Partnerships was lawful and in compliance with all legal and contractual requirements, and thus was effective;

6)	A declaratory award that the distribution of Brushy -issued common stock made in February 2014 to limited partners in the Partnerships with remaining shares of common stock ultimately being interpleaded into Court in Connecticut was lawful, met all legal requirements and is effective in that the distribution was the result of a “monetization” event under the Partnership agreements;

7)	A declaratory award that the Partnerships were effectively dissolved at the time of the distribution of the above-referenced shares of common stock issued by Brushy from the Partnerships to the limited partners in the Partnerships;

8)	A denial of any and all fees and expenses claimed by Mr. Imbruce and his entities due to “multiple and repeated violations of the Connecticut Uniform Securities Act;”

9)	A denial of fees and expenses claimed by Mr. Imbruce and his entities for the time periods subsequent to the 2011 rollup that formed Brushy ;

10)	An award of damages in favor of the “Certain” respondents, in the amount of $1,602,235, subject to trebling under a Civil Theft finding to $4,806,705, plus attorney and expert fees of $2,998,839 for a total award of $7,805,544, payable by Claimants, including Mr. Imbruce and his business entities;

11)	Injunctive relief ordering an accounting of the sources and uses of all funds and other assets of the Partnerships during the time that Mr. Imbruce and his entities served as general partners of the Partnerships;

12)	Post-judgment interest at 10 percent per year payable by Mr. Imbruce and his business entities; and

13)	Arbitration administrative fees, expenses and compensation of the Arbitrator totaling $122,200 to be paid by Gregory Imbruce et al, and William F. Pettinati, Jr., Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund and Nicholas P. Garofolo.

The “Certain” respondents have filed in Connecticut Superior Court to confirm the Award. Likewise, Claimants have filed in Connecticut Superior Court to vacate the Award. If the Connecticut Superior Court confirms the Award, Brushy anticipates that the Court will subsequently issue a related order as to ownership of the 2,190,891 Brushy common stock, which may result in modifying Brushy’s ownership structure.

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Brushy’s directors and officers are currently defendants in a stockholder lawsuit alleging breaches of various duties which may have a negative impact on Brushy’s performance.

On April 17, 2015, Brushy was served with a lawsuit filed in Bexar County, Texas by William F. Pettinati, Jr., Nicholas Garofolo, Sigma Gas Barbastella Fund and Sigma Gas Antrozous Fund against Starboard Resources, Inc. (now Brushy Resources, Inc.), its directors, its Chief Operating Officer, Edward Shaw, its former Chief Financial Officer, Eric Alfuth, Brushy’s stockholder, Bradford Higgins, and Sean O’Sullivan, the managing director of Brushy’s stockholder, SOSventures. Mr. Pettinati, Mr. Garofolo and the Sigma Gas Antrozous Fund are stockholders. Mr. Pettinati owns 145,112 shares, Mr. Garofolo owns 226,680 shares of common stock and Sigma Gas Antrozous Fund owns 44,610 shares of common stock. Combined these stockholders account for approximately 3.3% of Brushy’s outstanding common stock. These stockholders became Brushy stockholders in February 2014.

The Plaintiffs allege several derivative and direct causes of action. These derivative claims include, breach of fiduciary duty, waste of corporate assets, concerted action and conspiracy, joint enterprise, agency, alter ego, exemplary damages, and unjust enrichment. The direct claims include, breach of fiduciary duty, conversion, shareholder oppression, concerted action and conspiracy, declaratory judgment that the distribution of stock to the plaintiffs was invalid, joint enterprise, agency, alter ego, exemplary damages, concerted action and conspiracy and failure to allow for inspection of books and records.

Many of the allegations relate to events that allegedly happened before the Plaintiffs became stockholders, including the distributions from the Partnerships that led to the Plaintiffs becoming stockholders in February 2014. Some similar claims involving these Plaintiffs (including the legality of the Partnerships’ liquidating distribution) were previously heard in the arbitration relating to the Partnerships referenced above. Plaintiffs were parties to that arbitration. For actions after February 2014, Plaintiffs complain that Brushy’s common stock still lacks a trading venue, that a books and records request was not honored, that Brushy “delayed” a public offering, that SOSventures had allegedly taken steps to “foreclose” on Brushy’s assets under the SOSventures Credit Agreement and that Brushy filed for an extension to the filing date for Brushy’s annual report on Form 10-K for the year ending December 31, 2014. On October 6, 2015 Plaintiffs withdrew the claim about not honoring a books and records request.

The matter is styled Sigma Barbastella Fund et al v. Charles S. Henry, III et al. and it is Cause No. 20105-CI-05672 in the 224th District Court in Bexar County, Texas.

Brushy’s directors and officers are subject to indemnification under Brushy’s bylaws. Thus, Plaintiffs claims could impact Brushy’s financial performance.

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MARKET FOR BRUSHY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The information in this item should be read in conjunction with “Brushy Management’s Discussion and Analysis or Plan of Operations” beginning on page [—], and the consolidated financial statements and the related notes thereto.

Holders

At February 1, 2016, there were 31 holders of record of common stock, plus Brushy has interpleaded 2,190,891 shares of common stock into the Connecticut Superior Court.

Dividends

Brushy has never paid a regular cash dividend on common stock and has no plans to institute payment of regular dividends.

Recent Sales of Unregistered Securities

Bridge Financing – 2012

On May 16, 2012, Brushy issued a note with a principal amount of $909,090 to SOSventures, a limited partner of Giddings Oil and Gas LP and Hunton Oil Partners, LLC and is affiliated with Brushy’s previous chairman, Bill Liao. The note carried an interest rate of ten percent (10%) and matured May 1, 2013. The note was prepaid in full in July 2012.

Put Option Waiver – 2012

On July 20, 2012, Brushy obtained a waiver of their put option liability under the Securities Purchase and Exchange Agreement dated June 10, 2011 from Longview Marquis Master Fund, L.P., Summerview Marquis Master Fund, L.P., Longview Marquis Fund, L.P., LMIF Investments, LLC, SMF Investments, LLC and Summerline Capital Partners, LLC in exchange for the issuance of a total of 707,336 in shares of Brushy’s common stock and a cash payment of accrued going public delay fees of $166,668.49. The waiver agreement also provided certain of these contractual parties with veto rights over certain material actions. These material transactions included:

1)	Selling equity securities in Brushy to the extent that the valuation of all equity securities of Brushy at the time of such sale is more than thirty percent below the then present value of Brushy’s estimated proved future oil and gas net revenue calculated at an annual discount rate of ten percent;

2)	Issuing, or authorize the issuance of any class of security that is not identical to Brushy’s common stock held by the parties to the put option waiver agreement;

3)	Issuing any equity securities (other than employment compensation shares, as defined) without granting pre-emptive rights to the parties to the put option waiver agreement;

4)	Amending, modifying or waiving the certificate of incorporation or bylaws; and

5)	Selling all or substantially all of the Brushy’s assets or its subsidiaries’ assets.

The veto rights expire upon Brushy obtaining an effective exchange listing.

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Subordinated Credit Facility with SOSventures

On June 3, 2014 Brushy agreed to amend the SOSventures Credit Agreement, originally entered into on July 25, 2013, providing for a term loan through February 16, 2016 in an amount up to $20,000,000 at an 18.00% interest rate. The loan under this agreement is secured by a second lien on Brushy’s assets.

The SOSventures Credit Agreement requires Brushy to maintain certain financial ratios. First, Brushy must maintain an interest coverage ratio of 3:1 at the end of each quarter so that the consolidated net income less fees under the credit facility, lender expenses, non-cash charges relating to the hedge agreements, interest, income taxes, depreciation, depletion, amortization, exploration expenditures and costs and other non-cash charges (netted for noncash income), which is referred to as EBITDAX, is greater than 3 times Brushy’s interest expense under the credit facility. Second, Brushy must maintain a debt to EBITDAX ratio of less than 3.5:1 at the end of each quarter. Third, Brushy must maintain a current ratio of at greater than 1:1 at the end of each quarter, meaning that Brushy’s consolidated current assets (including the unused amount of the credit facility by excluding non-cash assets under ASC 410 and 815) must be greater than Brushy’s consolidated current liabilities (excluding non-cash obligations under ASC 410 and 815 and current maturities under the credit facility.)

The SOSventures Credit Agreement prevents Brushy from incurring indebtedness to banks or lenders, other than Independent Bank, without the consent of SOSventures. It also prevents Brushy from incurring most contingent obligations or liens (other than to Independent Bank). It restricts Brushy’s ability to pay dividends, issue options and warrants and repurchase shares of common stock. The options and warrants limitations do not apply to equity compensation plans.

As of March 16, 2015, Brushy had $10 million drawn against the SOSventures credit facility. In light of the December 19, 2014 notice from Independent Bank relating to the payment of interest to SOSventures, pursuant to the Intercreditors Agreement, dated July 25, 2013, as amended from time to time, between SOSventures and Independent Bank, Brushy is accruing interest payments to SOSventures since the date of that notice.

On April 15, 2015 Brushy entered the Second Amendment to the SOSventures Credit Agreement, as previously amended by the First Amendment dated June 3, 2014, and several other agreements which provided that SOSventures will provide an additional $3 million on its credit facility to be used to pay the outstanding balance of the Independent Bank term loan, pay on the IB Credit Agreement and for operations. Additionally, SOSventures deposit $5 million into a controlled account at Independent Bank to be used to drill two wells in the Crittendon Field referenced in the amendment to the IB Credit Agreement. Further, SOSventures will receive interest on its credit facility and a 1% overriding royalty interest on Brushy’s Crittendon Field properties effective upon the drilling of these two oil and gas wells until such time as the credit facility is repaid. Finally, SOSventures shall receive warrants to purchase 2,542,397 of our common shares for $1.00 per share with a two-year term. If fully purchased 2,542,397 would equal 20% of Brushy’s currently outstanding common stock.

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BRUSHY MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements of Brushy and the notes thereto included elsewhere in this joint proxy statement/prospectus. The discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors—Risks Relating to Brushy’s Business” and “Cautionary Statement Concerning Forward-Looking Statements.”

Overview

Brushy is an independent energy company engaged primarily in the exploration for, and development of, natural gas and crude oil reserves. Brushy generates revenues and cash flows from two primary sources: investing activities and the proceeds from the sale of oil and gas production on properties Brushy holds or participates in.

As of February 1, 2016, Brushy owned interests in 121 producing oil and natural gas wells, with 18 wells in the Crittendon Field. Brushy operates 117 or 97% of those wells. Brushy’s oil and natural gas production for 2015 consisted of 180,898 bbls of oil and 779,012 Mcf of gas.

We began 2014 with estimated proved reserves of 5,091 MBOE and ended the year with 5,788 MBOE, with 1,432 MBOE allocated to the Crittendon Field.

Strategy

Brushy produces from operated oil and natural gas wells in the liquids rich, oil-bearing window of the Eagle Ford trend of South Texas and the nearby, oil-prone Giddings Field where in combination Brushy controls 16,189 gross acres (15,880 net acres). Brushy also completed a transaction to acquire acreage in the Crittendon Field and controls 5,160 gross acres (2,759 net acres).

Brushy’s total proved reserves, based on our January 1, 2015 independent reserve estimate report, were 5,788 MBOE, (with 1,432 MBOE allocated to the Crittendon Field), consisting of 10,771 MMcf of natural gas, 3,993 Mbbl of oil. The PV-10 of Brushy’s proved reserves at January 1, 2015 was $128.4 million based on the average of the beginning of each month prices through December 2014 of $95.28 per Bbl for oil and condensate and $4.36 per MMBtu for natural. At January 1, 2015, 23% of Brushy’s estimated proved reserves were proved developed reserves and 69% of estimated proved reserves were oil and condensate. Brushy’s average daily production for the nine month period ending September 30, 2015 was 914 BOE per day. Brushy grew average daily production 76% from 563 BOE per day at year-end 2013 to 990 BOE per day at year-end 2014.

PV-10 estimated proved reserves is a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K and is defined on page 32 of the 2014 Brushy Form 10-K. Reconciliation to the most directly comparable GAAP financial measure (standardized measure of discounted future net cash flows) is found in the table on page 33 of the 2014 Brushy Form 10-K. Brushy believes that PV-10 value provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies.

As part of this strategy, Brushy focused on the following areas:

Giddings - Bastrop and Bigfoot – Texas

Giddings Field is Brushy’s largest acreage position with just over 13,000 gross acres located within the Eagle Ford trend. Brushy’s acreage is spread across Bastrop, Burleson, Brazos, Fayette, Lee, and Gonzales counties. From a reserve perspective, Giddings Field comprises the largest portion of Brushy’s total proved reserves at 81%. Brushy also controls about 3,000 acres in the Bigfoot Area comprising less than 1% of our total proved reserves.

Delaware Basin –Winkler Counties – Texas and Lea County, New Mexico

In Winkler and Loving Counties, Texas Brushy controls about 5,160 gross acres (3,264 net acres), comprising 19% of Brushy’s total proved reserves.

In Lea County, New Mexico Brushy started producing the Mexico P #1 Federal well on September 12, 2015 and now holds 520 gross acres (504.7 net acres) by production.

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Recent Oil and Gas Activities

Brushy recently drilled or re-entered and completed its first three wells in the Delaware Basin properties in Winkler County, Texas and Lea County, New Mexico.

Brushy vertically re-entered and horizontally drilled, frac’ed and completed the Kudu #1H well in the Wolfcamp formation in Winkler County, Texas. Brushy started producing the well on August 12, 2015 with a peak 24-hour production rate 653 barrels of oil equivalent per day, comprised of 392 barrels of oil and 1.6 million cubic feet of natural gas flowing on a “18/64 choke at 2,500 psi up 4.5” casing.

Brushy performed a behind-pipe completion of the vertical wellbore and completed the well with a frac in the Wolfcamp Formation for the Mexico P #1 Federal well in Lea County, New Mexico. Brushy started producing the well on September 12, 2015 with a peak 24-hour production rate of 244 barrels of oil equivalent per day, comprised of 219 barrels of oil and 0.2 million cubic feet of natural gas flowing on a “10/6 choke at 500 psi up 10.75” casing. Further the economic production of the Mexico P #1 Federal well increases Brush’s held-by-production acreage by 520 gross acres (504.7 net acres) in the Delaware Basin. Brushy now own approximately 3,264 net acres in Winkler and Loving Counties, Texas and Lea County, New Mexico.

Brushy vertically re-entered and horizontally drilled, frac’ed and completed the Wolfe #3H well in the Brushy Canyon formation in Winkler County Texas and is awaiting initial production tests.

Any reference to “peak production” or “initial production” should not be viewed as an indication of what any of the wells are expected to produce in the long run. These production numbers stem from production under test conditions and investors should expect the peak production or initial production to decline over the long-term.

Results of Operations

Brushy’s revenue is principally derived from the sale of oil and natural gas and generally attributable to working interests owned and held directly by Brushy in wells on producing oil and gas properties (which generate monthly revenue to the extent such wells produce natural gas and oil) and carried working interests in such wells (which also generate monthly revenue to the extent such wells produce natural gas and oil), as well as overriding royalty interests and reversionary interests (which may generate additional monthly revenue to the extent such wells produce natural gas and oil).

Total Revenues. Total revenues decreased $8,456 thousand to $7,029 thousand for the nine months ended September 30, 2015 from $15,485 thousand for the nine months ended September 30, 2014, driven primarily by decrease in oil and natural gas price. Total revenues increased $5,207,639 to $20,172,792 for 2014 from $14,965,153 for 2013, driven primarily by increased oil and natural gas production from existing reserves and Brushy’s acquisition of the Crittendon Field properties. Brushy’s average sales price received for natural gas decreased to $2.51 per Mcf for the nine months ending September 30, 2015 from $5.41 per Mcf for the same period in 2014. Brushy’s average sales price received for natural gas decreased to $4.97 per Mcf in 2014 from $5.31 per Mcf in 2013. Brushy’s average sales price received for oil decreased to $48.02 per bbl for the nine months ending September 30, 2015 from $97.83 per bbl for the same period in 2014. Brushy’s average sales price received for oil decreased to $90.10 per bbl in 2014 from $96.20 per bbl in 2013. Changes in natural gas and oil prices can significantly impact Brushy’s natural gas and oil sales and related cash flows. Lower prices may materially adversely affect the sales prices Brushy’s receives and revenues and cash flow.

Total natural gas and oil production for the nine months ending September 30, 2015 consisted of 584,626 Mcf of natural gas and 115,847 bbls of oil, as compared to total natural gas and oil production for nine months ending September 30, 2014, which consisted of 527,033 Mcf of natural gas and 129,162 bbls of oil. Total natural gas and oil production for 2014 consisted of 779,012 Mcf of natural gas and 180,898 bbls of oil, as compared to total natural gas and oil production for 2013, which consisted of 507,321 Mcf of natural gas and 126,845 bbls of oil due to increased drilling and the Crittendon Field acquisition.

Costs and Expenses. Total costs and expenses (excluding depreciation, depletion, and impairment) decreased $354 thousand to $9,711 thousand for the nine months ending September 30, 2015 from $10,065 thousand for the same period in 2014. Total costs and expenses (excluding depreciation and depletion) increased $2,676,875 to $11,416,872 for 2014 from $8,739,997 for 2013, due generally to increased production expenses. Lease operating expenses decreased $983 thousand to $2,963 thousand for the nine months ending September 30, 2015 from $3,946 thousand for the same period in 2014. Lease operating expenses increased $1,220,265 to $5,457,472 for 2014 from $4,237,207 for 2013, due primarily to increased production activity and the acquisition of the Crittendon Field properties. General and administrative expenses and professional fees decreased $64 thousand to $3,410 thousand for the nine month period ending September 30, 2014 from $3,474 thousand for the same period in 2014. General and administrative expenses increased $789,663 to $3,876,698 for 2014 from $3,087,035 for 2013, due primarily to fees charged in connection with increased staffing due to greater drilling activity. Interest expense increased $994 thousand to $2,814 thousand for the nine months ending September 30, 2015 from $1,820 thousand from the same period in 2014 due primarily from the reduction of bank credit facility resulting increase borrowing from the SOSventures credit facility. Depletion and depreciation expense decreased to $6,576 thousand for the nine month period ending September 30, 2014 from $7,287 thousand for the same period in 2014, due primarily to decreased depletion expenses associated with sales of Oklahoma properties. Impairment of oil and gas properties for the nine months ending September 30, 2015 was $863 thousands and $0 for the same period in 2014. Depletion, depreciation and amortization expense increased $3,703,785 to $10,140,152 for 2014 from $6,436,367 for 2013, due primarily to increased depletion expenses associated with new property acquisitions. Impairment of oil and gas properties for 2014 was $4,428,378 and $0 for 2013.

Other Income (Expenses) Total other income (expenses) increased $2,599,184 to $1,625,466 in 2014, where increased interest expense (which increased by $2,030,939 from 2013 to $2,617,481) was offset by gains on asset sales ($2,115,967) and derivative contracts (which increased income by $2,089,151 from 2013 to $2,065,998).

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Net Income. Net loss was ($3,465) thousand, or ($0.27) per basic and diluted common share, for the nine month period ending September 30, 2015 as compared to ($100) thousand, or ($.01) per basic and diluted common share, for the same period in 2014. The increase in net loss was attributable primarily to lower oil and natural gas price. Net income (loss) was ($3,062,847) or ($0.25) per diluted common share, for 2014 as compared to ($1,545,815) or ($0.13) per diluted common share, for 2013. The increase in net loss was attributable primarily to a decrease in deferred income taxes.

Liquidity and Capital Resources

During the nine months ended September 30, 2015 net cash flow provided by operating activities decreased by $4,752 thousand from $5,013 thousand for the nine months ended September 30, 2014 to $261 thousand for the nine months ending September 30, 2015. During fiscal 2014 compared to fiscal 2013, net cash flow provided by operating activities declined by $5,837,180 to $5,324,563. This decline was primarily attributable to the repayment of accounts payable. Changes in cash flows from operations are largely due to the same factors that affect Brushy’s net income, excluding various non-cash items such as impairments of assets, depreciation, depletion and amortization and deferred income taxes. For example, changes in production volumes and market prices for natural gas and oil directly impact the level of Brushy’s cash flow from operations.

Cash from investing activities decreased by $33,081 thousand from the nine months ending September 30, 2015 from the same period last year. The decrease was due primarily to cash outflow of $3,913 thousand used to purchase oil and natural gas properties during the nine months ending September 30, 2015 as compared to $30,903 thousand for the same period in 2014.

Net cash used by financing activities was ($1,227) thousand for the nine month period ending September 30, 2015, compared to net cash provided of $23,235 thousand for the nine month period ending September 30, 2014. These financing activities primarily reflect refinancing of the term loan for the nine months ended September 30, 2015 compared to proceeds from loans for the nine month period ending September 30, 2014.

As of September 30, 2015, Brushy’s had a working capital deficit of $35,722 thousand, which consisted $8,105 thousand of current assets offset by $43,827 thousand of current liabilities. As of December 31, 2014, Brushy had a working capital deficit of $1,520,192, which consisted of $7,925,457 of current assets offset by $9,445,649 of current liabilities. Current assets as of September 30, 2015 included cash of $5,779 thousand and accounts receivable of $879 thousand compared to cash of $3,574 thousand and accounts receivable of $1,860 thousand at December 31, 2014. Current liabilities as of September 30, 2015 included accounts payable and accrued liabilities of $6,092 thousand and revenue payable of $791 thousand as compared to accounts payable and accrued liabilities of $5,835 and revenue payable of $829 at December 31, 2014. Included in the current liabilities are the Independent Bank note of $16,400 thousand and SOSventures note and interest of $20,071 thousand as of September 30, 2015. Current assets as of December 31, 2014 included cash of $3,574,427 and accounts receivable of $2,368,294. Current liabilities as of December 31, 2014 included accounts payable and accrued liabilities of $5,835,145 and revenue payable of $828,924. Included in the current liabilities is Independent Bank term note of $2,332,465 as of December 31, 2015.

Working capital was a deficit of $35,722 thousand at September 30, 2015 compared to a deficit of $1,520 thousand at December 31, 2014. Brushy’s primary sources of liquidity are cash provided by operating activities, a subordinated credit facility, sales of non-core properties and access to capital markets.

The consolidated financial statements continue to reflect an ongoing drilling program which amounted to $3,913 thousand during the nine month period ending September 30, 2015. Brushy’s capital program is designed to increase production through exploration and workovers within Brushy’s fields and through joint venture programs. This strategy will involve industry partners in these efforts so as to reduce our upfront cash requirements and reduce risk dollars expended.

Although Brushy’s typically retains a significant degree of control over the timing of our capital expenditures, Brushy’s may not always be able to defer or accelerate certain capital expenditures to address any potential liquidity issues. In addition, changes in drilling and field operating costs, drilling results that alter planned development schedules, acquisitions or other factors could cause us to revise our drilling program, which is largely discretionary.

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Senior Secured Credit Facility with Independent Bank

On June 27, 2013 we entered into the IB Credit Agreement, providing for a $100.0 million revolving credit facility, subject to scheduled or elective collateral borrowing base redeterminations based on our oil and natural gas reserves.

On October 20, 2015, counsel for Independent Bank notified Brushy of the following defaults under the IB Credit Agreement, as amended: (i) the interest coverage ratio covenant set forth in Section 7.15.1 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (ii) the current ratio covenant set forth in Section 7.15.2 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (iii) the leverage ratio covenant set forth in Section 7.15.3 of the IF Credit Agreement for the fiscal quarter ended June 30, 2015, and (iv) that Brushy was in default of multiple covenants under the IB Credit Agreement.

Independent Bank entered into the IB Forbearance Agreement with Brushy on November 24, 2015 which provided for the forbearance period beginning on November 24, 2015 and ending on January 31, 2016, although it was extended to February 15, 2016. The IB Forbearance Period may be terminated earlier by Brushy’s default on the IB Forbearance Agreement or by a future default not addressed by the IB Forbearance Agreement. Under the IB Forbearance Agreement, Brushy is required to engage a broker-dealer to pursue a refinancing of the IB Indebtedness or a possible sale of oil gas assets. Brushy also has the option to engage other brokers with respect to the marketing and sale of oil and gas assets.

As of the date hereof, Lilis has communicated its intention to purchase the credit facility from Independent Bank on or before February 15, 2016.

Subordinated Credit Facility with SOSventures

On June 3, 2014 Brushy agreed to amend the SOSventures Credit Agreement, originally entered into on July 25, 2013, providing for a term loan through February 16, 2016 in an amount up to $20,000,000 at an 18.00% interest rate. The loan under this agreement is secured by a second lien on Brushy’s assets.

The SOSventures Credit Agreement requires Brushy to maintain certain financial ratios. First, Brushy must maintain an interest coverage ratio of 3:1 at the end of each quarter so that the consolidated net income less fees under the credit facility, lender expenses, non-cash charges relating to the hedge agreements, interest, income taxes, depreciation, depletion, amortization, exploration expenditures and costs and other non-cash charges (netted for noncash income), which is referred to as EBITDAX, is greater than 3 times Brushy’s interest expense under the credit facility. Second, Brushy must maintain a debt to EBITDAX ratio of less than 3.5:1 at the end of each quarter. Third, Brushy must maintain a current ratio of at greater than 1:1 at the end of each quarter, meaning that Brushy’s consolidated current assets (including the unused amount of the credit facility by excluding non-cash assets under ASC 410 and 815) must be greater than Brushy’s consolidated current liabilities (excluding non-cash obligations under ASC 410 and 815 and current maturities under the credit facility.)

The SOSventures Credit Agreement prevents Brushy from incurring indebtedness to banks or lenders, other than Independent Bank, without the consent of SOSventures. It also prevents Brushy from incurring most contingent obligations or liens (other than to Independent Bank). It restricts Brushy’s ability to pay dividends, issue options and warrants and repurchase shares of common stock. The options and warrants limitations do not apply to equity compensation plans.

As of March 16, 2015, Brushy had $10 million drawn against the SOSventures credit facility. In light of the December 19, 2014 notice from Independent Bank relating to the payment of interest to SOSventures, pursuant to the Intercreditors Agreement, dated July 25, 2013, as amended from time to time, between SOSventures and Independent Bank, Brushy is accruing interest payments to SOSventures since the date of that notice.

On April 15, 2015 Brushy entered the Second Amendment to the SOSventures Credit Agreement, as previously amended by the First Amendment dated June 3, 2014, and several other agreements which provided that SOSventures will provide an additional $3 million on its credit facility to be used to pay the outstanding balance of the Independent Bank term loan, pay on the IB Credit Agreement and for operations. Additionally, SOSventures deposit $5 million into a controlled account at Independent Bank to be used to drill two wells in the Crittendon Field referenced in the Amendment to the IB Credit Agreement. Further, SOSventures will receive interest on its credit facility and a 1% overriding royalty interest on Brushy’s Crittendon Field properties effective upon the drilling of these two oil and gas wells until such time as the credit facility is repaid. Finally, SOSventures shall receive warrants to purchase 2,542,397 of our common shares for $1.00 per share with a two-year term. If fully purchased 2,542,397 would equal 20% of Brushy’s currently outstanding common stock.

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As of January 31, 2016 Brushy has an approximate $21.1 million balance on the SOSventures credit facility. The SOSventures borrowing base is also subject to possible redetermination and corresponding liquidity issues as stated above in connection with the Independent Bank.

Hedging Activities

Brushy’s current hedge position consists of put options. These contracts and any future hedging arrangements may expose Brushy’s to risk of financial loss in certain circumstances, including instances where production is less than expected or oil prices increase. In addition, these arrangements may limit the benefit to Brushy of increases in the price of oil. Accordingly, Brushy’s earnings may fluctuate significantly as a result of changes in the fair value of our derivative instrument, which Brushy uses entirely to hedge production and do not enter into for speculative purposes.

At September 30, 2015, Brushy had the following open crude oil derivative contracts:

	Instrument	Commodity	Volume (bbl / month)	Floor Price	Ceilings Price	Purchased Put Option Price	Fair Value (in thousands)
Jan 2016 - Mar 2016	Put	Crude Oil	1,500			75.00	108
Jan 2016 - Dec 2016	Put	Crude Oil	3,000			50.00	94
Jan 2016 - Dec 2016	Collar	Crude Oil	3,000	54.00	79.30		150

Outlook

Brushy’s ability to meet our debt covenants and Brushy’s capacity to incur additional indebtedness will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. Currently, Brushy is in default of several covenants of its credit facility with Independent Bank. On November 24, 2015, Brushy entered into a IB Forbearance Agreement with Independent Bank. The Forbearance Agreement has multiple conditions and deadlines. The failure to meet any IB Forbearance Agreement deadline would constitute of default on the IB Forbearance Agreement and entitled Independent Bank to exercise its default remedies under the IB Credit Agreement. Any sale of oil and gas assets that does not result in full repayment of the IB Indebtedness in immediately available funds at closing is subject to approval by Independent Bank. Lilis has communicated to Brushy its intention to purchase the credit facility from Independent Bank on or before February 15, 2016.

Critical Accounting Policies and Estimates

The following discussion and analysis of financial condition and results of operations are based upon Brushy’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Brushy evaluates such estimates and assumptions on a regular basis. Brushy bases estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our consolidated financial statements. Below, Brushy has provided expanded discussion of the more significant accounting policies, estimates and judgments. Brushy believes these accounting policies reflect the more significant estimates and assumptions used in preparation of Brushy consolidated financial statements. Please read the notes to our most recent audited consolidated financial statements filed with the SEC for a discussion of additional accounting policies and estimates made by management.

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Oil and Gas Producing Activities

Brushy’s oil and gas producing activities were accounted for using the successful efforts method of accounting as further defined under FASB ASC 932, Extractive Activities – Oil and Natural Gas. Costs to acquire leasehold rights in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, delay rentals and geological and geophysical costs are expensed.

Depletion and Depreciation

Estimates of natural gas and oil reserves utilized in the calculation of depletion are prepared using certain assumptions. Reserve estimates are based upon existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements. Natural gas and oil reserve estimates are inherently imprecise and are subject to change as more current information becomes available. Capitalized costs are depleted and amortized using the units of production method, based upon reserve estimates.

Impairments

The carrying value of oil and gas properties is assessed for possible impairment on a field by field basis and on at least an annual basis, or as circumstances warrant, based on geological analysis, changes in proved reserve estimates or the sale of the properties. When impairment occurs, an adjustment is recorded as a reduction of the asset carrying value.

Asset Retirement Obligations

Brushy records for the estimated liability for the plugging and abandonment of natural gas and oil wells at the end of their productive lives following the provisions of ASC 410-20, Asset Retirement Obligations. Asset retirement obligations are estimated at the present value of expected future net cash flows based on reserve estimates and federal and state regulatory requirements and are discounted using Brushy’s credit adjusted risk free rate. Because Brushy uses unobservable inputs in estimating asset retirement obligations, it considers such obligations a Level 3 measurement under ASC 820. At the time of abandonment, we recognize a gain or loss on abandonment to the extent that actual costs do not equal the estimated costs.

Goodwill

At September 30, 2015 and December 31, 2014 Brushy had goodwill of $960 thousand.

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Brushy follows FASB ASC Topic 350 Goodwill and Intangible Asset Impairment Testing. Brushy’s analysis consists of two steps. Step 1 tests the company for impairment by comparing the fair value of equity to the book value of equity. If the fair value is less than the book value, then Step 2 analysis must be performed. If the fair value of goodwill is less than its carrying amount, impairment is recorded based on the difference. Brushy annually assesses the carrying value of goodwill for impairment.

Pricing mechanism for oil and gas reserves estimation

The SEC’s rules require reserve estimates to be calculated using a 12-month average price. Price changes can still be incorporated to the extent defined by contractual arrangements. The use of a 12-month average price rather than a single-day price is expected to reduce the impact on reserve estimates.

The SEC rules also amend the definition of proved oil and gas reserves to include reserves located beyond development spacing areas that are immediately adjacent to developed spacing areas if economic recoverability can be established with reasonable certainty. These revisions are designed to permit the use of alternative technologies to establish proved reserves in lieu of requiring companies to use specific tests. In addition, they establish a uniform standard of reasonable certainty that applies to all proved reserves, regardless of location or distance from producing wells. Because the revised rules generally expand the definition of proved reserves, proved reserve estimates could increase in the future based upon adoption of the revised rules.

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Estimated proved oil and gas reserves

The evaluation of Brushy’s oil and gas reserves is critical to management of our operations and ultimately our economic success. Decisions such as whether development of a property should proceed and what technical methods are available for development are based on an evaluation of reserves. These oil and gas reserve quantities are also used as the basis of calculating the unit-of-production rates for depreciation, evaluating impairment and estimating the life of our producing oil and gas properties in our asset retirement obligations. Brushy’s total reserves are classified as proved, possible and probable. Proved reserves are classified as either proved developed or proved undeveloped. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Estimated proved undeveloped reserves include reserves expected to be recovered from new wells from undrilled proven reservoirs or from existing wells where a significant major expenditure is required for completion and production. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves and when probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable estimates. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves and when probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed proved plus probable plus possible reserve estimates.

Independent reserve engineers prepare the estimates of our oil and gas reserves presented in this prospectus based on guidelines promulgated under GAAP and in accordance with the rules and regulations of the Securities and Exchange Commission. The evaluation of our reserves by the independent reserve engineers involves their rigorous examination of our technical evaluation and extrapolations of well information such as flow rates and reservoir pressure declines as well as other technical information and measurements. Reservoir engineers interpret these data to determine the nature of the reservoir and ultimately the quantity of total oil and gas reserves attributable to a specific property. Brushy’s total reserves in this prospectus include only quantities that Brushy expects to recover commercially using current prices, costs, existing regulatory practices and technology. While Brushy is reasonably certain that the total reserves will be produced, the timing and ultimate recovery can be affected by a number of factors including completion of development projects, reservoir performance, regulatory approvals and changes in projections of long-term oil and gas prices. Revisions can include upward or downward changes in the previously estimated volumes or proved reserves for existing fields due to evaluation of (1) already available geologic, reservoir or production data or (2) new geologic or reservoir data obtained from wells. Revisions can also include changes associated with significant changes in development strategy, oil and gas prices or production equipment/facility capacity.

Standardized measure of discounted future net cash flows

The standardized measure of discounted future net cash flows relies on these estimates of oil and gas reserves using commodity prices and costs at year-end. The benchmark oil and gas prices used are the preceding 12-month averages of the first-day-of-the month spot prices posted for the WTI oil and Henry Hub natural gas. Oil prices are based on a benchmark price of $96.90 per barrel and have been adjusted by lease for gravity, transportation fees, and regional price differentials. Gas prices per thousand cubic feet are based on a benchmark price of $3.67 per million British thermal units and have been adjusted by lease for Btu content, transportation fees, and regional price differentials. The adjustments are based on the differential between historic oil and gas sales and the corresponding benchmark price. While Brushy believes that future operating costs can be reasonably estimated, future prices are difficult to estimate since the market prices are influenced by events beyond Brushy’s control. Future global economic and political events will most likely result in significant fluctuations in future oil prices.

Consent Requirements for Material Company Actions Before Brushy Obtains an Exchange Listing

Brushy has yet to apply for a listing on a national securities exchange. Under Section 6 of the put option waiver agreement, until such time as Brushy obtains a listing on a national securities exchange, it is required to obtain the consent of the Longview Marquis Master Fund, L.P., LMIF Investments, LLC and SMF Investments, LLC to take certain actions. See “Market For Brushy’s Common Equity and Related Stockholder Matters—Recent Sales of Unregistered Securities— Put Option Waiver – 2012” on page [—].

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BRUSHY’S CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

On June 5, 2013, Brushy engaged Rothstein Kass to audit its financial statements for the year ending December 31, 2013. In 2014 KPMG LLP acquired certain assets of Rothstein Kass Brushy engaged KPMG LLP to audit its 2014 financial statements on July 31, 2014.

Prior to each appointment, Brushy had not consulted with Rothstein Kass nor KPMG LLP on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on Brushy’s financial statements, and neither Rothstein Kass nor KPMG provided either a written report or oral advice to Brushy that either Rothstein Kass or KPMG concluded was an important factor considered by Brushy in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

Further, Brushy has not consulted Rothstein Kass or KPMG LLP regarding disagreements with a former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or a reportable event under SEC Regulation S-K Item 304(a)(1)(v).

On May 8, 2015, Brushy dismissed KPMG and engaged Akin Doherty Klein & Feuge, P.C., or ADKF, as their independent registered public accounting firm. Prior to such engagement, Brushy had not consulted with ADKF on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on Brushy’s financial statements, and ADKF did not provide either a written report or oral advice to Brushy that ADKF concluded was an important factor considered by Brushy in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

Further, Brushy has not consulted ADKF regarding disagreements with a former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or a reportable event under SEC Regulation S-K Item 304(a)(1)(v).

On January 25, 2016, Brushy formerly notified ADKF of their dismissal and engaged Marcum LLP, or Marcum, as their independent registered public accounting firm, which engagement Marcum accepted on January 29, 2016. During ADKF’s brief engagement by Brushy, ADKF did not issue any audit reports relating to Brushy.

During the two fiscal years ended December 31, 2014 and through the subsequent interim period preceding the engagement of Marcum, there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K, except that ADKF advised Brushy of some material weaknesses in their internal controls necessary to develop reliable financial statements.

Prior to Marcum’s engagement, Brushy did not consult with Marcum on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on Brushy’s financial statements, and Marcum did not provide either a written report or oral advise to Brushy that Marcum concluded was an important factor considered by Brushy in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

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BRUSHY’S SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners of Brushy

The following tables show the security ownership of certain beneficial owners and management as of December 31, 2015.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Common Stock	Bradford R. Higgins(2)	235,825	1.8124%
Common Stock	LMIF Investments, LLC(3)	750,514	5.7679%
Common Stock	Longview Marquis Master Fund, L.P.(3)	876,957	6.7396%
Common Stock	Estate of William Mahoney(4)	981,038	7.5395%
Common Stock	Peter Benz(3)	100,000	0.7685%
Common Stock	Sean O’Sullivan Revocable Living Trust(5)	532,139	4.0896%
Common Stock	SMF Investments, LLC(3)	547,307	4.2062%
Common Stock	SOSventures(5)	6,638,153	42.6771%
Common Stock	Shares Interplead into Connecticut Superior Court	2,190,891	16.8375%

(1)	Beneficial ownership number and percentage is based upon shares of common stock as of February 1, 2016. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.

(2)	Stockholder’s address is 1079 Oenoke Ridge, New Canaan, CT 06840. Stockholder is part of a group with SOSventures and Sean O’Sullivan Revocable Living Trust.

(3)	Stockholders’ address is c/o Viking Asset Management, LLC, 66 Bovet Road, Suite 320, San Mateo, CA 99402. The natural persons with ultimate voting or investment control over the shares of common stock held by Longview Marquis Master Fund, L.P., LMIF Investments, LLC and SMF Investments, LLC are Peter Benz, S. Michael Rudolph and Merrick Okamoto. Peter Benz is a Company director. Due to Mr. Benz’s possible voting control over the 2,174,778 shares of Brushy’s common stock owned by Longview Marquis Master Fund, L.P., LMIF Investments, LLC and SMF Investments, LLC, he is listed as beneficial owner of said shares of common stock. Peter Benz also owns 100,000 Brushy Common Stock shares individually.

(4)	Stockholder’s address is 991 Ponus Ridge, New Canaan, CT 06840. The natural person with ultimate voting or investment control over the shares of common stock held by the Estate of William Mahoney is the Estate’s executor, Alice Mahoney.

(5)	Stockholders’ address is Penrose Wharf, 2nd Floor, Alfred Street, Cork, Ireland. The natural person with ultimate voting or investment control over the shares of common stock held by the Sean O’Sullivan Revocable Living Trust and SOSventures is Sean O’Sullivan. Stockholder is part of a group with Bradford Higgins. SOSventures owns 4,095,756 shares of Brushy’s common stock and 2,542,397 shares Brushy’s common stock warrants at $1.00 per share. The cancellation of these warrants are a condition of the merger agreement.

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Security Ownership of Management of Brushy

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Common Stock	Michael Pawelek, Chief Executive Officer and Director	116,550	0.8957%
Common Stock	Edward Shaw, Chief Operating Officer	116,550	0.8957%
Common Stock	N. Kim Vo, Controller	116,550	0.8957%
Common Stock	Bill Liao, Director,	-	-
Common Stock	Peter Benz, Director and Chairman of Board of Directors (2)	2,274,778	17.4822%
Common Stock	Craig Dermody, Director(2)	254,935	1.9592%
Common Stock	Charles Henry, III, Director	255,725	1.2250%
Common Stock	All executive officers, directors and director nominees as a group (8 persons)	3,135,088	24.0938%

(1)	Beneficial ownership number and percentage is based upon shares of common stock as of February 1, 2016. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.

(2)	2,174,778 shares of Brushy’s common stock are owned by Longview Marquis Fund, L.P., LMIF Investments, LLC, SMF Investments, LLC, all of which are managed by Viking Asset Management, LLC or its affiliates. Mr. Benz is the Chairman of Viking Asset Management, LLC and is one of three persons with voting control over these shares of common stock. Mr. Benz also owns 100,000 shares of Brushy’s common stock personally.

(3)	Mr. Dermody owns 100,000 shares of Brushy’s common stock personally. Rubicon Resources, LLC, a limited liability company co-owned by Mr. Dermody owns 155,725 shares of Brushy’s common stock.

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MANAGEMENT OF LILIS FOLLOWING THE MERGER

In addition to the other information contained in this joint proxy statement/prospectus, you should read and consider the disclosure and biographical information contained under the caption “Directors, Executive Officers and Corporate Governance” in Part III, Item 10 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed by Lilis with the SEC on April 15, as well as the information found under the caption “Directors And Executive Officers” in the definitive proxy statement filed by Lilis with the SEC on December 15, 2015, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [—].

The following table sets forth the names, ages and positions of the persons who are expected to be the directors and executive officers as Lilis following the merger:

Name	Age	Position
Nuno Brandolini	61	Director
Abraham “Avi” Mirman	45	Chief Executive Officer, Director
General Merrill McPeak	79	Director
Ronald D. Ormand	56	Chairman of the Board of Directors
R. Glenn Dawson	59	Director
Kevin K. Nanke	50	Executive Vice President and Chief Financial Officer
Ariella Fuchs	33	General Counsel and Secretary
Michael Pawelek	57	President
Edward Shaw	53	Chief Operating Officer
Peter Benz	55	Director

R. Glenn Dawson, Director. Mr. Dawson joined Lilis’s Board of Directors on January 13, 2016. Mr. Dawson has over 30 years of experience in oil and gas exploration in North America and is currently President and Chief Executive Officer of Cuda Energy, Inc., a private Canadian-based exploration and production company. Mr. Dawson’s career includes serving as President of Bakken Hunter, a division of Magnum Hunter Resources, where he managed operations and development of Bakken assets in the U.S. and Canada, from 2011 to 2014. His principal responsibilities have involved the generation and evaluation of drilling prospects and production acquisition opportunities. In the early stages of his career, Mr. Dawson was employed as an exploration geologist by Sundance Oil and Gas, Inc., a public company located in Denver, Colorado, concentrating on their Canadian operations. From December 1985 to September 1998, Mr. Dawson held a variety of managerial and technical positions with Summit Resources, a then-public Canadian oil and gas exploration and production company, including Vice President of Exploration, Exploration Manager and Chief Geologist. He served as Vice President of Exploration with PanAtlas Energy Inc., a then-public Canadian oil and gas exploration and production company, from 1999 until its acquisition by Velvet Exploration Ltd. in July 2000. Mr. Dawson was a co-founder and Vice President of Exploration of TriLoch Resources Inc., a then-public Canadian oil and gas exploration company, from 2001 to 2005, until it was acquired by Enerplus Resources Fund. As a result of the sale of TriLoch Resources Inc. to Enerplus Resources Fund, Mr. Dawson founded NuLoch Resources, Inc. in 2005. Mr. Dawson graduated in 1980 from Weber State University of Utah with a Bachelor’s degree in Geology and attended the University of Calgary from 1980 to 1982 in the Masters Program for Geology. As a result of these professional experiences, Mr. Dawson possesses particular knowledge and experience in the operations of oil and gas companies that strengthen the Board’s collective qualifications, skills, and experience.

Michael Pawelek. Mr. Pawelek became a Director of Brushy on January 20, 2012 and has been Brushy’s Chief Executive Officer since its acquisition of the assets of ImPetro Resources, LLC on June 10, 2011. Mr. Pawelek has over 27 years of exploration and production and oilfield services industries experience. Prior to Starboard, he was the Chief Executive Officer and President of ImPetro Resources, LLC from 2010 to 2011 and Chief Executive Officer and President of South Texas Oil Company in 2009. South Texas Oil Company was a reporting company that filed bankruptcy in 2009 in San Antonio, Texas in Cause No. 09-54233 and was liquidated in bankruptcy. From 2004 to 2008 Mr. Pawelek was President of BOSS Exploration & Production Corporation, a privately held Gulf Coast exploration and production company. Mr. Pawelek began his career as a geophysicist with Clayton Williams Company; was a district geophysicist with TXO Production Corporation; founded CPX Petroleum which drilled over 60 wells under his management; founded and was the Chief Executive Officer of Universal Seismic Associates, Inc.; served as VP of Operations of Amenix USA, Inc., a private exploration and production company focused on oil and natural gas exploration in Louisiana and served as President of Sonterra Resources, Inc., a company that has oil and natural gas assets in Texas state waters in Matagorda Bay. He received a BS degree in Petroleum Engineering from Texas A&M. As a result of these professional experiences, Mr. Pawelek possesses particular knowledge and experience in the operations of oil and gas companies that strengthen the Brushy’s board of director’s collective qualifications, skills, and experience.

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Edward Shaw. Mr. Shaw as been Brushy’s Chief Operating Officer since acquisition of the assets of ImPetro Resources, LLC on June 10, 2011. Mr. Shaw was Chief Operating Officer of ImPetro Resources, LLC from 2010-2011. From 2005 to 2009 Mr. Shaw was Chief Operating Officer and Vice-President of Operations for Nutek Oil and South Texas Oil Company. South Texas Oil Company was a reporting company that filed bankruptcy in 2009 in San Antonio, Texas in Cause No. 09-54233 and was liquidated in bankruptcy. Mr. Shaw began his career as a systems analyst before becoming involved in the oil and gas industry. He has prior experience in Saudi Arabia and in New Zealand researching and developing methods of monitoring oil wells to optimize production, including using existing products integrated with emerging telemetry technologies. He holds a Diploma in Electrical Engineering.

Peter Benz. Mr. Benz became a director of Brushy on January 20, 2012. Mr. Benz serves as the Chairman and Chief Executive Officer of Viking Asset Management, LLC and is a member of its Investment Committee. He has been affiliated with Viking Asset Management, LLC since 2001. His responsibilities include assuring a steady flow of candidate deals, making asset allocation and risk management decisions and overseeing all business and investment operations. He has more than 25 years of experience specializing in investment banking and corporate advisory services for small growth companies in the areas of financing, merger/acquisition, funding strategy and general corporate development. Prior to founding Viking in 2001, Mr. Benz founded Bi Coastal Consulting Company where he advised hundreds of companies regarding private placements, initial public offerings, secondary public offerings and acquisitions. He has founded three public companies and served as a director for four other public companies. Prior to founding Bi Coastal Consulting, Mr. Benz was responsible for private placements and investment banking activities at Gilford Securities in New York, NY. Mr. Benz became a director of usell.com, Inc. on May 15, 2014. Mr. Benz is a graduate of Notre Dame University. As a result of these professional experiences, Mr. Benz possesses particular knowledge and experience in developing companies and capital markets that strengthen the board’s collective qualifications, skills, and experience. Mr. Benz serves on Brushy’s Audit Committee.

Brushy Director and Executive Compensation

Summary Compensation Table—Executive Compensation

The Summary Compensation Table below displays the total compensation awarded to, earned by or paid to the Named Executive Officers for the fiscal years ending December 31, 2015 and 2014. All amounts shown below are in dollars.

Name and Principal Position	Year	Salary	Bonus	Stock Award(s)	Option Award(s)		All Other Compensation	Total
Michael Pawelek	2015	$295,000	$-	$-	$-		$12,000	$307,000
Chief Executive Officer	2014	$268,750	$-	$-	$1,237,500	(1)	$4,000	$1,510,250
Edward Shaw	2015	$255,000	$-	$-	$-		$12,000	$267,000
Chief Operating Officer	2014	$220,555	$-	$-	$1,237,500	(1)	$4,000	$1,462,055
N. Kim Vo	2015	$120,175	$-	$-	$-		$-	$120,175
Comptroller	2014	$120,175	$-	$-	$-		$-	$120,175

(1)	Under Brushy’s amended and restated employment agreements with Michael Pawelek and Edward Shaw dated August 15, 2014, Michael Pawelek and Edward Shaw each received 450,000 stock options priced at $4.75 issued under our stockholder-ratified 2014 Equity Incentive Plan that vest over three years. See Note 10 of Brushy’s Condensed and Consolidated Financial Statements dated December 31, 2014 included in the Brushy 2014 Form 10-K for the basis for the calculation of the value of the option grants.

The material terms of Mr. Pawelek’s and Mr. Shaw’s current employment agreements with Brushy are described below under “ Potential Payments Upon Termination or Change of Control.”

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Outstanding Equity Awards at Fiscal Year-End

The Outstanding Equity Awards at Fiscal Year-End Table reflects each Named Executive Officer’s unexercised option award holdings and unvested restricted stock awards at December 31, 2015 on an individual award basis.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Michael Pawelek	200,000	250,000	(1)	$4.75	August 15, 2024
Edward Shaw	200,000	250,000	(1)	$4.75	August 15, 2024

(1)	Under Brushy’s amended and restated employment agreements with Michael Pawelek and Edward Shaw dated August 15, 2014, Michael Pawelek and Edward Shaw each received 450,000 stock options priced at $4.75 issued under our stockholder-ratified 2014 Equity Compensation Plan. The options vest as follows: 1) 150,000 options each vest in August 2015; and 2) the remaining options vest at 12,500 each per month over the following two years. All options will be vested by August 2017.

Director Compensation

Non-employee members of the Brushy board of directors have not been paid in the past for participation on the Brushy board of directors or on any committees. Further, the Brushy board of directors has not adopted any policy on paying members of the Brushy board of directors. Finally, none of the members of the Brushy board of directors has a written agreement with Brushy. Mr. Michael Pawelek serves as a director but is not entitled to any additional compensation for such service.

The Director Compensation Table below displays the total compensation awarded to, earned by or paid to directors for the fiscal year ending December 31, 2015. All amounts shown below are in dollars.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Bill Liao	-	-	-	-	-	-	-
Peter Benz	-	-	-	-	-	-	-
Charles Henry, III	-	-	-	-	-	-	-
Craig Dermody	-	-	-	-	-	-	-

Potential Payments Upon Termination or Change of Control

This section discusses the incremental compensation that Brushy would pay to each Named Executive Officer in the event of the Named Executive Officer’s termination of employment with Brushy as of December 31, 2015 under various scenarios (“termination events”) including 1) voluntary resignation; 2) involuntary termination; 3) termination without cause or for Good Reason in connection with a change in control; 4) termination in the event of disability; and 5) termination in the event of death.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of Brushy’s Named Executive Officers and that are available generally to all salaried employees, such as Brushy’s 401(k) Plan. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can only be determined at the time of such Named Executive Officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and Brushy’s stock price.

149

Michael Pawelek, Edward Shaw and Kim Vo

Brushy entered into employment agreements with Michael Pawelek, Edward Shaw and Kim Vo effective as of April 1, 2012. Brushy entered into Amended and Restated Employment Agreements with Michael Pawelek and Edward Shaw effective August 14, 2014, which were amended again in December 2015. The April 1, 2012 agreement with Ms. Vo had a three-year term. Ms. Vo’s employment agreement expired on April 1, 2015. Ms. Vo became an at-will employee thereafter. The August 14, 2014 agreements, with Mr. Pawelek and Mr. Shaw have three-year terms with renewals for one-year terms.

Mr. Pawelek’s and Mr. Shaw’s 450,000 stock options, each with a $4.75 exercise price, will vest on an accelerated schedule under certain conditions. First, if there is: 1) a business combination on or after August 14, 2016; 2) a termination without “Cause;” 3) the death or disability of Mr. Pawelek or Mr. Shaw, or 4) Mr. Pawelek’s or Mr. Shaw’s “Good Reason Resignation,” then the stock option grant will vest in full. “Cause” generally means: 1) dishonesty in the performance of duties and obligations to Brushy, 2) final conviction of a felony or misdemeanor involving moral turpitude which materially and adversely affects Brushy’s reputation and financial condition; or 3) a deliberate and material breach by Mr. Pawelek or Mr. Shaw of material covenants in the employment agreement that result in material adverse effect on Brushy’s financial condition with a 30-day cure period for Mr. Pawelek and Mr. Shaw. “Disability” means that despite any reasonable accommodation required by law, Mr. Pawelek or Mr. Shaw are unable to perform the essential functions of the position as a result of physical or mental incapacity and that inability has persisted for a period of 120 consecutive days or more in any twelve month period or for more than 180 days. “Good Reason Resignation” means: 1) a material breach of the employment agreement by Brushy; 2) the Brushy board of directors determining to move the principal office from San Antonio, Texas; 3) Mr. Pawelek is removed from the position of Chief Executive Officer and/or President or Mr. Shaw is removed from the position of Chief Operating Officer; 4) Mr. Pawelek is required to report to any person other than the Brushy board of directors; 5) a material diminution of Mr. Pawelek’s or Mr. Shaw’s duties, responsibilities and authority as provided in the employment agreement; 6) Mr. Pawelek and Mr. Shaw being required to travel from Brushy’s principal office in San Antonio, Texas more than 10 days in a three-month period (with a carve out for travel related to road shows and securities offerings); 7) Mr. Pawelek or Mr. Shaw receives a non-extension notice or is not notified of continued employment in a pending business combination; and 8) Brushy fails to deliver new equity compensation awards by the grant dates.

Upon termination by Mr. Pawelek’s or Mr. Shaw’s death, Mr. Pawelek’s estate or Mr. Shaw’s estate receives six months additional base salary plus adjustments with the survival of all vested equity entitlements, indemnity rights and tax benefits. Upon termination by Mr. Pawelek’s or Mr. Shaw’s disability, the officer receives the survival of all vested equity entitlements, indemnity rights and tax benefits plus 18 months of group medical and dental insurance for the officer and his family. Upon termination for Cause, Mr. Pawelek and Mr. Shaw are to receive the survival of all vested equity entitlements, indemnity rights and tax benefits. If Mr. Pawelek or Mr. Shaw is terminated without “Cause” or is subject to a “Good Reason Resignation,” the officer will receive: 1) three years of additional base salary payable as a lump sum; 2) the survival of all vested equity entitlements, indemnity rights and tax benefits; ; 3) 18 months of group medical and dental insurance coverage; and 4) a $500,000 “trigger bonus” (but only if such termination occurs after a business combination).

Golden Parachute Compensation(1)(2)

Name	Cash ($)(3)		Equity ($)		Perquisites/ Benefits ($)		Tax Reimbursement ($)		Total ($)
Michael Pawelek	1,385,000	(4)	0	(5)	36,313	(6)	[_______]	(7)	[_______]
Chief Executive Officer and President

Edward Shaw	1,175,000	(8)	0	(9)	36,313	(10)	[_______]	(11)	[_______]
Chief Operating Officer

150

(1)	All amounts reflected in the table are attributable to double-trigger arrangements (i.e., the amounts are triggered by the merger and payment is conditioned upon another event, such as the officer’s involuntary termination or the occurrence of the merger prior to a certain date), except for the lump sum payment of three years of the officer’s base salary conditioned upon involuntary termination only (reflected in footnotes 4 and 8), and the continuation of medical and dental coverage conditioned upon involuntary termination (reflected in footnotes 6 and 10).

(2)	The Merger constitutes a “change in control” for purposes of the plans and agreements giving rise to amounts payable reflected in the table.

(3)	As noted in the paragraph preceding the table, the amounts in the table are estimates based on the assumption that the merger will be completed on [date], 2016.

(4)	Amount reflects the following due to Mr. Pawelek under his Brushy employment agreement if his employment is terminated by the employer other than for cause or by him for good reason: (i) $885,000 - a lump sum severance payment equal to three times his annual base salary; and (ii) $500,000 - a guaranteed bonus, to be paid promptly following a 20-day period after the effective date of the merger, if Mr. Pawelek has not been guaranteed continued employment at least five days prior to the merger.

(5)	Pursuant to his Brushy employment and option agreements, Mr. Pawelek would be entitled to accelerated vesting of 387,500 Brushy stock options immediately prior to the merger (including 150,000 stock options granted to Mr. Pawelek upon the merger). However, due to the value of Brushy stock, all of Mr. Pawelek’s stock options and other rights thereunder will be terminated in connection with the merger without payment to Mr. Pawelek.

(6)	Amount reflects employer-paid continued group medical and dental insurance for Mr. Pawelek and his immediate family for 18 months following the date of his termination.

(7)	Amount reflects a tax gross-up payment to which Mr. Pawelek would be entitled under his Brushy employment agreement in the event that he is subject to excise taxes under Code Section 280G in connection with payments that are contingent upon a change in control.

(8)	Amount reflects the following due to Mr. Shaw under his Brushy employment agreement if his employment is terminated by the employer other than for cause or by him for good reason: (i) $675,000 - a lump sum severance payment equal to three times his annual base salary; and (ii) $500,000 - a guaranteed bonus, to be paid promptly following a 20-day period after the effective date of the merger, if Mr. Shaw has not been guaranteed continued employment at least five days prior to the merger.

(9)	Pursuant to his Brushy employment and option agreements, Mr. Shaw would be entitled to accelerated vesting of 362,500 Brushy stock options immediately prior to the merger (including 150,000 stock options granted to Mr. Shaw upon the merger). However, due to the value of Brushy stock, all of Mr. Shaw’s stock options and other rights thereunder will be terminated in connection with the merger without payment to Mr. Shaw.

(10)	Amount reflects employer-paid continued group medical and dental insurance for Mr. Shaw and his immediate family for 18 months following the date of his termination.

(11)	Amount reflects a tax gross-up payment to which Mr. Shaw would be entitled under his Brushy employment agreement in the event that he is subject to excise taxes under Code Section 280G in connection with payments that are contingent upon a change in control.

Corporate Governance of Lilis Following the Merger

Upon consummation of the merger, Lilis’s board of directors will have seven members. Pursuant to Nasdaq rules, Lilis’s board of directors must consist of a majority of independent directors. Lilis currently is, and intends to remain, in compliance with these rules. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, an employee of the company and that neither the director nor any of his family members has engaged in various types of business dealings with the company. In addition, as required by Nasdaq rules, the board of directors will make a subjective determination as to each independent director that no relationships exist, which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the applicable Nasdaq rules, Lilis believes that it will be compliance with the independent audit committee requirements set forth in Nasdaq Listing Rule 5605(c)(2)(A)(ii) and with the independent audit committee requirement pursuant to Rule 10A-3(b)(1)(iv)(A) under the Exchange Act, which requires that the audit committee consist of at least three independent members.

Lilis’s board of directors will have one class of directors, who will serve one-year terms, or until their successors are duly elected and qualified.

151

Leadership Structure of the Board

Lilis’s Board of Directors has separated the roles of its Chairman and Chief Executive Officer. Maintaining this leadership structure permits the Chief Executive Officer to focus his attention on managing Lilis’s business and allows the Chairman to function as an important liaison between management and the Board, thus enhancing the Board’s ability to provide effective oversight of Lilis’s management and affairs. Lilis’s Chairman provides input to the Chief Executive Officer and is responsible for presiding over the meetings of the Board and executive sessions of the non-employee directors. Lilis’s Chief Executive Officer, who is currently also a member of the Board, is responsible for setting Lilis’s strategic direction and for the day-to-day leadership performance of Lilis. Based on the current circumstances and direction of Lilis and the experienced membership of Lilis’s board of directors, Lilis’s board of directors believes that separate roles for its Chairman and its Chief Executive Officer, coupled with a majority of independent directors and strong corporate governance guidelines, is the most appropriate leadership structure for Lilis and its stockholders.

Role of the Board in Risk Oversight

It is management’s responsibility to manage risk and bring to board’s attention any material risks to the company. Lilis’s board of directors has oversight responsibility for the company’s risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks. The entire board of directors will be regularly informed through committee reports about such risks.

Committees of Lilis

Lilis currently has an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees will continue to be governed by a written charter that is reviewed, and amended if necessary, on an annual basis. A copy of each of these charters is available on Lilis’s website at www.lilisenergy.com under “Investors—Corporate Governance—Highlights.”

Other Committees

Pursuant to Lilis’s bylaws that will be in effect at the consummation of the merger, the board of directors has the right, from time to time, to establish other committees to facilitate the management of its business and operations.

Code of Ethics

Lilis’s has adopted a code of business conduct and ethics, which is referred to as the “Code,” that applies to all of its officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code codifies the business and ethical principles that govern all aspects of Lilis’s business. A copy of the Code is available on Lilis’s website at www.lilisenergy.com under “Investors—Corporate Governance—Highlights.” We undertake to provide a copy of the Code to any person, at no charge, upon a written request. All written requests should be directed to: Lilis Energy, Inc., 216 16th St., Suite #1350, Denver, CO 80202, Attention: General Counsel and Secretary.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee of Lilis is or has been an officer or employee of Lilis. None of Lilis’s executive officers currently serves or has served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or as a director of another entity, one of whose executive officer serves or served as one of Lilis’s directors or on its compensation committee.

152

Certain Relationships and Related-Party Transactions

On March 29, 2013, Brushy entered into the SOSventures Credit Agreement, providing for a term loan through February 16, 2016 in an amount up to $10,000,000 at a 17.00% interest rate through March 29, 2014 and 22.00% interest rate thereafter. Brushy may not incur further indebtedness beyond this loan and the IB Credit Agreement without the consent of SOSventures, until such time as the SOSventures loan is fully repaid.

On May 30, 2014, Brushy amended its credit agreement with SOSventures providing for a term loan through February 1, 2016 in an amount up to $20,000,000 at an 18.00% interest rate. As of September 30, 2015, Brushy has borrowed $15,500,000 under this agreement.

The term loan is collateralized under a second lien by the oil and natural gas properties and contains several restrictive covenants including, among others: (1) a requirement to maintain a current ratio, of not less than 1.0 to 1.0; (2) a maximum permitted ratio of debt to adjusted EBITDAX of not more than 4.0 to 1.0; (3) a maximum permitted ratio of adjusted EBITDAX to interest expense of not more than 3.0 to 1.0; and (4) a prohibition against incurring debt, subject to permitted exceptions.

On April 15, 2015 Brushy entered the Second Amendment to the SOSventures Credit Agreement, as previously amended by the First Amendment dated June 3, 2014, and several other agreements which provided that SOSventures will provide an additional $3 million on its credit facility to be used to pay the outstanding balance of the Independent Bank term loan, pay on the IB Credit Agreement and for operations. Additionally, SOSventures deposit $5 million into a controlled account at Independent Bank to be used to drill two wells in the Crittendon Field referenced in the Amendment to the IB Credit Agreement. Further, SOSventures will receive interest on its credit facility and a 1% overriding royalty interest on Brushy’s Crittendon Field properties effective upon the drilling of these two oil and gas wells until such time as the credit facility is repaid. Finally, SOSventures shall receive warrants to purchase 2,542,397 of our common shares for $1.00 per share with a two-year term. If fully purchased 2,542,397 would equal 20% of Brushy’s currently outstanding common stock.

As of January 31, 2016 Brushy has an approximate $21.1 million balance on the SOSventures credit facility. The SOSventures borrowing base is also subject to possible redetermination and corresponding liquidity issues as stated above in connection with the Independent Bank.

153

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements and explanatory notes combine the historical financial statements of Lilis and Brushy at September 30, 2015 with respect to the balance sheet information (using currently available fair value information for Brushy) and as of January 1, 2015 (with respect to the statements of operations information for the nine months ended September 30, 2015 and as of January 1, 2014 for the year ended December 31, 2014). The unaudited pro forma condensed combined financial statements shows the pro forma impact of the merger of Lilis and Brushy on the historical financial position and results of operations under the acquisition method of accounting with Lilis treated as the acquirer. Although the transaction is structured such that Lilis and Brushy each own approximately 50% of the shares outstanding at closing, after giving effect to the proposed reverse stock split of the outstanding common stock of Lilis, Lilis is considered the acquirer as it will control the board of directors with five of the seven board seats and will maintain the key management positions of Chief Executive Officer, Chief Financial Officer and General Counsel and Secretary. The positions held by Brushy representatives will report directly to Lilis’s Chief Executive Officer. Under this method of accounting, the assets and liabilities of Brushy are recorded at their estimated fair values as of the date of the merger is effective. As part of the merger and a condition to closing, Lilis is required to convert $6,846,465 in outstanding aggregate principal amount of the Company’s 8% Senior Secured Convertible Debentures and convert 7,500 shares of Lilis Series A 8% Convertible Preferred Stock with a liquidation value of $7,950,000 into 13,692,930 and 15,000,000 shares of Lilis common stock, respectively. Additionally, as part of the merger and a condition to closing, Brushy is required to divest its Giddings Field Assets for the elimination of its short term debt obligation with SOSventures, valued at $20,071,000 at September 30, 2015.

The unaudited pro forma condensed combined financial statements is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined and had the impact of possible revenue and expense efficiencies, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger becomes effective.

154

Lilis Energy, Inc. and Subsidiary

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2015

(in thousands)

			Merger		Lilis
	Lilis	Brushy	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Assets

Current assets:
Cash	52	5,779	(1,921)	(5)	3,910
Other current assets	938	2,326	(335)	(2)	2,929
Total current assets	990	8,105	(2,256)		6,839

Oil and gas properties (full cost method), at cost:
Unevaluated acreage, excluded from amortization	-	-	15,467	(3)	15,467
Evaluated properties	50,096	86,974	(77,174)	(2),(3)	59,896
Wells in progress, excluded from amortization	110	-	-		110
Total oil and gas properties, at cost	50,206	86,974	(61,707)		75,473
Less accumulated depreciation, depletion, amortization and impairment	(49,451)	-	-		(49,451)
Oil and gas properties at cost, net	755	86,974	(61,707)		26,022

Other assets
Goodwill	-	960	(960)	(4)	-
Other assets	760	1,018	-		1,778
Total other assets	760	1,978	(960)		1,778

Total Assets	2,505	97,057	(64,923)		34,639

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity

Current Liabilities:
Dividends accrued on preferred stock	540	-	(450)	(1)	90
Accounts payable and accrued expenses	4,809	7,335	90	(1),(2),(6)	12,234
Short term loans and deposits - related parties	500	20,071	(19,275)	(2),(5)	1,296
Term loan	2,707	16,421	(16,421)	(5)	2,707
Convertible debentures, net of discount	6,846	-	(6,846)	(1)	-
Convertible debentures conversion derivative liability	647	-	(647)	(1)	-
Total current liabilities	16,049	43,827	(43,549)		16,327

Long term liabilities:
Term loan	-	-	14,017	(5)	14,017
Deferred taxes	-	10,740	(10,740)	(2)	-
Other long term liabilities	570	3,238	(2,354)	(2)	1,454
Total long term liabilities	570	13,978	923		15,471

Total Liabilities	16,619	57,805	(42,626)		31,798

Commitments and contingencies

Conditionally redeemable 6% preferred stock	1,558	-	-		1,558

Stockholders’ equity
Series A Preferred Stock	6,794	-	(6,794)	(1)	-
Common Stock	3	13	(5)	(1),(8)	11
Additional paid in capital	158,147	56,838	(31,097)	(1),(8)	183,888
Retained earnings (accumulated deficit)	(180,616)	(17,599)	15,599	(2),(6)	(181,318)
Total stockholders’ equity (deficit)	(15,672)	39,252	(22,297)		1,283
Total Liabilities, Redeemable Preferred Stock and Stockholders’ Equity	2,505	97,057	(64,923)		34,639

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

155

Lilis Energy, Inc. and Subsidiary

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2015

(in thousands)

			Merger		Lilis
	Lilis	Brushy	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Revenue:
Oil and gas sales	$332	$7,029	$(4,213)	(2)	3,148
Other revenue	20	-	-		20
Total revenue	352	7,029	(4,213)		3,168

Costs and expenses:
Production costs and taxes	158	3,252	(2,209)	(2)	1,201
Exploration expense	-	48	(48)	(10)	-
General and administrative	7,117	3,410	-		10,527
Depreciation, depletion, accretion and amortization	491	6,763	(5,316)	(2),(9)	1,938
Impairment of evaluated oil and gas properties	24,439	863	(863)	(2)	24,439
Total costs and expenses	32,205	14,336	(8,436)		38,105

Income (loss) from operations	(31,853)	(7,307)	4,223		(34,937)

Other income (expenses):
Change in fair value of convertible debentures conversion derivative liability	602	-	(602)	(1)	-
Interest expense	(1,212)	(2,814)	2,047	(1),(2),(5)	(1,979)
Other income (expense), net	216	3,383	(2)	(2)	3,597
Total other income (expense)	(394)	569	1,443		1,618

Net income (loss) from continuing operations	(32,247)	(6,738)	5,666		(33,319)
Income tax expense (benefit)	-	3,273	(3,250)	(11)	23
Net income (loss)	(32,247)	(3,465)	2,416		(33,296)
Dividends on redeemable preferred stock	(90)	-			(90)
Deemed dividend Series A Preferred stock	(450)	-			(450)
Net income (loss) attributable to common stockholders	$(32,787)	$(3,465)	$2,416		$(33,836)

Net income (loss) per common share basic and diluted	$(1.21)	$(0.27)	$0.03		$(0.30)

Weighted average shares outstanding basic and diluted	27,178	12,636	84,799		111,977

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

156

Lilis Energy, Inc. and Subsidiary

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

(in thousands)

			Merger		Lilis
	Lilis	Brushy	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Revenue:
Oil and gas sales	$2,946	$20,173	$(11,518)	(2)	11,601
Other revenue	194	-	-		194
Total revenue	3,140	20,173	(11,518)		11,795

Costs and expenses:
Production costs and taxes	1,224	6,153	(4,364)	(2)	3,013
Exploration expense	-	81	(81)	(10)	-
General and administrative	10,326	4,864	-		15,190
Depreciation, depletion, accretion and amortization	1,338	10,460	(4,476)	(2),(9)	7,322
Impairment of evaluated oil and gas properties	-	4,428	(230)	(2)	4,198
Gain on sale of assets	-	(2,116)	-		(2,116)
Total costs and expenses	12,888	23,870	(9,151)		27,607

Income (loss) from operations before conveyance	(9,748)	(3,697)	(2,367)		(15,812)
Loss on conveyance	(2,269)	-	-		(2,269)
Income (loss) from operations	(12,017)	(3,697)	(2,367)		(18,081)

Other income (expenses):
Change in fair value of convertible debentures conversion derivative liability	(5,527)	-	5,527	(1)	-
Interest expense	(4,837)	(2,617)	1,400	(1),(2),(5)	(6,054)
Other income (expense), net	(6,058)	2,066	-		(3,992)
Total other income (expense)	(16,422)	(551)	6,927		(3,992)

Net income (loss) from continuing operations	(28,439)	(4,248)	4,560		(22,073)
Income tax expense (benefit)	-	1,487	(1,471)	(11)	16
Net income (loss)	(28,439)	(2,761)	3,089		(22,057)
Dividends on redeemable preferred stock	(342)	-	-		(342)
Deemed dividend Series A Preferred stock	(3,519)	-	3,519		-
Net income (loss) attributable to common stockholders	$(32,300)	$(2,761)	$6,608		$(22,399)

Net income (loss) per common share basic and diluted	$(1.23)	$(0.22)	$0.08		$(0.20)

Weighted average shares outstanding basic and diluted	26,333	12,362	84,799		111,132

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

157

Lilis Energy, Inc. and Subsidiary

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(1)

As a condition to the closing of the merger, Lilis is required to convert $6,846,465 in outstanding aggregate principal amount of its 8% Senior Secured Convertible Debentures and convert 7,500 Shares of its Series A 8% Convertible Preferred Stock with a liquidation value of $7,950,000 into 13,692,930 and 15,000,000 shares of its common stock, respectively.

Balance Sheet Impact

	Historical			Adjusted
	Lilis			Lilis
	September 30, 2015	Adjustments		September 30, 2015
	(in thousands)	(in thousands)		(in thousands)
Liabilities, Redeemable Preferred Stock and Stockholders’ Equity

Current Liabilities:
Dividends accrued on preferred stock	$540	$(450	)(a)	$90
Accounts payable and accrued expenses	4,809	(848	)(a)	3,961
Short term loans and deposits - related parties	500	-		500
Term loan	2,707	-		2,707
Convertible debentures, net of discount	6,846	(6,846	)(b)	-
Convertible debentures conversion derivative liability	647	(647	)(b)	-
Total current liabilities	16,049	(8,791)		7,258

Total long term liabilities	570	-		570

Total Liabilities	16,619	(8,791)		7,828

Commitments and contingencies

Conditionally redeemable 6% preferred stock	1,558	-		1,558

Stockholders’ equity
Series A Preferred stock	6,794	(6,794	)(b)	-
Common stock	3	3	(b)	6
Additional paid in capital	158,147	15,582	(b)	173,729
Retained earnings Accumulated deficit	(180,616)	-		(179,318)
Total stockholders’ equity (deficit)	(15,672)	8,791		(6,881)

Total Liabilities, Redeemable Preferred Stock and Stockholders’ Equity	$2,505	$-		$2,505

(a)	To eliminate the accrued interest and dividend payables on the 8% Senior Secured Convertible Debentures and Series A 8% Convertible Preferred stock on Lilis’s historical Balance Sheet at September 30, 2015 that were converted into shares of Lilis common stock.

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(b)	To convert 8% Senior Secured Convertible Debentures and Series A 8% Convertible Preferred stock to common stock at September 30, 2015.

	Historical / Liquidation	Conversion	Conversion
	Value	Rate	Shares
	(in thousands)		(in thousands)
Convertible debentures, net of discount	$6,846	$0.50	13,692
Series A Preferred stock	7,500	$0.50	15,000
			28,692

Par value of Common stock			$0.0001

Common stock adjustment			$3

Convertible debentures, net of discount adjustment			$6,846
Convertible debentures conversion derivative liability			647
Convertible debentures accrued interest			848
Series A Preferred stock adjustment			6,794
Series A Preferred stock accrued dividends			450
			15,585
Less: Common stock adjustment			(3)
Additional paid in capital adjustment			$15,582

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Statement of Operations Impact

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(in thousands)	(in thousands)
Lilis reported net loss	$(32,247)	$(28,439)
Change in fair value of convertible debentures conversion derivative liability	(602)	5,527 (e)
Interest and amortization expense	848	937 (f)
Lilis adjusted net loss	$(32,001)	$(21,975)
Dividends on redeemable preferred stock as reported	(90)	$(342)
Deemed dividend Series A Preferred stock	-	$- (g)
Lilis adjusted net income (loss) attributable to common stockholders	$(32,091)	$(22,317)

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014

Lilis reported net loss per common share basic and diluted	$(1.21)	$(0.81)
Adjustments	0.63	0.42
Lilis adjusted net loss per common share basic and diluted	$(0.57)	$(0.39)
Adjustments	(0.00)	(0.01)
Lilis adjusted net income (loss) attributable to common stockholders per common share basic and diluted	$(0.57)	$(0.40)

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(in thousands)	(in thousands)
Lilis reported weighted average shares outstanding basic and diluted	27,178	27,178
Common stock issued to the convertible debentures upon conversion	13,692	13,692 (h)
Common stock issued to the Series A Preferred stock holders upon conversion	15,000	15,000 (i)
Lilis adjusted weighted average shares outstanding basic and diluted	55,870	55,870

(e)	To eliminate the change in fair value of the conversion derivative liability relating to the 8% Senior Secured Convertible Debentures that were converted into shares of Lilis common stock.

(f)	To eliminate the interest expense on the 8% Senior Secured Convertible Debentures that were exchanged for shares of Lilis common stock.

(g)	To eliminate the deemed dividends of $450,000 for the nine months ended September 30, 2015 and $3.52 million for the year ended December 31, 2014 relating to the Series A 8% Convertible Preferred stock that were exchanged for shares of Lilis common stock.

(h)	To adjust Lilis’ weighted average common stock outstanding for shares issued to the 8% Senior Secured Convertible Debentures holders upon conversion.

(i)	To adjust Lilis’ weighted average common stock outstanding for shares issued to the Series A 8% Convertible Preferred stock holders upon conversion.

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(2)	As a condition of closing, Brushy is required to divest of its Giddings Field Assets for the elimination of its subordinated debt obligation with SOSventures, a related party, valued at $20.1 million at September 30, 2015. The impact of this adjustment is detailed below:

Balance Sheet Impact

				Adjusted
	Historical			Historical
	Brushy			Brushy
	September 30, 2015	Adjustments		September 30, 2015
	(in thousands)	(in thousands)		(in thousands)
Assets

Current assets:
Cash	$5,779	$-		$5,779
Other current assets	2,326	(335	)(a)	1,991
Total current assets	8,105	(335)		7,770

Total oil and gas properties, at cost, net	86,974	(61,666	)(b)	25,308

Total other assets	1,978	-		1,978

Total Assets	97,057	(62,001)		35,056

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity

Current Liabilities:
Accounts payable and accrued expenses	7,335	(1,062	)(c)	6,273
Short term loan - related parties	20,071	(18,571	)(d)	1,500
Term loan	16,421	-		16,421
Total current liabilities	43,827	(19,633)		24,194

Long term liabilities:
Term loan	41	-		41
Deferred tax liability	10,740	(10,740	)(e)	-
Other long term liabilities	3,197	(2,354	)(f)	843
Total long term liabilities	13,978	(13,094)		884

Total liabilities	57,805	(32,727)		25,078

Stockholders’ equity
Common stock	13	-		13
Additional paid in capital	56,838	-		56,838
Accumulated deficit	(17,599)	(29,274	)(g)	(46,873)
Total stockholders’ equity (deficit)	39,252	(29,274)		9,978

Total Liabilities and Stockholders’ Equity	$97,057	$(62,001)		$35,056

(a)	To eliminate the accrued oil and gas revenue receivable from the Giddings Field Assets.

(b)	To eliminate the historical net cost basis of the Giddings Field Assets.

(c)	To eliminate the accrued lease operating expenses and short-term asset retirement obligations from the Giddings Field Assets.

(d)	To eliminate the subordinated debt obligations with SOSventures, a related party. As an incentive to the exchange agreement between Brushy and SOSventures, Lilis agreed to pay SOSventures at closing (i) $500,000, (ii)enter into a 6% subordinated note in an aggregate principal amount of $1.0 million, with a term of two years.

(e)	To eliminate the deferred tax liability relating to the Giddings Field Assets.

(f)	To eliminate the long-term asset retirement obligations from the Giddings Field Assets.

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(g)	The excess value between the historical cost basis of the Giddings Field Assets exchanged for extinguishment of debt is considered a deemed dividend as this transaction is between related entities under common control.

		September 30, 2015
		(in thousands)
Historical net cost basis of the Giddings Field Assets		$61,666

Adjustments:
Oil and gas revenue receivable	335
Lease operating expenses and short-term asset retirement obligations	(1,062)
Deferred tax liability	(10,740)
Long-term asset retirement obligations	(2,354)
Net adjustments		(13,821)

Adjusted basis for the Giddings oil and gas assets		47,845

Short-Term debt obligation with SOSventures LLC		18,571

Deemed dividend		$29,274

Statement of Operations Impact

	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(in thousands)	(in thousands)
Revenue:
Oil and gas sales	$4,213	$11,518	(h)

Costs and expenses:
Production costs and taxes	2,209	4,364	(i)
Depreciation, depletion, accretion and amortization	4,762	3,836	(j)
Impairment of oil and gas properties	863	230	(k)
Total costs and expenses	7,834	8,430

Income (loss) from operations	(3,621)	3,088

Other income (expenses):
Interest expense	(1,922)	(1,435	)(l)
Other income (expense), net	2	-	(m)
Total other income (expense)	(1,920)	(1,435)

Net income (loss) from continuing operations	(5,541)	1,653
Income tax expense (benefit)	-	-
Net loss	$(5,541)	$1,653

Net loss per common share basic and diluted	$(0.44)	$0.13

Weighted average shares outstanding basic and diluted	12,636	12,362

(h)	To eliminate the oil and gas revenue from the Giddings Field Assets.

(i)	To eliminate the production costs and taxes from the Giddings Field Assets.

(j)	To eliminate the depreciation, depletion, accretion and amortization from the Giddings Field Assets.

(k)	To eliminate the impairment of the Giddings Field Assets.

(l)	To eliminate the interest expense from the subordinated debt obligations with SOSventures being extinguished in exchange for the Giddings Field Assets.

(m)	To eliminate the other income from the Giddings Field Assets.

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(3)	These adjustments reflect the elimination of the components of Brushy’s historical stockholder’s equity, the estimated value of the consideration to be paid by Lilis in the merger using the closing price of Lilis Common Stock on February 12, 2016 and to reflect the adjustments to the historical book values of Brushy’s assets and liabilities as of September 30, 2015 to their estimated fair values, in accordance with acquisition accounting. The following table reflects the preliminary allocation of the total purchase price of Brushy to the assets acquired and the liabilities assumed and resulting goodwill (unevaluated oil and gas properties) based on the preliminary estimated fair value:

		September 30, 2015
		(in thousands)
Purchase Price (a)

Total Lilis common stock to be issued to Brushy stockholders		56,107
Lilis common stock price		$0.16
Fair value of Lilis common stock issued		8,977
Fair value of Lilis warrants issued to SOS		$204
		$9,181

Estimated Fair Value of Liabilities Assumed:
Current Liabilities:
Accounts payable and accrued expenses	$6,273
Short term loan and deposit - related party	1,296
Term loan - Independent Bank	16,421	$23,990

Long Term Liabilities	884	884

Amount attributable to liabilities assumed		24,874
Total purchase price plus liabilities assumed		$34,055

Estimated Fair Value of Assets Acquired:
Current Assets:
Cash	$5,779
Other current assets	1,991	$7,770

Oil and Gas Properties:
Evaluated cost basis	$25,267
Fair market adjustment	15,467
Evaluated fair market value		9,800

Other assets		1,018

Amount attributable to assets acquired		$18,588

Goodwill (Unevaluated oil and gas properties)		$15,467

(a)	Under the terms of the merger agreement, Brushy stockholders will own 50% of the combined entity after giving effect to the proposed reverse stock split of the outstanding common stock of Lilis. The total purchase price is based upon the closing price of $0.16 per share of Lilis common stock on February 12, 2016.

Assuming 56,107 shares of common stock are issued to Brushy’s stockholders to consummate the merger, a 10 percent increase (decrease) in the closing price of Lilis’ common stock would increase (decrease) goodwill (unevaluated oil and gas properties) by approximately $898,000. The proposed reverse stock split has not been reflected in the pro forma presentation as this will be reflected pro rata for both Lilis and Brushy.

(b)	Weighted average commodity prices utilized in the determination of the pro forma fair value of oil and gas properties were 43.32 per barrel of oil and 2.77 per Mcf of natural gas, after adjustment for transportation fees and regional price differentials. An increase or decrease in commodity prices as of the closing date of the merger will result in a corresponding increase or decrease in the fair value of the oil and gas properties and related deferred tax liabilities and a decrease or increases in goodwill.

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(4)	To eliminate Brushy’s historical goodwill of $960,000. Lilis placed no value on Brushy’s historical goodwill.

(5)	To record the sources and uses required under the merger agreement. Prior to closing, Lilis is required to raise $15.0 million minimum debt or equity financing for the merged company. For illustration purposes, this $15.0 million financing is assumed as a debt financing with an interest rate of 12% and issue 7,500,000 warrants to purchase Lilis common stock with an exercise price of $0.50 and a term of 3 years. The value of these warrants is $983,000 using the Black Scholes pricing model and recorded as an additional liability and amortized over the life of the loan. At closing, Lilis is required to pay the outstanding balance under Brushy’s term loan with Independent Bank ($16.4 million at September 30, 2015). Also at closing, to incentivize SOSventures to its existing debt with Brushy for certain oil and gas properties (See footnote 2 above), Lilis has agreed to pay SOSventures (i) $500,000 in cash, (ii) issue a 6% subordinated note in an aggregate principal amount of $1.0 million and (iii) issue 2,000,000 warrants to purchase shares of Lilis common stock with an exercise price of $2.50 and a term of 2 years. The value of these warrants is $204,000 using the Black Scholes pricing model and recorded as an additional liability and amortized over the life of the loan. The pro forma effect of these items resulted in an increase to interest and amortization expense of $723,000 for the nine months ended September 30, 2015 and $972,000 for the year ended December 31, 2014.

September 30, 2015
(in thousands)
Sources
Term loan - required financing	$15,000
Uses
Term loan - Independent Bank	(16,421)
SOSventures exchange incentive	(500)
Net uses	$(1,921)

(6)	To accrue for estimated transaction costs of $2.0 million related to the merger with Brushy not reflected in the financial statements. No adjustments have been made to the unaudited pro forma statements of operations as these cost are non-recurring in nature.

(7)	To eliminate Brushy’s historical components of stockholder’s equity. This detail is provided below:

September 30, 2015
(in thousands)
Common stock	$13
Additional paid in capital	56,838
Accumulated deficit	(46,873)
Brushy’s historical stockholder’s equity	$9,978

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(8)	To record the issuance of Lilis common stock to Brushy in exchange for 100% of their outstanding shares outstanding.

September 30, 2015
(in thousands)

Common stock, $.0001 par value	$6
Additional paid in capital	9,176
Fair value of Lilis common stock issued to Brushy	$9,181

(9)	To adjust the historical depletion, depreciation and amortization (DD&A) provision to the estimated total for the combination of Lilis and Brushy under Full Cost method of accounting. The assets of Lilis at cost were combined with Brushy’s assets based on the fair market value of the oil and gas properties and other operating property and equipment of Brushy as the time of the merger. The DD&A was recalculated assuming the combined company’s assets under the Full Cost method of accounting. For evaluated oil and gas properties, the units of production method was applied consistent with the Full Cost method of accounting. For other property and equipment the assets were depreciated based upon the estimated useful life of the properties. This resulted in a decrease to DDA of $554,000 for the nine months ended September 30, 2015 and a decrease of $640,000 for the year ended December 31, 2015.

(10)	To eliminate exploration expenses that are capitalized to the oil and gas properties cost pool under the Full Cost method of accounting.

(11)	To adjust the income tax provision for the estimated efforts combining Lilis’ and Brushy’s operations and other, pre-tax pro forma adjustments (which were adjusted for income taxes using a combined federal and state tax rate of 37%. The pro forma net loss would have eliminated all tax expense except for the Texas franchise tax expense.

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DESCRIPTION OF LILIS CAPITAL STOCK

The following description of Lilis’s capital stock is derived from its articles of incorporation and bylaws as well as relevant provisions of applicable law. Lilis’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, 10,000,000 shares of preferred stock, par value $0.0001 per share and 7,000 shares of conditionally redeemable 6% preferred stock, par value $0.0001.

Common Stock

Except as otherwise required by law or provided in any designation of rights of preferred stock, the holders of Lilis’s common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of preferred stock, amendments to Lilis’s articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Lilis’s articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Authorized but Unissued Shares

The authorized but unissued shares of common stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules. Additional authorized but unissued shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Listing

Lilis’s common stock is listed on the Nasdaq Stock Market under the trading symbol “LLEX.”

Transfer Agent and Registrar

The transfer agent and registrar of Lilis’s common stock is Corporate Stock Transfer, Inc., located at 3200 E. Cherry Creek Drive South, #430, Denver, CO 80209, telephone: 303-282-4800.

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FUTURE STOCKHOLDER PROPOSALS

Lilis

In connection with the requirements of Rule 14a-8 of the Exchange Act, in order for a stockholder to submit a proposal for action before a special meeting, and wishes to have such proposal, or a Rule 14a-8 Proposal, included in Lilis’s proxy materials, must submit such Rule 14a-8 Proposal to Lilis at its principal executive offices in a reasonable time before Lilis begins to print and send its proxy materials. As of [________], 2016, Lilis’s Corporate Secretary had not received any such notices.

Any stockholder of Lilis who desires to submit a Rule 14a-8 Proposal for action at the 2016 annual meeting of stockholders, including the nomination of directors, and wishes to have such Rule 14a-8 Proposal included in Lilis’s proxy materials, must submit such Rule 14a-8 Proposal to Lilis at its principal executive offices no later than 120 calendar days before the date of Lilis’s proxy statement released to stockholders in connection with the previous year’s annual meeting unless Lilis notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by Lilis and proper for stockholder action (and otherwise proper) will be included in Lilis’s proxy materials.

Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 for the 2016 annual meeting of stockholders will be considered untimely unless received by us no later than 45 days before the anniversary of the date on which we first sent our proxy materials for Lilis’s 2015 annual meeting, which took place on December 29, 2015. In addition, if a stockholder intends to present a proposal or director nomination at an annual meeting without including the proposal in the proxy materials related to that meeting, and if the proposal does not comply with the applicable requirements for inclusion under Rule 14a-8 of the Exchange Act, then the proxy or proxies designated by Lilis’s board of directors for that meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Any notices regarding stockholder proposals must be received by Lilis at its principal executive offices at 216 16th Street, Suite #1350, Denver, CO 80202, Attention: Corporate Secretary.

Brushy

Brushy’s Amended and Restated Bylaws, or Bylaws, contains Article II, Section 5 which govern the submission of stockholder proposals.

Under the Bylaws, any stockholder who wishes to present a proposal and who wishes to have it set forth in any proxy or information statement prepared by Brushy, must deliver such proposal to Brushy’s secretary at Brushy’s principal executive offices and must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act. Under Rule 14a-8, such proposal must be submitted to Brushy’s Secretary at Brushy’s principal executive office so that the secretary receives it not less than 120 calendar days before the date Brushy’s proxy statement is released to shareholders in connection with the previous year’s annual meeting. However, if the date of the 2016 annual meeting of shareholders is changed by more than 30 days from July 31, 2015, the deadline is a reasonable time prior to our printing of the proxy materials, which deadline will be communicated to the shareholders in our public filings. If a proposal is sought to be presented at an annual meeting of stockholders, but is not submitted for inclusion in that proxy or information statement, the stockholder must deliver or mail a notice of the stockholder proposal, together with all required information, to Brushy’s secretary, which notice must be received at Brushy’s principal executive offices and must comply with the requirements set forth in the Bylaws.

In order to be eligible to submit a stockholder proposal notice, the stockholder must be a stockholder of record at the time of giving the notice of the proposal and entitled to vote at the meeting. The stockholder proposal notice must be made by SEC filing or news announcement (as defined in the Bylaws ) and must set forth for each matter proposed to be brought before the meeting. Brushy may exclude a stockholder proposal after it has notified the proposing stockholder in writing of the proposal’s deficiency, and the proposing stockholder failed adequately to correct it. Brushy has 14 calendar days to provide the deficiency notice and the proposing stockholder has 14 calendar days to provide the response in writing. Brushy does not need to provide the proposing stockholder such notice of a deficiency if the deficiency cannot be remedied, such as if the failure to submit a proposal by Brushy’s properly determined deadline. If Brushy intends to exclude the stockholder proposal, it must submit a request to exclude the stockholder proposal to the SEC stating the reasons within 80 days before the date of its definitive proxy statement while simultaneously providing the proposing stockholder a copy of the request. The proposing stockholder can, but is not required to, submit a response to the request.

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PROPOSAL 2: TO APPROVE AND ADOPT THE LILIS ENERGY, INC. 2016 OMNIBUS INCENTIVE PLAN

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

At the Lilis special meeting, Lilis stockholders will be asked to approve the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, which we refer to as the 2016 Plan, which is attached to this joint proxy statement/prospectus as Annex E.

Background

On [________], 2016, the Lilis board of directors, which we refer to as the Lilis Board, approved, subject to stockholder approval, the 2016 Plan. If the 2016 Plan is approved by our stockholders, it will authorize the issuance of [________] shares of Lilis common stock. The 2016 Plan will replace the Lilis Energy, Inc. 2012 Equity Incentive Plan (formerly the Recovery Energy, Inc. 2012 Equity Incentive Plan), which is referred to as the Prior Plan, and no new awards will be granted under the Prior Plan. Any awards outstanding under the Prior Plan on the date of stockholder approval of the 2016 Plan will remain subject to and be paid under the Prior Plan, and any shares subject to outstanding awards under the Prior Plan that subsequently cease to be subject to such awards (other than by reason of settlement of the awards in shares) will automatically become available for issuance under the 2016 Plan.

The Lilis Board recommends that stockholders approve the 2016 Plan. The purpose of the 2016 Plan is to enhance Lilis’s ability to attract and retain highly qualified officers, non-employee directors, key employees, consultants and advisors, and to motivate such service providers to serve Lilis and to expend maximum effort to improve the business results and earnings of Lilis, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of Lilis. The 2016 Plan also allows Lilis to promote greater ownership in Lilis by such service providers in order to align their interests more closely with the interests of Lilis’s stockholders. Stockholder approval of the 2016 Plan will also enable Lilis to grant awards under the 2016 Plan that are designed to qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and to enable Lilis to design both cash-based and equity-based awards intended to be fully deductible as “performance-based compensation” under Code Section 162(m). As compared to the Prior Plan, the 2016 Plan will provide Lilis with greater flexibility as to the types of incentive compensation awards that it may provide, including awards of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards and cash-based incentive awards.

Under Code Section 162(m), we may be prohibited from deducting compensation paid to “covered employees” in excess of $1 million per person in any year. “Covered employees” are defined as the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). Compensation that qualifies as “performance-based” is not subject to the $1 million limit. In general, one of the requirements that must be satisfied to qualify as “performance-based” compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our stockholders, generally at least once every five years. For purposes of Code Section 162(m), the material terms of the performance goals generally include (1) the individuals eligible to receive compensation upon achievement of performance goals, (2) a description of the business criteria on which the performance goals may be based and (3) the maximum amount that can be paid to an individual upon attainment of the performance goals. By approving the 2016 Plan, stockholders also will be approving the material terms of the performance goals under the 2016 Plan. The material terms of the performance goals for the 2016 Plan are disclosed below under “Summary of the 2016 Plan.” Although stockholder approval of the 2016 Plan will provide flexibility to grant awards under the 2016 Plan that qualify as “performance-based” compensation under Code Section 162(m), we retain the ability to grant awards under the 2016 Plan that do not qualify as “performance-based” compensation under Code Section 162(m).

Key Features

The following features of the 2016 Plan are intended to protect the interests of our stockholders:

●	Clawback. Awards granted under the 2016 Plan are subject to any then current compensation recovery or clawback policy of Lilis that applies to awards under the 2016 Plan and all applicable laws requiring the clawback of compensation.

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●	No evergreen provision. The 2016 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the 2016 Plan will be automatically replenished.

●	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right (SAR) is 10 years.

●	No repricing or grant of discounted stock options. The 2016 Plan does not permit the repricing of options or SARs either by amending an existing award or by substituting a new award at a lower price. The 2016 Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of our common stock on the date of grant.

●	Double-trigger acceleration. Under the 2016 Plan we do not accelerate vesting of awards that are assumed or replaced by the resulting entity after a change in control unless an employee’s employment is also terminated by Lilis without cause or by the employee with good reason within two years of the change in control.

●	No transferability. 2016 Plan awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.
●	No automatic grants. The 2016 Plan does not provide for automatic grants to any participant.
●	Tax deductible awards. The 2016 Plan provides flexibility to grant awards that qualify as “performance-based” compensation under Code Section 162(m).

●	Dividends. We do not pay dividends or dividend equivalents on stock options, SARs or unearned performance shares under the 2016 Plan.

●	Multiple award types. The 2016 Plan permits the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock units, restricted stock awards and other types of equity grants, subject to the share limits of the 2016 Plan. This breadth of award types will enable the Compensation Committee to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.
●	Independent oversight. The 2016 Plan is administered by the Compensation Committee, which is comprised of independent Lilis Board members.

Summary of the 2016 Plan

The principal features of the 2016 Plan are summarized below. The following summary of the 2016 Plan does not purport to be a complete description of all of the provisions of the 2016 Plan. It is qualified in its entirety by reference to the complete text of the 2016 Plan, which is attached to this joint proxy statement/prospectus as Annex E.

Eligibility

Awards may be granted under the 2016 Plan to officers, employees, directors, consultants and advisors of Lilis and its affiliates. Incentive stock options may be granted only to employees of Lilis or its subsidiaries.

Administration

The 2016 Plan may be administered by the Lilis Board or the Compensation Committee. The Compensation Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted and the terms and conditions of such awards.

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Number of Authorized Shares

The number of shares of common stock authorized for issuance under the 2016 Plan is [________] shares, representing [________]% of the fully diluted Lilis common stock outstanding as of date of the merger. In addition, as of the date of stockholder approval of the 2016 Plan, any awards then outstanding under the Prior Plan will remain subject to and be paid under the Prior Plan and any shares then subject to outstanding awards under the Prior Plan that subsequently expire, terminate or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the 2016 Plan. Up to [________] shares may be granted as incentive stock options under Code Section 422. The shares of common stock issuable under the 2016 Plan will consist of authorized and unissued shares, treasury shares or shares purchased on the open market or otherwise.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2016 Plan and thereafter are forfeited to Lilis, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of common stock available for grant under the 2016 Plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the 2016 Plan: (1) the payment in cash of dividends or dividend equivalents under any outstanding award, (2) any award that is settled in cash rather than by issuance of shares of common stock, (3) shares surrendered or tendered in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award or (4) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Awards to Non-employee Directors

The maximum number of shares subject to awards under the 2016 Plan granted during any calendar year to any non-employee member of the Lilis Board, taken together with any cash fees paid during the fiscal year, may not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).

Adjustments

If certain changes in our common stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in our common stock without receipt of consideration by Lilis, or if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by Lilis, the number and kind of securities for which stock options and other stock-based awards may be made under the 2016 Plan, including the individual award limits for “performance-based” compensation under Code Section 162(m), will be equitably adjusted by Lilis. In addition, if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by Lilis, the number and kind of securities subject to any outstanding awards and the exercise price of any outstanding stock options or SARs will be equitably adjusted by Lilis.

Types of Awards

The 2016 Plan permits the granting of any or all of the following types of awards:

●	Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Compensation Committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. The Compensation Committee sets exercise prices and terms and conditions, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Compensation Committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, the Compensation Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed 10 years) and other conditions on exercise.

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●	Stock Appreciation Rights. The Compensation Committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2016 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Compensation Committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.

●	Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. The Compensation Committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units (RSUs), which represent the right to receive shares of our common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Compensation Committee’s discretion. The restrictions may be based on continuous service with Lilis or the attainment of specified performance goals, as determined by the Compensation Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. The Compensation Committee may also grant other types of equity or equity-based awards subject to the terms and conditions of the 2016 Plan and any other terms and conditions determined by the Compensation Committee.

●	Performance Awards. The Compensation Committee may grant performance awards, which entitle participants to receive a payment from us, the amount of which is based on the attainment of performance goals established by the Compensation Committee over a specified award period. Performance awards may be denominated in shares of common stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. Cash-based performance awards include annual incentive awards.

No Repricing

Without stockholder approval, the Compensation Committee is not authorized to (1) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2016 Plan, such as stock splits, (2) take any other action that is treated as a repricing under generally accepted accounting principles or (3) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, RSUs or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

All cash and equity awards granted under the 2016 Plan will be subject to all applicable laws regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such laws, any policies we adopt to implement such requirements, and any other compensation recovery policies as we may adopt from time to time.

Performance-Based Compensation under Section 162(m)

Performance Goals and Criteria. Under Code Section 162(m), we may be prohibited from deducting compensation paid to our principal executive officer and our three other most highly compensated executive officers (other than our principal financial officer) in excess of $1 million per person in any year. However, compensation that qualifies as “performance-based” is not subject to the $1 million limit.

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If the Compensation Committee intends to qualify an award under the 2016 Plan as “performance-based” compensation under Code Section 162(m), the performance goals selected by the Compensation Committee may be based on the attainment of specified levels of one, or any combination, of the following performance criteria (or any derivation thereof) for Lilis on a consolidated basis, and/or specified subsidiaries or business units, as reported or calculated by Lilis (except with respect to the total stockholder return and earnings per share criteria):

(1)	cash flow;
(2)	earnings per share, as adjusted for any stock split, stock dividend or other recapitalization;
(3)	earnings measures (including EBIT and EBITDA);
(4)	return on equity;
(5)	total stockholder return;
(6)	share price performance, as adjusted for any stock split, stock dividend or other recapitalization;
(7)	return on capital;
(8)	revenue;
(9)	income;
(10)	profit margin;
(11)	return on operating revenue;
(12)	brand recognition/acceptance;
(13)	customer metrics (including customer satisfaction, customer retention, customer profitability or customer contract terms);
(14)	productivity;
(15)	expense targets;
(16)	market share;
(17)	cost control measures;
(18)	balance sheet metrics;
(19)	strategic initiatives;
(20)	implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction;
(21)	return on assets;
(22)	growth in net sales;
(23)	the ratio of net sales to net working capital;
(24)	stockholder value added;
(25)	improvement in management of working capital items (inventory, accounts receivable or accounts payable);
(26)	sales from newly-introduced products;
(27)	successful completion of, or achievement of milestones or objectives related to, financing or capital raising transactions, strategic acquisitions or divestitures, joint ventures, partnerships, collaborations or other transactions;
(28)	product quality, safety, productivity, yield or reliability (on time and complete orders);
(29)	funds from operations;
(30)	regulatory body approval for commercialization of a product;
(31)	debt levels or reduction or debt ratios;
(32)	economic value;
(33)	operating efficiency;
(34)	research and development achievements; or
(35)	any combination of the forgoing business criteria. The Compensation Committee can also select any derivations of these business criteria (e.g., income will include pre-tax income, net income, operating income).

Performance goals may, in the discretion of the Compensation Committee, be established on a company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative to the performance of one or more comparable companies or indices.

The Compensation Committee may determine at the time that the performance goals are established the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses and other extraordinary, unusual or non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in our financial statements or other SEC filings).

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In addition, compensation realized from the exercise of options and SARs granted under the 2016 Plan is intended to meet the requirements of the performance-based compensation exception under Code Section 162(m). These awards must have an exercise price equal at least to fair market value at the date of grant, are granted to covered individuals by a Compensation Committee consisting of at least two outside directors, and the 2016 Plan limits the number of shares that may be the subject of awards granted to any individual during any calendar year.

Limitations. Subject to certain adjustments for changes in our corporate or capital structure described above, participants who are granted awards intended to qualify as “performance-based” compensation under Code Section 162(m) may not be granted stock options or SARs for more than 10 million shares in any calendar year or more than 10 million shares for all share-based awards that are performance awards in any calendar year. The maximum dollar value granted to any participant pursuant to that portion of a cash award granted under the 2016 Plan for any calendar year to any employee that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) may not exceed $10 million for an annual incentive award and $10 million for all other cash-based awards.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

Change in Control

Effect of Change in Control. Under the 2016 Plan, in the event of a change in control (as defined in the 2016 Plan), outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that stockholders receive in the change in control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions and performance criteria applicable to the awards before the change in control, unless otherwise determined by the Compensation Committee. In connection with a change in control, outstanding stock options and SARs can be cancelled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the option or SARs exercise price.

Subject to the terms and conditions of the applicable award agreements, awards granted to non-employee directors will fully vest on an accelerated basis, and any performance goals will be deemed to be satisfied at target. For awards granted to all other service providers, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity.

●	For awards that are not assumed, converted or replaced, the awards will vest upon the change in control. For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.

●	For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms and conditions. In addition, the awards will vest if the award recipient has a separation from service within two years after a change in control other than for “cause” or by the award recipient for “good reason” (each as defined in the applicable award agreement). For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the separation from service.

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Term, Termination and Amendment of the 2016 Plan

Unless earlier terminated by the Lilis Board, the 2016 Plan will terminate, and no further awards may be granted, 10 years after the date on which it is approved by stockholders. The Lilis Board may amend, suspend or terminate the 2016 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2016 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

New Plan Benefits

A new plan benefits table for the 2016 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2016 Plan if the 2016 Plan was then in effect, as described in the SEC proxy rules, are not provided because all awards made under the 2016 Plan will be made at the Compensation Committee’s discretion, subject to the terms and conditions of the 2016 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2016 Plan are not determinable at this time.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 regarding the number of shares of Lilis common stock that may be issued under the equity compensation plans of Lilis:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,729,708	(1)	$1.37	[●]	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	7,729,708	(1)	$1.37	[●]	(2)

(1)	Reflects [●] stock options outstanding under the Lilis Energy, Inc. 2012 Equity Incentive Plan (formerly the Recovery Energy, Inc. 2012 Equity Incentive Plan).
(2)	All securities reflected in this column are available for issuance under the Lilis Energy, Inc. 2012 Equity Incentive Plan.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2016 Plan generally applicable to Lilis and to participants in the 2016 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this joint proxy statement/prospectus, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

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Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (1) one year from the date the participant exercised the option and (2) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Stock Awards, Restricted Stock Units, and Performance Awards. A participant generally will not have taxable income upon the grant of restricted stock, RSUs or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock or Cash-Based Awards. The U.S. federal income tax consequences of other stock- or cash- based awards will depend upon the specific terms and conditions of each award.

Tax Consequences to Lilis. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Code Section 409A. We intend that awards granted under the 2016 Plan will comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2016 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2016 Plan until all tax withholding obligations are satisfied.

Vote Required for Approval

Approval of this Proposal 2 requires the affirmative vote of a majority of the votes of Lilis common stock present in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE LILIS BOARD UNANIMOUSLY RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE LILIS ENERGY, INC. 2016 OMNIBUS INCENTIVE PLAN.

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PROPOSAL 3: TO APPROVE THE FULL CONVERSION OF LILIS’S OUTSTANDING 8% SENIOR
SECURED CONVERTIBLE DEBENTURES

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

At the Lilis special meeting, Lilis stockholders will be asked to approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures. A copy of the Conversion Agreement, defined below, is attached to this joint proxy statement/prospectus as Annex G.

General

In February 2011, we completed a private placement of $8.4 million aggregate principal amount of our 8% Senior Secured Convertible Debentures, or our 8% convertible debentures, secured by mortgages on several of our properties. T.R. Winston & Company LLC acted as placement agent and collateral agent for the private placement. In March 2012, we entered into agreements with some of the existing holders of our 8% convertible debentures to issue up to $5.0 million in additional 8% convertible debentures on substantially the same terms as the original offering in February 2011, and we ultimately received approximately $3.04 million of proceeds from this offering. In August 2012, we issued an additional $1.96 million of our 8% convertible debentures in order to renegotiate the terms of the March 2012 8% convertible debenture offering. In April 2013, we received approval from our existing 8% convertible debenture holders to issue up to $5.0 million of additional 8% convertible debentures with terms substantially identical to our outstanding 8% convertible debentures, and we ultimately received approximately $2.2 million from this offering. As a result of these offerings, we had outstanding an aggregate principal amount of approximately $[15.8] million of 8% convertible debentures.

On January 31, 2014, we entered into a debenture conversion agreement with certain holders of the outstanding 8% convertible debentures pursuant to which, among other things, the parties agreed to convert $9 million of the approximately $[15.8] million outstanding principal and accrued and unpaid interest into shares of our common stock at a conversion price of $2.00 per share, which was an amount equal to 19.9% of the outstanding shares of our common stock. Each holder of the 8% convertible debentures received one warrant to purchase one share of our common stock at an exercise price equal to $2.50 per share, with an exercise term of three years.

On December 29, 2015, we entered into a second debenture conversion agreement, or the Conversion Agreement, with T.R. Winston & Company LLC, acting as placement agent and collateral agent, and the following remaining and outstanding 8% convertible debenture holders: (i) The Runnels Family Trust DTD 1-11-2000, (ii) Jonathan & Nancy Glaser Family Trust DTD 12-16-98, (iii) Wallington Investment Holdings, Ltd., (iv) EZ Colony Partners, LLC, (v) Steven B. Dunn & Laura Dunn Revocable Trust DTD 10/28/10, and (vi) EMSE LLC. Pursuant to the Conversion Agreement, each of these 8% convertible debenture holders will convert an aggregate principal amount of $6,846,465 of 8% convertible debentures into shares of our common stock by dividing the aggregate principal amount of such holder’s aggregate principal amount by $0.50, which will result in the issuance of 13,692,930 shares of our common stock.

Pursuant to the merger agreement and as a condition to the closing of the merger, we must effect the conversion of our outstanding 8% convertible debentures into an aggregate of 13,692,930 shares of our common stock. The Lilis Board has approved and recommends to our stockholders to approve the full conversion of our outstanding 8% convertible debentures as set forth in this Proposal 3.

The conversion price and number of shares of our common stock issuable upon conversion of our outstanding 8% convertible debenture discussed in this Proposal 3 does not give effect to the reverse stock split of our common stock as described in Proposal 6.

Purpose and Effect of the Conversion of 8% Convertible Debentures

The primary purpose of the conversion of the aggregate principal amount of $6,846,465 outstanding of our 8% convertible debentures into 13,692,930 shares of common stock is to satisfy the condition to closing as set forth in the merger agreement, as well as to effect the terms of the signed, definitive Conversion Agreement. Without approval of this Proposal 3, we may not be able to consummate the proposed merger with Brushy.

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By way of illustrative example, the impact of such conversion on the number of shares of our common stock issued and outstanding would be as follows:

Number of Shares of Common Stock Outstanding Immediately Prior to the Conversion of Debentures Pursuant to the Conversion Agreement on December 29, 2015(1)(2)	Number of Shares of Common Stock Outstanding Immediately Following the Conversion of Debentures Pursuant to the Conversion Agreement on December 29, 2015(1)(2)
28,783,255	42,476,185

(1)	Does not take into effect the reverse stock split as contemplated by Proposal 6.
(2)	Does not take into effect the issuance of shares in the merger, conversion of our Series A 8% Convertible Preferred Stock as contemplated by Proposal 5, or exercise of any outstanding options or warrants.

The conversion of the 8% convertible debentures into 13,692,930 shares of our common stock will significantly dilute the current holders of our common stock as a result. Our common stockholders do not have preemptive rights to subscribe for additional shares of our common stock when issued, which means that our current common stockholders do not have a prior right to purchase any newly-issued shares of common stock in order to maintain their proportionate ownership of our common stock.

If this Proposal 3 is approved by the required vote of our stockholders, we intend to apply for listing and registration of the common stock issued to the holders of the 8% convertible debentures upon conversion pursuant to the Conversion Agreement and the terms of the 8% convertible debentures.

Why We Need Stockholder Approval

Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, which may result in the issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding prior to the issuance for less than the greater of book or market value. Although the conversion price of $0.50 is greater than the current trading price of our common stock, it is less than the trading price of our common stock on the date of issuance of the 8% convertible debentures. As contemplated, the 13,692,930 shares of our common stock to be issued in connection with the debenture conversion is approximately 47.6% of our outstanding common stock as of the date of this joint proxy statement/prospectus.

Accordingly, in order to comply with Nasdaq Listing Rules, we may not convert the outstanding 8% convertible debentures as set forth in this Proposal 3 until stockholder approval is obtained.

Consequences if the Conversion of 8% Convertible Debentures is Not Approved

The conversion of all of our 8% convertible debentures into our common stock is a condition for us to consummate the proposed merger with Brushy. If this Proposal 3 is not approved, we may not be able to close the proposed merger with Brushy as intended, which may have a material adverse effect on our business.

Further Information

The terms of the 8% convertible debentures and the debenture conversion agreement are complex and only briefly summarized above. For further information on the 8% convertible debentures and the debenture conversion agreement, please refer to Annex G and H of this joint proxy statement/prospectus and our SEC filings and the transaction documents filed as exhibits to such reports, which may be viewed on the SEC’s website at www.sec.gov.

Vote Required for Approval

Approval of this Proposal 3 requires the affirmative vote of a majority of the votes of Lilis common stock present in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE LILIS BOARD UNANIMOUSLY RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE CONVERSION OF OUR OUTSTANDING 8% SENIOR SECURED CONVERTIBLE DEBENTURES.

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PROPOSAL 4: TO AMEND LILIS’S CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND
LIMITATIONS OF SERIES A 8% CONVERTIBLE PREFERRED STOCK

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

At the Lilis special meeting, holders of our Series A 8% Convertible Preferred Stock, or the Series A 8% preferred stock, will be asked to approve the amendment to our Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, or our certificate of designation, to (i) reduce the conversion price of our Series A 8% preferred stock and (ii) to provide for the automatic conversion of our Series A 8% preferred stock upon certain triggering events. The form of amendment to our certificate of designation is attached to this joint proxy statement/prospectus as Annex F.

General

The Lilis Board recommends the approval of this Proposal 4 to amend our certificate of designation. The amendment to our certificate of designation provides for the reduction in the conversion price of our Series A 8% preferred stock from $2.41 per share to $0.50 per share. In addition, the amendment to our certificate of designation also provides for the automatic conversion of our Series A 8% preferred stock into shares of our common stock upon the occurrence of the later of (i) the receipt of the requisite approval by the common stockholders of the proposal to approve the issuance of common stock upon the automatic conversion of the Series A 8% preferred stock, as described in Proposal 5, and (ii) the closing of the proposed merger with Brushy, which we refer as the automatic conversion.

It is a condition to the closing of the proposed merger with Brushy to effect the conversion of our Series A 8% preferred stock into 15,000,000 shares of our common stock. The form of the amendment to our certificate of designation relating to this Proposal 4 is attached to this joint proxy statement/prospectus as Annex F. The conversion price and number of shares of our common stock issuable upon conversion of our Series A 8% preferred stock discussed in this Proposal 4 does not give effect to the reverse stock split of our common stock as described in Proposal 6.

Purpose and Effect of the Amendment to Our Certificate of Designation

The primary purpose of amending our certificate of designation to reduce the conversion price of our Series A 8% preferred stock and to provide for the automatic conversion of our Series A 8% preferred stock upon certain events is to satisfy the condition to closing as set forth in the merger agreement. Without approval of this Proposal 4 and the resulting amendment to our certificate of designation, we may not be able to consummate the proposed merger with Brushy.

As of the date of this joint proxy statement/prospectus, the conversion price of our Series A 8% preferred stock is $2.41 per share. If this Proposal 4 is approved, and without giving effect to the proposed reverse stock split as described in Proposal 6, the conversion price of our Series A 8% preferred stock will be reduced from $2.41 per share to $0.50 per share.

Pursuant to our certificate of designation, shares of our Series A 8% preferred stock will convert into that number of shares of our common stock determined by dividing the stated value of such share of Series A 8% preferred stock, which is $1,000 per share, by the then effective Series A 8 % conversion price, which is presently $2.41. As a result, each share of Series A 8% preferred stock would convert into approximately 415 shares of our common stock, rounded up to the nearest whole share. As of the date of this joint proxy statement/prospectus, 7,500 shares of Series A 8% preferred stock are issued and outstanding, which would result in the issuance of approximately 3,112,500 shares of our common stock upon conversion of our Series A 8% preferred stock. This figure would not satisfy the condition to closing the proposed merger with Brushy, which increases the risk in failing to close the proposed merger as intended.

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After giving effect to the new conversion price of $0.50 per share, each share of Series A 8% preferred stock would convert into 2,000 shares of our common stock, which would result in the issuance of 15,000,000 shares of our common stock upon conversion of our Series A 8% preferred stock. Such reduction in the conversion price of our Series A 8% preferred stock will significantly increase the number of shares of our common stock that are issuable to holders of our Series A 8% preferred stock, upon conversion thereof, and the holders of our common stock will be significantly diluted as a result. Our common stockholders do not have preemptive rights to subscribe for additional shares of our common stock when issued, which means that our current common stockholders do not have a prior right to purchase any newly-issued shares of common stock in order to maintain their proportionate ownership of our common stock. In exchange for the reduction in conversion price, all accrued but unpaid dividends will be forfeited.

Assuming this Proposal 4 is approved and our Series A 8% preferred stock is converted into common stock upon the automatic conversion at the reduced conversion price of $0.50 per share, the impact of such conversion on the number of shares of our common stock issued and outstanding would be as follows:

Number of Shares of Common Stock Outstanding Immediately Prior to the Conversion of Series A 8% Preferred Stock (1)(2)	Number of Shares of Common Stock Outstanding Immediately Following the Conversion of Series A 8% Preferred Stock (1)(2)(3)
28,783,255	43,783,255

(1)	Does not take into effect the reverse stock split as contemplated by Proposal 6.
(2)	Does not take into effect the issuance of shares in the merger, conversion of our 8% convertible debentures as contemplated by Proposal 3, or exercise of any outstanding options or warrants.
(3)	Does not take into effect, in the case of our Series A 8% preferred stock, accrued and unpaid dividends being forfeited.

Our Series A 8% preferred stock contains rights, preferences and privileges that are not afforded to holders of our common stock, such as dividend rights, redemption rights and liquidation preferences. Holders of our Series A 8% preferred stock are entitled to receive a dividend of 8.0% per annum and such dividends are paid in cash or through the issuance of additional shares of Series A 8% preferred stock. Without the amendment to our certificate of designation as described in this Proposal 4, our Series A 8% preferred stock is only convertible at the option of the holder thereof at any time and from time to time.

As discussed further in Proposal 5, Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, which may result in the issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding prior to the issuance for less than the greater of book or market value. The conversion of our Series A 8% preferred stock into shares of our common stock will exceed 20% or more of our common stock, and will consequently require approval by our common stockholders. As such, in order to issue shares of common stock upon the conversion of our Series A 8% preferred stock as described in this Proposal 4, our common stockholders must approve and adopt Proposal 5.

Assuming Proposals 4 and 5 are approved, immediately upon the effectiveness of the filing of the amendment to our certificate of designation with the Office of the Secretary of State of the State of Nevada with respect to this Proposal 4, and in connection with the condition to close the proposed merger with Brushy, our Series A 8% preferred stock will convert into common stock at a conversion price of $0.50 per share. As a result, the shares of Series A 8% preferred stock will be initially convertible into approximately 15,000,000 shares of our common stock. Upon such conversion, we will eliminate any future dividend requirements, redemption rights and liquidation preferences, since our Series A 8% preferred stock will no longer be outstanding. Thus, in order to satisfy the closing condition and to consummate the proposed merger with Brushy, the Lilis Board believes it is in the best interests of Lilis and our stockholders to reduce the conversion price of our Series A 8% preferred stock to $0.50 per share, and to provide for the automatic conversion of the Series A 8% preferred stock upon an automatic conversion event.

Why We Need Stockholder Approval

Pursuant to Section 4 of our certificate of designation, the holders of our Series A 8% preferred stock are entitled to vote on any alteration or amendment to our certificate of designation. This Proposal 4 discusses the amendment to our certificate of designation to reduce the conversion price of our Series A 8% preferred stock and to provide for the automatic conversion of our Series A 8% preferred stock upon an automatic conversion event. As such, in order to adopt the amendment to our certificate of designation, we must receive approval of this Proposal 4 from the holders of our Series A 8% preferred stock.

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Consequences if this Proposal 4 is Not Approved

The conversion of all of our outstanding shares of Series A 8% preferred stock into our common stock is a condition for us to consummate the proposed merger with Brushy. If this Proposal 4 is not approved, we may not be able to consummate the proposed merger with Brushy as intended, which may have a material adverse effect on our business.

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in the proposal as a result of their ownership of shares of our Series A 8% preferred stock, as set forth in the table below:

Beneficial Owner	Number of Preferred Shares	Common Stock Issuable Upon Conversion of Series A 8% Preferred Stock
Nuno Brandolini	100	200,000
General Merrill McPeak	250	500,000
Abraham Mirman	250	500,000
Ronald D. Ormand	500	1,000,000

Further Information

The terms of our certificate of designation are complex and only briefly summarized above. For further information on our certificate of designation, please refer to Annex F of this joint proxy statement/prospectus and our SEC filings, which may be viewed on the SEC’s website at www.sec.gov.

Vote Required for Approval

Approval of this Proposal 4 requires the affirmative vote of a majority of all issued and outstanding shares of our Series A 8% preferred stock. Failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

THE LILIS BOARD UNANIMOUSLY RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND LILIS’S CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES A 8% CONVERTIBLE PREFERRED STOCK.

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PROPOSAL 5: TO APPROVE THE FULL CONVERSION OF LILIS’S OUTSTANDING SERIES A 8%
CONVERTIBLE PREFERRED STOCK

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

At the Lilis special meeting, Lilis stockholders will be asked to approve the full conversion of our Series A 8% Convertible Preferred Stock, or the Series A 8% preferred stock, upon the terms and conditions set forth in the proposed amendment to our Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, or our certificate of designation, as more fully discussed in Proposal 4. . The form of amendment to our certificate of designation is attached to this joint proxy statement/prospectus as Annex F.

General

Pursuant to the merger agreement and as a condition to the closing of the merger, we must effect the conversion of our Series A 8% preferred stock into an aggregate of 15,000,000 shares of our common stock. The Lilis Board has approved and recommends to our stockholders to approve the full conversion of our Series A 8% preferred stock as set forth in this Proposal 5.

As discussed in Proposal 4, the amendment to our certificate of designation provides for the reduction in the conversion price of our Series A 8% preferred stock from $2.41 per share to $0.50 per share. In addition, the amendment to our certificate of designation also provides for the automatic conversion of our Series A 8% preferred stock into shares of our common stock upon the occurrence of the later of (i) the receipt of the requisite approval by the common stockholders of this Proposal 5 to approve the issuance of common stock upon the automatic conversion of the Series A 8% preferred stock, and (ii) the closing of the proposed merger with Brushy, which we refer as the automatic conversion.

As a result, if the holders of our Series A 8% preferred stock approve and adopt the amendment to our certificate of designation, and if this Proposal 5 is approved, then upon an automatic conversion, an aggregate of 7,500 shares of our Series A 8% preferred stock will automatically convert into shares of our common stock by dividing the stated value of such share of Series A 8% preferred stock, which is $1,000 per share, by the reduced Series A 8 % conversion price of $0.50, which will result in the issuance of 15,000,000 shares of our common stock.

The conversion price and number of shares of our common stock issuable upon conversion of our Series A 8% preferred stock discussed in this Proposal 5 does not give effect to the reverse stock split of our common stock as described in Proposal 6.

Purpose and Effect of the Conversion of 8% Convertible Debentures

The primary purpose of the conversion of the outstanding shares of our Series A 8% preferred stock into 15,000,000 shares of common stock is to satisfy the condition to closing as set forth in the merger agreement. Without approval of this Proposal 5, we may not be able to consummate the proposed merger with Brushy.

By way of illustrative example, the impact of such conversion on the number of shares of our common stock issued and outstanding would be as follows:

Number of Shares of Common Stock Outstanding Immediately Prior to the Conversion of our Series A 8% Preferred Stock (1)(2)	Number of Shares of Common Stock Outstanding Immediately Following the Conversion of our Series A 8% Preferred Stock (1)(2)
28,783,255	43,783,255

(1)	Does not take into effect the reverse stock split as contemplated by Proposal 6.
(2)	Does not take into effect the issuance of shares in the merger, conversion of our outstanding 8% convertible debentures as contemplated by Proposal 3, or exercise of any outstanding options or warrants.

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The conversion of our Series A 8% preferred stock into 15,000,000 shares of our common stock will significantly dilute the current holders of our common stock as a result. Our common stockholders do not have preemptive rights to subscribe for additional shares of our common stock when issued, which means that our current common stockholders do not have a prior right to purchase any newly-issued shares of common stock in order to maintain their proportionate ownership of our common stock.

If this Proposal 5 is approved by the required vote of our stockholders, we intend to apply for listing and registration of the common stock issued to the holders of our Series A 8% preferred stock upon conversion pursuant to the amendment to our certificate of designation, which is attached to this joint proxy statement/prospectus as Annex F.

Why We Need Stockholder Approval

Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, which may result in the issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding prior to the issuance for less than the greater of book or market value. Although the Series A 8% preferred stock conversion price of $0.50 is greater than the current trading price of our common stock, it is less than the trading price of our common stock on the date of issuance of the Series A 8% preferred stock. As contemplated, the 15,000,000 shares of our common stock to be issued upon the conversion of our Series A 8% preferred stock is approximately 52.1% of our outstanding common stock as of the date of this joint proxy statement/prospectus.

Accordingly, in order to comply with Nasdaq Listing Rules, we may not convert our Series A 8% preferred stock as set forth in this Proposal 5 until the requisite stockholder approval is obtained.

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in the proposal as a result of their ownership of shares of our Series A 8% preferred stock, as set forth in the table below:

Beneficial Owner	Number of Preferred Shares	Common Stock Issuable Upon Conversion of Series A 8% Preferred Stock
Nuno Brandolini	100	200,000
General Merrill McPeak	250	500,000
Abraham Mirman	250	500,000
Ronald D. Ormand	500	1,000,000

Consequences if the Conversion of our Series A 8% Preferred Stock is Not Approved

The conversion of our 8% Series A 8% preferred stock into 15,000,000 shares of our common stock is a condition for us to consummate the proposed merger with Brushy. If this Proposal 5 is not approved, we may not be able to consummate the proposed merger with Brushy as intended, which may have a material adverse effect on our business.

Further Information

The terms of the conversion of our Series A 8% preferred stock as set forth in the amendment to our certificate of designation are complex and only briefly summarized above. For further information on the amendment to our certificate of designation, please refer to Annex F of this joint proxy statement/prospectus.

Vote Required for Approval

Approval of this Proposal 5 requires the affirmative vote of a majority of the votes of Lilis common stock present in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE LILIS BOARD UNANIMOUSLY RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE CONVERSION OF OUR OUTSTANDING SERIES A 8% CONVERTIBLE PREFERRED STOCK.

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PROPOSAL 6: TO RATIFY AND APPROVE A REVERSE STOCK SPLIT OF LILIS’S ISSUED AND
OUTSTANDING COMMON STOCK

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

At the Lilis special meeting, Lilis stockholders will be asked to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock.

General

On January [__], 2016, the Lilis Board approved resolutions to effect a reverse stock split, or the reverse stock split, of our issued and outstanding common stock at a ratio to be selected by the Lilis Board (or any authorized committee thereof) from within a range of between 1-for-5 and 1-for-10. The reverse stock split is a condition to the closing of the proposed merger with Brushy.

The actual number of outstanding shares of our common stock after giving effect to the reverse stock split will depend on the reverse stock split ratio that is ultimately determined by the Lilis Board. The Lilis Board believes that stockholder approval of a range of ratios (as opposed to approval of a specified ratio) would provide the Lilis Board with maximum flexibility to achieve the purposes of the reverse stock split and, therefore, is in the best interests of Lilis and its stockholders. In determining the reverse stock split ratio following stockholder adoption, the Lilis Board (or any authorized committee thereof) may consider, among other things, factors such as:

●	the historical trading price and trading volume of our common stock;

●	the number of shares of our common stock outstanding

●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;

●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

●	the continued listing requirements of the Nasdaq; and

●	prevailing general market and economic conditions.

Upon receiving stockholder approval of the reverse stock split, the Lilis Board will have the authority, but not the obligation, to elect in its sole discretion, without further action on the part of the stockholders, as it determines to be in the best interests of Lilis and our stockholders, to effect the reverse stock split and, if so, to determine the reverse stock split ratio from within the approved range of ratios above. The Lilis Board will determine the exact timing of the reverse stock split based on its evaluation as to when the filing would be the most advantageous to Lilis and our stockholders.

The following table provides estimates of the number of shares of Lilis common stock authorized, issued and outstanding, reserved for issuance and authorized but neither issued nor reserved for issuance at the following times: (i) prior to the reverse stock split and closing of the merger, (ii) assuming a 1-for-5 reverse stock split but prior to closing of the merger, (iii) assuming a 1-for-5 reverse stock split and the closing of the merger, (iv) assuming a 1-for-10 reverse stock split but prior to closing of the merger, and (v) assuming a 1-for-10 reverse stock split and the closing of the merger.

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	Number of Shares of Common Stock Authorized	Number of Shares Issued and Outstanding(1)	Percentage of Authorized Common Stock	Number of Shares Reserved For Issuance(1)
Prior to the Reverse Stock Split and Closing of the Merger:	100,000,000	56,551,185	56.3%	43,448,815
1-for-5 Reverse Stock Split
Prior to Closing of the Merger:	100,000,000	11,310,237	11.3%	88,689,763
After the Closing of the Merger:	100,000,000	22,620,474	22.6%	77,379,526
1-for-10 Reverse Stock Split
Prior to Closing of the Merger:	100,000,000	5,655,119	5.7%	94,344,881
After the Closing of the Merger:	100,000,000	11,310,237	11.3%	88,689,763

(1)

These estimates assume 56,551,185 shares of Lilis common stock issued and outstanding immediately prior to the closing of the merger, which was the number of shares issued and outstanding as of December 31, 2015.

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of our common stock will remain unchanged at $0.0001 per share. Additionally, the reverse stock split will not require a change in the number of authorized shares of our common stock. We have not entered into any plans or proposals to issue any of the shares that will be newly available following the reverse stock split. The Lilis Board is also mindful about the potential dilutive effect on existing stockholders. To effect the reverse stock split, we will need to file a Certificate of Change with the Office of the Secretary of State of the State of Nevada.

Reasons for the Reverse Stock Split

We believe that the reverse stock split will allow us to maintain our listing on the Nasdaq, and could provide other benefits resulting from the potential increase in the per share market price of our common stock.

On September 21, 2015, we received a notification letter from the Nasdaq advising that we had failed to maintain compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1), or the minimum bid price requirement, for continued listing of our common stock on the Nasdaq because the bid price of our common stock closed under $1.00 per share for 30 consecutive business days.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Nasdaq granted us a period of 180 calendar days, or until March 21, 2016, to regain compliance with the minimum bid price requirement. To do so, the bid price of our common stock must close at or above $1.00 per share for a minimum of 10 consecutive business days. In the event we do not regain compliance by March 21, 2016, we may be eligible for an additional 180 calendar day grace period if we apply to transfer the listing of our common stock to The Nasdaq Capital Market and satisfy the continued listing requirement for market value of publicly held shares and all other initial listing criteria for The Nasdaq Capital Market with the exception of the minimum bid price requirement, and provide written notice of our intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split if necessary.

If the Nasdaq staff determines that we have not timely cured the deficiency, or remained in compliance with the terms of our plan of compliance or if we are otherwise not eligible for such additional compliance period, Nasdaq will provide notice that our common stock will be subject to delisting. In the event of such notification, we may appeal the Nasdaq staff’s determination to delist our securities; however, the Nasdaq staff may not grant our request for continued listing.

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If we fail to satisfy the Nasdaq’s continued listing requirements, including the minimum bid price requirement, our common stock may be delisted from the Nasdaq. The delisting of our common stock would result in the trading of our common stock on the over-the-counter markets such as the OTC Bulletin Board or OTC Markets Group Inc. (formerly known as Pink OTC Markets Inc.) A delisting of our common stock from the Nasdaq could materially reduce the liquidity of our common stock, not only in the number of shares that could be bought and sold, but also through delays in the timing of the transactions and reductions in securities analysts and media coverage. This may reduce the demand for our common stock and significantly destabilize the price of our common stock. In addition, a delisting could materially adversely affect our ability to raise additional capital.

In view of the potential adverse effect of delisting from the Nasdaq discussed above, the Lilis Board believes it is in the best interest of Lilis and our stockholders to effect the reverse stock split to increase the market price of our common stock so that we may be able to maintain compliance with the minimum bid price requirement.

We also believe that the reverse stock split will provide Lilis and our stockholders with other benefits, such as those resulting from the potential increase in the per share market price of our common stock. We believe that the increased market price of our common stock expected as a result of implementing the reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing the liquidity of our common stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Due to the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted, however, that the liquidity of our common stock may in fact be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split.

Additionally, the fees we pay (i) to list our shares on the Nasdaq, (ii) for custody and clearing services, (iii) to the Securities and Exchange Commission to register securities for issuance and (iv) for the costs of our proxy solicitations, are based, in part, on the number of shares we have outstanding and the number of shares being held, cleared or registered, as applicable. Reducing the number of shares that are outstanding may reduce the amount of fees and taxes that we pay to these organizations and agencies, as well as other organizations and agencies that levy charges based on the number of shares rather than the value of the shares.

However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, even if the reverse stock split is effected, it may not result in the intended benefits described above, including compliance with the minimum bid price requirement, the market price of our common stock may not increase following the reverse stock split or even if it does, the market price of our common stock may decrease in the future.

Lastly, it is a condition to the consummation of the proposed merger with Brushy to effect the reverse stock split. Without approval and effectuation of the reverse stock split as discussed in this Proposal 6, we may not be able to consummate the proposed merger with Brushy as intended.

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Potential Effects of the Reverse Stock Split

If our stockholders approve the reverse stock split and the Lilis Board effects it, the reverse stock split will affect all holders of our common stock uniformly. Once the reverse stock split is effected, each stockholder will own a reduced number of shares of our common stock. However, the reverse stock split will not reduce any stockholder’s percentage ownership interest in us, except for minor adjustments that may result from the treatment of fractional shares, discussed below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be reduced by the reverse stock split (subject to the treatment of fractional shares). The number of stockholders of record will not be affected by the reverse stock split.

The principal effects of the reverse stock split will be that:

●	a certain number of shares of our existing common stock, which number shall be between [•] and [•], as selected by the Lilis Board (or any authorized committee thereof), will automatically be reclassified and combined into one validly issued, fully paid and non-assessable share of common stock without any further action by us or the holder thereof;

●	the reverse stock split will reduce the total number of shares of our common stock outstanding, but will not change the number of authorized shares of our common stock under our amended and restated articles of incorporation. Since the number of issued and outstanding shares of our common stock will decrease, the number of shares of our common stock remaining available for issuance will increase;

●	the number of shares held by each individual stockholder will be reduced, resulting in the increase in the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis, which could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their shares;

●	the aggregate number of equity-based awards that remain available to be granted under our equity incentive plans and other benefit plans will be reduced proportionately to reflect such reverse stock split ratio; and

●	all outstanding options, warrants, notes, debentures and other securities convertible into our common stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the reverse stock split ratio.

The number of authorized shares of our common stock will not be reduced as a result of the reverse stock split.

Board Discretion to Implement Reverse Stock Split

If the reverse stock split is approved by stockholders at the special meeting, the reverse stock split will be effected, if at all, only upon a determination by the Lilis Board that the reverse stock split at the applicable ratio (with such ratio determined by the Lilis board as described above) is in the best interests of Lilis and its stockholders. However, Lilis’s current intention is to effect the reverse stock split immediately prior to the effective time of the merger. Such determination shall be based upon various factors, including the satisfaction of all conditions to closing of the merger, meeting the continued listing requirements for the Nasdaq, existing and expected marketability and liquidity of Lilis common stock, prevailing market conditions and the likely effect on the market price of Lilis common stock. Notwithstanding approval of the reverse stock split by the Lilis stockholders, the Lilis Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Nevada Secretary of State not to effect the reverse stock split.

Effect on Registration and Stock Trading

The proposed reverse stock split will not affect the registration of our common stock, which is currently registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our common stock will continue to be reported on the Nasdaq under the symbol “LLEX” (although Nasdaq may add the letter “D” to the end of our trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred). However, our common stock would have a new CUSIP number, a number used to identify our common stock.

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Potential Anti-Takeover Effects

By increasing the number of authorized but unissued shares of common stock, the reverse stock split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Lilis Board. For example, it may be possible for the Lilis Board to delay or impede a takeover or transfer of control of us by causing such additional authorized but unissued shares to be issued to holders who might side with the Lilis Board in opposing a takeover bid that the Lilis Board determines is not in the best interests of us or our stockholders. The reverse stock split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the reverse stock split may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The reverse stock split may have the effect of permitting our current management, including the Lilis Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, the Lilis Board is not aware of any attempt to take control of Lilis and the Lilis Board has not approved the reverse stock split with the intent that it be utilized as a type of anti-takeover device.

Fractional Shares

We will not issue fractional shares as a result of the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the nearest whole share.

Effective Date

If the proposed reverse stock split is approved at the special meeting and the Lilis Board elects to proceed with the reserve stock split within the range of the stated ratios, the reverse stock split would become effective as of 5:00 p.m. eastern time on the date of filing of the applicable documents with the Nevada Secretary of State, including a Certificate of Change. We refer to such date as the effective date. On the effective date, shares of common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined, converted and changed into new shares of common stock in accordance with the reverse stock split ratio determined by the Lilis Board within the range set forth in this proposal.

Exchange of Stock Certificates

Shortly after the effective date, we will instruct our transfer agent to mail to each holder of an outstanding certificate theretofore representing shares of Lilis common stock instructions for the surrender of such certificate to the transfer agent. Such instructions will include a form of transmittal letter to be completed and returned to the transfer agent. As soon as practicable after the surrender to the transfer agent of any certificate that prior to the reverse stock split represented shares of common stock, together with a duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified. Until surrendered as contemplated herein, each certificate that immediately prior to the reverse stock split represented any shares of common stock shall be deemed at and after the reverse stock split to represent the number of full shares of common stock contemplated by the preceding sentence. Each certificate representing shares of common stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of common stock. Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

Stockholders should not destroy any stock certificate. Stockholders should not forward their certificates to the transfer agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal.

Stockholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the reverse stock split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

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Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the fraction by which the number of shares of common stock are reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in a reverse stock split by a U.S. stockholder that holds the shares of our common stock as a capital asset. This discussion is based on the provisions of the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

For purposes of this summary, a “U.S. stockholder” refers to a beneficial owner of common stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of our common stock is a stockholder who is not a U.S. stockholder.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to any stockholder that may be subject to special tax rules, including, without limitation: (1) stockholders subject to the alternative minimum tax; (2) banks, insurance companies, or other financial institutions; (3) tax-exempt organizations; (4) dealers in securities or commodities; (5) regulated investment companies or real estate investment trusts; (6) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (7) U.S. stockholders whose “functional currency” is not the U.S. dollar; (8) persons holding common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (9) persons who acquire shares of common stock in connection with employment or other performance of services; (10) dealers and other stockholders that do not own their shares of common stock as capital assets; (11) U.S. expatriates, (12) foreign persons; (13) resident alien individuals; or (14) stockholders who directly or indirectly hold their stock in an entity that is treated as a partnership for U.S. federal tax purposes. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, or other tax consequences of the reverse stock split.

There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the reverse stock split, nor will Lilis or Brushy obtain an opinion of legal counsel that the reverse stock split will constitute a tax-free reorganization for federal income tax purposes.

This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the reverse stock split.

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Based on the assumption that the reverse stock split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code, and subject to the limitations and qualifications set forth in this discussion, Lilis believes that the following U.S. federal income tax consequences should result from the reverse stock split:

●	A stockholder should not recognize gain or loss in the reverse stock split;

●	the aggregate tax basis of the post-reverse split shares should be equal to the aggregate tax basis of the pre-reverse split shares; and

●	the holding period of the post-reverse split shares should include the holding period of the pre-reverse split shares.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Appraisal Rights

Under the Nevada Revised Statutes, stockholders will not be entitled to dissenters’ rights with respect to the reverse stock split, and we do not intend to independently provide shareholders with such rights. Neither Nevada law nor our amended and restated articles or bylaws provide our stockholders with dissenters’ or appraisal rights in connection with the proposal described above. Stockholders voting against this proposal will not be entitled to seek appraisal for their shares.

Consequences if the Reverse Stock Split is Not Approved

We must effect the reverse stock split in order for us to consummate the proposed merger with Brushy. If this Proposal 6 is not approved, we may not be able to consummate the proposed merger with Brushy, which may have a material adverse effect on our business. In addition, if this Proposal 6 is not approved, it would be difficult for us to maintain our listing on the Nasdaq. See “Reasons for the Reverse Stock Split,” above.

Vote Required for Approval

Approval of this Proposal 6 requires the affirmative vote of a majority of all issued and outstanding shares of our common stock. Failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

THE LILIS BOARD RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY AND APPROVE A REVERSE STOCK SPLIT OF LILIS’S ISSUED AND OUTSTANDING COMMON STOCK.

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PROPOSAL 7: TO APPROVE THE POTENTIAL ISSUANCE OF 20% OR MORE OF LILIS’S
OUTSTANDING COMMON STOCK UNDER LILIS’S UNSECURED SUBORDINATED CONVERTIBLE
NOTES AND WARRANTS TO PURCHASE TO COMMON STOCK

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

At the Lilis special meeting, Lilis stockholders will be asked to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock. Copies of the form of convertible note, form of warrant, form of convertible note purchase agreement and form of note exchange agreement, each discussed below, are attached to this joint proxy statement/prospectus as Annexes H.1, H.2, H.3 and H.4, respectively.

Terms of the Transaction

Beginning December 29, 2015, we entered into 12% Convertible Subordinated Note Purchase Agreements, or a Convertible Note Purchase Agreement, by and among Lilis and the lending parties set forth on the each of the signature pages attached thereto, for the issuance of an aggregate principal amount of $3.6 million unsecured subordinated convertible notes, or the convertible notes, which includes the $750,002 of short-term notes exchanged for convertible notes by Lilis, as described more fully below, and warrants to purchase an aggregate of 16,000,000 shares of common stock at an exercise price of $0.25 per share, or the warrants. We used a portion of the proceeds to finance the $2 million Refundable Deposit, as part of the merger conditions, and intend to use up to $1.3 million for interest payments to certain other lenders and for our working capital and accounts payables.

Description of the Convertible Notes and Warrants

We issued an aggregate principal amount of $3.6 million convertible notes. The convertible notes bear interest at a rate of 12% per annum, payable at maturity on June 30, 2016. The convertible notes and accrued but unpaid interest thereon are convertible in whole or in part from time to time at the option of the holders thereof into shares of our common stock at a conversion price of $0.50, or the convertible note conversion price. The convertible notes may be prepaid in whole or in part (but with payment of accrued interest to the date of prepayment) at any time at a premium of 103% for the first 120 days and a premium of 105% thereafter, so long as no senior debt is outstanding. The convertible notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the convertible notes, subject to certain subordination provisions. The convertible notes do not have voting rights.

Of the aggregate principal amount of $3.6 million convertible notes, $750,002 represents short-term notes exchanged for convertible notes by Lilis. Certain of our officers, directors and consultants who entered into short-term note agreements with Lilis in 2015, have entered into note exchange agreements, whereby the short-term noteholder agreed to exchange all of our outstanding obligations under such short-term notes, which as of December 29, 2015 had outstanding obligations of $750,002, into the convertible notes at a rate, expressed in principal amount of convertible notes equal to $1.00 for $1.00, in exchange for the cancellation of the short-term notes, with all amounts due thereunder being cancelled and deemed to have been paid in full, including any accrued but unpaid interest.

In addition, we issued warrants to purchase an aggregate of 16,000,000 shares of common stock at an exercise price of $0.25 per share. The warrants are exercisable for a period of three years. The warrants issued may not be exercised and shares of our common stock may not be issued under such warrants if, after giving effect to the exercise or issuance, the holder would beneficially own in excess of 4.99% of the outstanding shares of our common stock.

Stockholder Approval Requirement

Pursuant to the warrants, we are prohibited from issuing any shares of common stock upon exercise of the warrants, unless and until stockholder approval of such issuance of securities is obtained as required by applicable Nasdaq Listing Rules.

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Why We Need Stockholder Approval

As our common stock is listed on the Nasdaq, we are subject to the Nasdaq Listing Rules. Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, which may result in the issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding prior to the issuance for less than the greater of book or market value. Shares of our common stock that might be issued upon the conversion of the convertible notes and exercise of the warrants are considered common stock issued for the purposes of determining whether the 20% limit has been reached.

Accordingly, in order to comply with Nasdaq Listing Rules, the conversion of the convertible notes and the exercise of the warrants as set forth in this Proposal 7 is limited until stockholder approval is obtained. Under these limitations, the convertible notes are convertible, and the warrants exercisable, into an aggregate number of shares of our common stock not to exceed 19.9% of the outstanding shares of our common stock prior to the issuance. In order to comply with Nasdaq Listing Rule 5635(d), we are seeking stockholder approval for the potential issuance of securities in excess of the Nasdaq limitations, which could result in the potential issuance of an aggregate of approximately 20.1 million shares or approximately 72.1% of our current outstanding common stock.

Additionally, pursuant to the Nasdaq Listing Rules, any shares of common stock sold or issued in connection with acquisition financing are aggregated with shares of common stock to be issued in connection with such acquisition for the purposes of calculating the 20% threshold. The proceeds of the convertible notes and warrants issuances are being used to finance the Refundable Deposit, which would be considered acquisition financing. As a result, the shares of common stock underlying such issuances will be aggregated with shares of Lilis common stock to be issued in connection with the merger for the purposes of calculating the 20% threshold. In connection with the merger, and without including the shares of common stock relating to the convertible notes and warrants issuances, Lilis intends to issue a number of shares of its common stock in excess of the 20% threshold. Accordingly, stockholder approval of the convertible notes and warrants issuances would be required regardless of the number of shares of common stock to be issued in connection therewith.

Further Information

The terms of the convertible notes and warrants as well as the Convertible Note Purchase Agreements are complex and only briefly summarized above. For further information, please refer to the descriptions contained in our SEC filings and the transaction documents filed as exhibits to such reports, which may be viewed on the SEC’s website at www.sec.gov.

Interests of Certain Persons in the Transaction

Certain of our officers and directors have an interest in this Proposal 7. The purchasers include certain related parties of Lilis, such as Abraham Mirman, our Chief Executive Officer and a director ($750,000, including the short-term note exchange amount), and Ronald D. Ormand, a director of the Lilis Board ($1.000,000).

Vote Required for Approval

Approval of this Proposal 7 requires the affirmative vote of a majority of the votes of Lilis common stock present in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE LILIS BOARD RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE POTENTIAL ISSUANCE OF 20% OR MORE OF LILIS’S OUTSTANDING COMMON STOCK UNDER LILIS’S UNSECURED SUBORDINATED CONVERTIBLE NOTES AND WARRANTS TO PURCHASE TO COMMON STOCK.

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COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF LILIS AND BRUSHY

Lilis is incorporated under Nevada law and Brushy is incorporated under Delaware law. The following table compares the material differences between the current rights of Lilis and Brushy stockholders under, in the case of Lilis, Lilis’s articles of incorporation and bylaws, each as amended, and, in the case of Brushy, Brushy’s certificate of incorporation and bylaws, each as amended. The following information is a summary and does not purport to be complete. For more complete information, you should read the governing documents of both Lilis and Brushy. To find out where you can obtain these documents, see “Where You Can Find More Information.”

	Lilis Stockholder Rights	Brushy Stockholder Rights

Authorized Capital	The authorized capital stock of Lilis is 100,000,000 shares of common stock, par value $0.0001 per share, 10,000,000 shares of Series A preferred stock, par value $0.0001 per share, and 7,000 shares of Conditionally Redeemable 6% preferred stock.	The authorized capital stock of Brushy is 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Number of Directors	The Lilis bylaws provide that the number of directors shall be one or more.	Under Delaware law, Brushy must have one or more directors. The Brushy bylaws provide that the number of directors shall not be less than three or more than nine. By current action of Brushy’s board, pursuant to its certificate of incorporation, the number of directors has been set at 5.

Removal of Directors	Under Nevada law, once elected, directors may be removed only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.	Under Delaware law, directors may be removed by the holders of a majority of shares then entitled to vote at an election of directors.

Vacancies on the Board of Directors	The Lilis bylaws provide that any vacancies or newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or by a sole remaining director.	The Brushy bylaws provide that any vacancies or newly created directorships resulting from any increase in the authorized number of directors may be filled by election at an annual or special meeting of stockholders called for that purpose or may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors.

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Committees of the Board of Directors	The Lilis bylaws provide that the board may designate one or more committees, each committee to consist of one or more directors of Lilis, and if the board determines, one or more persons who are not directors of Lilis. To the extent provided in the resolution or resolutions or the bylaws, executive committees may exercise the powers of the board in the management of the business and affairs of Lilis, so long as such committee is comprised of one or more directors of Lilis. The current committees of the board of Lilis are the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee.	The Brushy bylaws provide that the Brushy board may designate one or more committees of the board, each comprised of one or more of its members. To the extent provided in the resolution or resolutions or the bylaws, committees may exercise all of the authority of the board, subject to limitations in Delaware law and the Brushy bylaws. The current committees of the board of directors of Brushy are the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee.

Stockholder Quorum	The Lilis bylaws provide that the holders of a majority of the issued and outstanding shares of Lilis entitled to vote shall constitute a quorum for all purposes of such meetings.	The Brushy bylaws provide that the holders of a majority of the shares of the stock of Brushy entitled to vote at any meeting of the stockholders, present in person or represented by proxy, shall constitute a quorum at such meeting.

Stockholder Action by Written Consent	The Lilis bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.	The Brushy bylaws provide that any action required or permitted to be taken at any annual or special meeting of the stockholders may be effected by written consent signed by stockholders representing the not less than the minimum number of votes as necessary to take the proposed action.

Special Meetings of Stockholders

Under Nevada law, unless otherwise provided in the articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call annual and special meetings of the stockholders and directors.

The Lilis bylaws provide that a special meeting of the stockholders may be called by the chief executive officer, and the chief executive officer or secretary if requested in writing by the holders of not less than 10% of all the shares entitled to vote at the meeting.

Under Delaware law, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.

The Brushy bylaws provide that special meetings of stockholders may be called only by the board of directors, the chief executive officer, or by holders of more than 50% of all the shares entitled to vote at the proposed special meeting.

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Amendment of Certificate of Incorporation	Under Nevada law, amendment of the Lilis articles of incorporation requires the approval by holders of a majority of the voting power of the outstanding shares of each class entitled to vote on such matters, however, if a proposed amendment would adversely alter or change any preference or right to given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof.

The Brushy certificate of incorporation provides that Brushy reserves the right to amend or repeal any provision of its certificate of incorporation in the manner prescribed by Delaware law.

Under Delaware law, a majority of the outstanding stock entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class is required to effect an amendment to the certificate of incorporation.

Amendment of Bylaws	The Lilis bylaws may at any time and from time to time be amended, altered or repealed exclusively by the board of directors.	The Brushy board may amend or repeal the Brushy bylaws, provide that the stockholders have approved by a vote or consent of the majority of the voting interest of the stockholders.

Indemnification and Liability Exculpation of Directors and Officers

The Lilis’s bylaws and articles of incorporation provide that, to the fullest extent permitted by Nevada law, Lilis shall indemnify its directors and officers, including payment of expenses as they are incurred and in advance of the final disposition of any action, suit, or proceeding, so long as such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to criminal proceedings, had no reasonable caused to believe his conduct was unlawful.

The determination to indemnify based on such requirements shall be made by the stockholders, the board of directors by a majority vote of quorum consisting of directors who were not parties to such action, suit or proceeding, or if such quorum not obtainable, by independent legal counsel in a written opinion.

The Nevada Revised Statutes do not permit indemnification as to any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Brushy certificate of incorporation provides that Brushy shall indemnify its directors and officers, including payment of expenses as they are incurred and in advance of the final disposition of any action, suit, or proceeding, so long as such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to criminal proceedings, had no reasonable caused to believe his conduct was unlawful.

As a condition precedent to the right to be indemnified, such officer or director must notify Brushy as soon as practicable of any such action or proceeding for which indemnification is sought.

Under Delaware law, the determination to indemnify based on such requirements shall be made by the stockholders, the board of directors by a majority vote consisting of directors who were not parties to such action, suit or proceeding, by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion.

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LEGAL MATTERS

The validity of the Lilis common stock to be issued in connection with the merger and being offered by this joint proxy statement/prospectus will be passed upon for Lilis by K&L Gates LLP, Irvine, California. Certain United States federal income tax consequences of the merger will be passed upon by K&L Gates LLP, Irvine, California. Matters for Brushy will be passed upon by LeClairRyan, A Professional Corporation, New York, New York.

EXPERTS

The financial statements for Lilis Energy, Inc. as of December 31, 2014, and for the fiscal year ended December 31, 2014, have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the report of Marcum LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements for Lilis Energy, Inc. as of December 31, 2013, and for the year then ended, incorporated in this joint proxy statement/prospectus by reference from the Lilis Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference and have been incorporated in reliance upon such report and upon the authority of said firm as experts in accounting.

The consolidated financial statements of Brushy Resources, Inc. (formerly known as Starboard Resources, Inc.) as of and for the year ended December 31, 2014, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements for Brushy Resources, Inc. (formerly known as Starboard Resources, Inc.) as of and for the year ended December 31, 2013, included in this joint proxy statement/prospectus have been audited by Rothstein Kass as set forth in their report appearing elsewhere in this joint proxy statement/prospectus and have been so included in reliance on such report of Rothstein Kass, given upon their authority as experts in accounting and auditing.

Information about the estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of Lilis Energy, Inc. as of December 31, 2014 and for the year ended December 31, 2014 and included in this joint proxy statement/prospectus was prepared by Ralph E. Davis & Associates, Inc., an independent reserve engineering firm, and is included herein in reliance upon their authority as experts in reserves and present values.

Estimates of Brushy’s natural gas and oil reserves, related future net cash flows and the present values thereof related to Brushy’s properties as of December 31, 2014 and December 31, 2013, included in this joint proxy statement/prospectus, were based in part upon reserve reports prepared by independent petroleum engineers, Forrest A Garb & Associates, Inc. Brushy has included these estimates in reliance on the authority of said firm as experts in such matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of this joint proxy statement/prospectus. This process, which is commonly referred to in this joint proxy statement/prospectus as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at its address identified in this paragraph below. Each of Lilis and Brushy will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Lilis Energy, Inc., 216 16th Street, Suite #1350, Denver, CO 80202, Attention: Corporate Secretary, Telephone: (303) 893-9000, or Brushy Resources, Inc., 300 E. Sonterra, Suite 1220, San Antonio, TX 78258, Attention: Corporate Secretary, Telephone: (210) 999-5400.

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WHERE YOU CAN FIND MORE INFORMATION

Lilis and Brushy file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at l-800-SEC-0330. The SEC also maintains an internet site that contains information Lilis and Brushy have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Lilis has filed a registration statement on this Form S-4 to register with the SEC the Lilis common stock to be issued to Brushy stockholders upon completion of the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Lilis in addition to being a proxy statement of Lilis and Brushy for their respective special meetings. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement and the accompanying exhibits.

The SEC allows Lilis to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that Lilis has previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in connection with SEC rules). These documents contain important information about Lilis and its financial position, respectively.

Lilis SEC Filings

●	Annual Report on Form 10-K for the year ended December 31, 2014;
●	Amendment No. 1 to the Annual Report for the year ended December 31, 2014 filed on April 30, 2015
●	Definitive Proxy Statement on Schedule 14A filed on December 15, 2015;
●	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;
●	Current Reports on Form 8-K filed on January 13, 2015, February 4, 2015, February 6, 2015, February 26, 2015, March 9, 2015, March 12, 2015, April 2, 2015, May 5, 2015, May 22, 2015, June 11, 2015, July 8, 2015, September 25, 2015, October 19, 2015, November 27, 2015, December 18, 2015, January 4, 2016, January 5, 2016, January 20, 2016 and February 11, 2016; and
●	The description of Lilis common stock set forth in the Registration Statement on Form 8-A filed with the SEC on October 28, 2011, and any amendment or report filed for the purpose of updating such description.

All information contained or incorporated by reference into this joint proxy statement/prospectus relating to Lilis has been supplied by Lilis, and all information about Brushy has been supplied by Brushy.

This joint proxy statement/prospectus is accompanied by copies of Lilis’s Annual Report on Form 10-K for the year ended December 31, 2014, and Amendment No. 1 to the Annual Report for the year ended December 31, 2014 filed on April 30, 2015. This joint proxy statement/prospectus is also accompanied by Lilis’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

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If you are a Lilis stockholder, Lilis may have sent you some of the documents incorporated by reference, but you can obtain any of them through Lilis or the SEC. Documents incorporated by reference are available from Lilis without charge, excluding all exhibits unless Lilis has specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Stockholders may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Lilis at the following address and telephone number:

Lilis Energy, Inc.

Investor Relations

216 16th Street, Suite #1350

Denver, CO 80202

Telephone: (303) 893-9000

If you would like to request documents from Lilis, please do so by [-], 2016, in order to receive them before the Lilis special meeting.

You also can get more information by visiting Lilis’s web site at www.lilisenergy.com and Brushy’s web site at www.starboardresources.com. Web site materials are not part of this joint proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus to vote on the proposals to the Lilis stockholders and the Brushy stockholders in connection with the merger, as the case may be. Lilis and Brushy have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [ ], 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of Lilis common stock as contemplated by the merger agreement shall create any implication to the contrary.

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GLOSSARY OF OIL AND GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this joint proxy statement/prospectus:

Bbl. Stock tank barrel, or 42 U.S. gallons liquid volume, used in this report in reference to crude, condensate or natural gas liquids.

Bcf. Billion cubic feet of natural gas.

BOE. Barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

BOE/d. BOE per day.

Completion. Installation of permanent equipment for production of natural gas or oil, or in the case of a dry hole, the reporting to the appropriate authority that the well has been abandoned.

Condensate. A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure but that, when produced, is in the liquid phase at surface pressure and temperature.

Development well. A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

Drilling locations. Total gross locations specifically quantified by management to be included in our multi-year drilling activities on existing acreage. Our actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, drilling results and other factors.

Dry well; dry hole. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

Exploratory well. A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir.

Field. An area consisting of either a single reservoir or multiple reservoirs all grouped on or related to the same geological structural feature and/or stratigraphic condition.

Formation. An identifiable layer of subsurface rocks named after its geographical location and dominant rock type.

Gross acres, gross wells, or gross reserves. A well, acre or reserve in which the company owns a working interest, reported at the 100% or 8/8ths level. For example, the number of gross wells is the total number of wells in which the company owns a working interest.

Lease. A legal contract that specifies the terms of the business relationship between an energy company and a landowner or mineral rights holder on a particular tract of land.

Leasehold. Mineral rights leased in a certain area to form a project area.

Mbbls. Thousand barrels of crude oil or other liquid hydrocarbons.

Mboe. Thousand barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

Mcf. Thousand cubic feet of natural gas.

198

Mcfe. Thousand cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

MMbtu. Million British Thermal Units.

MMcf. Million cubic feet of natural gas.

Net acres; net wells. A “net acre” or “net well” is deemed to exist when the sum of fractional ownership working interests in gross acres or wells equals one. The number of net acres or wells is the sum of the fractional working interests owned in gross acres or wells expressed as whole numbers and fractions of whole numbers.

Ngl. Natural gas liquids, or liquid hydrocarbons found as a by-product of natural gas.

Overriding royalty interest. Is similar to a basic royalty interest except that it is created out of the working interest. For example, an operator possesses a standard lease providing for a basic royalty to the lessor or mineral rights owner of 1/8 of 8/8. This then entitles the operator to retain 7/8 of the total oil and natural gas produced. The 7/8 in this case is the 100% working interest the operator owns. This operator may assign his working interest to another operator subject to a retained 1/8 overriding royalty. This would then result in a basic royalty of 1/8, an overriding royalty of 1/8 and a working interest of 3/4. Overriding royalty interest owners have no financial or other obligation or responsibility for developing and operating the property. The only expenses borne by the overriding royalty owner are a share of the production or severance taxes and sometimes costs incurred to make the oil or gas salable.

Plugging and abandonment. Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of all states require plugging of abandoned wells.

Production. Natural resources, such as oil or gas, flowed or pumped out of the ground.

Productive well. A producing well or a well that is mechanically capable of production.

Proved reserves. Those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

Proved developed oil and gas reserves. Proved developed oil and gas reserves are proved reserves that can be expected to be recovered (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Proved undeveloped reserves. Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Project. A targeted development area where it is probable that commercial oil and/or gas can be produced from new wells.

Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

199

PV-10 (Present value of future net cash flow). The present value of estimated future revenues to be generated from the production of estimated proved reserves, net of capital expenditures and operating expenses, using the simple 12 month arithmetic average of first of the month prices and current costs (unless such prices or costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses, depreciation, depletion and amortization or impairment, discounted using an annual discount rate of 10%. While this non-GAAP measure does not include the effect of income taxes as would the use of the standardized measure calculation, we believe it provides an indicative representation of the relative value of Lilis on a comparative basis to other companies and from period to period.

Recompletion. The process of re-entering an existing well bore that is either producing or not producing and modifying the existing completion and/or completing new reservoirs in an attempt to establish new production or increase or re-activate existing production.

Reserves. Estimated remaining quantities of oil, natural gas and gas liquids anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Reservoir. A subsurface formation containing a natural accumulation of producible natural gas and/or oil that is naturally trapped by impermeable rock or other geologic structures or water barriers and is individual and separate from other reservoirs.

Secondary Recovery. A recovery process that uses mechanisms other than the natural pressure or fluid drive of the reservoir, such as gas injection or water flooding, to produce residual oil and natural gas remaining after the primary recovery phase.

Shut-in. A well suspended from production or injection but not abandoned.

Standardized measure. The present value of estimated future cash flows from proved oil and natural gas reserves, less future development, abandonment, production and income tax expenses, discounted at 10% per annum to reflect timing of future cash flows and using the same pricing assumptions as were used to calculate PV-10. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes.

Successful. A well is determined to be successful if it is producing oil or natural gas in paying quantities.

Undeveloped acreage. Leased acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil or natural gas regardless of whether such acreage contains proved reserves.

Water-flood. A method of secondary recovery in which water is injected into the reservoir formation to maintain or increase reservoir pressure and displace residual oil and enhance hydrocarbon recovery.

Working interest. The operating interest that gives the lessees/owners the right to drill, produce and conduct operating activities on the property, and to receive a share of the production revenue, subject to all royalties, overriding royalties and other burdens, all development costs, and all risks in connection therewith.

200

INDEX TO FINANCIAL STATEMENTS

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

201

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Starboard Resources, Inc.:

We have audited the accompanying consolidated balance sheet of Starboard Resources, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Starboard Resources, Inc. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas

April 15, 2015

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Starboard Resources, Inc.:

We have audited the accompanying consolidated balance sheet of Starboard Resources, Inc. and subsidiaries as of December 31, 2013, and the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Starboard Resources, Inc. and subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Rothstein Kass

Dallas, Texas

March 31, 2014

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31,	2014	2013
		(See Note 2)
ASSETS

Current assets
Cash	$3,574,427	$5,794,417
Trade receivable	1,860,293	1,778,213
Joint interest receivable	508,001	60,374
Current Derivative Asset	1,699,156	-
Prepaid expenses	283,580	153,410

Total current assets	7,925,457	7,786,414

Oil and natural gas properties and other equipment
Oil and natural gas properties, successful efforts method, net of accumulated depletion	91,766,118	74,165,670
Other property and equipment, net of depreciation	103,757	168,631

Total oil and natural gas properties and other equipment, net	91,869,875	74,334,301

Other assets
Derivative Asset	66,930	-
Goodwill	959,681	959,681
Other	981,283	1,112,025

Total other assets	2,007,984	2,071,706

Total assets	$101,803,226	$84,192,421

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$5,835,145	$9,484,861
Joint interest revenues payable	828,924	967,780
Current derivative liability	-	62,834
Current maturities of notes payable	2,353,322	25,209
Current asset retirement obligations	428,258	366,360

Total current liabilities	9,445,649	10,907,044

Long-term liabilities
Derivative liabilities	-	51,187
Notes payable	23,161,567	12,531,879
Related party note payable	10,180,000	-
Deferred income tax	14,039,742	15,545,910
Asset retirement obligations	3,177,295	2,070,308

Total long-term liabilities	$50,558,604	$30,199,284

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

December 31,	2014	2013
Commitments and contingencies		(See Note 2)

Stockholders' equity
Preferred stock, $.001 par value, authorized 10,000,000 shares; none issued and outstanding	-	-
Common stock, $.001 par value, authorized 150,000,000 shares; 12,362,336 shares issued at December 31, 2013 and 2012	12,362	12,362
Paid-in capital in excess of par	55,919,905	54,446,105
Retained deficit	(14,133,294)	(11,372,374)

Total stockholders' equity	41,798,973	43,086,093

Total liabilities and stockholders' equity	$101,803,226	$84,192,421

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

Years Ended December 31,	2014	2013
		(See Note 2)

Oil, natural gas, and related product sales	$20,172,792	$14,965,153

Expenses
Depreciation and depletion	10,140,152	6,436,366
Lease operating	5,457,471	4,237,207
General and administrative	3,876,698	3,087,034
Professional fees	986,774	777,655
Production taxes	695,693	434,623
Accretion of discount on asset retirement obligation	319,703	159,683
Exploration	80,853	43,794
Impairment of oil and gas properties	4,428,378	-
Gain on sale of assets	(2,115,967)	-

Total expenses	23,869,435	15,176,362

Operating loss	(3,696,643)	(211,209)

Other income (expense)
Interest income and expense	(2,617,481)	(586,542)
Going public delay expense	-	(425,005)
Gain (loss) from derivative contracts	2,065,998	(23,153)

Total other expense	(551,483)	(1,034,700)

Income (loss) before income taxes	(4,248,126)	(1,245,909)

Income tax (expense) benefit:
Current income tax (expense) benefit	(15,465)	(26,502)
Deferred income tax (expense) benefit	1,502,671	(273,402)

Total income tax (expense) benefit	1,487,206	(299,904)

Net loss	$(2,760,920)	$(1,545,813)

Net loss per basic and diluted common share	$(0.22)	$(0.13)

Weighted average basic and diluted common shares outstanding	12,362,336	12,362,336

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Year Ended December 31, 2014 and 2013

	Common Stock		Paid-in
	($.001 Par Value)		Capital in
	Shares	Amount	Excess of Par	(Deficit)	Total
Balances, January 1, 2012	12,362,336	$12,362	$53,247,305	$(9,826,561)	$43,433,106

Stock-based Compensation	-	-	1,198,800	-	$1,198,800

Net Loss	-	-	-	$(1,545,813)	$(1,545,813)

Balances, December 31, 2013 (See Note 2)	12,362,336	$12,362	$54,446,105	$(11,372,374)	$43,086,093

Stock-based Compensation	-	-	$1,473,800	-	$1,473,800

Net Loss	-	-	-	$(2,760,920)	$(2,760,920)

Balances, December 31, 2014	12,362,336	$12,362	$55,919,905	$(14,133,294)	$41,798,973

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2014	2013
		(See Note 2)

Cash Flows from Operating Activities
Net loss	$(2,760,920)	$(1,545,813)
Adjustments to reconcile net loss to net cash provided by operating activities	-	-
Depreciation and depletion	10,140,152	6,436,366
Impairment of oil and gas properties	4,428,378	-
Deferred income taxes	(1,506,168)	273,402
Stock-based compensation	1,473,800	1,198,800
Accretion of asset retirement obligation	319,703	159,683
Going public delay expense	-	425,005
Unrealized (gain) loss on derivative contracts	(1,880,107)	(45,348)
Accretion of debt issuance costs	192,739	210,832
Gain on asset sale	(2,115,916)	-
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Trade receivable	(82,079)	(577,897)
Joint interest receivable	(447,627)	(4,653)
Prepaid expenses and other assets	71,808	(102,339)
Accounts payable and accrued liabilities	(1,134,686)	4,323,757
Joint interest revenues payable	(138,856)	409,948
	-
Net cash provided by operating activities	6,560,221	11,161,743

Cash flows from investing activities
Development of oil and natural gas properties	(16,492,626)	(16,103,521)
Acquisition of oil and natural gas properties	(16,803,448)	-
Proceeds from sale of oil and natural gas properties	1,891,743	1,780,629)
Acquisition of other property and equipment	(9,495)	-
Oil and natural gas abandonment costs	(27,345)	(47,806)
Other assets	-	(6,071)

Net cash used in investing activities	(31,441,171)	(14,376,769)

Cash flows from financing activities
Proceeds from notes payable, net of debt issuance costs	23,849,558	18,141,803)
Deferred offering costs	(86,231)	(150,738)
Repayments of notes payable	(1,102,367)	(10,018,481)

Net cash provided by financing activities	22,660,960	7,972,584

Net increase (decrease) in cash	(2,219,990)	4,757,558

Cash, beginning of year	5,794,417	1,036,859

Cash, end of year	3,574,427	5,794,417

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Years Ended December 31,	2014		2013

Supplemental disclosure of cash flow information
Cash paid during the period for taxes		3,835	-
Cash paid during the period for interest		$2,231,137	$377,144

Supplemental disclosure of non-cash investing transactions
Payables related to oil and natural gas capitalized expenditures		$1,537,638	$1,622,160
Capitalized asset retirement cost		$849,181	$52,792
Payable settled through asset sales		$3,872,674	-

Supplemental disclosure of non-cash financing transactions
Notes payable issued for purchase of equipment	$		$$34,428

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS

Starboard Resources, LLC was formed in Delaware on June 2, 2011 as a limited liability company named Starboard Resources LLC to acquire, own, operate, produce, and develop oil and natural gas properties primarily in Texas and Oklahoma. On June 28, 2012, Starboard Resources, LLC converted from a Delaware limited liability company to a Delaware C-Corporation called Starboard Resources, Inc. (“Starboard”).  The membership units of Starboard Resources LLC were exchanged on a 1:1 basis for common shares of Starboard Resources, Inc.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

These consolidated financial statements were approved and available for issuance on April 15, 2015. Subsequent events have been evaluated through this date.

Revision of prior period financial statements and out-of-period adjustments

During the year ended December 31, 2014, we identified and corrected an immaterial tax provision error that originated in prior periods. We assessed the materiality of the errors in accordance with the SEC guidance on considering the effects of prior period misstatements based on an analysis of quantitative and qualitative factors. Based on this analysis, we determined that the errors were immaterial to each of the prior reporting periods affected and, therefore, amendments of reports previously filed with the SEC were not required. However, we have concluded that correcting the errors in our 2014 financial statements would materially overstated results for the year ending December 31, 2014. Accordingly, we have reflected the correction of these prior period errors in the periods in which they originated and revised our consolidated balance sheet and consolidated statement of equity for the year ended December 31, 2013, and our consolidated statement of cash flows for the year ended December 31. 2013.

The effect of the immaterial correction on the condensed consolidated balance sheet as of December 31, 2013 are as follows (in thousands):

	As Reported	Correction	As Revised

Deferred tax assets	$39	$(39)	$0
Total current assets	7,825	(39)	7,786
Total assets	$84,231	$(39)	$84,192

Deferred tax liabilities	$15,914	$(368)	$15,546
Total liabilities	41,474	(368)	41,106

Accumulated deficit	(11,701)	329	(11,372)
Total stockholders' equity	42,757	329	43,086
Total liabilities and stockholders' equity	$84,231	$(39)	$84,192

The effect of the corrections on the Company’s consolidated statements of operations for the year ended December 31, 2013 are as follows:

	As Reported	Correction	As Revised
For the year ended December, 2013
Loss before income taxes	(1,246)	-	(1246)
Deferred income tax benefit (expense)	629	(329)	300
Net loss	$(1,875)	$(329)	$(1,546)

The effect of the corrections on the Company’s consolidated statements of cash flows for the year ended December 31, 2013 are as follows:

	As Reported	Correction	As Revised
For the year ended December 31, 2013
Cash flows from operating activities:
Net income (loss)	$(1,875)	$329	$(1,546)
Deferred income taxes	603	(329)	274
Other	12,434	-	12,434
Net cash provided by operating activities	11,162	-	11,162

Net cash used in investing activities	(14,377)	-	(14,377)

Net provided by financing activities	7,973	-	7,973
Net increase in cash	4,758	-	4,758
Cash, beginning of period	1,037	-	1,037
Cash, end of period	$5,794	-	$5,794

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Starboard and its wholly owned subsidiaries, ImPetro Resources, LLC (“ImPetro”) and ImPetro Operating (“Operating”) (Collectively the “Company”). All intercompany transactions and balances have been eliminated in consolidation.

Oil and Gas Natural Gas Properties

The Company uses the successful efforts method of accounting for oil and natural gas producing activities, as further defined under ASC 932, Extractive Activities - Oil and Natural Gas.  Under these provisions, costs to acquire mineral interests in oil and natural gas properties, to drill exploratory wells that find proved reserves, and to drill and equip development wells are capitalized.

Exploratory drilling costs are capitalized when incurred pending the determination of whether a well has found proved reserves.  A determination of whether a well has found proved reserves is made shortly after drilling is completed.  The determination is based on a process that relies on interpretations of available geologic, geophysic and engineering data.  If a well is determined to be successful, the capitalized drilling costs will be reclassified as part of the cost of the well.  Capitalized costs of producing oil and natural gas interests are depleted on a unit-of-production basis at the field level.

If an exploratory well is determined to be unsuccessful, the capitalized drilling costs will be charged to expense in the period the determination is made.  If a determination cannot be made as to whether the reserves that have been found can be classified as proved, the cost of drilling the exploratory well is not carried as an asset for more than one year following completion of drilling.  If, after that year has passed, a determination that proved reserves exist cannot be made, the well is assumed to be impaired and its costs are charged to expense.  Its cost can, however, continue to be capitalized if a sufficient quantity of reserves is discovered in the well to justify its completion as a producing well and the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project.

The carrying value of oil and gas properties is assessed for possible impairment on a field by field basis and on at least an annual basis, or as circumstances warrant, based on geological analysis or changes in proved reserve estimates. When impairment occurs, an adjustment is recorded as a reduction of the asset carrying value. For year December 31, 2014, the Company's impairment charge approximated $4,428,378. During the year-ended December 31, 2013 the Company did not incur an impairment charge.

Other Property and Equipment

Other property and equipment, which includes field equipment, vehicles, and office equipment, is stated at cost less accumulated depreciation and amortization.  Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets.  Vehicles and office equipment are generally depreciated over a useful life of five years and field equipment is generally depreciated over a useful life of twenty years.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill is not amortized; rather, it is tested for impairment annually and when events or changes in circumstances indicate that fair value of a reporting unit with goodwill has been reduced below carrying value. The impairment test requires allocating goodwill and other assets and liabilities to reporting units. However, the Company only has one reporting unit. To assess impairment, the Company has the option to qualitatively assess if it is more likely than not that the fair value of the reporting unit is less than the book value. Absent a qualitative assessment, or, through the qualitative assessment, if the Company determines it is more likely than not that the fair value of the reporting unit is less than the book value, a quantitative assessment is prepared to calculate the fair market value of the reporting unit. If it is determined that the fair value of the reporting unit is less than the book value, the recorded goodwill is impaired to its implied fair value with a charge to operating expenses. As of December 31, 2014 and 2013 and the years then ended there was no impairment of goodwill.

Deferred Offering Costs

The Company complies with the requirements of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (SAB) Topic 5A ‘‘Expenses of Offering’’. Deferred offering costs consist principally of accounting, legal and other fees incurred through the consolidated balance sheet dates that are related to a proposed initial public offering and that will be charged to stockholders’ equity upon the receipt of the offering proceeds or charged to expense if the offering is not completed. For the years ended December 31, 2014 and 2013, the Company incurred deferred offering costs of approximately $86,231 and $151,000, respectively, relating to expenses connected with the proposed offering. The deferred offering costs are included in other assets in the consolidated balance sheets.  Additionally, these costs are reviewed periodically by management for indications of impairment. For the years ended December 31, 2014 and 2013, the Company did not have an impairment charge.

Asset Retirement Obligations

The Company follows the provisions of ASC 410-20, Asset Retirement Obligations. ASC 410-20 requires entities to record the fair value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred.  When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depleted as part of the oil and natural gas property.  Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.  The Company’s asset retirement obligations relate to the plugging, dismantlement, removal, site reclamation and similar activities of its oil and natural gas properties.

Asset retirement obligations are estimated at the present value of expected future net cash flows and are discounted using the Company’s credit adjusted risk free rate. The Company uses unobservable inputs in the estimation of asset retirement obligations that include, but are not limited to, costs of labor, costs of materials, profits on costs of labor and materials, the effect of inflation on estimated costs, and the discount rate. Accordingly, asset retirement obligations are considered a Level 3 measurement under ASC 820.  Additionally, because of the subjectivity of assumptions and the relatively long lives of the Company’s wells, the costs to ultimately retire the Company’s wells may vary significantly from prior estimates.

Revenue Recognition and Natural Gas Imbalances

The Company utilizes the accrual method of accounting for natural gas and crude oil revenues, whereby revenues are recognized based on the Company’s net revenue interest in the wells upon delivery to third parties.  The Company will also enter into physical contract sale agreements through its normal operations.

Gas imbalances are accounted for using the sales method.  Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers.  However, the Company has no history of significant gas imbalances.

Cash

The Company considers all highly-liquid debt instruments with original maturities of three months or less to be cash equivalents. As of December 31, 2014 and 2013, the Company did not hold any cash equivalents.

The Company maintains its cash balances in financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”).   From time to time, the Company will maintain cash balances in a financial institution that may exceed the FDIC coverage of $250,000. The Company has not experienced any losses in such accounts and believes it is not subject to any significant credit risk on cash.

Trade Receivable and Joint Interest Receivable

Trade receivable is comprised of accrued natural gas and crude oil sales and joint interest receivable is comprised of amounts owed to the Company from joint interest owners for their proportionate share of expenses.  Generally, operators of natural gas and crude oil properties have the right to offset joint interest receivables with revenue payables.  Accordingly, any joint interest owner that has a joint interest receivable and joint interest revenue payable as of December 31, 2014 and 2013 are shown at net in the accompanying consolidated balance sheets.

The Company performs ongoing credit evaluations of its customers’ and extends credit to virtually all of its customers. Credit losses to date have not been significant and have been within management’s expectations.  In the event of complete non-performance by the Company’s customers and joint interest owners, the maximum exposure to the Company is the outstanding trade and joint interest receivable balance at the date of non-performance. For the years ended December 31, 2014 and 2013, the Company had no bad debt expense.

Derivative Activities

The Company utilized oil and natural gas derivative contracts to mitigate its exposure to commodity price risk associated with its future oil and natural gas production. These derivative contracts have historically consisted of options, in the form of price floors or collars. The Company’s derivative financial instruments are recorded on the consolidated balance sheets as either an asset or a liability measured at fair value. The Company does not apply hedge accounting to its oil and natural gas derivative contracts and accordingly the changes in the fair value of these instruments are recognized in the statement of operations in the period of change.

The Company’s derivative instruments are issued to manage the price risk attributable to our expected natural gas and oil production. While there is risk that the financial benefit of rising natural gas and oil prices may not be captured, Company management believes the benefits of stable and predictable cash flow are more important. Every unsettled derivative instrument is recorded on the accompanying consolidated balance sheets as either an asset or a liability measured at its fair value. Changes in a derivative’s fair value are recognized in earnings unless specific hedge accounting criteria are met. Cash flows from natural gas and oil derivative contract settlements are reflected in operating activities in the accompanying consolidated statements of cash flows.

Realized and unrealized gains and losses on derivatives are accounted for using the mark-to-market accounting method. The Company recognizes all unrealized and realized gains and losses related to these contracts in each period in gain (loss) from derivative contracts in the accompanying consolidated statements of operations.

Lease Operating Expenses

Lease operating expenses represent, pumpers’ salaries, saltwater disposal, ad valorem taxes, repairs and maintenance, expensed workovers and other operating expenses.  Lease operating expenses are expensed as incurred.

Sales-Based Taxes

The Company incurs severance tax on the sale of its production which is generated in Texas and Oklahoma.  These taxes are reported on a gross basis and are included in production taxes within the accompanying consolidated statements of operations.

Stock-Based Compensation and Equity Incentive Plans

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation. The standard requires the measurement and recognition of compensation expense in the Company’s consolidated statements of operations for all share-based payment awards made to the Company’s employees, directors and consultants including employee stock options, non-vested equity stock and equity stock units, and employee stock purchase grants. Stock-based compensation expense is measured at the grant date, based on the estimated fair value of the award, reduced by an estimate of the annualized rate of expected forfeitures, and is recognized as an expense over the employees’ expected requisite service period, generally using the straight-line method. In addition, ASC 718 requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as prescribed under previous accounting rules.

The Company’s forfeiture rate represents the historical rate at which the Company’s stock-based awards were surrendered prior to vesting. ASC 718 requires forfeitures to be estimated at the time of grant and revised on a cumulative basis, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

During the years ended December 31, 2014 and 2013, the Company incurred a stock based compensation expense of approximately $1,474,000 and $1,199,000, respectively, and is included in the accompanying consolidated statements of operations in general and administrative expenses.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that increases expense in that period. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2014. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of December 31, 2014.

Net Income (Loss) Per Common Share

Basic net income (loss) per common share is computed by dividing the net income (loss) attributable to stockholders by the weighted average number of common shares outstanding during the period.  Diluted net income (loss) per common share is calculated in the same manner, but also considers the impact to common shares for the potential dilution from stock options, non-vested share appreciation rights and non-vested restricted shares. For the year ended December 31, 2014, there were 1,249,650 potentially dilutive non-vested restricted shares and stock options. For the year ended December 31, 2013, there were 349,650 potentially dilutive non-vested restricted shares. The potentially dilutive shares, for the December 31, 2014 and 2013, are considered antidilutive since the Company is in a net loss position and thus result in the basic net income (loss) per common share equaling the diluted net income (loss) per common share.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

The Company’s estimates of oil and natural gas reserves are, by necessity, projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable natural gas and oil reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effect of regulations by governmental agencies, and assumptions governing future natural gas and oil prices, future operating costs, severance taxes, development costs and workover costs, all of which may in fact vary considerably from actual results. The future drilling costs associated with reserves assigned to proved undeveloped locations may ultimately increase to the extent that these reserves are later determined to be uneconomic. For these reasons, estimates of the economically recoverable quantities of expected natural gas and oil attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity of the reserves, which could affect the carrying value of the Company’s oil and natural gas properties and/or the rate of depletion related to the oil and natural gas properties.

NOTE 3 – FAIR VALUE MEASUREMENTS

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.  The carrying amounts of the Company’s financial assets and liabilities, such as cash, trade receivable, joint interest receivable, joint interest revenues payable, accounts payable and accrued liabilities and related party payable, approximate their fair values because of the short maturity of these instruments.  The carrying amount of the notes payable in long-term debt also approximates fair value due to its variable-rate characteristics.

The following tables present information about the Company’s financial assets and liabilities measured at fair value as of December 31, 2014 and December 31, 2013:

				Balance as of
				December 31,
($ in thousands)	Level 1	Level 2	Level 3	2014
Assets (at fair value):
Derivative assets (oil put options)	$0	$1,766	$0	$1,766

				Balance as of
				December 31,
($ in thousands)	Level 1	Level 2	Level 3	2013
Liabilities (at fair value):
Derivative liabilities (oil collar and put options)	$0	$114	$0	$114

NOTE 4 – PROPERTY ACQUISITION

On March 26, 2014 (the “Acquisition Date”), the Company completed the purchase of oil and natural gas leases and leasehold interests (the “Oil and Natural Gas Properties”) from White Oak Resources VI, LLC and Permian Atlantis LLC (collectively the “Seller”) for the purpose of increasing the Company’s oil and natural gas operations in the Permian Basin. The assets acquired are: (a) oil and natural gas leases and leasehold interests in Winkler and Loving Counties in Texas and Lea County, New Mexico; (b) twenty-nine wellbores; and (c) any contracts or agreements related to the foregoing lands, leases and wells. The Oil and Natural Gas Properties include total acreage held by production of 5,160 gross developed acres (1,983.61 net developed acres). Additionally, producing wells and surrounding acreage have been unitized under Texas Railroad Commission regulations. Under the terms of the agreement, the Company purchased the Oil and Natural Gas Properties for $16,803,000 in cash, including before purchase price adjustments.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma financial statements give effect to the acquisition of the Oil and Natural Gas Properties. The unaudited pro forma condensed statement of operations for the year ended December 31, 2014 and 2013 reflects the acquisition of the Oil and Natural Gas Properties as if it had occurred on January 1, 2013.

It is not intended to be indicative of the Company's results of operations or financial position that might have been achieved had the acquisition been completed as of the dates presented, or the Company's future results of operations or financial position.

in thousands, except share data	Year Ended December 31, 2014	Year Ended December 31, 2013
Oil, natural gas, and related product sales	$20,855	$17,512

Net loss	$2,442	$92

Net loss per basic and diluted common share	$0.20	$0.00

Weighted average basic and diluted common shares outstanding	12,362,336	12,362,336

Financial Statement Presentation and Purchase Price Allocation

The following table summarizes the purchase price and values of assets acquired and liabilities assumed:

Fair value of assets acquired and liabilities assumed (in thousands)
Proved oil and natural gas properties (1)	$17,662
Revenue payable	(27)
Asset retirement obligations	(832)
Total fair value of assets acquired and liabilities assumed, net	$16,803

Cash consideration transferred	$16,803

(1) Amount includes asset retirement costs of approximately $832.

NOTE 5 – OIL AND NATURAL GAS PROPERTIES

The following table presents a summary of the Company’s oil and natural gas properties at December 31, 2014 and December 31, 2013:

($ in thousands)	December 31, 2014	December 31, 2013
Oil and natural gas properties
Proved-developed producing properties	$96,691	$72,208
Proved-developed non-producing properties	2,880	1,384
Proved-undeveloped properties	13,330	9,410
Unproved properties	1,996	4,208
Less: Accumulated depletion	(23,131)	(13,044)
Total oil and natural gas properties, net of accumulated depletion	$91,766	$74,166

NOTE 6 – ASSET RETIREMENT OBLIGATIONS

The Company has recognized the fair value of its asset retirement obligations related to the future costs of plugging, abandonment, and remediation of oil and natural gas producing properties.  The present value of the estimated asset retirement obligations has been capitalized as part of the carrying amount of the related oil and natural gas properties.  The liability has been accreted to its present value as of the end of each period.  At December 31, 2014 and December 31, 2013, the Company evaluated 169 and 125 wells, respectively, and has determined a range of abandonment dates between January 2014 and September 20632061.  The following table represents a reconciliation of the asset retirement obligations for the year ended December 31, 2014 and December 31, 2013:

($ in thousands)	Year Ended December 31, 2014	Year Ended December 31, 2013

Asset retirement obligations, beginning of period	$2,437	$2,272
Additions to asset retirement obligation	859	43
Liabilities settled during the period	0	(48)
Accretion of discount	320	160
Revision of estimate	(10)	10
Asset retirement obligations, end of period	$3,606	$2,437

The assert retirement liability is measured using primarily Level 3 inputs. The significant unobservable inputs to this fair value measurement include estimates of plugging costs, remediation costs, inflation rate and well life. The inputs are calculated based on historical data as well as current estimated costs.

NOTE 7 – GOING PUBLIC DELAY FEE

We entered a “Securities Purchase and Exchange Agreement” dated June 10, 2011, with Longview Marquis Master Fund, L.P., Summerview Marquis Fund, L.P., Longview Marquis Fund, L.P., LMIF Investments, LLC, SMF Investments, LLC, and Summerline Capital Partners, LLC (collectively “Summerline”).  The Agreement says if the Company, for any reason, does not go public on or before that date that is one hundred fifty days after the June 13, 2011 (the “Going Public Delay Date”), the Company shall pay to each applicable stockholder an aggregate amount equal to the product of (i) such stockholder’s allocation percentage multiplied by (ii) $60,715 (the “Going Public Delay Fee”) on the last business day of each calendar month, for each such calendar month following the Going Public Delay Date through and including the date of going public (the “Going Public Delay Period”). For any partial calendar months during the Going Public Delay Period, the Going Public Delay Fee shall be pro-rated appropriately. For the year ended December 31, 2013, the Company has incurred a delay fee of approximately $425,000 which is currently included in accrued liabilities on the accompanying condensed consolidated balance sheets.

Effective August 6, 2013, the Company ceased to incur Going Public Delay Fees due to an effective Form 10 filing.

NOTE 8 – DERIVATIVES

We use derivatives to hedge our oil production.  Our current hedge position consists put options, of some which have deferred premiums paid at settlement. These contracts and any future hedging arrangements may expose us to risk of financial loss in certain circumstances, including instances where production is less than expected or oil prices increase.  In addition, these arrangements may limit the benefit to us of increases in the price of oil.  Accordingly, our earnings may fluctuate significantly as a result of changes in the fair value of our derivative instrument, which we utilize entirely to hedge our production and do not enter into for speculative purposes. We have not designated the derivative contracts as hedges for accounting purposes, and accordingly, we record the derivative contracts at fair value and recognize changes in fair value in earnings as they occur.

At December 31, 2014, we had the following open crude oil derivative contracts:

			December 31, 2014
	Instrument	Commodity	Volume (bbl / month)	Floor Price	Ceilings Price	Purchased Put Option Price	Fair Value (in thousands)
Jan. 2015 – Oct. 2015	Put	Crude Oil	5,000			77.00 – 80.00	999
Nov. 2015 – Dec. 2015	Put	Crude Oil	2,800			80.00	110
Jan. 2015 – Dec. 2015	Put	Crude Oil	4,000			70.00	590
Jan. 2016 – March 2016	Put	Crude Oil	1,500			75.00	67

The following tables identify the fair value amounts of derivative instruments included in the accompanying consolidated balance sheets as derivative contracts, categorized by primary underlying risk. Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting. The following tables also identify the net gain (loss) amounts included in the accompanying consolidated statements of operations as gain (loss) from derivative contracts.

Fair Value of Derivative Financial Instruments

(amounts in thousands)	December 31, 2014	December 31, 2013
Derivative financial instruments - Current asset	$1,699	$0
Derivative financial instruments - Long-term assets	67	0
Derivative financial instruments - Current liabilities	0	(63)
Derivative financial instruments - Long-term liabilities	0	(51)
Net derivative financial instruments	$1,699	$(114)

Effect of Derivative Financial Instruments

	December 31,
(amounts in thousands)	2014	2013
(Gain)/loss from derivative contracts	$2,066	$-

NOTE 9 – NOTES PAYABLE

On June 27, 2013, the Company entered into a credit agreement (“Credit Agreement”) with Independent Bank to borrow up to $100,000,000 at a current rate of 4.00% annum. The Credit Agreement was obtained to fund the development of the Company’s oil and natural gas properties and refinance the prior bank facility.  At December 31, 2014 and December 31, 2013, the Company had approximately $22,495,780 and $12,436,000, respectively, in borrowings outstanding under the Credit Agreement.

The Credit Agreement provides for a borrowing base of $23,500,000 as of December 31, 2014, which is re-determined semi-annually and upon requested special redeterminations.  Additionally, the borrowing base may be adjusted at the financial institution’s discretion which is based in part upon external factors over which the Company has no control. If the re-determined borrowing base were to be less than outstanding borrowings under the Credit Agreement, the Company would be required to repay the deficit. The Company incurs a commitment fee of 0.5% on the unused portion of the credit facility or if less, the borrowing base. The Credit Agreement matures at June 1, 2016.

Loans under the Credit Agreement bear interest at the greater of: (1) the prime rate, the annual rate of interest announced by the Wall Street Journal as its “prime rate”, or (2) the floor rate of 4.00%.

The Credit Agreement is collateralized by the oil and natural gas properties and contains several restrictive covenants including, among others:  (1) a requirement to maintain a current ratio, of not less than 1.0 to 1.0; (2) a maximum permitted ratio of debt to adjusted EBITDAX of not more than 3.5 to 1.0; (3) a maximum permitted ratio of adjusted EBITDAX to interest expense of not more than 3.0 to 1.0; and (4) a prohibition against incurring debt, subject to permitted exceptions.

On March 26, 2014, the Company entered into a term loan agreement with Independent Bank totaling $4,000,000 at a current rate of 6.75% annum.  The agreement was obtained to fund the development of the Company’s acquisition of oil and natural gas properties (see note 4).  The term loan had an outstanding balance of approximately $2,941,000 outstanding at December 31, 2014. The loan requires 18 equal monthly payments of approximately $194,000 starting on October 1, 2014 and maturing on March 1, 2016 and is subject to the same covenants as the Credit Agreement.

The loan under the term agreement bears interest at the greater of: (1) the prime rate, the annual rate of interest announced by the Wall Street Journal as its “prime rate”, plus the applicable margin of 3.00% or (2) the floor rate of 6.75%.

On April 15, 2015 the Company entered into the Fourth Amendment to the Credit Agreement with Independent Bank (“Amendment”). The agreement provides that the borrowing base is $21,750,000 as of the date of the Amendment that will be reduced by $250,000 per month before September 1, 2015 and $350,000 per month thereafter, unless re-determined after 150 days from the date of the Amendment. The Company is obligated to provide Independent Bank an engineering report acceptable to the Bank before September 1, 2015 showing proven and producing and proven undeveloped oil and gas reserves, discounted present value of future net income for the Company’s oil and gas properties as of September 1, 2015, projections of annual rate of production, gross income and net income relating to these reserves and take-or-pay, prepayment and gas balancing obligations.

The Amendment also allows the assignment of an overriding royalty interest as stated in the related amendment to the Intercreditors’ Agreement between Independent Bank, the Company and SOSventures, LLC.

The Company is obligated to commence drilling a well in the Crittendon Field within 45 days of the date of the Amendment and a second well in the Crittendon Field within 90 days of the date of the Amendment.

The Amendment includes a suspension of Independent Bank’s rights to exercise its remedies prior to 150 days after the Amendment caused solely by the occurrence of a borrowing base deficiency. It also includes a suspension of Independent Bank’s obligation to extend loans, letters of credit or renewals or extensions of letters of credit agreement under the Credit Agreement for 150 days after the date of the Amendment.

The Amendment further provides that the Company will be required execute and maintain crude oil hedges on a minimum of 80.0% of Projected Production on a rolling 20 months basis. The table below details the Borrower’s existing and required crude hedges through 2016.

The Company is also obligated to repay its term loan at closing with both principal and interest, repay the note principal to reduce the note to no more than the borrowing base, including the repayment of interest, pay certain fees, deposit $5,000,000 into a special account and deliver a commitment letter from SOSventures to provide an additional $2,000,000 of availability under the Subordinated credit facility with SOSventures, LLC for drilling capital.

NOTE 10 – STOCK BASED COMPENSATION AND CONDITIONAL PERFORMANCE AWARDS

On April 1, 2012, the Company entered into employment agreements (the “Employment Agreement”) which provided a restricted stock grant and a conditional performance award to key members of management.

The restricted stock grant of 349,650 shares had a grant date fair value of $10.00 per share and vests in full upon the earlier of an initial public offering (“IPO”) which includes the sale of shares to the public, a business combination whereas 50% or more of the voting power is transferred to the new owners, or March 1, 2015.  During the twelve months ended December 31, 2014 and 2013, the Company incurred a stock-based compensation expense of approximately $1,474,000 and $1,199,000, respectively, related to the restricted stock grant, which is included in the accompanying condensed consolidated statements of operations in general and administrative expenses.  As of December 31, 2014 and December 31, 2013, there was approximately $299,700 and $1,498,500, respectively, of unrecognized stock-based compensation expense related to the non-vested restricted stock grant. At December 31, 2014 and December 31, 2013, this unrecognized stock-based compensation is expected to be expensed on a straight-line basis over 3 and 15 months. As of December 31, 2014 and as of December 31, 2013, there have been no forfeitures associated with the restricted stock grant.

Additionally, the Employment Agreement provides for a conditional performance award where if an IPO occurs, the employee will receive: (1) a cash payment of 1% of the difference between the Company market capital and the book value at the time of the IPO, (2) common stock options to purchase 1.0% of the fully-diluted capital stock as of the IPO date and IPO price which will vest over a four year period and contain a cashless exercise, (3) common stock options to purchase 1.0% of the fully-diluted capital stock as of the 2nd anniversary of the IPO date at the closing price of the common stock on the 2nd anniversary date of the IPO and will vest six years after the grant and contain a cashless exercise.  As of the twelve months ended December 31, 2014 and 2013, the conditional performance feature is not probable and as such, no compensation expense related to the conditional performance feature has been recognized.

On August 30, 2014, the Company amended and restated the Employment Agreement which provided for additional stock options.

The equity award of options to purchase 900,000 shares at the exercise price of $4.75 per share and vesting over three years from September 4, 2014 with a one-year cliff (in respect of 300,000 shares) and monthly vesting thereafter of 25,000 shares over the remaining two years. For the year ended, the Company incurred a stock-based compensation expense of approximately $275,000 related to stock option, which is included in the accompanying condensed consolidated statements of operations in general and administrative expenses.  As of December 31 2014, there was approximately $2,200,000 of unrecognized stock-based compensation related to the non-vested stock options.

The assumptions used in the Black-Scholes Option Pricing Model for the stock options granted were as follows:

2014
Risk-free interest rate	1.87%
Expected volatility of common stock	92%
Dividend yield	$0.00
Expected life of options	5.72 years

The following table summarizes information about stock option activity and related information for the year ended December 31, 2014:

	Number of Shares Underlying Options	Weighted Average Exercise Price per Share	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining Contractual Life (in Years)
Outstanding at December 31, 2013	-	$-	$-	-
Granted	900,000	4.75	2.75	10
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding at December 31, 2014	900,000	4.75	2.75	10
Exercisable at December 31, 2014	-	-	-	-

NOTE 11 – RELATED PARTY TRANSACTIONS

Related Party Credit Agreement

On March 29, 2013, the Company entered a credit agreement with SOSventures, LLC providing for a term loan through February 16, 2016 in an amount up to $10,000,000 at a 17.00% interest rate through March 29, 2014 and 22.00% interest rate thereafter.  The loan under this agreement is secured by a second lien on the Company’s assets.  The Company may not incur further indebtedness beyond this loan and the Credit Agreement without the consent of SOSventures, until such time as the SOSventures loan is fully repaid.

On May 30, 2014, the Company amended its credit agreement with SOSventures, LLC providing for a term loan through February 1, 2016 in an amount up to $20,000,000 at an 18.00% interest rate.  As of December 31, 2014, the Company has borrowed $10,000,000 under this agreement.

The term loan is collateralized under a second lien by the oil and natural gas properties and contains several restrictive covenants including, among others:  (1) a requirement to maintain a current ratio, of not less than 1.0 to 1.0; (2) a maximum permitted ratio of debt to adjusted EBITDAX of not more than 4.0 to 1.0; (3) a maximum permitted ratio of adjusted EBITDAX to interest expense of not more than 3.0 to 1.0; and (4) a prohibition against incurring debt, subject to permitted exceptions.

On April 15, 2015 the Company entered the Second Amendment to the First Amendment and Restated Credit Agreement and several other agreements which provided that SOSventures, LLC will provide an additional $3 million on its credit facility to be used to pay the outstanding balance of the Independent Bank term loan, pay on the Independent Bank credit facility and for operations. Additionally, SOSventures deposit $5 million into a controlled account at Independent Bank to be used to drill two wells in the Crittendon Field referenced in the Independent Bank Amendment. Further, SOSventures, LLC will receive interest on its credit facility and a 1% overriding royalty interest on the Company’s Crittendon Field properties effective upon the drilling of these two oil and gas wells until such time as the credit facility is repaid. Finally, SOSventures, LLC shall receive warrants to purchase 2,542,397 of the Company's common shares for $1.00 per share with a two-year term. If fully purchased 2,542,397 would equal 20% of our currently outstanding common stock.

NOTE 12 – LEGAL PROCEEDINGS

From time-to-time, the Company may become subject to proceedings, lawsuits and other claims in the ordinary course of business including proceedings related to environmental and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

The Company is subject to various possible contingencies that arise primarily from interpretation of federal and state laws and regulations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Although management believes that it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, environmental matters are subject to regulation by various federal and state agencies.

NOTE 13 – STOCKHOLDER’S EQUITY

Conversion to C-Corporation

On June 28, 2012, the Company converted from a Delaware limited liability company to a Delaware C-Corporation. The membership units outstanding as of June 28, 2012 were converted to common shares at a 1:1 ratio. The conversion to a C-Corporation has been retroactively applied throughout the consolidated financial statements.

Prior to June 28, 2012, at the end of each fiscal year of the Company, the net profits or losses were allocated to the capital accounts of the members based on the members’ ownership percentage of the Company, which is determined by taking the number of common shares held by the stockholder and dividing by the total issued and outstanding common shares (“Sharing Percentage”).

Preferred Shares

The Company is authorized to issue up to 10,000,000 preferred shares, par value $0.001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors.  No preferred shares were issued and outstanding as of December 31, 2014 and 2013.

Common Shares

The Company has a single class of common shares that have the same rights, preferences, limitations, and qualifications. The Company is authorized to issue up to 150,000,000 shares, par value $0.001 per share, in the aggregate and from time to time may increase the number of shares authorized.

NOTE 14 – INCOME TAXES

For the years ended December 31, 2014 and 2013, the Company estimated that its current and deferred tax provision was as follows:

	2014	2013
Current taxes
Federal
State	(15,465)	(26,502)
	(15,465)	(26,502)

Deferred taxes
Federal	1,449,296	(402,379)
State	53,375	128,977
	1,502,671	(273,402)
Total current and deferred tax benefit/(expense)	1,487,206	(299,904)

A reconciliation of income tax expense (benefit) computed by applying the U.S. federal statutory income tax rate and the reported effective tax rate on income for the years ended December 31, 2014 and 2013 are as follows:

	2014	2013
Income tax benefit calculated using the federal statutory income tax rate	1,444,432	423,609
State income taxes, net of federal income taxes	37,910	102,475
Permanent differences, rate changes and other	4,864	(825,988)
Total income tax benefit (expense)	1,487,206	(299,904)

Deferred income taxes arise from temporary differences in the recognition of certain items for income tax and financial reporting purposes. The approximate tax effects of significant temporary differences which comprise the deferred tax assets and liabilities at December 31, 2014 and 2013 are as follows:

	December 31,
	2014	2013
Deferred tax assets:
Federal and state net operating loss carryforward	6,864,241	4,195,157
Stock-based compensation	1,214,378	713,286
Asset retirement obligations	1,225,887	828,467
Derivatives		38,767
Other	5,784	-
Total deferred tax assets	9,310,290	5,775,677

Deferred tax liabilities:
Oil and gas properties and fixed assets	(22,749,563)	(21,321,587)
Derivatives	(600,469)
Total deferred tax liabilities	(23,350,032)	(21,321,587)

Net deferred tax liability	(14,039,742)	(15,545,910)

At December 31, 2014, the Company has net operating losses as follows:

	Amount	Expiration
Net operating losses:
Federal	$19,819,471	Dec. 2032 to 2034
State	3,175,043	Dec. 2032 to 2034

SUPPLEMENTAL INFORMATION

Presented in accordance with

FASB ASC Topic 932, Extractive Activities - Oil and Gas

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited)

The following tables set forth supplementary disclosures for oil and gas producing activities in accordance with FASB ASC Topic 932, Extractive Activities - Oil and Gas.

Capitalized Costs

The following table presents a summary of the Company’s oil and natural gas properties at December 31, 2014 and 2013:

($ in thousands)	2014	2013
Oil and natural gas properties
Proved-developed producing properties	$96,691	$72,208
Proved-developed non-producing properties	2,880	1,384
Proved-undeveloped properties	13,330	9,410
Unproved properties	1,996	4,208
Less: Accumulated depletion	(23,131)	(13,044)
Total oil and natural gas properties, net of accumulated depletion	$91,766	$74,166

Costs Incurred

The following table summarizes costs incurred in oil and natural gas property acquisition, exploration, and development activities.  Property acquisition costs as those incurred to purchase lease or otherwise acquire property, including both undeveloped leasehold and the purchase of reserves in place. Exploration costs include costs of identifying areas that may warrant examination and examining specific areas that are considered to have prospects containing oil and natural gas reserves, including costs of drilling exploratory wells, geological and geophysical costs, and carrying costs on undeveloped properties.  Development costs are incurred to obtain access to proved reserves, including the cost of drilling development wells, and to provide facilities for extracting, treating, gathering and storing oil and natural gas.  Additionally, costs incurred also include new asset retirement obligations established. Asset retirement obligations included in the tables below in the as reported columns for the years ended December 31, 2014 and 2013 were approximately $849,000 and $42,000, respectively

Costs incurred (capitalized and charged to expense) in oil and natural gas activities for the years ended December 31, 2014 and 2013 were as follows:

	2014	2013
Acquisitions of proved properties	$16,803,448	$-
Exploration	785,314	43,794
Development	17,244,950	15,926,200
Total costs incurred	$34,833,712	$15,969,994

Oil and Natural Gas Operating Results

Results of operations from oil and natural gas producing activities for the years ended December 31, 2014 and 2013, excluding Company overhead and interest costs, were as follows:

	2014	2013
Oil, natural gas and related product sales	$20,172,792	$14,965,153
Lease operating costs	(5,457,471)	(4,237,207)
Production taxes	(695,693)	(434,623)
Exploration costs	(80,533)	(43,794)
Depletion	(5,457,471)	(6,386,669)
Impairment	(4,428,378)	-
Results of operations from oil and natural gas producing activities	$4,053,246	$3,862,860

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Proved Reserves Methodology

The Company’s estimated proved reserves, as of December 31, 2014 and 2013, are made in accordance with the SEC’s final rule, Modernization of Oil and Gas Reporting, which amended Rule 4-10 of Regulation S-X (the “Final Rule”).  As defined by the Final Rule, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible in future years from known reservoirs under existing economic conditions, operating methods, and government regulations. Projects to extract the hydrocarbons must have commenced or an operator must be reasonably certain that it will commence the projects within a reasonable time. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the projects. Further requirements for assignment of estimated proved reserves include the following:

The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by natural gas, oil, and/or water contacts, if any; and (B) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons and highest known oil seen in well penetrations unless geoscience, engineering, or performance data and reliable technology establishes a lower or higher contact with reasonable certainty. Reliable technologies are any grouping of one or more technologies (including computational methods) that have been field-tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Reserves which can be produced economically through applications of improved recovery techniques (including, but not limited to fluid injections) are included in the proved classification when successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, and other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The prices used are the average crude oil and natural gas prices during the twelve month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Reserves engineering is a subjective process of estimating underground accumulations of crude oil, condensate, natural gas, and natural gas liquids that cannot be measured in an exact manner. The accuracy of any reserves estimate is a function of the quality of available date and of engineering and geological interpretation and judgment. The reserves actually recovered, the timing of production of those reserves, as well as operating costs and the amount and timing of development expenditures may be substantially different from original estimates. Revisions result primarily from new information obtained from development drilling, production history, field tests, and data analysis and from changes in economic factors including expectation and assumptions as to availability of financing for development projects.

Reserve Quantity Information

The following table presents the Company’s estimate of its proved oil and gas reserves all of which are located in the United States. The estimates have been prepared with the assistance of Forrest A. Garb & Associates, Inc., an independent petroleum reservoir engineering firm. Oil reserves, which include condensate and natural gas liquids, are stated in barrels and gas reserves are stated in thousands of cubic feet.

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

PROVED-DEVELOPED AND UNDEVELOPED RESERVES	Crude Oil (Bbl)	Natural Gas (Mcf)

December 31, 2012	3,497,860	9,446,650
Revisions of previous estimates	(282,828)	(861,839
Extensions and discoveries	562,723	562,130
Acquisitions of reserves
Sales of reserves
Production	(126,845)	(507,321)
December 31, 2013	3,650,910	8,639,620
Revisions of previous estimates	(772,982)	(742,628)
Extensions and discoveries	558,000	333,230
Acquisitions of reserves	797,360	3,811,000
Sales of reserves	(59,370)	(474,930)
Production	(180,898)	(758,638)
December 31, 2014	3,993,020	10,771,270

PROVED DEVELOPED RESERVES
December 31, 2014	853,560	4,324,760
December 31, 2013	484,610	2,100,200

The following table presents the Company’s changes in proved undeveloped reserves.

PROVED UNDEVELOPED RESERVES	Crude Oil (Bbl)	Natural Gas (Mcf)

December 31, 2012	3,071,680	7,120,210
Revisions of previous estimates	(237,423)	(452,650)
Extensions and discoveries	562,723	562,130
Acquisitions of reserves	-	-
Sales of reserves	-	-
Transfer to developed	(230,680)	(690,270)
December 31, 2013	3,166,300	6,539,420
Revisions of previous estimates	(764,160)	(1,396,210)
Extensions and discoveries	540,350	237,800
Acquisitions of reserves	531,350	1,887,730
Sales of reserves	(59,370)	(474,930)
Transfer to developed	(334,170)	(822,240)
December 31, 2014	3,598,810	6,462,010

Approximately $12,558,000 was spent during 2014 related to proved undeveloped reserves that were transferred to proved developed reserves. Estimated future development costs relating to the development of proved undeveloped reserves are projected to be approximately $11 million for 2015, $17 million for 2015, and $36 million for 2016.

Future cash flows are computed by applying a first-day-of-the-month 12-month average price of natural gas (Henry Hub) and oil (West Texas Intermediate) to year end quantities of proved natural gas and oil reserves. Future operating expenses and development costs are computed primarily by the Company's petroleum engineers by estimating the expenditures to be incurred in developing and producing the Company’s proved natural gas and oil reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions.  For the year ended December 31, 2014, the oil and natural gas prices were applied at $95.28/Bbl and $4.36/MMBtu, respectively, in the standardized measure. For the year ended December 31, 2013, the oil and natural gas prices were applied at $96.90/Bbl and $3.67/MMBtu, respectively, in the standardized measure. Each of the reference prices for oil and natural gas were adjusted for quality factors and regional differences.

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flow and Changes Therein Relating to Proved Oil and Gas Reserves

The following tables, which presents a standardized measure of discounted future cash flows and changes therein relating to proved oil and gas reserves as of December 31, 2014 and 2013, for the years ended December 31, 2014 and 2013, is presented pursuant to ASC 932. In computing this data, assumptions other than those required by the Financial Accounting Standards Board could produce different results. Accordingly, the data should not be construed as being representative of the fair market value of the Company’s proved oil and gas reserves.

A discount factor of 10 percent was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement costs or fair value of the Company's natural gas and oil properties. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of time value of money and the risks inherent in reserve estimates of natural gas and oil producing operations. There have been no estimates for future plugging and abandonment costs.

Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2014

Future cash inflows	$435,341,260
Less: Production costs	(104,680,910)
Development costs	(92,010,030)
Future income taxes	(72,379,134)
Future net cash flows	166,271,186
10% discount factor	(76,155,055)
Standardized measure of discounted future net cash flows	$90,116,131

Changes in Standardized Measure of Discounted Future Net Cash Flows for the Year Ended December 31, 2014

Standardized measure - beginning of year	$91,073,201
Increase (decrease)
Sales, net of production costs	(13,632,609)
Net changes in prices and production costs	(8,272,410)
Development costs incurred during year	14,252,896
Changes in future development costs	(23,346,670)
Extensions, discoveries, and improved recoveries	15,039,952
Revisions of previous quantity estimates	(22,903,692)
Accretion of discount	15,988,173
Net change in income taxes	3,763,259
Purchases and sales of mineral interests	18,320,370
Change in production rates and other	(166,339)
Standardized measure - end of year	$90,116,131

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2013

Future cash inflows	$402,112,260
Less: Future production costs	(82,947,000)
Future development costs	(91,795,000)
Future income tax expense	(73,315,987)
Future net cash flows	154,054,273
10% discount factor	(62,981,072)
Standardized measure of discounted future net cash inflows	$91,073,201

Changes in Standardized Measure of Discounted Future Net Cash Flows for the Year Ended December 31, 2013

Beginning of year	$85,466,507
Sales of oil and natural gas, net of production costs	(10,293,324)
Net changes in prices and production costs	7,547,696
Development costs incurred during the year	11,556,941
Changes in future development costs	(9,300,011)
Extensions, discoveries, and improved recoveries	11,620,753
Revisions of previous quantity estimates	(15,492,304)
Accretion of discount	12,556,186
Net change in income taxes	(3,025,202)
Purchases and sale of mineral interests
Timing and other	435,959
End of year	$91,073,201

Significant Changes in Reserves for the Year Ended December 31, 2014

Net Changes in Prices and Production Costs: For the year ended December 31, 2014, the oil and natural gas prices were applied at $95.28/Bbl and $4.36/MMBtu, respectively, in the standardized measure. At December 31, 2013, the oil and natural gas prices were applied at $96.90/Bbl and $3.67/MMBtu, respectively, in the standardized measure. The increase in oil and natural gas prices resulted in a significant increase in future expected cash flows and reserves. Each of the reference prices for oil and natural gas were adjusted for quality factors and regional differences.

Extensions, Discoveries, and Improved Recoveries: During the year ended December 31, 2014, the Company had extensions and discoveries of 558,000 Bbl of crude oil and 333,230 Mcf of natural gas from primarily newly identified drilling opportunities in the Eaglebine oil and natural gas reservoirs as well as new drills in Oklahoma.

Revisions of Previous Quantity Estimates: During the year ended December 31, 2014, the Company adjusted its previous estimates by (772,982) Bbl of crude oil and (758,638) Mcf of natural gas from primarily revisions of proved undeveloped reserves that the Company currently has interests in due to increases in estimated production costs and the requirement that a development plan for the undeveloped oil and gas reserves must be adopted indicating that such reserves are scheduled to be drilled within five years under SEC Regulation S-X Rule 4-10(a)(31)(ii).

Purchases and sales of mineral interests: During the year ended December 31, 2014, the Company purchased the Crittendon Field.

Accretion of Discount: Accretion during the year ended December 31, 2013 was the result of accretion of the future net revenues at a standard rate of 10% due to the passage of time.

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Significant Changes in Reserves for the Year Ended December 31, 2013

Net Changes in Prices and Production Costs: For the year ended December 31, 2013, the oil and natural gas prices were applied at $96.90/Bbl and $3.67/MMBtu, respectively, in the standardized measure. At December 31, 2012, the oil and natural gas prices were applied at $94.68/Bbl and $2.76/MMBtu, respectively, in the standardized measure. The increase in oil and natural gas prices resulted in a significant increase in future expected cash flows and reserves.

Extensions, Discoveries, and Improved Recoveries: During the year ended December 31, 2013, the Company had extensions and discoveries of 562,723 Bbl of crude oil and 562,130 Mcf of natural gas from primarily newly identified drilling opportunities in the Eaglebine oil and natural gas reservoirs.

Significant Changes in Reserves for the Year Ended December 31, 2013 (continued)

Revisions of Previous Quantity Estimates: During the year ended December 31, 2013, the Company adjusted its previous estimates by (282,828) Bbl of crude oil and (452,650) Mcf of natural gas from primarily revisions of proved undeveloped reserves that the Company currently has interests in due to increases in estimated production costs.

Accretion of Discount: Accretion during the year ended December 31, 20132012

Net Changes in Prices and Production Costs: For the year ended December 31, 2012, the oil and natural gas prices were applied at $94.68/Bbl and $2.76/MMBtu, respectively, in the standardized measure. At December 31, 2011, the oil and natural gas prices were applied at $95.84/Bbl and $4.15/MMBtu, respectively, in the standardized measure. Additionally, estimated future production costs per barrel of oil equivalent (BOE) increased from December 31, 2011 to 2012. The decrease in oil and natural gas prices and increase in production costs resulted in a significant decrease in future expected cash flows and reserves.

Extensions, Discoveries, and Improved Recoveries: During the year ended December 31, 2012, the Company had extensions and discoveries of 1,037,240 Bbl of crude oil and 344,575 Mcf of natural gas from primarily newly identified drilling opportunities in the Eaglebine and Hunton oil and natural gas reservoirs2012, the Company adjusted its previous estimates by (760,571) Bbl of crude oil and 171,497 Mcf of natural gas from primarily revisions of proved undeveloped reserves that the Company currently has interests in due to decreases in future forecasted prices of oil and natural gas and increases in estimated production costs.

Accretion of Discount: Accretion during the year ended December 31, 2012 was the result of accretion of the future net revenues at a standard rate of 10% due to the passage of time.

FS-27

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value and share data)

	September 30,	December 31,
	2015	2014
	(Unaudited)	(Audited)
ASSETS

Current assets
Cash	$5,779	$3,574
Trade receivables	879	1,860
Joint interest receivables	229	508
Current derivative assets	918	1,699
Prepaid expenses	300	284

Total current assets	8,105	7,925

Oil and natural gas properties and other equipment
Oil and natural gas properties, successful efforts method, net of accumulated depletion	86,974	91,766
Other property and equipment, net of depreciation	75	104

Total oil and natural gas properties and other equipment, net	87,049	91,870

Other assets

Goodwill	960	960
Derivative assets	59	67
Other	884	981

Total other assets	1,903	2,008

Total assets	$97,057	$101,803

The accompanying notes are an integral part of these condensed consolidated financial statements.

FS-28

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value and share data)

	September 30,	December 31,
	2015	2014
	(Unaudited)	(Audited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$6,092	$5,835
Joint interest revenues payable	791	829
Current maturities of related party notes payable	20,071	-
Current maturities of notes payable	16,421	2,353
Current asset retirement obligations	452	428

Total current liabilities	43,827	9,445

Long-term liabilities
Derivative liabilities	-	-
Notes payable	41	23,162
Related party note payable	-	10,180
Deferred tax liabilities	10,740	14,040
Asset retirement obligations	3,197	3,177

Total long-term liabilities	13,978	50,559

Commitments and contingencies

Stockholders’ equity
Preferred stock, $.001 par value, authorized 10,000,000 shares; none issued and outstanding	-	-
Common stock, $.001 par value, authorized 150,000,000 shares; 12,711,986 shares issued at September 30, 2015 and 12,362,336 shares issued at December 31, 2014	13	12
Paid-in capital	56,838	55,920
Accumulated deficit	(17,599)	(14,133)

Total stockholders’ equity	39,252	41,799

Total liabilities and stockholders’ equity	$97,057	$101,803

The accompanying notes are an integral part of these condensed consolidated financial statements.

FS-29

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Oil, natural gas, and related product sales	$1,745	$5,783	$7,029	$15,485

Expenses
Depreciation, depletion and amortization	1,934	2,858	6,576	7,287
Lease operating	884	1,633	2,963	3,946
General and administrative	797	956	2,885	2,737
Professional fees	96	220	525	737
Production taxes	83	176	289	514
Accretion of discount on asset retirement obligation	58	66	187	255
Exploration	8	27	48	60
Impairment of oil and gas properties	863	-	863	-
Total expenses	4,723	5,936	14,336	15,536

Operating income (loss)	(2,978)	(153)	(7,307)	(51)

Other income (expense)
Interest expense	(1,068)	(803)	(2,814)	(1,820)
Gain (loss) from derivative contracts	1,100	(51)	867	61
Gain on sale of assets, net	2,373	827	2,375	1,546
Other Income	141	-	141	-
Total other income (expense)	2,546	(27)	569	(213)

Income (loss) before income taxes	(432)	(180)	(6,738)	(264)

Income tax benefit / (expense):
Current income tax benefit / (expense)	(23)	(7)	(23)	(7)
Deferred income tax benefit / (expense)	683	87	3,296	171
Net income (loss)	$228	$(100)	$(3,465)	$(100)

Net income (loss) per basic and diluted common share	$0.02	$(0.01)	$(0.27)	$(0.01)

Weighted average basic common shares outstanding	12,711,986	12,362,336	12,636,421	12,362,336

Weighted average diluted common shares outstanding	12,711,986	12,362,336	12,636,421	12,362,336

The accompanying notes are an integral part of these condensed consolidated financial statements.

FS-30

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands, except per share amounts)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities
Net loss	$(3,465)	$(100)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and depletion	6,576	7,287
Impairment of oil and gas properties	863	-
Deferred income taxes	(3,296)	(171)
Stock-based compensation	918	968
Accretion of asset retirement obligation	187	255
Cash received (paid) for settlement of derivative instruments	-	(89)
Unrealized loss (gain) from derivative contracts	789	(61)
(Gain) on asset sales	(2,375)	(1,546)
Amortization of debt issuance costs	249	141
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Trade receivables	981	729
Joint interest receivables	279	(1,902)
Prepaid expenses and other assets	1	117
Accounts payable and accrued liabilities	(1,408)	(1,133)
Joint interest revenues payable	(38)	518
Net cash provided by operating activities	261	5,013

Cash flows from investing activities
Acquisition and development of oil and natural gas properties	(3,913)	(14,107)
Acquisition of White Oak Resources VI, LLC and Permian Atlantis LLC oil and natural gas properties	-	(16,803)
Proceeds from sales of oil and natural gas properties	7,084	1,000
Oil and natural gas abandonment costs	-	-
Net cash provided (used) in investing activities	3,171	(29,910)

Cash flows from financing activities
Proceeds from notes payable	8,000	24,060
Debt issuance costs	(167)	(209)
Repayments of notes payable	(9,053)	(539)
Deferred offering costs	(7)	(77)
Net cash (used) provided by financing activities	(1,227)	23,235

Net increase (decrease) in cash	2,205	(1,662)
Cash, beginning of period	3,574	5,794
Cash, end of period	$5,779	$4,132

The accompanying notes are an integral part of these condensed consolidated financial statements.

FS-31

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2015	2014

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$626	$1,505

Supplemental disclosure of non-cash investing transactions
Payables related to oil and natural gas capitalized expenditures	$3,551	$923
Capitalized asset retirement cost	$-	$(855)
Settlement of accounts payable through sale of oil and natural gas properties	$-	$3,873

The accompanying notes are an integral part of these condensed consolidated financial statements.

FS-32

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - NATURE OF OPERATIONS

We were originally formed as Starboard Resources LLC in Delaware on June 2, 2011 as a limited liability company to acquire, own, operate, produce, and develop oil and natural gas properties primarily in Texas and Oklahoma. On June 28, 2012, Starboard converted from a Delaware limited liability company to a Delaware C-Corporation and was named Starboard Resources, Inc. The membership units of Starboard Resources LLC were exchanged on a 1:1 basis for common shares of the Company. On July 31, 2015 we sold all of our Oklahoma properties and are now focused on our Texas properties.  On August 25, 2015 we changed our name to Brushy Resources, Inc. (the “Company”).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revision of prior period financial statements

In November 2015, during the preparation of our condensed financial statements, the Company discovered an error in the computation of impairment of Oklahoma properties for the quarterly period ended June 30, 2015.  Specifically, the impairment calculation included in the Company’s financial statements for period ended June 30, 2015 did not take into account previously recorded impairment on the Oklahoma properties resulting in improper recording of $1,350,000 in impairment – which was the entirety of the impairment recorded in the quarterly period ended June 30, 2015.  The changes in the impairment resulted in a non-cash reduction of the loss to the financial statements.  The Company has determined that the impact of non-cash item on its quarterly financial statements for the quarter ended June 30, 2015 to be sufficiently material to warrant restatement of the Company’s Quarterly Report on Form 10-Q.

The line items that have been amended and restated are set forth below:

Balance Sheets

	June 30, 2015
	As Previously Reported	Adjustment	As Restated
ASSETS
Oil and natural gas properties, successful efforts method, net of accumulated depletion	$88,955	1,350	$90,305
Total oil and natural gas properties and other equipment, net
Total assets	$96,809	1,350	$98,159

LIABILITIES AND STOCKHOLDERS' EQUITY
Accumulated deficit	$(19,176)	1,350	$(17,826)
Total stockholders' equity	37,469	1,350	38,819
Total liabilities and stockholders' equity	$96,809	1,350	$98,159

FS-33

Statements of Operations

	Three Months Ended June 30, 2015			Six Months Ended June 30, 2015
	As Previously Reported	Adjustment	As Restated	As Previously Reported	Adjustment	As Restated

Impairment of oil and gas properties	$1,350	(1,350)	$-	$1,350	(1,350)	$-
Net income (loss)	$(2,354)	1,350	$(1,004)	$(5,043)	1,350	$(3,693)
Net income (loss) per basic and diluted common share	$(0.19)		$(0.08)	$(0.40)		$(0.29

Statements of Cash Flows

	Six Months Ended June 30, 2015
	As Previously Reported	Adjustment	As Restated

Net loss	$(5,043)	1,350	$(3,693)
Impairment of oil and gas properties	1,350	(1,350)	$-

Basis of Presentation

The condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Additionally, the accompanying unaudited condensed consolidated financial statements as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q, and reflect, in the opinion of management, all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Operating results for the nine months ended September 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Form 10-K for the year ended December 31, 2014.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, ImPetro Resources, LLC (“ImPetro”) and ImPetro Operating (“Operating”) (Collectively the “Company”). All intercompany transactions and balances have been eliminated in consolidation.

Oil and Gas Natural Gas Properties

The Company uses the successful efforts method of accounting for oil and natural gas producing activities, as further defined under ASC 932, Extractive Activities - Oil and Natural Gas.  Under these provisions, costs to acquire mineral interests in oil and natural gas properties, to drill exploratory wells that find proved reserves, and to drill and equip development wells are capitalized.

Exploratory drilling costs are capitalized when incurred pending the determination of whether a well has found proved reserves.  A determination of whether a well has found proved reserves is made shortly after drilling is completed.  The determination is based on a process that relies on interpretations of available geologic, geophysic and engineering data.  If a well is determined to be successful, the capitalized drilling costs will be reclassified as part of the cost of the well.  Capitalized costs of producing oil and natural gas interests are depleted on a unit-of-production basis at the field level.

FS-34

If an exploratory well is determined to be unsuccessful, the capitalized drilling costs are charged to expense in the period the determination is made.  If a determination cannot be made as to whether the reserves that have been found can be classified as proved, the cost of drilling the exploratory well is not carried as an asset for more than one year following completion of drilling.  If, after that year has passed, a determination that proved reserves exist cannot be made, the well is assumed to be impaired and its costs are charged to expense.  Its cost can, however, continue to be capitalized if a sufficient quantity of reserves is discovered in the well to justify its completion as a producing well and the Company is making sufficient progress assessing the reserves and the economic and operating viability of the project.

The carrying value of oil and gas properties is assessed for possible impairment on a field by field basis and on at least an annual basis, or as circumstances warrant, based on geological analysis or changes in proved reserve estimates. When impairment occurs, an adjustment is recorded as a reduction of the asset carrying value. For the nine months ended September 30, 2015 and the year December 31, 2014, the Company’s impairment charge was $863,028 and $4,428,378.

Other Property and Equipment

Other property and equipment, which includes field equipment, vehicles, and office equipment, is stated at cost less accumulated depreciation and amortization.  Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets.  Vehicles and office equipment are generally depreciated over a useful life of five years and field equipment is generally depreciated over a useful life of twenty years.

Revenue Recognition and Natural Gas Imbalances

The Company utilizes the accrual method of accounting for natural gas and crude oil revenues, whereby revenues are recognized based on the Company’s net revenue interest in the wells upon delivery to third parties.  The Company will also enter into physical contract sale agreements through its normal operations.

Gas imbalances are accounted for using the sales method.  Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers.  However, the Company has no history of significant gas imbalances.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that increases expense in that period. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of September 30, 2015. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of September 30, 2015.  The Company’s tax returns for the last four years remain subject to examination.

Net Income (Loss) Per Common Share

Basic net income (loss) per common share is computed by dividing the net income (loss) attributable to stockholders by the weighted average number of common shares outstanding during the period.  Diluted net income (loss) per common share is calculated in the same manner, but also considers the impact to common shares for the potential dilution from stock options, non-vested share appreciation rights and non-vested restricted shares. For the nine month period ended September 30, 2015, there were 900,000 potentially dilutive non-vested and vested stock options and 2,542,397 stock warrants. For the nine month period ended September 30, 2014, there were 349,650 potentially dilutive non-vested restricted shares and stock options. The potentially dilutive shares, options, and warrants for September 30, 2015 and 2014, are considered antidilutive since the Company is in a net loss position and thus result in the basic net income (loss) per common share equaling the diluted net income (loss) per common share.

FS-35

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

The Company’s estimates of oil and natural gas reserves are, by necessity, projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable natural gas and oil reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effect of regulations by governmental agencies, and assumptions governing future natural gas and oil prices, future operating costs, severance taxes, development costs and workover costs, all of which may in fact vary considerably from actual results. The future drilling costs associated with reserves assigned to prove undeveloped locations may ultimately increase to the extent that these reserves are later determined to be uneconomic. For these reasons, estimates of the economically recoverable quantities of expected natural gas and oil attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity of the reserves, which could affect the carrying value of the Company’s oil and natural gas properties and/or the rate of depletion related to the oil and natural gas properties.

New Accounting Pronouncement

 In May 2014, the Financial Accounting Standards Board issued a new accounting pronouncement regarding revenue from contracts with customers. This new standard provides guidance on recognizing revenue, including a five step model to determine when revenue recognition is appropriate.  The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  Adoption of the new standard is effective for reporting periods beginning after December 15, 2017 with early adoption not permitted.  The Company is currently evaluating the potential impact that the adoption of this standard will have on its financial position, results of operations, and related disclosures, and will adopt the provisions of this new standard in the first quarter of 2018.

NOTE 3 – FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s financial assets and liabilities measured at fair value as of September 30, 2015 and December 31, 2014:

($ in thousands)	Level 1	Level 2	Level 3	Balance as of September 30, 2015
Assets (at fair value):
Derivative assets (oil collar and put options)	$-	$977	$-	$977

Liabilities (at fair value):
Derivative liabilities (oil collar and put options)	$-	$-	$-	$-

($ in thousands)	Level 1	Level 2	Level 3	Balance as of December 31, 2014
Assets (at fair value):
Derivative assets (oil put options)	$-	$1,766	$-	$1,766

NOTE 4 – PROPERTY ACQUISITION AND SALE

On March 26, 2014 (the “Acquisition Date”), the Company completed the purchase of oil and natural gas leases and leasehold interests (the “Oil and Natural Gas Properties”) from White Oak Resources VI, LLC and Permian Atlantis LLC (collectively the “Seller”) for the purpose of increasing the Company’s oil and natural gas operations in the Permian Basin. The assets acquired are: (a) oil and natural gas leases and leasehold interests in Winkler and Loving Counties in Texas and Lea County, New Mexico; (b) twenty-nine wellbores; and (c) any contracts or agreements related to the foregoing lands, leases and wells. The Oil and Natural Gas Properties include total acreage held by production of 5,160 gross developed acres (1,983.61 net developed acres). Additionally, producing wells and surrounding acreage have been unitized under Texas Railroad Commission regulations. Under the terms of the agreement, the Company purchased the Oil and Natural Gas Properties for $16,803,000 in cash, including before purchase price adjustments.

FS-36

On July 31, 2015, the Company sold all of its Oklahoma producing properties, which were located in Logan and Kingfisher Counties, Oklahoma, to Remora Petroleum, LP (Austin, TX) for $7,249,390. The purchaser is not affiliated with any Company officers, directors or material stockholders.

The following table summarized the results of operation from the properties sold:

($ in thousands)	Nine Month Period Ended September 30, 2015	Nine Month Period Ended September 30, 2014
Oil, natural gas, and related product sales	$1,368	$5,470
Expenses	261	624
Operating income	$1,107	$4,846

As part of this transaction, the Company entered into the Fifth Amendment to its Credit Agreement with Independent Bank (“Amendment”).  The Amendment provides that $4,000,000 of the purchase price was paid to Independent Bank to pay down its credit facility with Independent Bank.  The Amendment requires that an additional $2,000,000 would be held by Independent Bank in a control account.

The Amendment further states that the Credit Agreement’s $21,000,000 borrowing base is reduced to $17,000,000 and that the Company cannot demand further funds under this Credit Agreement until the next redetermination of the borrowing base and the cure of any deficiency loan amount over the adjusted borrowing base.

The Amendment also places limits on the use of the $2,000,000 in the control account.  It provides that the control account funds shall be applied, first, to any borrowing base deficiency after redetermination, and second, to any remaining amount on the loan or to the Company in the sole discretion of Independent Bank.  The Amendment also requires the Company to use the funds it has received from the Oklahoma properties transaction (after payment of the $4,000,000 to Independent Bank and the $2,000,000 to the control account) to its outstanding third party accounts payables.  Independent Bank took that $2,000,000 from the control account and applied it to the Independent Bank Credit Facility on October 30, 2015.

NOTE 5 – OIL AND NATURAL GAS PROPERTIES

The following table presents a summary of the Company’s oil and natural gas properties at September 30, 2015 and December 31, 2014:

($ in thousands)	Nine Month period Ended September 30, 2015	Year Ended December 31, 2014
Oil and natural gas properties
Proved-developed producing properties	$87,256	$96,691
Proved-developed non-producing properties	4,850	2,880
Proved-undeveloped properties	13,275	13,330
Unproved properties	2,072	1,996
Less: Accumulated depletion	(20,479)	(23,131)
Total oil and natural gas properties, net of accumulated depletion	$86,974	$91,766

NOTE 6 – ASSET RETIREMENT OBLIGATIONS

The Company has recognized the fair value of its asset retirement obligations related to the future costs of plugging, abandonment, and remediation of oil and natural gas producing properties.  The present value of the estimated asset retirement obligations has been capitalized as part of the carrying amount of the related oil and natural gas properties.  The liability has been accreted to its present value as of the end of each period.  At September 30, 2015 and December 31, 2014, the Company has determined a range of abandonment dates through March 2061.  The following table represents a reconciliation of the asset retirement obligations:

($ in thousands)	Nine month period Ended September 30, 2015	Year Ended December 31, 2014
Asset retirement obligations, beginning of period	$3,605	$2,436
Additions to asset retirement obligation	-	859
Liabilities settled during the period	(143)	-
Accretion of discount	187	320
Revision of estimate	-	(10)
Asset retirement obligations, end of period	$3,649	$3,605

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The asset retirement liability is measured using primarily Level 3 inputs. The significant unobservable inputs to this fair value measurement include estimates of plugging costs, remediation costs, inflation rate and well life. The inputs are calculated based on historical data as well as current estimated costs.

NOTE 7 – GOING PUBLIC DELAY FEE

We entered a “Securities Purchase and Exchange Agreement” dated June 10, 2011, with Longview Marquis Master Fund, L.P., Summerview Marquis Fund, L.P., Longview Marquis Fund, L.P., LMIF Investments, LLC, SMF Investments, LLC, and Summerline Capital Partners, LLC (collectively “Summerline”).  The Agreement provides that the Company, for any reason, does not go public on or before that date that is one hundred fifty days after the June 13, 2011 (the “Going Public Delay Date”), the Company shall pay to each applicable stockholder an aggregate amount equal to the product of (i) such stockholder’s allocation percentage multiplied by (ii) $60,715 (the “Going Public Delay Fee”) on the last business day of each calendar month, for each such calendar month following the Going Public Delay Date through and including the date of going public (the “Going Public Delay Period”). For any partial calendar months during the Going Public Delay Period, the Going Public Delay Fee shall be pro-rated appropriately. For the year ended December 31, 2013, the Company incurred a delay fee of approximately $425,000 which is currently included in accrued liabilities on the accompanying condensed consolidated balance sheets.

Effective August 6, 2013, the Company ceased to incur Going Public Delay Fees due to an effective Form 10 filing.

NOTE 8 – DERIVATIVES

We use derivatives to hedge our oil production.  Our current hedge position consists of put options, of which some have deferred premiums paid at settlement. These contracts and any future hedging arrangements may expose us to risk of financial loss in certain circumstances, including instances where production is less than expected or oil prices increase.  In addition, these arrangements may limit the benefit to us of increases in the price of oil.  Accordingly, our earnings may fluctuate significantly as a result of changes in the fair value of our derivative instrument, which we utilize entirely to hedge our production and do not enter into for speculative purposes. We have not designated the derivative contracts as hedges for accounting purposes, and accordingly, we record the derivative contracts at fair value and recognize changes in fair value in earnings as they occur.

At September 30, 2015, we had the following open crude oil derivative contracts:

	Instrument	Commodity	Volume (bbl / month)	Floor Price	Ceilings Price	Purchased Put Option Price	Fair Value (in thousands)
Oct 2015	Put	Crude Oil	6,000			50.00 - 80.00	161
Nov 2015 - Dec 2015	Put	Crude Oil	2,800			80.00	173
Oct 2015 - Dec 2015	Put	Crude Oil	4,000			70.00	291
Jan 2016 - Mar 2016	Put	Crude Oil	1,500			75.00	108
Jan 2016 - Dec 2016	Put	Crude Oil	3,000			50.00	94
Jan 2016 - Dec 2016	Collar	Crude Oil	3,000	54.00	79.30		150

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The following tables identify the fair value amounts of derivative instruments included in the accompanying consolidated balance sheets as derivative contracts, categorized by primary underlying risk. Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting. The following tables also identify the net gain (loss) amounts included in the accompanying consolidated statements of operations as gain (loss) from derivative contracts.

Fair Value of Derivative Financial Instruments

($ in thousands)	September 30, 2015	December 31, 2014
Derivative financial instruments - Current asset	918	1,699
Derivative financial instruments - Long-term assets	59	67
Derivative financial instruments - Current liabilities		-
Derivative financial instruments - Long-term liabilities		-
Net derivative financial instruments	977	1,766

Effect of Derivative Financial Instruments

	September 30,	December 31,
($ in thousands)	2015	2015
Realized gain/(loss) on settlement of derivative contracts	$1,656	$(19)
Unrealized gain/(loss) from derivative contracts	(789)	17
Realized/Unrealized gain/(loss) from derivative contracts	$867	$(2)

NOTE 9 – NOTES PAYABLE

On June 27, 2013, the Company entered into a credit agreement (“Credit Agreement”) with Independent Bank to borrow up to $100,000,000 at a current rate of 4.00% annum. The Credit Agreement was obtained to fund the development of the Company’s oil and natural gas properties and refinance the prior bank facility.  At September 30, 2015 and December 31, 2014, the Company had approximately $21,000,000 and $22,500,000 in borrowings outstanding under the Credit Agreement, respectively.

The Credit Agreement provides for a borrowing base of $16,400,000 as of September 30, 2015, which is re-determined semi-annually and upon requested special redeterminations.  Further, under the April 15, 2015 Amendment to the Credit Agreement, the borrowing base is reduced by $250,000 per month before September 1, 2015 and $350,000 per month thereafter, unless re-determined after 150 days from the date of the Amendment. The Company is obligated to provide Independent Bank an engineering report acceptable to the Bank as of September 1, 2015 showing proven and producing and proven undeveloped oil and gas reserves, discounted present value of future net income for the Company’s oil and gas properties as of September 1, 2015, projections of annual rate of production, gross income and net income relating to these reserves and take-or-pay, prepayment and gas balancing obligations. Additionally, the borrowing base may be adjusted at the financial institution’s discretion which is based in part upon external factors over which the Company has no control. If the re-determined borrowing base were to be less than outstanding borrowings under the Credit Agreement, the Company would be required to repay the deficit. The Company incurs a commitment fee of 0.5% on the unused portion of the credit facility or if less, the borrowing base. The Credit Agreement matures on June 1, 2016.

Loans under the Credit Agreement bear interest at the greater of: (1) the prime rate, the annual rate of interest announced by the Wall Street Journal as its “prime rate”, or (2) the floor rate of 4.00%.

The Credit Agreement is collateralized by the oil and natural gas properties and contains several restrictive covenants including, among others:  (1) a requirement to maintain a current ratio, of not less than 1.0 to 1.0; (2) a maximum permitted ratio of debt to adjusted EBITDAX of not more than 3.5 to 1.0; (3) a maximum permitted ratio of adjusted EBITDAX to interest expense of not more than 3.0 to 1.0; and (4) a prohibition against incurring debt, subject to permitted exceptions. The Company is not in compliance with its debt covenants at September 30, 2015 however, it is currently working with Independent bank on a waiver for these violations.

The Amendment also allows the assignment of an overriding royalty interest as stated in the related amendment to the Intercreditors’ Agreement between Independent Bank, the Company and SOSventures, LLC.

The Company is obligated to commence drilling a well in the Crittendon Field within 45 days of the date of the Amendment and a second well in the Crittendon Field within 90 days of the date of the Amendment.

The Amendment includes a suspension of Independent Bank’s rights to exercise its remedies prior to 150 days after the Amendment caused solely by the occurrence of a borrowing base deficiency. It also includes a suspension of Independent Bank’s obligation to extend loans, letters of credit or renewals or extensions of letters of credit agreement under the Credit Agreement for 150 days after the date of the Amendment.

The Amendment further provides that the Company will be required execute and maintain crude oil hedges on a minimum of 80.0% of Projected Production on a rolling 20 months basis.

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The Company repaid its term loan at closing with both principal and interest, repaid the note principal to reduce the note to no more than the borrowing base, including the repayment of interest, pay certain fees, deposit $5,000,000 into a special account and SOSventures provided an additional $2,000,000 of availability under the Subordinated credit facility with SOSventures, LLC for drilling capital.

 On March 26, 2014, the Company entered into a term loan agreement with Independent Bank totaling $4,000,000 at a current rate of 6.75% annum.  The agreement was obtained to fund the development of the Company’s acquisition of oil and natural gas properties. The term loan had an outstanding balance of approximately $2,941,000 outstanding at December 31, 2014. The term loan was paid in full on April 15, 2015.

NOTE 10 – STOCK BASED COMPENSATION AND CONDITIONAL PERFORMANCE AWARDS

On April 1, 2012, the Company entered into employment agreements (the “Employment Agreement”) which provided a restricted stock grant and a conditional performance award to key members of management.

The restricted stock grant of 349,650 shares had a grant date fair value of $10.00 per share and vests in full upon the earlier of an initial public offering (“IPO”) which includes the sale of shares to the public, a business combination whereas 50% or more of the voting power is transferred to the new owners, or March 1, 2015.  Those 349,650 shares were earned by the employee recipients and issued to them during the three month period ending March 31, 2015.

During the nine months ended September 30, 2015 and 2014, the Company incurred a stock-based compensation expense of approximately $300,000 and $900,000, respectively, related to the restricted stock grant, which is included in the accompanying condensed consolidated statements of operations in general and administrative expenses.

Additionally, the employment agreements provide for a conditional performance award where if an IPO occurs, the employee will receive: (1) a cash payment of 1% of the difference between the Company market capital and the book value at the time of the IPO, (2) common stock options to purchase 1.0% of the fully-diluted capital stock as of the IPO date and IPO price which will vest over a four year period and contain a cashless exercise, (3) common stock options to purchase 1.0% of the fully-diluted capital stock as of the 2nd anniversary of the IPO date at the closing price of the common stock on the 2nd anniversary date of the IPO and will vest six years after the grant and contain a cashless exercise.  As of the nine month period ended September 30, 2015 and 2014, the conditional performance feature is not probable and as such, no compensation expense related to the conditional performance feature has been recognized.

On August 30, 2014, the Company amended and restated the Employment Agreement which provided for additional stock options.

The equity award of options to purchase 900,000 shares at the exercise price of $4.75 per share and vesting over three years from September 4, 2014 with a one-year cliff (in respect of 300,000 shares) and monthly vesting thereafter of 25,000 shares over the remaining two years. During the nine months ended September 30, 2015, the Company incurred a stock-based compensation expense of approximately $619,000 related to stock option, which is included in the accompanying condensed consolidated statements of operations in general and administrative expenses.  As of September 30, 2015, there was approximately $1,581,000 of unrecognized stock-based compensation related to the non-vested stock options.

The assumptions used in the Black-Scholes Option Pricing Model for the stock options granted were as follows:

2014
Risk-free interest rate	1.87%
Expected volatility of common stock	92%
Dividend yield	$0.00
Expected life of options	5.72 years

The following table summarizes information about stock option activity and related information for the nine months ended September 30, 2015:

	Number of Shares Underlying Options	Weighted Average Exercise Price per Share	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining Contractual Life (in Years)
Outstanding at December 31, 2014	900,000	$-	$-	-
Granted	-	4.75	2.75	9
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding at September 30, 2015	900,000	4.75	2.75	9
Exercisable at September 30, 2015	350,000	4.75	-	-

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NOTE 11 – RELATED PARTY TRANSACTIONS

Related Party Credit Agreement

On March 29, 2013, the Company entered a credit agreement with SOSventures, LLC providing for a term loan through February 16, 2016 in an amount up to $10,000,000 at a 17.00% interest rate through March 29, 2014 and 22.00% interest rate thereafter.   The Company may not incur further indebtedness beyond this loan and the Credit Agreement without the consent of SOSventures, until such time as the SOSventures loan is fully repaid.

On May 30, 2014, the Company amended its credit agreement with SOSventures, LLC providing for a term loan through February 1, 2016 in an amount up to $20,000,000 at an 18.00% interest rate.  As of September 30, 2015, the Company has borrowed $15,500,000 under this agreement.

The term loan is collateralized under a second lien by the oil and natural gas properties and contains several restrictive covenants including, among others:  (1) a requirement to maintain a current ratio, of not less than 1.0 to 1.0; (2) a maximum permitted ratio of debt to adjusted EBITDAX of not more than 4.0 to 1.0; (3) a maximum permitted ratio of adjusted EBITDAX to interest expense of not more than 3.0 to 1.0; and (4) a prohibition against incurring debt, subject to permitted exceptions.

On April 15, 2015 the Company entered the Second Amendment to the First Amendment and Restated Credit Agreement and several other agreements which provided that SOSventures, LLC will provide an additional $3 million on its credit facility to be used to pay the outstanding balance of the Independent Bank term loan, pay on the Independent Bank credit facility and for operations. Additionally, SOSventures deposit $5 million into a controlled account at Independent Bank to be used to drill two wells in the Crittendon Field referenced in the Independent Bank Amendment. Further, SOSventures, LLC will receive interest on its credit facility and a 1% overriding royalty interest on the Company’s Crittendon Field properties effective upon the drilling of these two oil and gas wells until such time as the credit facility is repaid. Finally, SOSventures, LLC shall receive warrants to purchase 2,542,397 of the Company's common shares for $1.00 per share with a two-year term. The Company utilized a standard option pricing model, (Black Scholes), to measure the fair value of the warrants to SOSventures. If fully purchased 2,542,397 would equal 20% of our currently outstanding common stock.

NOTE 12 – LEGAL PROCEEDINGS

From time-to-time, the Company may become subject to proceedings, lawsuits and other claims in the ordinary course of business including proceedings related to environmental and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

The Company is subject to various possible contingencies that arise primarily from interpretation of federal and state laws and regulations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Although management believes that it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, environmental matters are subject to regulation by various federal and state agencies.

Stockholder Lawsuit

On April 17, 2015, we were served with a lawsuit filed in Bexar County, Texas by William F. Pettinati, Jr., Nicholas Garofolo, Sigma Gas Barbastella Fund and Sigma Gas Antrozous Fund against Starboard Resources, Inc. (now Brushy Resources, Inc.), its directors, its Chief Operating Officer, Edward Shaw, its former Chief Financial Officer, Eric Alfuth, our stockholder, Bradford Higgins, and Sean O’Sullivan, the managing director of our stockholder, SOSventures, LLC.  Mr. Pettinati, Mr. Garofolo and the Sigma Gas Antrozous Fund are stockholders.  Mr. Pettinati owns 145,112 shares, Mr. Garofolo owns 226,680 common stock shares and Sigma Gas Antrozous Fund owns 44,610 common stock shares. Combined these stockholders account for approximately 3.3% of our outstanding common stock.  These stockholders became our stockholders in February 2014.

The Plaintiffs allege several derivative and direct causes of action, many of which relate to alleged actions that pre-date their becoming stockholders in February 2014. These derivative claims include, breach of fiduciary duty, waste of corporate assets, concerted action and conspiracy, joint enterprise, agency, alter ego, exemplary damages, and unjust enrichment. The direct claims include, breach of fiduciary duty, conversion, shareholder oppression, concerted action and conspiracy, declaratory judgment that the distribution of stock to the plaintiffs was invalid, joint enterprise, agency, alter ego, exemplary damages, concerted action and conspiracy and failure to allow for inspection of books and records.

Many of the allegations relate to events that allegedly happened before the plaintiffs became stockholders, including the distributions from certain partnerships that led to the Plaintiffs becoming stockholders in February 2014. For actions after February 2014, Plaintiffs complain that our common stock still lacks a trading venue, that a books and records request was not honored, that we “delayed” our public offering, that SOSventures LLC had allegedly taken steps to “foreclose” on our assets under our subordinated credit agreement with SOSventures, LLC and that we filed for an extension to the filing date for our Form 10-K for the year ending December 31, 2014. On October 6, 2015 Plaintiffs withdrew the claim about not honoring a books and records request.

The matter is styled Sigma Barbastella Fund et al v. Charles S. Henry, III et al. and it is Cause No. 20105-CI-05672 in the 224th District Court in Bexar County, Texas.

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Annex A.1

AGREEMENT AND PLAN OF MERGER

by and among

LILIS ENERGY, INC.,

LILIS MERGER SUB, INC.,

and

BRUSHY RESOURCES, INC.

December 29, 2015

A.1-1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of December 29, 2015 (this “Agreement”), is by and among Lilis Energy, Inc., a Nevada corporation (“Lilis”), Lilis Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Lilis (the “Merger Sub”) and Brushy Resources, Inc., a Delaware corporation (“Brushy”).

WHEREAS, the respective Boards of Directors of Lilis, the Merger Sub and Brushy have deemed it advisable and in the best interests of their respective stockholders and corporations that a transaction be effected pursuant to which (i) the Merger Sub will merge with and into Brushy, with Brushy continuing as the surviving corporation and (ii) subject to the provisions of Article 2, Lilis will pay the Merger Consideration for all of the shares of Brushy Common Stock outstanding at the Effective Time, upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved this Agreement and the Merger;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Lilis, Merger Sub and Brushy to enter into this Agreement, SOSventures, LLC shall have entered into a voting agreement with Lilis, Merger Sub and Brushy, substantially in the form attached hereto as Exhibit A (the “Voting Agreement”); and

WHEREAS, the parties hereto contemplate that Brushy will assign the GF Assets to Creative Oil & Gas, LLC, a Delaware limited liability company (“Creative O&G”), in exchange for forgiveness of the subordinated debt owed by Brushy to SOSventures, LLC pursuant to the Credit Agreement, dated July 25, 2013, between Starboard Resources, Inc. and SOSventures, LLC, as amended (the “SOS Debt”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article 1
THE MERGER

Section 1.1 Payment Prior to Merger. Immediately upon the execution of this Agreement, Lilis shall pay, or cause to be paid, by check or wire transfer, the Refundable Deposit to Brushy, which shall be used for the matters set forth on Schedule 1.1(a) hereto.

Section 1.2 The Merger. Upon the terms and subject to the conditions hereof and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (i) the Merger Sub shall merge with and into Brushy (the “Merger”), (ii) the separate corporate existence of the Merger Sub shall cease and (iii) Brushy shall continue its corporate existence under Delaware law as the surviving entity in the Merger and as a wholly-owned Subsidiary of Lilis (the “Surviving Entity”).

A.1-2

Section 1.3 Effective Time of the Merger. Upon the terms and subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, Lilis, the Merger Sub and Brushy shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger (the “Certificate of Merger”), as required by the DGCL, which may specify a later date and time mutually agreed by the parties at which the Merger will become effective, and the parties shall take all such further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

Section 1.4 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement will take place at 10:00 a.m. (local time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 6 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of K&L Gates LLP, 1 Park Plaza, Twelfth Floor, Irvine, California, unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.5 Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and the Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 1.6 Certificate of Incorporation. Pursuant to the Merger, the Certificate of Incorporation of the Merger Sub in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Entity at and after the Effective Time until thereafter amended as provided therein or by the DGCL.

Section 1.7 Bylaws. Pursuant to the Merger, the Bylaws of the Merger Sub in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Entity at and after the Effective Time until thereafter amended in accordance with the terms thereof, the Surviving Entity’s Certificate of Incorporation and the DGCL.

Section 1.8 Directors and Officers.

(a) The officers and directors of Merger Sub immediately prior to the Effective Time and shall be the directors and officers, respectively, of the Surviving Entity at and after the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Merger Sub’s Organizational Documents and the DGCL.

A.1-3

(b) At and after the Effective Time, the directors and officers of Lilis shall be as determined pursuant to Section 5.13.

Article 2
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) Effect of the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of Brushy or the Merger Sub or the holder of any shares of Brushy Common Stock or shares of Merger Sub Common Stock:

(i) Capital Stock of the Merger Sub. Each share of common stock of the Merger Sub, par value $0.001 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Entity.

(ii) Conversion of Brushy Common Stock. Subject to Section 2.1(a)(iv), each share of common stock of Brushy, par value $0.001 per share (the “Brushy Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Brushy Common Stock described in Section 2.1(a)(iv) and any Dissenting Shares) shall be converted automatically at the Effective Time into the right to receive a certain number shares of common stock of Lilis, par value $0.0001 per share (the “Lilis Common Stock”) equal to the Stock Exchange Ratio (the “Merger Consideration”).

(iii) Certificates. All shares of Brushy Common Stock, when so converted to the right to receive the Merger Consideration pursuant to Section 2.1(a)(ii), shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a certificate (a “Certificate”) that previously represented shares of Brushy Common Stock, and each Person who is a holder of a beneficial interest in the shares of Brushy Common Stock represented by any such Certificate, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such shares of Brushy Common Stock.

(iv) Treasury Stock. All shares of Brushy Common Stock held by Brushy as treasury shares or by Lilis or the Merger Sub or by any wholly-owned Subsidiary of Lilis, the Merger Sub or Brushy immediately prior to the Effective Time shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor.

(b) No Fractional Shares. Notwithstanding anything to the contrary in Section 2.1(a), no fractional share of Lilis Common Stock will be issued by virtue of the Merger. In lieu of any such fractional share, each holder of shares of Brushy Common Stock who would otherwise have been entitled to receive a fraction of a share of Lilis Common Stock pursuant to Section 2.1(a) shall have the right to receive the nearest rounded-down whole number of shares of Lilis Common Stock, such that the “Merger Consideration” that each such holder has the right to receive pursuant to Section 2.1(a) shall be deemed to be such whole number of shares of Lilis Common Stock that such holder is entitled to receive after taking into account this Section 2.1(b).

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(c) Impact of Stock Splits, Etc. If, between the date of this Agreement and the Effective Time, the shares of Lilis Common Stock or Brushy Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate, proportionate, equitable adjustments shall be made to the Merger Consideration. Nothing in this Section 2.1(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(d) Treatment of Brushy Options. At the Effective Time, and in accordance with Section 5.18, each option to purchase shares of Brushy Common Stock (a “Brushy Option”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be cancelled and retired, cease to exist and be of no further force and effect. No holder of any Brushy Option (whether vested or unvested, or exercised or unexercised) will have any rights to, or as a holder of, such Brushy Option to purchase shares of Brushy Common Stock issuable thereunder.

(e) Treatment of Brushy Warrants. At the Effective Time, and in accordance with Section 5.18, each Brushy Warrant that is outstanding immediately prior to the Effective Time shall be cancelled and retired, cease to exist and be of no further force and effect. No holder of any Brushy Warrant will have any rights to, or as a holder of, such Brushy Warrant to purchase shares of Brushy Common Stock issuable thereunder.

Section 2.2 Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary (without limitation of Section 6.3(d)), if dissenter’s rights are available under the DGCL in connection with the Merger, shares of Brushy Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to exercise dissenter’s rights and who properly exercises such rights with respect to such shares pursuant to, and who complies in all respects with, the applicable provisions of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but, instead at the Effective Time, shall be converted into the right to receive such consideration as may be determined to be due to the holders of such Dissenting Shares pursuant to Section 262 of the DGCL, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares shall thereupon be deemed to have converted into, as of the Effective Time, and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration, without any interest thereon. Brushy shall give Lilis and the Merger Sub (a) prompt notice of any written demands for appraisal of any shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Brushy relating to rights provided in Section 262 of the DGCL and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Brushy shall not, except with the prior written consent of Lilis, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of Brushy, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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Section 2.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Lilis shall deposit, or shall cause to be deposited, with Lilis’s transfer agent or a bank or trust company designated by Lilis and reasonably satisfactory to Brushy (the “Exchange Agent”), for the benefit of the holders of shares of Brushy Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, sufficient shares of Lilis Common Stock to make, pursuant to this Article 2, all deliveries of shares of Lilis Common Stock as required by this Article 2. All shares of Lilis Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Brushy Common Stock pursuant to this Agreement out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Lilis shall instruct the Exchange Agent to transmit to each record holder, as of the Effective Time, of an outstanding Certificate that immediately prior to the Effective Time represented shares of Brushy Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by Lilis and Brushy prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Brushy Common Stock represented by such Certificates. Promptly after the Effective Time, upon surrender of Certificates for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates shall be entitled to receive in exchange therefor shares of Lilis Common Stock representing, in the aggregate, the whole number of shares of Lilis Common Stock that such holders have the right to receive pursuant to Section 2.1 (after taking into account all shares of Brushy Common Stock then held by such holder). In the event of a transfer of ownership of shares of Brushy Common Stock that was not registered in the transfer records of Brushy, the Merger Consideration payable in respect of such shares of Brushy Common Stock may be paid to a transferee if the Certificate representing such shares of Brushy Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until surrendered as contemplated by this Section 2.3, each Certificate, other than Certificates representing Dissenting Shares, shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Brushy Common Stock represented by such Certificate.

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(c) Further Rights in Brushy Common Stock. The Merger Consideration issued upon conversion of a share of Brushy Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Brushy Common Stock.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Brushy Common Stock 180 days following the Effective Time shall be delivered to Lilis upon its demand and, from and after such delivery to Lilis, any former holders of shares of Brushy Common Stock (other than Dissenting Shares) who had not theretofore complied with this Article 2 shall thereafter look only to Lilis for the Merger Consideration payable in respect of such shares of Brushy Common Stock. Any Merger Consideration remaining unclaimed by former holders of shares of Brushy Common Stock immediately prior to such time as such Merger Consideration would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Lilis, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(e) No Liability. Neither Lilis nor any of its affiliates shall be liable to any former holder of shares of Brushy Common Stock for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Lilis, the posting by such Person of a bond, in such reasonable amount as Lilis may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall (other than in respect of Dissenting Shares represented by such Certificate) pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Brushy Common Stock represented by such Certificate.

(g) Withholding. Each of Lilis and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Brushy Common Stock such amounts as Lilis or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Lilis or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Brushy Common Stock in respect of whom such deduction and withholding was made by Lilis or the Exchange Agent, as the case may be.

(h) Uncertificated Shares. In the case of outstanding shares of Brushy Common Stock that are not represented by Certificates, if any, the parties shall make such adjustments to this Section 2.3 as are necessary or appropriate to implement the same purpose and effect that this Section 2.3 has with respect to shares of Brushy Common Stock that are represented by Certificates.

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Section 2.4 Stock Transfer Books. At the close of business on the date on which the Effective Time occurs, the stock transfer books of Brushy shall be closed and thereafter there shall be no further registration of transfers of shares of Brushy Common Stock theretofore outstanding on the records of Brushy. From and after the close of business on the date on which the Effective Time occurs, any Certificates presented to the Exchange Agent or Lilis for any reason shall be converted into the Merger Consideration payable, pursuant and subject to the provisions of this Article 2, in respect of the shares of Brushy Common Stock represented by such Certificates, without any interest thereon.

Article 3
REPRESENTATIONS AND WARRANTIES OF BRUSHY

Except as disclosed in (i) the Brushy SEC Documents filed by Brushy since January 1, 2014 and prior to the date of this Agreement and publicly available (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Brushy SEC Documents to the extent that they are predictive, forward-looking or primarily cautionary in nature, in each case other than any specific factual information contained therein, and excluding any supplement, modification or amendment thereto made after the date hereof) or (ii) the disclosure letter delivered by Brushy to Lilis simultaneously with or prior to the execution and delivery of this Agreement (the “Brushy Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Brushy represents and warrants to Lilis as follows:

Section 3.1 Organization.

(a) Brushy and each Subsidiary of Brushy is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

(b) Brushy and each Subsidiary of Brushy is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Brushy.

(c) Brushy has previously made available to Lilis a complete and correct copy of its Organizational Documents, in each case as amended (if so amended) to the date of this Agreement, and has made available the Organizational Documents each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither Brushy nor any Subsidiary of Brushy is in violation of its Organizational Documents.

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(d) Brushy has no Subsidiaries, other than ImPetro Resources LLC, a Delaware limited liability company, and ImPetro Operating LLC, a Delaware limited liability company.

Section 3.2 Capitalization.

(a) The authorized capital stock of Brushy consists of 150,000,000 shares of Brushy Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Brushy Preferred Stock”). As of the date hereof, (i) 12,711,986 shares of Brushy Common Stock are issued and outstanding, (ii) 2,542,397 shares of Brushy Common Stock are reserved for issuance in connection with the exercise of the outstanding warrants (the “Brushy Warrants”), (iii) 900,000 shares of Brushy Common Stock are issuable (and such number was reserved for issuance) upon the exercise of outstanding Brushy Options and (iv) no shares of Brushy Preferred Stock were issued. Neither Brushy nor any Subsidiary of Brushy directly or indirectly owns any shares of Brushy Common Stock.

(b) No bond, debenture, note or other indebtedness is outstanding that provides to its holder the right to vote on any matter on which stockholders of Brushy may vote. No bond, debenture, note or other indebtedness is convertible into or exchangeable for securities having the right to vote on any matter on which stockholders of Brushy may vote is outstanding.

(c) All issued and outstanding shares of Brushy Common Stock are, and all shares of Brushy Common Stock that may be issued or granted pursuant to the exercise of the Brushy Options or Brushy Warrants will be, when issued or granted in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The issuances and sales of all of the shares of Brushy Common Stock described in this Section 3.2 have been in compliance with United States federal and state securities Laws.

(d) Neither Brushy nor any Subsidiary of Brushy has agreed to register any securities under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), or under any state securities Law or granted registration rights to any Person.

(e) Except for the Brushy Options and the Brushy Warrants, as of the date of this Agreement, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Brushy or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in Brushy or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Brushy or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest of Brushy or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which Brushy or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Brushy or any of its Subsidiaries. Immediately after the consummation of the Merger, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, convertible or exchangeable securities, agreements, claims or commitments or other rights of any character by which Brushy or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of Brushy or any of its Subsidiaries or securities convertible into or exchangeable for such shares or any other such securities or agreements.

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(f) All of the equity interests of Brushy’s Subsidiaries are owned by Brushy free and clear of any Liens, other than statutory Liens for Taxes not yet due and payable and such restrictions as may exist under applicable Law, and all such equity interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Brushy nor any Subsidiary of Brushy owns any shares of capital stock or other securities of, or interest in, any other Person, except for the equity interests of Brushy’s Subsidiaries, or is obligated to make any capital contribution to or other investment in any other Person.

(g) No indebtedness of Brushy or any Subsidiary of Brushy contains any restriction (other than customary notice provisions) upon (i) the prepayment of any indebtedness of Brushy or its Subsidiaries, (ii) the incurrence of indebtedness by Brushy or its Subsidiaries or (iii) the ability of Brushy or its Subsidiaries to grant any Lien on the properties or assets of Brushy or its Subsidiaries.

Section 3.3 Authorization; Validity of Agreement. Brushy has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to approval of this Agreement by the stockholders of Brushy in accordance with the DGCL and the Organizational Documents of Brushy. The execution, delivery and performance by Brushy of this Agreement and the consummation by Brushy of the transactions contemplated hereby have been duly authorized by the Board of Directors of Brushy (the “Brushy Board”). The Brushy Board has directed that this Agreement and the transactions contemplated hereby be submitted to Brushy’s stockholders for approval and, except for the Brushy Required Vote, no other corporate proceedings on the part of Brushy are necessary to authorize the execution, delivery and performance of this Agreement by Brushy and the consummation by Brushy of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Brushy and, assuming due authorization, execution and delivery of this Agreement by Lilis and the Merger Sub, constitutes a valid and binding obligation of Brushy enforceable against Brushy in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

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Section 3.4 No Violation; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by Brushy nor the consummation by Brushy of the Merger or any other transactions contemplated hereby will (i) violate any provision of the Organizational Documents of Brushy or any of its Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, modification or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Brushy or its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Brushy or any Subsidiary of Brushy is a party or by which either of them or any of their respective assets or properties may be bound, or (iii) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.4(b) are duly and timely obtained or made and the Brushy Required Vote has been obtained, conflict with or violate any federal, state, provincial, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation (collectively, the “Laws”) applicable to Brushy, its Subsidiaries or any of their respective properties or assets; except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, losses, obligations, payments, rights (if exercised) or Liens that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, provincial, local or foreign court, arbitral, legislative, administrative, executive or regulatory authority or agency (a “Governmental Entity”) or any other Person is required to be obtained or made by Brushy or its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Brushy or the consummation by Brushy of the Merger or any other transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the Securities Act, (iii) compliance with any applicable state securities or “blue sky” or Takeover Laws, (iv) the approval of this Agreement by the Brushy Required Vote, (v) the filing of the Certificate of Merger for the Merger with the Secretary of State of the State of Delaware, (vi) consents or approvals of any Governmental Entity that are normally obtained after the consummation of this type of transaction, and (vii) any such filing, registration, declaration, notification, order, authorization, consent or approval that the failure to obtain or make individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

Section 3.5 SEC Reports and Financial Statements.

(a) Brushy has timely filed with the Securities and Exchange Commission (the “SEC”) all forms and documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (i) its Annual Reports on Form 10-K, (ii) its Quarterly Reports on Form 10-Q, and (iii) all other forms, reports and registration statements required to be filed by Brushy with the SEC. The documents described in the foregoing clauses (i)–(iii), in each case as amended (whether filed prior to, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Brushy SEC Documents.” As of their respective dates or, if amended and publicly available prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, the Brushy SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and other applicable Laws, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of Brushy’s Subsidiaries are subject to the periodic reporting requirements of the Exchange Act or are required to file any form, report or other document with the SEC, any stock exchange or any other comparable Governmental Entity.

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(b) (i) The December 31, 2014 consolidated balance sheets of Brushy and its Subsidiaries (the “Brushy Balance Sheet”) and the related consolidated statements of operations, stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in Brushy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC under the Exchange Act, fairly present (within the meaning of the Sarbanes-Oxley Act), and the financial statements to be filed by Brushy with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Brushy and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; (ii) each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Brushy with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Brushy with the SEC after the date of this Agreement will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The books and records of Brushy and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP was a registered public accounting firm for Brushy, as disclosed in the Brushy SEC Documents. Akin Doherty Klein & Feuge, P.C. is a registered public accounting firm for Brushy, as disclosed in the Brushy SEC Documents, and has not resigned (or indicated that it declines to stand for re-appointment after completion of the current audit) or been dismissed as a registered public accounting firm for Brushy.

(c) The exercise price of each Brushy Option has not been less than the fair market value of a share of Brushy Common Stock as determined on the date of grant of such Brushy Option and all grants of the Brushy Options were validly issued and properly approved by the Brushy Board in material compliance with applicable Law and recorded in Brushy’s financial statements referred to in Section 3.5(b) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

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Section 3.6 Oil and Gas Wells. All of Brushy’s and its Subsidiaries’ wells have been drilled and (if completed) completed, operated and produced in compliance with applicable oil and gas leases and applicable Laws, except where any noncompliance would not have a Material Adverse Effect with respect to Brushy. Neither Brushy nor any Subsidiary of Brushy is in violation of any applicable Law oil and gas lease, permit, license or contract requiring Brushy to plug and abandon any well because the well is not currently capable of producing in commercial quantities or for any other reasons. With respect to any Oil and Gas Interests of Brushy and its Subsidiaries that are not operated by Brushy or its Subsidiaries, Brushy makes the representations and warranties set forth in this Section 3.6 only to its knowledge having made commercially reasonable inquiry of the operators with respect hereto.

Section 3.7 Absence of Certain Changes.

(a) Since December 31, 2014, (i) Brushy and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects, and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had, or is reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(b) Since December 31, 2014, neither Brushy nor any Subsidiary of Brushy has (i) (A) increased or agreed to increase the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2014, (B) granted any severance or termination pay or entered into any contract to make or grant any severance or termination pay, (C) entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons whether pursuant to an Employee Benefit Plan or otherwise (except for routine travel advances) or (D) adopted any Employee Benefit Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Brushy Common Stock, (iii) effected or authorized any split, combination or reclassification of any shares of Brushy Common Stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of Brushy Common Stock, (iv) changed in any material respect, or has knowledge of any reason that would have required or would require changing in any material respect, any accounting methods (or underlying assumptions), principles or practices of Brushy or its Subsidiaries, including any material reserving, renewal or residual method, practice or policy, except as required by GAAP or by applicable Law, (v) made any material Tax election or settled or compromised any material income Tax liability, (vi) made any material change in the policies and procedures of Brushy or its Subsidiaries in connection with trading activities, (vii) sold, leased, exchanged, transferred or otherwise disposed of any material Brushy Asset other than in the ordinary course of business consistent with past practices, (viii) revalued, or has knowledge of any reason that would have required or would require revaluing, any of the Brushy Assets in any material respect, including writing down the value of any of the Brushy Assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

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Section 3.8 Absence of Undisclosed Liabilities. Since December 31, 2014, neither Brushy nor any Subsidiary of Brushy has incurred any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities incurred in the ordinary course of business that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy, (ii) liabilities, if any, in respect of Litigation (which are the subject of Section 3.12(a)) and (iii) liabilities, if any, under Environmental Laws (which are the subject of Section 3.16).

Section 3.9 Disclosure Documents; Fairness Opinion.

(a) The proxy statement or information statement of Brushy (as amended or supplemented from time to time, the “Brushy Stockholder Statement”) to be mailed to the stockholders of Brushy in connection with the Merger and the Brushy Required Vote will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such Brushy Stockholder Statement or any amendment or supplement thereto is first mailed to stockholders of Brushy and, if Brushy holds the Brushy Special Meeting, at the time of the Brushy Special Meeting. The Brushy Stockholder Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder; however, inasmuch as Brushy is not subject to Section 14 of the Exchange Act, the Brushy Stockholder Statement shall not be filed with the SEC, but may be furnished by Brushy in accordance with the requirements of Section 15(d) of the Exchange Act. Notwithstanding the foregoing, Brushy makes no representation or warranty with respect to any information supplied in writing by Lilis or the Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference in the Brushy Stockholder Statement.

(b) None of the information to be supplied by Brushy for inclusion in the Registration Statement on Form S-4 and the Lilis Proxy Statement (together with any amendments or supplements thereto, the “S-4”) to be filed by Lilis with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed and when the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.10 Employees and Consultants. Section 3.10 of the Brushy Disclosure Letter lists the name and title or position of each employee and consultant of Brushy or its Subsidiaries (collectively, the “Brushy Employees/Consultants”). All Brushy Employees/Consultants have been paid all salaries, wages, income and any other sum due and owing to them by Brushy or its Subsidiaries as at the end of the most recent completed pay period. All amounts required to be withheld by Brushy or its Subsidiaries from employees’ salaries or wages and paid to any Governmental Entity have been so withheld and paid or remitted. Neither Brushy nor any Subsidiary of Brushy has entered into any contracts of employment or consulting agreements. To the knowledge of Brushy, no Brushy Employee/Consultant is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such individual with Brushy or its Subsidiaries.

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Section 3.11 Employee Benefit Plans. Neither Brushy nor any Subsidiary of Brushy sponsors, maintains or contributes to or has an obligation (secondary, contingent or otherwise) to sponsor, maintain or contribute to, and at no time, has sponsored, maintained or contributed to or had an obligation to sponsor, maintain or contribute to, any Employee Benefit Plan. All Employee Benefit Plans of Brushy comply, and have been administered or operated in compliance, in all material respects with all applicable Laws.

Section 3.12 Litigation; Compliance with Law.

(a) Except for such Litigation expressly set forth in the Brushy SEC Documents filed and publicly available prior to the date of this Agreement or that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy, (i) there is no Litigation pending or, to the knowledge of Brushy, threatened in writing against, relating to or naming as a party thereto Brushy or its Subsidiaries, any of their respective properties or assets or any of Brushy’s officers or directors (in their capacities as such), (ii) there is no order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon Brushy, its Subsidiaries or any of Brushy’s officers or directors (in their capacities as such) and (iii) there is no Litigation that Brushy or any Subsidiary of Brushy has pending against other parties, where such Litigation is intended to enforce or preserve material rights of Brushy or its Subsidiaries.

(b) Except as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy, each of Brushy and each Subsidiary of Brushy has complied, and is in compliance, with all Laws and Brushy Permits that affect the respective businesses of Brushy or its Subsidiaries, Brushy Real Property and/or Brushy Assets, and Brushy and its Subsidiaries have not been and are not in violation of any such Law or Brushy Permit; nor has any notice, charge, Claim or action been received in writing by Brushy or its Subsidiaries or been filed, commenced or, to the knowledge of Brushy, threatened against Brushy or its Subsidiaries alleging any violation of the foregoing, except for such violations or allegations of violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(c) Without limiting the generality of clause (b) above and mindful of the principles of the United States Foreign Corrupt Practices Act and other similar applicable foreign Laws, neither Brushy nor any Subsidiary of Brushy, nor, in any such case, any of their respective Representatives, has (i) made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that government with respect to Brushy or its Subsidiary in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws, (ii) made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to Brushy or its Subsidiary in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws or (iii) taken any action that would be reasonably likely to subject Brushy or its Subsidiaries to any material liability or penalty under any and all Laws of any Governmental Entity.

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(d) Brushy and its Subsidiaries hold all licenses, permits, certifications, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Brushy Real Property and the Brushy Assets and the conduct of their respective businesses as currently conducted (“Brushy Permits”), except where the failure to hold such Brushy Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy. Neither Brushy nor any Subsidiary of Brushy has received notice that any Brushy Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Brushy has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Brushy Permit, or result in any termination, modification or nonrenewal thereof, except in each case for such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(e) This Section 3.12 does not relate to matters with respect to (i) Tax Laws and other Tax matters (which are the subject of Section 3.15) and (ii) Environmental Laws (which are the subject of Section 3.16).

Section 3.13 Intellectual Property.

(a) Except as individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Brushy:

(i) Brushy or each Subsidiary of Brushy is the sole and exclusive owner of, or possesses adequate licenses or other rights to use, all Intellectual Property used in the present conduct of the businesses of Brushy and its Subsidiaries (“Brushy IP Rights”), free and clear of all security interests (except Permitted Liens), including but not limited to liens, charges, mortgages, title retention agreements or title defects;

(ii) to Brushy’s knowledge, no consent, co-existence or settlement agreements, judgments, or court orders limit or restrict Brushy’s or its Subsidiaries’ ownership rights in and to any Intellectual Property owned by them;

(iii) the conduct of the business of Brushy and its Subsidiaries as presently conducted does not, to the knowledge of Brushy, infringe or misappropriate any third Person’s Intellectual Property; and

(iv) to the knowledge of Brushy, no third Person is infringing or misappropriating any Intellectual Property owned by Brushy or its Subsidiaries, and to the knowledge of Brushy there is no litigation pending or threatened in writing by or against Brushy or its Subsidiaries, nor, to the knowledge of Brushy, has Brushy or its Subsidiaries received any written charge, claim, complaint, demand, letter or notice that asserts a claim (A) alleging that any or all of the Brushy IP Rights infringe or misappropriate any third party’s Intellectual Property or (B) challenging the ownership, use, validity or enforceability of any Brushy IP Right.

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(b) All Intellectual Property owned by Brushy or its Subsidiaries that is the subject of an application for registration or a registration (“Registered Brushy IP”) is, to the knowledge of Brushy, in force, and all application, renewal and maintenance fees in relation to all Registered Brushy IP have been paid to date, except for any Registered Brushy IP that Brushy has abandoned, not renewed or allowed to expire.

(c) Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Brushy, to Brushy’s knowledge (i) there does not exist, nor has Brushy or any Subsidiary of Brushy received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any material contracts related to Brushy IP Rights and (ii) neither Brushy nor any Subsidiary of Brushy has received written notice of the desire of the other party or parties to any such material contracts relating to Brushy IP Rights to exercise any rights such party or parties have to cancel, terminate or repudiate such material contract relating to Brushy IP Rights or exercise remedies thereunder.

Section 3.14 Material Contracts.

(a) Except for this Agreement, as of the date of this Agreement, neither Brushy nor any Subsidiary of Brushy is a party to or bound by any material contract, arrangement, commitment or understanding (whether written or oral):

(i) that is an employment agreement between Brushy, on the one hand, and any of its officers and key employees, on the other hand;

(ii) that, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Lilis, Brushy or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing;

(iii) that is a material contract (as defined in Item 601(b)(10)(i) or 601(b)(10)(ii) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement;

(iv) that expressly limits the ability of Brushy or its Subsidiaries, or would limit the ability of Lilis (or its Subsidiary) after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to Brushy and its Subsidiaries, taken as a whole, or, following the Effective Time, to Lilis and its affiliates, taken as a whole;

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(v) that is a material joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses with one or more third Persons;

(vi) the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan); or

(vii) that is a stockholder rights agreement or that otherwise provides for the issuance of any securities in respect of this Agreement or the Merger.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not included as an exhibit to the Brushy SEC Documents, is referred to herein as an “Brushy Material Contract,” and for purposes of Section 5.1(r) and the bring-down of Section 3.14(b) pursuant to Section 6.3(a), “Brushy Material Contract” shall include as of the date entered into any such contract, arrangement, commitment or understanding that is entered into after the date of this Agreement. Brushy has previously made available to Lilis true, complete and correct copies of each Brushy Material Contract that is not included as an exhibit to the Brushy SEC Documents.

(b) Each Brushy Material Contract is valid and binding and in full force and effect and Brushy and its Subsidiaries have performed all obligations required to be performed by them to date under each Brushy Material Contract, except where such failure to be valid and binding or in full force and effect or such failure to perform individually or in the aggregate has not had and would not be reasonably likely to have or result in a Material Adverse Effect on Brushy. Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Brushy, to Brushy’s knowledge, (i) there does not exist, nor has Brushy or any Subsidiary of Brushy received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any Brushy Material Contract and (ii) neither Brushy nor any Subsidiary of Brushy has received written notice of the desire of the other party or parties to any such Brushy Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Brushy Material Contract or exercise remedies thereunder. Each Brushy Material Contract is enforceable by Brushy or its Subsidiaries in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) or except where such unenforceability individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(c) The Oil and Gas Interests of Brushy and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, except for Permitted Liens or (ii) any agreement not entered into in the ordinary course of business. In addition, no Brushy Material Contract contains any provision that prevents Brushy or its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Brushy and its Subsidiaries in accordance with historical practices.

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(d) As of the date of this Agreement, (i) there are no outstanding calls for payments that are due or that Brushy or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Brushy or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(e) None of the Oil and Gas Interests of Brushy or its Subsidiaries is limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

Section 3.15 Taxes.

(a) (i) All material Returns required to be filed by or with respect to Brushy and its Subsidiaries have been filed in accordance with all applicable Laws and all such returns are true, correct and complete in all material respects, (ii) Brushy and its Subsidiaries have timely paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Brushy, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been withheld and either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws and all material sales or transfer Taxes required to be collected by Brushy or its Subsidiaries have been duly and timely collected, or caused to be collected, and either duly and timely remitted to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to Brushy and its Subsidiaries reflected in the Brushy Balance Sheet are adequate under GAAP to cover Tax liabilities accruing through the date thereof, (v) no deficiencies for any material Taxes have been asserted or assessed, or, to the knowledge of Brushy, proposed, against Brushy or its Subsidiaries that have not been paid in full, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Brushy, and (vi) there is no action, suit, proceeding, investigation, audit or claim underway, pending or, to the knowledge of Brushy, threatened or scheduled to commence, against or with respect to Brushy or its Subsidiaries in respect of any material Tax.

(b) Neither Brushy nor any Subsidiary of Brushy has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns that include only Brushy and its Subsidiaries) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee.

(c) There are no Tax sharing, allocation, indemnification (other than indemnification provisions included in agreements entered into in the ordinary course of business) or similar agreements in effect as between Brushy or any Subsidiary of Brushy or any predecessor or affiliate of any of them and any other party under which Brushy or its Subsidiaries could be liable for any Taxes of any party other than Brushy or its Subsidiaries.

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(d) Neither Brushy nor any Subsidiary of Brushy has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes or the time with respect to the filing of any Return relating to any material Taxes.

(e) There are no Liens for material Taxes on any asset of Brushy or its Subsidiaries, except for Permitted Liens and Liens for Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Brushy.

(f) Neither Brushy nor any Subsidiary of Brushy has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Each of Brushy and each Subsidiary of Brushy has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h) Neither Brushy nor any Subsidiary of Brushy has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(i) Neither Brushy nor any Subsidiary of Brushy will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date.

(j) Neither Brushy nor any Subsidiary of Brushy has undergone an “ownership change” pursuant to Section 382(g) of the Code.

(k) Neither Brushy nor any Subsidiary of Brushy has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(l) Brushy has made available to Lilis correct and complete copies of (i) all U.S. federal Returns of Brushy and its Subsidiaries filed through the date hereof, (ii) any audit report (or notice of proposed adjustment to the extent not included in an audit report) relating to any material Taxes due from or with respect to Brushy or its Subsidiaries and (iii) any substantive and non-privileged correspondence and memoranda relating to the matters described in clauses (i) and (ii) of this Section 3.15(l).

Section 3.16 Environmental Matters.

(a) Each of Brushy and each Subsidiary of Brushy is in compliance with all applicable Environmental Laws except where failure to be in compliance, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

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(b) There is no Environmental Claim pending or, to the knowledge of Brushy, threatened against Brushy or its Subsidiaries or, to the knowledge of Brushy, against any Person whose liability for any Environmental Claim Brushy or any Subsidiary of Brushy has retained or assumed either contractually or by operation of Law, except for any such Environmental Claims that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

(c) To the knowledge of Brushy, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, that would be reasonably likely to form the basis of any Environmental Claim against Brushy or its Subsidiaries or, to the knowledge of Brushy, against any Person whose liability for any Environmental Claim Brushy or any Subsidiary of Brushy has retained or assumed either contractually or by operation of Law that, individually or in the aggregate, would be reasonably likely to have or result in a Material Adverse Effect on Brushy.

(d) There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or, to the knowledge of Brushy, formerly owned or operated by Brushy or its Subsidiaries, except for such Cleanups that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

(e) To the knowledge of Brushy, no Brushy Asset has been involved in any Release or threatened Release of a Hazardous Material, except for such Releases that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

(f) Brushy and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Entities under all Environmental Laws required for the operation of the businesses of Brushy and its Subsidiaries as currently conducted and, to the knowledge of Brushy, there are no pending or threatened actions or proceedings alleging violations of or seeking to modify, revoke or deny renewal of any such material approvals, permits, licenses, registrations and similar authorizations.

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Section 3.17 Brushy Assets. Brushy has good and defensible title to the Oil and Gas Interests owned by Brushy and its Subsidiaries or included as assets in the Brushy Balance Sheet and has good and valid title to, or valid leasehold interests or other contractual rights in, all other tangible properties and assets (real, personal or mixed) of Brushy and its Subsidiaries (such oil and gas properties and other properties and assets are herein referred to as the “Brushy Assets”), with respect to both such oil and gas properties and all other Brushy Assets, free and clear of all Liens except for Permitted Liens. (i) The oil and gas leases deeds, conveyances, assignments, licenses, permits and other agreements that provide Brushy and its Subsidiaries with operating rights or ownership interests in oil and gas properties and all other leases, deeds, conveyances, assignments, licenses, permits and agreements that provide Brushy and its Subsidiaries with operating rights or ownership interests in the other Brushy Assets are legal, valid and binding and in full force and effect; (ii) the rentals, royalties and other payments due thereunder have been properly paid and are not being held in suspense, except for such suspensions that are both permitted by the Texas Natural Resources Code and set forth on Section 3.17(ii) of the Brushy Disclosure Letter; and (iii) there is no existing default by Brushy or its Subsidiaries (or event that, with notice or lapse of time or both, would become a default by Brushy or its Subsidiaries), and to Brushy’s knowledge, there is no existing default by any other Person (or event that, with notice or lapse of time or both, would become a default by any such other Person), under any of such oil and gas leases deeds, conveyances, assignments, licenses, permits or agreements or other leases or agreements, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Brushy. Brushy and its Subsidiaries (as the case may be) have maintained all of the Brushy Assets owned on the date hereof in good working order and operating condition, subject only to ordinary wear and tear. Brushy has not received any material advance, take-or-pay or other payments that entitle purchasers or offtakers of Hydrocarbon production to receive deliveries of Hydrocarbons without paying therefor and, on a net, company-wide basis, Brushy is neither underproduced nor overproduced, in either case to any material extent, under gas balancing or similar arrangements. No Person has any call on, option to purchase or similar rights with respect to the production of Hydrocarbons attributable to any of the Brushy Assets, except any such call, option or similar right at current market prices.

Section 3.18 Insurance. Brushy has made available to Lilis a true, complete and correct copy of each insurance policy, or the binder therefor, maintained by or on behalf of Brushy or its Subsidiaries as of the date of this Agreement. Such policies are, and at the Closing policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will be paid. Brushy and its Subsidiaries have complied in all material respects with the terms and provisions of such policies.

Section 3.19 Affiliate Transactions. Section 3.19 of the Brushy Disclosure Letter contains a complete and correct list of all material agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Brushy or its Subsidiaries, on the one hand, and any of their respective affiliates (other than Brushy or its Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2014 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Brushy and its Subsidiaries taken as a whole.

Section 3.20 Derivative Transactions and Hedging. Neither Brushy nor any Subsidiary of Brushy has entered into or engaged in any Derivative Transaction.

Section 3.21 Disclosure Controls and Procedures. Brushy has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Brushy in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Brushy’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Brushy required under the Exchange Act with respect to such reports. Neither Brushy nor its registered public accounting firm has identified any “significant deficiencies” or “material weaknesses” in Brushy’s or its Subsidiary’s internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

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Section 3.22 Investment Company; Holding Company. Neither Brushy nor any Subsidiary of Brushy is (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or (ii) a “holding company,” a “Subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005 (“PUHCA”).

Section 3.23 Recommendation by the Brushy Board.

(a) The Brushy Board, at a meeting duly called and held, duly adopted resolutions unanimously (i) determining that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Brushy, (ii) adopting and approving this Agreement and the transactions contemplated hereby, (iii) recommending approval of this Agreement by the stockholders of Brushy and (iv) directing that the approval of this Agreement be submitted to the stockholders of Brushy for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) The Brushy Board has received an opinion of Roth Capital Partners LLC, dated on or about the date of this Agreement, to the effect that, as of the date of such opinion, the share ownership ratio of the Lilis Common Stock (without giving effect to the exercise of any outstanding Lilis Options or Brushy Options), as between the stockholders of Lilis and the stockholders of Brushy, upon the issuance of the Merger Consideration as of the Closing, is fair, from a financial point of view, to the stockholders of Brushy (the “Brushy Fairness Opinion”). Brushy is solely responsible for the fees and expenses of Roth Capital Partners LLC as and to the extent set forth in its engagement letter in respect of the Brushy Fairness Opinion.

Section 3.24 Required Vote by the Brushy Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Brushy Common Stock entitled to vote thereon (the “Brushy Required Vote”) to approve this Agreement is the only vote of the holders of capital stock of Brushy required by the DGCL or the Organizational Documents of Brushy or otherwise to approve this Agreement.

Section 3.25 Voting Agreement. Except for the Voting Agreement, Brushy has not entered into or received any voting or similar agreement from any stockholder of Brushy with respect to this Agreement or the transactions contemplated hereby.

Section 3.26 Brokers. Other than the Roth Capital Partners LLC, the fees and expenses of which will be paid by Brushy (as reflected in an agreement between Roth Capital Partners LLC and Brushy, dated November 24, 2015), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Brushy or its Subsidiaries.

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Section 3.27 Reorganization. Neither Brushy nor, to the knowledge of Brushy, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 3.28 Takeover Laws. Prior to the execution of this Agreement, the Brushy Board has taken all necessary action to cause the execution of this Agreement and the transactions contemplated hereby and thereby to be exempt from or not subject to the provisions of any state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares (the “Takeover Laws”). After giving effect to the actions of the Brushy Board described above, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by the foregoing. Neither Brushy nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Brushy Board has not adopted or authorized the adoption of such a plan, device or arrangement.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither Brushy nor any other Person makes any other express or implied representation or warranty on behalf of Brushy or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

Article 4
REPRESENTATIONS AND WARRANTIES OF LILIS AND THE MERGER SUB

Except as disclosed in (i) the Lilis SEC Documents filed by Lilis since January 1, 2014 and prior to the date of this Agreement and publicly available (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Lilis SEC Documents to the extent that they are predictive, forward-looking or primarily cautionary in nature, in each case other than any specific factual information contained therein, and excluding any supplement, modification or amendment thereto made after the date hereof) or (ii) the disclosure letter delivered by Lilis to Brushy simultaneously with or prior to the execution and delivery of this Agreement (the “Lilis Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Lilis and the Merger Sub jointly and severally represent and warrant to Brushy as follows:

Section 4.1 Organization.

(a) Each of Lilis and the Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation, and has all requisite corporate and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

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(b) Each of Lilis and the Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Lilis. Since the date of its incorporation, the Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement and the Merger Sub does not have any Subsidiaries.

(c) Lilis has previously made available to Brushy a correct and complete copy of each of its Organizational Documents, in each case as amended (if so amended) to the date of this Agreement. Neither Lilis nor the Merger Sub is in violation of its respective Organizational Documents.

(d) Lilis has no Subsidiaries other than the Merger Sub.

Section 4.2 Capitalization.

(a) The authorized capital stock of Lilis consists of (i) 100,000,000 shares of Lilis Common Stock, (ii) 10,000,000 shares of Series A preferred stock, par value $0.0001 per share (the “Lilis Series A Preferred Stock”), and (iii) 7,000 shares of Conditionally Redeemable 6% preferred stock (the “Lilis Redeemable Preferred Stock” and together with the Lilis Series A Preferred Stock, the “Lilis Preferred Stock”). As of the date hereof, (i) 27,858,255 shares of Lilis Common Stock are issued and outstanding, (ii) 13,692,930 shares of Lilis Common Stock will be reserved for issuance in accordance with the Lilis Debentures, (iii) 15,000,000 shares of Lilis Common Stock will be reserved for issuance in connection with the conversion of the issued and outstanding Lilis Preferred Stock, (iv) 12,983,153 shares of Lilis Common Stock are reserved for issuance in connection with the exercise of the outstanding warrants (the “Lilis Warrants”), (v) 5,850,000 shares of Lilis Common Stock were issuable (and such number was reserved for issuance) upon the exercise of outstanding Lilis Options (the “Lilis Options”), (vi) 7,500 shares of Lilis Series A Preferred Stock and (vii) 2,000 shares of Lilis Redeemable Preferred Stock and are issued and outstanding. Lilis does not, directly or indirectly, own any shares of Lilis Common Stock.

(b) No bond, debenture, note or other indebtedness is outstanding that provides to its holder the right to vote on any matters on which stockholders of Lilis may vote. Except for the Lilis Debentures, no bond, debenture, note or other indebtedness is convertible into or exchangeable for securities having the right to vote on any matters on which stockholders of Lilis may vote is issued or outstanding.

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(c) All issued and outstanding shares of Lilis Common Stock are, and all shares of Lilis Common Stock that may be issued or granted pursuant to (i) the exercise of the Lilis Options, (ii) the exercise of the Lilis Warrants, (iii) the Preferred Conversion and (iv) the Debenture Conversion, will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The issuances and sales of all of the shares of Lilis Common Stock described in this Section 4.2 have been in compliance with United States federal and state securities Laws.

(d) Neither Lilis nor the Merger Sub has agreed to register any securities under the Securities Act, or under any state securities Law or granted registration rights to any individual or entity.

(e) Except for (i) the Lilis Options, (ii) the Lilis Preferred Stock, (iii) the Lilis Debentures and (iv) the Lilis Warrants, as of the date of this Agreement, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls, convertible securities, agreements, claims, commitments or other rights of any character obligating Lilis or any the Merger Sub to issue, transfer or sell any shares of Lilis Common Stock or other equity interest in Lilis or the Merger Sub or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Lilis or the Merger Sub to repurchase, redeem or otherwise acquire any capital stock of Lilis or the Merger Sub or any such securities or agreements listed in clause (x) of this sentence or (z) voting trusts or similar agreements to which Lilis or the Merger Sub is a party with respect to the voting of the capital stock of Lilis or the Merger Sub.

(f) The shares of Lilis Common Stock issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued and fully paid and non-assessable and not subject to preemptive rights, with no personal liability attaching to the ownership thereof. Such shares of Lilis Common Stock, when so issued, will be issued free and clear of any Liens, other than (i) statutory Liens for Taxes not yet due and payable and (ii) such restrictions as may exist under applicable Law.

(g) All of the issued and outstanding shares of capital stock or other equity interests of the Merger Sub are owned by Lilis free and clear of any Liens, other than statutory Liens for Taxes not yet due and payable and such restrictions as may exist under applicable Law, and all such shares or other equity interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Lilis nor the Merger Sub owns any shares of capital stock or other securities of, or interest in, any other Person, except for the securities of the Merger Sub, or is obligated to make any capital contribution to or other investment in any other Person.

(h) As of the date of this Agreement, the authorized capital stock of the Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 100 of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of the Merger Sub is, and at the Effective Time will be, owned by Lilis.

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Section 4.3 Authorization; Validity of Agreement. Lilis and the Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by (i) the stockholders of Lilis and (ii) Lilis as the sole stockholder of Merger Sub, in accordance with the DGCL and the Organizational Documents of Lilis and the Merger Sub. The execution, delivery and performance by Lilis and the Merger Sub of this Agreement and the consummation by Lilis and the Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Lilis (the “Lilis Board”) and the Merger Sub (the “Merger Sub Board”), respectively. Each of the Lilis Board and the Merger Sub Board has directed that this Agreement and the transactions contemplated hereby by be submitted to its respective stockholders for approval and, except for the Lilis Required Vote and the approval of this Agreement and the transactions contemplated hereby by Lilis as the sole stockholder of the Merger Sub, no corporate or other, no other corporate proceedings on the part of either Lilis or the Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by either of Lilis or the Merger Sub and the consummation by Lilis and the Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Lilis and the Merger Sub and, assuming due authorization, execution and delivery of this Agreement by Brushy, constitutes a valid and binding obligation of each of Lilis and the Merger Sub enforceable against such party in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.4 No Violations; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by Lilis or the Merger Sub nor the consummation by Lilis or the Merger Sub of the Merger or any other transactions contemplated hereby will (i) violate any provision of the Organizational Documents of Lilis or the Merger Sub, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, modification or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Lilis or the Merger Sub under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, collective bargaining agreement, agreement or other instrument or obligation to which Lilis or the Merger Sub is a party or by which any of them or any of their respective assets or properties may be bound or (iii) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.4(b) are duly and timely obtained or made, the approval of the transactions contemplated hereby by Lilis as the sole stockholder of the Merger Sub has been obtained, conflict with or violate any Laws applicable to Lilis or the Merger Sub, or any of their respective properties or assets; except in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, losses, obligations, payments, rights (if exercised) or Liens that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

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(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required to be obtained or made by Lilis or the Merger Sub in connection with the execution, delivery and performance of this Agreement by Lilis and the Merger Sub or the consummation by Lilis and the Merger Sub of the Merger or any other transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the Securities Act, (iii) compliance with any applicable state securities or “blue sky” or Takeover Laws, (iv) the approval of this Agreement and the transactions contemplated hereby by Lilis as the sole stockholder of the Merger Sub, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (vi) consents or approvals of any Governmental Entity that are normally obtained after the consummation of this type of transaction and (vii) any such filing, registration, declaration, notification, order, authorization, consent or approval that the failure to obtain or make individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

Section 4.5 SEC Reports and Financial Statements.

(a) Lilis is considered to have timely filed with the SEC all forms and documents required to be filed by it since November 30, 2014 under the Exchange Act, including (i) its Annual Reports on Form 10-K, (ii) its Quarterly Reports on Form 10-Q, and (iii) all other forms, reports and registration statements required to be filed by Lilis with the SEC since November 30, 2014. The documents described in the foregoing clauses (i)-(iii), in each case as amended (whether filed prior to, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Lilis SEC Documents.” As of their respective dates or, if amended and publicly available prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, the Lilis SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act and other applicable Laws as the case may be, and the applicable rules and regulations of the SEC thereunder. The Merger Sub is not subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, any stock exchange or any other comparable Governmental Entity.

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(b) (i) The December 31, 2014 balance sheet of Lilis (the “Lilis Balance Sheet”) and the related statements of operations, stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in Lilis’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC under the Exchange Act, fairly present (within the meaning of the Sarbanes-Oxley Act), and the financial statements to be filed by Lilis with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the financial position and the results of operations, cash flows and changes in stockholders’ equity of Lilis as of the respective dates or for the respective fiscal periods therein set forth; (ii) each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Lilis with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Lilis with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The books and records of Lilis has been, and is being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Hein & Associates LLP was a registered public accounting firm for Lilis, as disclosed in the Lilis SEC Documents. Marcum LLP is a registered public accounting firm for Lilis and has not resigned (or indicated that it declines to stand for re-appointment after completion of the current audit) or been dismissed as a registered public accounting firm for Lilis.

(c) The exercise price of each Lilis Option has been no less than the fair market value of a share of Lilis Common Stock as determined on the date of grant of such Lilis Option and all grants of the Lilis Options were validly issued and properly approved by the Lilis Board (or a duly authorized committee or subcommittee thereof) in material compliance with applicable Law and recorded in Lilis’s financial statements referred to in Section 4.5(b) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

Section 4.6 Oil and Gas Wells. All of Lilis’s wells have been drilled and (if completed) completed, operated and produced in compliance in all respects with applicable oil and gas leases, permits, licenses and applicable Laws, except where any noncompliance would not have a Material Adverse Effect with respect to Lilis. Lilis is not in violation of any applicable Law or contract requiring Lilis to plug and abandon any well because the well is not currently capable of producing in commercial quantities or for any other reasons. With respect to any Oil and Gas Interests of Lilis that are not operated by Lilis, Lilis makes the representations and warranties set forth in this Section 4.6 only to its knowledge having made commercially reasonable inquiry of the operators with respect hereto.

Section 4.7 Absence of Certain Changes.

(a) Since December 31, 2014, (i) Lilis has conducted its businesses only in the ordinary course consistent with past practice in all material respects and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had, or is reasonably likely to have or result in, a Material Adverse Effect on Lilis.

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(b) Since December 31, 2014, Lilis has not (i) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Lilis Common Stock, (ii) except for (A) the Lilis Stock Split, (B) the issuance of shares of Lilis Common Stock pursuant to the Debenture Conversion and (C) the issuance of shares of Lilis Common Stock pursuant to the Preferred Conversion, effected or authorized any split, combination or reclassification of any shares of Lilis Common Stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of Lilis Common Stock, (iii) changed in any material respect, or has knowledge of any reason that would have required or would require changing in any material respect, any accounting methods (or underlying assumptions), principles or practices of Lilis, including any material reserving, renewal or residual method, practice or policy, except as required by GAAP or by applicable Law, (iv) made any material Tax election or settled or compromised any material income Tax liability, (v) made any material change in the policies and procedures of Lilis in connection with trading activities, (vi) sold, leased exchanged, transferred or otherwise disposed of any material Lilis Asset other than in the ordinary course of business consistent with past practices, (vii) revalued, or has knowledge of any reason that would have required or would require revaluing, any of the Lilis Assets in any material respect, including writing down the value of any of the Lilis Assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices, (viii) except as required to comply with applicable Law, adopted or amended any new or existing Employee Benefit Plan or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 4.8 Absence of Undisclosed Liabilities. Since December 31, 2014, neither Lilis nor the Merger Sub has incurred any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities incurred in the ordinary course of business that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis, (ii) liabilities in respect of Litigation (which are the subject of Section 4.12(a)), and (iii) liabilities under Environmental Laws (which are the subject of Section 4.16).

Section 4.9 Disclosure Documents; Fairness Opinion.

(a) The S-4 to be filed by Lilis with the SEC in connection with the Merger, and any amendments or supplements thereto, will not, at the respective times such documents are filed, and when the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The S-4 will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except that no representation or warranty is made by Lilis or the Merger Sub with respect to information provided by Brushy specifically for inclusion in the S-4.

(b) None of the information to be supplied by Lilis for inclusion in Brushy Stockholder Statement, will, at the time such document is mailed to Brushy’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) None of the information supplied (or to be supplied) by Lilis to Roth Capital Partners, LLC in connection with the Brushy Fairness Opinion, and any amendments, supplements or updates thereto, contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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Section 4.10 Employees and Consultants. Section 4.10 of the Lilis Disclosure Letter lists the name and title or position of each employee and consultant of Lilis (collectively, the “Lilis Employees/Consultants”). All Lilis Employees/Consultants have been paid all salaries, wages, income and any other sum due and owing to them by Lilis as at the end of the most recent completed pay period. All amounts required to be withheld by Lilis from employees’ salaries or wages and paid to any Governmental Entity have been so withheld and paid or remitted. Lilis has not entered into any written contracts of employment or consulting agreements. To the knowledge of Lilis, no Lilis Employee/Consultant is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such individual with Lilis.

Section 4.11 Employee Benefit Plans. Lilis does not sponsor, maintain or contribute to or have an obligation (secondary, contingent or otherwise) to sponsor, maintain or contribute to, and at no time, has sponsored, maintained or contributed to or had an obligation to sponsor, maintain or contribute to, any Employee Benefit Plan. All Employee Benefit Plans of Lilis comply, and have been administered or operated in compliance, in all material respects with all applicable Laws.

Section 4.12 Litigation; Compliance with Law.

(a) Except for such Litigation expressly set forth in the Lilis SEC Documents filed and publicly available prior to the date of this Agreement or that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis, (i) there is no Litigation pending or, to the knowledge of Lilis, threatened in writing against, relating to or naming as a party thereto Lilis or any of its properties or assets or any of Lilis’s officers or directors (in their capacities as such), (ii) there is no order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon Lilis or any of Lilis’s officers or directors (in their capacities as such) and (iii) there is no Litigation that Lilis has pending against other parties, where such Litigation is intended to enforce or preserve material rights of Lilis.

(b) Except as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis, Lilis has complied, and is in compliance with, all Laws and Lilis Permits that affect the business of Lilis, the Lilis Real Property and/or the Lilis Assets, and Lilis has not been and is not in violation of any such Law or Lilis Permit; nor has any notice, charge, Claim or action been received in writing by Lilis or been filed, commenced or, to the knowledge of Lilis, threatened against Lilis alleging any violation of the foregoing, except for such violations or allegations of violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

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(c) Without limiting the generality of clause (b) above and mindful of the principles of the United States Foreign Corrupt Practices Act and other similar applicable foreign Laws, neither Lilis nor any of its Representatives, has (i) made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that government with respect to Lilis in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws, (ii) made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to Lilis in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws or (iii) taken any action that would be reasonably likely to subject Lilis to any material liability or penalty under any and all Laws of any Governmental Entity.

(d) Lilis holds all licenses, permits, certifications, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Lilis Real Property and the Lilis Assets and the conduct of their respective businesses as currently conducted (“Lilis Permits”), except where the failure to hold such Lilis Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis. Lilis has not received notice that any Lilis Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Lilis has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Lilis Permit, or result in any termination, modification or nonrenewal thereof, except in each case for such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

(e) This Section 4.12 does not relate to matters with respect to (i) Tax Laws and other Tax matters (which are the subject of Section 4.15) and (ii) Environmental Laws (which are the subject of Section 4.16).

Section 4.13 Intellectual Property.

(a) Except as individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Lilis:

(i) Lilis is the sole and exclusive owner of, or possesses adequate licenses or other rights to use, all Intellectual Property used in the present conduct of the business of Lilis (“Lilis IP Rights”), free and clear of all security interests (except Permitted Liens), including but not limited to liens, charges, mortgages, title retention agreements or title defects;

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(ii) to Lilis’s knowledge, no consent, co-existence or settlement agreements, judgments or court orders limit or restrict Lilis’s ownership rights in and to any Intellectual Property owned by them;

(iii) the conduct of the business of Lilis as presently conducted does not, to the knowledge of Lilis, infringe or misappropriate any third Person’s Intellectual Property; or

(iv) to the knowledge of Lilis, no third Person is infringing or misappropriating any Intellectual Property owned by Lilis, and to the knowledge of Lilis there is no litigation pending or threatened in writing by or against Lilis, nor, to the knowledge of Lilis, has Lilis received any written charge, claim, complaint, demand, letter or notice that asserts a claim (A) alleging that any or all of the Lilis IP Rights infringe or misappropriate any third party’s Intellectual Property or (B) challenging the ownership, use, validity or enforceability of any Lilis IP Right.

(b) All Intellectual Property owned by Lilis that is the subject of an application for registration or a registration (“Registered Lilis IP”) is, to the knowledge of Lilis, in force, and all application, renewal and maintenance fees in relation to all Registered Lilis IP have been paid to date, except for any Registered Lilis IP that Lilis has abandoned, not renewed or allowed to expire.

(c) Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Lilis, to Lilis’s knowledge (i) there does not exist, nor has Lilis received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any material contracts related to Lilis IP Rights and (ii) Lilis has not received written notice of the desire of the other party or parties to any such material contracts relating to Lilis IP Rights to exercise any rights such party or parties have to cancel, terminate or repudiate such material contract relating to Lilis IP Rights or exercise remedies thereunder.

Section 4.14 Material Contracts.

(a) Except for this Agreement, as of the date of this Agreement, Lilis is not a party to or bound by any material contract, arrangement, commitment or understanding (whether written or oral):

(i) that is an employment agreement between the Lilis, on the one hand, and any of its officers and key employees, on the other hand;

(ii) that, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Lilis, the Merger Sub, Brushy or Brushy’s Subsidiaries to any officer, director, consultant or employee of any of the foregoing;

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(iii) that is a material contract (as defined in Item 601(b)(10)(i) or 601(b)(10)(ii) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement;

(iv) that expressly limits the ability of Lilis, or would limit the ability of Lilis after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case if such limitation is or is reasonably likely to be material to Lilis;

(v) that is a material joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses with one or more third Persons;

(vi) the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan); or

(vii) that is a stockholder rights agreement or that otherwise provides for the issuance of any securities in respect of this Agreement or the Merger.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not included as an exhibit to the Lilis SEC Documents, is referred to herein as an “Lilis Material Contract,” and for purposes of Section 5.2(r) and the bring-down of Section 4.14(b) pursuant to Section 6.2(a), “Lilis Material Contract” shall include as of date entered into any such contract, arrangement, commitment or understanding that is entered into after the date of this Agreement. Lilis has previously made available to Brushy true, complete and correct copies of each Lilis Material Contract that is not included as an exhibit to Lilis SEC Documents.

(b) Each Lilis Material Contract is valid and binding and in full force and effect and Lilis has performed all obligations required to be performed by it to date under each Lilis Material Contract, except where such failure to be valid and binding or in full force and effect or such failure to perform individually or in the aggregate has not had and would not be reasonably likely to have or result in a Material Adverse Effect on Lilis. Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Lilis, to Lilis’s knowledge, (i) there does not exist, nor has Lilis received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any Lilis Material Contract and (ii) Lilis has not received written notice of the desire of the other party or parties to any such Lilis Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Lilis Material Contract or exercise remedies thereunder. Each Lilis Material Contract is enforceable by Lilis in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) or except where such unenforceability individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

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(c) The Oil and Gas Interests of Lilis is not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, except for Permitted Liens or (ii) any agreement not entered into in the ordinary course of business. In addition, no Lilis Material Contract contains any provision that prevents Lilis from owning, managing and operating the Oil and Gas Interests of Lilis in accordance with historical practices.

(d) As of the date of this Agreement, (i) there are no outstanding calls for payments that are due or that Lilis is committed to make that have not been made, (ii) there are no material operations with respect to which Lilis has become a non-consenting party and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(e) None of the Oil and Gas Interests of Lilis is limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

Section 4.15 Taxes.

(a) (i) All material Returns required to be filed by or with respect to Lilis have been filed in accordance with all applicable Laws and all such Returns are true, correct and complete in all material respects, (ii) Lilis has timely paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Lilis, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been withheld and either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws and all material sales or transfer Taxes required to be collected by Lilis have been duly and timely collected, or caused to be collected, and either duly and timely remitted to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to Lilis reflected in Lilis Balance Sheet are adequate under GAAP to cover Tax liabilities accruing through the date thereof, (v) no deficiencies for any material Taxes have been asserted or assessed, or, to the knowledge of Lilis, proposed, against Lilis that have not been paid in full, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Lilis and (vi) there is no action, suit, proceeding, investigation, audit or claim underway, pending or, to the knowledge of Lilis, threatened or scheduled to commence, against or with respect to Lilis in respect of any material Tax.

(b) Lilis has not been included in any “consolidated,” “unitary” or “combined” Return (other than Returns that include only Lilis) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee.

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(c) There are no Tax sharing, allocation, indemnification (other than indemnification provisions included in agreements entered into in the ordinary course of business) or similar agreements in effect as between Lilis or any predecessor or affiliate of Lilis and any other party under which Lilis could be liable for any Taxes of any party other than Lilis.

(d) Lilis has not entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes or the time with respect to the filing of any Return relating to any material Taxes.

(e) There are no Liens for material Taxes on any asset of Lilis, except for Permitted Liens and Liens for Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Lilis.

(f) Lilis has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Lilis has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h) Lilis has not entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(i) Lilis will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date.

(j) Lilis has not undergone an “ownership change” pursuant to Section 382(g) of the Code.

(k) Lilis has not been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(l) Lilis has made (or will, upon request, make) available to Brushy correct and complete copies of (i) all U.S. federal Returns of Lilis relating to taxable periods ending on or after December 31, 2012, filed through the date hereof, (ii) any audit report (or notice of proposed adjustment to the extent not “included” in an audit report) within the last three years relating to any material Taxes due from or with respect to Lilis and (iii) any substantive and non-privileged correspondence and memoranda relating to the matters described in clauses (i) and (ii) of this Section 4.15(l).

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Section 4.16 Environmental Matters.

(a) Lilis is in compliance with all applicable Environmental Laws except where failure to be in compliance, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

(b) There is no Environmental Claim pending or, to the knowledge of Lilis, threatened against Lilis or, to the knowledge of Lilis, against any Person whose liability for any Environmental Claim Lilis has retained or assumed either contractually or by operation of Law, except for any such Environmental Claims that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

(c) To the knowledge of Lilis, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, that would be reasonably likely to form the basis of any Environmental Claim against Lilis or, to the knowledge of Lilis, against any Person whose liability for any Environmental Claim Lilis has retained or assumed either contractually or by operation of Law that, individually or in the aggregate, would be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

(d) There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or, to the knowledge of Lilis, formerly owned or operated by Lilis, except for such Cleanups which, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

(e) To the knowledge of Lilis, no Lilis Asset has been involved in any Release or threatened Release of a Hazardous Material, except for such Releases that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

(f) Lilis has obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Entities under all Environmental Laws required for the operation of the business of Lilis as currently conducted and, to the knowledge of Lilis, there are no pending or threatened actions or proceedings alleging violations of or seeking to modify, revoke or deny renewal of any such material approvals, permits, licenses, registrations and similar authorizations.

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Section 4.17 Lilis Assets. Lilis has good and defensible title to the Oil and Gas Interests owned by Lilis or included as assets in the Lilis Balance Sheet and has good and valid title to, or valid leasehold interests or other contractual rights in, all other tangible properties and assets (real, personal or mixed) of Lilis (such oil and gas properties and other properties and assets are herein referred to as the “Lilis Assets”), with respect to both such oil and gas properties and all other Lilis Assets, free and clear of all Liens except for Permitted Liens. (i) The oil and gas leases deeds, conveyances, assignments, licenses, permits and other agreements that provide Lilis with operating rights or ownership interests in oil and gas properties and all other leases, deeds, conveyances, assignments, licenses, permits and agreements that provide Lilis with operating rights or ownership interests in the other Lilis Assets are legal, valid and binding and in full force and effect; (ii) the rentals, royalties and other payments due thereunder have been properly paid and are not being held in suspense; and (iii) there is no existing default by Lilis (or event that, with notice or lapse of time or both, would become a default by Lilis), and to Lilis’s knowledge there is no existing default by any other Person (or event that, with notice or lapse of time or both, would become a default by any such other Person) under any of such oil and gas leases deeds, conveyances, assignments, licenses, permits or agreements or other leases or agreements,, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Lilis. Lilis has maintained all of the Lilis Assets owned on the date hereof in good working order and operating condition, subject only to ordinary wear and tear. Lilis has not received any material advance, take-or-pay or other similar payments that entitle purchasers of Hydrocarbon production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, Lilis is neither underproduced nor overproduced, in either case to any material extent, under gas balancing or similar arrangements. No Person has any call on, option to purchase or similar rights with respect to the production of Hydrocarbons attributable to any of the Lilis Assets, except any such call, option or similar right at current market prices.

Section 4.18 Insurance. Lilis has made available to Brushy a true, complete and correct copy of each insurance policy or the binder therefor with respect to their business. All premiums due on such policies have been paid, and there is no existing default or notice of non-renewal, except for such defaults or notices as would not constitute a Material Adverse Effect on Lilis.

Section 4.19 Affiliate Transactions. Lilis does not have any material agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Lilis, on the one hand, and any of its affiliates on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2014 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Lilis.

Section 4.20 Derivative Transactions and Hedging. Lilis has not entered into or engaged in any Derivative Transaction.

Section 4.21 Disclosure Controls and Procedures. Lilis has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Lilis in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Lilis’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Lilis required under the Exchange Act with respect to such reports. Neither Lilis nor its registered public accounting firm has identified any “significant deficiencies” or “material weaknesses” in Lilis’s internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

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Section 4.22 Investment Company; Holding Company. Lilis is not (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act or the Advisers Act or (ii) a “holding company,” a “Subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the PUHCA.

Section 4.23 Approval by the Lilis Board. The Lilis Board, at a meeting duly called and held, duly adopted resolutions unanimously (i) determining that this Agreement and the transactions contemplated hereby are advisable to and in the best interests of the stockholders of Lilis, (ii) adopting and approving this Agreement and the transactions contemplated hereby, (iii) recommending approval of this Agreement by the stockholders of Lilis and (iv) directing that the approval of this Agreement be submitted to the stockholders of Lilis for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

Section 4.24 Brokers. Other than MLV & Co. the fees and expenses of which will be paid by Lilis (as reflected in an agreement between MLV & Co. and Lilis, dated March 20, 2014, as amended), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Lilis.

Section 4.25 Reorganization. Neither Lilis nor, to the knowledge of Lilis, any of its affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 4.26 Takeover Laws. Prior to the execution of this Agreement, the Lilis Board has taken all necessary action to cause the execution of this Agreement and the transactions contemplated hereby and thereby to be exempt from or not subject to the provisions of any Takeover Laws. After giving effect to the actions of the Lilis Board described above, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by the foregoing. Lilis does not have in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Lilis Board has not adopted or authorized the adoption of such a plan, device or arrangement.

Section 4.27 Required Vote by the Lilis Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Lilis Common Stock entitled to vote thereon (the “Lilis Required Vote”) to approve this Agreement is the only vote of the holders of capital stock of Lilis required by the DGCL or the Organizational Documents of Lilis or otherwise to approve this Agreement.

Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Lilis nor any other Person makes any other express or implied representation or warranty on behalf of Lilis or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

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Article 5
COVENANTS

Section 5.1 Interim Operations of Brushy. Brushy covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (i) set forth in Section 5.1 of the Brushy Disclosure Letter, (ii) expressly contemplated or permitted by this Agreement, including without limitation Sections 5.3 and 5.16 of this Agreement, (iii) required by applicable Law or (iv) consented to in writing by Lilis after the date of this Agreement and prior to the Effective Time (which consent shall not be unreasonably withheld, delayed, denied or conditioned):

(a) the businesses of Brushy and its Subsidiaries shall be conducted only in the ordinary course substantially consistent with past practices, and Brushy shall use reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and to keep available the services of their current officers, key employees and consultants and preserve and maintain existing relations with customers, suppliers, officers, employees, consultants and creditors; provided, however, that prior to the pay off of the Independent Bank Debt, Brushy’s continued compliance with the Forbearance Agreement, including any payments required by such Forbearance Agreement, shall be considered part of the ordinary course of business;

(b) Brushy shall not, nor shall it permit its Subsidiaries to, (i) enter into any new line of business or (ii) incur or commit to any Capital Expenditures, or any obligations or liabilities in connection with any Capital Expenditures, in excess of $25,000, other than such Capital Expenditures that are both in the ordinary course of business and for the purposes of repair, maintenance or replacement of existing oil field equipment;

(c) Brushy shall not, nor shall it permit its Subsidiaries to, amend its, or their, Organizational Documents;

(d) Brushy shall not declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to shares of Brushy Common Stock; and Brushy shall not, nor shall it permit its Subsidiaries to, (i) adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities of Brushy or its Subsidiaries or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities of the type described in clause (i) of this Section 5.1(d);

(e) Brushy shall not, nor shall it permit its Subsidiaries to, (i) grant any increase in the compensation (including base salary and target bonus) or benefits payable to any officer, employee, or consultant of Brushy or its Subsidiaries, (ii) except as required to comply with applicable Law, adopt or enter into any Employee Benefit Plan or (iii) enter into any employment or consulting agreement or grant any severance or termination pay to any director, officer or employee of Brushy or its Subsidiaries;

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(f) Brushy shall not, nor shall it permit its Subsidiaries to, change its methods of accounting in effect at December 31, 2014, except changes in accordance with GAAP or applicable Law as concurred by Brushy’s registered public accounting firm;

(g) Brushy shall not, nor shall it permit its Subsidiaries to, acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person or, other than as disclosed in Section 5.1(g) of the Brushy Disclosure Letter, any material assets; provided, however, that the foregoing shall not be deemed to prohibit the acquisition of assets to the extent permitted by Section 5.1(b);

(h) Brushy shall not, nor shall it permit its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Brushy Assets, except for (i) the sale of Hydrocarbons in the ordinary course of business or (ii) any sale, lease or disposition pursuant to agreements existing on the date of this Agreement and entered into in the ordinary course of business or disclosed in Section 5.1(h) of the Brushy Disclosure Letter;

(i) Brushy shall not, nor shall it permit its Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Brushy Assets;

(j) Brushy shall not, nor shall it permit its Subsidiaries to, (i) pay, discharge or satisfy any material Claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of Brushy Material Contracts as in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which Brushy or any Subsidiary of Brushy is a party or (ii) compromise, settle or grant any waiver or release relating to any Litigation, other than in the ordinary course of business;

(k) Brushy shall not, nor shall it permit its Subsidiaries to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Section 3.19 of the Brushy Disclosure Letter), or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of Brushy’s affiliates;

(l) Brushy shall not, nor shall it permit its Subsidiaries to, make any change to any material Tax method of accounting, make or change any material Tax election, authorize or undertake any indemnities for Taxes, extend any period for assessment of any Tax, file any request for ruling or determination, amend any material Return (including by way of a claim for refund) or settle or compromise any material Tax liability, except where such action would not have a material effect on the Tax position of Brushy and its Subsidiaries taken as a whole;

(m) Brushy shall not, nor shall it permit its Subsidiaries to, take any action that would reasonably be expected to (i) result in any of the conditions set forth in Article 6 not being satisfied, (ii) result in a Material Adverse Effect on Brushy or (iii) materially impair or delay consummation of the Merger or the other transactions contemplated hereby;

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(n) Brushy shall not, nor shall it permit its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Brushy or its Subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal, except for Acceptable Confidentiality Agreements;

(o) Brushy shall not, nor shall it permit its Subsidiaries to, (i) incur or assume any indebtedness, (ii) modify any material indebtedness or other liability to increase Brushy’s (or its Subsidiaries’) obligations with respect thereto, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Subsidiaries of Brushy, or by such Subsidiaries to Brushy), or (v) enter into any material commitment or transaction, except in the ordinary course of business substantially consistent with past practices and as permitted under Section 5.1(h);

(p) Brushy shall not, nor shall it permit its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the ability of Brushy or its Subsidiaries, or would materially limit the ability of Lilis or any Subsidiary of Lilis after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time;

(q) Brushy shall not, nor shall it permit its Subsidiaries to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement;

(r) Brushy shall not, nor shall it permit its Subsidiaries to, terminate any Brushy Material Contract to which it is a party or waive or assign any of its rights or Claims under any Brushy Material Contract in a manner that is materially adverse to Brushy or its Subsidiaries or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any Brushy Material Contract;

(s) Brushy shall not make or assume any Derivative Transaction with a duration of more than 90 days or enter into any agreement to sell Hydrocarbons other than in the ordinary course of business at market pricing and in no event with a duration of more than 90 days; and

(t) Brushy shall not, nor shall it permit its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Section 5.2 Interim Operations of Lilis. Lilis covenants and agrees as to itself and the Merger Sub that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (i) set forth in Section 5.2 of the Lilis Disclosure Letter, (ii) expressly contemplated or permitted by this Agreement, including without limitation Sections 5.3, 5.14, 5.15 and 5.16 of this Agreement, (iii) required by applicable Law or (iv) consented to in writing by Brushy after the date of this Agreement and prior to the Effective Time (which consent shall not be unreasonably withheld, delayed, denied or conditioned):

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(a) the businesses of Lilis and the Merger Sub shall be conducted only in the ordinary course substantially consistent with past practices, and Lilis shall use reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of the Merger Sub and to keep available the services of their current officers, key employees and consultants and preserve and maintain existing relations with customers, suppliers, officers, employees, consultants and creditors;

(b) Lilis shall not, nor shall it permit the Merger Sub to, (i) enter into any new line of business or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than in the ordinary course substantially consistent with past practices;

(c) Lilis shall not, nor shall it permit the Merger Sub to, amend its Organizational Documents;

(d) Lilis shall not declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to shares of Lilis Common Stock; and Lilis shall not, nor shall it permit the Merger Sub to, (i) adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities of Lilis or the Merger Sub, other than issuances of shares of Lilis Common Stock pursuant to (A) the conversion of the Lilis Debentures into 13,692,930 shares of Lilis Common Stock pursuant to the terms of the Lilis Debentures (the “Debenture Conversion”), (B) the conversion of the Lilis Series A Preferred Stock into 15,000,000 shares of Lilis Common Stock (the “Preferred Conversion”) or (C) the Lilis Stock Split, each as contemplated by this Agreement, or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities of the type described in clause (i) of this Section 5.2(d);

(e) Lilis shall not change its methods of accounting in effect at December 31, 2014, except changes in accordance with GAAP or applicable Law as concurred by Lilis’s registered public accounting firm;

(f) Lilis shall not, nor shall it permit the Merger Sub to, acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person or any material assets, except as mutually agreed to by the parties in writing; provided, however, that the foregoing shall not be deemed to prohibit the acquisition of assets to the extent permitted by Section 5.2(b);

(g) Lilis shall not, nor shall it permit the Merger Sub to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Lilis Assets, except for (i) the sale of Hydrocarbons in the ordinary course of business or (ii) any sale, lease or disposition pursuant to agreements existing on the date of this Agreement and entered into in the ordinary course of business or disclosed in Section 5.2(g) of the Lilis Disclosure Letter;

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(h) Lilis shall not, nor shall it permit the Merger Sub to, foreclose upon, sell or liquidate the Brushy Assets received as collateral for its repayment of the Independent Bank Debt prior to the Effective Time;

(i) Lilis shall not, nor shall it permit the Merger Sub to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Lilis Assets;

(j) Lilis shall not, nor shall it permit the Merger Sub to, (i) pay, discharge or satisfy any material Claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of the Lilis Material Contracts as in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which Lilis or the Merger Sub is a party or (ii) compromise, settle, or grant any waiver or release relating to any Litigation, other than in the ordinary course of business;

(k) Lilis shall not, nor shall it permit the Merger Sub to, engage in any transaction with, or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of Lilis’s affiliates;

(l) Lilis shall not, nor shall it permit the Merger Sub to, make any change to any material Tax method of accounting, make or change any material Tax election, authorize or undertake any indemnities for Taxes, extend any period for assessment of any Tax, file any request for ruling or determination, amend any material Return (including by way of a claim for refund) or settle or compromise any material Tax liability, except where such action would not have a material effect on the Tax position of Lilis and the Merger Sub taken as a whole;

(m) Lilis shall not, nor shall it permit the Merger Sub to, take any action that would reasonably be expected to (i) result in any of the conditions set forth in Article 6 not being satisfied, (ii) result in a Material Adverse Effect on Lilis or (iii) materially impair or delay consummation of the Merger or the other transactions contemplated hereby;

(n) Lilis shall not, nor shall it permit the Merger Sub to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Lilis or the Merger Sub (other than the Merger) or any agreement relating to an Acquisition Proposal, except for Acceptable Confidentiality Agreements;

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(o) Lilis shall not, nor shall it permit the Merger Sub to, (i) incur or assume any indebtedness, (ii) modify any material indebtedness or other liability to increase Lilis’s (or the Merger Sub’s) obligations with respect thereto, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Merger Sub, or by the Merger Sub to Lilis) or (v) enter into any material commitment or transaction, except in the ordinary course of business substantially consistent with past practices and as permitted under Section 5.2(g);

(p) Lilis shall not, nor shall it permit the Merger Sub to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the ability of Lilis or the Merger Sub, or would materially limit the ability of Lilis or the Merger Sub after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time;

(q) Lilis shall not, nor shall it permit the Merger Sub to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement;

(r) Lilis shall not, nor shall it permit the Merger Sub to, terminate any Lilis Material Contract to which it is a party or waive or assign any of its rights or Claims under any Lilis Material Contract in a manner that is materially adverse to Lilis or the Merger Sub or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any Lilis Material Contract;

(s) Lilis shall not make or assume any Derivative Transaction with a duration of more than 90 days or enter into any agreement to sell Hydrocarbons other than in the ordinary course of business at market pricing and in no event with a duration of more than 90 days; and

(t) Lilis shall not, nor shall it permit the Merger Sub to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

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Section 5.3 Acquisition Proposals.

(a) Brushy agrees that, except as expressly contemplated by this Agreement, neither it nor its Subsidiaries shall, and Brushy shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, “Representatives”) not to, (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal with respect to Brushy, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information relating to Brushy or its Subsidiaries or afford access to the properties, books or records of Brushy or its Subsidiaries to, any Person that has made an Acquisition Proposal with respect to Brushy or to any Person that Brushy, its Subsidiaries or any of their respective Representatives knows or has reason to believe is contemplating making an Acquisition Proposal with respect to Brushy or (iii) accept an Acquisition Proposal with respect to Brushy or enter into any agreement, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the final sentence of this Section 5.3(a)), (x) providing for, constituting or relating to an Acquisition Proposal with respect to Brushy or (y) that would require, or would have the effect of causing, Brushy to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement. Any violation of the foregoing restrictions by Brushy’s Subsidiaries or by any Representative of Brushy or its Subsidiaries, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Brushy or its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Brushy. Notwithstanding anything to the contrary in this Agreement, Brushy and the Brushy Board may take any actions described in clause (ii) of this Section 5.3(a) with respect to a third party at any time prior to obtaining the Brushy Required Vote if, prior to such vote, (x) Brushy receives a bona fide written Acquisition Proposal with respect to Brushy from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by Brushy or its Subsidiaries or any of their respective Representatives after the date and in violation of this Agreement), (y) the Brushy Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes or is reasonably likely to result in a Superior Proposal from the third party that made the applicable Acquisition Proposal with respect to Brushy and (z) the Brushy Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that the third party making such Acquisition Proposal has the financial and legal capacity to consummate such Acquisition Proposal, provided that Brushy shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement; and no actions taken in accordance with this sentence shall constitute a violation of clause (i) of this Section 5.3(a).

(b) Brushy agrees that, in addition to the obligations of Brushy set forth in paragraph (a) of this Section 5.3, as promptly as practicable after receipt thereof (but in no event more than 24 hours after Brushy’s receipt thereof), Brushy shall advise Lilis in writing of any request for information from a Person that has made, or Brushy reasonably believes may be contemplating, an Acquisition Proposal with respect to Brushy or any Acquisition Proposal with respect to Brushy received from any Person, or any inquiry made or discussions or negotiations sought to be initiated or continued with respect to any Acquisition Proposal with respect to Brushy, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Brushy shall promptly provide to Lilis copies of any written materials received by Brushy, its Subsidiaries or, to the knowledge of Brushy, any of their respective Representatives in connection with any of the foregoing and any correspondence related thereto, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Brushy agrees that it shall provide to Lilis any non-public information concerning Brushy or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal with respect to Brushy which was not previously provided to Lilis as promptly as practicable after it provides such information to such other Person. Brushy shall keep Lilis fully informed of the status of any Acquisition Proposals with respect to Brushy (including the identity of the parties and price involved and any material changes to any terms and conditions thereof).

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(c) Neither (i) the Brushy Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Lilis or the Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Lilis or the Merger Sub), the approval, recommendation or declaration of advisability by the Brushy Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Brushy (any action described in this clause (i) being referred to as an “Brushy Adverse Recommendation Change”) nor (ii) shall Brushy or its Subsidiaries execute or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.3(a)) (each, an “Acquisition Agreement”) with respect to Brushy or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Brushy Required Vote, and subject to Brushy’s compliance at all times with the provisions of this Section 5.3 and Section 5.7, the Brushy Board may make a Brushy Adverse Recommendation Change described in clause (A) of the definition thereof if the Brushy Board (i) determines in good faith, after consultation with outside legal counsel, that the failure to make a Brushy Adverse Recommendation Change described in clause (A) of the definition thereof would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of Brushy and (ii) provides written notice to Lilis (an “Brushy Notice of Change”) advising Lilis that the Brushy Board is contemplating making such Brushy Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Brushy Board may not make such Brushy Adverse Recommendation Change until the fourth Business Day after receipt by Lilis of the Brushy Notice of Change and (y) during such four-Business Day period, at the request of Lilis, Brushy shall negotiate in good faith with respect to any changes or modifications to this Agreement that would allow the Brushy Board not to make such Brushy Adverse Recommendation Change consistent with its fiduciary duties.

(d) Lilis agrees that, except as expressly contemplated by this Agreement, neither it nor the Merger Sub shall, and Lilis shall, and shall cause the Merger Sub to, cause their respective Representatives not to (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal with respect to Lilis, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information relating to Lilis or the Merger Sub or afford access to the properties, books or records of Lilis or the Merger Sub to any Person that has made an Acquisition Proposal with respect to Lilis or to any Person that Lilis, the Merger Sub or any of their respective Representatives knows or has reason to believe is contemplating making an Acquisition Proposal with respect to Lilis or (iii) accept an Acquisition Proposal with respect to Lilis or enter into any agreement, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the penultimate sentence of this Section 5.3(d)), (x) providing for, constituting or relating to an Acquisition Proposal with respect to Lilis or (y) that would require, or would have the effect of causing, Lilis to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement. Any violation of the foregoing restrictions by the Merger Sub or by any Representative of Lilis or the Merger Sub, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Lilis or the Merger Sub or otherwise, shall be deemed to be a breach of this Agreement by Lilis. Notwithstanding anything to the contrary in this Agreement, Lilis and the Lilis Board may take any actions described in clause (ii) of this Section 5.3(d) with respect to a third party if (x) Lilis receives a bona fide written Acquisition Proposal with respect to Lilis from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by Lilis or the Merger Sub or any of their respective Representatives after the date and in violation of this Agreement) and (y) the Lilis Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes or is reasonably likely to result in a Superior Proposal from the third party that made the applicable Acquisition Proposal with respect to Lilis and (z) the Lilis Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that the third party making such Acquisition Proposal has the financial and legal capacity to consummate such Acquisition Proposal, provided that Lilis shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement; and no actions taken in accordance with this sentence shall constitute a violation of clause (i) of this Section 5.3(d). Nothing contained in this Section 5.3 shall prohibit Lilis or the Lilis Board from taking and disclosing to Lilis’s stockholders a position with respect to an Acquisition Proposal with respect to Lilis pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

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(e) Lilis agrees that in addition to the obligations of Lilis set forth in paragraph (d) of this Section 5.3, as promptly as practicable after receipt thereof (but in no event more than 24 hours after Lilis’s receipt thereof), Lilis shall advise Brushy in writing of any request for information from a Person that has made, or Lilis reasonably believes may be contemplating, an Acquisition Proposal with respect to Lilis or any Acquisition Proposal with respect to Lilis received from any Person, or any inquiry made or discussions or negotiations sought to be initiated or continued with respect to any Acquisition Proposal with respect to Lilis, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Lilis shall promptly provide to Brushy copies of any written materials received by Lilis, the Merger Sub or, to the knowledge of Lilis, any of their respective Representatives in connection with any of the foregoing and any correspondence related thereto, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Lilis agrees that it shall provide to Brushy any non-public information concerning Lilis or the Merger Sub provided to any other Person or group in connection with any Acquisition Proposal with respect to Lilis that was not previously provided to Brushy as promptly as practicable after it provides such information to such other Person. Lilis shall keep Brushy fully informed of the status of any Acquisition Proposals with respect to Lilis (including the identity of the parties and price involved and any material changes to any terms and conditions thereof).

(f) Neither (i) the Lilis Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Brushy), or publicly propose to withdraw (or amend or modify in a manner adverse to Brushy), the approval or declaration of advisability by the Lilis Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Lilis (any action described in this clause (i) being referred to as an “Lilis Adverse Recommendation Change”) nor (ii) shall Lilis or the Merger Sub execute or enter into (A) any Acquisition Agreement with respect to Lilis (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.3(d)) or (B) any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, subject to Lilis’s compliance at all times with the provisions of this Section 5.3 and Section 5.7, the Lilis Board may make a Lilis Adverse Recommendation Change described in clause (A) of the definition thereof if the Lilis Board (i) determines in good faith, after consultation with its outside legal counsel, that the failure to make a Lilis Adverse Recommendation Change described in clause (A) of the definition thereof would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of Lilis and (ii) provides written notice to Brushy (an “Lilis Notice of Change”), advising Brushy that the Lilis Board is contemplating making such Lilis Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Lilis Board may not make such Lilis Adverse Recommendation Change until the fourth Business Day after receipt by Brushy of the Lilis Notice of Change and (y) during such four-Business Day period, at the request of Brushy, Lilis shall negotiate in good faith with respect to any changes or modifications to this Agreement that would allow the Lilis Board not to make such Lilis Adverse Recommendation Change consistent with its fiduciary duties.

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(g) For purposes of this Agreement, “Acquisition Proposal“ shall mean, with respect to Brushy or Lilis, as the case may be, any proposal, whether or not in writing (other than by Lilis or the Merger Sub with respect to Brushy, or by Brushy or its Subsidiaries, with respect to Lilis), for the (i) direct or indirect acquisition or purchase of a business or assets that generates or constitutes 20% or more of the net revenues, net income or the assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole (including capital stock of or ownership interest in any Subsidiary), (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business generates or constitutes 20% or more of the net revenues, net income or assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that, if consummated, would result in any Person or Persons beneficially owning 20% or more of any class of equity securities of such party or any of its Subsidiaries whose business generates or constitutes 20% or more of the net revenues, net income or assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal“ shall mean, with respect to Brushy or Lilis, as the case may be, any bona fide written Acquisition Proposal with respect to such party that was not initiated, solicited, facilitated or knowingly encouraged by such party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, and in any case not known by the Board of Directors of such party as of the date of this Agreement, made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, asset purchase or other business combination, (A) 50% or more of the assets of such party and its Subsidiaries, taken as a whole or (B) 50% or more of the equity securities of such party, in each case on terms which the majority of the Board of Directors of such party determines (after consultation with its financial advisors and outside legal counsel) in good faith by resolution duly adopted (A) would result in a transaction that, if consummated, is more favorable to the stockholders of such party (in their capacity as stockholders) from a financial point of view, than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement offered by the other party in response to such Superior Proposal or otherwise pursuant to this Section 5.3) and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not committed (unless it is reasonable to conclude that the proposed acquirer has adequate financial resources to consummate the transaction).

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(h) For the avoidance of doubt, any factually accurate and complete public statement by a party hereto that does nothing more than disclose the receipt of an Acquisition Proposal with respect to such party that was not initiated, solicited or knowingly facilitated or encouraged after the date of this Agreement by such party or any of its Subsidiaries or any of their respective Representatives, and the terms thereof, shall not be deemed to be a recommendation of such Acquisition Proposal or the withdrawal, amendment or modification of the recommendation of the relevant Board of Directors (or any committee thereof) in favor of this Agreement and the transactions contemplated hereby.

(i) Immediately after the execution and delivery of this Agreement, each of Brushy and Lilis shall, and shall cause its Subsidiaries and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal with respect to Brushy and Lilis, respectively. Each of Brushy and Lilis agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.3 and (ii) request each Person who has heretofore executed a confidentiality agreement within the last 12 months in connection with such Person’s consideration of any Acquisition Proposal with respect to it, or any similar transaction to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

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Section 5.4 Access to Information and Properties.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Brushy and Lilis shall, and shall cause each of its Subsidiaries to, afford to the authorized Representatives of the other party reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, offices, contracts, books, commitments, records, data, and personnel and, during such period, it shall, and shall cause each of its Subsidiaries to, make available to the other parties all information concerning its business, properties and personnel as the other parties may reasonably request. No party or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement. Brushy and Lilis will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Lilis and Brushy will hold any information obtained or contemplated under Section 5.4(a) above in accordance with the provisions of Section 5.5 hereof.

(c) No investigation by Lilis or Brushy or their respective Representatives made pursuant to this Section 5.4 shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

Section 5.5 Confidentiality. All non-public information regarding the business of (i) Brushy and its Subsidiaries, on the one hand, and (ii) Lilis and the Merger Sub, on the other hand, will be kept in strict confidence by the other (the “Receiving Party”) and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by the Receiving Party or disclosed to any third party (other than such party’s Representatives on a need-to-know basis) without the prior written consent of the party who owns such information (the “Disclosing Party”). If the transactions contemplated by this Agreement do not proceed for any reason, then upon receipt of a written request from the Disclosing Party, the Receiving Party will immediately return to the Disclosing Party or certify as to the destruction of, any non-public information received from the Receiving Party.

Section 5.6 Further Action; Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals and to effect all necessary registrations and filings. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and, subject to applicable Laws and any applicable privilege relating to the exchange of information, will provide the other parties with copies of all filings made by such party with any Governmental Entity (except for filings available publicly on the SEC’s EDGAR system) or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby; provided that neither party is obligated to share any document submitted to a Governmental Entity that reflects the negotiations between the parties or the valuation of some or all of any party’s business.

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(b) Each of Lilis, the Merger Sub and Brushy shall use their respective commercially reasonable efforts and shall cooperate with the other parties to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Entity.

(c) In case at any time after Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Lilis shall take or cause to be taken all such necessary action.

(d) Each of the parties hereto shall use commercially reasonable efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger.

(e) Notwithstanding the foregoing provisions of this Section 5.6, neither Lilis nor the Merger Sub shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any assets or operations of Lilis or the Merger Sub or any of their respective affiliates or any of the respective businesses of Brushy or its Subsidiaries, including any Brushy Assets.

Section 5.7 Brushy Stockholder Statement; S-4.

(a) As promptly as practicable after the execution of this Agreement, (i) Brushy shall, with the cooperation of Lilis, commence preparation of the Brushy Stockholder Statement and (ii) Lilis shall, with the cooperation of Brushy, prepare and file with the SEC the S-4, and the parties shall prepare and file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. Each of Brushy, Lilis and the Merger Sub shall use their respective reasonable best efforts to furnish the information required to be included by the SEC in the S-4 and any such statement or schedule. Each of Brushy and Lilis shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Brushy shall as promptly as practicable thereafter mail the Brushy Stockholder Statement to its stockholders.

(b) If, at any time prior to the Effective Time, any event or circumstance relating to Brushy, Lilis, the Merger Sub or any of their respective affiliates, or its or their respective officers or directors, should be discovered by Brushy or Lilis that should be set forth in an amendment to the S-4 or a supplement to the Brushy Stockholder Statement, Brushy or Lilis shall promptly inform the other party hereto thereof in writing. All documents that Brushy or Lilis is responsible for furnishing or filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. Lilis shall notify Brushy promptly of the time when the S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Lilis Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments to the S-4 or for additional information and shall supply Brushy with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the S-4 or the Merger and (ii) all orders of the SEC relating to the S-4. Brushy shall supply Lilis with copies of (i) the Brushy Stockholder Statement prior to it being mailed to Brushy’s stockholders, (ii) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Merger and (iii) all material correspondence between it or any of its Representatives, on the one hand, and any stockholder of Brushy, on the other hand, with respect to the Merger.

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(c) Except as otherwise provided in Section 5.3(c), Brushy, acting through the Brushy Board, shall (i) recommend approval of this Agreement and include in the Brushy Stockholder Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain the Brushy Required Vote. Notwithstanding any Brushy Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to Brushy of any Acquisition Proposal with respect to Brushy or its Subsidiaries, or any other fact or circumstance (except for termination of this Agreement pursuant to Section 7.1), this Agreement shall be submitted to the stockholders of Brushy for the purpose of approving this Agreement, with such disclosures as shall be required by applicable Law. Following any such withdrawal, amendment or modification of the Brushy Board’s recommendation of this Agreement, Brushy may submit this Agreement to its stockholders without a recommendation or with a negative recommendation (although the approval of this Agreement by the Brushy Board may not be rescinded or amended), in which event the Brushy Board may communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Brushy Stockholder Statement or an appropriate amendment or supplement thereto. If Brushy determines to hold a special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement (such meeting, including any postponement or adjournment thereof, the “Brushy Special Meeting”), then Brushy, acting through the Brushy Board, shall, in accordance with its Organizational Documents and with applicable Law, promptly and duly call, give notice of, convene and hold the Brushy Special Meeting as soon as practicable following the date upon which the S-4 becomes effective, for the purposes of voting upon the approval of this Agreement and the approval of the consummation of the transactions contemplated by this Agreement, including the Merger, and Brushy shall use its reasonable best efforts to hold the Brushy Special Meeting no later than 30 days after such date.

(d) Promptly following the execution and delivery of this Agreement, Lilis, as the owner of all of the outstanding shares of capital stock of the Merger Sub, will approve this Agreement and the transactions contemplated hereby in its capacity as sole stockholder of the Merger Sub.

Section 5.8 Notification of Certain Matters. Brushy shall give prompt notice to Lilis of any fact, event or circumstance as to which Brushy obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.3(a) or 6.3(b). Lilis shall give prompt notice to Brushy of any fact, event or circumstance as to which Lilis obtained knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.2(a) or 6.2(b).

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Section 5.9 Directors’ and Officers’ Indemnification and Insurance.

(a) After the Effective Time, Lilis shall indemnify, defend and hold harmless the present and former officers and directors of Brushy and its Subsidiaries in such capacities (“Indemnified Parties”) to the fullest extent permitted by Law, in each case against any losses, damages, fines, penalties, expenses (including attorneys’ fees and expenses) or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee, fiduciary or agent of Brushy or its Subsidiaries and arising out of actions or omissions or alleged actions or omissions in their capacity as a director, officer, employee, fiduciary or agent of Brushy or its Subsidiaries occurring at or prior to the Effective Time (including in connection with this Agreement and the transactions and actions contemplated hereby). Lilis shall pay expenses in advance of the final disposition of any proceeding or threatened action, suit, proceeding, investigation or claim relating to any such acts or omissions or alleged acts or omissions (a “Proceeding”) to each Indemnified Party to the fullest extent permitted under applicable Law. Each Indemnified Party will be entitled to receive such advances from Lilis within ten Business Days of receipt by Lilis from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Lilis shall not settle, compromise or consent to the entry of any judgment in any Proceeding (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents. Lilis shall, and shall cause the Merger Sub to, cooperate in the defense of any such matter. Lilis agrees that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former officers and directors of Brushy as provided in the Organizational Documents of Brushy, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof.

(b) Prior to the Closing, Brushy shall purchase (after obtaining the written approval of Lilis, which approval shall not be unreasonably withheld, delayed, denied or conditioned), and after the Effective Time Lilis shall cause the Surviving Entity to maintain or, if Brushy has not already done so, Lilis shall purchase, tail directors’ and officers’ liability insurance coverage, at no expense to the beneficiaries, with a claims period of six years from the Effective Time, with respect to the directors and officers of Brushy and its Subsidiaries, who, as of the date of this Agreement, were covered by Brushy’s then-existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, from an insurance carrier with the same or better credit rating as Brushy’s then-current insurance carrier, in an amount and scope and on terms and conditions no less favorable to such directors and officers than those in effect on the date of this Agreement; provided, however, that the annual premium for such insurance shall not exceed 200% of the per annum rate of premium currently paid by Brushy and its Subsidiaries for such insurance on the date of this Agreement. In the event that the annual premium for such insurance exceeds such maximum amount, Lilis shall purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

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(c) The covenants in this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(d) In the event that Lilis, or any of its successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Lilis shall succeed to the obligations set forth in this Section 5.9.

Section 5.10 Publicity. Neither Brushy nor Lilis, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other party, except as may be required by Law or regulation of any regulatory authority if all reasonable best efforts have been made to consult with the other party. In addition, the parties shall to the extent reasonably practicable consult with each other regarding the form and content of any public disclosure of any material developments or matters involving the disclosing party reasonably in advance of publication.

Section 5.11 Certain Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Lilis and Brushy shall each use its respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Brushy and Lilis shall cooperate in the preparation, execution and filing of all Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes that become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Lilis, for itself and on behalf of the Merger Sub, and Brushy shall pay, without deduction from any amount payable to holders of shares of Brushy Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity that become payable in connection with the Merger.

(d) Neither Lilis nor Brushy shall take (or fail to take) (and following the Merger, Lilis shall cause Brushy not to take or fail to take) any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. With respect to the Merger, Lilis shall (and following the Merger shall cause Brushy to) file all required information with its Returns and maintain all records required for Tax purposes.

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(e) Between the date hereof and the Closing Date, Brushy agrees to (i) prepare all Returns, other than income tax Returns, for any periods ending prior to the Closing Date and that are required to be filed within 15 days following such date (taking extensions to file into account) using tax accounting methods and principles consistent with those used for preceding tax periods, unless a change is required by applicable Law or regulation and (ii) prepare and submit to Lilis income tax Returns, including quarterly income tax estimates, where such Returns would be required to be filed prior to 30 days following the Closing Date (taking extensions to file into account). Brushy shall make such income tax Returns available to Lilis for review prior to filing with the relevant Governmental Entity and shall not refuse any reasonable request by Lilis with respect to such Returns. Such Returns shall be prepared and filed, and all related Taxes paid, on or prior to the Closing Date.

Section 5.12 Section 16 Matters. Prior to the Closing, Lilis and Brushy, and their respective Boards of Directors, shall use their reasonable best efforts to take all actions to cause any acquisitions of shares of Lilis Common Stock resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act, such actions to be taken in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

Section 5.13 Directors and Officers of Lilis. Lilis shall, after review and recommendation of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of Lilis, take all corporate action necessary (i) to cause Peter Benz and Mike Pawelek to be duly elected or appointed as directors of Lilis, effective upon or immediately after the Effective Time, (ii) to cause Peter Benz and Mike Pawelek to be nominated for election by Lilis’s stockholders at any meeting(s) of such stockholders during the first calendar year after the Closing at which directors are to be elected; provided that, with respect to the foregoing clause (ii), such individuals are qualified, satisfy the requirements established by the Committee for serving on the Lilis Board and are willing and able to stand for election, (iii) to cause Mike Pawelek to be duly appointed as President of Lilis and Ed Shaw to be duly appointed as Chief Operating Officer of Lilis, each effective upon or immediately after the Effective Time, and (iv) during the first calendar year after the Closing, to maintain the number of persons serving as directors of Lilis, subject to adjustment by the Lilis Board.

Section 5.14 Conversion; Reverse Stock-Split. Between the date hereof and the Closing Date, Lilis agrees to, in accordance with its Organizational Documents and the DGCL, take all such actions necessary and desirable in order to: (i) complete the Debenture Conversion and the Preferred Conversion and (ii) implement a reverse stock split, whereby a pre-determined number of outstanding shares of Lilis shall be split into one (1) share of Lilis Common Stock (the “Lilis Stock Split”). Notwithstanding anything to the contrary in Section 5.14, no fractional share of Lilis Common Stock will be issued by virtue thereof. In lieu of any such fractional share, each holder Person who would otherwise have been entitled to receive a fraction of a share of Lilis Common Stock pursuant to Section 5.14 shall have the right to receive the nearest rounded-up whole number of shares of Lilis Common Stock.

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Section 5.15 Capital Raise. Between the date hereof and January 29, 2016, Lilis agrees to take all such actions necessary and desirable in order to: (i) raise at least $15,000,000 (inclusive of the Refundable Deposit) (the “Capital Raise”) and (ii) use the proceeds from the Capital Raise to repay the Independent Bank Debt no later than January 29, 2016.

Section 5.16 GF Asset Assignment. Between the date hereof and the Closing Date, Lilis and Brushy agree to take all such actions necessary and desirable in order to ensure the release of title to the GF Assets to Creative O&G and to complete the assignment of the GF Assets in accordance with the GF Asset Assignment Agreement.

Section 5.17 Payment to Independent Bank. On or before December 29, 2015, Lilis shall make payment of $1,000,000 to Independent Bank pursuant to Section 2.5.2 of the Forbearance Agreement.

Section 5.18 Option and Warrant Treatment. Between the date hereof and the Closing Date, Brushy agrees to take all such actions necessary and desirable in order to ensure that each holder of a Brushy Option and each holder of a Brushy Warrant signs a cancellation agreement providing for the cancellation and retirement of each such Brushy Option or Brushy Warrant, as applicable, that is outstanding as of the Closing Date, such that no holder of any Brushy Option or Brushy Warrant (whether vested or unvested, or exercised or unexercised, as applicable) will have any rights to, or as a holder of, such Brushy Option or Brushy Warrant to purchase shares of Brushy Common Stock issuable thereunder (with respect to Brushy Options, each, a “Brushy Option Cancellation Agreement” and with respect to Brushy Warrants, each, a “Brushy Warrant Cancellation Agreement”).

Section 5.19 Interpleader. Reference is made to an interpleader action relating to 2,190,891 Brushy common stock shares filed as Cause No. FST-CV12-6015112-S in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford (“Interpleader”). Neither Brushy nor Lilis shall take any action to dismiss the Interpleader.

Article 6
CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

(a) This Agreement shall have been approved by (i) the Brushy Required Vote in accordance with the applicable provisions of the DGCL and (ii) the Lilis Required Vote;

(b) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes consummation of the Merger illegal;

(c) The S-4 shall have been declared effective, and no stop order suspending the effectiveness of the S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

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(d) The New Equity Incentive Plan shall have been adopted by Lilis; and

(e) The Capital Raise shall have been completed.

Section 6.2 Conditions to the Obligation of Brushy to Effect the Merger. The obligation of Brushy to effect the Merger is further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (other than with respect to Sections 6.2(e), (f), (g), (h), (i) and (j), any or all of which may be waived by Brushy in writing, in whole or in part, to the extent permitted by applicable Law):

(a) The representations and warranties of each of Lilis and the Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis. Brushy shall have received a certificate signed on behalf of Lilis by a senior executive officer of Lilis to the foregoing effect;

(b) Each of Lilis and the Merger Sub shall have performed or complied with in all material respects each of its obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms of this Agreement, and Brushy shall have received a certificate signed on behalf of Lilis by a senior executive officer of Lilis to the foregoing effect;

(c) There shall not be pending any suit, action or proceeding, in each case, by any Governmental Entity seeking to restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

(d) The GF Asset Assignment Agreement shall have been executed and delivered by Creative O&G;

(e) The Joint Operating Agreement shall have been executed and delivered by the parties thereto;

(f) The Participation Agreement shall have been executed and delivered by Creative O&G;

(g) Lilis shall have paid, by check or wire transfer, $500,000 to SOSventures, LLC;

(h) The Equity Investment Note shall have been executed and delivered by Lilis;

(i) Lilis shall have delivered to SOSventures, LLC the SOS Warrant.

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(j) The ORRI shall survive and remain in full force and effect.

(k) The Brushy Fairness Opinion shall not have been amended, withdrawn or rescinded and, if determined to be advisable by the Brushy Board in its reasonable discretion, Brushy shall have received an updated Brushy Fairness Opinion dated the Closing Date;

(l) The Debenture Conversion, including the issuance of all shares of Lilis Common Stock that are to be issued in connection with the Debenture Conversion pursuant to the terms of the Debentures, shall have been completed in all respects;

(m) The Preferred Conversion, including the issuance of all shares of Lilis Common Stock that are to be issued pursuant to the terms of the Lilis Series A Preferred Stock, shall have been completed in all respects;

(n) The Lilis Stock Split shall have been completed in all respects; and

(o) Lilis shall have maintained its NASDAQ listing.

Section 6.3 Conditions to Obligations of Lilis and the Merger Sub to Effect the Merger. The obligations of Lilis and the Merger Sub to effect the Merger are further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Lilis, for itself and on behalf of the Merger Sub, in writing, in whole or in part, to the extent permitted by applicable Law):

(a) The representations and warranties of Brushy set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy. Lilis shall have received a certificate signed on behalf of Brushy by a senior executive officer of Brushy to the foregoing effect;

(b) Brushy shall have performed or complied with in all material respects each of its obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms of this Agreement, and Lilis shall have received a certificate signed on behalf of Brushy by a senior executive officer of Brushy to the foregoing effect;

(c) There shall not be pending any suit, action or proceeding, in each case, by any Governmental Entity seeking to (i) prohibit or limit in any material respect the ownership or operation by Brushy, Lilis or the Merger Sub or any of their respective affiliates of a substantial portion of the business or assets of Brushy and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of Brushy and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or (ii) restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

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(d) The number of Dissenting Shares for which demands for payment of the fair value thereof have not been withdrawn or for which the holders thereof have not failed to perfect or otherwise waived or lost dissenter’s rights under the applicable provisions of the DGCL shall not exceed 10% of the outstanding shares of Brushy Common Stock;

(e) Evidence of settlement or termination, or payoff letters with respect to, the SOS Debt (including the related lien releases and instruments of termination or discharge, or documents committing to release liens or terminate or discharge obligations contingent on the Closing having occurred, reasonably requested by Lilis in order to fully release and discharge the SOS Debt and any Lien over the properties and assets of Brushy related thereto), dated as of the Closing Date, in form and substance reasonably satisfactory to Lilis; provided that the ORRI shall survive and remain in full force and effect;

(f) The GF Asset Assignment Agreement shall have been executed and delivered by the parties thereto;

(g) The Joint Operating Agreement shall have been executed and delivered by Creative O&G;

(h) The Participation Agreement shall have been executed and delivered by the parties thereto;

(i) Each holder of a Brushy Option shall have executed and delivered to Brushy a Brushy Option Cancellation Agreement;

(j) Each holder of a Brushy Warrant shall have executed and delivered to Brushy a Brushy Warrant Cancellation Agreement; and

(k) All agreements related to the Independent Bank Debt shall have been terminated or canceled, the Independent Bank Debt shall have been repaid in full and extinguished, and all Liens on any assets of Brushy in connection with or related to the Independent Bank Debt shall have been released or terminated, in each case in form and substance reasonably satisfactory to Lilis.

Article 7
TERMINATION

Section 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Brushy):

(a) by the mutual written consent of Lilis and Brushy;

(b) by either Brushy or Lilis upon written notice to the other, if:

(i) the Merger shall not have been consummated on or before April 30, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

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(ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making consummation of the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable; provided, however, that the right to terminate pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in such action or who is then in material breach of Section 5.6 with respect to such action;

(iii) the stockholders of Brushy fail to approve this Agreement because of the failure to obtain the Brushy Required Vote by the Termination Date; or

(iv) the stockholders of Lilis fail to approve this Agreement because of the failure to obtain the Lilis Required Vote by the Termination Date.

(c) by Brushy, upon written notice to Lilis, if Lilis shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), or would materially impair or delay or otherwise have a material adverse effect on Lilis’s ability to consummate the transactions contemplated hereby and (ii) is incapable of being cured by Lilis prior to the Termination Date or is not cured by Lilis within 30 days following receipt of written notice from Brushy of such breach or failure to perform;

(d) by Lilis, upon written notice to Brushy, if Brushy shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), or would materially impair or delay or otherwise have a material adverse effect on Brushy’s ability to consummate the transactions contemplated hereby and (ii) is incapable of being cured by Brushy prior to the Termination Date or is not cured by Brushy within 30 days following receipt of written notice from Lilis of such breach or failure to perform;

(e) by Lilis, upon written notice to Brushy, (i) if Brushy shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in Section 5.3 or (ii) if a Brushy Adverse Recommendation Change shall have occurred or the Brushy Board or any committee thereof shall have resolved to make a Brushy Adverse Recommendation Change;

(f) by Brushy, upon written notice to Lilis, (i) if Lilis shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in Section 5.3 or (ii) if a Lilis Adverse Recommendation Change shall have occurred or the Lilis Board or any committee thereof shall have resolved to make a Lilis Adverse Recommendation Change;

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(g) by Brushy, prior to obtaining the Brushy Required Vote, if Brushy receives a bona fide Acquisition Proposal not solicited in violation of Section 5.3 that the Brushy Board determines in good faith is a Superior Proposal; provided that Brushy shall not exercise its right to terminate this Agreement pursuant to this Section 7.1(g) unless: (i) Brushy has provided a written notice to Lilis (an “Brushy Notice of Superior Proposal”), advising Lilis that Brushy has received a Superior Proposal (it being understood that neither the delivery of a Brushy Notice of a Superior Proposal nor any subsequent public announcement thereof in itself shall entitle Lilis to terminate this Agreement pursuant to Section 7.1(d) or 7.1(e)) that it intends to accept, together with a copy of the proposal documents unless previously provided hereunder and a summary of the terms and conditions of such proposal; (ii) Lilis does not, within four Business Days following its receipt of the Brushy Notice of Superior Proposal, make an offer that, as determined by the Brushy Board with respect to the holders of shares of Brushy Common Stock, in good faith after consultation with its respective outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during such four-Business Day period, Brushy shall negotiate in good faith with Lilis, to the extent Lilis wishes to negotiate, to enable Lilis to make such offer) (it being understood and agreed that, prior to any termination pursuant to this Section 7.1(g) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Brushy Notice of Superior Proposal and a new four-Business Day period with respect to such Modified Superior Proposal); and (iii) simultaneously with, and as a condition to, its termination pursuant to this Section 7.1(g), Brushy shall pay to Lilis the Brushy Termination Fee provided under Section 8.1(b); and

(h) by Lilis, if Lilis receives a bona fide Acquisition Proposal not solicited in violation of Section 5.3 that the Lilis Board determines in good faith is a Superior Proposal; provided that Lilis shall not exercise its right to terminate this Agreement pursuant to this Section 7.1(h) unless: (i) Lilis has provided a written notice to Brushy (an “Lilis Notice of Superior Proposal”) advising Brushy that Lilis has received a Superior Proposal (it being understood that neither delivery of a Lilis Notice of a Superior Proposal nor any subsequent public announcement thereof in itself shall entitle Brushy to terminate this Agreement pursuant to Section 7.1(c) or 7.1(f)) that it intends to accept, together with a copy of the proposal documents unless previously provided hereunder and a summary of the terms and conditions of such Proposal; (ii) Brushy does not, within four Business Days following its receipt of the Lilis Notice of Superior Proposal, make a counterproposal that, as determined by the Lilis Board with respect to the holders of shares of Lilis Common Stock, in good faith after consultation with its respective outside legal counsel and financial advisors, results in the Acquisition Proposal no longer being a Superior Proposal (provided that, during such four-Business Day period, Lilis shall negotiate in good faith with Brushy, to the extent that Brushy wishes to negotiate, to enable Brushy to make such a counterproposal) (it being understood and agreed that, prior to any termination pursuant to Section 7.1(h) taking effect, any Modified Superior Proposal shall require a new Lilis Notice of Superior Proposal and a new four-Business Day period with respect to such Modified Superior Proposal); and (iii) simultaneously with, and as a condition to, its termination pursuant to this Section 7.1(h), Lilis shall pay to Brushy the Lilis Termination Fee provided under Section 8.1(c).

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Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made and, except with respect to this Section 7.2, Section 5.5 and Article 8, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Lilis, the Merger Sub or Brushy, except as set forth in Section 8.1 of this Agreement; provided that nothing herein shall relieve any party from any liability with respect to any willful breach of any representation, warranty, covenant or other obligation under this Agreement.

(b) In the event of termination of this Agreement as provided in Section 7.1, for a period of one year following the date of such termination, neither Brushy nor Lilis (nor any of their respective Subsidiaries), without the prior written consent of the other party (which consent may be withheld, delayed, denied or conditioned in the sole and absolute discretion of such party), will hire, or solicit for hire or employment (whether as an employee or consultant), directly or indirectly, any officer or employee of, or consultant to, the other party or any of its Subsidiaries or any Person who at the time of proposed hire had been an officer or employee of the other party or any of its Subsidiaries within the previous six months (excluding current oil and gas operating activities that the parties are conducting with one another or as may be reasonably anticipated in the ordinary course of business relating to such activities). For the purposes of this provision, “solicitation” shall not include solicitation of any officer or employee who is solicited by advertising in a newspaper or periodical of general circulation or who on his or her own initiative seeks employment with Lilis or Brushy, as the case may be.

(c) In the event of termination of this Agreement as provided in Section 7.1, for a period of six months following the date of such termination, without the prior written consent of the Lilis Board or the Brushy Board, as the case may be, which consent may be withheld, delayed, denied or conditioned in the sole and absolute discretion of such Board of Directors, neither Lilis nor Brushy shall directly or indirectly (nor shall either of them assist or encourage directly or indirectly others to): (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership of any voting securities or rights to acquire any voting securities of the other, or any of the assets or businesses of the other or any Subsidiary or division thereof or any bank debt, claims or other obligations of the other or any rights to acquire such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of the other or to obtain representation on the other’s Board of Directors, or solicit, or participate in the solicitation of, any proxies of the other’s stockholders, or make any public announcement with respect to any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other or its securities or assets; or (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in the Exchange Act) in connection with any of the foregoing. Each party will promptly advise the other of any inquiry or proposal made to it with respect to any of the foregoing. Notwithstanding the foregoing, (w) neither party’s Board of Directors shall withhold, delay, deny or condition its consent if to do so would be inconsistent with its fiduciary duties; (x) either party shall be permitted to commence a non-coercive tender offer for the other’s common stock at a price higher than that contemplated by any other then-existing merger, stock purchase or similar agreement to which the other is a party; (y) either party may comment on any merger negotiation process or other matter relating to or involving the merger or takeover of the other in order to correct material misstatements or omissions by the other or its advisors; and (z) either party may continue the current oil and gas operating activities conducted with the other party and as may be reasonably contemplated in the ordinary course of business relating to such activities. If either party enters into a standstill with a third party that is more favorable than the foregoing, such party will amend its standstill with the other party accordingly.

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Article 8
MISCELLANEOUS

Section 8.1 Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in this Article 8.

(b) Notwithstanding anything in this Agreement to the contrary, if Brushy terminates the Agreement pursuant to Section 7.1(g), then Brushy, at or prior to the time of, and as a pre-condition to the effectiveness of, termination, shall pay to Lilis an amount equal to $1,200,000 (the “Brushy Termination Fee”). Any such payment (i) shall be made by wire transfer of immediately available funds to an account designated by Lilis and (ii) shall be made prior to or concurrently with the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal.

(c) Notwithstanding anything in this Agreement to the contrary, if Lilis terminates the Agreement pursuant to Section 7.1(h), then Lilis, at or prior to the time of, and as a pre-condition to the effectiveness of, termination, shall pay to Brushy an amount equal to $1,200,000 (the “Lilis Termination Fee”). Such payment shall be made by wire transfer of immediately available funds to an account designated by Brushy. Any such payment (i) shall be made by wire transfer of immediately available funds to an account designated by Brushy and (ii) shall be made prior to or concurrently with the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal.

(d) Notwithstanding anything in this Agreement to the contrary, if the Agreement is terminated pursuant to either of Sections 7.1(a), (b), (d), (e) or (g), then Brushy, at or prior to the time of termination, shall pay to Lilis an amount equal to the Refundable Deposit, such amount being in addition to, and not in substitution for, any other amounts that may be owed by Brushy to Lilis pursuant to this Agreement, including, for the avoidance of doubt, Section 8.1(b). Any such payment (i) shall be made by wire transfer of immediately available funds to an account designated by Lilis and (ii) shall be made prior to or concurrently with the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal.

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(e) Each party acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay or cause to be paid the amounts due from it pursuant to this Section 8.1 and if, in order to obtain such payment, the other party commences a suit that results in a judgment for the amounts set forth in this Section 8.1, the defaulting party shall pay to the other party its reasonable costs and expenses (including attorneys’ fees and expenses) incurred in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1 from the date payment was due at 10% per annum.

(f) This Section 8.1 shall survive any termination of this Agreement.

Section 8.2 Amendment; Waiver.

(a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after the Brushy Required Vote has been obtained, but after such Brushy Required Vote has been obtained no amendment shall be made without the approval of the stockholders of Brushy if such amendment alters or changes (i) the Merger Consideration, (ii) any term of the Organizational Documents of Lilis if such alteration or change would adversely affect the holders of any shares of Lilis Common Stock or (iii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of Brushy Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of Brushy and Lilis, for itself and on behalf of the Merger Sub.

(b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive in whole or in part any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or (iii) waive in whole or in part compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

Section 8.3 Survival. The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or on the Closing Date shall survive until (but not beyond) the Effective Time. The covenants and agreements of the parties hereto shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

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Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) the transmitter’s confirmation of a receipt of a facsimile or e-mail transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, return receipt requested or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Brushy, to:

Brushy Resources, Inc.
300 E. Sonterra Blvd., Suite 1220

San Antonio, Texas 78258
Telephone: (210) 999-5400
Attention: Edward Shaw
E-mail: eds@starboardresources.com

with a copy to (which copy shall not constitute notice):

Whitaker Chalk Swindle & Schwartz PLLC
301 Commerce Street, Suite 3500

Fort Worth, Texas 76102
Telephone: (817) 878-0547
Attention: John R. Fahy
E-mail: jfahy@whitakerchalk.com

if to Lilis or the Merger Sub, to:

Lilis Energy, Inc.
216 16th Street, Suite 1350

Denver, Colorado 80202
Telephone: (303) 893-9000
Attention: Ariella Fuchs
E-mail: AFuchs@lilisenergy.com

with a copy to (which copy shall not constitute notice):

K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, California 92616
Telephone: (949) 623-3519
Attention: Michael A. Hedge
E-mail: michael.hedge@klgates.com

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Section 8.5 Rules of Construction and Interpretation; Definitions.

(a) When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available,” when used in this Agreement, shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word “affiliates” when used in this Agreement shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act. The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December __, 2015. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(c) The inclusion of any information in the Brushy Disclosure Letter or the Lilis Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Brushy Disclosure Letter or Lilis Disclosure Letter, as applicable, that such information is required to be listed in the Brushy Disclosure Letter or Lilis Disclosure Letter, as applicable, or that such items are material to Brushy or Lilis, as the case may be. The headings, if any, of the individual sections of each of the Lilis Disclosure Letter and Brushy Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.

(d) The following terms have the following definitions:

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“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less favorable to Brushy or Lilis, as the case may be, than Section 5.5 hereof.

“Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Acquisition Proposal” has the meaning set forth in Section 5.3(g).

“Advisers Act” has the meaning set forth in Section 3.22.

“Agreement” has the meaning set forth in the preamble.

“Brushy Adverse Recommendation Change” has the meaning set forth in Section 5.3(c).

“Brushy Assets” has the meaning set forth in Section 3.17.

“Brushy Balance Sheet” has the meaning set forth in Section 3.5(b).

“Brushy Board” has the meaning set forth in Section 3.3.

“Brushy Common Stock” has the meaning set forth in Section 2.1(a)(ii).

“Brushy Disclosure Letter” has the meaning set forth in the preamble to Article 3.

“Brushy Employees/Consultants” has the meaning set forth in Section 3.10.

“Brushy Fairness Opinion” has the meaning set forth in Section 3.23(b).

“Brushy IP Rights” has the meaning set forth in Section 3.13(a)(i).

“Brushy Leased Real Property” means all interests in real property pursuant to the Brushy Leases.

“Brushy Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Brushy or its Subsidiary is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

“Brushy Material Contract” has the meaning set forth in Section 3.14(a).

“Brushy Notice of Change” has the meaning set forth in Section 5.3(c).

“Brushy Notice of Superior Proposal” has the meaning set forth in Section 7.1(g).

“Brushy Option” has the meaning set forth in Section 2.1(d).

“Brushy Option Cancellation Agreement” has the meaning set forth in Section 5.18.

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“Brushy Owned Real Property” means the real property, and interests in real property, owned by Brushy or its Subsidiary.

“Brushy Permits” has the meaning set forth in Section 3.12(d).

“Brushy Preferred Stock” has the meaning set forth in Section 3.2(a).

“Brushy Real Property” means Brushy Owned Real Property and Brushy Leased Real Property.

“Brushy Required Vote” has the meaning set forth in Section 3.24.

“Brushy SEC Documents” has the meaning set forth in Section 3.5(a).

“Brushy Special Meeting” has the meaning set forth in Section 5.7(c).

“Brushy Stockholder Statement” has the meaning set forth in Section 3.9(a).

“Brushy Termination Fee” has the meaning set forth in Section 8.1(b).

“Brushy” has the meaning set forth in the preamble.

“Brushy Warrant Cancellation Agreement” has the meaning set forth in Section 5.18.

“Brushy Warrants” has the meaning set forth in Section 3.2(a).

“Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Delaware.

“Capital Expenditures” means expenditures relating to: (i) acquiring new oil and gas leasehold interest (including payment of new lease bonuses and landman deposits and fees); (ii) preparing a wellsite for drilling, drilling and completing a new oil and gas well; (iii) re-entering an existing oil and gas vertical wellbore and deepening such wellbore, drilling horizontally from such vertical wellbore, or drilling an extension of an existing wellbore; and (iv) and any other expenditure that is properly classified as a capital expenditure in accordance with the Generally Accepted Accounting Principles and the principals of the Council Of Petroleum Accountants Societies, consistently applied.

“Capital Raise” has the meaning set forth in Section 5.15.

“Certificate” has the meaning set forth in Section 2.1(a)(iii).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Chancery Court” has the meaning set forth in Section 8.14.

“Claim” shall mean any claim, action, suit, proceeding or investigation.

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“Cleanup” means all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing” has the meaning set forth in Section 1.4.

“Code” has the meaning set forth in the recitals.

“Committee” has the meaning set forth in Section 5.13.

“Creative O&G” has the meaning set forth in the recitals.

“Debenture Conversion” has the meaning set forth in Section 5.2(d).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” has the meaning set forth in Section 1.2.

“Disclosing Party” has the meaning set forth in Section 5.5.

“Dissenting Shares” has the meaning set forth in Section 2.2.

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any other employee compensation and benefit plan, agreement, program, policy or other arrangement or payroll practice, whether formal or informal, oral or written, legally binding or not, and whether or not subject to ERISA, including, without limitation, employment agreements, change-in-control agreements, severance and retention pay, short term and long term disability paid leave, vacation pay, consulting or other compensation agreements, deferred compensation in the form of annual bonuses, long-term incentive programs in the form of restricted stock grants and stock option grants, medical insurance including medical, dental, vision and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance.

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“Employment and Withholding Taxes” means any federal, state, provincial, local, foreign or other employment, unemployment, insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax and all Taxes required to be withheld by or on behalf of each of Brushy and its Subsidiary, or Lilis and any of its Subsidiaries, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.

“Environmental Claim” means any claim, demand, suit, action, cause of action, proceeding, investigation or notice to any Person alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries or penalties) arising out of, based on, or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location for which such Person or its Subsidiaries may bear responsibility or liability or (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

“Environmental Laws” means all Laws, including common law, relating to pollution, Cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health, including Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, including the Federal Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Outer Continental Shelf Lands Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act and the Emergency Planning and Community Right to Know Act, each as amended and currently in effect.

“Equity Investment Note” means a subordinated promissory note from Lilis to SOSventures, LLC in the principal amount of $1,000,000, relating to the one-time restructuring fee, substantially in the form attached hereto as Exhibit B.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.5(a).

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Fund” has the meaning set forth in Section 2.3(a).

“Forbearance Agreement” means that certain Forbearance Agreement, dated November 24, 2015, between Brushy, Independent Bank and certain named guarantors thereunder.

“GAAP” has the meaning set forth in Section 3.5(b).

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“GF Asset Assignment Agreement” means an agreement effecting the assignment of the GF Assets from Brushy to Creative O&G, in a form reasonably acceptable to Lilis.

“GF Assets” means the Giddings Field Assets that are subject to the Participation Agreement.

“Governmental Entity” has the meaning set forth in Section 3.4(b).

“Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, (iii) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise regulated under any Environmental Laws, (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous to human health or the environment or (v) Naturally Occurring Radioactive Material (NORM).

“Hydrocarbons” has the meaning set forth in Section 8.5(d).

“Indemnified Parties” has the meaning set forth in Section 5.9(a).

“Independent Bank” has the meaning set forth in Section 8.5(d).

“Independent Bank Debt” means the indebtedness owed by Brushy to Independent Bank, a Texas state bank, as lender and/or as agent for a group of participating lenders (collectively “Independent Bank”), under that certain Credit Agreement, dated June 27, 2013, between Brushy, formerly known as Starboard Resources, Inc., as borrower, and Independent Bank, as lender, as amended, and including the remaining balance owed on a promissory note, in the original principal amount of $100,000,000, payable by Brushy to Independent Bank, as further described in the Forbearance Agreement, and as the terms of the indebtedness and the note may be modified by the Forbearance Agreement.

“Intellectual Property” means any and all (i) seismic data, trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, trade secrets, know-how and other proprietary rights and information, other indicia of source of origin, all applications and registrations for any of the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; and (iii) copyrights in and to published and unpublished works of authorship, whether copyrightable or not (including software), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and, in each of cases (i) to (iii) inclusive, whether registered, unregistered or capable of registration.

“Interpleader” has the meaning set forth in Section 5.19.

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“Investment Company Act” has the meaning set forth in Section 3.22.

“Joint Operating Agreement” means the joint operating agreement entered into between Lilis and Creative O&G in connection with the GF Asset Assignment Agreement, in a form reasonably acceptable to Lilis.

“knowledge” of any Person means the knowledge after due inquiry of all officers of such Person.

“Laws” has the meaning set forth in Section 3.4(a).

“Liens” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

“Lilis Adverse Recommendation Change” has the meaning set forth in Section 5.3(f).

“Lilis Assets” has the meaning set forth in Section 4.17.

“Lilis Balance Sheet” has the meaning set forth in Section 4.5(b)(i).

“Lilis Board” has the meaning set forth in Section 4.3.

“Lilis Common Stock” has the meaning set forth in Section 2.1(a)(ii).

“Lilis Debentures” shall mean the 8% Senior Secured Convertible Debentures sold by Lilis to various investors, from time to time, pursuant to the Convertible Debenture Securities Purchase Agreements included as exhibits to the Lilis SEC Documents.

“Lilis Disclosure Letter” has the meaning set forth in the preamble to Article 4.

“Lilis Employees/Consultants” has the meaning set forth in Section 4.10.

“Lilis IP Rights” has the meaning set forth in Section 4.13(a)(i).

“Lilis Leased Real Property” means all interests in real property pursuant to the Lilis Leases.

“Lilis Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Lilis is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

“Lilis Material Contract” has the meaning set forth in Section 4.14(a).

“Lilis Notice of Change” has the meaning set forth in Section 5.3(f).

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“Lilis Notice of Superior Proposal” has the meaning set forth in Section 7.1(h).

“Lilis Options” has the meaning set forth in Section 4.2(a).

“Lilis Owned Real Property” means the real property, and interests in real property, owned by Lilis.

“Lilis Permits” has the meaning set forth in Section 4.12(d).

“Lilis Preferred Stock” has the meaning set forth in Section 4.2(a).

“Lilis Proxy Statement” means a proxy statement for a special meeting of shareholders of Lilis in connection with the Merger.

“Lilis Real Property” means the Lilis Owned Real Property and the Lilis Leased Real Property.

“Lilis Redeemable Preferred Stock” has the meaning set forth in Section 4.2(a).

“Lilis Required Vote” has the meaning set forth in Section 4.27

“Lilis SEC Documents” has the meaning set forth in Section 4.5(a).

“Lilis Series A Preferred Stock” has the meaning set forth in Section 4.2(a).

“Lilis Stock Split” has the meaning set forth in Section 5.14.

“Lilis Termination Fee” has the meaning set forth in Section 8.1(c).

“Lilis Warrants” has the meaning set forth in Section 4.2(a).

“Lilis” has the meaning set forth in the preamble.

“Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in Law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

“Material Adverse Effect” means, with respect to Lilis or Brushy, as the case may be, the existence of a materially adverse change to the financial condition, business, assets, properties or results of operations of such party and its Subsidiaries, taken as a whole, no matter how caused or how arising, except for any materially adverse change that is caused by or arises from one or more of (i) changes to economic, political or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect such party, (ii) the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including hurricanes, (iii) changes in the market price of oil or natural gas, (iv) the announcement or pendency of this Agreement and the transactions contemplated hereby, compliance with the terms hereof or the disclosure of the fact that Lilis is the prospective owner of Brushy, (v) the existence or occurrence of war, acts of war, terrorism or similar hostilities or (vi) changes in Laws of general applicability or interpretations thereof by courts or Governmental Entities.

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“Merger Consideration” has the meaning set forth in Section 2.1(a)(ii).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Board” has the meaning set forth in Section 4.3.

“Merger Sub Common Stock” has the meaning set forth in Section 2.1(a)(i).

“Merger” has the meaning set forth in Section 1.2.

“Modified Superior Proposal” has the meaning set forth in Section 7.1(g).

“New Equity Incentive Plan” means a new equity incentive plan to be adopted by Lilis, pursuant to which 25% of the pro forma shares outstanding of Lilis are reserved for issuance to the management team of Lilis post-Closing, at the discretion of the Lilis Board.

“Oil and Gas Interests” means (i) direct and indirect interests in and rights with respect to oil, gas or minerals, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; (ii) all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (iii) all easements, rights of way, licenses, permits, leases and other interests associated with, appurtenant to or necessary for the operation of any of the foregoing; and (iv) all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to or necessary for the operation of any of the foregoing.

“Organizational Documents” means, with respect to a particular Person, (a) if such Person is a corporation, its certificate or articles of incorporation, organization or formation and its by-laws; (b) if such Person is a general partnership, its partnership agreement and any statement of partnership; (c) if such Person is a limited partnership, its certificate of limited partnership and its limited partnership agreement; (d) if such Person is a limited liability company, its certificate or articles of formation or organization and limited liability company or operating agreement; (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of such Person; and (f) any amendment to any of the foregoing.

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“ORRI” means the Crittendon Assignment of Overriding Royalty Interest as filed and recorded on May 28, 2015, in Winkler County, Texas, and attached hereto as Exhibit C; provided that prior to the Closing, the ORRI shall be amended such that the ORRI shall not terminate upon payment in full of the Obligations (as defined therein) and the termination of the Commitment (as defined therein) and shall remain in full force and effect.

“Outstanding Brushy Common Stock” means 13,011,986 shares of Brushy Common Stock.

“Outstanding Lilis Common Stock” means 56,285,396 shares of Lilis Common Stock.

“Participation Agreement” means the agreement between Lilis and Creative O&G as to be mutually agreed upon between such parties.

“Permitted Liens” means (i) Liens reserved against or identified in the Brushy Balance Sheet or the Lilis Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable, (iii) Liens existing pursuant to credit facilities, if any, of Brushy and its Subsidiary or Lilis and its Subsidiaries, as the case may be and in each case in effect as of the date of this Agreement and (iv) those Liens that, individually or in the aggregate with all other Permitted Liens, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of Brushy and its Subsidiary or Lilis and its Subsidiaries, as the case may be and in each case taken as a whole as currently used, or otherwise individually or in the aggregate have or result in a Material Adverse Effect on Brushy or Lilis, as the case may be.

“Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, limited liability company, unincorporated entity or Governmental Entity.

“Preferred Conversion” has the meaning set forth in Section 5.2(d).

“Proceeding” has the meaning set forth in Section 5.9(a).

“PUHCA” has the meaning set forth in Section 3.22.

“Receiving Party” has the meaning set forth in Section 5.5.

“Refundable Deposit” means $1,000,000, payable from Lilis to Brushy in connection with Section 1.1 of this Agreement.

“Registered Brushy IP” has the meaning set forth in Section 3.13(b).

“Registered Lilis IP” has the meaning set forth in Section 4.13(b).

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“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting or placing of Hazardous Materials, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

“Representatives” has the meaning set forth in Section 5.3(a).

“Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“S-4” has the meaning set forth in Section 3.9(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” has the meaning set forth in Section 3.5(a).

“Securities Act” has the meaning set forth in Section 3.2(d).

“SOS Debt” has the meaning set forth in the recitals.

“SOS Warrant” means a warrant to purchase 2,000,000 shares of Lilis Common Stock, subject to any adjustments for stock splits effected after the date hereof, at an exercise price of $2.50. The exercise price of the SOS Warrant shall be adjusted such that if, prior to the date that is nine (9) months after the Effective Date, Lilis issues new warrants to purchase Lilis Common Stock with an exercise price of less than $2.50 per share, then the exercise price of the SOS Warrant will adjust to such new exercise price. The SOS Warrant shall be exercisable for a period of 2-years and shall only be exercisable for cash.

“Stock Exchange Ratio” shall mean the quotient of the Outstanding Lilis Common Stock divided by the Outstanding Brushy Common Stock.

“Subsidiary” means with respect to any Person, any other Person of which (i) such Person is directly or indirectly the controlling general partner or (ii) 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person.

“Superior Proposal” has the meaning set forth in Section 5.3(g).

“Surviving Entity” has the meaning set forth in Section 1.2.

“Takeover Laws” has the meaning set forth in Section 3.28.

“Tax” means any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

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“Termination Date” has the meaning set forth in Section 7.1(b)(i).

“Transaction Documents” means this Agreement, the GF Asset Assignment Agreement, the Joint Operating Agreement, the Participation Agreement, the Equity Investment Note, the Voting Agreement, the New Equity Incentive Plan.

“Voting Agreement” has the meaning set forth in the recitals.

Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

Section 8.8 Entire Agreement. This Agreement, together with the Transaction Documents, constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, void, unenforceable, overly broad or against public policy by any court of competent jurisdiction, the parties intend that such court modify such provision to the extent necessary so as to render it valid, effective, enforceable, reasonable and not overly broad and such term, provision, covenant or restriction shall be deemed modified to the extent necessary to provide the intended benefits to modify this Agreement so as to effect the original intent of the parties, as evidenced by this Agreement, as closely as possible in a mutually acceptable manner in order that the transactions as originally contemplated hereby are fulfilled to the fullest extent possible.

Section 8.10 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.

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Section 8.12 Parties-in-Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and (other than Section 5.9) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any Representative of any of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

Section 8.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at Law or equity.

Section 8.14 Jurisdiction and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any Federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such court and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Brushy, its Subsidiaries, Lilis and the Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.4 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

[Signature page follows]

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IN WITNESS WHEREOF, Lilis, the Merger Sub and Brushy have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

LILIS MERGER SUB, INC.

By:	/s/ Ariella Fuchs
Name:	Ariella Fuchs
Title:	President

BRUSHY RESOURCES, INC.

By:	/s/ Michael J. Pawelek
Name:	Michael J. Pawelek
Title:	Chief Executive Officer

 [Signature Page to Merger Agreement]

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Exhibit A

Voting Agreement

[see Exhibits 10.1 and 10.2]

A.1-81

Exhibit B

Equity Investment Note

FORM OF SUBORDINATED PROMISSORY NOTE

$1,000,000.00	[________]

FOR VALUE RECEIVED, the undersigned, Lilis Energy, Inc., a Nevada corporation (the “Maker”) hereby promises to pay to SOSventures, LLC, a Delaware limited liability company (the “Holder”), on [________][1], the principal amount of One Million and 00/100 Dollars ($1,000,000.00) (hereinafter referred to as “Subordinated Indebtedness”), or such lesser amount as may then be outstanding hereunder, together with all accrued and unpaid interest (if any) thereon and in accordance with the terms and conditions of this subordinated promissory note (this “Note”).

1.      Prepayments; Principal and Interest.

(a)         Optional Prepayment. Subject to the provisions of Section 2 hereof, the Maker may prepay all or a portion of the unpaid principal amount of this Note, without premium or penalty, provided that each optional prepayment shall be accompanied by all accrued and unpaid interest (if any) on the amount so prepaid to the date of prepayment. All optional prepayments shall be applied first to accrued and unpaid interest and then to unpaid principal in the order in which such interest and principal are to become due.

(b)         Interest. This Note shall accrue interest on the unpaid principal amount hereof at a rate per annum equal to six percent (6%). In no event shall interest or any other amount payable hereunder exceed the highest amount permitted by applicable law. Interest shall be computed based on a 365-day year and the actual number of days elapsed.

2.      Subordination. The Maker agrees, and the Holder by accepting this Note likewise agrees, that the Subordinated Indebtedness is hereby expressly subordinated, to the extent and in the manner set forth herein, to the Senior Indebtedness. As used herein, “Senior Indebtedness” shall mean all present or future indebtedness of, or indebtedness guaranteed by, the Maker or its subsidiaries, including, without limitation, any money borrowed under the Credit Agreement, dated January 8, 2015, among Lilis Energy, Inc., Heartland Bank, as administrative agent, and the other lender parties thereto, as amended, including without limitation all principal and interest (including such interest as may accrue after the initiation of bankruptcy proceedings, without regard as to whether such interest is an allowed claim in such bankruptcy proceedings) on such indebtedness, and all premiums, fees, expenses and other obligations owing by the Maker or its subsidiaries to any lender in respect of such indebtedness, and any and all related notes, agreements, documents and instruments, all as amended, modified, restated, renewed, refinanced, extended and supplemented from time to time.

2.1         Liquidation. In the event of any bankruptcy, insolvency, receivership, dissolution, winding up, liquidation or reorganization of the Maker (whether in bankruptcy, insolvency or receivership proceedings or otherwise), or any assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Maker for the benefit of any creditor or creditors or otherwise (a “Liquidation”):

(a)         all Senior Indebtedness shall first be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made in respect of the Subordinated Indebtedness;

[1] This shall be the date that is three years from the date of the executed promissory note.

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(b)         any payment or distribution of any character, whether in cash, securities or other property, which (except for the terms of this Section 2.1) would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the holders of Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness; and

(c)         if, notwithstanding the foregoing terms of this Section 2.1, any payment or distribution of any character, whether in cash, securities or other property, shall be received in a Liquidation in respect of the Subordinated Indebtedness before all Senior Indebtedness shall have been paid in full as aforesaid, such payment or distribution shall be held in trust for the benefit of, and shall be paid or delivered to, the holders of Senior Indebtedness (as provided in Sections 2.2 and 2.3) to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness, provided, however, that such amounts paid to the holders of Senior Indebtedness shall not be deemed to discharge the Subordinated Indebtedness.

2.2         Payments in Respect of Senior Indebtedness. For all purposes of this Section 2: (a) Senior Indebtedness shall not be deemed to have been paid in full unless and until the holders thereof shall have indefeasibly received cash equal to the full amount of such Senior Indebtedness at the time outstanding and all commitments to extend further credit to the Maker have terminated, and (b) any payment or distribution required to be paid or delivered to the holders of Senior Indebtedness shall be deemed to have been received by such holders if paid or delivered to an authorized agent or agents, or representative or representatives, of such holders.

2.3         Further Assurances. The Holder (a) irrevocably authorizes and empowers (without imposing any obligation on) each holder of Senior Indebtedness or such holder’s representatives, to accelerate, demand, sue for, collect, receive and give receipt for such holder’s ratable share of all payments and distributions in respect of the Subordinated Indebtedness which are required to be paid or delivered to the holders of Senior Indebtedness as provided in Section 2.1 hereof, and to execute, verify, deliver and file any proofs of claims and take all such other action in the name of the Holder or otherwise, as such holder of Senior Indebtedness or such holder’s representatives may determine to be necessary or appropriate for the enforcement of such holder’s rights under Section 2.1 hereof, and (b) shall execute and deliver to each holder of Senior Indebtedness or such holder’s representatives such other instruments confirming such authorization and such powers of attorney, proofs of claim, assignments of claim and/or rights, financing statements and other instruments, and shall take all such other action as may be reasonably requested by such holder or such holder’s representatives in order to enable such holder to enforce the Holder’s Subordinated Indebtedness and all such payments and distributions in respect thereof, and to otherwise enforce the subordination provisions of this Section 2 and to perfect its rights herein.

2.4         Rights of Subrogation. Upon payment in full to the holders of all Senior Indebtedness, the Holders of the Subordinated Indebtedness shall be subrogated to the rights of such holders of Senior Indebtedness to receive payments and distributions in respect of Senior Indebtedness until all such holders of the Subordinated Indebtedness shall have been paid in full.  No payment or distribution to the holders of Senior Indebtedness by virtue of the provisions of this Section 2, which would otherwise have been made to the holders of the Subordinated Indebtedness, shall, as between the Company and its creditors other than the holders of Senior Indebtedness, be deemed to be a payment by the Company in respect of Senior Indebtedness, it being understood that the terms of this Section 2 are for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the Holders of Subordinated Indebtedness on the other hand.

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2.5         Modifications of Senior Indebtedness and Security. The holders of the Senior Indebtedness may, at any time and from time to time with or without notice, without impairing or releasing the subordination provisions of this Section 2, do any one or more of the following: (a) change the manner, place, terms of payment of, or change or extend the time of payment of or renew or alter, the Senior Indebtedness, or amend, modify, supplement or terminate in any manner any instrument, document or agreement relating to the Senior Indebtedness; (b) release any person or entity liable in any manner for the payment or collection of the Senior Indebtedness; (c) exercise or refrain from exercising any rights in respect of the Senior Indebtedness against the Maker or any other person or entity; (d) apply any monies or other property paid by any person or entity or otherwise released in any manner to the Senior Indebtedness; or (e) accept or release any security for the Senior Indebtedness. The subordination provisions of this Section 2 shall continue without impairment even if any liens securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed. The subordination provisions shall be reinstated if at any time any payment of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness.

2.6         Agreements with Holders of Senior Indebtedness. The Holder shall promptly execute such additional agreements as any holder or holders of Senior Indebtedness may reasonably request to confirm the provisions of this Note and otherwise providing for the reasonable subordination of the indebtedness evidenced by this Note on terms not materially inconsistent with this Note.

2.7         Modification or Waiver of Note. No amendment, modification or waiver of the terms of this Section 2 shall be effective without the prior written consent of such holders of the Senior Indebtedness necessary to bind all of the holders of Senior Indebtedness.

2.8         Obligation of Maker to Pay Absolute. Nothing contained in this Section 2 shall impair, as between the Maker and the Holder, the obligation of the Maker to pay all indebtedness evidenced by this Note when and as the same becomes due and payable as provided herein.

2.9         Third Party Beneficiaries. The holders of Senior Indebtedness are intended third party beneficiaries of the provisions of this Section 2 and, as such, shall be permitted to enforce such provisions in all respects.

3.      Waiver of Demand; Costs of Collection. Except as expressly set forth herein, the Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. Subject to Section 2 hereof, the Maker agrees to pay all reasonable costs and expenses of collection of the Holder, including court costs and reasonable attorney’s fees, in the event collection procedures are commenced by the Holder in accordance with the terms of this Note after any amount hereunder becomes due and payable.

4.      Choice of Law. The laws of the State of Delaware (without giving effect to its conflicts of laws principles) govern all matters arising out of or relating to this Note and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement.

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5.      Notice. All notices and other communications under this Note must be in writing and shall be deemed to have been duly given (i) upon delivery by hand (with written confirmation of receipt), (ii) one (1) day after deposit with a nationally recognized overnight delivery service (receipt requested), or (iii) five (5) days after deposit in the United States mail by certified delivery, return receipt requested. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications. Notices shall be sent in each case to the appropriate addresses indicated for each party on the signature page below or such other place as the parties may from time to time designate in writing.

6.      Captions. The captions of the sections of this Note are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Note.

7.      Modifications and Waivers. Except as otherwise provided herein, this Note shall be amended, modified or waived only by a written instrument signed by the Maker and the Holder. No delay or omission in exercising any right under this Note shall operate as a waiver of that or any other right. No waiver of any single breach or default shall be deemed a waiver of any other breach or default.

8.      Transfer and Exchange. This Note may not be transferred or assigned by the Holder without the prior written consent of the Maker in its sole discretion. Each new Holder, as applicable, by its acceptance of this Note, acknowledges and agrees to be bound by the provisions of this Note including, without limitation, the subordination provisions of Section 2 hereof. The subordination provisions shall be binding upon the successors and assigns of the Holder.

9.      Default and Acceleration.

9.1         Events of Default. An “Event of Default” means:

(a)         Maker’s willful failure to pay any amounts then due under this Note, and Maker fails to cure the same within thirty (30) days after receiving written notice thereof from Holder, provided that (i) such payments are not prohibited under the terms of any Senior Indebtedness, (ii) the payments of such amount would not materially adversely affect the Maker’s ability to make required payments, when due, under any Senior Indebtedness or (iii) the payments of such amount would not materially adversely affect the Maker’s working capital or cause the Maker to have insufficient cash balances to operate its business, in each case as determined by the Maker’s senior management

(b)         Maker (i) files an application for or consents to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, (ii) files a voluntary petition commencing a case under Title 11 of the United States Code concerning Maker, (iii) makes a general assignment for the benefit of creditors, (iv) is unable, or admits in writing its inability, to pay its debts generally as they become due, or (v) files an answer admitting the material allegations of a petition filed against it in any case under Title 11 of the United States Code concerning Maker;

(c)         Maker’s seeking liquidation, reorganization or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief or other similar law of the United States, any state of the United States or any other jurisdiction.

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(d)         An order, judgment or decree shall be entered against the Maker by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any case under Title 11 of the United States Code or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets and such order, judgment or decree shall not be dismissed or stayed within thirty (30) days after the issuance and entry thereof; or

(e)         The Maker selling substantially all of its assets to an unaffiliated third party in one or a series of related transactions.

9.2         Acceleration. Upon the occurrence of and during the continuance of an Event of Default, then at the option of Holder, regardless of any prior forbearance, all sums remaining unpaid under this Note shall become immediately due and payable.

[Remainder of Page Intentionally Left Blank]

A.1-86

IN WITNESS WHEREOF, Maker has duly executed this Note as of the Effective Date.

MAKER:

LILIS ENERGY, INC.

By:

Name:

Title:

Address:

ACKNOWLEDGED AND AGREED BY:

HOLDER:

SOSVENTURES, LLC

By:

Name:

Title:

Address:

Signature Page to Subordinated Promissory Note

A.1-87

Exhibit C

Crittendon Assignment of Overriding Royalty Interest

A.1-88

Annex A.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of January 20, 2016, is by and among Lilis Energy, Inc., a Nevada corporation (“Lilis”), Lilis Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Lilis (the “Merger Sub”) and Brushy Resources, Inc., a Delaware corporation (“Brushy”).

WHEREAS, the parties hereto entered into the Agreement and Plan of Merger, dated December 29, 2015 (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Merger Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Merger Agreement.

2. Amendments to Merger Agreement.

(a) Section 1.1 of the Merger Agreement is amended and restated in its entirety to read as follows:

Section 1.1 Payment Prior to Merger. Immediately upon the execution of this Agreement, Lilis shall pay, or cause to be paid, by check or wire transfer, the Refundable Deposit to Brushy, which shall be used (i) for the matters set forth on Schedule 1.1(a) hereto and (ii) to make the payment described in Section 5.17.

(b) The definition of “Refundable Deposit” in Section 8.5(d) is amended and restated in its entirety to read as follows:

“Refundable Deposit” means $2,000,000, payable from Lilis to Brushy in connection with Section 1.1 of this Agreement.

3. Additional Representations and Warranties. This Amendment and the Merger Agreement, as amended hereby, constitute the legal, valid and binding obligations of the parties hereto and are enforceable against each of the parties hereto in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4. Governing Law. This Amendment shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

5. Effect on the Merger Agreement. The Merger Agreement is not modified or amended other than as expressly indicated herein, and all other terms and conditions of the Merger Agreement shall remain in full force and effect. The Merger Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties, nor constitute a waiver of any provision of the Merger Agreement (or an agreement to agree to any future amendment, waiver or consent).

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

[Signature Page Follows]

A.2-1

IN WITNESS WHEREOF, Lilis, the Merger Sub and Brushy have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
	Name:	Abraham Mirman
	Title:	Chief Executive Officer

LILIS MERGER SUB, INC.

By:	/s/ Ariella Fuchs
	Name:	Ariella Fuchs
	Title:	President

BRUSHY RESOURCES, INC.

By:	/s/ Michael J. Pawelek
	Name:	Michael J. Pawelek
	Title:	Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

A.2-2

Annex B.1

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 29th day of December, 2015, by and among Lilis Energy, Inc., a Nevada corporation (“Lilis”), Lilis Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Lilis (“Merger Sub”), Brushy Resources, Inc., a Delaware corporation (“Brushy”), and SOSventures, LLC (the “Stockholder”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Brushy, Lilis, and Merger Sub, have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, that Merger Sub will be merged with and into Brushy (the “Merger”), with Brushy surviving the Merger as a wholly owned direct subsidiary of Lilis;

WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner or record owner of the number Shares (as defined below) as set forth on the signature page hereto;

WHEREAS, it is a condition to the consummation of the Merger that Brushy obtain the affirmative vote of the holders of a majority of the outstanding Shares for (i) the adoption of the Merger Agreement and (ii) the approval of the Merger and the other transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition to the willingness of Brushy, Lilis and Merger Sub to enter into the Merger Agreement, and in order to induce Brushy, Lilis and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1      Capitalized Terms. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

1.2      Other Definitions. For purposes of this Agreement:

(a)      “Beneficially Own”, “Beneficial Ownership” or “beneficial owner” with respect to any Shares means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who are affiliates of such Person and who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act, but excluding any Owned Shares that may be owned by employees of Stockholder or its affiliates in their capacity as directors of Brushy.

B.1-1

(b)      “Shares” means shares of Brushy Common Stock.

(c)      “Owned Shares” means, collectively, all (i) Shares and other voting securities of Brushy held of record or Beneficially Owned by the Stockholder as of the date hereof, (ii) Shares that become owned (whether Beneficially Owned or of record) by the Stockholder, whether upon the exercise of Brushy Options or Brushy Warrants, conversion of convertible securities or otherwise, after the execution of this Agreement, and (iii) other voting securities of Brushy (whether acquired heretofore or hereafter).

(d)      “Warrant Shares” means the warrant owned by the Stockholder to purchase up to 2,542,397 Shares.

ARTICLE II

TRANSFER AND VOTING OF SHARES

2.1      No Transfer of Shares. The Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of the Owned Shares or any interest in the Owned Shares, (b) deposit the Owned Shares or any interest in the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his, her or its Shares or grant any proxy or power of attorney with respect thereto or (c) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of the Owned Shares (any such action in clause (a), (b) or (c) above, a “transfer”). Notwithstanding anything to the contrary in the foregoing sentence, this Section 2.1 shall not prohibit a transfer of Owned Shares by the Stockholder if (a) the Stockholder is an individual, (i) to any member of such Stockholder’s immediate family or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or (ii) upon the death of the Stockholder to such Stockholder’s heirs, or (b) the Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliate under common control with such Stockholder, as applicable; provided, however, that in each case a transfer shall be permitted only if as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, satisfactory in form and substance to Brushy and Lilis, to be bound by all of the terms of this Agreement.

2.2      Vote in Favor of the Merger and Related Matters. The Stockholder, solely in the Stockholder’s capacity as a stockholder of Brushy (and not, if applicable, in the Stockholder’s capacity as an officer or director of Brushy), irrevocably and unconditionally agrees that, from and after the date hereof until the Expiration Date (as defined below), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Brushy (a “Stockholder Meeting”), or in connection with any action by written consent of the stockholders of Brushy, the Stockholder shall:

B.1-2

(a)      appear at each such meeting or otherwise cause all of the Owned Shares to be counted as present thereat for purposes of calculating a quorum;

(b)      vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of the Owned Shares: (i) in favor of, and will otherwise support, the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, any stockholder vote required by Brushy Organizational Documents, applicable exchange rules, or the applicable laws of any state, (ii) in favor of any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the transactions contemplated by the Merger Agreement and (iii) except for the Merger and the Merger Agreement, against, and not otherwise support, any competing transaction or any other action, agreement or transaction submitted for approval of Brushy stockholders that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement, including any extraordinary transaction, including any merger, consolidation, sale of assets, recapitalization or other business combination involving Brushy or any of its Subsidiaries or any other action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Brushy under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Brushy’s obligations under the Merger Agreement not being fulfilled or satisfied.

The Stockholder shall retain, at all times, the right to vote its Owned Shares in its sole discretion and without any other limitation on those matters other than those set forth in this Section 2.2 that are at any time or from time to time presented for consideration to Brushy’s stockholders, generally.

2.3      Irrevocable Proxy.

(a)      The Stockholder hereby revokes (or agrees to cause to be revoked) any and all proxies that it has heretofore granted with respect to the Owned Shares that conflict with this Agreement. The Stockholder hereby irrevocably appoints each of Brushy and Lilis as attorney-in-fact and proxy, with full power of substitution, for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to (i) vote, express consent or dissent or issue instructions to the record holder of the Owned Shares to vote such Owned Shares in accordance with the provisions of Section 2.2 at any Stockholder Meeting, and (ii) grant or withhold, or issue instructions to the record holder of the Owned Shares to grant or withhold, in accordance with the provisions of Section 2.2, all written consents with respect to the Owned Shares.

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(b)      The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) until the Expiration Date and shall not be terminated by operation of any Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 2.4. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.3 is given in connection with, and granted in consideration of and as an inducement to Brushy, Lilis and Merger Sub entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholder under Section 2.2. Each of Brushy and Lilis covenants and agrees with the Stockholder that such party will exercise the foregoing proxy consistent with the provisions of Section 2.2.

2.4      Termination. This Agreement and the obligations of the Stockholder pursuant to this Agreement shall terminate upon the earlier to occur of (a) the date the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the date of any amendment, modification, change or waiver to any provision of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration (subject to adjustment in accordance with the terms of the Merger Agreement), (c) the date of any amendment, modification, change or waiver to any form of consideration received by Stockholder in the Merger Agreement for which the Stockholder has not given its written consent, in its sole discretion (an “Unconsented Change”), with specific reference to the SOS Warrant, the $500,000 payment specified in Section 6.2(g) of the Merger Agreement, the GF Asset Assignment Agreement, the Equity Investment Note and the ORRI (collectively, the “Stockholder Consideration”), that reduces the amount or changes the form of such Stockholder Consideration, (d) the Effective Time, and (e) the date on which the Brushy Board, pursuant to Section 5.3(c) of the Merger Agreement, effects a Brushy Adverse Recommendation Change (such earlier date, the “Expiration Date”).

2.5      Stockholder Capacity. The parties acknowledge that this Agreement is entered into by the Stockholder in his or its capacity as owner of the Owned Shares and that nothing in this Agreement shall in any way restrict, limit or prohibit any affiliate or representative of the Stockholder from exercising his or her fiduciary duties in his or her capacity as a director of Brushy, if applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDER

The Stockholder represents and warrants to Lilis, Merger Sub and Brushy as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Article III shall be made as of the date hereof, as of the Effective Time and as of the date of each Stockholder Meeting):

3.1      Organization. The Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

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3.2      Authorization; Binding Agreement. The Stockholder has the requisite corporate, limited liability company, partnership or trust power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If the Stockholder is an individual, the Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder and, assuming the due authorization, execution and delivery hereof by Lilis, Merger Sub and Brushy, is enforceable against the Stockholder in accordance with its terms.

3.3      No Conflict; Required Filings and Consents.

(a)      The execution and delivery of this Agreement to Lilis, Merger Sub and Brushy by the Stockholder does not, and the performance of this Agreement will not, (i) conflict with or violate any Law applicable to the Stockholder or by which the Stockholder is bound or affected, (ii) violate or conflict with the organizational documents of the Stockholder, if applicable, or (iii) except where it would not interfere with the Stockholder’s ability to perform his, her or its obligations hereunder, result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, material amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated by this Agreement.

(b)      The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not interfere with the Stockholder’s ability to perform his, her or its obligations hereunder.

3.4      Litigation. To the knowledge of the Stockholder or any of its affiliates, as of the date of this Agreement, there is no action, suit, proceeding, investigation, audit or claim underway, pending or threatened before any Governmental Entities against the Stockholder or any of its affiliates or any of their respective properties or assets or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such), or any of their respective partners (in the case of a partnership), or any of their respective members (in the case of a limited liability company), that would materially interfere with the Stockholder’s ability to perform its obligations hereunder. To the knowledge of the Stockholder or any of its affiliates, as of the date of this Agreement, there is no judgment, decree or order against the Stockholder or any of its affiliates, or any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective partners (in the case of a partnership), or any of their respective members (in the case of a limited liability company), that would prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement, or that would otherwise materially interfere with the Stockholder’s ability to perform its obligations hereunder.

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3.5      Title to Shares. As of the date hereof, the Stockholder is, and at all times prior to the Expiration Date will be, the record and beneficial owner of the Owned Shares free and clear of any Liens and with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto, except for any applicable restrictions on transfer under the Securities Act. Except to the extent of any Owned Shares acquired after the date hereof (which shall become Owned Shares upon that acquisition), the Owned Shares set forth on opposite the name of the Stockholder on the signature page hereto are the only Shares beneficially owned by the Stockholder on the date hereof. Other than as set forth on the signature page hereto and the Warrant Shares, as of the date hereof, the Stockholder does not beneficially own any (i) shares of capital stock or other voting securities of or ownership interests in Brushy, (ii) securities of Brushy convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Brushy, or (iii) warrants, calls, options or other rights to acquire from Brushy any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in Brushy.

3.6      Proxy. Except for this Agreement, none of the Owned Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Owned Shares on the date hereof. The Stockholder further represents that any proxies heretofore given in respect of the Owned Shares, if any, are revocable.

3.7      Reliance. The Stockholder understands and acknowledges that Lilis, Merger Sub and Brushy are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

3.8      Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or will be entitled to any fee or commission or reimbursement of expenses from Lilis, Merger Sub or Brushy or any of their respective affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

3.9      Acknowledgement of the Merger Agreement. The Stockholder hereby acknowledges and agrees that the Stockholder has received a copy of the Merger Agreement presented to such Stockholder in substantially final form and has reviewed and understood the terms thereof.

ARTICLE IV

COVENANTS OF THE STOCKHOLDER

4.1      Further Assurances. From time to time, at the request of either of Brushy or Lilis and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as any of Brushy or Lilis may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

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4.2      Public Announcements. The Stockholder shall not issue any press release or otherwise make any public statement with respect to the Merger Agreement, this Agreement, the Merger or any other transactions contemplated by the Merger Agreement without the prior written consent of each of Brushy and Lilis, except as may be required by applicable Law or to the Stockholder’s partners, members, investors or prospective investors who are bound by a customary confidentiality agreement.

4.3      No Solicitation of Acquisition Proposals. Subject to Section 2.2, neither the Stockholder nor any of his, her or its officers, directors, managers, members or partners shall, and the Stockholder shall direct and cause his, her or its employees, agents, consultants and representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage, knowingly cooperate with any person regarding, or knowingly facilitate (including by way of furnishing material, non-public information) any Acquisition Proposal, or (b) participate in any discussions or negotiations regarding any Acquisition Proposal (but the foregoing will not prohibit the Stockholder or any of his, her or its Representative from making a person aware or otherwise informing such person of the provisions of this Section 4.3).

4.4      Additional Purchases. The Stockholder agrees that any voluntary acquisition of the right to vote or share in the voting of any Shares, Brushy Options or Brushy Warrants other than the Owned Shares shall be subject to the terms of this Agreement to the same extent as if such Shares, Brushy Options or Brushy Warrants constituted the Owned Shares.

4.5      Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the shares of Shares by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged.

4.6      Waiver of Appraisal Rights and Actions. The Stockholder hereby (a) irrevocably waives and agrees not to exercise any and all rights the Stockholder may have as to appraisal, dissent or any similar or related matter with respect to any of the Owned Shares that may arise with respect to the Merger or any of the other transactions contemplated thereby and (b) agrees (i) not to commence or participate in, and (ii) to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Lilis, Merger Sub, Brushy or any of their respective affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (B) alleging a breach of any fiduciary duty of Brushy Board in connection with the Merger Agreement or the other transactions contemplated thereby.

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ARTICLE V

GENERAL PROVISIONS

5.1      Entire Agreement; Amendments. This Agreement, the Merger Agreement and the other agreements referred to therein constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

5.2      No Survival of Representations and Warranties. The representations and warranties made by the Stockholder in this Agreement shall not survive any termination of the Merger Agreement or this Agreement.

5.3      Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any party to this Agreement (by operation of Law or otherwise) without the prior written consent of the other parties to this Agreement.

5.4      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner.

5.5      Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement, either of Brushy or Lilis shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. The Stockholder further agrees that none of Lilis, Merger Sub and Brushy or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.5, and the Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.6      Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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5.7      No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. None of the parties hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such waiving party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.8      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) the transmitter’s confirmation of a receipt of a facsimile or e-mail transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, return receipt requested or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Brushy, to:

Brushy Resources, Inc.
300 E. Sonterra Blvd., Suite 1220

San Antonio, Texas 78258
Telephone: (210) 999-5400
Attention: Edward Shaw
E-mail: eds@starboardresources.com

with a copy to (which copy shall not constitute notice):

Whitaker Chalk Swindle & Schwartz PLLC
301 Commerce Street, Suite 3500

Fort Worth, Texas 76102
Telephone: (817) 878-0547
Attention: John R. Fahy
E-mail: jfahy@whitakerchalk.com

if to Lilis or Merger Sub, to:

Lilis Energy, Inc.
216 16th Street, Suite 1350

Denver, Colorado 80202
Telephone: (303) 893-9000
Attention: Ariella Fuchs
E-mail: AFuchs@lilisenergy.com

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with a copy to (which copy shall not constitute notice):

K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, California 92616
Telephone: (949) 623-3519
Attention: Michael A. Hedge
E-mail: michael.hedge@klgates.com

If to the Stockholder, to the address set forth on the signature page hereto.

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 5.8; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.9      Headings. The heading references herein are for convenience of reference only and do not form part of this Agreement, and no construction or reference shall be derived therefrom.

5.10      Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.11      Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties hereto.

[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, each of Lilis, Merger Sub, Brushy and the Stockholder has executed or has caused this Agreement to be executed by their respective duly authorized officers, him or her, as applicable, as of the date first written above.

LILIS ENERGY, INC.
By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

LILIS MERGER SUB, INC.

By:	/s/ Ariella Fuchs
Name:	Ariella Fuchs
Title:	President

BRUSHY RESOURCES, INC.

By:	/s/ Michael J. Pawelek
Name:	Michael J. Pawelek
Title:	Chief Executive Officer

Signature Page to Voting Agreement

B.1-11

IN WITNESS WHEREOF, each of Lilis, Merger Sub, Brushy and the Stockholder has executed or has caused this Agreement to be executed by their respective duly authorized officers, him or her, as applicable, as of the date first written above.

STOCKHOLDER

SOSventures, LLC

Number of Shares: 4,095,756	By:	/s/ SOSventures, LLC
	Name:	Sean O’Sullivan

	Address:	174 Nassau Street, #3000
Princeton, New Jersey 08542

Signature Page to Voting Agreement

B.1-12

Annex B.2

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 29th day of December, 2015, by and among Lilis Energy, Inc., a Nevada corporation (“Lilis”), Lilis Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Lilis (“Merger Sub”), Brushy Resources, Inc., a Delaware corporation (“Brushy”), and Longview Marquis Fund, L.P., a Delaware limited partnership, LMIF Investments, LLC, a Delaware limited liability company, and SMF Investments LLC, a Delaware limited liability company (the “Stockholders”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Brushy, Lilis, and Merger Sub, have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, that Merger Sub will be merged with and into Brushy (the “Merger”), with Brushy surviving the Merger as a wholly owned direct subsidiary of Lilis;

WHEREAS, as of the date hereof, the Stockholders are the Beneficial Owner or record owner of the number Shares (as defined below) as set forth on the signature page hereto;

WHEREAS, it is a condition to the consummation of the Merger that Brushy obtain the affirmative vote of the holders of a majority of the outstanding Shares for (i) the adoption of the Merger Agreement and (ii) the approval of the Merger and the other transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition to the willingness of Brushy, Lilis and Merger Sub to enter into the Merger Agreement, and in order to induce Brushy, Lilis and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1          Capitalized Terms. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

1.2          Other Definitions. For purposes of this Agreement:

(a)                “Beneficially Own”, “Beneficial Ownership” or “beneficial owner” with respect to any Shares means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who are affiliates of such Person and who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act, but excluding any Owned Shares that may be owned by employees of Stockholders or their affiliates in their capacity as directors of Brushy.

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(b)               “Shares” means shares of Brushy Common Stock.

(c)               “Owned Shares” means, collectively, all (i) Shares and other voting securities of Brushy held of record or Beneficially Owned by the Stockholder as of the date hereof, (ii) Shares that become owned (whether Beneficially Owned or of record) by the Stockholders, whether upon the exercise of Brushy Options or Brushy Warrants, conversion of convertible securities or otherwise, after the execution of this Agreement, and (iii) other voting securities of Brushy (whether acquired heretofore or hereafter).

ARTICLE II

TRANSFER AND VOTING OF SHARES

2.1          No Transfer of Shares. The Stockholders shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of the Owned Shares or any interest in the Owned Shares, (b) deposit the Owned Shares or any interest in the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his, her or its Shares or grant any proxy or power of attorney with respect thereto or (c) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of the Owned Shares (any such action in clause (a), (b) or (c) above, a “transfer”). Notwithstanding anything to the contrary in the foregoing sentence, this Section 2.1 shall not prohibit a transfer of Owned Shares by the Stockholders if (a) any Stockholder is an individual, (i) to any member of such Stockholder’s immediate family or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or (ii) upon the death of the Stockholder to such Stockholder’s heirs, or (b) any Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliate under common control with such Stockholder, as applicable; provided, however, that in each case a transfer shall be permitted only if as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, satisfactory in form and substance to Brushy and Lilis, to be bound by all of the terms of this Agreement.

2.2          Vote in Favor of the Merger and Related Matters. The Stockholders, solely in the Stockholders’ capacities as stockholders of Brushy (and not, if applicable, in the Stockholders’ capacities as officers or directors of Brushy), irrevocably and unconditionally agree that, from and after the date hereof until the Expiration Date (as defined below), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Brushy (a “Stockholder Meeting”), or in connection with any action by written consent of the stockholders of Brushy, the Stockholders shall:

(a)                appear at each such meeting or otherwise cause all of the Owned Shares to be counted as present thereat for purposes of calculating a quorum;

B.2-2

(b)               vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of the Owned Shares: (i) in favor of, and will otherwise support, the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, any stockholder vote required by Brushy Organizational Documents, applicable exchange rules, or the applicable laws of any state, (ii) in favor of any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the transactions contemplated by the Merger Agreement and (iii) except for the Merger and the Merger Agreement, against, and not otherwise support, any competing transaction or any other action, agreement or transaction submitted for approval of Brushy stockholders that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement, including any extraordinary transaction, including any merger, consolidation, sale of assets, recapitalization or other business combination involving Brushy or any of its Subsidiaries or any other action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Brushy under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Brushy’s obligations under the Merger Agreement not being fulfilled or satisfied.

The Stockholders shall retain, at all times, the right to vote their Owned Shares in their sole discretion and without any other limitation on those matters other than those set forth in this Section 2.2 that are at any time or from time to time presented for consideration to Brushy’s stockholders, generally.

2.3          Irrevocable Proxy.

(a)                The Stockholders hereby revoke (or agree to cause to be revoked) any and all proxies that it has heretofore granted with respect to the Owned Shares that conflict with this Agreement. The Stockholders hereby irrevocably appoint each of Brushy and Lilis as attorney-in-fact and proxy, with full power of substitution, for and on behalf of the Stockholders, for and in the name, place and stead of the Stockholders, to (i) vote, express consent or dissent or issue instructions to the record holder of the Owned Shares to vote such Owned Shares in accordance with the provisions of Section 2.2 at any Stockholder Meeting, and (ii) grant or withhold, or issue instructions to the record holder of the Owned Shares to grant or withhold, in accordance with the provisions of Section 2.2, all written consents with respect to the Owned Shares.

(b)               The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of any of the Stockholder) until the Expiration Date and shall not be terminated by operation of any Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 2.4. The Stockholders hereby affirm that the irrevocable proxy set forth in this Section 2.3 is given in connection with, and granted in consideration of and as an inducement to Brushy, Lilis and Merger Sub entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholders under Section 2.2. Each of Brushy and Lilis covenants and agrees with the Stockholders that such party will exercise the foregoing proxy consistent with the provisions of Section 2.2.

B.2-3

2.4          Termination. This Agreement and the obligations of the Stockholders pursuant to this Agreement shall terminate upon the earlier to occur of (a) the date the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the date of any amendment, modification, change or waiver to any provision of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration (subject to adjustment in accordance with the terms of the Merger Agreement), (c) the Effective Time, and (d) the date on which the Brushy Board, pursuant to Section 5.3(c) of the Merger Agreement, effects a Brushy Adverse Recommendation Change (such earlier date, the “Expiration Date”).

2.5          Stockholders Capacity. The parties acknowledge that this Agreement is entered into by the Stockholders in their capacity as owner of the Owned Shares and that nothing in this Agreement shall in any way restrict, limit or prohibit any affiliate or representative of the Stockholders from exercising their fiduciary duties in the capacity as a director of Brushy, if applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE STOCKHOLDER

The Stockholders represents and warrant to Lilis, Merger Sub and Brushy as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Article III shall be made as of the date hereof, as of the Effective Time and as of the date of each Meeting):

3.1          Organization. If the Stockholders are not individuals, they are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

3.2          Authorization; Binding Agreement. If the Stockholders are not individuals, they have the requisite corporate, limited liability company, partnership or trust power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If the Stockholders are individuals, the Stockholders have full legal capacity, right and authority to execute and deliver this Agreement and to perform the Stockholders’ obligations hereunder. This Agreement has been duly executed and delivered by the Stockholders and constitutes a valid and binding obligation of the Stockholders and, assuming the due authorization, execution and delivery hereof by Lilis, Merger Sub and Brushy, is enforceable against the Stockholders in accordance with its terms. If the Stockholders are married, and any of the Owned Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by the Stockholders’ spouses solely with respect to such Owned Shares and, assuming the due authorization, execution and delivery hereof by Lilis, Merger Sub and Brushy, is enforceable against the Stockholders’ spouses in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

B.2-4

3.3          No Conflict; Required Filings and Consents.

(a)                The execution and delivery of this Agreement to Lilis, Merger Sub and Brushy by the Stockholders does not, and the performance of this Agreement will not, (i) conflict with or violate any Law applicable to the Stockholders or by which the Stockholders are bound or affected, (ii) violate or conflict with the organizational documents of the Stockholders, if applicable, or (iii) except where it would not interfere with the Stockholders’ ability to perform his, her or its obligations hereunder, result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, material amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of the Stockholders pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholders are a party or by which the Stockholdesr or any of the Stockholders’ properties or assets is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholders are a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated by this Agreement.

(b)               The execution and delivery of this Agreement by the Stockholders does not, and the performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not interfere with the Stockholders’ ability to perform their obligations hereunder.

3.4          Litigation. To the knowledge of the Stockholders or any of their affiliates, as of the date of this Agreement, there is no there is no action, suit, proceeding, investigation, audit or claim underway, pending or threatened before any Governmental Entities against the Stockholders or any of their affiliates or any of their respective properties or assets or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such), or any of their respective partners (in the case of a partnership), or any of their respective members (in the case of a limited liability company), that would materially interfere with the Stockholders’ ability to perform its obligations hereunder. To the knowledge of the Stockholders or any of their affiliates, as of the date of this Agreement, there is no judgment, decree or order against the Stockholders or any of their affiliates, or any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective partners (in the case of a partnership), or any of their respective members (in the case of a limited liability company), that would prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement, or that would otherwise materially interfere with the Stockholders’ ability to perform its obligations hereunder.

B.2-5

3.5          Title to Shares. As of the date hereof, the Stockholders (together with the Stockholders’ spouse if the Stockholders are married and the Owned Shares constitute community property under applicable Law) is, and at all times prior to the Expiration Date will be, the record and beneficial owners of the Owned Shares free and clear of any Liens and with no restrictions on the Stockholders’ rights of voting or disposition pertaining thereto, except for any applicable restrictions on transfer under the Securities Act. Except to the extent of any Owned Shares acquired after the date hereof (which shall become Owned Shares upon that acquisition), the Owned Shares set forth on opposite the name of the Stockholders on the signature page hereto are the only Shares beneficially owned by the Stockholders on the date hereof. Other than as set forth on the signature page hereto, as of the date hereof, the Stockholders do not beneficially own any (i) shares of capital stock or other voting securities of or ownership interests in Brushy, (ii) securities of Brushy convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Brushy, or (iii) warrants, calls, options or other rights to acquire from Brushy any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in Brushy.

3.6          Proxy. Except for this Agreement, none of the Owned Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Owned Shares on the date hereof. The Stockholders further represent that any proxies heretofore given in respect of the Owned Shares, if any, are revocable.

3.7          Reliance. The Stockholders understand and acknowledge that Lilis, Merger Sub and Brushy are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

3.8          Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or will be entitled to any fee or commission or reimbursement of expenses from Lilis, Merger Sub or Brushy or any of their respective affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholders.

3.9          Acknowledgement of the Merger Agreement. Each of the Stockholders hereby acknowledges and agrees that the Stockholders have received a copy of the Merger Agreement presented to such Stockholder in substantially final form and has reviewed and understood the terms thereof.

ARTICLE IV

COVENANTS OF THE STOCKHOLDER

4.1          Further Assurances. From time to time, at the request of either of Brushy or Lilis and without additional consideration, the Stockholders shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as any of Brushy or Lilis may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

B.2-6

4.2          Public Announcements. The Stockholders shall not issue any press release or otherwise make any public statement with respect to the Merger Agreement, this Agreement, the Merger or any other transactions contemplated by the Merger Agreement without the prior written consent of each of Brushy and Lilis, except as may be required by applicable Law or to the Stockholders’ partners, members, investors or prospective investors who are bound by a customary confidentiality agreement.

4.3          No Solicitation of Acquisition Proposals. Subject to Section 2.2, neither the Stockholders nor any of their officers, directors, managers, members or partners shall, and the Stockholders shall direct and cause their employees, agents, consultants and representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage, knowingly cooperate with any person regarding, or knowingly facilitate (including by way of furnishing material, non-public information) any Acquisition Proposal, or (b) participate in any discussions or negotiations regarding any Acquisition Proposal (but the foregoing will not prohibit the Stockholders or their Representatives from making a person aware or otherwise informing such person of the provisions of this Section 4.3).

4.4          Additional Purchases. The Stockholders agree that any voluntary acquisition of the right to vote or share in the voting of any Shares, Brushy Options or Brushy Warrants other than the Owned Shares shall be subject to the terms of this Agreement to the same extent as if such Shares, Brushy Options or Brushy Warrants constituted the Owned Shares.

4.5          Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the shares of Shares by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged.

4.6          Waiver of Appraisal Rights and Actions. The Stockholders hereby (a) irrevocably waive and agree not to exercise any and all rights the Stockholders may have as to appraisal, dissent or any similar or related matter with respect to any of the Owned Shares that may arise with respect to the Merger or any of the other transactions contemplated thereby and (b) agrees (i) not to commence or participate in, and (ii) to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Lilis, Merger Sub, Brushy or any of their respective affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (B) alleging a breach of any fiduciary duty of Brushy Board in connection with the Merger Agreement or the other transactions contemplated thereby.

B.2-7

ARTICLE V

GENERAL PROVISIONS

5.1          Entire Agreement; Amendments. This Agreement, the Merger Agreement and the other agreements referred to therein constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

5.2          No Survival of Representations and Warranties. The representations and warranties made by the Stockholders in this Agreement shall not survive any termination of the Merger Agreement or this Agreement.

5.3          Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any party to this Agreement (by operation of Law or otherwise) without the prior written consent of the other parties to this Agreement.

5.4          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner.

5.5          Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Stockholders agree that, in the event of any breach or threatened breach by any Stockholder of any covenant or obligation contained in this Agreement, either of Brushy or Lilis shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. The Stockholders further agree that none of Lilis, Merger Sub and Brushy or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.5, and the Stockholders irrevocably waive any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.6          Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

B.2-8

5.7          No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. None of the parties hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such waiving party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.8          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) the transmitter’s confirmation of a receipt of a facsimile or e-mail transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, return receipt requested or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Brushy, to:

Brushy Resources, Inc.
300 E. Sonterra Blvd., Suite 1220

San Antonio, Texas 78258
Telephone: (210) 999-5400
Attention: Ed Shaw
E-mail: eds@starboardresources.com

with a copy to (which copy shall not constitute notice):

Whitaker Chalk Swindle & Schwartz PLLC
301 Commerce Street, Suite 3500

Fort Worth, Texas 76102
Telephone: (817) 878-0547
Attention: John R. Fahy
E-mail: jfahy@whitakerchalk.com

if to Lilis or Merger Sub, to:

Lilis Energy, Inc.
216 16th Street, Suite 1350

Denver, Colorado 80202
Telephone: (303) 893-9000
Attention: Ariella Fuchs
E-mail: AFuchs@lilisenergy.com

B.2-9

with a copy to (which copy shall not constitute notice):

K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, California 92616
Telephone: (949) 623-3519
Attention: Michael A. Hedge
E-mail: michael.hedge@klgates.com

If to the Stockholders, to the address set forth on the signature page hereto.

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 5.8; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.9          Headings. The heading references herein are for convenience of reference only and do not form part of this Agreement, and no construction or reference shall be derived therefrom.

5.10        Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.11        Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties hereto.

[Remainder of page left intentionally blank]

B.2-10

IN WITNESS WHEREOF, each of Lilis, Merger Sub, Brushy and each Stockholder has executed or has caused this Agreement to be executed by their respective duly authorized officers, him or her, as applicable, as of the date first written above.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Name: Abraham Mirman
Title: Chief Executive Officer

LILIS MERGER SUB, INC.

By:	/s/ Ariella Fuchs
Name: Ariella Fuchs
Title: President

BRUSHY RESOURCES, INC.

By:	/s/ Michael J. Pawelek
Name: Michael J. Pawelek
Title: Chief Executive Officer

Signature Page to Voting Agreement

B.2-11

IN WITNESS WHEREOF, each of Lilis, Merger Sub, Brushy and each Stockholder has executed or has caused this Agreement to be executed by their respective duly authorized officers, him or her, as applicable, as of the date first written above.

STOCKHOLDERS

Number of Shares: 750,514	LMIF INVESTMENTS LLC

	By:	LONGVIEW MARQUIS INTERNATIONAL FUND, LTD., its sole member

	By:	VIKING ASSET MANAGEMENT LLC, its General Partner

	By:	/s/ Peter Benz
Peter Benz
Managing Member

Address:	66 Bovet Road, Suite 320
San Mateo CA 94402

Number of Shares: 876,957	LONGVIEW MARQUIS FUND LP

	By:	VIKING ASSET MANAGEMENT LLC, its General Partner

	By:	/s/ Peter Benz
Peter Benz
Managing Member

Address:	66 Bovet Road, Suite 320
San Mateo CA 94402

Number of Shares: 547,307	SMF INVESTMENTS, LLC

	By:	SUMMERVIEW MARQUIS FUND, L.P., its Sole Member

	By:	VIKING ASSET MANAGEMENT LLC, its General Partner

	By:	/s/ Peter Benz
Peter Benz
Managing Member

Address:	66 Bovet Road, Suite 320
San Mateo CA 94402

Signature Page to Voting Agreement

B.2-12

Annex C

December 29, 2015

Board of Directors
Brushy Resources, Inc.
300 E. Sonterra, Suite 1220
San Antonio, TX 78258

Re:   Brushy Resources, Inc. | Fairness Opinion - Merger

Members of the Board of Directors:

Roth Capital Partners, LLC ("Roth,” "us" or "we") understands that Lilis Energy, Inc., a corporation organized under the laws of Nevada ("Lilis"), intends to acquire (such acquisition, the “Merger”) Brushy Resources, Inc., a corporation organized under the laws of Delaware ("Brushy"), through the merger of its wholly-owned subsidiary, Lilis Merger Sub, Inc., a corporation to be organized under the laws of Delaware (“Merger Sub”), with and into Brushy, with Brushy continuing as the surviving corporation and wholly-owned subsidiary of Lilis pursuant to an Agreement and Plan of Merger by and among Lilis, Merger Sub and Brushy (the “Merger Agreement”). The aggregate consideration to be paid by Lilis in the Merger (the “Aggregate Consideration”) is, as of the date of this opinion, expected to consist of 56,285,396 shares of Lilis common stock. Capitalized terms set forth herein shall have the meanings ascribed to them in the Merger Agreement.

You have asked us to render an opinion as to whether, as of the date hereof, the Aggregate Consideration to be paid by Lilis in the Merger is fair, from a financial point of view, to Brushy’s stockholders.

For purposes of the opinion set forth herein, we have, among other things, as of the date hereof:

(i)	reviewed and analyzed the financial terms of the final draft Merger Agreement dated December 29, 2015 (the “Final Draft Agreement”);

(ii)	reviewed certain publicly available and other business and financial information provided by Brushy;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning Brushy prepared and provided by the management of Brushy;

(iv)	reviewed certain reserve engineering reports prepared by management of Brushy using reserve volume estimates prepared by Forrest A. Garb & Associates (the “Estimates”);

(v)	compared selected market valuation metrics of certain publicly-traded companies we deemed relevant in preparing this opinion with those same metrics implied by the Merger;

ROTH Capital Partners, LLC

888 San Clemente Drive | Newport Beach, CA 92660 | 800.678.9147 | www.roth.com | Member FINRA/SIPC

Brushy Resources, Inc. | Fairness Opinion – Merger

December 29, 2015

(vi)	compared the financial terms, to the extent publicly available, of certain comparable acquisition transactions we deemed relevant in preparing this opinion with those same metrics implied by the Merger;

(vii)	discussed the past and current operations, financial condition and prospects of each of Lilis and Brushy with management of Brushy, including the assessments of management of Brushy as to the liquidity needs of, and financing alternatives and other capital resources available to, Brushy;

(viii)	participated in certain discussions with management of Brushy regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger;

(ix)	participated in certain discussions with management of Lilis and Brushy, and with representatives of the Board of Brushy and its legal and professional advisors; and

(x)	performed such other analyses, reviewed such other information and considered such other data, financial studies, analyses, and financial, economic and market criteria, and such other factors as we have deemed appropriate in preparing this opinion.

In conducting our review and arriving at our opinion, with your consent, we have not independently investigated or verified any of the foregoing information and we have assumed and relied upon such information as being accurate and complete in all material respects, and we have further relied upon verbal or written assurances of management of Brushy that such information was accurate and complete in all material respects when given to us and that they are not aware of any facts or circumstances that would make or render any of such information inaccurate, incomplete or misleading in any material respect. With respect to the Estimates, with your consent, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Lilis and Brushy as to the future performance of Lilis and Brushy. We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions. In addition, we have not conducted any valuation or appraisal of assets and we have not assumed any responsibility for any independent valuation or appraisal of the assets, liabilities (including any ongoing litigation or administrative investigations) or business operations of Lilis or Brushy, nor have we been furnished with any such valuation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we actually conducted, any physical inspection of the properties, assets or facilities of Lilis or Brushy. We have not evaluated the solvency or creditworthiness of Lilis or Brushy under any applicable law relating to bankruptcy, insolvency, fraudulent transfer or similar matters. We express no opinion regarding the liquidation value of Brushy, Lilis or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Brushy, Lilis or any of their affiliates is a party or may be subject, and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Brushy Resources, Inc. | Fairness Opinion – Merger

December 29, 2015

We also have assumed, with your consent, that (i) the Aggregate Consideration will consist entirely of 56,285,396 shares of Lilis common stock (the “Acquisition Shares”) and that there will be no subsequent adjustment, other than as provided under the terms of the Final Draft Agreement, to the number of Acquisition Shares issued in the Merger and (ii) the Merger will be consummated in accordance with the terms set forth in the Final Draft Agreement and any documents related to the Merger (collectively the “Transaction Documents”) without waiver, modification or amendment of any material term, and in compliance with applicable federal, state and local statutes, rules, regulations and ordinances and the rules and regulations of The NASDAQ Stock Market, the OTCBB, and any other applicable exchanges, that such Transaction Documents are enforceable against each of the parties thereto in accordance with their respective terms, that the representations and warranties of each party in the Transaction Documents are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under the Transaction Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. In addition, we have assumed, with your consent, that all necessary governmental, regulatory and other approvals, consents, releases and waivers required for the Merger will be obtained and that in the course of obtaining any of the foregoing, no modification, delay, limitation, restriction or condition will be imposed or waivers made that would have an adverse effect on Lilis or Brushy or on the contemplated benefits of the Merger. We have further assumed, with your consent, that the Transaction Documents when signed will conform to the last drafts of the Transaction Documents provided to us in all respects material to our analysis, and that the Merger will be consummated as described in the Final Draft Agreement.

Our opinion addresses only the fairness, from a financial point of view, to Brushy’s stockholders, of the Aggregate Consideration to be paid by Lilis in the Merger to the holders of the capital stock of Brushy in their capacity as such, and no opinion or view is expressed with respect to any other consideration paid or received in connection with the Merger or any other transaction by the holders of any class of securities, creditors or other constituencies of any party (including, without limitation, the GF Assignment Agreement, the Joint Operating Agreement, the Participation Agreement, the Forbearance Agreement, the Equity Investment Note, the SOS Warrant, or any payments by Lilis to SOSventures, LLC, Creative Oil & Gas, LLC or Independent Bank). Our opinion does not in any manner address any other term, condition, aspect or implication of the Merger or the Merger Agreement (other than the Aggregate Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, the timing or other terms or conditions related to the Merger, or any other transaction, agreement, arrangement or understanding referenced in the Merger Agreement (including, without limitation, the GF Assignment Agreement, the Joint Operating Agreement, the Participation Agreement, the Forbearance Agreement, the Equity Investment Note, the SOS Warrant, or any payments by Lilis to SOSventures, LLC, Creative Oil & Gas, LLC or Independent Bank) or related to the Merger, the Merger Agreement or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to any compensation to any officers, directors or employees of any party to the Merger or any related transaction, or any class of such persons relative to the compensation to Brushy’s stockholders. Our opinion also does not address the relative merits of the Merger as compared to any alternative business strategies or transactions that might exist for Brushy, the underlying business decision of Brushy to proceed with the Merger, or the effects of any other transaction in which Brushy will or might engage. We express no opinion as to the underlying valuation, future performance or long-term viability of Brushy or Lilis (either before or giving effect to the Merger and any related transactions). Further, we express no opinion as to the actual value of the shares of Lilis when issued pursuant to the Merger Agreement or the prices at which shares of Lilis will trade at any time before, after or during the Merger. No opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, tax or other similar professional advice. We have assumed that such opinions, counsel or interpretation have been or will be obtained by Brushy from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by Brushy and its advisors, as to all legal, regulatory, accounting and tax matters with respect to Brushy and the Merger.

Brushy Resources, Inc. | Fairness Opinion – Merger

December 29, 2015

We have acted as financial advisor to Brushy in connection with the Merger and will receive a fee for our services, part of which is contingent upon the closing of the Merger. The fee for this opinion is not contingent upon the consummation of the Merger or any other transaction and is payable upon delivery of this opinion to Brushy’s Board of Directors following a request from such Board that our opinion be so delivered. We also have acted as financial advisor to Brushy in connection with the assignment of its GF Assets in exchange for forgiveness of subordinated debt owed by Brushy to Creative Oil & Gas, LLC pursuant to a credit agreement with SOSventures, LLC (the “Asset Assignment”), and will receive a fee for our services in connection therewith. We will be reimbursed for our reasonable out of pocket expenses incurred in rendering services to Brushy, subject to an agreed maximum amount. Payment of such reimbursement is not contingent upon consummation of the Merger or the Asset Assignment. Brushy has agreed to indemnify us for certain losses, claims, damages and liabilities arising out of our performance of services pursuant to our engagement with Brushy. In the two years prior to the date hereof, we received a fee for acting as financial advisor to Lilis in connection with a Lilis credit facility.

Roth, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. Accordingly, we may, in the future, provide investment banking and other financial services to entities that are affiliated with Brushy or Lilis, for which we would expect to receive compensation. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates' own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Brushy or Lilis, and, accordingly, may at any time hold a long or a short position in such securities.

It is understood that this opinion is furnished solely for the information of Brushy’s Board of Directors (in its capacity as such) in connection with its evaluation of the Merger and may not be relied upon by any other person, or used for any other purpose, without our written consent. This opinion is not intended to be, and does not constitute, advice, an opinion or a recommendation to the Board, any stockholder or any other person as to how to vote or act or refrain from acting in connection with the Merger, any related matter, any other transactions or otherwise. This opinion may not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. We acknowledge, however, that a copy of this opinion may be included in its entirety as an exhibit, and a summary of the contents of this opinion may be disclosed, in any filing that Brushy is required to make with the U.S. Securities and Exchange Commission in connection with the Merger only to the extent Brushy has concluded upon advice of counsel that such inclusion or disclosure is required by applicable law, with the understanding that Roth and its advisors will be given a reasonable opportunity to review and comment on such materials prior to their filing or dissemination to Brushy’s stockholders. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Furthermore, this opinion shall not be construed as creating or implying the existence of any fiduciary duty on Roth’s part to any party.

Brushy Resources, Inc. | Fairness Opinion – Merger

December 29, 2015

Our opinion is necessarily based on economic, monetary, market, financial and other conditions as they exist and can be evaluated as of, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments (including, without limitation, an adjustment, other than as provided under the terms of the Final Draft Agreement, to the number of Acquisition Shares to be issued in the Merger) or events may affect various assumptions used by us in preparing our opinion, we do not have any obligation to update, revise or reaffirm our opinion based on such developments or events, or otherwise comment on or consider events occurring after the date hereof, and we expressly disclaim any responsibility to do so. The issuance of this opinion was approved by an authorized internal fairness committee of Roth in accordance with our customary practice.

On the basis of and subject to the foregoing, we are of the opinion, as of the date hereof, that the Aggregate Consideration to be paid by Lilis in the Merger is fair, from a financial point of view, to Brushy’s stockholders.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

Annex D

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

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(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

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(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex E

Lilis Energy, Inc. 2016 Omnibus Incentive Plan

[To be filed by amendment]

Annex F

SECOND AMENDMENT TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A 8% CONVERTIBLE PREFERRED STOCK

This Second Amendment (this “Amendment”), made as of ________, 2016, by and between Lilis Energy, Inc., a Nevada corporation (the “Company”), and each holder executing a signature page hereto (the “Holders”), amends that certain Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, dated as of May 30, 2014, as amended on June 12, 2014 (the “Certificate of Designations”).

Recitals

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016, by and among the Company, Lilis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Brushy Resources, Inc., a Delaware corporation (the “Merger Agreement”) pursuant to which Merger Sub shall be merged with and into Brushy with Brushy becoming a wholly-owned subsidiary of Lilis;

WHEREAS, pursuant to the Merger Agreement and as a condition to closing the transactions contemplated therein, the Company agreed to convert the outstanding shares of the Company’s Series A 8% Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), into shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock” and altogether, the “Preferred Conversion”);

WHEREAS, the Conversion Price (as defined in the Section 6(b) of the Certificate of Designations) is currently $2.41;

WHEREAS, the Board of Directors of the Company, deeming it desirable and in the best interest of the Company and its stockholders, duly adopted resolutions approving a reduction in the Conversion Price to $0.50;

WHEREAS, pursuant to Section 4 of the Certificate of Designations, any amendment to the Certificate of Designations must be approved by the holders of a majority of the then outstanding shares of the Preferred Stock;

WHEREAS, the Company and the Holders now wish to amend the Certificate of Designations in order to reduce the Conversion Price to $0.50; and

WHEREAS, the Holders hold at least a majority of the outstanding shares of the Preferred Stock as of the date hereof.

NOW THEREFORE, in consideration of the promises and mutual covenants and obligations herein set forth and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, accepted and agreed to, the parties hereto, intending to be legally bound, hereby agree as follows:

Agreement

1.           Conversion. The Company and the Holders hereby agree to replace the definition of “Conversion Date” in Section 1 of the Certificate of Designations in its entirety with the following:

““Conversion Date” shall have the meaning set forth in Sections 6(a)(i) and (a)(ii).”

2.           Conversion. The Company and the Holders hereby agree to replace the definition of “Conversion Date” in Section 1 of the Certificate of Designations in its entirety with the following:

““Notice of Conversion” shall have the meaning set forth in Section 6(a)(i).”

3.           Conversion. The Company and the Holders hereby agree to replace Section 6(a) of the Certificate of Designations in its entirety with the following:

“a) Conversions at Option of Holder; Automatic Conversion.

i.           Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

ii.           Upon the occurrence of the later of (i) the receipt of the requisite approval by the common stockholders of the proposal to approve the issuance of common stock upon the automatic conversion of the Preferred Stock, as set forth in the Corporation’s Registration Statement on Form S-4 (File No. __________), and (ii) the closing of the Merger (such date, a “Conversion Date”), each outstanding share of Preferred Stock shall automatically convert, in full, without any further action by any Holder, into shares of Common Stock as determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price (the “Automatic Conversion”). On the Conversion Date with respect to the Automatic Conversion, any right to dividends owed as accrued and unpaid (whether in cash or kind) on the Preferred Stock is hereby waived and forfeited and no dividends on the Preferred Stock will be due and payable. For the avoidance of doubt, the restrictions and limitations set forth in Section 6(d) shall not apply to the Automatic Conversion, and each of the Corporation and each Holder hereby waives and forfeits any rights, restrictions, limitations or obligations with respect thereto. For the purposes of this Section 6(a)(ii), the term “Merger” shall mean the merger of Lilis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation (“Merger Sub”), with and into Brushy Resources, Inc., a Delaware corporation (“Brushy”), with Brushy becoming a wholly-owned subsidiary of the Corporation, pursuant to the Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016, by and among the Corporation, Merger Sub and Brushy.”

4.           Conversion Price. The Company and the Holders hereby agree to replace Section 6(b) of the Certificate of Designations in its entirety with the following:

“b) Conversion Price. The conversion price for the Preferred Stock shall equal $0.50, subject to adjustment herein (the “Conversion Price”).”

5.           Binding Effect. The terms of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

6.           Reaffirmation of Terms. All terms of the Certificate of Designations, as previously amended, shall, except as amended hereby, remain in full force and effect, and are hereby ratified and confirmed.

7.           Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard for principles of conflict of laws thereof.

8.           Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date first set forth above.

COMPANY

Lilis Energy, Inc.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

HOLDER

By:
Name:
Title:

Annex G

DEBENTURE CONVERSION AGREEMENT

THIS DEBENTURE CONVERSION AGREEMENT (this “Agreement”) is made as of this 29th day of December, 2015, by and between Lilis Energy, Inc., a Nevada corporation (the “Company”), T.R. Winston & Company, as placement agent in the transactions through which the Holders purchased the Conversion Debentures, and continues to act as collateral agent in connection with the Conversion Debentures (“TRW”), and the parties designated on Exhibit A hereto as Holders (each a “Holder” and together the “Holders”).

RECITALS

WHEREAS, as of the date of this Agreement, there is $6,846,465 in outstanding aggregate principal amount of the Company’s 8% Senior Secured Convertible Debentures (the “Conversion Debentures”), which are convertible into shares of common stock of the Company, par value $0.0001 (the “Common Stock”), according to the terms of the Conversion Debentures;

WHEREAS, the Holders currently hold Conversion Debentures with aggregate outstanding principal amounts as set forth opposite each Holder’s name on Exhibit A attached hereto;

WHEREAS, TRW acted as placement agent in the transactions through which the Holders purchased the Conversion Debentures, and continues to act as collateral agent in connection with the Conversion Debentures;

WHEREAS, on January 31, 2014, a debenture conversion agreement was entered into between the Company, TRW and the Holders, pursuant to which $9,000,000 in aggregate principal amount of the Debentures (the “Initial Converting Debentures”) was converted into shares of Common Stock at a conversion price of $2.00 and each Holder received one warrant to purchase one share of Common Stock at an exercise price equal to $2.50 per share with an exercise term of 3 years from their respective dates of issuance;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger with Brushy Resources, Inc. (the “Transaction”), which requires the conversion of the aggregate principal outstanding under such Holder’s Conversion Debentures into an aggregate of 13,692,930 shares of Common Stock; and

WHEREAS, in connection with the Transaction, the Company intends to file an S-4/Joint Proxy Statement, which will include a proposal to the Company’s stockholders to seek approval (“Stockholder Approval”) for the conversion of the Conversion Debentures on the terms set forth above.

AGREEMENT

NOW, THEREFORE, BE IT RESOLVED, that in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

2.             Agreement to Convert Debentures. The Company and each Holder hereby agree that upon execution of this Agreement (i) Holder consents to the Transaction for purposes of the negative covenants in the Conversion Debentures; (ii) upon the receipt of Stockholder Approval as described above, Holder will be deemed to have converted such Holder’s Conversion Debentures without any further action by the Holder, into shares of Common Stock as determined by dividing the aggregate principal amount of such Holder’s Conversion Debenture by $0.50 (the “Conversion Stock”) and (iii) that in consideration of the forgoing and on the Conversion Date, any right to payments owed as accrued and unpaid interest (whether in cash or kind) on the Conversion Debentures is hereby waived and forfeited and no interest on the Conversion Debentures will be due and payable.

3.             Company’s Representations and Warranties.  The Company represents and warrants that each share of the Conversion Stock will be duly authorized, validly issued, fully paid and nonassessable.

4.             Holders’ Representations, Warranties, Covenants and Agreements.  Each Holder hereby represents and warrants to, and covenants and agrees with, the Company as follows:

Such Holder is the record and beneficial holder of the Conversion Debentures set forth opposite such Holder’s name on Exhibit A attached hereto, free and clear of any liens and encumbrances.

(a)           Such Holder has had complete and unrestricted access to all material information about the Company that could affect such Holder’s decision to agree to the Conversion.  As a result of such Holder’s access to all such material information, such Holder acknowledges that such Holder is fully informed and knowledgeable about the Company, its business, operations and plans, and has therefore made a fair and reasoned decision to consent to the Conversion.

(b)           Such Holder acknowledges that an investment in the Conversion Stock involves a substantial degree of risk and is suitable only for persons with adequate means who have no need for liquidity in their investments.

(c)           Such Holder has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Conversion Stock and the suitability of the investment for such Holder.

(d)           Such Holder is effecting the Conversion for investment purposes only and has no present intention to sell or exchange the Conversion Stock. Such Holder has adequate means for providing for his or her current needs in any foreseeable contingency, and such Holder has no need to sell the Conversion Stock in the foreseeable future.

(e)           Such Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

(f)           Such Holder acknowledges that no federal or state agency has made any finding or determination as to the fairness of the Conversion, nor any recommendation or endorsement, of the issuance of the Conversion Stock in connection with the Conversion.

(g)           Such Holder acknowledges that none of the Conversion Stock has been registered under the Securities Act of 1933, as amended (the “Act”), or the blue sky laws of any state.

(h)           Such Holder understands that, in issuing the Conversion Stock, the Company has relied upon an exemption from registration provided in the Act and upon the foregoing representations and warranties of such Holder.

(i)            Such Holder hereby acknowledges that Holder has relied on his or her own independent tax counsel regarding the tax effects, if any, of the Conversion.

(j)            Such Holder hereby covenants and agrees that it shall not sell, transfer, assign, convey or otherwise dispose of any Conversion Debenture held by such Holder, until such time as the Company has requested and failed to receive, Stockholder Approval.

5.             Release of Security and Indebtedness.

(a)           Upon each Holder’s receipt of a certificate evidencing the number of shares of Common Stock in accordance with the terms hereof, in exchange for the cancellation in full of the Conversion Debentures held by the Holder on or before the Conversion Date pursuant to this Agreement and in lieu of payment in cash of the Company’s indebtedness to Holder, Holder hereby (i) acknowledges and agrees that receipt of the Conversion Stock will constitute payment in full and complete satisfaction of the Conversion Debentures held by the Holder, and (ii) agrees that effective upon receipt by Holder of the Conversion Stock (a) all security interests, mortgages and other liens, if any, which the Company may have granted to Holder, or which Holder may otherwise possess with respect to any assets or properties of the Company, shall automatically be released and terminated, and (b) the Company shall have no further liabilities or obligations to Holder.

(b)           Each Holder (1) will cause TRW to file, any UCC-3 financing statement terminating Holder’s liens in any assets or properties of the Company and if TRW does not file such termination statement promptly upon request, each Holder authorizes the Company to file such a termination statement, (2) agrees to promptly execute and deliver the Company or such other party as the Company may direct in writing following payment in full of the Conversion Stock, such Uniform Commercial Code financing statement amendments, terminations, releases, or other agreements and documents, as the Company may request to evidence the release and termination of Holder’s liens in any assets or properties of the Company including, but not limited to, releases of all mortgages made by the Company in favor of Holder and (3) authorizes the Company, or its designees, to take any other action reasonably necessary to effect the foregoing.

(c)           Each Holder, on behalf of itself and its successors and assigns, do hereby forever release, discharge and acquit the Company and each of its subsidiaries, affiliates, officers, members, managers, agents and employees, and their respective successors, heirs, and assigns, and each of them (collectively and severally, “Releasees”) of and from any and all of the following: claims, demands, obligations, liabilities, indebtednesses, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of actions, debts, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, attorneys’ fees, losses and expenses, of every type, kind, nature, description or character, and irrespective of how, why, or by reason of what facts, whether heretofore, now existing or hereafter arising, or which could, might, or may be claimed to exist, or whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length other than the Company’s obligations under this Agreement.

(d)           If Holder is afforded the protections of the Civil Code of California, each Holder further acknowledges that the release contained herein includes relinquishing all rights and benefits afforded by Section 1542 of the Civil Code of California (“Section 1542”), which provides as follows:

“A general release does not extend to claims which the [Holder] does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the Company.”

Holder understands and acknowledges the significance and consequences of a specific waiver of Section 1542, that Holder intends to waive, and assume the risk relating to, existing but as yet unknown claims and have been encouraged by the Releasees to consult independent legal counsel in relation to Holders’ relinquishment of all rights and benefits afforded by Section 1542.

6.             Miscellaneous.

(a)           All capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Conversion Debentures.

(b)           Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(c)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(d)           This Agreement shall be binding on and inure to the benefit of each party hereto and his or its legal representatives, successors and assigns.

(e)           This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

(f)            This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)           The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement;

(h)           This Agreement constitutes the entire agreement between and among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between and among the parties with respect to the subject matter hereof and thereof.  No provision of this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder;

(i)            In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby;

(j)            Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)           Each Holder agrees that irreparable damage to the Company would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LILIS ENERGY, INC.

By	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

Address for Notices:

Lilis Energy, Inc.
216 16th Street
Suite 1350
Denver, CO 80202
Attention: Chief Financial Officer
Telephone: 303-893-9000
Fax: (303) 957-2234

PLACEMENT AND COLLATERAL AGENT:

T.R. Winston & Company, LLC, a Delaware limited liability company

/s/ G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Chairman & CEO

HOLDERS:

EZ Colony Partners, LLC, a Delaware limited liability company

/s/ Marc Ezralow
Name:	Marc Ezralow as Trustee of the Marc
Ezralow 1997 Trust
Title:	Manager and Member

Jonathan & Nancy Glaser Family Trust DTD 12/16/1998 Jonathan M. Glaser and Nancy E. Glaser TTEES

/s/ Jonathan Glaser
Name:	Jonathan Glaser
Title:	Trustee

Wallington Investment Holdings, Ltd.

/s/ Pierre Caland
Name:	Pierre Caland
Title:	Director

Steven B. Dunn and Laura Dunn Revocable Trust DTD 10/28/10, Steven B. Dunn & Laura Dunn TTEES

/s/ Steven B. Dunn
Name:	Steven B. Dunn
Title:	Trustee

G. Tyler Runnels and Jasmine N. Runnels TTEES The Runnels Family Trust DTD 1-11-2000

/s/ G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Trustee

EMSE, LLC, a Delaware limited liability company

/s/ Marc Ezralow
Name: Title:	Marc Ezralow as Trustee of the Marc Ezralow 1997 Trust Manager and Member

Address for Notices (all Holders):
T.R. Winston & Company, LLC
2049 Century Park East
Suite 320
Los Angeles, CA 90067

EXHIBIT A

Holder	Total Outstanding Amount (Excluding Interest)	Total Outstanding Amount of Accrued and Unpaid Interest	Total Debenture Amount to Be Converted on the Conversion Date	Total Percentage to be Converted on the Date Hereof
The Runnels Family Trust DTD 1-11-2000	$854,229.90	$0	$854,229.90	100%
Jonathan & Nancy Glaser Family Trust DTD 12-16-98	$1,159,459.80	$0	$1,159,459.80	100%
Wallington Investment Holdings, Ltd.	$2,090,180.12	$0	$2,090,180.12	100%
EZ Colony Partners, LLC	$1,541,572.17	$0	$1,541,572.17	100%
Steven B. Dunn & Laura Dunn Revocable Trust DTD 10/28/10	$1,017,111.11	$0	$1,017,111.11	100%
EMSE LLC	$183,911.98	$0	$183,911.98	100%
TOTAL:	$6,846,465.08	$0	$6,846,465.08

Annex H.1

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

FOR VALUE RECEIVED, Lilis Energy, Inc. (the "Borrower"), hereby promises to pay to [LENDER] (the "Holder") or order, without demand, the sum of [ ] ($[ ]), with interest accruing from the date hereof at a rate per annum of twelve percent (12.0%), payable on June [ ], 2016, or earlier, as described below.

This Note has been entered into pursuant to the terms of a purchase agreement between the Borrower and the Holder, dated of even date herewith (the "Purchase Agreement"), and shall be governed by the terms of such Purchase Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement. The following terms shall apply to this Note:

1. PRINCIPAL, INTEREST, MATURITY AND PAYMENT DATES

1.1 Payment. The original principal amount of this Note (the “Loan”), and all interest accrued thereon, shall be due and payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

1.2   Interest Rate. Interest payable on this Note shall accrue at the annual rate of twelve percent (12.0%) (the “Applicable Rate”).

1.3   Default Interest. If any amount payable hereunder is not paid when due, whether at stated maturity, by acceleration or otherwise, the Borrower shall have a thirty (30) day grace period, after which grace period such overdue amount shall be interest at a default rate of the Applicable Rate plus two percent (2.0%) from the date of such non-payment until such amount is paid in full.

1.4   Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which such Loan is made, and shall not accrue on the Loan on the day on which it is paid.

1.5   Optional Prepayment. The Borrower may prepay the Loan in whole or in part at any time or from time to time by paying all or a portion of the principal amount to be prepaid together with accrued interest thereon to the date of prepayment at a premium of three percent (3.0%) of the prepayment amount for the first 120 days and at a premium of five percent (5%) of the prepayment amount thereafter. No prepaid amount may be re-borrowed. Notwithstanding the forgoing, as long as any Senior Indebtedness (as defined below) is outstanding, no amounts due under this Note may be prepaid.

H.1-1

2. CONVERSION RIGHTS

The Holder shall have the right to convert the principal due under this Note into Shares of the Borrower's common stock, par value $.0001 per share (the "Shares") as set forth below.

2.1. Conversion into the Borrower's Common Stock.

(a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into Shares as such Shares exist on the date of issuance of this Note, or any Shares of Borrower into which such Shares shall hereafter be changed or reclassified, at the Conversion Price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, Borrower shall issue and deliver to the Holder within three (3) business days from the Conversion Date (such third day being the "Delivery Date") that number of Shares for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note in the manner provided in Section 1.2 through the Conversion Date directly to the Holder on or before the Delivery Date. The number of Shares to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note, by the Conversion Price.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per Share shall be equal to $0.50.

(c) The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Shares into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C. Stock Splits, Combinations and Dividends. If the Shares are subdivided or combined into a greater or smaller number of shares of Shares, or if a dividend is paid on the Shares in Shares, the Conversion Price shall be proportionately reduced in case of subdivision of Shares or stock dividend or proportionately increased in the case of combination of Shares, in each such case by the ratio which the total number of Shares outstanding immediately after such event bears to the total number of Shares outstanding immediately prior to such event.

H.1-2

(d) Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e) During the period the conversion right exists, Borrower will reserve from its authorized and unissued Shares a sufficient number of shares to be equal to the number of Shares issuable upon the full conversion of this Note. Borrower agrees that its issuance of this Note shall constitute full authority to its members, officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for the Shares upon the conversion of this Note.

2.2  Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3  Mechanics and Effect of Conversion. No fractional shares of the Company’s Shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of Shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount being converted, including without limitation the obligation to pay such portion of the principal amount.

2.4  Conversion Privileges. The Conversion Privileges set forth in this Section 2 shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Shares in accordance with Section 2 hereof or redeemed pursuant to Section 5 hereof.

3.  SUBORDINATION. The Borrower agrees, and the Holder by accepting this Note likewise agrees, that the Subordinated Indebtedness is hereby expressly subordinated, to the extent and in the manner set forth herein, to the Senior Indebtedness. As used herein, “Senior Indebtedness” shall mean all present or future indebtedness of, or indebtedness guaranteed by, the Borrower or its subsidiaries, including, without limitation, any money borrowed under the Credit Agreement, dated January 8, 2015, among Lilis Energy, Inc., Heartland Bank, as administrative agent, and the other lender parties thereto, as amended, including without limitation all principal and interest (including such interest as may accrue after the initiation of bankruptcy proceedings, without regard as to whether such interest is an allowed claim in such bankruptcy proceedings) on such indebtedness, and all premiums, fees, expenses and other obligations owing by the Borrower or its subsidiaries to any lender in respect of such indebtedness, and any and all related notes, agreements, documents and instruments, all as amended, modified, restated, renewed, refinanced, extended and supplemented from time to time.

H.1-3

3.1 Liquidation. In the event of any bankruptcy, insolvency, receivership, dissolution, winding up, liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or otherwise), or any assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Borrower for the benefit of any creditor or creditors or otherwise (a “Liquidation”):

(a) all Senior Indebtedness shall first be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made in respect of the Subordinated Indebtedness;

(b) any payment or distribution of any character, whether in cash, securities or other property, which (except for the terms of this Section 3.1) would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the holders of Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness; and

(c) if, notwithstanding the foregoing terms of this Section 3.1, any payment or distribution of any character, whether in cash, securities or other property, shall be received in a Liquidation in respect of the Subordinated Indebtedness before all Senior Indebtedness shall have been paid in full as aforesaid, such payment or distribution shall be held in trust for the benefit of, and shall be paid or delivered to, the holders of Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness, provided, however, that such amounts paid to the holders of Senior Indebtedness shall not be deemed to discharge the Subordinated Indebtedness.

3.2 Payments in Respect of Senior Indebtedness. For all purposes of this Section 3: (a) Senior Indebtedness shall not be deemed to have been paid in full unless and until the holders thereof shall have indefeasibly received cash equal to the full amount of such Senior Indebtedness at the time outstanding and all commitments to extend further credit to the Borrower have terminated, and (b) any payment or distribution required to be paid or delivered to the holders of Senior Indebtedness shall be deemed to have been received by such holders if paid or delivered to an authorized agent or agents, or representative or representatives, of such holders.

3.3 Further Assurances. The Holder (a) irrevocably authorizes and empowers (without imposing any obligation on) each holder of Senior Indebtedness or such holder’s representatives, to accelerate, demand, sue for, collect, receive and give receipt for such holder’s ratable share of all payments and distributions in respect of the Subordinated Indebtedness which are required to be paid or delivered to the holders of Senior Indebtedness as provided in Section 3.1 hereof, and to execute, verify, deliver and file any proofs of claims and take all such other action in the name of the Holder or otherwise, as such holder of Senior Indebtedness or such holder’s representatives may determine to be necessary or appropriate for the enforcement of such holder’s rights under Section 3.1 hereof, and (b) shall execute and deliver to each holder of Senior Indebtedness or such holder’s representatives such other instruments confirming such authorization and such powers of attorney, proofs of claim, assignments of claim and/or rights, financing statements and other instruments, and shall take all such other action as may be reasonably requested by such holder or such holder’s representatives in order to enable such holder to enforce the Holder’s Subordinated Indebtedness and all such payments and distributions in respect thereof, and to otherwise enforce the subordination provisions of this Section 3 and to perfect its rights herein.

H.1-4

3.4 Modifications of Senior Indebtedness and Security. The holders of the Senior Indebtedness may, at any time and from time to time with or without notice, without impairing or releasing the subordination provisions of this Section 3, do any one or more of the following: (a) change the manner, place, terms or amount of payment of, or change or extend the time of payment of or renew or alter, the Senior Indebtedness, or amend, modify, supplement or terminate in any manner any instrument, document or agreement relating to the Senior Indebtedness; (b) release any person or entity liable in any manner for the payment or collection of the Senior Indebtedness; (c) exercise or refrain from exercising any rights in respect of the Senior Indebtedness against the Borrower or any other person or entity; (d) apply any monies or other property paid by any person or entity or otherwise released in any manner to the Senior Indebtedness; or (e) accept or release any security for the Senior Indebtedness. The subordination provisions of this Section 2 shall continue without impairment even if any liens securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed. The subordination provisions shall be reinstated if at any time any payment of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness.

3.5 Modification or Waiver of Note. No amendment, modification or waiver of the terms of this Section 3 shall be effective without the prior written consent of such holders of the Senior Indebtedness necessary to bind all of the holders of Senior Indebtedness.

3.6 Obligation of Borrower to Pay Absolute. Nothing contained in this Section 3 shall impair, as between the Borrower and the Holder, the obligation of the Borrower to pay all indebtedness evidenced by this Note when and as the same becomes due and payable as provided herein.

3.7 Third Party Beneficiaries. The holders of Senior Indebtedness are intended third party beneficiaries of the provisions of this Section 3 and, as such, shall be permitted to enforce such provisions in all respects.

4. EVENTS OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below, provided that (a) such payments are not prohibited under the terms of any Senior Indebtedness, (b) the payments of such amount would not materially adversely affect the Borrower’s ability to make required payments, when due, under any Senior Indebtedness or (c) the payments of such amount would not materially adversely affect the Borrower’s working capital or cause the Borrower to have insufficient cash balances to operate its business, in each case as determined by the Borrower’s senior management.

4.1 Failure to Pay Principal or Interest. The Borrower fails to pay principal, interest or other sum due under this Note when due and such failure continues for a period of sixty (60) days after the due date.

4.2 Failure to Deliver Shares or Replacement Note. Borrower's failure to timely deliver Shares to the Holder pursuant to and in the form required by this Note, or, if required, a replacement Note.

5. MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

H.1-5

5.2 Notices. All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i) If to the Borrower:

Lilis Energy, Inc.

216 16th Street, Suite #1350

Denver, Colorado 80202

Attn: Kevin Nanke

Telephone: (303) 893-9000, Facsimile: [NUMBER]

E-mail: knanke@lilisenergy.com

(ii) If to the Holder:

[ADDRESS]

Attn: [NAME OF CONTACT]

Telephone: [NUMBER], Facsimile: [NUMBER]

E-mail: [ADDRESS]

Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next business day); and (iii) sent by e-mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment).

5.3 Amendment and Waiver. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

5.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

5.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

H.1-6

5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the Shares to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

5.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

5.10 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

H.1-7

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of [ ], 2015.

Borrower: Lilis Energy, Inc.

By:
Name:
Title:

Holder:	[ ]

By:
Name:
Title:

H.1-8

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Lilis Energy, Inc. (the “Borrower”) on December ____, 2015, into Shares of the Borrower according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________

Conversion Price:______________________________________________________________

Shares To Be Delivered:________________________________________________________

Signature:_____________________________________________________________________

Print Name:____________________________________________________________________

Address:_______________________________________________________________________

H.1-9

Annex H.2

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

LILIS ENERGY, INC.

Warrant Shares: _______	Initial Exercise Date:
Original Issue Date:

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _____________ or [his, her or its] assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after ____________ (the “Initial Exercise Date”) and on or prior to 3:00 p.m. Mountain Time on the third year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Lilis Energy, Inc., a Nevada corporation (the “Company”), up to ______ shares (as subject to adjustment hereunder, the “Warrant Shares”) of the Company’s common stock (“Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b), or as adjusted as set forth below.

In connection with the investment by the Holders (as defined in the Purchase Agreement) in Lilis Energy, Inc., a Nevada Corporation (the “Company”), pursuant to the terms of that certain Purchase Agreement dated on our around the date hereof (the “Purchase Agreement”), which provides for the sale of an original issue discount senior subordinated promissory note in substantially the form attached as an exhibit to the Purchase Agreement (the “Note”), the Company has elected to issue this Warrant to the Holder as additional consideration for its willingness to enter into and perform the Purchase Agreement.

H.2-1

Section 1.         Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Liens” means a lien, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transfer Agent” means Corporate Stock Transfer, the current transfer agent of the Company, with a mailing address of 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209 and a facsimile number of (303) 282-5800, and any successor transfer agent of the Company.

H.2-2

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Section 2.         Exercise.

a)       Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before 3:00 p.m. Mountain time on the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise form annexed hereto. Within three (3) Trading Days following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within two (2) Business Days of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

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b)       Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $[ ], subject to adjustment hereunder (the “Exercise Price”).

c)       Cashless Exercise. If at any time after the six month anniversary of the Initial Exercise Date, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	= the VWAP of one share of Common Stock on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B)	= the Exercise Price of this Warrant, as adjusted hereunder; and

(X)	= the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

d)	Mechanics of Exercise.

i.        Delivery of Warrant Shares Upon Exercise. Warrant Shares purchased hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is three (3) Trading Days after the latest of (A) the delivery to the Company of the Notice of Exercise and (B) surrender of this Warrant (if required) (such date, the “Warrant Share Delivery Date”). The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such shares, having been paid.

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ii.       Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.      Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv.      No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

v.      Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise.

vi.      Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

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e)       Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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f)        Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall the Company effect an exercise of this Warrant into Common Stock without first obtaining stockholder approval if required by law or Nasdaq Marketplace Rule.

Section 3.         Certain Adjustments.

a)       Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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b)       Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder’s option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. Any such successor or surviving entity shall be deemed to be required to comply with the provisions of this Section 3(b) and shall insure that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

c)       Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

d)       Notice to Holder.

i.        Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

H.2-8

ii.       Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.         Transfer of Warrant.

a)       Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

H.2-9

b)       New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c)       Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)       Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, may be required by the Company to provide an opinion of counsel with regard to such assignment or transfer in a form satisfactory to the Company in its reasonable discretion.

e)       Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.         Miscellaneous.

a)       No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

b)       Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

H.2-10

c)       Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)       Authorized Shares.

i.        The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

ii.       If, notwithstanding the foregoing, and not in limitation thereof, at any time while the Warrant remain outstanding, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for all the Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

H.2-11

iii.      Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

iv.      Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)       Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

f)        Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

H.2-12

g)       Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the 2nd Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.

h)       Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

i)        Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

j)        Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

k)       Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

l)        Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

m)      Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

H.2-13

n)       Governing Law. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

********************

(Signature Page Follows)

H.2-14

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

LILIS ENERGY, INC.

By:
Name:	Abraham Mirman
Title:	Chief Executive Officer

H.2-15

NOTICE OF EXERCISE

To:       LILIS Energy, inc.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[   ] in lawful money of the United States; or

[   ] [if permitted] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

_______________________________

_______________________________

_______________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ________________________________________________________________________________________

H.2-16

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to

_______________________________________________ whose address is

_______________________________________________________________.

_______________________________________________________________

Dated: ______________, _______

Holder’s Signature:     _____________________________

Holder’s Address:       _____________________________

                                     _____________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

H.2-17

Annex H.3

FORM OF CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (the “Agreement”) is made as of the [    ]th day of December, 2015 by and between Lilis Energy, Inc., a Nevada corporation (the “Company”), and [         ] (the “Purchaser”).

RECITALS

The Company desires to issue and sell, and the Purchaser desires to purchase, (i) a convertible promissory note in substantially the form attached hereto as Exhibit A (the “Note”) in an aggregate principal amount of [         ] Dollars ($[    ]) convertible into shares of common stock, par value $0.0001 per share, (the “Common Stock”) of the Company (the “Conversion Shares”) at a conversion price of $0.50 and (ii) a warrant registered in the name of the Purchaser in the form attached hereto as Exhibit B (the “Warrant”) to purchase, at any time following the Closing Date (as defined below) of the offering and prior to the third (3rd) anniversary of the date hereof (the “Warrant Expiration Date”), a number of shares of Common Stock as set forth therein (the “Warrant Shares” and, collectively with the Note, the Conversion Shares and the Warrant, the “Securities”), upon the terms and conditions set forth below. Notwithstanding the forgoing, both the conversion of the Note and the exercise of the Warrant, shall be subject to the receipt of requisite stockholder approval pursuant to the Nasdaq Marketplace Rules (“Nasdaq”), in the event the Company deems it necessary to maintain compliance with Nasdaq; and

The Company has existing secured loans from Heartland Bank (the “Heartland Bank Indebtedness”), which Heartland Bank Indebtedness shall be senior in ranking to the indebtedness contemplated by this Agreement. The Company has additional existing secured indebtedness in the form of its 8.0% Senior Secured Convertible Debentures due 2018, which indebtedness is junior in priority to the Heartland Bank Indebtedness but shall also be senior in priority to the Note. This Agreement, together with the Note and any and all amendments and modifications thereof, are individually referred to in this Agreement as a “Loan Document” and collectively referred to as the “Loan Documents.” Capitalized terms used but not defined herein shall have the meaning assigned to them in the Note.

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

SECURITIES

1.   Purchase and Sale of Securities.

1.01         Sale and Issuance of Note: Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing Date (as defined below) and the Company agrees to sell and issue to Purchaser the Note. The purchase price of the Note shall be equal to 100% of the principal amount thereof.

H.3-1

1.02        Description.

i)	Note. The Note will be dated the date of issue, to mature as set forth therein.

ii)	Conversion Shares. The Note will be convertible into shares of Common Stock, subject to stockholder approval as deemed necessary by the Company, at a conversion price of $0.50, subject to certain adjustments as described in the Note.

iii)	Warrant. The Warrant shall entitle the holder to purchase, at any time following the Closing Date and prior to the Warrant Expiration Date, subject to stockholder approval as deemed necessary by the Company, the Warrant Shares at an initial exercise price equal to $0.25, subject to adjustments as described in the Warrant.

1.03        Stockholder Approval. Notwithstanding anything in this Agreement, the Note or the Warrant to the contrary, under no circumstances shall the Company effect a conversion of the Note or an exercise of the Warrant into Common Stock without first obtaining stockholder approval if required by law or Nasdaq.

1.04        Execution of Equity Agreements. Purchaser understands and agrees that the conversion of the Note into equity securities of the Company and the delivery of the duly executed certificates evidencing such equity securities will require Purchaser’s execution of certain mutually acceptable agreements relating to the purchase and sale of such securities as well as any rights relating to such equity securities, to the extent Purchaser has not already executed such agreements.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser that:

2.01.       Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

2.02        Authorization. The Company has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents. The execution and delivery of the Loan Documents, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no further action on the part of the Company or its Board of Directors is required, except that the Company may be required to obtain stockholder approval pursuant to Nasdaq Marketplace Rules prior to conversion of the Note or exercise of the Warrant by Purchaser. The Loan Documents have been validly executed and delivered by the Company and constitute legal, valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except to the extent (i) rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (ii) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (iii) such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.03        Absence of Required Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for such filing(s) pursuant to applicable securities laws as may be necessary, which filing will be timely effected after the Closing Date.

H.3-2

2.04        Offering. Subject in part to the truth and accuracy of the Purchaser’s representations set forth in Article III of this Agreement, the offer, sale and issuance of the Note as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended, and will not result in a violation of the qualification or registration requirements of any applicable state securities laws.

ARTICLE III

REPRESENTATIONS OF THE PURCHASERS

Purchaser represents and warrants to the Company as follows:

3.01        Accredited Investor. Purchaser is an “accredited investor” as defined by Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Act”), and Purchaser is capable of evaluating the merits and risks of Purchaser’s investment in the Company and has the ability and capacity to protect Purchaser’s own interests.

3.02        Securities Unregistered. Purchaser understands that the Securities will not be registered under the Act on the grounds that the issuance thereof is exempt from the registration requirements of the Act by Section 4(2) of the Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering and that, in the view of the United States Securities and Exchange Commission (the “Commission”), the statutory basis for the exception claimed would not be present if the representations and warranties of Purchaser contained in this Agreement or the Confidential Purchaser Questionnaire attached hereto as Exhibit C are untrue or, notwithstanding Purchaser’s representations and warranties, Purchaser currently has in mind acquiring the Securities for resale or distribution upon the occurrence or non-occurrence of some predetermined event. Purchaser is aware that the Securities are and will be, when issued, “restricted securities” as that term is defined in Rule 144 promulgated under the Act.

3.03        Legend.

(a)          Purchaser understands that any and all certificates representing the Securities and any and all securities issued in replacement thereof or in exchange therefore shall bear the following legend or one substantially similar thereto, which Purchaser has read and understands:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.”

H.3-3

(b)          In addition, the certificates representing the Securities, and any and all securities issued in replacement thereof or in exchange therefore, shall bear such legend as may be required by the securities laws of the jurisdiction in which Purchaser resides.

(c)          Because of the restrictions imposed on resale, Purchaser understands that the Company shall have the right to note stop-transfer instructions in its transfer records, and Purchaser has been informed of the Company’s intention to do so. Any sales, transfers, or any other dispositions of the Securities by Purchaser, if any, will be in compliance with the Act and all applicable rules and regulations promulgated thereunder.

3.04        Purpose. Purchaser is purchasing the Securities for investment purposes for their own account and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing the Securities in full compliance with all applicable provisions of the Act, the rules and regulations promulgated by the Commission thereunder, and applicable state securities laws; and that an investment in the Securities is not a liquid investment. Purchaser understands that the Company is privately held, there is no trading market for its securities and that the Company does not file any reports with the Commission.

3.05        Exemption From Registration Required. Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Act, which permits limited resale of securities purchased in a private placement subject to certain limitations and to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about the Company, the lapse of at least six months after a party purchases and pays for the securities, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the observance of certain volume restrictions.

3.06        Received Information. Purchaser acknowledges that Purchaser has had the opportunity to ask questions of, and receive answers from, the Company or any authorized person acting on its behalf concerning the Company and its business and to obtain any additional information, to the extent possessed by the Company (or to the extent it could have been acquired by the Company without unreasonable effort or expense) necessary to verify the accuracy of the information received by Purchaser. In connection therewith, Purchaser acknowledges that Purchaser has had the opportunity to discuss the Company’s business, management and financial affairs with the Company’s management or any authorized person acting on its behalf. Purchaser has received and reviewed all the information, both written and oral, that Purchaser desires. Without limiting the generality of the foregoing, Purchaser has been furnished with or has had the opportunity to acquire, and to review all information, both written and oral, that Purchaser desires with respect to the Company’s business, management, financial affairs and prospects. In determining whether to make this investment, Purchaser has relied solely on Purchaser’s own knowledge and understanding of the Company and its business based upon Purchaser’s own due diligence investigations and the information furnished pursuant to this paragraph. No representations or warranties have been made to Purchaser by the Company, or any officer, employee, agent, affiliate or subsidiary of the Company, other than the representations of the Company contained herein, and in purchasing the Securities the Purchaser is not relying upon any representations other than those contained in this Agreement. Purchaser understands that no person has been authorized to give any information or to make any representations, whether oral or written, which were not contained in this Agreement and Purchaser has not relied on any other representations or information.

H.3-4

3.07        Authorization; Enforceability. Purchaser has all requisite legal and other power, authority and capacity to execute and deliver this Agreement and to carry out and perform Purchaser’s obligations under the terms of this Agreement. The execution and delivery of this Agreement and Purchaser’s purchase of the Securities has been duly authorized by all necessary action on behalf of the Purchaser and constitute a legal, valid and binding agreement of Purchaser. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and other general principals of equity, whether such enforcement is considered in a proceeding in equity or law.

3.08        Suitability. Purchaser has carefully considered and has discussed with Purchaser’s legal, tax, accounting and financial advisors, to the extent Purchaser has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement for the Purchaser’s particular federal, state, local and foreign tax and financial situation and has independently determined that this investment and the transactions contemplated by this Agreement are a suitable investment for the Purchaser. Purchaser has relied solely on such advisors and not on any statements or representations of the Company or any of its agents. Purchaser understands that Purchaser (and not the Company) shall be responsible for Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.09        No Untrue Statement. This Agreement and the Confidential Purchaser Questionnaire accompanying this Agreement do not contain any untrue statement of a material fact or omit any material fact concerning Purchaser. Purchaser has a net worth and annual gross income as stated in the Confidential Purchaser Questionnaire, and all of the answers and statements in the Confidential Purchaser Questionnaire are true and correct.

3.10        Litigation. There are no actions, suits, proceedings or investigations pending against Purchaser or Purchaser’s assets before any court or governmental agency (nor, to Purchaser’s knowledge, is there any threat thereof) which would impair in any way Purchaser’s ability to enter into and fully perform Purchaser’s commitments and obligations under this Agreement or the transactions contemplated hereby.

3.11        No Conflict. The execution, delivery and performance of and compliance with this Agreement, including but not limited to the purchase of the Securities, will not result in any violation of, or conflict with, or constitute a default under, any of Purchaser’s articles of incorporation or bylaws or other organizational documents, if applicable, or any agreement to which Purchaser is a party or by which Purchaser is bound, nor result in the creation of any mortgage, pledge, lien, encumbrance or charge against any of the assets or properties of Purchaser or the Securities.

3.12        Risk. Purchaser has adequate means of providing for current needs and personal contingencies and has no need for liquidity in an investment in the Securities. Purchaser’s overall financial commitment to investments that are not readily marketable is not disproportionate to Purchaser’s net worth, and Purchaser’s investment in the Securities will not cause an overall commitment to become excessive. Purchaser has no reason to anticipate any change in Purchaser’s personal circumstances, financial or otherwise, which may cause Purchaser to attempt to resell or transfer the Securities.

H.3-5

3.13        No Endorsement. Purchaser recognizes that no federal, state or foreign agency has recommended or endorsed the purchase of the Securities.

3.14        Sophistication. Purchaser represents that: (i) Purchaser could be reasonably assumed to have the capacity to protect his/her/its own interests in connection with this Agreement; or (ii) Purchaser has a pre-existing personal or business relationship with either the Company or any affiliate thereof or of such duration and nature as would enable a reasonably prudent purchaser to be aware of the character, business acumen and general business and financial circumstances of the Company or such affiliate and is otherwise personally qualified to evaluate and assess the risks, nature and other aspects associated with the transactions contemplated by this Agreement.

3.15        Residence. Purchaser further represents that the address set forth on the Signature Page hereto is Purchaser’s principal residence (or, if Purchaser is a company, partnership or other entity, the address of its principal place of business).

3.16        No Public Solicitation. Purchaser represents that Purchaser is not purchasing Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the Internet, television or radio or presented at any seminar or meeting or any public announcement by the Company.

3.17        Fees. To the best of Purchaser’s knowledge, no finder, broker, agent, financial advisor or other intermediary, nor any purchaser representative or any broker-dealer acting as a broker, is entitled to any compensation in connection with the transactions contemplated by this Agreement.

3.18        Confidentiality. Purchaser has refrained and shall refrain from trading in any securities of the Company or any other relevant company for so long as such recipient has been in possession of the material non-public information about the Company or any Subsidiary.

3.19        Incumbency of Authorized Signatory. If Purchaser is a corporation, partnership, limited liability company, trust or other entity, the person executing this Agreement on Purchaser’s behalf hereby represents and warrants that the above representations and warranties shall be deemed to have been made on behalf of such entity and the Purchaser has made such representations and warranties after due inquiry to determine the truthfulness of such representations and warranties.

3.21        Status of Purchaser; Authorization. If the Purchaser is a corporation, partnership, limited liability company, trust or other entity, it is duly organized, validly existing and in good standing in its jurisdiction of incorporation or organization and has all requisite power and authority to execute and deliver this Agreement and purchase the Securities, as provided herein.

H.3-6

3.22        Consents and Approvals. Purchaser has obtained each consent, approval or authorization of, or filing, registration or qualification with, any Governmental Entity or other Person or the vote, consent or approval in any manner of any holder of any equity or other securities of Purchaser necessary to the consummation of the transactions contemplated by this Agreement and the other Loan Documents, as a condition to the execution and delivery of this Agreement or any other Loan Document by Purchaser, the performance by Purchaser of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

ARTICLE IV

CLOSING

4.1          Closing Date. The closing of the purchase and sale of the Note in principal amount of [     ] ($[     ]) and the Securities hereunder shall be held immediately following the execution and delivery of this Agreement (the “Closing Date”).

4.2          Delivery at Closing. At the Closing, the Company will deliver to the Purchaser (i) the Note, duly executed, substantially in the form of Exhibit A hereto, (ii) Warrant duly completed and executed, substantially in the form of Exhibit B hereto, and (iii) an executed copy of this Agreement; the Purchaser will deliver to the Company (x) the funds being loaned to the Company pursuant to the Note by wire transfer to the bank designated by the Company, (y) the Note, duly executed, substantially in the form of Exhibit A, and (z) an executed copy of this Agreement.

ARTICLE V

TERMINATION

5.1          This Agreement will remain in full force and effect until the later of (i) the maturity date of the Note as set forth therein, or (ii) the indefeasible repayment in full of the Note.

ARTICLE VI

MISCELLANEOUS

6.1          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2          Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

6.3          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

H.3-7

6.4          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5          Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile or electronic mail, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

6.6          Fees and Expenses. Each party shall bear its own expenses, including, but not limited to, legal fees, that it incurs with respect to the Loan Documents and the transactions contemplated thereby.

6.7          Amendments and Waivers. Any term of this Agreement may be amended or waived only with the prior written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 6.7 shall be binding upon the Purchaser and each transferee of the Securities, each future holder of all such Securities, and the Company.

6.8          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

6.9         Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

[Signature Pages Follow]

H.3-8

The parties have executed this Convertible Note Purchase Agreement as of the date first written above.

COMPANY:

LILIS ENERGY, INC.

By:
Name:	Abraham Mirman
Title:	Chief Executive Officer

Address:

PURCHASER:

[ ]

By:
Name:
Title:

H.3-9

EXHIBIT A

FORM OF CONVERTIBLE SUBORDINATED PROMISSORY NOTE

[See Exhibit 4.1]

H.3-10

EXHIBIT B

FORM OF WARRANT

[See Exhibit 4.2]

H.3-11

Annex H.4

NOTE EXCHANGE AGREEMENT

NOTE EXCHANGE AGREEMENT, dated as of December [ ], 2015 (this “Agreement”), by and among Lilis Energy, Inc. (the “Company”) and each of the parties listed on the signature pages hereto (each a “Noteholder”, and collectively, the “Noteholders”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Original Note (as defined herein).

WHEREAS, the Company has previously issued 12.0% Short-Term Notes due 2016 (together, the “Original Notes”) to certain affiliates and accredited investors of the Company in an aggregate principal amount of $750,002;

WHEREAS, each Noteholder beneficially owns the aggregate principal amount of Original Notes set forth opposite its name in Schedule A attached hereto; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, each of the Noteholders will exchange its Original Notes for the Company’s 12% Subordinated Convertible Notes in the form substantially attached as Exhibit A hereto (the “Exchange Notes”), and the Company will issue such Exchange Notes at a rate, expressed in principal amount of Exchange Notes, equal to $1.00 for $1.00 in exchange for the cancellation of the Original Notes, with all amounts due thereunder being cancelled and deemed to have been paid in full, including any accrued but unpaid interest (the “Note Exchange”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

1.   Note Exchange. Contemporaneously with the execution and delivery of this Agreement, the parties shall effectuate the Note Exchange in the following manner: (a) the Company shall issue and deliver to the Noteholders, an aggregate principal amount of Exchange Notes equal to the aggregate principal amount of the Original Notes exchanged hereunder and (b) the Noteholders severally (and not jointly) shall deliver to the Company all of their respective Original Notes. In addition, the Company shall cancel the amount of accrued but unpaid interest owed to each Noteholder for the period from the execution of each Original Note through the date hereof. The Exchange Notes issued pursuant to the Note Exchange shall accrue interest in accordance with the provisions of the Exchange Notes.

2.   Purchase Agreement. In connection with the Note Exchange, each Noteholder shall execute and deliver to the Company a purchase agreement, in the form substantially attached as Exhibit B, hereto and the Company will deliver to the Noteholders warrants to purchase shares of the Company’s common stock, par value $0.0001, in the form substantially attached as Exhibit C hereto, in an amount specified therein.

3. Representations and Warranties of the Company. The Company represents and warrants to the Noteholders effective as of the date hereof as follows:

(a) Due Organization. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Due Authorization; Binding Agreement; No Conflicts. The Company has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company and (assuming due authorization, execution and delivery by the Noteholders) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Neither this Agreement nor the consummation of the Note Exchange will violate, conflict with or result in a breach of or default under (i) the certificate of incorporation or bylaws of the Company, (ii) any agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company.

H.4-1

(c) Validity of Exchange Notes. The Exchange Notes issued pursuant to this Agreement, when delivered in exchange for the Original Notes in accordance with this Agreement, will be the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)..

4. Representations and Warranties of the Noteholders. Each Noteholder hereby, severally and not jointly, represents and warrants to the Company as of the date hereof as follows:

(a) Due Organization. If such Noteholder is a legal entity, it is duly organized and validly existing under the laws of the jurisdiction of its organization.

(b) Due Authorization; Binding Agreement. Such Noteholder has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by such Noteholder and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of such Noteholder enforceable against such Noteholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(c) Ownership of the Original Notes. Such Noteholder is, and at all times since execution of the Original Note has been, the beneficial owner of its Original Notes, free and clear of any adverse claim, mortgage, pledge, lien, encumbrance, option, charge or other security interest that would prevent such Noteholder’s compliance with its obligations hereunder. Such Noteholder does not own, beneficially or of record, any Original Notes of the Company or securities convertible or exchangeable for Original Notes of the Company other than as set forth in Schedule A hereto. Such Noteholder has the sole right and power to vote and dispose of the Original Notes, and none of such Original Notes is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Original Notes, except for this Agreement.

(d) Investment Intent. The Exchange Notes to be acquired by such Noteholder pursuant to this Agreement shall be acquired for such Noteholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and such Exchange Notes shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(e) Sophisticated Investor. Such Noteholder is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an “accredited investor” or “institutional accredited investor” as defined in Rule 501 under Regulation D of the Securities Act. Such Noteholder is able to bear the economic risk of its investment in the Exchange Notes for an indefinite period of time and acknowledges that no public market exists for the Exchange Notes and that there is no assurance that a public market will ever develop for the Exchange Notes. The Exchange Notes have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Noteholder understands that the tax consequences of the Note Exchange are complex, and accordingly such Noteholder represents and warrants that it has consulted with its own independent tax advisor concerning the Note Exchange and is not relying on the Company or any of its respective affiliates or agents, including its counsel and accountants, for any tax advice regarding the tax consequences of the Note Exchange or any other transactions contemplated by this Agreement.

(f) Information. Such Noteholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information (including all documents filed or furnished to the Securities and Exchange Commission by Lilis Energy, Inc.) and has had sufficient access to the Company necessary for such Noteholder to decide to exchange its Original Notes for Exchange Notes in accordance with this Agreement.

4. General Provisions.

(a) Closing. The closing of the transactions contemplated by this Agreement shall occur simultaneously with the execution and delivery of this Agreement.

H.4-2

(b) Amendments, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by any of the Noteholders or the Company from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the party sought to be bound, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

(c) Disclosure. Nothing contained in this Agreement shall be construed to limit the Company or any Noteholder from making such disclosures as may be required by law.

(d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Company at 216 16th Street, Suite #1350, Denver, Colorado 80202, Attention: General Counsel, and to each Noteholder at the address set forth in the Exhibit A (or at such other address for a party as shall be specified by like notice).

(e) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(g) Entire Agreement. This Agreement embodies the entire agreement and understanding of the Noteholders and the Company with respect to the subject matter hereof and thereof, and supersedes all prior agreements or understandings, with respect to the subject matter of this Agreement.

(h) Specific Performance; Enforcement. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity. The parties agree that they shall be entitled to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may entitled at law or in equity.

(i) Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures of the parties hereto.

(j) Expenses. All fees and expenses with respect to the negotiation of this Agreement and the consummation of the transactions contemplated hereby shall be borne by the party incurring such fees and expenses.

[Signature page follows]

H.4-3

IN WITNESS WHEREOF, the Company and each Noteholder has caused this Agreement to be executed on its behalf as of the date first written above.

Lilis Energy, Inc.

By:	/s/ Kevin Nanke
Name:	Kevin Nanke
Title:	Executive Vice President and Chief Financial Officer

Noteholders:

By:	/s/ General Merrill McPeak
Name:	General Merrill McPeak

By:	/s/ Nuno Brandolini
Name:	Nuno Brandolini

Siskey Capital, LLC.

By:	/s/ Martin A. Sumichrast
Name:	Martin A. Sumichrast
Title:	Manager

By:	/s/ Abraham Mirman
Name:	Abraham Mirman

H.4-4

Schedule A

Noteholder	Aggregate Principal Amount of Securities Outstanding	Address for Notices
General Merrill McPeak	$250,002
Nuno Brandolini	$150,000
Siskey Capital, LLC	$100,000
Abraham Mirman	$250,000

H.4-5

EXHIBIT A

FORM OF EXCHANGE NOTE

[See Exhibit 4.1]

H.4-6

EXHIBIT B

FORM OF PURCHASE AGREEMENT

[See Exhibit 10.5]

H.4-7

EXHIBIT C

FORM OF WARRANT

[See Exhibit 4.2]

H.4-8

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 78.7502(1) of the Nevada Revised Statutes, which is referred to as the NRS, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502(2) of the NRS provides that a corporation may similarly indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the NRS provides that to the extent a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (1) and (2), or in defense of any claim, issue, or matter therein, the corporation shall indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751(1) of the NRS provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the corporation only as authorized in the specific case upon determination that indemnification of such director, officer, employee, or agent is proper in the circumstances. The determination must be made (a) by the stockholders; (b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit, or proceeding cannot be obtained, by independent legal counsel in a written opinion.

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Section 78.751(2) of the NRS provides that the articles of incorporation, bylaws, or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such provision does not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 78.751(3) of the NRS provides that the indemnification pursuant to Section 78.7502 of the NRS and advancement of expenses authorized in, or ordered by, a court pursuant to Section 78.751, (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses made pursuant to Section 78.751 (2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee, or agent and inures to the benefit of the heirs, executors, and administrators of such a person.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who acted in any of the capacities set forth above for any liability asserted against such person for any liability asserted against him or her and liability and expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liabilities and expenses.

Lilis’s Articles of Incorporation provide for indemnification to the fullest extent permissible under Nevada law. They also provide for the payment of expenses of any person who is or was a director or officer, or, while a director or officer of Lilis, is or was serving at the request of the Lilis as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, who is deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Lilis’s Bylaws provide that Lilis shall indemnify any person who is a director or officer of Lilis, or, while a director or officer of Lilis, is or was serving at the request of the Lilis as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, who is deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Lilis and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by Lilis in advance of the final disposition of the action, suit, or proceeding, but only after receipt by Lilis of an undertaking by or on behalf of the officer or director to repay the expenses advanced if it is ultimately determined that the officer or director is not entitled to be indemnified by Lilis as authorized in Lilis’s Bylaws. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Lilis unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Lilis’s Bylaws also provide that the indemnification permitted in such Bylaws is intended to be to the fullest extent permissible under the laws of the State of Nevada.

The non-employee director agreements that Lilis has entered into with certain of its directors provide for indemnification of directors by Lilis to the fullest extent permitted by the laws of the State of Nevada and additionally permits advancing attorneys' fees and all other reasonable costs and expenses incurred by such director upon written demand to Lilis, generally in connection with the investigation, defense or other participation in any threatened, pending or completed action, suit or proceeding. If it is later determined that the director is or was not entitled to indemnification under applicable law, Lilis is entitled to reimbursement by the director.

Lilis maintains directors’ and officers’ insurance which, subject to certain exclusions, insures its directors and officers against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures them against amounts which Lilis has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

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Item 21. Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of December 29, 2015, by and among Brushy Resources, Inc., Lilis Energy, Inc. and Lilis Merger Sub, Inc. (included as Annex A.1 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

2.2*	First Amendment to Agreement and Plan of Merger, dated as of January 20, 2016, by and among Brushy Resources, Inc., Lilis Energy, Inc. and Lilis Merger Sub, Inc. (included as Annex A.2 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

3.1*	Form of Amendment to Lilis’s Certificate of Designation (included in Annex F to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

4.1*	Form of Convertible Note (included in Annex H.1 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

4.2*	Form of Warrant (included in Annex H.2 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

5.1†	Opinion of K&L Gates LLP as to the validity of the securities being registered.

8.1†	Opinion of K&L Gates LLP regarding certain federal income tax matters.

10.1*	Voting Agreement, dated as of December 29, 2015 between Lilis Energy, Inc., Lilis Merger Sub, Inc., Brushy Resources, Inc. and SOSventures, LLC (included in Annex B.1 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

10.2*	Voting Agreement, dated as of December 29, 2015 between Lilis Energy, Inc., Lilis Merger Sub, Inc., Brushy Resources, Inc. and Longview Marquis Fund LP, LMIF Investments LLC and SMF investments, LLC (included in Annex B.2 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

10.3*	Debenture Conversion Agreement, dated as of December 29, 2015 between Lilis Energy, Inc., T.R. Winston and Company acting as placement agent and each Debenture holder (included in Annex G to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

10.5*	Form of Convertible Note Purchase Agreement (included in Annex H.3 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

10.6*	Form of Note Exchange Agreement (included in Annex H.4 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

10.7+†	Form of Lilis Energy, Inc. 2016 Omnibus Incentive Plan.

21.1*	List of Subsidiaries.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Hein & Associates LLP.

23.3*	Consent of Marcum LLP.

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23.4*	Consent of Ralph E. Davis Associates, Inc., independent petroleum engineers for Lilis Energy, Inc.

23.5*	Consent of Forrest A Garb & Associates, Inc., independent petroleum engineers for Brushy Resources, Inc.

23.6*	Consent of Rothstein Kass.

23.7†	Consent of K&L Gates LLP (included in the opinions filed as Exhibits 5.1 and Exhibits 8.1).

24.1*	Powers of Attorney (included on the signature page hereto).

99.1†	Form of Proxy Card of Lilis Energy, Inc.

99.2†	Form of Proxy Card of Brushy Resources, Inc.

99.3*	Opinion of ROTH Capital Partners, LLC (included as Annex C to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

99.4*	Consent of ROTH Capital Partners, LLC.

99.5	Report of Ralph E. Davis and Associates, Inc., dated March 10, 2015 (incorporated by reference to Exhibit 99.1 to Lilis Energy, Inc.’s Annual Report on Form 10-K filed on April 15, 2015).

99.6†	Report of Forrest A Garb & Associates, Inc., dated March 26, 2015.

*	Filed herewith.
+	Indicates management contract or compensatory plan.
†	To be filed by amendment.

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Item 22. Undertakings

The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(9) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(10) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 16, 2016.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Abraham Mirman and Kevin K. Nanke and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the capacities indicated below on February 16, 2016.

Signature	Title

/s/ Abraham Mirman	Chief Executive Officer
Abraham Mirman	(Principal Executive Officer)

/s/ Kevin K. Nanke	Chief Financial Officer
Kevin K. Nanke	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ronald D. Ormand	Chairman of the Board
Ronald D. Ormand

/s/ Nuno Brandolini	Director
Nuno Brandolini

/s/ General Merrill McPeak	Director
General Merrill McPeak

/s/ R. Glenn Dawson	Director
R. Glenn Dawson

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